 Filed Pursuant to Rule 424(b)(4)
 Registration Statement No. 333-259697
  and Registration Statement No. 333-259754
PROSPECTUS
14,400,000 Shares
Subordinate Voting Shares

The selling shareholders named in this prospectus are offering 14,400,000 of our subordinate voting shares. We are not selling any subordinate voting shares and will not receive any proceeds from the subordinate voting shares sold by the selling shareholders, including upon the sale of subordinate voting shares if the underwriters exercise their over-allotment option from any of the selling shareholders in this offering.
Our subordinate voting shares are listed on both the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) under the symbol “TIXT”. On September 17, 2021, the last reported sale price of our subordinate voting shares as reported on the NYSE was $35.23 per share.
Our authorized share capital includes subordinate voting shares and multiple voting shares. The rights of the holders of subordinate voting shares and multiple voting shares are generally identical, except with respect to voting and conversion. The subordinate voting shares have one vote per share and the multiple voting shares have 10 votes per share. The subordinate voting shares are not convertible into any other class of shares, while the multiple voting shares are convertible into subordinate voting shares on a one-for-one basis at the option of the holder and automatically upon the occurrence of certain events. After giving effect to this offering, the subordinate voting shares will collectively represent 24.1% of our total issued and outstanding shares and 3.1% of the combined voting power attached to all of our issued and outstanding shares (24.8% and 3.2%, respectively, if the underwriters’ over-allotment option is exercised in full) and the multiple voting shares will collectively represent 75.9% of our total issued and outstanding shares and 96.9% of the combined voting power attached to all of our issued and outstanding shares (75.2% and 96.8%, respectively, if the underwriters’ over-allotment option is exercised in full).
TELUS Corporation is our controlling shareholder. After giving effect to this offering, TELUS Corporation will have 70.4% of the combined voting power attached to all of our issued and outstanding shares (and 70.9% if the underwriters’ over-allotment option is exercised in full). We are, and following this offering will continue to be, a “controlled company” under the corporate governance rules for NYSE-listed companies, and we have elected not to comply with certain NYSE corporate governance requirements. See “Management — Controlled Company Exemption”.
Investing in our subordinate voting shares involves risks. See “Risk Factors” beginning on page 15 of this prospectus and the risk factors described in the documents incorporated by reference in this prospectus.

PRICE $34.00 PER SUBORDINATE VOTING SHARE

	Per subordinate voting share	Total
Public offering price	$34.00	$489,600,000
Underwriting discounts and commissions(1)	$1.28	$18,360,000
Proceeds, before expenses, to the selling shareholders	$32.72	$471,240,000

(1)
See “Underwriting”, beginning on page 205 for a description of the compensation payable to the underwriters.

The selling shareholders have granted the underwriters the right to purchase up to an additional 2,160,000 subordinate voting shares, solely to cover over-allotments.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the subordinate voting shares to purchasers on September 28, 2021.

J.P. Morgan Barclays CIBC Capital Markets
Credit Suisse
Citigroup RBC Capital Markets

Baird BMO Capital Markets Scotiabank TD Securities Inc.

Wells Fargo Securities William Blair

We and the selling shareholders are responsible for the information contained in this prospectus and in any free writing prospectus we prepare or authorize. Neither we nor the selling shareholders nor the underwriters have authorized anyone to provide you with different information, and neither we nor the underwriters take responsibility for any other information others may give you. The selling shareholders and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information included in or incorporated by reference in this prospectus is only accurate as at the date of this prospectus. Our business, financial condition, results of performance and prospects may have changed since that date.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission (the “SEC”) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

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We use various trademarks, trade names and service marks in our business, including TELUS. For convenience, we may not include the ® or ™ symbols, but such omission is not meant to indicate that we would not protect our intellectual property rights to the fullest extent allowed by law. Any other trademarks, trade names or service marks referred to in this prospectus are the property of their respective owners.
Unless otherwise indicated or where the context requires otherwise, all references in this prospectus to the “Company”, “TELUS International”, “TI”, “we”, “us”, “our” or similar terms refer to TELUS International (Cda) Inc. and its subsidiaries. All references in this prospectus to “TELUS” refer to TELUS Corporation, our controlling shareholder, and its subsidiaries other than TELUS International. All references in this prospectus to “Baring” refer to Baring Private Equity Asia, our other significant shareholder. All references in this prospectus to “CCC” refer to the entirety of the assets and operations of Triple C Holding GmbH (“Triple C Holding”), which we acquired on January 31, 2020. All references to “Lionbridge AI” refer to the data annotation business of Lionbridge Technologies, Inc., which we acquired on December 31, 2020.
Presentation of Financial Information
The financial statements of TELUS International incorporated by reference in this prospectus are presented in accordance with generally accepted accounting principles (“GAAP”). The GAAP that we use are the International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The financial statements of Triple C Holding included in this prospectus are presented in accordance with IFRS as issued by IASB. The financial statements of Lionbridge AI included in this prospectus are presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).
The financial statements of the Company that are incorporated by reference in this prospectus consist of (i) consolidated statements of financial position as at December 31, 2020 and 2019, and the consolidated statements of income and other comprehensive income, changes in owners’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2020, (ii) unaudited condensed interim consolidated statements of financial position as at March 31, 2021, and the unaudited condensed interim consolidated statements of income and other comprehensive income and cash flows for the three months ended March 31, 2021 and 2020, and the unaudited condensed interim consolidated statement of changes in owners’ equity for the three months ended March 31, 2021 and 2020 and (iii) unaudited condensed interim consolidated statements of financial position as at June 30, 2021, and the unaudited condensed interim consolidated statements of income and other comprehensive income and cash flows for the three and six months ended June 30, 2021 and 2020, and the unaudited condensed interim consolidated statement of changes in owners’ equity for the six months ended June 30, 2021 and 2020.
The financial statements of Triple C Holding that are included in this prospectus consist of (i) consolidated statements of financial position as at December 31, 2019 and 2018 and January 1, 2018 and as at September 30, 2019, and (ii) the consolidated statements of income and other comprehensive income, changes in owner’s equity, and cash flows, for each of the years in the two-year period ended December 31, 2019 and for the nine months ended September 30, 2019 and 2018. We acquired Triple C Holding on January 31, 2020. References in this prospectus to the financial statements of CCC mean the financial statements of Triple C Holding.
The financial statements of Lionbridge AI that are included in this prospectus consist of (i) combined balance sheets as at December 31, 2019 and 2018 and combined statements of operations and comprehensive income, changes in parent company equity and cash flows for each of the years in the two-year period ended December 31, 2019 and (ii) unaudited condensed interim combined balance sheets as at September 30, 2020, and unaudited condensed interim combined statements of operations and comprehensive income, changes in parent company equity and cash flows for the nine months ended September 30, 2020 and 2019. We acquired Lionbridge AI from Lionbridge Technologies, Inc. on December 31, 2020. References in this prospectus to the financial statements of Lionbridge AI mean the financial statements of LBT Acquisition, Inc., the Lionbridge Technologies, Inc. entity that was formed to hold the Lionbridge AI business. See “Business — Lionbridge AI” for more information.
The pro forma financial statements included in this prospectus reflect the acquisition of the entirety of CCC, which occurred on January 31, 2020, and the acquisition of Lionbridge AI, which occurred on

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December 31, 2020, as if the acquisitions had occurred on January 1, 2020, the beginning of the fiscal periods presented. For more information, see “Unaudited Pro Forma Condensed Combined Consolidated Financial Information”.
We and Lionbridge AI publish our consolidated financial statements in U.S. dollars and CCC’s financial statements are published in euros. In this prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “US$”, “$”, “USD” and “dollars” mean U.S. dollars and all references to “C$”, “CDN$” and “CAD$”, mean Canadian dollars, and all references to “euro” and “€” mean the currency of the European Union.

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PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and in documents incorporated by reference in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our subordinate voting shares, you should read this entire prospectus and the documents incorporated by reference in this prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” and our audited consolidated financial statements and the related notes contained in our Annual Report on Form 20-F filed with the SEC on February 23, 2021 and incorporated by reference in this prospectus, and our unaudited condensed interim consolidated financial statements as of and for the three months ended March 31, 2021 and 2020 contained in our Report on Form 6-K furnished with the SEC on May 7, 2021 and our unaudited condensed interim consolidated financial statements as of and for the three and six months ended June 30, 2021 and 2020 contained in our Report on Form 6-K furnished with the SEC on July 30, 2021 both of which are incorporated by reference in this prospectus and the audited financial statements and related notes of CCC and Lionbridge AI contained elsewhere in this prospectus.
Our Company
We are a leading digital customer experience innovator that designs, builds and delivers next-generation solutions for global and disruptive brands. Our services support the full lifecycle of our clients’ digital transformation journeys and enable them to more quickly embrace next-generation digital technologies to deliver better business outcomes. We work with our clients to shape their digital vision and strategies, design scalable processes and identify opportunities for innovation and growth. We bring to bear expertise in advanced technologies and processes, as well as a deep understanding of the challenges faced by all of our clients, including some of the largest global brands, when engaging with their customers. Our customer-centric approach underpins everything we do. We believe customer experience delivered by empathetic, highly skilled and engaged teams is key to providing a high-quality brand experience to customers. Over the last 16 years, we have built comprehensive, end-to-end capabilities with a mix of industry and digital technology expertise to support our clients in their customer experience and digital enablement transformations.
TELUS International was born out of an intense focus on customer service excellence, continuous improvement and a values-driven culture under the ownership of TELUS Corporation, a leading communications and information technology company in Canada. Since our founding, we have made a number of additional significant organic investments, as well as acquisitions, with the goal of better serving our growing portfolio of global clients. We have expanded our delivery platform to access highly qualified talent in multiple geographies, including in Asia, Central America, Europe and North America, and developed a broader set of complex, digital-centric capabilities.
We have a unique and differentiated culture that places people and a shared set of values at the forefront of everything we do. Over the past decade, we have made a series of investments in our people predicated upon the core philosophy that our “caring culture” drives sustainable team member engagement, retention and customer satisfaction.
We have expanded our focus across multiple industry verticals, targeting clients who believe that exceptional customer experience is critical to their success. Higher growth technology companies, in particular, have embraced our service offerings and approach and have quickly become our largest industry vertical. Today, we are a leading digital customer experience (“CX”) innovator that designs, builds and delivers next-generation solutions for global and disruptive brands. We believe we have a category-defining value proposition with a unique approach to combining both digital transformation and CX capabilities.
We have built comprehensive, end-to-end capabilities with a mix of industry and digital technology expertise to support our clients in their customer experience and digital enablement journey. Our services support the full lifecycle of our clients’ digital transformation journeys and enable clients to more quickly embrace next-generation digital technologies to deliver better business outcomes. We provide strategy and innovation, next-generation technology and information technology (“IT”) services, and CX process and delivery solutions to fuel our clients’ growth. Our highly skilled and empathetic team members, together with our deep expertise in customer experience processes, next-generation technologies and expertise within our industry verticals, are core to our success. We combine these with our ability to discover, analyze and innovate with new digital technologies in our digital centers of excellence to continuously evolve and expand our solutions and services.
We have built an agile delivery model with global scale to support next-generation, digitally-led customer experiences. Substantially, all of our delivery locations are connected through a carrier-grade infrastructure backed by cloud technologies, enabling globally distributed and virtualized teams. The interconnectedness of our teams and ability to seamlessly shift interactions between physical and digital channels enables us to tailor our delivery strategy to clients’ evolving needs. As at June 30, 2021, we have over 56,000 team members in 50 delivery locations and global operations over 25 countries. Our delivery locations are strategically selected based on a number of factors, including access to diverse, skilled talent, proximity to clients and ability to deliver our services over multiple time zones and in multiple languages. We have established a presence in key global markets, which supply us with qualified, cutting-edge technology talent and have been recognized as an employer of choice in many of these markets.
Our clients include companies across high-growth verticals, including Tech and Games, Communications and Media, eCommerce and FinTech, Healthcare and Travel and Hospitality.
Our relationship with TELUS, one of our largest clients and controlling shareholder, has been instrumental to our success. TELUS provides significant revenue visibility, stability and growth, as well as strategic partnership with respect to co-innovation within the communications vertical, customer service excellence focus and an internationally recognized social purpose impact. Our master services agreement with TELUS provides for a term of ten years, which began in January 2021, and a minimum annual volume of service of $200 million, subject to adjustment in accordance with its terms. For more information, see “Certain Relationships and Related Party Transactions — Our Relationship with TELUS — Master Services Agreement”.
For the years ended December 31, 2020, 2019 and 2018, our revenues were $1,582 million, $1,020 million and $835 million, respectively, reflecting a compound annual growth rate of 38% over this period. For the six months ended June 30, 2021 and 2020, our revenues were $1,038 million and $713 million, respectively. Our net income was $103 million, $69 million and $47 million for the years ended December 31, 2020, 2019 and 2018, respectively. Our net income for the six months ended June 30, 2021 and 2020 was $19 million and $54 million, respectively. Our adjusted net income (“TI Adjusted Net Income”) was $160 million, $82 million and $65 million for the years ended December 31, 2020, 2019 and 2018, respectively, and our adjusted EBITDA (“TI Adjusted EBITDA”) was $391 million, $226 million and $147 million, respectively. For the six months ended June 30, 2021 and 2020, TI Adjusted Net Income was $122 million and $41 million, respectively, and TI Adjusted EBITDA for these periods was $260 million and $152 million, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures” for a reconciliation of TI Adjusted Net Income and TI Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.
Industry Background
Technology, Innovation and Digital Enablement.   Technology is transforming the way businesses interact with their customers at an accelerating pace and scale. Across industries, customer experience has become a critically important competitive differentiator. Businesses face pressure to engage with their customers across digital and human channels, and seek to do so by combining technology with authentic human experience that is capable of demonstrating a sincere commitment to customer satisfaction.
Empowered and Engaged Customers.   The pervasiveness of next-generation technologies, which enables always-on connections, access to information 24/7 and greater variety of choice, has encouraged customer empowerment and raised their expectations. Customers are increasingly choosing experience over product and price. Customer experience has become a key competitive advantage, and it is critical for companies to manage it by partnering with customer service experts to represent their valued brands.
Evolution of Customer Experience.   Customer experiences have evolved from single-point, voice-based, interactions to omnichannel points of engagement. Companies increasingly view these omnichannel points of engagement as opportunities to build customer loyalty and increase wallet share. The quality of these interactions matters even more today and companies need engaged, experienced, empathetic and technology-savvy employees representing their brands in their customer interactions.
Importance of Building Trust and Security.   Companies and brands operating in the global digital marketplace need to engender trust in their online offerings in order to provide a feeling of safety that encourages customers to communicate and transact more. Accurate and rapid identification of content that violates the criteria of these offerings is of critical importance as user-generated content continues to grow. Social media platforms need to moderate content on their platforms not only to ensure the safety of users, but also to ensure the accuracy and reliability of information and, ultimately, to protect their brand and credibility in the marketplace. Increasingly, this need is driven by customers and regulators. Despite significant advances in technologies, such as artificial intelligence (“AI”) and automation, expert human intervention is still needed to handle content and customer concerns with the highest complexity. Additionally, fraud, identity theft and asset appropriation have become more pervasive. Companies are looking for solutions to assist in responding to these challenges.
Challenges for Companies.   To meet modern customer expectations, companies must provide an experience that is not only personalized and empathetic, but consistent and integrated across omnichannel touchpoints, whether human or digital. To enable this, companies need people with expertise in advanced analytics, AI and machine learning (“ML”) techniques capable of analyzing data. In order to deliver this experience, companies need to re-design and re-engineer their processes, which is best executed by customer experience strategy and design consulting, IT services and process experts.
Limitations of Incumbent Services Providers.   Delivering best-in-class omnichannel customer experiences requires highly trained professionals working in concert with leading digital technologies. We believe that traditional consulting, digital IT services and customer care and business process outsourcing companies lack the right combination of people, capabilities and technology to help companies address the entire spectrum of designing, building and delivering integrated end-to-end customer experience systems.
Our Market Opportunity
Our solutions and services are relevant across multiple markets including IT services for digital transformation of customer experience systems (“DX”) and digital customer experience management (“DCXM”). The worldwide market for DX was estimated by International Data Corporation (“IDC”) to have been $147 billion in 2019. We estimate the worldwide market for DCXM to have been $6 billion in 2018. Digital transformation services are estimated by IDC to grow at a compound annual growth rate of 21% from 2019 through 2023. We estimate the DCXM market to grow at a compound annual growth rate of 20%-25% from 2018 through 2021. In addition to DCXM, we estimate the content moderation market to have been a $1.5 billion to $2.0 billion market in 2018 and expect it to experience estimated growth of 40%-50% from 2018 through 2021. To complement our DCXM capabilities, we provide several adjacent new economy services, such as content moderation and data annotation, which are two markets that have experienced high growth in recent years. Content moderation includes review and compliance services of customer created content on social media and other digital platforms. The necessity of moderating content on digital platforms has prompted enterprises to seek specialized services to accommodate changes in the uncertain, highly regulated environment. We believe the data annotation market is expected to grow at a compound annual growth rate of approximately 21% reaching to a size of approximately $3.5 billion to $4.5 billion by 2023.
Our Approach
We are a leading digital customer experience innovator with a unique team culture and deep expertise in next-generation technologies and processes. We believe that our comprehensive capabilities and go-to-market strategy enable us to address our clients’ varied needs in a flexible way that aligns with their objectives.
Our focus on customer experience informs our approach to designing, building and delivering customer engagement and digital enablement solutions for our clients. We believe that customer experience delivered by empathetic, highly skilled and engaged teams is key to providing a high-quality brand experience to customers.

Our Competitive Strengths
We have distinguished ourselves by leveraging the following competitive strengths:
Cultural Differentiation.   We have a unique and differentiated culture that places people and a shared set of values at the forefront of everything we do. We have carefully cultivated our caring culture over the last 16 years by ensuring alignment with our team members and clients alike. We believe continuously investing in our culture and operating as a socially responsible company builds stronger relationships with our clients and team members, and positively impacts the communities in which we operate.
Diverse Client Base Across Sectors.   We partner with a diverse set of disruptive and established clients across our core industry verticals, including Tech and Games, Communications and Media, eCommerce and FinTech, Healthcare and Travel and Hospitality. Within some of these industry verticals, we serve clients across several high-growth sub-sectors. For example, within Tech and Games, we serve some of the leading social networks and search engines, as well as high-growth online games, ride sharing and real estate technology companies. Additionally, we partner with leading providers of digital assistants, search engines and advertising networks in the delivery of the TELUS International AI Data Solutions, formerly referred to as Lionbridge AI (“TIAI”) solutions. Within eCommerce and FinTech we serve both traditional and next-generation payments and point of sale providers, business-to-business and business-to-consumer software-as-a-service companies, online marketplaces and large financial services institutions
Deep Domain Expertise.   We have developed expertise serving clients in fast-growing industry verticals and sub-sectors, many of which are leading broader technology disruption. By serving clients in these sectors over the course of many years, we have built an understanding of their unique, industry-specific challenges and digital transformation journeys, as well as the solutions and services to address them. For example, within the Communications and Media industry vertical, our client engagements support digital transformation and innovation across our clients’ digital stack, operations support system and business support system, modernization, testing and engineering of 5G networks for services such as internet of things (“IoT”). In the Tech and Games industry vertical, we believe we have been at the forefront of helping social networks manage the rapidly expanding volume of user-generated content on their platforms. We use AI/ML-assisted solutions to help clients monitor content for compliance with local policies and regulations. We also provide data annotation services to generate the critical high-quality data required to support our clients as they refine the AI models used in their search engines, social media networks and other cutting-edge products, among other applications. Additionally, we have partnered with several leading Games clients to support the high player growth they have seen over the past several years by deploying player support solutions that are based on our deep understanding of “gamer culture”.
Comprehensive, Integrated Capabilities to Enable Digital-First Experiences.   We have proactively built a set of integrated capabilities to deliver innovative customer experience solutions for our clients’ customers. Our services span design, build and deliver, so that we are able to offer clients a complete, transformative, digitally enabled solution, or a discrete solution to address or complement specific aspects of their existing customer experience strategies. We believe that our end-to-end solutions address client needs at all stages of their digital journeys and position us best to address their evolving priorities while expanding wallet share with them over time.
Best-in-Class Technology and Processes.   We rely on best-in-class technology to power everything we do. By virtue of our TELUS pedigree, we have built our business with a deep understanding of the importance of technological reliability and availability, fueling our “always-on” carrier-grade network infrastructure. This infrastructure is augmented by our next-generation private and public cloud-based architecture, which enables our complete suite of integrated digital services and enables us to be agile, efficient and scalable.
Globally Scaled and Agile Delivery Model.   Over several years we have built a differentiated global delivery model enabled by next-generation technology with the scale and agility needed to best serve our clients.
The sophistication, agility and scale of our delivery capabilities enable us to tailor our delivery strategy and respond quickly to shifting client demand as well as idiosyncratic events by pivoting client solutions across multiple regions, time zones and channels. For example, during the COVID-19 pandemic, we were able to continuously serve our clients’ needs despite the mandatory closure of many facilities.

Proven Leadership Team.   We have a proven leadership team with a successful track record of executing our strategic vision, driving growth across our business, integrating acquisitions both operationally and culturally and maintaining our unique culture. Our leaders not only possess significant and diverse skills and experience, but are committed to leading by example and living our values.
Our Growth Strategy
We are dedicated to building on our current capabilities in digital transformation and customer experience management by deploying the following growth strategies:
Expand Our Current and Potential Services with Existing Clients.   We seek to deepen existing client relationships by providing our clients with more of our existing services, as well as developing new adjacent services to address their evolving digital enablement and customer experience needs.
Establish Relationships with New Clients.   We target potential clients that value customer experience as a brand differentiator. We prioritize potential clients that are experiencing significant growth and require a partner capable of evolving with them.
Leverage Technology and Process to Drive Continuous Improvement.   We strive to continuously optimize the overall efficiency of our organization, enhance operating leverage and margins and better serve our clients by investing in best-in-class technologies across functional areas, which we believe will further expand our competitive and operational advantages.
Enhance Core Capabilities with Strategic Acquisitions.   We intend to continue to enhance our core capabilities and solutions through acquisitions that support our strategy to design, build and deliver exceptional customer experiences for our clients. We seek out acquisition opportunities that expand the breadth of our service offerings, enhance the depth of our digital IT capabilities and accelerate our presence in attractive industry verticals, while maintaining alignment with our culture.
Recent Developments
On July 2, 2021, we completed the acquisition of Playment, a Bangalore, India-based leader in computer vision tools and services specialized in 2D and 3D image, video and LiDAR (light detection and ranging). The acquisition builds upon our existing deep domain expertise and experience in data annotation, uniquely positioning us to support technology and large enterprise clients developing AI-powered solutions across a variety of vertical markets.
Risk Factors Summary
Investing in our subordinate voting shares involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” in this prospectus as well as in the documents incorporated by reference in this prospectus before making a decision to invest in our subordinate voting shares. If any of these risks actually occur, our business, financial condition and financial performance would likely be materially adversely affected. In such case, the trading price of our subordinate voting shares would likely decline and you may lose part or all of your investment. Below is a summary of some of the principal risks we face:
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We face intense competition from companies that offer services similar to ours.

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Our ability to grow and maintain our profitability could be materially affected if changes in technology and client expectations outpace our service offerings and the development of our internal tools and processes.

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If we cannot maintain our culture as we grow, our services, financial performance and business may be harmed.

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Our business and financial results could be adversely affected by economic and geopolitical conditions and the effects of these conditions on our clients’ businesses and demand for our services.

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Three clients account for a significant portion of our revenue and loss of or reduction in business from, or consolidation of, these or any other major clients could have a material adverse effect.

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Our growth prospects are dependent upon attracting and retaining enough qualified team members to support our operations, as competition for highly skilled personnel is intense.

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Our business and financial results have been, and in the future may be, adversely impacted by the COVID-19 pandemic.

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Our business would be adversely affected if individuals providing data annotation services through the crowdsourcing solutions we provide were classified as employees and not as independent contractors.

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We may be unable to successfully identify, complete, integrate and realize the benefits of acquisitions or manage the associated risks.

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Cyber-attacks or unauthorized disclosure resulting in access to sensitive or confidential information and data of our clients or their end customers could have a negative impact on our reputation and client confidence.

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Our business may not develop in ways that we currently anticipate due to negative public reaction to offshore outsourcing, proposed legislation or otherwise.

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Our ability to meet the expectations of clients of our content moderation services may be adversely impacted due to factors beyond our control and our content moderation team members may suffer adverse emotional or cognitive effects in the course of performing their work.

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Our content moderation team members may suffer adverse emotional or cognitive effects in the course of performing their work, which could adversely affect our ability to attract and retain team members and could result in increased costs, including due to claims against us.

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The dual-class structure contained in our articles has the effect of concentrating voting control and the ability to influence corporate matters with TELUS.

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TELUS will, for the foreseeable future, control the direction of our business.

Implications of Being a Foreign Private Issuer
We report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. As long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, we are not required to file annual reports and financial statements with the SEC as promptly, or using the same forms, as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with certain other rules and regulations under U.S. securities laws applicable to U.S. domestic companies whose securities are registered under the Exchange Act, including Regulation FD, which restricts the selective disclosure of material information.
Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. So long as we remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are not foreign private issuers.

Principal Shareholders
TELUS and Baring Private Equity Asia, a leading global private equity investor, are our principal shareholders. Baring is a selling shareholder in this offering. Immediately following the completion of this offering, TELUS will own 70.4% and Baring Private Equity Asia, a leading global private equity investor, will own 26.5% of the combined voting power of our multiple voting shares and subordinate voting shares (70.9% and 25.9%, respectively, if the underwriters exercise their over-allotment option in full). See “Risk Factors — Risks Related to Our Relationship with TELUS”.
We, TELUS and Baring have entered into a shareholders agreement and certain other agreements that, among other things, provide TELUS and Baring certain rights with respect to nominating members of our board of directors and on committees of the board. The shareholders’ agreement also provides that, until TELUS ceases to hold at least 50% of the combined voting power of our multiple voting shares and subordinate voting shares, TELUS has special shareholder rights related to certain matters including, among others, approving the selection, and the ability to direct the removal, of our Chief Executive Officer (“CEO”), approving the increase or decrease of the size of our board, approving the issuance of multiple voting shares and subordinate voting shares, approving amendments to our articles and authorizing the entry into a change of control transaction, disposing of all or substantially all of our assets, and commencing of liquidation, dissolution or voluntary bankruptcy or insolvency proceedings.
See “Certain Relationships and Related Party Transactions — Our Relationship with TELUS” and “Certain Relationships and Related Party Transactions — Our Relationship with TELUS and Baring”.
Because TELUS holds more than 50% of the combined voting power of our multiple voting shares and subordinate voting shares, we are a “controlled company” under the corporate governance rules for NYSE-listed companies. Therefore, we are permitted to, and we have elected not to comply with certain NYSE corporate governance requirements. See “Management — Controlled Company Exemption”.
So long as we remain a foreign private issuer, we will also continue to be exempt from some of the corporate governance standards that are applicable to U.S. domestic companies under the NYSE listing requirements.
Corporate Information
TELUS International (Cda) Inc. was incorporated under the Business Corporations Act (British Columbia) on January 2, 2016. We directly or indirectly own 100% of all of our operating subsidiaries. Our delivery locations, from where team members serve our clients, are operated from subsidiaries located in the relevant jurisdiction.
Our headquarters and principal executive offices are located at Floor 7, 510 West Georgia Street, Vancouver, British Columbia, Canada V6B 0M3 and our telephone number is (604) 695-3455. Our website address is www.telusinternational.com. The information on or accessible through our website is not part of and is not incorporated by reference into this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering
Subordinate voting shares offered by the selling shareholders
14,400,000 subordinate voting shares (or 16,560,000 subordinate voting shares if the underwriters exercise their over-allotment option in full).
Subordinate voting shares to be outstanding after this
offering
64,174,464 subordinate voting shares (or 65,902,464 subordinate voting shares if the underwriters exercise their over-allotment option in full).
Multiple voting shares to be outstanding after this
offering
201,659,876 multiple voting shares (or 199,931,876 multiple voting shares if the underwriters exercise their over-allotment option in full).
Over-allotment option to purchase additional subordinate voting shares
The selling shareholders have granted the underwriters an option, exercisable within 30 days from the date of the prospectus, to purchase up to an additional 2,160,000 subordinate voting shares solely to cover over-allotments, if any, in connection with this offering.
Voting rights
We have two classes of shares outstanding: multiple voting shares and subordinate voting shares. The rights of the holders of our multiple voting shares and subordinate voting shares are substantially identical, except with respect to voting and conversion.
The subordinate voting shares have one vote per share and the multiple voting shares have 10 votes per share. See “Description of Share Capital — Authorized Share Capital”.
After giving effect to this offering, the subordinate voting shares will collectively represent 24.1% of our total issued and outstanding shares and 3.1% of the combined voting power attached to all of our issued and outstanding shares (24.8% and 3.2%, respectively, if the underwriters’ over-allotment option is exercised in full) and the multiple voting shares will collectively represent 75.9% of our total issued and outstanding shares and 96.9% of the combined voting power attached to all of our issued and outstanding shares (75.2% and 96.8%, respectively, if the underwriters’ over-allotment option is exercised in full).
Conversion rights
The subordinate voting shares are not convertible into any other class of shares. The multiple voting shares are convertible into subordinate voting shares on a one-for-one basis at the option of the holder or upon the sale of multiple voting shares to an unaffiliated third party. Our articles also provide that multiple voting shares will automatically convert into subordinate voting shares if such multiple voting shares are held by a person other than TELUS, Baring or their respective permitted holders. In addition, multiple voting shares held by TELUS or its respective permitted holders, and multiple voting shares held by Baring or its respective permitted holders, will automatically convert into subordinate voting shares if TELUS or Baring and their respective permitted holders, as applicable, no longer as a group beneficially own at least 10%, respectively, of our issued and outstanding multiple voting shares and subordinate voting shares on a combined basis. See “Description of Share Capital — Authorized Share Capital — Conversion”.
Take-Over Bid Protection
In accordance with applicable Canadian regulatory requirements designed to ensure that, in the event of a take-over bid, the holders of subordinate voting shares will be entitled to participate on an equal footing with holders of multiple voting shares, we have entered into the Coattail Agreement (as defined herein) with holders of multiple voting shares. The Coattail Agreement contains provisions customary for dual-class corporations listed on the TSX, designed to prevent transactions that otherwise would deprive the holders of subordinate voting shares of rights under applicable take-over bid legislation in Canada to which they would have been entitled if the multiple voting shares had been subordinate voting shares. See “Description of Share Capital — Certain Important Provisions of our Articles and the BCBCA — Take-Over Bid Protection”.
Use of proceeds
We will not receive any proceeds from the sale of our subordinate voting shares by the selling shareholders in this offering. See “Use of Proceeds”.
NYSE and TSX trading symbol for our subordinate voting shares
“TIXT”.
Risk factors
You should carefully read the section entitled “Risk Factors” and other information included and in the documents incorporated by reference in this prospectus for a discussion of factors that you should consider before deciding to invest in our subordinate voting shares.
Unless we specifically state otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option to purchase up to an additional 2,160,000 subordinate voting shares from the selling shareholders.
The number of subordinate voting shares to be outstanding after this offering includes            subordinate voting shares to be sold by the selling shareholders in this offering (assuming the underwriters do not exercise their over-allotment option) and excludes:
•
up to 3,069,175 subordinate voting shares issuable upon the exercise of equity share options awards previously issued to certain of our executive officers and outstanding as of the date of this prospectus, at exercise prices ranging from $4.87 to $25.00;

•
up to 1,327,817 subordinate voting shares issuable upon the vesting of restricted share unit awards previously issued to our employees as part of the 2021 Omnibus Long-Term Incentive Plan (“2021 LTIP”) and outstanding as of the date of this prospectus;

•
up to 19,260,796 subordinate voting shares issuable upon exercise or vesting, as applicable, of securities pursuant to our compensation plans; and

•
subordinate voting shares issuable to the sellers of Playment, who will continue on as our employees, in connection with our acquisition of Playment, which provides for the issuance of subordinate voting shares with a value of $1.75 million on each of September 30, 2022 and June 30, 2023 (the number of shares issuable on each date will be calculated based on the volume-weighted average price per subordinate voting share prior to the issuance date).

Upon completion of the offering, assuming no exercise of the over-allotment option by the underwriters, our issued and outstanding share capital will consist of 64,174,464 subordinate voting shares and 201,659,876 multiple voting shares.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables present summary historical consolidated financial data for our business. We have derived summary consolidated statements of income and other comprehensive income data for the years ended December 31, 2020, December 31, 2019, and December 31, 2018, and summary consolidated statements of financial position data as at December 31, 2020, and December 31, 2019, from our audited consolidated financial statements incorporated by reference in this prospectus. The summary historical consolidated financial data for the year ended December 31, 2018 has been presented without the retrospective application of IFRS 16 Leases and may not be comparable to the summary historical consolidated financial data for the years ended December 31, 2020 and December 31, 2019. We have derived summary consolidated statements of income and other comprehensive income data for the six months ended June 30, 2021, and June 30, 2020, and summary consolidated statements of financial position data as at June 30, 2021, from our unaudited condensed interim consolidated financial statements incorporated by reference in this prospectus. In addition, the consolidated statements of income and other comprehensive income data for the years ended December 31, 2020, December 31, 2019 and December 31, 2018 have been reclassified to conform to the presentation adopted in our condensed consolidated statements of income and other comprehensive income for the six months ended June 30, 2021 and June 30, 2020. The change in presentation included the reclassification of share-based compensation expense previously included in employee benefits to share-based compensation and the reclassification of certain costs previously included in goods and services purchased to acquisition, integration and other, which are costs that primarily relate to costs incurred in connection with business acquisitions. This change in presentation did not result in a change to our previously reported operating income or net income.
The summary unaudited pro forma condensed combined consolidated statement of income data for the year ended December 31, 2020, presented below, has been derived from our unaudited pro forma condensed combined consolidated financial information included in this prospectus. The summary unaudited pro forma information set forth below reflects our historical combined financial information, as adjusted to give effect to the acquisitions of CCC and Lionbridge AI and the share class reclassification transactions that occurred concurrently with our initial public offering as if such acquisitions and the share class reclassification transactions had occurred on January 1, 2020, the first day of our fiscal year ended December 31, 2020. The acquisition of CCC was completed on January 31, 2020, and the acquisition of Lionbridge AI was completed on December 31, 2020 and therefore our consolidated statements of financial position as at December 31, 2020 and June 30, 2021 already reflect the acquisitions of both CCC and Lionbridge AI. Pro forma per share data includes both subordinate voting shares and multiple voting shares. The summary unaudited pro forma information has been presented for informational purposes only and does not purport to represent the actual results of operations that we, CCC and Lionbridge AI would have achieved had we been combined during the period presented and are not intended to project the future results of operations that the combined company may achieve as a result of these acquisitions. For more information on the share class reclassification transactions, see Note 17: Share Capital to our audited consolidated financial statements incorporated by reference in this prospectus.
We prepare our consolidated financial statements in accordance with IFRS as issued by the IASB. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the information under the captions “Capitalization”, “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Our historical results are not necessarily indicative of the results that should be expected in any future period, and our results for any interim period are not necessarily indicative of the results to be expected for a full year.

Consolidated Statements of Income Data:	Years Ended December 31				Six Months Ended June 30
	Pro Forma 2020	2020	2019	2018	2021	2020
	($ in millions, except per share amounts and percentages)
Revenue	$1,854	$1,582	$1,020	$835	$1,038	$713
Operating Expenses
Salaries and benefits	1,052	947	617	514	581	439
Goods and services purchased	369	244	177	174	197	122
Share-based compensation	29	29	13	6	45	12
Acquisition, integration and other	60	59	7	4	12	26
Depreciation	100	99	73	31	56	47
Amortization of intangible assets	138	83	19	18	72	37
Total Operating Expenses	1,748	1,461	906	747	963	683
Operating Income	106	121	114	88	75	30
Changes in business combination-related provisions	(74)	(74)	(14)	(13)	—	(74)
Interest expense	69	46	36	24	26	25
Foreign exchange (gain) loss	(2)	(2)	(3)	8	2	3
Income Before Income Taxes	113	151	95	69	47	76
Income taxes	43	48	26	22	28	22
Net Income	$70	$103	$69	$47	$19	$54
Earnings Per Share
Basic	$0.29	$0.46	$0.36	$0.25	$0.07	$0.25
Diluted	$0.29	$0.46	$0.36	$0.25	$0.07	$0.25
Other Data
TI Adjusted Net Income(1)	$164	$160	$82	$65	$122	$41
TI Adjusted Basic Earnings per Share(1)	$0.69	$0.71	$0.43	$0.34	$0.47	$0.19
TI Adjusted Diluted Earnings per Share(1)	$0.69	$0.71	$0.43	$0.34	$0.46	$0.19
TI Adjusted EBITDA(2)	$433	$391	$226	$147	$260	$152
Cash provided by operating activities	N/A	$263	$142	$94	$132	$84
TI Free Cash Flow(3)	N/A	$189	$79	$43	$89	$55
Gross Profit Margin(%)(4)	N/A	31.8%	33.2%	32.3%	28.5%	29.9%
TI Adjusted Gross Profit Margin (%)(4)	N/A	43.3%	42.3%	38.2%	40.8%	41.7%
Consolidated Statement of Financial Position Data:	As at December 31			As at June 30
	2020	2019	2018	2021
	($ in millions)
Cash and cash equivalents	$153	$80	$66	$119
Property, plant and equipment, net	362	301	115	374
Intangible assets, net	1,294	90	105	1,206
Goodwill	1,487	418	421	1,464
Total assets	3,732	1,169	909	3,688
Current maturities of long-term debt	92	43	6	95
Long-term debt	1,674	478	302	1,081
Total liabilities	2,621	924	712	2,071
Owners’ equity	1,111	245	197	1,617
Total liabilities and owners’ equity	3,732	1,169	909	3,688

(1)
TI Adjusted Net Income, TI Adjusted Basic Earnings per Share and TI Adjusted Diluted Earnings per Share.   We regularly monitor TI Adjusted Net Income, adjusted basic earnings per share (“TI Adjusted Basic EPS”) and adjusted diluted earnings per share (“TI Adjusted Diluted EPS”), which are non-GAAP financial measures, as they are useful for management and investors to evaluate our operating performance, to better understand our ability to manage operational costs, and to facilitate a period-over-period comparison of our results. We calculate TI Adjusted Net Income by adjusting net income for the period for changes in business combination-related provisions, acquisition, integration and other, share-based compensation, foreign exchange gains or losses and amortization of purchased intangible assets, and the related tax impacts of these adjustments. These items are excluded as we do not believe they are indicative of our ongoing operating performance. TI Adjusted Basic EPS is calculated by dividing TI Adjusted Net Income by the basic total weighted average number of equity shares outstanding during the period. TI Adjusted Diluted EPS is calculated by dividing TI Adjusted Net Income by the diluted total weighted average number of equity shares outstanding during the period.

	Years Ended December 31				Six Months Ended June 30
	Pro Forma 2020	2020	2019	2018	2021	2020
	($ in millions, except per share amounts)
Net income	$70	$103	$69	$47	$19	$54
Add back (deduct):
Changes in business combination-related provisions(a)	(74)	(74)	(14)	(13)	—	(74)
Acquisition, integration and other(b)	60	59	7	4	12	26
Share-based compensation(c)	29	29	13	6	45	12
Foreign exchange (gain) loss(d)	(2)	(2)	(3)	8	2	3
Amortization of purchased intangible assets(e)	125	75	15	15	67	33
Tax effect of the adjustments above	(44)	(30)	(5)	(2)	(23)	(13)
TI Adjusted Net Income	$164	$160	$82	$65	$122	$41
TI Adjusted Basic Earnings per Share	$0.69	$0.71	$0.43	$0.34	$0.47	$0.19
TI Adjusted Diluted Earnings per Share	$0.69	$0.71	$0.43	$0.34	$0.46	$0.19

(a)
Changes in business combination-related provisions relate to the revaluation of a written put option liability to acquire the remaining non-controlling interests in a subsidiary that was settled in the three-month period ended June 30, 2020.

(b)
Acquisition, integration and other is comprised primarily of business acquisition transaction costs and integration expenses associated with these acquisitions and other restructuring, which are not reflective of our ongoing operations. These costs are dependent on a number of factors and are generally inconsistent in amount and frequency, as well as significantly impacted by the timing and size of related acquisitions. Additionally, the size, complexity and volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and volume of future transactions.

(c)
Share-based compensation includes the mark-to-market revaluation of liability-accounted share-based awards based on changes in our share price, which do not correspond to the cash outlay in any given reporting period. This revaluation may fluctuate significantly period over period, which can prevent a comparison of our operating results among the periods. In addition, new equity awards granted under our 2021 Long-Term Incentive Plan are equity-settled through shares from treasury.

(d)
Foreign exchange gains or losses are derived from fluctuations in the market foreign exchange rates relative to our operating currencies, which are generally not reflective of the underlying operations of our business.

(e)
Purchased intangible assets primarily relate to acquired customer relationships, brand and crowdsource assets. Amortization of these intangible assets are excluded as it is a non-cash expense, and it allows management and investors to evaluate our operating results as if these assets had been developed internally rather than acquired in a business combination. We do not exclude the revenue generated by such purchased intangible assets from our revenues and, as a result, TI Adjusted Net Income includes revenue generated, in part, by such purchased intangible assets.

(2)
TI Adjusted EBITDA.   We regularly monitor our TI Adjusted EBITDA, which is a non-GAAP financial measure, because this is a key measure regularly used by management to evaluate our business performance. As such, we believe it is useful to investors in understanding and evaluating the performance of our business. This measure excludes from net income items that do not reflect the underlying operations of our business and should not, in our opinion, be considered in a valuation metric, or should not be included in an assessment of our ability to service or incur debt. These items were added back for the same reasons described above in TI Adjusted Net Income. TI Adjusted EBITDA should not be considered an alternative to net income in measuring our performance, and it should not be used as an exclusive measure of cash flow. We believe a net income measure that excludes these items that do not reflect the underlying operations of our business is more reflective of underlying business trends and our operational performance and overall business strategy.

	Years Ended December 31				Six Months Ended June 30
	Pro Forma 2020	2020	2019	2018	2021	2020
	($ in millions)
Net income	$70	$103	$69	$47	$19	$54
Add back (deduct):
Changes in business combination-related provisions(a)	(74)	(74)	(14)	(13)	—	(74)
Acquisition, integration and other(b)	60	59	7	4	12	26
Share-based compensation(c)	29	29	13	6	45	12
Foreign exchange (gain) loss(d)	(2)	(2)	(3)	8	2	3
Depreciation and amortization	238	182	92	49	128	84
Interest expense	69	46	36	24	26	25
Income taxes	43	48	26	22	28	22
TI Adjusted EBITDA	$433	$391	$226	$147	$260	$152

(a)
Changes in business combination-related provisions relate to the revaluation of a written put option liability to acquire the remaining non-controlling interests in a subsidiary that was settled in the second quarter of 2020.

(b)
Acquisition, integration and other is comprised primarily of business acquisition transaction costs and integration expenses associated with these acquisitions and other restructuring, which are not reflective of our ongoing operations. These costs are dependent on a number of factors and are generally inconsistent in amount and frequency, as well as significantly impacted by the timing and size of related acquisitions. Additionally, the size, complexity and volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and volume of future transactions.

(c)
Share-based compensation includes the mark-to-market revaluation of liability-accounted share-based awards based on changes in our share price, which do not correspond to the cash outlay in any given reporting period. This revaluation may fluctuate significantly period over period, which can prevent a comparison of our operating results among the periods. In addition, new equity awards granted under our 2021 Long-Term Incentive Plan are equity-settled through shares from treasury.

(d)
Foreign exchange gains or losses are derived from fluctuations in the market foreign exchange rates relative to our operating currencies, which are generally not reflective of the underlying operations of our business.

(3)
TI Free Cash Flow.   We calculate free cash flow (“TI Free Cash Flow”), which is a non-GAAP financial measure, by adjusting our cash provided by operating activities by deducting capital expenditures. We use TI Free Cash Flow to evaluate and conduct our business because, although it is similar to cash provided by operating activities, we believe it is a more conservative measure of cash flows that better reflects our ongoing operations since capital expenditures are a necessary component of our ongoing operations and our liquidity assessment.

	Years Ended December 31			Six Months Ended June 30
	2020	2019	2018	2021	2020
	($ in millions)
Cash provided by operating activities	$263	$142	$94	$132	$84
Less: capital expenditures	(74)	(63)	(51)	(43)	(29)
TI Free Cash Flow	$189	$79	$43	$89	$55

(4)
TI Adjusted Gross Profit and TI Adjusted Gross Profit Margin.   Gross profit excluding depreciation and amortization (“TI Adjusted Gross Profit”) and adjusted gross profit margin (“TI Adjusted Gross Profit Margin”), which are non-GAAP financial measures, are useful measures for management and investors alike to assess how efficiently we are servicing our clients and to be able to evaluate the growth in our cost base, excluding depreciation and amortization, as a percentage of revenue. We calculate TI Adjusted Gross Profit by excluding depreciation and amortization from gross profit. We exclude depreciation and amortization expense because the timing of the underlying capital expenditures and other investing activities do not correlate directly with the revenue from contracts with clients in a given reporting period. TI Adjusted Gross Profit subtracts delivery costs from revenue, including salaries, bonuses, fringe benefits, contractor fees and client-related travel costs for our team members who are assigned to client projects as well as licensing fees, network infrastructure costs and facilities costs required to service our clients. We calculate gross profit margin as gross profit divided by revenue arising from contracts with clients. We calculate TI Adjusted Gross Profit Margin as TI Adjusted Gross Profit divided by revenue arising from contracts with clients.

	Years Ended December 31			Six Months Ended June 30
	2020	2019	2018	2021	2020
	($ in millions, except percentages)
Revenue	$1,582	$1,020	$835	$1,038	$713
Less: Operating expenses	(1,461)	(906)	(747)	(963)	(683)
Add back: Indirect and administrative expenses	382	225	182	221	183
Gross profit	503	339	270	296	213
Add back: Depreciation and amortization	182	92	49	128	84
TI Adjusted Gross Profit	$685	$431	$319	$424	$297
Gross Profit Margin (%)	31.8%	33.2%	32.3%	28.5%	29.9%
TI Adjusted Gross Profit Margin (%)	43.3%	42.3%	38.2%	40.8%	41.7%

RISK FACTORS
This offering and investing in our subordinate voting shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including those risks and uncertainties described in the “Risk Factors” section and our consolidated financial statements and the related notes contained in our Annual Report on Form 20-F for the year ended December 31, 2020, which is incorporated by reference into this prospectus, before deciding to invest in our subordinate voting shares. Other risks and uncertainties that we do not presently consider to be material, or of which we are not presently aware, may become important factors that affect our future financial condition and financial performance. If any of those or the following risks actually occur, our business, financial condition, financial performance, liquidity and prospects could suffer materially, the trading price of our subordinate voting shares could decline and you could lose all or part of your investment. See also “Special Note Regarding Forward-Looking Statements”.
Risks Related to Our Business
We face intense competition from companies that offer services similar to ours. If we are unable to differentiate to compete effectively, our business, financial performance, financial condition and cash flows could be materially adversely impacted.
The market for the services we offer is very competitive and we expect competition to intensify and increase from a number of our existing competitors, including professional services companies that offer consulting services, information technology companies with digital capabilities, and traditional contact center and business process outsourcing (“BPO”) companies that are expanding their capabilities to offer higher-margin and higher-growth digital services. In addition, the continued digital expansion of the services we offer and the markets we operate in will result in new and different competitors, many of which may have significantly greater market recognition than we do in the markets we are entering, as well as increased competition with existing competitors who are also expanding their services to cover digital capabilities.
Many of these existing and new competitors have greater financial, human and other resources, greater technological expertise, longer operating histories and more established relationships in the verticals that we currently serve or may expand to serve in the future. In addition, some of our competitors may enter into strategic or commercial relationships among themselves or with larger, more established companies in order to increase their ability to address client needs or enter into similar arrangements with potential clients. In addition, we compete with other service providers for talent in some of the regions in which we operate, particularly where access to a qualified workforce is limited, which can impact our talent recruitment efforts and increase our attrition and labor cost. We also face competition from service providers that operate in countries where we do not have delivery locations because our clients may, to diversify geographic risk and for other reasons, seek to reduce their dependence on any one country by shifting work to another country in which we do not operate. All of these factors present challenges for us in retaining and growing our business.
From time to time, our clients who currently use our services may determine that they can provide these services in-house. As a result, we face the competitive pressure to continually offer our services in a manner that will be viewed by our clients as better and more cost-effective than what they could provide themselves.
Our inability to compete successfully against companies that offer services similar to ours and to offer our clients a compelling alternative to taking the services we provide in-house could result in increased client churn, revenue loss, pressures on recruitment and retention of team members, service price reductions and increased marketing and promotional expenses, or reduced operating margins which could have a material adverse effect on our business, financial performance, financial condition and cash flows.
Our ability to grow and maintain our profitability could be materially affected if changes in technology and client expectations outpace our service offerings and the development of our internal tools and processes, which could have a material adverse effect on our business, financial performance, financial condition and cash flows.
Our growth, profitability and the diversity of our revenue sources will depend on our ability to develop and adopt new technologies to expand our existing offerings, proactively identify new revenue streams and improve cost efficiencies in our operations, all while meeting rapidly evolving client expectations. Although we are focused on maintaining and enhancing the range of our digital offerings, we may not be successful in anticipating or responding to our clients’ expectations and interests in adopting evolving technology solutions and the integration of these technology solutions into our offerings may not achieve the intended enhancements or cost reductions in our operations. New services and technologies offered by our competitors may make our service offerings uncompetitive, which may reduce our clients’ interest in our offerings and our ability to attract new clients. Our failure to innovate, maintain technological advantages or respond effectively and timely to changes in technology could have a material adverse effect on our business, financial performance, financial condition and cash flows.
If we fail to establish our digital brand and successfully market our digital service offerings, our growth prospects, anticipated business volumes and financial performance may be adversely affected.
Certain of our existing clients and potential new clients may only know us for our voice-based customer support services. Our ability to realize our digital first strategy and increase revenue across our core verticals, including Tech and Games, Communications and Media, eCommerce and FinTech, Healthcare and Travel and Hospitality, depends on our promotion of our ability to provide digital services in these areas to existing and potential clients. If we are not successful in establishing our digital brand and marketing our expanded service offerings to our existing and potential clients, our ability to shift our existing clients into more profitable digital services and attract new clients to these service offerings may be limited, which may adversely affect our growth prospects, anticipated business volumes and financial performance.
If we cannot maintain our culture as we grow, our services, financial performance and business may be harmed.
We believe that our unique customer first and caring culture has led to our ability to attract and retain a highly skilled, engaged and motivated workforce. This has driven our strong client retention and the higher satisfaction scores we receive from our clients’ customers, which has, in part, been responsible for our growth and differentiation in the marketplace. It may become more difficult for us to maintain a culture that supports our success if we continue to evolve our products and services, grow into new geographies, open new delivery locations, increase the number of team members and acquire new companies. If our unique culture is not maintained, our ability to attract and retain highly skilled team members and clients across our core verticals may be adversely impacted, and our operational and financial results may be negatively affected.
If we fail to maintain a consistently high level of service experience and implement and communicate high quality corporate sustainability and social purpose activities, our ability to attract new and retain existing clients and team members could be adversely affected.
Our clients’ loyalty, likelihood to expand the services that they use with us and the likelihood to recommend us is dependent upon our ability to provide a service experience that meets or exceeds our clients’ expectations and that is differentiated from our competitors. Our ability to attract new clients, retain our existing clients and attract and retain team members is highly dependent on the satisfaction ratings that our clients provide about us and the satisfaction ratings that our clients receive from their customers based on the services we provide, all of which affects our reputation. We believe our focus on client experience is critical to attracting new clients and retaining and growing our business with our existing clients. If we are unable to maintain a consistently high level of service, our clients could change service providers, our revenues and profitability could be negatively impacted, and our reputation could suffer.
In addition, the corporate sustainability and social purpose activities in which we are involved also assist us in attracting and retaining clients. The corporate sustainability and social purpose activities that we are involved in are important to our Company and are a part of our culture, and thus it is also becoming a differentiating factor for clients in selecting a service provider. An increasing number of companies, including many of our clients, are demanding that their service providers embody corporate sustainability and social purpose goals that reflect their own brand image and are consistent with the ones their customers and other stakeholders have adopted. If we are unable to meet or exceed the evolving expectations of our clients in these areas or implement high quality corporate sustainability and social purpose activities on a timely basis, and effectively communicate them to our clients, our reputation may suffer, which may negatively impact our ability to attract new and retain existing clients. Our corporate sustainability and social purpose activities are also important to our team members, and our failure to meet or exceed the evolving expectations of our team members in these areas could have adverse impacts on our ability to attract and retain talent upon which our service offerings depend. As a result, we have in the past invested significant resources in developing and maintaining our corporate sustainability and social purpose activities, and the required levels of such investments may increase in the future as such activities become increasingly important to our clients and team members, which would increase our costs and may adversely affect our financial performance and cash flows.
Although we strive to implement a “customer-first” culture, any failure to maintain a consistently high level of customer service, or a market perception that we do not maintain high-quality customer service, or a failure to communicate effectively or meet our clients’ and team members’ expectations about our corporate sustainability and social purposes initiatives, could adversely affect our ability to attract new clients and retain existing clients, and increase attrition and other costs associated with retaining talent, all of which could have a material adverse effect on our business, financial performance, financial condition and cash flows.
Our business and financial results could be adversely affected by economic and geopolitical conditions and the effects of these conditions on our clients’ businesses and levels of business activity, demand for our services, as well as our and our clients’ liquidity and access to capital.
The COVID-19 pandemic has caused, and is likely to continue to cause, additional slowdown in the global economy, as is evidenced by the recent declines in investments, exports and industrial production. The global spread of COVID-19 and the more recent spread of new and developing variants has created, and is likely to continue to create, significant volatility, uncertainty and economic disruption. In addition, volatility in the domestic politics of major markets may lead to changes in the institutional framework of the international economy. For further information, see “— Our business and financial results have been, and in the future may be, adversely impacted by the COVID-19 pandemic”.
The global economy remains in a deep recessionary period and there continue to be similar signs of continued economic slowdown and weakness around the world. Globally, countries may require additional financial support, sovereign credit ratings may continue to decline and there may be default on sovereign debt obligations of certain countries. Any of these global economic conditions may increase the cost of borrowing and cause credit to become more limited, which could have a material adverse effect on our business, financial condition, financial performance and cash flows.
Changes in the general level of economic activity, such as decreases in business and consumer spending, could result in a decrease in demand for the products and services that our clients provide to their customers, and consequently reduce our clients’ demand for our services, which would reduce our revenue. Economic and political uncertainty could undermine business confidence and cause potential new clients to delay engaging us and our existing clients to reduce or defer their spending on our services or reduce or eliminate spending under existing contracts with us. These developments, or the perception that any of them could occur, have had and may continue to have a material adverse effect on global economic conditions and the stability of global financial markets. For example, the withdrawal of the United Kingdom from the European Union in January 2020, commonly referred to as “Brexit”, continues to cause significant political and economic uncertainty regarding the trading relationship between the United Kingdom and the European Union. These and other economic and geopolitical conditions may affect our business in a number of ways, as we have operations in over 25 countries and we service clients across multiple geographic regions. If any of these conditions affect the countries in which our largest clients, including TELUS, are located or conduct their business, we may experience reduced demand for and pricing pressure on our services, which could lead to a reduction in business volumes and could adversely affect financial performance.
The cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. The current global economic slowdown and the possibility of continued turbulence or uncertainty in the European Union, United States, countries in Asia and international financial markets and economies, and the political climate in the United States, may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our clients. If these market conditions continue or worsen, it may limit our ability to access financing or increase our cost of financing to meet liquidity needs, and affect the ability of our clients to use credit to purchase our services or to make timely payments to us, which could result in material adverse effects on our business, financial condition, financial performance and cash flows.
We cannot predict the timing or duration of an economic slowdown or the timing or strength of a subsequent economic recovery generally or in our targeted verticals, including Travel and Hospitality. If macroeconomic conditions worsen or the current global economic conditions continue for a prolonged period of time, we are not able to predict the impact that such conditions will have on our business, financial condition, financial performance and cash flows.
If we are unable to accurately forecast our pricing models or optimize the mix of products and services we provide to meet changing client demands, or if we are unable to adapt to changing pricing and procurement demands of our clients, our business, financial performance, financial condition and cash flows may be adversely affected.
Our contracts generally use a pricing model that provides for per-productive-hour or per-transaction billing models and compensation for materials and licensing costs. Industry pricing models are evolving, and companies are increasingly requesting transaction- or outcome-based pricing or other alternative pricing models, which require us to accurately forecast the cost of performance of the contract against the compensation we expect to receive. These forecasts are based on a number of assumptions relating to existing and potential contracts with existing and potential clients, including assumptions related to the team members, other resources and time required to perform the services and our clients’ ultimate use of the contracted service. If we make inaccurate assumptions in pricing our contracts, our profitability may be negatively affected. In addition, if the number of our clients that request alternative pricing models continues to increase in line with industry trends, we may be unable to maintain our historical levels of profitability under these evolving alternative pricing models and our financial performance may be adversely affected, or we may not be able to offer pricing that is attractive relative to our competitors. Some of our clients may continue to evolve their procurement methodology by increasing the use of alternative methods, such as reverse auctions. These methods may impact our ability to gain new business and maintain profit margins, and may require us to adapt our sales techniques, which we may be unsuccessful in doing in a timely manner or at all.
In addition, the revenue and income generated from the services we provide to our clients may decline or vary as the type and volume of services we provide under our contracts change over time, including as a result of a shift in the mix of products and services provided. For example, our lower-complexity interactions, such as voice-based interaction services, generate services with lower margins compared to our more complex, sensitive and localized content moderation and digital services, and a shift in the mix of these two types of services by a client could cause a meaningful change in our revenue from that client and the profitability of the services we provide. Furthermore, our clients, some of which have experienced significant and adverse changes in their business, substantial price competition and pressures on their profitability, have in the past and may in the future demand price reductions, decrease the volume of work or complexity of the services we are providing to them, automate some or all of their processes or change their customer experience strategy by moving more work in-house or to other providers, any of which could reduce our profitability. Any inability to accurately forecast the pricing that we use for our contracts, or any significant reduction in or the elimination of the use of the services we provide to any of our clients or any requirement to lower our prices that, in each case, we fail to anticipate, would harm our business, financial performance, financial condition and cash flows.
Three clients account for a significant portion of our revenue and loss of or reduction in business from, or consolidation of, these or any other major clients could have a material adverse effect on our business, financial condition, financial performance and prospects.
We have derived and believe that, in the near term, we will continue to derive, a significant portion of our revenue from a limited number of large clients. Our largest client for the six-month period ended June 30, 2021, a leading social media company, accounted for approximately 16% of our revenue. That leading social media company was also our second largest client for fiscal 2020, and accounted for approximately 16% of our revenue. TELUS, our controlling shareholder, was our second largest client for the six-month periods ended June 30, 2021, and accounted for approximately 16% of our revenue. For the fiscal years ended December 31, 2020 and 2019, TELUS was our largest client and accounted for approximately 20% and 26%, respectively, of our revenue. Google Inc. (“Google”) was our third largest client for the six-month period ended June 30, 2021, and accounted for approximately 11% of our revenue. In 2019, Google accounted for approximately 12% of our revenue. In addition, Google was the largest client of Lionbridge AI, the data annotation business we acquired on December 31, 2020. Google accounted for approximately 66% of Lionbridge AI’s revenue in the year ended December 31, 2020.
One of our largest clients, based on our revenues earned from them, is TELUS, our controlling shareholder. We provide services to TELUS under the TELUS MSA, which was renewed for a new ten-year term commencing January 2021. The renewed TELUS MSA provides for a minimum annual spend of $200 million, subject to adjustment in accordance with its terms, although TELUS has the ability to delay or terminate specific services for certain specified reasons with limited notice. See “Certain Relationships and Related Party Transactions — Our Relationship with TELUS — Master Services Agreement”. In addition, the master services agreements (“MSAs”) with all other clients do not have minimum annual spend and the terms of these master service agreements permit our clients to delay, postpone or even terminate contracted services at their discretion and with limited notice to us.
Additionally, the volume of work performed for specific clients or the revenue we generate can vary from year to year. For example, a client may demand price reductions, change its customer engagement strategy or move work in-house. Also, in many of the verticals in which we offer services, the continued consolidation activity could result in the loss of a client if, as a result of a merger or acquisition involving one or more of our clients, the surviving entity chooses to use one of our competitors for the services we currently provide or to provide the services we offer in-house. Our clients may also choose to consolidate their providers as they grow, as their business needs change, or as their leadership changes, and we could be removed from a client’s vendor network. As a result of the foregoing, a major client in one year may not provide the same level of revenue in any subsequent year. Any significant reduction in or elimination of the use of the services we provide as a result of consolidation or our removal from a key client’s vendor network would result in reduced revenue to us and could harm our business. In addition, such consolidation may encourage clients to apply increasing pressure on us to lower the prices we charge for our solutions. All the foregoing could have a material adverse effect on our business, financial condition, financial performance and prospects.
Our client contracts, which can be canceled at any time, are generally long-term, requiring us to estimate the resources and time required for the contracts upfront, and contain certain price benchmarking, compliance-related penalties and other provisions adverse to us, all of which could have an adverse effect on our business, financial performance, financial condition and cash flows.
Although the term of our client contracts typically ranges from three to five years, with the vast majority of contracts having a term of three years, such contracts may be terminated by our clients for convenience with limited notice and without payment of a penalty or termination fee. Additionally, our clients, other than TELUS, are not contractually committed to provide us with specific volumes under the contracts we enter into with them. Our clients may also delay, postpone, cancel or remove certain of the services we provide without canceling the whole contract, which would adversely impact our revenue. Any failure to meet a client’s expectations could result in a cancellation or non-renewal of a contract or a reduction in the services provided by us. We may not be able to replace any client that elects to terminate or not renew its contract with us, which would reduce our revenues. The loss of or financial difficulties at any of our clients could have an adverse effect on our business, financial performance, financial condition and cash flows. For example, certain of our clients in our Travel and Hospitality vertical have experienced adverse pressures on their businesses as a result of the COVID-19 pandemic, which has affected the revenue we receive from these engagements, and we have had clients who entered into insolvency proceedings and have defaulted on their obligations to us.
Additionally, our contracts require us to comply with, or facilitate, our clients’ compliance with numerous and complex legal regimes on matters such as anti-corruption, internal and disclosure control obligations, data privacy and protection, wage-and-hour standards, and employment and labor relations. Many of our contracts contain provisions that would require us to pay penalties to our clients and/or provide our clients with the right to terminate the contract if we do not meet pre-agreed service level requirements. Failure to meet these requirements or accurately estimate the productivity benefits could result in the payment of significant penalties to our clients, which in turn could have a material adverse effect on our business, financial performance, financial condition and cash flows.
A few of our contracts allow the client, in certain limited circumstances, to request a benchmark study comparing our pricing and performance with that of an agreed list of other service providers for comparable services. Based on the results of the study and depending on the reasons for any unfavorable variance, we may be required to make improvements in the services we provide, reduce the pricing for services on a prospective basis to be performed under the remaining term of the contract, or our clients could elect to terminate the contract, any of which could have an adverse effect on our business, financial performance, financial condition and cash flows.
Some of our contracts contain provisions which, to various degrees, restrict our ability to provide certain services to other of our clients or to companies who are in competition with our clients. Such terms may restrict the same team members from providing services for competing clients, require us to ensure a certain distance between the locations from where we serve competing clients or prevent us from serving a competing client from locations in the same country, all of which reduce our flexibility in deploying our team members and delivery locations in the most effective and efficient manner and may force us to forego opportunities to attract business from companies that compete with our existing clients, even if such opportunities are more profitable or otherwise attractive to us.
Additionally, a number of our service contracts provide for high or unlimited liability for the benefit of our clients related to damages resulting from breaches of privacy or data security in connection with provision of our services. Violations of the terms of these contracts could subject us to significant legal liability. See “— The unauthorized disclosure of sensitive or confidential client and customer data could expose us to protracted and costly litigation, damage our reputation and cause us to lose clients”.
Furthermore, in some of our digital customer experience management contracts, we commit to long-term pricing structures under which we bear the risk of cost overruns, completion delays, resource requirements, wage inflation and adverse movements in exchange rates in connection with these contracts. If we fail to accurately estimate the team members, other resources and time required for these longer term contracts and their overall expected profitability, potential productivity benefits over time, future wage inflation rates or currency exchange rates (if we fail to effectively hedge our currency exchange rate exposure) or if we fail to complete our contractual obligations within the contracted timeframe, our financial performance, financial condition and cash flows may be negatively affected. See “— If we are unable to accurately forecast our pricing models or optimize the mix of products and services we provide to meet changing client demands, or if we are unable to adapt to changing pricing and procurement demands of our clients, our business, financial performance, financial condition and cash flows may be adversely affected”.
We may face difficulties in delivering complex projects for our clients that could cause clients to discontinue their work with us, which may have a material adverse impact on our financial performance, financial condition and cash flows.
We have, over time, been expanding the nature, scope and complexity of our engagements. Our ability to offer a wider breadth of more complex services to our clients depends on our ability to attract new or existing clients to an expanded collection of service offerings. When seeking to obtain engagements for complex projects, we are more likely to compete with large, well-established international firms, many of which have greater resources and market reputation than we do. To compete for these projects, we will likely incur increased sales and marketing costs. Obtaining mandates for more complex projects will require us to establish closer relationships with our clients and develop a more thorough understanding of their operations. Our ability to establish such relationships will depend on a number of factors, including our ability to form a team with the necessary proficiency in these new services. We cannot be certain that we will effectively meet client needs at the necessary scale in the required timeframes in connection with these services. For example, if a new program requires us to hire a large number of team members with specific skills in a specific geography, we could face challenges in implementing the program on a client’s desired timetable or at all. Our failure to deliver services that meet the requirements specified by our clients could result in termination of client contracts, which could result in us being liable to our clients for significant penalties or damages and negatively impact our reputation. More complex projects may involve multiple engagements or stages, and there is a risk that a client may choose not to retain us for later stages or may cancel or delay additional planned engagements, which may be the more profitable portions of the overall planned engagement. Such cancellations or delays make it difficult to plan for project resource requirements and inaccuracies in such resource planning and allocation may have a material adverse impact on our financial performance, financial condition and cash flows.
We often face a long selling cycle to secure a new client or a new program with an existing client. If we are not successful in obtaining and efficiently maintaining contractual commitments after the selling cycle our business, financial performance, financial condition and cash flows may be adversely affected.
We often face a long selling cycle to secure a new client contract or launch a new program for an existing client. When we are successful in obtaining a new engagement, which is generally followed by a long implementation period in which the services are planned in detail and we demonstrate to a client that we can successfully integrate our processes and resources with their operations. During this time a contract is also negotiated and agreed upon. Before or after entering into a definitive contract with a client, we may run a pilot program that may or may not be successful. There is then a long ramping up period in order to commence providing the services. We typically incur significant business development expenses during the selling cycle and may experience misalignment with the client on the magnitude of investment. Misalignment may occur when the client does not have prior experience with the type and scope of services that we are offering. At the end of this selling cycle, we may not succeed in winning a new client’s business due to a variety of factors, including changes in the client’s decision to move forward with our services, in which case we receive no revenues and may receive no reimbursement for such expenses. A potential client may choose a competitor or decide to perform the work in-house prior to the time a final contract is signed. Our clients may also experience delays in obtaining internal approvals or delays associated with technology or system implementations, thereby further lengthening the implementation cycle. If we enter into a contract with a client, we will typically receive no revenues until implementation actually begins. If we are not successful in obtaining contractual commitments after the selling cycle, in maintaining contractual commitments after the implementation cycle or in maintaining or reducing the duration of unprofitable initial periods in our contracts, our business, financial performance, financial condition and cash flows may be adversely affected.
The COVID-19 pandemic has exacerbated the risks and costs described in this section, including, in certain cases, by lengthening the sales cycles for our services. The extent to which the COVID-19 pandemic will continue to impact our sales cycle will depend on numerous evolving factors which we may not be able to accurately predict, including: the duration and scope of the pandemic, including the extent of the impact of new and developing variants; the effect on our potential and existing clients and client demand for our services and solutions and the speed and efficiency with which they can engage with our teams during the sales cycle and implementation processes; our ability to sell and provide our services and solutions; the ability of our clients to pay for our services and solutions; and any further closures of our and our clients’ offices and facilities.
Our growth prospects are dependent upon attracting and retaining enough qualified team members to support our operations, as competition for highly skilled personnel is intense, and failure to do so may result in an adverse impact on our business and financial results.
Our business is highly competitive and labor-intensive. Our growth prospects, success and ability to meet our clients’ expectations and our growth objectives depends on our ability to recruit and retain team members with the right technical skills and/or language capabilities at competitive cost levels. We need to continuously attract and seek new talent, and there is significant competition for professionals with skills necessary to perform the services we offer to our clients. In addition, in some of the geographies we operate there may be a limited pool of potential professionals with the skills we seek. The increased competition for these professionals increases our costs to recruit and retain team members and presents challenges for us in finding team members for our client programs. In particular, we depend on attracting and retaining key sales and account management talent. If we are unable to attract and retain key sales and account management talent, it may reduce our ability to gain new business and maintain existing client relationships.

Additionally, our failure to provide innovative benefits to our team members could decrease our competitiveness as an employer and adversely impact our ability to attract and retain a skilled workforce. To attract and retain highly skilled team members, we have had to offer, and believe we will need to continue to offer, differentiated compensation packages, specific to the geography and skill sets of the team members we are seeking to attract and hire. We have also had to incur costs to provide specialized services and amenities to our team members that impact the profitability of our business. We may need to make significant investments to attract and retain new team members and we may not realize sufficient returns on these investments. An increase in the attrition rate among our team members, particularly among our higher-skilled workforce, would increase our recruiting and training costs and decrease our operating efficiency, productivity and profit margins. From time to time, we have also experienced higher levels of voluntary attrition, and, in those periods, we have been required to expend time and resources to recruit and retain talent, restructure parts of our organization, and train and integrate new team members. If we are not able to effectively attract and retain team members, we may see a decline in our ability to meet our clients’ demands, which may impact the demand for our services and we may not be able to innovate or execute quickly on our strategy, and our ability to achieve our strategic objectives will be adversely impacted and our business will be harmed.
Additionally, evolving technologies, competition and/or client demands may entail high costs associated with retaining and retraining existing team members and/or attracting and training team members with new backgrounds and skills. Changing team member demographics, organizational changes, inadequate organizational structure and staffing, inadequate team member communication, changes in the effectiveness of our leadership, a lack of available career and development opportunities, changes in compensation and benefits, the unavailability of appropriate work processes and tools, client reductions and operational efficiency initiatives may also negatively affect team member morale and engagement, harm our ability to retain acquired talent from our acquisitions, increase team member turnover, increase the cost of talent acquisition and negatively impact service delivery and the customer experience. If we are unable to attract and retain sufficient numbers of highly skilled professionals, our ability to effectively lead our current projects and develop new business could be jeopardized, and our business, financial performance, financial condition and cash flows could be materially adversely affected.
The inelasticity of our labor costs relative to short-term movements in client demand could adversely affect our business, financial condition and financial performance.
Our business depends on maintaining large numbers of team members to service our clients’ business needs and on being able to quickly respond to new client programs or new programs for existing clients. As a result, and consistent with our caring culture, we try where possible not to terminate team members in response to temporary declines in demand when existing projects end or when clients terminate services. Moreover, rehiring and retraining team members at a later date could force us to incur additional expenses and we may not be able to do so in a timely manner. Additionally, any termination of our team members could also have a negative impact on our hiring and recruitment efforts and the morale of the remaining team members and could involve the incurrence of significant additional costs in the form of severance payments to comply with labor regulations in the various jurisdictions in which we operate, all of which would have an adverse impact on our operating profit margins. Furthermore, we are subject to a variety of legal requirements related to the termination of team members in the countries and cities where we operate. These factors limit our ability to adjust our labor costs for unexpected changes in client demand, which could have a material adverse effect on our business, financial condition and financial performance, particularly if demand for our services fails to meet the levels we anticipate. See “— Our growth prospects are dependent upon attracting and retaining enough qualified team members to support our operations, as competition for highly skilled personnel is intense, and failure to do so may result in an adverse impact on our business and financial results”.
Team member wage increases in certain geographies may prevent us from sustaining our competitive advantage and may reduce our profit margin.
Our most significant costs are the salaries and related benefits of our team members. For example, wage costs in India, the Philippines, Romania and Ireland have historically been significantly lower than wage costs in the United States, Canada and Europe for comparably skilled professionals, which has been one of our competitive advantages. As economic growth increases in the countries where we benefit from lower wage costs, concurrent with increased demand by us and our competitors for skilled employees, wages for comparably skilled employees are increasing at a faster rate than in the United States, Canada and Europe, which may, over time, reduce this competitive advantage. In connection with potential future growth, we may need to increase the levels of team member compensation more rapidly than in the past to remain competitive in attracting and retaining the quality and number of team members that our business requires. As the scale of our analytics services increases, wages as a percentage of revenues will likely increase as wages are generally higher for team members performing analytics services than for team members performing digital customer experience services. To the extent that we are not able to control or share wage increases with our clients, wage increases may reduce our margins and cash flows. We may not be successful in our attempts to control such costs.
Our policies, procedures and programs to safeguard the health, safety and security of our team members and others may not be adequate.
As at June 30, 2021, we have over 56,000 team members working in over 25 countries. We have undertaken to implement what we believe to be the best practices to safeguard the health, safety and security of our team members, independent contractors, clients and others at our worksites. If these policies, procedures and programs are not adequate, or team members do not receive related adequate training or do not follow these policies, procedures and programs for any reason, the consequences may be harmful to us, which could impair our operations and cause us to incur significant legal liability or fines as well as reputational damage and negatively impact the engagement of our team members. Our insurance may not cover, or may be insufficient to cover, any legal liability or fines that we incur for health, safety or security incidents.
Our senior management team is critical to our continued success and the loss of one or more members of our senior management team could have a material adverse effect on our business, financial performance, financial condition and cash flows.
Our future success substantially depends on the continued services and performance of the members of our senior management team, and key team members possessing technical and business capabilities, including industry expertise, that are difficult to replace. Specifically, the loss of the services of our executive leadership team, and in particular, Jeffrey Puritt, our Chief Executive Officer, could seriously impair our ability to continue to manage and expand our business. There is intense competition for experienced senior management and personnel with technical and industry expertise in the industry in which we operate, and we may not be able to retain these officers or key team members. Although we have entered into employment and non-competition agreements with all of our executive officers, certain terms of those agreements may not be enforceable and, in any event, these agreements do not ensure the continued service of these executive officers.
In addition, we currently do not maintain “key person” insurance covering any member of our management team. The loss of any of our key team members, particularly to competitors, could have a material adverse effect on our business, financial performance, financial condition and cash flows.
Our business would be adversely affected if individuals providing their data annotation services through our crowdsourcing solutions were classified as employees.
The classification of certain individuals who provide their services through third party digital platforms as independent contractors is currently being challenged in courts, by legislators and by government agencies in the United States and many other countries where TIAI, rely on the services of independent contractors. Our TIAI solutions business has been, prior to our acquisition of Lionbridge AI, involved in, and we expect it to continue to be involved in, litigation related to this classification. Although we have made and we will make assessments of the different legal and regulatory implications related to the independent contractor classification of our annotators, we generally believe that most individuals who provide data annotation services for our TIAI crowdsourcing solution are independent contractors because, among other things, they can choose whether, when, and where to provide services, are free to provide services on competitors’ platforms, and use their own equipment. We may not be successful in defending the independent contractor classification in the jurisdictions where we operate or where such classification is challenged. The costs associated with defending, settling, or resolving any future lawsuits (including demands for arbitration) relating to the independent contractor classification could be material to our business.
Changes to foreign, state, and local laws governing the definition or classification of independent contractors, or judicial decisions regarding independent contractor classification, could require classification of our independent contractors as employees (or workers, quasi-employees or other statuses in jurisdictions where those statuses exist) and/or representation of our crowd members by labor unions. If, as a result of legislation or judicial decisions, we are required to classify independent contractors as employees (or as workers, quasi-employees or other statuses in jurisdictions where those statuses exist), we would incur significant additional expenses for compensating independent contractors, potentially including expenses associated with the application of wage and hour laws (including minimum wage, overtime, and meal and rest period requirements), employee benefits, social security contributions, taxes (direct and indirect), and penalties. In addition, if we are required to classify independent contractors as employees in any jurisdiction, this may impact our current financial statement presentation. Further, any such reclassification would require us to change our business model for these services, and consequently have an adverse effect on our business and financial condition. If any of the foregoing were to occur on a widespread basis, we would not realize the expected value of the acquisition of Lionbridge AI and our business, financial condition and results of operations would be adversely affected.
If we are unable to attract or maintain a critical mass of qualified independent contractors, whether as a result of competition or other factors, then our crowdsourcing solution will become less appealing to our clients, and our financial results would be adversely impacted.
The success of our TIAI crowdsourcing solution depends significantly on its ability to attract and retain a large number of individuals to serve as annotators in various geographic markets. If individuals choose not to offer their services through our crowdsourcing solution, or elect to offer them through a competitor’s solution, we may lack a sufficient supply of qualified individuals to service the entirety of our clients’ demand with sufficient speed, scale and quality or at all. To the extent that we are unable to onboard a sufficient number of individuals to provide data annotation services, we may need to increase the incentives that we offer to individuals providing those services in order to maintain sufficient capacity to service our clients, which will increase costs and make our services less competitive. In addition, if the largest clients of our TIAI solutions reduce the volume of services they receive from us or otherwise limit, modify or terminate their relationships with us, we may lack sufficient opportunities for our independent contractors to provide annotation services, which may reduce the perceived utility of our solution.
The number of independent contractors of our TIAI crowdsourcing solution could decline or fluctuate as a result of a number of factors, including individuals ceasing to provide their services through the solution, low switching costs between competitor solutions or services, pricing models (including our inability to maintain or increase certain incentives), or other aspects of our business.
If we were to experience the foregoing supply constraints with respect to recruiting or retaining individuals on our solution, we may not be able to realize the expected value of the acquisition of Lionbridge AI and our business, financial condition and results of operations would be adversely affected.
If more stringent labor laws become applicable to us, if we become subject to more employment-related claims and litigation, or if more of our team members unionize, or if our team members strike or cause other labor-related disruptions, our business and financial results may be adversely affected.
Some of the geographies where we operate have stringent employee-friendly labor legislation, including legislation that sets forth detailed procedures for dispute resolution and employee separations that impose financial obligations on employers. Therefore, in some countries, it may be difficult for us to maintain flexible human resource policies and dismiss team members when there is a business need, and our compensation and/or legal expenses may increase significantly. Additionally, in certain of the states and regions in which we operate, we are subject to stringent wage and hour requirements, which has exposed us to claims brought by individual team members and team member groups. Although these claims are not individually or in the aggregate material, we expect to be subject to more such claims in the future.

In addition, some of our team members in certain regions have formed unions and work councils and others may choose to do so in the future. In certain regions, our employees are subject to collective bargaining agreements. In certain countries, we are subject to laws that could require us to establish a co-determined supervisory board which could subject us to significant additional administrative requirements. As a result, we may be required to raise wage levels or grant other benefits that could result in an increase in our compensation expenses or lack of flexibility, or take on increased costs to address administrative requirements, in which case our financial performance and cash flows may be materially and adversely affected.
Furthermore, strikes by, or labor disputes with, our team members at our delivery locations and independent contractors may adversely affect our ability to conduct business. Work interruptions or stoppages could have a material adverse effect on our business, financial performance, financial condition and cash flows.
We are vulnerable to natural disasters, technical disruptions, pandemics, accidents and other events impacting our facilities that could severely disrupt the normal operation of our business and adversely affect our business, financial performance, financial condition and cash flows.
Our delivery locations and our data and voice communications, including in Central America, India, Ireland and the Philippines, in particular, may be damaged or disrupted as a result of natural disasters or extreme weather events, including those resulting from or exacerbated by climate change, such as earthquakes, floods, volcano eruptions, heavy rains, winter storms, tsunamis and cyclones; epidemics or pandemics, including the COVID-19 pandemic; technical disruptions and infrastructure breakdowns, including damage to, or interruption of, electrical grids, transportation systems, communication systems or telecommunication cables; issues with information technology systems and networks, including computer glitches, software vulnerabilities and electronic viruses or other malicious code; accidents and other events such as fires, floods, failures of fire suppression and detection, heating, ventilation or air conditioning systems or other events, such as protests, riots, labor unrest, security threats and terrorist attacks. Any of these events may lead to the disruption of information systems and telecommunication services for sustained periods and may create delays and inefficiencies in providing services to clients and potentially result in closure of our sites. Such events also may make it difficult or impossible for team members to reach or work in our business locations. Some locations may not be well-suited to work-from-home approaches to providing client services due to connectivity, infrastructure or other issues. Damage or destruction that interrupts our provision of services could adversely affect our reputation, our relationships with our clients, our leadership team’s ability to administer and supervise our business or may cause us to incur substantial additional expenditures to repair or replace damaged equipment or sites. We also may be liable to our clients for disruption in service resulting from such damage or destruction. Our resiliency and disaster recovery plans may not be adequate to provide continuity and reliability of service during disruptions or reduce the duration and impact of service outages sufficiently or at all. While we currently have commercial liability insurance, our insurance coverage may be insufficient or may not provide coverage at all for certain events. Furthermore, we may be unable to secure such insurance coverage at premiums acceptable to us in the future, or such insurance may become unavailable. Prolonged disruption of our services could also entitle our clients to terminate their contracts with us or require us to pay penalties or damages to our clients. Any of the above factors may materially adversely affect our business, financial performance, financial condition and cash flows.
We may choose to expand our operations to additional countries, which carries significant risks, and we may not be successful in maintaining our current profit margins in, or repatriating cash from, our new locations due to factors beyond our control.
We have offices and operations in various countries around the world and provide services to clients globally. An important component of our growth strategy is our continuing international expansion, which depends in part on the availability of the resources we require in order to conduct business in new markets. We continuously evaluate additional locations outside of our current operating geographies in which to invest in delivery locations, in order to maintain an appropriate cost structure for our client programs. We cannot predict the availability of qualified workers, monetary and economic conditions or the existence or extent of government support in other countries. Additionally, we may expand into less developed countries that have less political, social or economic stability and more vulnerable infrastructure and legal systems. Although some of these factors will influence our decision to establish operations in another country, there are inherent risks beyond our knowledge and control, including exposure to currency fluctuations, political and economic instability, unexpected changes in regulatory regimes, foreign exchange restrictions and foreign regulatory restrictions. We may also face difficulties integrating new facilities in different countries into our existing operations. One or more of these factors, or other factors relating to expanded international operations, could affect our ability to repatriate cash, result in increased operating expenses and make it more difficult for us to manage our costs and operations, which could have a material adverse effect on our business, financial performance, financial condition and cash flows.
Our business may not develop in ways that we currently anticipate and demand for our services may be reduced due to negative reaction to offshore / nearshore outsourcing or automation.
We developed our strategy for future growth based on certain assumptions regarding our industry, future demand in the market for our services and the manner in which we would provide these services, including the assumption that a significant portion of the services we offer will continue to be delivered through offshore / nearshore facilities. The trend of transitioning key business processes to offshore / nearshore third parties may not continue and could reverse. In addition, we cannot accurately predict the impact that the COVID-19 pandemic may have on our clients’ outsourcing demands and efforts, which may be lower in the future, as some of our clients might decide to refrain from offshore / nearshore outsourcing due to the pressures they face from increased domestic unemployment resulting from the COVID-19 pandemic.
The issue of domestic companies outsourcing services to organizations operating in other countries is a topic of political discussion in the United States, as well as in Europe, countries in the Asia-Pacific region and other regions where we have clients. Some countries and special interest groups have expressed a perspective that associates offshore outsourcing with the loss of jobs in a domestic economy. This has resulted in increased political and media attention to offshore outsourcing, especially in the United States. It is possible that there could be a change in the existing laws that would restrict or require disclosure of offshore outsourcing or impose new standards that have the effect of restricting the use of certain visas in the foreign outsourcing context. The measures that have been enacted to date are generally directed at restricting the ability of government agencies to outsource work to offshore business service providers. These measures have not had a significant effect on our business because governmental agencies are not currently a focus of our operations. Some legislative proposals, however, would, for example, require delivery locations to disclose their geographic locations, require notice to individuals whose personal information is disclosed to non-U.S. affiliates or subcontractors, require disclosures of companies’ foreign outsourcing practices, or restrict U.S. private sector companies that have federal government contracts, federal grants or guaranteed loan programs from outsourcing their services to offshore service providers. In addition, changes in laws and regulations concerning the transfer of personal information to other jurisdictions could limit our ability to engage in work that requires us to transfer data in one jurisdiction to another. Potential changes in tax laws may also increase the overall costs of outsourcing or affect the balance of offshore and onshore business services. Such changes could have an adverse impact on the economics of outsourcing for private companies in the United States, which could, in turn, have an adverse impact on our business with U.S. clients.
Similar concerns have also led certain European Union jurisdictions to enact regulations which allow team members who are dismissed as a result of transfer of services, which may include outsourcing to non-European Union companies, to seek compensation either from the company from which they were dismissed or from the company to which the work was transferred. This could discourage European Union companies from outsourcing work offshore and/or could result in increased operating costs for us. In addition, there has been publicity about the negative experiences, such as theft and misappropriation of sensitive customer data of various companies that use offshore outsourcing.
Additionally, we may face negative public reaction to increased automation of or reduction in employment positions through the use of artificial intelligence or the other technologies we use to provide our services, which could reduce the demand for many of our digital service offerings. Increased negative public perception by public and private companies and related legislative efforts in economies around the world could have adverse impact on the demand for our services.
Data annotators may be replaced by developing technology, which could have a material adverse effect on our business, financial condition, financial performance and prospects.
The field of data annotation is evolving rapidly. Our data annotation business relies on a team of global data annotators to enact solutions for clients. Developing technology may in the future replace data annotators in performing the annotation services that our human data annotators currently provide. We do not know if, when or to what extent such a change or other technological development that shifts from the use of human data annotators to a fully technological solution may occur. If our business model does not evolve with such technological developments, such developments could have a material adverse effect on our business, liquidity, capital resources and results of operations.
Terrorist attacks and other acts of violence, including those involving any of the countries in which we or our clients have operations, could lead to or exacerbate an economic recession and pose significant risks to our team members and facilities.
Terrorist attacks and other acts of violence or war may adversely affect worldwide financial markets and could potentially lead to, or exacerbate, an economic recession, which could adversely affect our business, financial performance, financial condition and cash flows. These events could adversely affect our clients’ levels of business activity and precipitate sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to our team members and to our delivery locations and operations around the world. We generally do not have insurance for losses and interruptions caused by terrorist attacks, military conflicts and wars. Any such event could have a material adverse effect on our business, financial performance, financial condition and cash flows.
If we are not able to manage our resource utilization levels or price our services appropriately, our business, financial performance, financial condition and cash flows may be adversely affected.
Our profitability is largely a function of the efficiency with which we use our resources, particularly our team members and our delivery locations and the pricing that we are able to obtain for our services. Our resource utilization levels are affected by a number of factors, including our ability to attract, train, and retain team members, transition team members from completed projects to new assignments, forecast demand for our services (including potential client reductions in required resources or terminations) and maintain an appropriate number of team members in each of our delivery locations, as well as our need to dedicate resources to team member training and development. The prices we are able to charge for our services are affected by a number of factors, including price competition, our ability to accurately estimate revenues from client engagements, our ability to estimate resources and other costs for long-term pricing, margins and cash flows for long-term contracts, our clients’ perceptions of our ability to add value through our services, introduction of new services or products by us or our competitors, and general economic and political conditions. Therefore, if we are unable to appropriately price our services or manage our resource utilization levels, there could be a material adverse effect on our business, financial performance, financial condition and cash flows.
Our operating results may experience significant variability and, as a result, it may be difficult for us to make accurate financial forecasts and our actual operating results may experience variability, including falling short of our forecasts.
Our growth has not been, and in the future is not expected to be, linear as our period-to-period results have been in the past and may, in the future, fluctuate due to certain factors, including client demand, a long selling cycle, delays or failures by our clients to provide anticipated business, losses or wins of key clients, variations in team member utilization rates resulting from changes in our clients’ operations, delays or difficulties in expanding our delivery locations and infrastructure (including hiring new team members or constructing new delivery locations), capital investment amounts that may be inappropriate if our financial forecasts are inaccurate, changes to our pricing structure or that of our competitors, currency fluctuations, seasonal changes in the operations of our clients, our ability to recruit team members with the right skillset, failure to meet service delivery requirements as a result of technological disruptions, the timing of acquisitions and other events identified in this prospectus, all of which may significantly impact our results and the accuracy of our forecasts from period to period. For example, the volume of business with some of our clients in our Travel and Hospitality vertical is significantly affected by seasonality, with our revenue typically higher in the third and fourth quarters due to spending patterns of our clients with calendar fiscal years.
Our revenues are also affected by changes in pricing under our contracts at the time of renewal or by pricing under new contracts. In addition, while we seek to forecast the revenue we expect to receive with a client when we enter into a contract, most of our contracts do not commit our clients to provide us with a specific volume of business over a specific period and, therefore, the associated revenue from such a contract could decline, and such forecasts may not prove to be correct. See “— If we are unable to accurately forecast our pricing models or optimize the mix of products and services we provide to meet changing client demands, or if we are unable to adapt to changing pricing and procurement demands of our clients, our business, financial performance, financial condition and cash flows may be adversely affected”. We have experienced declines in revenues related to service programs we have with, for example, clients in our Travel and Hospitality industry vertical due to the COVID-19 pandemic. In addition, our clients are generally able to delay or postpone services for which we have been contracted to provide and, in many cases, terminate existing service contracts with us with limited notice, all of which could adversely impact revenue we expect to generate in any period. The selling cycle for our services and the budget and approval processes of prospective clients make it difficult to predict the timing of for the services we provide to our clients, entering into definitive agreements with new clients. The completion of implementation varies significantly based upon the complexity of the processes being implemented.
As a result, it may be difficult for us to accurately make financial forecasts and our actual operating results may experience variability, including falling short of our forecasts.
Our inability to manage our rapid growth effectively could have an adverse effect on our business and financial results.
Since we were founded in 2005, we have experienced rapid growth and significantly expanded our operations. We have delivery locations in over 25 countries. The number of our team members has increased significantly over the past several years. We expect to develop and improve our internal systems in the locations where we operate in order to address the anticipated continued growth of our business. We are also continuing to look for delivery locations outside of our current operating geographies to decrease the risks of operating from a limited number of countries. We may not, however, be able to effectively manage our infrastructure and team member expansion, open additional delivery locations or hire additional skilled team members as and when they are required to meet the ongoing needs of our clients and to meet our current growth trajectory, and we may not be able to develop and improve our internal systems. We also need to manage cultural differences between our team member populations and that may increase the risk for employment law claims. Our inability to execute our growth strategy, to ensure the continued adequacy of our current systems or to manage our expansion, capital and other resources effectively could have a material adverse effect on our business, financial performance, financial condition and cash flows.
We face increasing competition from companies that offer services similar to our TIAI solutions. If we are unable to differentiate to compete effectively, our business, financial performance, financial condition and cash flows could be materially adversely impacted.
The market for our TIAI solutions is increasingly competitive and we expect competition to intensify and increase from a number of existing and new competitors. Competitors may have significantly greater market recognition than we do in the field of data annotation and other competitors may be better positioned to market themselves to smaller and mid-sized markets. Many of these existing and new competitors have greater financial, human and other resources, greater technological expertise, longer operating histories and more established relationships than we do in the field of data annotation. In addition, some of these competitors may enter into strategic or commercial relationships among themselves or with larger, more established companies in order to increase their ability to address client needs and increase market share. From time to time, clients who currently use our data annotation services may determine that they can provide these services in-house. As a result, we face the competitive pressure to continually offer our data annotation services in a manner that will be viewed by our clients as better and more cost-effective than what they could provide themselves.
Our inability to compete successfully against companies that offer services similar to our data annotation services and to offer our clients a compelling alternative to taking the services we provide in-house could result in increased client churn, revenue loss, pressures on recruitment and retention of data annotators, service price reductions and increased marketing and promotional expenses, or reduced operating margins which could have a material adverse effect on our business, financial performance, financial condition and cash flows.

Our business and financial results have been, and in the future may be, adversely impacted by the COVID-19 pandemic.
The global outbreak of COVID-19 continues to evolve with the development and spread of new and existing variants. The COVID-19 pandemic has spread to nearly all countries around the world, including each of the countries where our delivery locations are located, and has created significant uncertainty and disruption. Governmental measures and regulations, such as city- or country-wide lockdowns, local, domestic and international travel restrictions as well as closures of the enabling infrastructure necessary for our business to operate smoothly, have resulted, and may, if infection rates remain high or surge again, in the future result, in restrictions on our ability to fully deliver services to our clients. Such measures present concerns that may dramatically affect our ability to conduct our business effectively, including, but not limited to, adverse effects on our team members’ health, a slowdown and often a stoppage of delivery, work, travel and other activities which are critical for maintaining on-going business activities. Our ability to continue operations effectively during the COVID-19 pandemic is dependent on a number of factors, such as the continued availability of high-quality internet bandwidth, an uninterrupted supply of electricity, the sustainability of social infrastructure to enable our team members who are working remotely to continue delivering services, and on otherwise adequate conditions for remote-working, all of which are outside of our control. For example, some of the geographies in which our team members work remotely may not be well-suited to work-from-home approaches to providing client services due to connectivity or other issues with the local infrastructure. The effects of the pandemic have caused our clients to defer decision making, delay planned work, reduce volumes or seek to terminate current agreements with us. Additionally, a number of our clients in our Travel and Hospitality vertical have been and may, in the future, be negatively impacted as a result of the pandemic and the corresponding reduction in demand for their services may negatively affect the revenue we will be generating from those clients. As a result of the COVID-19 pandemic, we temporarily closed a number of our sites in accordance with government ordinances applicable in the various jurisdictions in which we operate. Closures of sites for such extended periods of time may impact our ability to retain and attract talent, which may have negative impacts on our human resources costs and our profitability.
Given the uncertainty around the severity and duration of the impact of the COVID-19 pandemic on our clients’ businesses and the countries and communities in which we operate, including the effectiveness and availability of adequate supplies of vaccines, vaccination rates in the communities where we operate, possible resurgence of infection rates, including as a result of the spread of existing and new variants, spread to communities previously not significantly affected and the changes in the mitigation and protective measures used to combat COVID-19, we cannot reasonably estimate its impact on our future business, financial performance, financial condition and cash flows.
Following guidance from local public health authorities in the countries in which we operate, we have taken various measures to help reduce the spread of the virus and maintain the health and safety of our workforce, including, but not limited to, working with local governments and healthcare officials to supplement vaccination acquisition and roll-out for our team members and their families, maintaining remote-working arrangements and restricting access to sites and implementing other measures to help maintain the safety of our workforce, which allows us to carry out operations. We have currently enabled about 80% of our team members to work from home. For team members who continue to work on TELUS International premises, we have introduced comprehensive safety practices, including, but not limited to, distributing masks and sanitizers, hourly site sanitization in high-traffic areas, thermal screening and daily health questionnaires, discontinued multiple use of workstations and equipment and imposed restrictions on access and movement within our sites to enhance social distancing. The effects of these policies may negatively impact productivity and the magnitude of any effect will depend, in part, on the length and severity of the restrictions and other limitations and on how such measures will affect our ability to conduct our business in the ordinary course. Some of these measures have required us to provide services and operate client processes in a remote environment that is not directly supervised, and while this has been acknowledged by our clients, such alternative operating models may affect the quality of service we are able to provide to our clients. Evolving interpretations of compliance and audit requirements may alter our profitability for clients that utilize flexible work models from home or remote environments. See “— The unauthorized disclosure of sensitive or confidential client and customer data could expose us to protracted and costly litigation, damage our reputation and cause us to lose clients”.

International and domestic travel bans imposed as emergency measures by governments, our reduced ability to hire new team members, disruptions to our supply chain, lockdowns in geographies where clients are located and temporary closures of our delivery locations have impaired, and may continue to impair our ability to generate new business or expand our relationships with existing clients and, hence, may have a negative impact on our growth, financial condition, results and the future price of our shares. Further, although we have not experienced significant issues with our managerial and financial reporting to date as a result of a restriction on travel or otherwise, in the future we may suffer delays in managerial and financial reporting, be unable to perform audits and apply effective internal controls over financial reporting, or fail to abide by other regulatory or compliance requirements to which we are subject as a result of the effects of the COVID-19 pandemic.
The increase in remote working may also result in client privacy, IT security and fraud concerns as well as increase our exposure to potential wage and hour issues. An at-home workforce introduces increased risks to satisfying our contractual obligations and maintaining the security and privacy of the data we process. In addition, as a result of the acquisition of Lionbridge AI, we have become subject to the client privacy, IT security and fraud concerns associated with a workforce largely composed of independent contractors who use and rely on their own equipment.
To the extent the COVID-19 pandemic adversely affects our business, financial condition, financial performance and cash flows, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
We rely on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to provide our solutions and run our business and any loss of the right to use, disruption of supply of, or failures of third-party hardware, software or services could have an adverse effect on our business, financial performance, financial condition and cash flows.
We rely on computer hardware, purchased or leased, and software licensed from, and services rendered by, third parties in order to provide our solutions and run our business, other than the independent contractors in our data annotation business who generally use their own equipment. Third-party hardware, software and services may not continue to be available on commercially reasonable terms, or at all. Licenses for such third-party technologies may be terminated or not renewed, and we may be unable to license such third-party technologies in the future. Any loss of the right to use or any failures of third-party hardware, software or services could result in delays in our ability to provide our solutions or run our business until equivalent hardware, software or services are developed by us or, if available, identified, obtained and integrated, which could be costly and time-consuming and may not result in an equivalent solution, any of which could have an adverse effect on our business, financial performance, financial condition and cash flows.
We also rely on third-party suppliers to provide equipment and components necessary for our operations. Reliance on such third-party suppliers reduces our control over delivery schedules and quality of equipment and our international third-party suppliers may be subject to adverse economic conditions, all of which may ultimately impact our operations and our ability to effectively deliver services to our clients.
Further, clients could assert claims against us in connection with service disruption and/or cease conducting business with us altogether as a result of problems with the hardware we use to deliver services. Even if not successful, a claim brought against us by any of our clients would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our solutions, any of which could have an adverse effect on our business, financial performance, financial condition and cash flows.
We rely upon third-party providers of “cloud” computing services to operate certain aspects of our services and any disruption of or interference with our use of these cloud providers or increase in cost of their services could adversely impact our business, financial performance, financial condition and cash flows.
We rely on a limited number of cloud computing providers for a distributed computing infrastructure platform for our business operations, or what is commonly referred to as a “cloud” computing service. We have architected our software and computer systems so as to utilize data processing, storage capabilities and other services provided by these providers. Degradation or disruption of, interference with, or loss of our use of such cloud services may adversely impact our provision of services, and consequently, such events may adversely affect our revenues, reputation, our relationships with our clients, our leadership team’s ability to administer and supervise our business or may cause us to incur substantial additional expenditure to repair or replace damaged equipment or sites. We may also be liable to our clients for such disruptions in services. Prolonged disruption of our services could also entitle our clients to terminate their contracts with us or require us to pay penalties or damages to our clients. As a result of our reliance on these providers, including the complexity that a switch from one cloud provider to another would involve, increases in costs for these services may significantly increase our costs of operations. Additionally, certain of these vendors provide services to us pursuant so such vendors’ contracts with TELUS, and as a result, such services may be subject to interruptions due to factors beyond our control, or may be renegotiated from time to time without our participation on terms we cannot control. Any disruption of or interference with our use of these cloud providers or material changes in the price for such services would adversely impact our operations and our business, financial performance, financial condition and cash flows may be adversely impacted.
We or our vendors may disrupt our clients’ operations as a result of telecommunications or technology downtime or interruptions, which would have a negative impact on our revenues or reputation and cause us to lose clients.
Our dependence on our offshore / nearshore delivery locations to deliver services requires us to maintain active voice and data communications and transmission among our delivery locations, our international technology hubs and our clients’ offices. Although we maintain redundant facilities and communications links and have business continuity plans in place, disruptions could result from, among other things, technical breakdowns, faulty systems or software, computer glitches, viruses and other malicious software, weather conditions, global pandemics and geopolitical instability. Further, our business continuity plans may not be entirely successful in mitigating the effects of such events. A prolonged interruption, or frequent or persistent interruptions, in the availability of our services could disrupt our clients’ operations and materially harm our reputation and business, especially if we are not able to rapidly transition to an alternative service delivery model using a different delivery location or a different client service team. We also depend on certain significant vendors for facility storage and related maintenance of our main technology equipment and data at those technology hubs, as well as for some of the third-party technology and platforms we sometimes use to deliver our services. Any failure by these vendors to perform those services, any temporary or permanent loss of our equipment or systems, or any disruptions to basic infrastructure like power and telecommunications could impede our ability to provide services to our clients, have a negative impact on our revenues or reputation and cause us to lose clients, which could have a material adverse effect on our business, financial performance, financial condition and cash flows.
We may not be able to integrate Lionbridge AI into our ongoing business operations, which may result in our inability to fully realize the intended benefits of the acquisition, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and results of operations.
Although we have made progress integrating the operations of Lionbridge AI into our business, this process involves complex operational, technological and personnel-related challenges, which are time-consuming and require significant investment and may disrupt our ongoing business operations. Furthermore, integration involves a number of risks, including, but not limited to:
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difficulties or complications in combining the companies’ operations;

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differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

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the diversion of management’s attention from our current business operations;

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the potential loss of key personnel who choose not to remain with us after the acquisition;

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labor disputes, strikes and other disruptions arising from the collective bargaining agreements in Finland, Germany and France;

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the potential loss of key clients who choose not to do business with the combined company, including as a result of change of control provisions being triggered by the acquisition in agreements with key clients, and changes to contractual terms demanded by clients in light of the acquisition;

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difficulties or delays in consolidating information technology and other platforms, including implementing systems designed to continue to ensure that we maintain effective disclosure controls and procedures and internal control over financial reporting for the combined company and enable us to continue to comply with IFRS and applicable U.S. and Canadian securities laws and regulations;

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unanticipated costs and other assumed contingent liabilities, including the assumption of the acquired business’ existing, threatened and pending litigation;

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difficulty comparing and integrating financial reporting due to differing financial and/or internal reporting systems;

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making any necessary modifications to internal controls over financial reporting to comply with applicable rules and regulations;

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possible tax costs or inefficiencies associated with integrating the operations of the combined global company;

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dependence on a subsidiary of the seller of the acquired business, for certain functions following the closing of the acquisition under the terms of our transition services agreement, including the use of its proprietary, tech-enabled workforce recruitment, training and management software platform and database, and it may take longer than expected for us to put in place internal replacement functionality; and/or

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the subsidiary of the seller of the acquired business may not perform as anticipated under the transition services agreement.

These factors could cause us to not fully realize the anticipated financial and/or strategic benefits of the Lionbridge AI acquisition, which could have a material adverse effect on our business, financial condition and/or results of operations.
Even if we are able to successfully integrate Lionbridge AI into our business operations, we may not be able to realize the revenue and other synergies and growth that we anticipate from the acquisition as expected.
Even if we are able to successfully integrate Lionbridge AI in our company, we may not be able to realize the revenue and other synergies and growth that we anticipate we should achieve from the acquisition in the time frame that we currently expect or at all, and the costs of achieving these benefits may be higher than what we currently expect, because of a number of risks, including, but not limited to the following:
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the acquisition may not advance our business strategy as we expected;

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we may not be able to increase Lionbridge AI’s client base as expected;

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Lionbridge AI’s top clients, five of whom represented 97% of its revenues for the year ended December 31, 2020, with Google representing 66% of revenues in this period, may limit the volume of services they purchase from us or otherwise limit or terminate the relationship with us;

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we may not be as successful in our cross-selling efforts among our clients and Lionbridge AI’s legacy clients as expected;

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the carrying amounts of goodwill and other purchased intangible assets may not be recoverable;

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the size of growth in the data annotation market may not meet our expectations and may not grow at the anticipated rate or at all;

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the combined entity may be unable to successfully compete in the markets where Lionbridge AI operated;

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the independent contractors of the business may be legally required to be classified as employees (or workers or quasi-employees where those statuses exist); and

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we may experience a lack of supply of independent contractors that inhibits its ability to serve clients.

As a result of these and other risks applicable to the acquired business, some of which may be currently unknown to us, the Lionbridge AI acquisition and integration may not contribute to our results of operations as expected, we may not achieve the expected synergies when expected or at all, and we may not achieve the other anticipated strategic and financial benefits of the acquisition.
The risks arising with respect to the historic business and operations of Lionbridge AI may be different than we anticipate, which could significantly increase the costs and decrease the benefits of the acquisition and materially and adversely affect our operations going forward.
Although we performed significant financial, legal, technological and business due diligence with respect to Lionbridge AI, we may not have appreciated, understood or fully anticipated the extent of the risks associated with its business and the acquisition and integration. Pursuant to the stock purchase agreement we entered into with LBT Investment Holdings, LLC, LBT Investment Holdings, LLC has agreed to indemnify us for certain breaches of surviving covenants and the risks associated with historic operations. Although we have the benefit of the indemnification provisions of the stock purchase agreement and the escrow funds and insurance policies that Lionbridge AI and we have in place and obtained in connection with the acquisition, our exercise of due diligence and risk mitigation strategies may not have anticipated or mitigate the full risks and associated costs of the acquisition. We may become subject to claims as a result of our ownership of the Lionbridge AI business, including wage, hour and employment related claims related to the use of independent contractors, and some of these claims may not entitle us to full or any indemnity under the stock purchase agreement. We may not be able to contain or control the costs associated with these risks, claims or liabilities, which could materially and adversely affect our business, liquidity, capital resources or results of operations.
We may be unable to successfully identify, complete, integrate and realize the benefits of acquisitions or manage the associated risks, all of which could have a material adverse effect on our business, financial performance, financial condition and cash flows.
A key part of our business strategy is to continue to selectively consider acquisitions or investments, some of which may be material. Through the acquisitions we pursue, we may seek opportunities to expand the scope of our existing services, add new clients or enter new geographic markets. There can be no assurance that we will successfully identify suitable candidates in the future for strategic transactions at acceptable prices or at all, have sufficient capital resources to finance potential acquisitions or be able to consummate any desired transactions. Our failure to complete potential acquisitions in which we have invested or may invest significant time and resources could have a material adverse effect on our business, financial performance, financial condition and cash flows.
Acquisitions, including completed acquisitions, involve a number of risks, including diversion of management’s attention from operating our business, developing our relationships with key clients and seeking new revenue opportunities, failure to retain key personnel of acquired companies, legal risks and liabilities relating to the acquisition or the acquired entity’s historic operations which may be unknown or undisclosed and for which we may not be indemnified fully or at all, failure to integrate the acquisition in a timely manner, and, in the case of our potential acquisitions, our ability to finance the acquisitions on attractive terms or at all, any of which could have a material adverse effect on our business, financial performance, financial condition and cash flows. Future acquisitions may also result in the incurrence of indebtedness or the issuance of additional equity securities.
We could also experience financial or other setbacks if transactions encounter unanticipated problems, including problems related to execution, integration or underperformance relative to prior expectations. Post-acquisition activities include the review and alignment of employee cultures, accounting policies, treasury policies, corporate policies such as ethics and privacy policies, employee transfers and moves, information systems integration, optimization of service offerings and the establishment of control over new operations. Such activities may not be conducted efficiently and effectively. Our management may not be able to successfully integrate any future acquired business into our operations and culture on our anticipated timeline or at all, or maintain our standards, controls and policies, which could negatively impact the experience of our clients, optimization of our service offerings and control over operations and otherwise have a material adverse effect on our business, financial performance, financial condition and cash flows. Consequently, any acquisition we complete may not result in anticipated or long-term benefits or synergies to us or we may not be able to further develop the acquired business in the manner we anticipated.

Following the completion of acquisitions, we may be required to rely on the seller to provide administrative and other support, including financial reporting and internal controls over financial reporting, and other transition services to the acquired business for a period of time. We may not have experience in working with the sellers of the business we have acquired to obtain the necessary support to operate a newly acquired business. There can be no assurance that the seller will do so in a manner that is acceptable to us.
We may need to raise additional funds to pursue our growth strategy or continue our operations, and we may be unable to raise capital when needed or on acceptable terms, which could lead us to be unable to expand our business.
From time to time, we may seek additional financing to fund our growth, enhance our technology, respond to competitive pressures or make acquisitions or other investments. We cannot predict the timing or amount of any such capital requirements at this time. General economic, financial or political conditions in our markets may deteriorate or other circumstances may arise, which, in each case, may have a material adverse effect on our cash flows and our business, leading us to seek additional capital. We may be unable to obtain financing on satisfactory terms, or at all. In this case, we may be unable to expand our business at the rate desired, or at all, and our financial performance may suffer. Financing through issuances of equity securities would be dilutive to holders of our shares.
If we are unable to collect our receivables from, or bill our unbilled services to, our clients, our financial performance, financial condition and cash flows could be adversely affected.
Our business depends on our ability to successfully obtain payment from our clients for work performed and to bill and collect on what are usually relatively short cycles. We evaluate the financial condition of our clients and maintain allowances against receivables. We might not accurately assess the creditworthiness of our clients. Actual losses on client balances could differ from those that we currently anticipate and, as a result, we might need to adjust our allowances. Macroeconomic conditions, such as any domestic or global credit crisis or disruption of the global financial system, including as a result of the COVID-19 pandemic, including the development and spread of new and existing variants, could also result in financial difficulties for our clients, up to and including insolvency or bankruptcy, as well as limit their access to the credit markets and, as a result, could cause clients to delay payments to us, request modifications to their payment arrangements that could increase our receivables balance, or default on their payment obligations to us. We have had clients in the past who have entered into insolvency proceedings and have defaulted on their obligations to us. Timely collection of client balances also depends on our ability to complete our contractual commitments, including delivering on the service level our clients expect, and bill and collect our contracted revenues. If our client is not satisfied with our services or we are otherwise unable to meet our contractual requirements, we might experience delays in the collection of and/or be unable to collect our client balances, and if this occurs, our financial performance, financial condition and cash flows could be adversely affected. In addition, if we experience an increase in the time to bill and collect for our services, our cash flows could be adversely affected.
As a result of becoming a public company in the United States, we are subject to additional regulatory compliance requirements, including Section 404 of the Sarbanes-Oxley Act. We have previously identified a material weakness in our internal control over financial reporting.
Effective internal control over financial reporting is necessary for us to provide reliable financial reports. Effective internal controls, together with adequate disclosure controls and procedures, are designed to prevent or detect material misstatement due to fraud or error and to provide reasonable assurance as to the reliability of financial reporting. Deficiencies in our internal controls may adversely affect our management’s ability to record, process, summarize, and report financial data on a timely basis. As a public company, we are required by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and applicable Canadian securities laws, including National Instrument 52-109 — Certification of Disclosure in Issuers’ Annual and Interim Filings, to include a report of management’s assessment on our internal control over financial reporting and, beginning with our annual report for the year ending December 31, 2021, an independent auditor’s attestation report on our internal control over financial reporting in our annual reports on Form 20-F or Form 40-F, subject to certain exceptions. If we fail to comply with the applicable requirements of the Sarbanes-Oxley Act in the required timeframe, we may be subject to sanctions, investigations or other enforcement actions by regulatory authorities, including the SEC and the NYSE.
We had previously identified an ineffective design of controls relating to the review and approval of revenue recognition and journal entries at our less significant subsidiaries and the related ineffective design of risk assessment procedures, deployment of control activities, and monitoring of internal control over financial reporting at these subsidiaries, which were considered material weaknesses in our internal control over financial reporting as at December 31, 2019. We have since taken significant remediation steps and, as of December 31, 2020, we have implemented effectively designed controls to address the material weaknesses. We cannot assure you that we will not identify a material weakness or significant deficiency in our internal control over financial reporting in the future. If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately and timely report on our operating results or financial condition, which could adversely affect investor confidence in our company and the market price of our subordinate voting shares.
We may not be able to realize the entire book value of goodwill and other intangible assets from acquisitions.
We anticipate recording a significant amount of goodwill and intangible assets in connection with our acquisition strategy. For example, the acquisitions of CCC and Lionbridge AI have increased our goodwill and intangible assets balances significantly. Our carrying value of goodwill and intangible assets is periodically tested for impairment on an annual basis. We assess our goodwill and intangible assets by comparing the recoverable amounts of our cash generating unit to its carrying value. To the extent that the carrying value exceeds its recoverable amount, the excess amount would be recorded as a reduction in the carrying value of the asset and any remainder would be recorded as a reduction in the carrying value of the assets on a pro-rated basis. In the event that the carrying amount of goodwill or the intangible assets are impaired, any such impairment would be charged to earnings in the period of impairment. Since this involves the use of critical accounting policies and estimates, we cannot assure that future impairment of goodwill or intangible assets will not have a material adverse effect on our financial performance.
We may incur liabilities for which we are not insured, and may suffer reputational damage in connection with certain claims against us.
We could be sued directly for claims that could be significant, such as claims related to breaches of privacy or network security, infringement of intellectual property rights, violation of wage and hour laws, or systemic discrimination, and our contracts may not fully limit or insulate us from those liabilities. Additionally, in our contracts with our clients, we indemnify our clients for losses they may incur for our failure to deliver services pursuant to the terms of service set forth in such service contracts, and a limited number of our service contracts provide for high or unlimited liability for the benefit of our clients related to damages resulting from breaches of privacy or data security in connection with the provision of our services. Although we have various insurance coverage plans in place, including coverage for general liability, errors or omissions, property damage or loss and information security and privacy liability, that coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more claims. The policies may also have exclusions which would limit our ability to recover under them, the limits under the policy may be insufficient, or our insurers may deny coverage following their investigation of a claim. Currently we do not have insurance in place for certain types of claims, such as patent infringement, violation of wage and hour laws, failure to provide equal pay in the United States and our indemnification obligations to our clients based on employment law, because it is either not available or is not economically feasible. The successful assertion of one or more large claim(s) against us that are excluded from our insurance coverage or exceed available insurance coverage, or changes in our insurance policies (including premium increases, the imposition of large deductible or co-insurance requirements, changes in terms and conditions or outright cancellation or non-renewal of coverage), could have a material adverse effect on our business, financial performance, financial condition and cash flows. Furthermore, the assertion of such claims, whether or not successful, could cause us to incur reputational damage, which could have a material adverse effect on our business, financial performance, financial condition and cash flows.

We may not be able to comply with the covenants in our credit agreement, service our debt or obtain additional financing on competitive terms, which could result in a default of our credit agreement.
Our credit agreement contains various restrictive covenants. Our ability to comply with the restrictive covenants in our credit agreement, including the net debt to EBITDA ratio covenant will depend upon our future performance and various other factors, including but not limited to the impacts of the COVID-19 pandemic on our business, financial performance, financial condition and cash flows, any prolonged recessionary economic environment that may develop and competitive factors, many of which are beyond our control. The credit agreement also contains covenants related to our relationship with TELUS, which are not in our control. We may not be able to maintain compliance with all of these covenants. In that event, we may not be able to access the borrowing availability under our credit agreement and we may need to seek an amendment to our credit agreement or may need to refinance our indebtedness. There can be no assurance that we can obtain future amendments of or waivers under our existing and any future credit agreements and instruments, or refinance borrowings under our credit agreement, and, even if we were able to obtain an amendment or waiver in the future, such relief may only last for a limited period. Any noncompliance by us with the covenants under our credit agreement could result in an event of default thereunder, which may allow the lenders to accelerate payment of the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event our creditors accelerate the repayment of our indebtedness, we cannot assure you that we would have sufficient assets to make such repayment.
Our cash flow from operating activities will provide the primary source of funds for our debt service payments. If our cash flow from operating activities declines, we may not be able to service or refinance our current debt, which could adversely affect our business and financial condition. Our credit facility exposes us to changes in interest rates. We currently hedge a portion of our variable rate interest exposure but such hedging activities may not be successful in mitigating the risk of increasing interest rates, which may increase our debt service payments.
In preparing our financial statements, we make certain assumptions, judgments and estimates that affect amounts reported in our consolidated financial statements, which, if not accurate, may significantly impact our financial results.
In preparing our financial statements, we make certain assumptions, judgments and estimates that affect amounts reported in our consolidated financial statements, which, if not accurate, may significantly impact our financial results. We make assumptions, judgments and estimates for a number of items, including those listed in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk — Critical Accounting Policies and Estimates”. These assumptions, judgments and estimates are drawn from historical experience and various other factors that we believe are reasonable under the circumstances as at the date of the consolidated financial statements. Actual results could differ materially from our estimates, and such differences could significantly impact our financial results.
Fluctuations in foreign currency exchange rates could harm our financial performance.
Our primary operating currency is the U.S. dollar, but we also generate revenue and incur expenses in other currencies, including the euro, the Philippine peso and the Canadian dollar. As we expand our operations to new countries, our exposure to fluctuations in these currencies may increase and we may incur expenses in other currencies. There may be fluctuations in currency exchange rates between the U.S. dollar and other currencies we transact in which may adversely impact our financial results. In addition, the impact of the COVID-19 pandemic on macroeconomic conditions may impact the proper functioning of financial and capital markets and result in unpredictable fluctuations in foreign currency exchange rates.
Our financial performance could be adversely affected over time by certain movements in exchange rates, particularly if currencies in which we incur expenses appreciate against the U.S. dollar or if the currencies in which we receive revenues depreciate against the U.S. dollar. Although we take steps to hedge a portion of our foreign currency exposures, there is no assurance that our hedging strategy will be successful or that the hedging markets will have sufficient liquidity or depth for us to implement our strategy in a cost-effective manner. In addition, in some countries such as India and China, we are subject to legal restrictions on hedging activities, as well as convertibility of currencies, which could limit our ability to use cash generated in one country to invest in another and could limit our ability to hedge our exposures. Finally, our hedging policies only provide near term protection from exchange rate fluctuations. If currencies in which we incur expenses appreciate against the U.S. dollar, we may have to consider additional means of maintaining profitability, including by increasing pricing or reducing costs, which may or may not be achievable.
Our financial condition could be negatively affected if countries reduce or withdraw tax benefits and other incentives currently provided to companies within our industry or if we are no longer eligible for these benefits.
TELUS International operates in various jurisdictions including Austria, Bosnia and Herzegovina, Bulgaria, Canada, China, Costa Rica, Czech Republic, Denmark, El Salvador, Finland, France, Germany, Guatemala, India, Ireland, Japan, Korea, Latvia, the Philippines, Poland, Romania, Slovakia, Spain, Switzerland, Turkey, the United Kingdom and the United States, which increases our exposures to multiple forms of taxation. Our tax expense and cash tax liability in the future could be adversely affected by various factors, including, but not limited to, changes in tax laws (including tax rates and the potential introduction of global minimum taxes), regulations, accounting principles or interpretations, the potential adverse outcome of tax examinations and international tax complexity and compliance. Changes in the valuation of deferred tax assets and liabilities, which may result from a decline in our profitability or changes in tax rates or legislation, could have a material adverse effect on our tax expense.
Our subsidiaries file tax returns and pay taxes in the various jurisdictions in which they are a resident and carry on their business activities. Our tax expense and cash tax liability (including interest and penalties) could be adversely affected if a country were to successfully argue that any of our subsidiaries is resident in, or carries on business in, a country that is different from any jurisdiction in which it files its tax returns and pays taxes.
Certain cross-border payments may be subject to withholding taxes in the jurisdiction of the payer. Our tax expense and cash tax liability (including interest and penalties) could be adversely affected if a country were to successfully argue that any cross-border payments by our subsidiaries are subject to withholding tax in a manner or at a rate that is different from any amounts actually withheld in respect of any applicable withholding taxes. In addition, our tax expense and cash tax liability (including interest and penalties) could be adversely affected if a country were to dispute the quantum and timing of any deduction related to any cross-border payment.
Certain of our delivery locations in India, which were established in Special Economic Zones (“SEZ”), are eligible for tax incentives until 2024. These delivery locations are eligible for a 100% income tax exemption for the first five years of operation and a 50% exemption for a period of up to ten years thereafter if certain conditions are met. Minimum tax is paid on income subject to the SEZ incentives which generates credits that can be carried forward for 15 years to be applied against taxes payable on regular income. Additionally, there were new delivery locations established during the fiscal year ended March 31, 2019, which are eligible for tax incentives until 2034.
As our SEZ legislation benefits are being phased out, our Indian tax expense may materially increase and our after-tax profitability may be materially reduced, unless we can obtain comparable benefits under new legislation or otherwise reduce our tax liability. Minimum taxes imposed on the exempt income may increase our tax expense in future years if the minimum tax credits cannot be fully utilized during the carryover period.
We also benefit from corporate tax incentives for our Philippine delivery locations. These incentives are administered by the Philippine Economic Zone Authority (“PEZA”) and initially provide a four-year tax holiday for each PEZA registered location, followed by a preferential tax rate of 5% of gross profit. The PEZA incentive regime yields an average effective tax rate of less than 10% of pre-tax income with the rate determined by how many of the PEZA registered locations were in the exemption period during the year. The proposed Corporate Recovery and Tax Incentives for Enterprises (“CREATE”) Act awaiting signature into law grandfathers existing incentives but limits the 5% tax on gross profit period to 10 years. CREATE establishes a new incentive program with similar benefits including an income tax holiday period followed by either the 5% preferential tax on gross profit or the proposed regular corporate tax rate of 25% but with enhanced tax deductions.
Our operations in El Salvador benefit from a favorable tax exemption. Failure to qualify for the favorable tax regime in El Salvador (including as a result of its repeal) could result in income generated from centers in El Salvador being taxed at the prevailing annual tax rate of 30%.
Our operations in the United States are subject to the Base Erosion and Anti-Abuse Tax (“BEAT’’). The BEAT operates as a minimum tax (10% for taxable years before 2026 and 12.5% thereafter) and is generally calculated as a percentage of the “modified taxable income” of an “applicable taxpayer”. The BEAT applies for a taxable year only to the extent it exceeds a taxpayer’s regular corporate income tax liability for such year (determined without regard to certain tax credits). Certain subsidiaries organized in the United States are “applicable taxpayers” so they incur a BEAT tax liability. In addition, the Internal Revenue Service (“IRS”) could disagree with our calculation of the amount of the BEAT tax liability or otherwise assert we owe additional tax. Our tax liability has significantly increased as our subsidiaries in the United States are subject to BEAT.
As a result of the foregoing, our overall effective tax rate may increase in future years and such increase may be material and may have an adverse impact on our business, financial performance, financial condition and cash flows.
If tax authorities were to successfully challenge the transfer pricing of our cross-border intercompany transactions, our tax liability may increase.
We have cross-border transactions among our subsidiaries in relation to various aspects of our business, including operations, financing, marketing, sales and delivery functions. Canadian transfer pricing regulations, as well as regulations applicable in other countries in which we operate, require that any international transaction involving associated enterprises be on arm’s-length terms and conditions. We view the transactions entered into by our subsidiaries to be in accordance with the relevant transfer pricing laws and regulations. If, however, a tax authority in any jurisdiction successfully challenges our position and asserts that the terms and conditions of such transactions are not on arm’s-length terms and conditions, or that other income of our affiliates should be taxed in that jurisdiction, we may incur increased tax liability, including accrued interest and penalties, which would cause our tax expense to increase, possibly materially, thereby reducing our profitability and cash flows, which in turn could have a material adverse effect on our financial performance, effective tax rate and financial condition.
Tax legislation and the results of actions by taxing authorities may have an adverse effect on our operations and our overall tax rate.
The Government of Canada or other jurisdictions where we have a presence could enact new tax legislation which could have a material adverse effect on our business, financial performance, financial condition and cash flows. In addition, our ability to repatriate surplus earnings from our delivery locations in a tax-efficient manner is dependent upon interpretations of local laws, possible changes in such laws and the renegotiation of existing bilateral tax treaties. Changes to any of these may adversely affect our overall tax rate, or the cost of our services to our clients, which could have a material adverse effect on our business, financial performance, financial condition and cash flows.
Certain income of our non-Canadian subsidiaries may be taxable in Canada, and if the Canadian tax authorities were to successfully dispute the quantum of such income, our tax expense and tax liability may increase.
Certain income of our non-Canadian subsidiaries that is passive in nature or that has a particular connection to Canada may be taxable in Canada under the “foreign affiliate property income” (“FAPI”) regime in the Income Tax Act (Canada). Our tax expense and cash tax liability (including interest and penalties) could be adversely affected if the Canadian tax authorities were to successfully dispute the quantum of any FAPI earned by our non-Canadian subsidiaries, thereby adversely affecting our business, financial performance, financial condition and cash flows.

We and our clients are subject to laws and regulations globally, which increases the difficulty of compliance and may involve significant costs and risks. Any failure to comply with applicable legal and regulatory requirements could have a material adverse effect on our business, financial performance, financial condition and cash flows.
The jurisdictions where we operate, as well as our contracts, require us to comply with or facilitate our clients’ compliance with numerous, complex and sometimes conflicting legal regimes, both domestically and internationally. These laws and regulations relate to a number of aspects of our business, including anti-corruption, internal and disclosure control obligations, data privacy and protection, wage-and-hour standards, employment and labor relations, trade protections and restrictions, import and export control, tariffs, taxation, sanctions, data and transaction processing security, payment card industry data security standards, records management, user-generated content hosted on websites we operate, privacy practices, data residency, corporate governance, anti-trust and competition, team member and third-party complaints, telemarketing regulations, telephone consumer regulations, government affairs and other regulatory requirements affecting trade and investment. Our clients are located around the world, and the laws and regulations that apply include, among others, U.S. federal laws and regulations such as the Fair Credit Reporting Act, Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act, Telephone Consumer Protection Act, Telemarketing Sales Rule, state laws on third-party administration services, utilization review services, data privacy and protection telemarketing services or state laws on debt collection in the U.S., collectively enforced by numerous federal and state government agencies and attorneys general, as well as similar consumer protection laws in other countries in which our clients’ customers are based. Failure to perform our services in a manner that complies with any such requirements could result in breaches of contracts with our clients. The application of these laws and regulations to our clients is often unclear and may at times conflict. The global nature of our operations increases the difficulty of compliance. For example, in many foreign countries, particularly in those with developing economies, it is common to engage in business practices that are prohibited by regulations applicable to us or our clients, including Canada’s Corruption of Foreign Public Officials Act and the United States Foreign Corrupt Practices Act. We cannot provide assurance that our clients will not take actions in violation of our internal policies or Canadian or United States laws. Compliance with these laws and regulations may further be challenged by the remote-working environment caused by the COVID-19 pandemic. For example, payment card industry and HIPAA guidance is evolving in light of the increase in remote-working conditions globally, and thus there exists uncertainty over the additional cost and ability to comply with such evolving standards. Compliance with these laws and regulations may involve significant costs, consume significant time and resources or require changes in our business practices that result in reduced revenue and profitability. We may also face burdensome and expensive governmental investigations or enforcement actions regarding our compliance, including being subject to significant fines. Non-compliance could also result in fines, damages, criminal sanctions against us, our officers or our team members, prohibitions on the conduct of our business, and damage to our reputation, restrictions on our ability to process information, allegations by our clients that we have not performed our contractual obligations or other unintended consequences. In addition, we are required under various laws to obtain and maintain accreditations, permits and/or licenses for the conduct of our business in all jurisdictions in which we have operations and, in some cases, where our clients receive our services, including the United States, Canada and Europe. If we do not maintain our accreditations, licenses or other qualifications to provide our services or if we do not adapt to changes in legislation or regulation, we may have to cease operations in the relevant jurisdictions and may not be able to provide services to existing clients or be able to attract new clients. Our failure to comply with applicable legal and regulatory requirements could have a material adverse effect on our business, financial performance, financial condition and cash flows.
We are subject to economic, political and other risks of doing business globally and in emerging markets.
We are a global business with a substantial majority of our assets and operations located outside Canada and the United States. In addition, our business strategies may involve expanding or developing our business in emerging market regions, including Europe and Asia-Pacific. Due to the international nature of our business, we are exposed to various risks of international operations, including:
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adverse trade policies or trade barriers;

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inflation, hyperinflation and adverse economic effects resulting from governmental attempts to control inflation, such as the imposition of wage and price controls and higher interest rates;

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difficulties in enforcing agreements or judgments and collecting receivables in foreign jurisdictions;

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exchange controls or other currency restrictions and limitations on the movement of funds, such as on the remittance of dividends by subsidiaries;

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inadequate infrastructure and logistics challenges;

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sovereign risk and the risk of government intervention, including through expropriation, or regulation of the economy;

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challenges in maintaining an effective internal control environment with operations in multiple international locations, including language and cultural differences, expertise in international locations and multiple financial information systems;

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concerns relating to the protection and security of our personnel and assets; and

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labor disruptions, civil unrest, significant political instability, wars or other armed conflict.

These risks may impede our strategy by limiting the countries and regions in which we are able to expand. The impacts of these risks may also only materialize after we have begun preparations and made investments to provide services in this new country or region. The exposure to these risks may require us to incur additional costs to mitigate the impact of these risks on our business.
Additionally, there continues to be a great deal of uncertainty regarding U.S. and global trade policies for companies with multinational operations like ours. In recent years, there has been an increase in populism and nationalism in various countries around the world and, consequently, historical free trade principles are being challenged. For example, the U.S. government has at times historically indicated its intent to adopt a new approach to trade policy and, in some cases, to renegotiate, or potentially terminate, certain existing bilateral or multi-lateral trade agreements and may do so again in the future. As we continue to operate our business globally, our success will depend, in part, on the nature and extent of any such changes and how well we are able to anticipate, respond to and effectively manage any such changes.
Finally, international trade and political disputes can adversely affect the operations of multinational corporations like ours by limiting or disrupting trade and business activity between countries or regions. For example, we may be required to limit or halt operations, terminate client relationships or forego profitable client opportunities in countries which may, in the future, be subject to sanctions or other restrictions on business activity by corporations such as ours, by U.S. or Canadian legislation, executive order or otherwise. Some of our clients have been targeted by and may, in the future, be subject to such sanctions. Additionally, failure to resolve the trade dispute between the countries may also lead to unexpected operating difficulties in certain countries, including enhanced regulatory scrutiny, greater difficulty transferring funds or negative currency impacts.
All the foregoing could have a material adverse effect on our business, financial performance, financial condition and prospects.
Some of our contractual arrangements with our clients require us to deliver a minimum quality of service, and our failure to meet those quality standards could adversely impact our business or subject us to liability or penalties.
Most of our agreements with clients contain service level and performance requirements, including requirements relating to the quality of our services. The services we provide are often critical to our clients’ businesses, and any failure to consistently provide those services in accordance with contractual specifications, whether as a result of errors made by our team members or otherwise, could disrupt the client’s business and result in harm to our reputation, reduction of the likelihood that our clients recommend us to others, an obligation for us to pay penalties to the client under the contract, a reduction in revenues or a claim for substantial damages against us, regardless of whether we are responsible for that failure. In addition, lockdowns and other measures imposed by governments around the world, as well as other resulting impacts of the COVID-19 pandemic, may result in our temporary inability to meet the service level and performance requirements of our clients. If we fail to meet our contractual obligations or otherwise breach obligations to our clients or vendors, we could be subject to legal liability.
We may enter into non-standard agreements because we perceive an important economic opportunity by doing so or because our personnel did not adequately adhere to our guidelines for the entry into contracts with new or existing clients. In addition, with respect to our client contracts, the contracting practices of our competitors may cause contract terms and conditions that are unfavorable to us to become standard in the marketplace. If we cannot or do not perform our obligations with clients or vendors, we could face legal liability and our contracts might not always protect us adequately through limitations on the scope and/or amount of our potential liability. If we cannot, or do not, meet our contractual obligations to provide solutions and services to clients, and if our exposure is not adequately limited through the enforceable terms of our agreements, we might face significant legal liability and our business, financial performance, financial condition and cash flows could be materially and adversely affected. Similarly, if we cannot, or do not, meet our contractual obligations with vendors, such as licensors, the vendors may have the right to terminate the contract, in which case we may not be able to provide clients solutions and services dependent on the products or services provided to us by such contracts.
The unauthorized disclosure of sensitive or confidential client and customer data could expose us to protracted and costly litigation, damage our reputation and cause us to lose clients.
We are typically required to process, and sometimes collect and/or store sensitive data, including, but not limited to, personal data regulated by the General Data Protection Regulation (“GDPR”), The Personal Information Protection and Electronic Documents Act, California Consumer Privacy Act (“CCPA”), the California Invasion of Privacy Act, Personal Data Protection Bill of 2018, and the Data Privacy Act of 2012, of our clients’ end customers in connection with our services, including names, addresses, social security numbers, personal health information, credit card account numbers, checking and savings account numbers and payment history records, such as account closures and returned checks. In addition, we collect and store data regarding our team members. As a result, we are subject to various data protection laws and regulations (as described above), and other industry-specific regulations and privacy laws and standards in the countries in which we operate, including the GDPR, the CCPA, the HIPAA, the Health Information Technology for Economic and Clinical Health Act and the Payment Card Industry Data Security Standard, and the failure to comply with such laws could result in significant fines and penalties. The legislative and regulatory frameworks for privacy issues is constantly evolving in many countries where we operate and are likely to remain uncertain and dynamic for the foreseeable future. Legislators and regulators in numerous jurisdictions are increasingly adopting new privacy, information security and data protection guidance, laws and regulations, and compliance with current or future privacy, information security and data protection laws and regulations could result in higher compliance, technology or operating costs. The interpretation and application of such laws is often unclear or unsettled, and such laws may be interpreted and applied in a manner inconsistent with our current policies and practices, which may require changes to the features of our company’s platform or prohibit certain of our operations in certain jurisdictions. In addition, certain jurisdictions have adopted laws and regulations that restrict the transfer of data belonging to residents outside of their country. These laws and regulations could limit our ability to transfer such data to the locations in which we conduct operations, which would place limitations on our ability to operate our business.
Many jurisdictions, including all U.S. states, have enacted laws requiring companies to notify individuals and authorities of security breaches involving certain types of personal information. In addition, our agreements with our clients may obligate us to investigate and notify our clients of, and provide cooperation to our clients with respect to, such breaches. Many of our agreements with our clients do not include any limitation on our liability to them with respect to breaches of our obligation to keep the information we receive from them confidential. A failure to comply with these notification requirements could expose us to liability.
In the European Union, the GDPR went into effect in May 2018. The GDPR supersedes European Union member states’ national protection laws and imposes privacy and data security compliance obligations and increased penalties for noncompliance. In particular, the GDPR has introduced numerous privacy-related changes for companies operating within and outside the European Union, including greater control for, and rights granted to, data subjects, increased data portability for European Union consumers, data breach notification requirements, restrictions on automated decision-making and increased fines. GDPR enforcement has begun, and companies have faced fines for violations of certain provisions. Fines can reach as high as 4% of a company’s annual total revenue, potentially including the revenue of a company’s international affiliates. Additionally, foreign governments outside of the European Union are also taking steps to fortify their data privacy laws and regulations. For example, Brazil, India, the Philippines as well as some countries in Central America and Asia-Pacific and some U.S. states, have implemented or are considering GDPR-like data protection laws which could impact our engagements with clients (existing and potential), vendors and team members in those countries. The GDPR and the introduction of similar legislation in other jurisdictions increases the cost of regulatory compliance and increases the risk of non-compliance therewith, which could have an adverse effect on our business, financial performance, financial condition and cash flows.
Although our network security and the authentication of our customer credentials are designed to protect against unauthorized disclosure, alteration and destruction of, and access to, data on our networks, it is impossible for such security measures to be perfectly effective. There can be no assurance that such measures will function as expected or will be sufficient to protect our network infrastructure against certain attacks, and there can be no assurance that such measures will successfully prevent or mitigate service interruptions or further security incidents. All network infrastructure is vulnerable to rapidly evolving cyber-attacks, and our user data and corporate systems and security measures may be breached due to the actions of outside parties (including malicious cyber-attacks), team member error, malfeasance, internal bad actors, a combination of these, or otherwise. A breach may allow an unauthorized party to obtain access to or exfiltrate our data or our users’ or clients’ data. Additionally, outside parties may attempt to fraudulently induce team members, users or clients to install malicious software, disclose sensitive information or access credentials, or take other actions that may provide access to our data or our users’ or clients’ data. Because modern networking and computing environments are increasing in complexity and techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently, increase in sophistication over time or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of our security occurs (or a breach of a client’s security that can be attributed to our fault or is perceived to be our fault), the market perception of the effectiveness of our security measures could be harmed and we could lose users and clients. Security breaches also expose us to a risk of loss of this information, class action or other litigation brought both by clients and by individuals whose information was compromised, remediation costs, increased costs for security measures, loss of revenue, damage to our reputation, and potential liability.
While we believe our team members undergo appropriate training, if any person, including any of our team members, negligently disregards or intentionally breaches controls or procedures with which we are responsible for complying with respect to such data or otherwise mismanages or misappropriates that data, or if unauthorized access to or disclosure of data in our possession or control occurs, we could be subject to significant liability to our clients or our clients’ customers for breaching contractual confidentiality and security provisions or for permitting access to personal information subject to privacy laws, as well as liability and penalties in connection with any violation of applicable privacy laws or criminal prosecution. Unauthorized disclosure of sensitive or confidential client or team member data, whether through breach of computer systems, systems failure, team member negligence, fraud or misappropriation, or otherwise, could damage our reputation and cause us to lose clients and result in liability to individuals whose information was compromised. Similarly, unauthorized access to or through our information systems and networks or those we develop or manage for our clients, whether by our team members or third parties, could result in negative publicity, damage to our reputation, loss of clients or business, class action or other litigation, costly regulatory investigations and other potential liability.
Additionally, remote-working solutions deployed during the COVID-19 pandemic could result in heightened confidentiality risks on account of services being delivered in a physically unsupervised environment and via computer systems and networks outside of our control and management. If any person, including any of our team members, intentionally or inadvertently penetrates our perimeter or internal network security, computing infrastructure or otherwise mismanages or misappropriates sensitive data, or discloses or distributes any such data in an unauthorized manner, we could be subject to significant liability and class action or other lawsuits from our clients or their customers for breaching contractual confidentiality provisions or privacy laws, or investigations and penalties from regulators. Under some of our client contracts, we have, from time to time, agreed to pay for the costs of remediation or notice to end users or credit monitoring, as well as other costs.
In addition, certain third parties to whom we outsource certain of our services or functions, or with whom we interface, store our information assets or our clients’ confidential information, as well as those third parties’ providers, are also subject to the risks outlined above. Although we generally require our vendors to hold sufficient liability insurance and provide indemnification for any liability resulting from the vendor’s breach of the services agreement, a breach or attack affecting these third parties, any delays in our awareness of the occurrence of such breach or attack, and our or third parties’ inability to promptly remedy such a breach or attack, could also harm our reputation, business, financial performance, financial condition and cash flows, and could subject us to liability for damages to our clients and their customers. Failure to select third parties that have robust cybersecurity and privacy capabilities may also jeopardize our ability to attract new clients, who may factor their assessment of risks associated with such third parties in their decision.
Cyber-attacks penetrating the network security of our data centers or any unauthorized disclosure or access to confidential information and data of our clients or their end customers could also have a negative impact on our reputation and client confidence, which could have a material adverse effect on our business, financial performance, financial condition and cash flows.
Our team members, contractors, consultants or other associated parties may behave in contravention of our internal policies or laws and regulations applicable to us, or otherwise act unethically or illegally, which could harm our reputation or subject us to liability.
We have implemented and expect to implement a number of internal policies, including a code of ethics and conduct and policies related to security, privacy, respectful behavior in the workplace, anti-bribery and anti-corruption, security, localized labor and employment regulations, health and safety and securities trading in order to promote and enforce ethical conduct and compliance with laws and regulations applicable to us. Compliance with these policies requires awareness and understanding of the policies and any changes therein by the parties to whom they apply. We may fail to effectively or timely communicate internal policies or changes therein to our team members, contractors, consultants or other associates, and such persons may otherwise fail to follow our policies for reasons beyond our control. We are exposed to the risk that our team members, independent contractors, consultants or other associates may engage in activity that is unethical, illegal or otherwise contravenes our internal policies or the laws and regulations applicable to us, whether intentionally, recklessly or negligently. It may not always be possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may be ineffective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including harm to our reputation and the imposition of significant fines or other sanctions, all of which could have a material adverse effect on our client relationships, business, financial condition and financial performance.
Our ability to meet the expectations of clients of our content moderation services, including the expectations of their users, and the expectations of our clients towards our ability to meet the demands of their future growth, may be adversely impacted due to factors beyond our control, which could have an adverse effect on our business, reputation, financial performance, financial condition and cash flows, and could expose us to liability.
Our content moderation team members may erroneously or deliberately flag or remove content or fail to take action with respect to content that is not in accordance with the requirements set out by our clients. Any combination of the foregoing may result in a failure to meet our clients’ expectations, which could result in clients reducing or terminating their services with us and which could have an adverse effect on our business, reputation, financial performance, financial condition and cash flows.
The content that our team members analyze is selected for review by our clients and moderated by our team members based on our clients’ policies and rules. The tools used by our clients to identify content may fail to identify content that violates relevant content policy or community guidelines or, in certain jurisdictions, legal requirements. This could be the result of deliberate evasive actions by users, limitations in our clients’ content identification tools, bias, errors, malfunctions and other factors. In addition, our team members may erroneously moderate content due to the subjective nature of our clients’ policies or rules or simply because of a mistake. Objectionable content that our clients and their users expect our content moderation team members to review and remove could therefore not be subject to review by our team members or be improperly moderated. Although the design of the methods employed to select content for review are not within the scope of the services we provide, the failure of objectionable content to be appropriately moderated on our clients’ platform, for whatever reason, could adversely impact our reputation for content moderation service delivery and our ability to attract and retain clients. Additionally, a failure to properly moderate objectionable content on our clients’ platform could expose us to liability to users of our clients’ platform. Furthermore, as we continue to expand our content moderation service offerings, certain clients may require us to assume liability for failure to comply with certain contractual requirements imposed by the client related to certain objectionable user-generated content on our clients’ platforms, which may increase our costs and materially impact our results of operations.
Furthermore, as demand for our content moderation solutions grows, we will need to scale our operations to address the demand from our clients. Although the amount of content that we are required to moderate under our contracts with our clients is agreed to in advance, our clients may experience a sudden, unexpected increase in content requiring moderation resulting in an unplanned increase in the need for our services for which a contract is not in place. In the face of this increased demand from our clients, we may not be able to effectively scale our operations by hiring, training and integrating new qualified content moderation team members. Any inability to quickly scale our content moderation team or to meet the demands of our content moderation clients may result in a loss of clients or business or damage to our reputation, which could have an adverse effect on our business, reputation, financial performance, financial condition and cash flows.
Our content moderation team members may suffer adverse emotional or cognitive effects in the course of performing their work, which could adversely affect our ability to attract and retain team members and could result in increased costs, including due to claims against us.
Our content moderation team members are tasked with reviewing discriminatory, threatening, offensive, illegal or otherwise inappropriate multimedia content. Reviewing this content is emotionally and cognitively challenging for many of our team members, which may result in our team members suffering adverse psychological or emotional consequences. These impacts could lead to higher expenses to support our team members, higher levels of voluntary attrition and increased difficulty retaining and attracting team members. If we are not able to effectively attract and retain content moderation team members, we may experience a decline in our ability to meet our clients’ expectations, which may adversely impact the demand for our services.
Additionally, we may be required under applicable law to provide accommodations for team members who experience or who assert they are experiencing mental health consequences. These accommodations could result in increased costs and reductions in the availability of team members who can perform these tasks, which could have a material adverse effect on our financial results. Our content moderation team members may also make claims under workers’ compensation programs or other public or private insurance programs in connection with negative mental health consequences experienced in connection with their employment, which could result in increased costs. We may also be exposed to claims by team members under applicable labor and other laws. Such litigation, whether or not ultimately successful, could involve significant legal fees and result in costly remediation, including payments for psychological treatment and ongoing monitoring, preventative intervention and treatment costs, which could have a material adverse effect on our financial results. While we have taken meaningful measures to ensure the well-being of our team members, these measures may not be sufficient to mitigate the effects on team members or our potential liability under applicable law.
Our business could be materially and adversely affected if we do not protect our intellectual property or if our services are found to infringe on the intellectual property of others.
Our success depends in part on certain methodologies, practices, tools and technical expertise we utilize in providing our services. We engage in designing, developing, implementing and maintaining applications and other proprietary materials. In order to protect our rights in these various materials, we may seek protection under trade secret, patent, copyright and trademark laws. We also generally enter into confidentiality and nondisclosure agreements with our clients and potential clients, and third-party vendors, and seek to limit access to and distribution of our proprietary information. For our team members and independent contractors, we require confidentiality and proprietary information agreements. These measures may not prevent misappropriation or infringement of our intellectual property or proprietary information and a resulting loss of competitive advantage. Additionally, we may not be successful in obtaining or maintaining trademarks for which we have applied.
We may be unable to protect our intellectual property and proprietary technology or brand effectively, which may allow competitors to duplicate our technology and products and may adversely affect our ability to compete with them. Given our international operations, the laws, rules, regulations and treaties in effect in the jurisdictions in which we operate, the contractual and other protective measures we take may not be adequate to protect us from misappropriation or unauthorized use of our intellectual property, or from the risk that such laws could change. To the extent that we do not protect our intellectual property effectively, other parties, including former team members, with knowledge of our intellectual property may leave and seek to exploit our intellectual property for their own or others’ advantage. We may not be able to detect unauthorized use and take appropriate steps to enforce our rights, and any such steps may not be successful. Infringement by others of our intellectual property, including the costs of enforcing our intellectual property rights, may have a material adverse effect on our business, financial performance, financial condition and cash flows.
In addition, competitors or others may allege that our systems, processes, marketing, data usage or technologies infringe on their intellectual property rights. Non-practicing entities may also bring baseless, but nonetheless costly to defend, infringement claims. We could be required to indemnify our clients if they are sued by a third party for intellectual property infringement arising from materials that we have provided to the clients in connection with our services and deliverables. We may not be successful in defending against such intellectual property claims or in obtaining licenses or an agreement to resolve any intellectual property disputes. Given the complex, rapidly changing and competitive technological and business environment in which we operate, and the potential risks and uncertainties of intellectual property-related litigation, we cannot provide assurances that a future assertion of an infringement claim against us or our clients will not cause us to alter our business practices, lose significant revenues, incur significant license, royalty or technology development expenses, or pay significant monetary damages or legal fees and costs. Any such claim for intellectual property infringement may have a material adverse effect on our business, financial performance, financial condition and cash flows.
We may be subject to litigation and other disputes, which could result in significant liabilities and adversely impact our financial results.
From time to time, we are, and may become, subject to lawsuits, arbitration proceedings, and other claims brought or threatened against us in the ordinary course of business. These actions and proceedings may involve claims for, among other things, compensation for personal injury, workers’ compensation, employment discrimination, wage and hour and other employment-related claims, damages related to breaches of privacy or data security, breach of contract, property damage, liquidated damages, consequential damages, punitive damages and civil penalties or other losses, or injunctive or declaratory relief. In addition, we may also be subject to actions by state governments and class action lawsuits, including those alleging violations of the U.S. Fair Labor Standards Act, state and municipal wage and hour laws or the laws applicable to the classification of independent contractors.
Due to the inherent uncertainties of litigation and other dispute resolution proceedings, we cannot accurately predict their ultimate outcome. The outcome of litigation, particularly class action lawsuits, is difficult to assess or quantify. Class action lawsuits may seek recovery of very large or indeterminate amounts. Accordingly, the magnitude of the potential loss may remain unknown for substantial periods of time. These proceedings could result in substantial cost and may require us to devote substantial resources to defend ourselves. The ultimate resolution of any litigation or proceeding through settlement, mediation, or a judgment could have a material impact on our reputation and adversely affect our financial performance and financial position.

Risks Related to Our Relationship with TELUS
TELUS and its directors and officers have limited liability to us and could engage in business activities that could be adverse to our interests and negatively affect our business.
TELUS and its directors and officers have no legal obligation to refrain from engaging in the same or similar business activities or lines of business as we do or from doing business with any of our clients. Any such activities could be adverse to our interests and could negatively affect our business, financial performance, financial condition and cash flows.
Potential indemnification liabilities to TELUS pursuant to various intercompany agreements could materially and adversely affect our businesses, financial condition, financial performance and cash flows.
The agreements between us and TELUS, among other things, provide for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist relating to our business activities. If we are required to indemnify TELUS under the circumstances set forth in the agreements we enter into with TELUS, we may be subject to substantial liabilities. Please refer to the section entitled “Certain Relationships and Related Party Transactions — Our Relationship with TELUS”.
Certain of our executive officers and directors may have actual or potential conflicts of interest.
Certain of our executive officers and directors may have relationships with third parties that could create, or appear to create, potential conflicts of interest. Our executive officers and directors who are executive officers and directors of our significant shareholders could have, or could appear to have, conflicts of interests such as where our significant shareholders are required to make decisions that could have implications for both them and us. See “Management”.
We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with TELUS.
We entered into a number of agreements with TELUS in connection with our initial public offering, including the TELUS MSA, the transition and shared services agreement and the master reseller agreement. These agreements were negotiated by us with TELUS and may not reflect terms that would have been agreed to in an arm’s-length negotiation between unaffiliated third parties. For more information on the agreements we have entered into, or will enter into, please refer to the section entitled “Certain Relationships and Related Party Transactions”.
Risks Related to Our Subordinate Voting Shares
The dual-class structure that is contained in our articles has the effect of concentrating voting control and the ability to influence corporate matters with TELUS and Baring, who held our shares prior to our initial public offering.
We have two classes of shares outstanding: multiple voting shares and subordinate voting shares. Our multiple voting shares have ten votes per share and our subordinate voting shares, which are the shares the selling shareholders are selling in this offering, have one vote per share. TELUS and Baring are the only shareholders who hold the multiple voting shares. In connection with this offering, Baring will convert a portion of its multiple voting shares into an equal number of subordinate voting shares on a one-for-one basis immediately prior to the closing of the offering. With the conversion by Baring of its multiple voting shares into subordinate voting shares to be sold in the offering, TELUS' combined voting power following the offering will increase as its percentage of outstanding multiple voting shares increases. Following the completion of this offering, it is expected that TELUS will have approximately 70.4% of the combined voting power of our outstanding shares and Baring will have approximately 26.5% of the combined voting power of our outstanding shares (or, if the underwriters’ over-allotment option is exercised in full, TELUS and Baring would have approximately 70.9% and 25.9%, respectively, of the combined voting power of our outstanding shares following this offering), which reflects both the reduction in voting power resulting from the conversion of multiple voting shares into subordinate voting shares and the sale of subordinate voting shares in the offering.

As a result of the dual-class share structure, TELUS controls a majority of the combined voting power of our shares and therefore is able to control all matters submitted to our shareholders for approval until such date that TELUS sells its multiple voting shares, chooses to voluntarily convert them into subordinate voting shares or it retains less than 10% of our outstanding shares on a combined basis, which would result in the automatic conversion of its remaining multiple voting shares into subordinate voting shares. This concentrated control limits or precludes your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction requiring shareholder approval. The voting control may also prevent or discourage unsolicited acquisition proposals that you may feel are in your best interest as one of our shareholders. Future transfers by holders of multiple voting shares, other than permitted transfers to such holders’ respective affiliates or to other permitted transferees, will result in those shares automatically converting to subordinate voting shares, which will have the effect, over time, of increasing the relative voting power of those holders of multiple voting shares who retain their multiple voting shares. For additional information, see “Description of Share Capital”.
In addition, because of the ten to one voting ratio between our multiple voting shares and subordinate voting shares, the holders of our multiple voting shares will continue to control a majority of the combined voting power of our outstanding shares even where the multiple voting shares represent a substantially reduced percentage of our total outstanding shares. The concentrated voting control of holders of our multiple voting shares will limit the ability of our subordinate voting shareholders to influence corporate matters for the foreseeable future, including the election of directors as well as with respect to decisions regarding amending of our share capital, creating and issuing additional classes of shares, making significant acquisitions, selling significant assets or parts of our business, merging with other companies and undertaking other significant transactions. As a result, holders of multiple voting shares will have the ability to influence or control many matters affecting us and actions may be taken that our subordinate voting shareholders may not view as beneficial. The market price of our subordinate voting shares could be adversely affected due to the significant influence and voting power of the holders of multiple voting shares. Additionally, the significant voting interest of holders of multiple voting shares may discourage transactions involving a change of control, including transactions in which an investor, as a holder of the subordinate voting shares, might otherwise receive a premium for the subordinate voting shares over the then-current market price, or discourage competing proposals if a going private transaction is proposed by one or more holders of multiple voting shares.
Even if TELUS were to control less than a majority of the voting power of our outstanding shares, it may be able to influence the outcome of such corporate actions due to the director appointment rights and special shareholder rights we granted to TELUS as part of the shareholders’ agreement entered into in connection with our initial public offering. See “— TELUS will, for the foreseeable future, control the direction of our business, and the concentrated ownership of our outstanding shares and our entry into a shareholders’ agreement with TELUS will prevent you and other shareholders from influencing significant decisions”.
TELUS will, for the foreseeable future, control the direction of our business, and the concentrated ownership of our outstanding shares and our shareholders’ agreement with TELUS will prevent you and other shareholders from influencing significant decisions.
We entered into a shareholders’ agreement with TELUS and Baring providing for certain director nomination rights for TELUS and Baring and providing for a number of special shareholder rights for TELUS. Under the terms of the shareholders’ agreement, we agreed to nominate individuals designated by TELUS as directors representing half of our eight-director board at the time of consummation of our initial public offering, and a majority of the board upon appointment of a ninth director and thereafter, for as long as TELUS continues to beneficially own at least 50% of the combined voting power of our outstanding multiple voting shares and subordinate voting shares. Should TELUS cease to own at least 50% of the combined voting power of our outstanding multiple voting shares and subordinate voting shares, we have agreed to nominate to our board such number of individuals designated by TELUS in proportion to its combined voting power, for so long as TELUS continues to beneficially own at least 5% of combined voting power of our outstanding multiple voting shares and subordinate voting shares, subject to a minimum of at least one director. The shareholders’ agreement also provides for appointment and observer rights for

Baring. In addition, the shareholders’ agreement provides that: (1) for so long as TELUS continues to beneficially own at least 50% of the combined voting power of our multiple voting shares and subordinate voting shares, TELUS will be entitled, but not obligated, to select the chair of the board and the chairs of the human resources and governance and nominating committees; and (2) for so long as TELUS has the right to designate a nominee to our board of directors, it will also be entitled, but not obligated, to designate at least one nominee to the human resources and governance and nominating committees and one nominee for appointment to our audit committee (provided that following the earlier of the first anniversary of our initial public offering or the appointment of a third independent director, such audit committee nominee will be independent), subject to compliance with the independence requirements of applicable securities laws and listing requirements of the NYSE and the TSX. The shareholders’ agreement also provides for committee appointment rights for Baring. For more information on these director nomination rights, see “Certain Relationships and Related Party Transactions — Our Relationship with TELUS and Baring — Shareholders’ Agreement”.
Pursuant to the shareholders’ agreement, Baring has agreed not to, directly or indirectly, sell, transfer or otherwise dispose of any multiple voting shares or subordinate voting shares without first discussing in good faith any such sale transaction with TELUS and providing TELUS with a right to purchase such shares. Should such right of first offer be provided and exercised, the combined voting power of our outstanding shares held by TELUS may increase further. TELUS has not exercised this right in connection with this offering. As long as TELUS controls at least 50% of the combined voting power of our outstanding shares, it will generally be able to determine the outcome of all corporate actions requiring shareholder approval, including the election and removal of directors. Even if TELUS were to control less than 50% of the combined voting power of our outstanding shares, it will be able to influence the outcome of such corporate actions due to the director appointment rights and special shareholder rights we have granted to TELUS as part of the shareholders’ agreement.
In addition, pursuant to the shareholders’ agreement, until TELUS ceases to hold at least 50% of the combined voting power of our outstanding shares, TELUS will have special shareholder rights related to certain matters including, among others, approving the selection, and the ability to direct the removal, of our CEO, approving the increase or decrease of the size of our board, approving the issuance of multiple voting shares and subordinate voting shares, approving amendments to our articles and authorizing entering into a change of control transaction, disposing of all or substantially all of our assets, and commencing liquidation, dissolution or voluntary bankruptcy or insolvency proceedings. As a result, certain actions that our board would customarily decide will require consideration and approval by TELUS and our ability to take such actions may be delayed or prevented, including actions that our other shareholders, including you, may consider favorable. We will not be able to terminate or amend the shareholders’ agreement, except in accordance with its terms. See “Certain Relationships and Related Party Transactions — Our Relationship with TELUS and Baring — Shareholders’ Agreement”. We also entered into a Collaboration and Financial Reporting Agreement with TELUS in connection with our initial public offering that, among other things, specifies that certain matters or actions we take require advance review and consultation with TELUS. The agreement also stipulates certain actions that require TELUS International board approval. See “Certain Relationships and Related Party Transactions — Collaboration and Financial Reporting Agreement”.
TELUS’ interests may not be the same as, or may conflict with, the interests of our other shareholders. Investors in this offering and holders of our subordinate voting shares will not be able to affect the outcome of any shareholder vote while TELUS controls the majority of the combined voting power of our outstanding shares and TELUS will also be able to exert significant influence over our board through its director nomination rights.
As TELUS’ interests may differ from ours or from those of our other shareholders, actions that TELUS takes with respect to us, as our controlling shareholder and pursuant to its rights under the shareholders’ agreement, may not be favorable to us or our other shareholders. TELUS has indicated that it intends to remain our controlling shareholder for the foreseeable future.
Our dual-class structure may render our subordinate voting shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of our subordinate voting shares.
We cannot predict whether our dual-class structure will result in a lower or more volatile market price of our subordinate voting shares, in negative publicity or other adverse consequences. Certain index providers have announced restrictions on including companies with multi-class share structures in certain of their indices. For example, S&P Dow Jones has changed its eligibility criteria for inclusion of shares of public companies on the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500, to exclude companies with multiple classes of shares. As a result, our dual-class structure may prevent the inclusion of our subordinate voting shares in such indices, and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be able to invest in our subordinate voting shares, each of which could adversely affect the trading price and liquidity of our subordinate voting shares. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structure and our dual-class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of the subordinate voting shares could be adversely affected.
We are a controlled company within the meaning of the listing requirements of the NYSE and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; you will not have the same protections afforded to shareholders of companies that are subject to such requirements.
TELUS controls a majority of the combined voting power in our company, which means we qualify as a controlled company within the meaning of the corporate governance standards of the NYSE. We have elected to be treated as a controlled company. Under these rules we may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our subordinate voting shares:
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we have a board of directors that is composed of a majority of independent directors, as defined under the NYSE listing requirements;

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we have a compensation committee, which we refer to as our human resources committee, that is composed entirely of independent directors; and

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we have a nominating and governance committee that is composed entirely of independent directors.

We rely on the NYSE controlled company provisions, which means we are not required to have a board of directors that is composed of a majority of independent directors, and we are not required, nor do we expect, that our human resources and governance and nominating committees be composed entirely of independent directors for the foreseeable future.
If TELUS sells a controlling interest in us to a third party in a private transaction, we may become subject to the control of a presently unknown third party.
TELUS owns a controlling interest in our company. TELUS has the ability, should it choose to do so, to sell its controlling interest in us in a privately negotiated transaction, which, if sufficient in size, could result in a change of control of our company. Such a transaction could occur without triggering the rights under the Coattail Agreement (as defined in “Description of Share Capital — Take-Over Bid Protection”) and may occur even if the multiple voting shares are converted into subordinate voting shares.
If TELUS privately sells its controlling interest in our company, we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with those of other shareholders. In addition, if TELUS sells a controlling interest in our company to a third party, our future indebtedness may be subject to acceleration and our other commercial agreements and relationships could be impacted, all of which may adversely affect our ability to run our business as described herein and may have a material adverse effect on our business, financial performance, financial condition and cash flows.
As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.
As a foreign private issuer we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States and disclosure with respect to our annual meetings is governed by Canadian requirements.

In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our securities.
We are exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, these requirements differ from those under the Exchange Act and Regulation FD, and holders of our subordinate voting shares should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies. Additionally, we have four months after the end of each fiscal year to file our annual report with the SEC and are not required under the Exchange Act to file or furnish quarterly reports with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act.
Additionally, as a foreign private issuer, we are not required to file or furnish quarterly and current reports with respect to our business and financial performance. We intend to submit, on a quarterly basis, interim financial data to the SEC under cover of the SEC’s Form 6-K. Furthermore, as a foreign private issuer, we intend to take advantage of certain provisions in the NYSE listing requirements that allow us to follow Canadian law for certain governance matters. See “Management — Corporate Governance”.
If you purchase subordinate voting shares in this offering, you will suffer immediate and substantial dilution of your investment.
The public offering price of our subordinate voting shares is substantially higher than the net tangible book value per subordinate voting share. Therefore, if you purchase our subordinate voting shares in this offering, you will pay a price per share that substantially exceeds our pro forma net tangible book deficit per share after the closing of this offering.
Our operating results and share price may be volatile, and the market price of our subordinate voting shares may drop below the price you pay.
Our quarterly operating results are likely to fluctuate in the future in response to numerous factors, many of which are beyond our control, including each of the risks set forth in this section. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general natural, economic, market or political conditions, could subject the market price of our subordinate voting shares to price fluctuations regardless of our operating performance. Our operating results and the trading price of our subordinate voting shares may fluctuate in response to various factors, including the risks described above.
These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our subordinate voting shares to fluctuate substantially. Fluctuations in our quarterly operating results could limit or prevent investors from readily selling their subordinate voting shares and may otherwise negatively affect the market price and liquidity of subordinate voting shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the shares. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation. We may also decide to settle lawsuits on unfavorable terms. Furthermore, during the course of litigation, there could be negative public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a negative effect on the market price of our subordinate voting shares.
The market price of our subordinate voting shares may be affected by low trading volume.
The relatively low trading volume of our subordinate voting shares may limit your ability to sell your shares. Although trading markets for our subordinate voting shares exist on the NYSE and the TSX, the trading volume has not been significant. Additionally, a large percentage of our share capital is currently made up of multiple voting shares, which are not listed on a public exchange but are exchangeable for subordinate voting shares. Reported average daily trading volume in our subordinate voting shares since our initial public offering has been approximately 326,466 subordinate voting shares on the NYSE and 149,084 subordinate voting shares on the TSX. Limited trading volume subjects our subordinate voting shares to greater price volatility in response to news in the market and may make it difficult for you to sell your shares at a price that is attractive to you. Low volume can also reduce liquidity, which could adversely affect the market price of our subordinate voting shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.
Future sales, or the perception of future sales, by us or our shareholders in the public market could cause the market price for our subordinate voting shares to decline.
Sales of a substantial number of our subordinate voting shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of subordinate voting shares or securities convertible into subordinate voting shares intend to sell subordinate voting shares, could reduce the market price of our subordinate voting shares. Following the consummation of this offering, our directors, executive officers and holders of all of our multiple voting shares will be subject to a 75 day lock-up period provided under agreements executed in connection with this offering, described in “Underwriting”. All of these shares will, however, be able to be resold after the expiration of the lock-up period, as well as pursuant to customary exceptions thereto or upon the waiver of the lock-up agreement by certain of the underwriters, subject to any restrictions imposed on sales by our affiliates under applicable securities laws.
We have no current plans to pay regular cash dividends on our subordinate voting shares and, as a result, you may not receive any return on investment unless you sell your subordinate voting shares for a price greater than that which you paid for it.
We do not anticipate paying any regular cash dividends on our subordinate voting shares for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our financial performance, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our subordinate voting shares is solely dependent upon the appreciation of the price of our subordinate voting shares on the open market, which may not occur. See “Dividend Policy” for more detail.
Our articles, and certain Canadian legislation contain provisions that may have the effect of delaying or preventing a change in control, limit attempts by our shareholders to replace or remove our current directors and affect the market price of our subordinate voting shares.
Certain provisions of our articles, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors may be willing to pay for our subordinate voting shares. For instance, our articles contain provisions that establish certain advance notice procedures for nomination of candidates for election as directors at shareholders’ meetings. A non-Canadian must file an application for review with the minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. Furthermore, limitations on the ability to acquire and hold our subordinate voting shares and multiple voting shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. Otherwise, there are no limitations either under the laws of Canada or British Columbia, or in our articles on the rights of non-Canadians to hold or vote our subordinate voting shares and multiple voting shares. Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. See “Description of Share Capital — Certain Important Provisions of Our Articles and the BCBCA”.
Because we are a corporation incorporated in British Columbia and some of our directors and officers are residents of Canada, it may be difficult for investors in the United States to enforce civil liabilities against us based solely upon the federal securities laws of the United States. Similarly, it may be difficult for Canadian investors to enforce civil liabilities against our directors and officers residing outside of Canada.
We are a corporation incorporated under the laws of the Province of British Columbia with our principal place of business in Vancouver, Canada. Some of our directors and officers and some of the auditors or other experts named herein are residents of Canada and all or a substantial portion of our assets and those of such persons are located outside the United States. Consequently, it may be difficult for U.S. investors to effect service of process within the United States upon us or our directors or officers or such auditors who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Investors should not assume that Canadian courts: (1) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the United States or (2) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws.
Similarly, some of our directors and officers are residents of countries other than Canada and the assets of such persons may be located outside of Canada. As a result, it may be difficult for Canadian investors to initiate a lawsuit within Canada against these non-Canadian residents, and it may be difficult to realize upon or enforce in Canada any judgment of a court of Canada against these non-Canadian residents since a substantial portion of the assets of such persons may be located outside of Canada. In addition, it may not be possible for Canadian investors to collect from these non-Canadian residents on judgments obtained in courts in Canada predicated on the civil liability provisions of securities legislation of certain of the provinces and territories of Canada. It may also be difficult for Canadian investors to succeed in a lawsuit in the United States, based solely on violations of Canadian securities laws.
There could be adverse tax consequences for our shareholders in the United States if we are a passive foreign investment company.
Based on the Company’s income, assets and business activities, the Company does not believe that it was a “passive foreign investment company” (a “PFIC”) for its 2020 taxable year and the Company expects that it will not be classified as a PFIC for U.S. federal income tax purposes for its current taxable year or in the near future. The determination of PFIC status is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond the Company’s control, including the relative values of the Company’s assets and its subsidiaries, and the amount and type of their income. As a result, there can be no assurance that the Company will not be a PFIC in 2021 or any subsequent year or that the IRS will agree with the Company’s conclusion regarding its PFIC status and would not successfully challenge our position. If we are a PFIC for any taxable year during which a U.S. person holds our subordinate voting shares, such U.S. person may suffer certain adverse federal income tax consequences, including the treatment of gains realized on the sale of subordinate voting shares as ordinary income, rather than as capital gain, the loss of the preferential rate applicable to dividends received on subordinate voting shares by individuals who are U.S. persons, the addition of interest charges to the tax on such gains and certain distributions and increased U.S. federal income tax reporting requirements. If, contrary to current expectations, we were a PFIC for U.S. federal income tax purposes, certain elections (such as a mark-to-market election or qualified electing fund election) may be available to U.S. shareholders that may mitigate some of these adverse U.S. federal income tax consequences. United States purchasers of our subordinate voting shares are urged to consult their tax advisors concerning United States federal income tax consequences of holding our subordinate voting shares if we are considered to be a PFIC. See the discussion under “Certain U.S. Federal Income Tax Considerations for U.S. Persons — PFIC Rules”.

Our articles provide that any derivative actions, actions relating to breach of fiduciary duties and other matters relating to our internal affairs will be required to be litigated in Canada or the United States, as the case may be, which could limit your ability to obtain a favorable judicial forum for disputes with us.
Our articles include a forum selection provision that provides that, unless we consent in writing to the selection of an alternative forum, the Supreme Court of British Columbia, Canada and the appellate courts therefrom, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act (British Columbia) (the “BCBCA”) or our articles; or (iv) any action or proceeding asserting a claim otherwise related to the relationships among us, our affiliates and their respective shareholders, directors and/or officers, but excluding claims related to our business or such affiliates. The forum selection provision also provides that our securityholders are deemed to have consented to personal jurisdiction in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions. This forum selection provision does not apply to any causes of action arising under the Securities Act, or the Exchange Act. The Securities Act provides that both federal and state courts have concurrent jurisdiction over suits brought to enforce any duty or liability under the Securities Act or the rules and regulations thereunder, and the Exchange Act provides that federal courts have exclusive jurisdiction over suits brought to enforce any duty or liability under the Exchange Act or the rules and regulations thereunder. Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act and the Exchange Act. Investors cannot waive, and accepting or consenting to this forum selection provision does not represent a waiver of compliance with U.S. federal securities laws and the rules and regulations thereunder. See “Description of Share Capital — Certain Important Provisions of our Articles and the BCBCA — Forum Selection”.
The enforceability of similar forum selection provisions in other companies’ organizational documents, however, has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If a court were to find the forum selection provision in our articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection provision may impose additional litigation costs on shareholders in pursuing any such claims. Additionally, the forum selection provision, if upheld, may limit our shareholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our shareholders. The courts of the Province of British Columbia and the United States District Court for the Southern District of New York may also reach different judgments or results than would other courts, including courts where a shareholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than to our shareholders.
TELUS International (Cda) Inc. is a holding company and, as such, it depends on its subsidiaries for cash to fund its operations and expenses, including future dividend payments, if any.
As a holding company, our principal source of cash flow is distributions from our operating subsidiaries. Therefore, our ability to fund and conduct our business, service our debt and pay dividends, if any, in the future will principally depend on the ability of our subsidiaries to generate sufficient cash flow to make upstream cash distributions to us. Our subsidiaries are separate legal entities, and although they are wholly-owned and controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends or otherwise. Claims of any creditors of our subsidiaries generally will have priority as to the assets of such subsidiary over our claims and claims of our creditors and shareholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us is limited in any way, our ability to fund and conduct our business, service our debt and pay dividends, if any, could be harmed.

If securities or industry analysts cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our subordinate voting shares, the price and trading volume of our subordinate voting shares could decline.
The trading market for our subordinate voting shares is influenced by the research and reports that industry or securities analysts publish about us, our business, our market and our competitors. If any of the analysts who cover us or may cover us in the future change their recommendation regarding our subordinate voting shares adversely, or provide more favorable relative recommendations about our competitors, the price of our subordinate voting shares could decline. If any analyst who covers us or may cover us in the future were to cease coverage of our company, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our subordinate voting shares to decline.
Our organizational documents permit us to issue an unlimited number of subordinate voting shares, multiple voting shares and preferred shares without seeking approval of the holders of subordinate voting shares.
Our articles permit us to issue an unlimited number of subordinate voting shares, multiple voting shares and preferred shares. We anticipate that we may, from time to time, issue additional subordinate voting shares in the future in connection with acquisitions or to raise capital for general corporate or other purposes.
One of the reasons for our initial public offering was to provide us with the ability to use our subordinate voting shares in the future to fund acquisitions to grow our business. Subject to the requirements of the NYSE and the TSX, we are not required to obtain the approval of the holders of subordinate voting shares for the issuance of additional subordinate voting shares. Although the rules of the TSX generally prohibit us from issuing additional multiple voting shares, there may be, with the approval of TELUS, certain circumstances where additional multiple voting shares may be issued, including with applicable regulatory, stock exchange and shareholder approval. Any further issuances of subordinate voting shares or multiple voting shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings. Additionally, any further issuances of multiple voting shares will significantly lessen the combined voting power of our subordinate voting shares due to the ten-to-one (10-to-1) voting ratio between our multiple voting shares and subordinate voting shares. TELUS and Baring, as holders of our multiple voting shares, may also elect at any time or, in certain circumstances be required to convert their multiple voting shares into subordinate voting shares, which would increase the number of subordinate voting shares. See “Certain Relationships and Related Party Transactions”.
Our articles also permit us to issue an unlimited number of preferred shares, issuable in series and, subject to the requirements of the BCBCA, having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as our board of directors may determine and which may be superior to those of the subordinate voting shares. The issuance of preferred shares could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and might adversely affect the market price of our subordinate shares. We have no current or immediate plans to issue any preferred shares. Subject to the provisions of the BCBCA and the applicable requirements of the NYSE and the TSX, we are not required to obtain the approval of the holders of subordinate voting shares for the issuance of preferred shares or to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions as our board of directors may determine. See “Description of Share Capital”.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim”, “anticipate”, “assume”, “believe”, “contemplate”, “continue”, “could”, “due”, “estimate”, “expect”, “goal”, “intend”, “may”, “objective”, “plan”, “predict”, “potential”, “positioned”, “seek”, “should”, “target”, “will”, “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology.
These forward-looking statements include, but are not limited to, statements about:
•
our ability to execute our growth strategy, including by expanding services offered to existing clients and attracting new clients;

•
our ability to maintain our corporate culture and competitiveness of our service offerings;

•
our ability to attract and retain talent;

•
our ability to integrate, and realize the benefits of, our acquisitions of CCC, Managed IT Services business (“MITS”), Lionbridge AI and Playment;

•
the relative growth rate and size of our target industry verticals;

•
our projected operating and capital expenditure requirements; and

•
the impact of the COVID-19 pandemic, including the development and spread of new and existing variants, on our business, financial condition, financial performance and liquidity.

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus. These forward-looking statements are based on our current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus and the section of our Annual Report on Form 20-F for the year ended December 31, 2020 entitled “Risk Factors”, which is incorporated by reference into this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data. These forward-looking statements speak only as at the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC and the Canadian securities regulatory authorities, after the date of this prospectus. See “Where You Can Find More Information”.
This prospectus contains or incorporates by reference estimates, projections, market research and other information concerning our industry, our business, and the markets for our services. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry and general publications, government data and similar sources.
In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in

“Risk Factors” and elsewhere in this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.
Any references to forward-looking statements in this prospectus include forward-looking information within the meaning of applicable Canadian securities laws.

INDUSTRY AND MARKET DATA
This prospectus includes market data and forecasts with respect to current and projected market sizes for digital transformation of customer experience systems and digital customer experience management. Although we are responsible for all of the disclosure contained in this prospectus, in some cases we rely on and refer to market data and certain industry forecasts that were obtained from third party surveys, market research, consultant surveys, publicly available information and industry publications and surveys that we believe to be reliable. Unless otherwise indicated, all market and industry data and other statistical information and forecasts contained in this prospectus are based on independent industry publications, reports by market research firms or other published independent sources and other externally obtained data that we believe to be reliable.
Some market and industry data, and statistical information and forecasts, are also based on management’s estimates. Any such market data, information or forecast may prove to be inaccurate because of the method by which we obtain it or because it cannot always be verified with complete certainty given the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties, including those discussed under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements”.

USE OF PROCEEDS
We will not receive any proceeds from the sale of our subordinate voting shares by the selling shareholders in this offering.
The aggregate net proceeds of the offering to the selling shareholders, after deducting the underwriters’ discounts and commissions, will be $471,240,000 (or $541,926,000 if the underwriters’ option to purchase additional subordinate voting shares is exercised in full).

DIVIDEND POLICY
We have never declared or paid dividends on our subordinate voting shares. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. As such, we do not intend to declare or pay cash dividends on our subordinate voting shares in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors subject to applicable laws and will depend upon, among other factors, our financial performance, financial condition including leverage levels, contractual restrictions, capital requirements and merger and acquisition opportunities. Our future ability to pay cash dividends on our subordinate voting shares is currently limited by the terms of our credit agreement and may be limited by the terms of any future debt or preferred securities.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as at June 30, 2021:
•
on an actual basis; and

•
on an as adjusted basis to give effect to the automatic conversion of 11,920,000 multiple voting shares of Baring into an equal number of subordinate voting shares as a result of Baring’s sale of such subordinate voting shares in the offering (assuming no exercise of the underwriters’ option to purchase additional subordinate voting shares).

Actual data as at June 30, 2021 in the table below is derived from our unaudited condensed interim consolidated financial statements incorporated by reference in this prospectus.
You should read this information together with our consolidated financial statements incorporated by reference in this prospectus and the information set forth under the headings “Summary Historical Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
	As at June 30, 2021 ($ in millions)
	Actual	Adjusted(4)
Cash and cash equivalents(1)	$119	$119
Total short-term debt	$—	$—
Long term debt
Credit facility(2)	$983	$983
Deferred debt transaction costs	(10)	(10)
Lease liabilities	203	203
Total long-term debt	1,176	1,176
Owners’ equity:
Share option awards	2	2
Subordinate Voting Shares(3) – unlimited shares authorized; 51,940,151 shares issued and outstanding, actual; 63,860,151 shares issued and outstanding, as adjusted;	716	761
Multiple Voting Shares – unlimited shares authorized; 213,579,876 shares issued and outstanding, actual; 201,659,876 shares issued and outstanding, as adjusted;	803	758
Share issuance cost	(31)	(31)
Contributed surplus	9	9
Retained earnings	52	52
Accumulated other comprehensive income	66	66
Total owners’ equity	1,617	1,617
Total Capitalization	$2,793	$2,793

(1)
Includes cash and temporary investments, net.

(2)
As of August 31, 2021, there were approximately $1,031 million of borrowings outstanding.

(3)
Subordinate voting shares issued and outstanding, actual and as adjusted, excludes the following:

•
up to 3,069,175 subordinate voting shares issuable upon the exercise of equity share options awards previously issued to certain of our executive officers and outstanding as of the date of this prospectus, at exercise prices ranging from $4.87 to $25.00;

•
up to 1,327,817 subordinate voting shares issuable upon the vesting of restricted share unit awards previously issued to our employees as part of the 2021 LTIP and outstanding as of the date of this prospectus;

•
up to 19,260,796 subordinate voting shares issuable upon exercise or vesting, as applicable, of securities pursuant to our compensation plans; and

•
subordinate voting shares issued at closing of our acquisition of Playment to the sellers of Playment, who will continue on as our employees, with a value of $1 million and additional subordinate voting shares to be issued to such sellers, with a value of $1.75 million, on each of September 30, 2022 and June 30, 2023 (the number of shares issuable on each date will be calculated based on the volume-weighted average price per subordinate voting share prior to the issuance date).

(4)
Does not reflect the payment of offering expenses by us, which are estimated to be approximately $3 million.

DILUTION
We are not selling any subordinate voting shares in this offering; however, if you purchase subordinate voting shares in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per subordinate voting share in this offering and our net tangible book value per subordinate voting share after this offering. Dilution results from the fact that the public offering price per subordinate voting share is substantially in excess of the net tangible book value per share (which includes both our subordinate voting shares and multiple voting shares) attributable to the existing shareholders for our presently outstanding shares. Our net tangible book value per share represents the amount of our total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares issued and outstanding.
As at June 30, 2021, we had a historical net tangible book value of $(1,053) million, or $(3.97) per share, based on 265,520,027 shares outstanding as at such date. Dilution is calculated by subtracting net tangible book value per share from the public offering price per subordinate voting share in this offering.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION
On January 31, 2020, we completed the acquisition of 100% of the outstanding shares of Triple C Holding, the parent holding company of the CCC business. As a result of the acquisition, Triple C Holding became our wholly-owned subsidiary. On December 31, 2020, we completed the acquisition of the data annotation business of Lionbridge Technologies, Inc., Lionbridge AI.
In connection with our initial public offering in February 2021, we amended our share capital to provide that our existing Class A, Class B, Class C, Class D and Class E common shares were reclassified into two classes of our shares, a class of multiple voting shares and a class of subordinate voting shares, following which we effected a share split of our multiple voting shares and our subordinate voting shares on a 4.5-for-1 basis, as described in Note 17: Share Capital to our audited consolidated financial statements incorporated by reference in this prospectus. We refer to these transactions in our share capital as the “Share Class Reclassification Transactions”.
The unaudited pro forma condensed combined consolidated statement of income for the year ended December 31, 2020 is presented to illustrate the effects of the acquisitions on TELUS International’s historical financial statements and accounting records after giving effect to the acquisitions of CCC and Lionbridge AI and related transaction accounting adjustments for the year ended December 31, 2020 and the Share Class Reclassification Transactions, as described in the notes included below. The historical financial statements of TELUS International reflect the costs of a separate stand-alone entity and any adjustments to reflect autonomous operations would not be material.
The unaudited pro forma condensed combined consolidated statement of income for the year ended December 31, 2020 combines TELUS International’s audited consolidated statement of income for the year ended December 31, 2020, CCC’s unaudited condensed interim consolidated statement of income for the one-month period ended January 31, 2020, Lionbridge AI’s unaudited condensed interim combined statement of income for the nine-month period ended September 30, 2020 and Lionbridge AI’s unaudited condensed interim consolidated statement of income for the period from October 1, 2020 to the closing date of the Lionbridge AI acquisition, giving effect to the acquisitions and the Share Class Reclassification Transactions as if they had occurred on January 1, 2020, the first day of TELUS International’s fiscal year ended December 31, 2020.
TELUS International’s unaudited condensed interim consolidated statement of income for the six-month period ended June 30, 2021 and its audited consolidated statements of financial position as at December 31, 2020 and unaudited condensed interim consolidated statement of financial position as at June 30, 2021 reflect the acquisitions of both CCC and Lionbridge AI, both of which occurred in 2020.
The acquisition transaction accounting adjustments reflect only the application of required accounting to the acquisitions linking the effects of the acquired businesses to TELUS International’s historical financial statements. The unaudited pro forma condensed combined consolidated statement of income should be read in conjunction with the accompanying notes and is based on, and should be read in conjunction with the following historical consolidated financial statements, including the related notes:
•
audited consolidated financial statements of TELUS International as at and for the year ended December 31, 2020, and the related notes;

•
audited consolidated financial statements of CCC as at and for the year ended December 31, 2019 and 2018, and the related notes;

•
audited combined financial statements of Lionbridge AI as at and for the years ended December 31, 2019 and 2018, and the related notes; and

•
unaudited condensed combined interim financial statements of Lionbridge AI as at September 30, 2020, and for the nine-month periods ended September 30, 2020 and 2019, and the related notes.

As the historical consolidated financial statements of CCC have been presented in European euros, the unaudited pro forma condensed combined consolidated financial information reflects a translation of such statements into U.S. dollars. See Note 2 in the accompanying notes to the unaudited pro forma condensed combined consolidated financial information for the translation methodology. Based on its review of CCC’s historical consolidated financial statements, prepared in accordance with IFRS as issued by the IASB, TELUS International is not aware of any further adjustment that would be required to CCC’s historical financial statements in connection with the preparation of the unaudited pro forma condensed combined consolidated financial information.
As the historical combined financial statements of Lionbridge AI have been presented in U.S. dollars, no foreign exchange translation is required. The audited financial statements of Lionbridge AI have been prepared in accordance with U.S. GAAP, but all financial data of Lionbridge AI included in the unaudited pro forma condensed combined consolidated statement of income has been conformed from accounting principles under U.S. GAAP to IFRS as issued by the IASB. In addition, certain amounts in the Lionbridge AI historical unaudited combined statements of income have been reclassified to conform to TELUS International’s presentation.
See Note 6 in the accompanying notes to the unaudited pro forma condensed combined consolidated financial information for the corresponding U.S. GAAP financial information as presented in Lionbridge AI’s historical unaudited financial statements and the reclassifications made in presenting the unaudited pro forma condensed combined consolidated statement of income. We have assessed the differences between U.S. GAAP and IFRS and have determined that no adjustments were necessary as the impact is immaterial.
The unaudited condensed interim consolidated financial statements of CCC for the one-month period ended January 31, 2020 and the unaudited condensed interim consolidated financial statements of Lionbridge AI for the period from October 1, 2020 until the completion of the acquisition are not included in this prospectus.
The transaction accounting adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined consolidated financial information prepared in accordance with the rules and regulations of the SEC.
The unaudited pro forma condensed combined consolidated statement of income has been prepared by TELUS International in accordance with Regulation S-X Article 11, Pro Forma Financial Information, which is referred to herein as Article 11.
The unaudited pro forma condensed combined consolidated financial information has been presented for informational purposes only and does not purport to represent the actual results of operations that TELUS International, CCC, and Lionbridge AI would have achieved had the companies been combined during the period presented and are not intended to project the future results of operations that the combined company may achieve. The unaudited pro forma condensed combined consolidated statement of income does not reflect any potential synergies that may be realized as a result of the acquisition and also does not reflect any restructuring or integration related costs to achieve those potential synergies. The pro forma earnings per share data giving effect to the Share Class Reclassification Transactions is also not indicative of actual results.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income for the
Year Ended December 31, 2020
Year ended December 31, 2020 (millions)	Historical(1)					CCC Transaction Accounting Adjustments(4)	Lionbridge AI Transaction Accounting Adjustments(5)	Pro Forma Combined
	TELUS International	CCC One Month Ended January 31, 2020	CCC One Month Ended January 31, 2020(2)	Lionbridge AI Nine Months Ended September 30, 2020(3)	Lionbridge AI Three Months Ended December 31, 2020
REVENUE
Revenue	$1,582	€29	$33	$178	$61	$—	$—	$1,854
OPERATING EXPENSES
Salaries and benefits	947	19	21	65	19	—	—	1,052
Goods and services purchased	244	2	2	90	33	—	—	369
Share-based compensation	29	—	—	—	—	—	—	29
Acquisition, integration and other	59	—	—	—	1	—	—	60
Depreciation	99	1	1	—	—	—	—	100
Amortization of intangible assets	83	1	1	3	1	4(3a)	46(4a)	138
	1,461	23	25	158	54	4	46	1,748
OPERATING INCOME	121	6	8	20	7	(4)	(46)	106
Changes in business combination-related provisions	(74)	—	—	—	—	—	—	(74)
Interest expense	46	7	8	—	—	(2)(3b)	17(4b)	69
Foreign exchange gain	(2)	—	—	—	—	—	—	(2)
INCOME / (LOSS) BEFORE INCOME TAXES	151	(1)	—	20	7	(2)	(63)	113
Income taxes	48	—	—	6	2	—	(13)(4c)	43
NET INCOME	$103	€(1)	$—	$14	$5	$(2)	$(50)	$70
EARNINGS PER SHARE
Basic	$0.46							$0.29(6)
Diluted	$0.46							$0.29(6)

See the accompanying notes to the unaudited pro forma condensed combined consolidated financial information, which are an integral part of these statements.
(1)
Historical amounts presented have been reclassified to conform with the presentation adopted in our condensed consolidated statements of income and other comprehensive income for the six months ended June 30, 2021 and June 30, 2020. The change in presentation included the reclassification of share-based compensation expense previously included in employee benefits to share-based compensation and the reclassification of certain costs previously included in goods and services purchased to acquisition, integration and other, which are costs that primarily relate to costs incurred in connection with business acquisitions. This change in presentation did not result in a change to the previously reported operating income or net income.

(2)
Please refer to Note 1 for the translation methodology

(3)
Please refer to Note 6 for the corresponding U.S. GAAP information for Lionbridge AI

(4)
Please refer to Note 3 for details of each of the CCC transaction accounting adjustments

(5)
Please refer to Note 4 for details of each of the Lionbridge AI transaction accounting adjustments

(6)
Please refer to Note 5 for details on the Share Class Reclassification Transactions

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements
1.
Description of transaction

a)
Description of transaction — CCC

On January 31, 2020, TELUS International completed the acquisition of CCC and, on such date, CCC became a wholly owned subsidiary of TELUS International. The transaction and acquisition-date fair values assigned to the assets acquired and liabilities assumed are set out in Note 13(c) of the audited consolidated financial statements as at and for the year ended December 31, 2020 which are incorporated by reference in this prospectus.
Foreign currency adjustments
The historical financial statements of CCC are presented in European euro. The historical financial information was translated from European euros to U.S. dollars using the following historical exchange rates:
U.S. dollar/European euro
Average exchange rate for the year ended December 31, 2020	$1.14
Average exchange rate for the period ended January 31, 2020	$1.11

b)
Description of transaction — Lionbridge AI

On December 31, 2020, TELUS International completed the acquisition of Lionbridge AI. The transaction and acquisition-date fair values assigned to the assets acquired and liabilities assumed are set out in Note 13(c) of the audited consolidated financial statements as at and for the year ended December 31, 2020 which are incorporated by reference in this prospectus.
2.
Basis of presentation

The unaudited pro forma condensed combined consolidated financial information was prepared using the acquisition method of accounting and is based on the historical consolidated financial statements of TELUS International and CCC, and the historical combined financial statements of Lionbridge AI. The historical consolidated financial statements of TELUS International and CCC are both prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. The historical combined financial statements of Lionbridge AI are prepared in accordance with U.S. GAAP. We have assessed the differences in the two standards and have determined the impact to be immaterial on the pro forma condensed combined consolidated financial information. The historical annual and interim balances reflect certain reclassifications of CCC’s consolidated statements of income and Lionbridge AI’s combined statements of income to conform to TELUS International’s presentation in its historical annual audited consolidated statement of income for the year ended December 31, 2020. The acquisition method of accounting is based on IFRS 3, Business Combinations. IFRS 3 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at acquisition date fair value.
The assets acquired and liabilities assumed by TELUS International in the acquisitions of CCC and Lionbridge AI have been measured at their respective preliminary estimated fair values as at the respective dates of the closing of the acquisitions and have been included in TELUS International’s audited consolidated statement of financial position at December 31, 2020 and unaudited condensed interim consolidated statement of financial position at June 30, 2021, which are incorporated by reference in this prospectus.
The unaudited pro forma condensed combined consolidated financial information does not reflect any potential synergies or cost savings that may be realized as a result of the acquisition. These synergies include administrative cost savings and increased cross-selling opportunities. Although we project that higher revenues and cost savings will result from the acquisition, there can be no assurance that these potential synergies will be achieved. The unaudited pro forma condensed combined consolidated financial information also does not reflect any projected restructuring and integration costs associated with the achievement of potential synergies. Rather, these will be recorded in the appropriate accounting periods in which they are incurred.

3.
CCC transaction accounting adjustments

This note should be read in conjunction with Note 1 Description of Transaction and Note 2 Basis of Presentation. Adjustments included in the column under the heading “— CCC Transaction Accounting Adjustments” represent the following:
(a)
Operating expenses are adjusted as follows:

For the Year Ended December 31, 2020 (in millions)
Eliminate CCC’s historical intangible asset amortization expense(1)	$(1)
Record transaction-related intangible asset amortization(2)	5
Adjustment to operating expenses	$4

(1)
Prior to the acquisition, CCC had recognized transaction-related intangible assets and related amortization expense in their audited consolidated financial statements. As these intangible assets are remeasured at fair value by TELUS International upon acquisition, the historical amortization expense was reversed.

(2)
The amortization expense was based on the acquisition date fair values of the following:

	Fair Value	Estimated Useful Life
Customer relationships	€481 million	10 years
Brand name	€ 23 million	3 years
Standard operating procedures	€ 9 million	5 years

(b)
Interest expense is adjusted as follows:

For the Year Ended December 31, 2020 (in millions)
Eliminate CCC’s historical interest expense(3)	$(3)
Record incremental interest expense associated with debt issuance to finance the CCC acquisition(4)	1
Adjustment to interest expense	$(2)

(3)
At the time of the acquisition of CCC, TELUS International retired CCC’s existing indebtedness.

(4)
In connection with the acquisition of CCC, TELUS International amended and restated its existing senior secured credit agreement. For the purposes of the pro forma financial information, it is assumed that the credit agreement was amended effective January 1, 2020, and only the mandatory repayments of $8 million were made in each subsequent quarter. The weighted average interest rate used in the calculation was 2.40% for 2020. For more information on the terms of our credit agreement, see “Description of Certain Indebtedness” in this prospectus.

4.
Lionbridge AI transaction accounting adjustments

This note should be read in conjunction with Note 1 Description of Transaction and Note 2 Basis of Presentation. Adjustments included in the column under the heading “— Lionbridge AI Transaction Accounting Adjustments” represent the following:
a)
Operating expenses are adjusted as follows:

For the Year Ended December 31, 2020 (in millions)
Eliminate Lionbridge AI’s historical intangible asset amortization expense(1)	$(4)
Estimated transaction related intangible asset amortization(2)	50
Estimated adjustment to operating expenses	$46

(1)
Prior to the acquisition, Lionbridge AI had recognized transaction related intangible assets and related amortization expense in their combined financial statements. As these intangible assets are remeasured at fair value by TELUS International upon acquisition, the historical amortization expense was reversed.

(2)
The amortization expense is based on the acquisition date fair values of the following:

	Estimated Fair Value	Estimated Useful Life
Customer relationships	$523 million	15 years
Crowdsource platform and processes	$120 million	8 years

b)
Interest expense is adjusted as follows:

For the Year Ended December 31, 2020 (in millions)
Estimated incremental interest expense associated with debt issuance to finance the Lionbridge AI acquisition(4)	$17

(4)
In connection with the acquisition of Lionbridge AI, TELUS International amended and restated its existing senior secured credit agreement. For the purposes of the pro forma financial information, it is assumed that the credit agreement was amended effective January 1, 2020, and only the incremental mandatory repayments of $3 million were made in each subsequent quarter, excluding the incremental mandatory repayments on the debt incurred in connection with the acquisition of CCC. The weighted average interest rate used in the calculation was 2.40%. For more information on the terms of our credit agreement, see “Description of Certain Indebtedness” in this prospectus.

c)
The effective income tax rate of the pro forma adjustments for the year ended December 31, 2020 was 21%. The effective tax rate differs from the statutory income tax rate in effect in the countries in which the pro forma adjustments occur, primarily Canada and the USA due to the impact of non-deductible amounts incurred and financing arrangements entered as part of the acquisition of Lionbridge AI.

5.
Common shares

For periods in which TELUS International reports net income, historical basic and diluted earnings per share is determined by using the weighted average number of common shares and dilutive common share equivalents outstanding during the period. In connection with the acquisition of Lionbridge AI, we issued 7,552,089 Class A common shares to TELUS for $150 million in cash and 4,054,954 Class B common shares to Baring for $80 million in cash to finance the acquisition. The per share value paid in exchange for the issuances of Class A and B common shares to TELUS and Baring, respectively, in connection with the Lionbridge AI acquisition was $19.82 per share based on an estimate of fair market value as of September 30, 2020. In connection with the Share Class Reclassifications Transactions, our share capital became two classes of common shares, a class of multiple voting shares and a class of subordinate voting shares. The above-described amounts of common shares issued in connection with the acquisition reflect a 4.5-for-1 share split in connection with our initial public offering. The following table summarizes the weighted average number of common shares outstanding used to calculate the basic and diluted earnings per share on a historical basis and on a pro forma basis giving effect to the acquisitions of CCC and Lionbridge AI acquisitions and the Share Class Reclassification Transactions.

	As at December 31, 2020
	Historical	Pro Forma
Basic total weighted average number of common shares outstanding	224,156,034	237,993,610
Dilutive effect of share-based compensation	1,366,938	1,366,938
Diluted total weighted average number of common shares outstanding	225,522,972	239,360,548

6.
Lionbridge AI U.S. GAAP Financial Information

The unaudited condensed combined interim financial statements of Lionbridge AI have been prepared in accordance with U.S. GAAP, but all financial data of Lionbridge AI included in the unaudited pro forma condensed combined consolidated statement of income has been conformed from accounting principles under U.S. GAAP to IFRS as issued by the IASB, which resulted in no changes. We have assessed the differences between the U.S. GAAP and IFRS as issued by the IASB and have determined that no adjustments were necessary as the impact is immaterial. In addition, certain amounts in the Lionbridge AI historical unaudited combined statements of income have been reclassified to conform to TELUS International’s presentation in the pro forma combined consolidated financial statements.
Unaudited Condensed Combined Statement of Income
	Nine Months Ended September 30, 2020			Three Months Ended December 31, 2020
		(unaudited)
	U.S. GAAP	Reclassifications	IFRS	U.S. GAAP	Reclassifications	IFRS
	(millions)
REVENUES	$178	$—	$178	$61	$—	$61
OPERATING EXPENSES
Cost of revenue	129	(129)	—	44	(44)	—
Research and development	2	(2)	—	1	(1)	—
General and administrative	24	(24)	—	8	(8)	—
Sales and marketing	3	(3)	—	1	(1)	—
Salaries and benefits	—	65	65	—	33	33
Goods and services purchased	—	90	90	—	19	19
Share-based compensation	—	—	—	—	—	—
Acquisition, integration and other	—	—	—	—	1	1
Depreciation	—	—	—	—	—	—
Amortization of intangible assets	—	3	3	—	1	1
INCOME BEFORE INCOME TAXES	20	—	20	7	—	7
Provision for income taxes	6	—	6	2	—	2
NET INCOME	$14	$—	$14	$5	$—	$5
Please see the audited combined financial statements of Lionbridge AI as at and for the years ended December 31, 2019 and 2018 and the related notes and the unaudited condensed combined interim financial statements of Lionbridge AI as at and for the nine months ended September 30, 2020 and 2019, and the related notes included elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and financial performance together with our consolidated financial statements and the related notes incorporated by reference in this prospectus. The following discussion is based on financial information prepared in accordance with GAAP. The GAAP that we use are the IFRS, as issued by the IASB, which might differ in material respects from accounting principles generally accepted in other jurisdictions, including the United States. The discussion of our financial performance in this section is based on our financial results for the three‑and six-month periods ended June 30, 2021, and the three-year period ended December 31, 2020.
Information contained in this discussion and analysis or set forth elsewhere in or incorporated by reference in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. By their nature, forward-looking statements are subject to risks and uncertainties and are based on assumptions, including assumptions about future economic conditions, events and courses of action, many of which we do not control. These assumptions may ultimately prove to have been inaccurate and, as a result, our actual results or events may differ materially from expectations expressed in or implied by the forward-looking statements. You should review the “Risk Factors” section of this prospectus and of the documents incorporated by reference in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. In our discussion, we also use certain non-GAAP measures to evaluate our performance, monitor compliance with debt covenants and manage our capital structure. These measures are defined, qualified and reconciled with their most comparable GAAP measures in the “Non-GAAP Measures” section of this discussion and analysis.
Overview of the Business
We are a leading digital customer experience innovator that designs, builds and delivers next-generation solutions for global and disruptive brands. Our services support the full lifecycle of our clients’ digital transformation journeys and enable them to more quickly embrace next-generation digital technologies to deliver better business outcomes. We work with our clients to shape their digital vision and strategies, design scalable processes and identify opportunities for innovation and growth. We bring to bear expertise in advanced technologies and processes, as well as a deep understanding of the challenges faced by all of our clients, including some of the largest global brands, when engaging with their customers. Over the last 16 years, we have built comprehensive, end-to-end capabilities with a mix of industry and digital technology expertise to support our clients in their customer experience and digital enablement transformations.
TELUS International was born out of an intense focus on customer service excellence, continuous improvement and a values-driven culture under the ownership of TELUS, a leading communications and information technology company in Canada. Since our founding, we have made a number of significant organic investments and acquisitions, with the goal of better serving our growing portfolio of global clients. We have expanded our agile delivery model to access highly qualified talent in multiple geographies, including Asia-Pacific, Central America, Europe and North America, and developed a broader set of complex, digital-centric capabilities.
We believe our ability to help clients realize better business outcomes begins with the talented team members we dedicate to supporting our clients because customer experience delivered by empathetic, highly skilled and engaged teams is key to providing a high-quality brand experience. We have a unique and differentiated culture that places people and a shared set of values at the forefront of everything we do. Over the past decade, we have made a series of investments in our people predicated upon the core philosophy that our “caring culture” drives sustainable team member engagement, retention and customer satisfaction.
We have expanded our focus across multiple industry verticals, targeting clients who believe exceptional customer experience is critical to their success. Higher growth technology companies, in particular, have embraced our service offerings and quickly become our largest industry vertical. Today, we are a leading digital CX innovator that designs, builds and delivers next-generation solutions for global and disruptive brands. We believe we have a category-defining value proposition with a unique approach to combining both digital transformation and CX capabilities.

We have built comprehensive, end-to-end capabilities with a mix of industry and digital technology expertise to support our clients in their customer experience and digital enablement journeys. Our services support the full scope of our clients’ digital transformations and enable clients to more quickly embrace next-generation digital technologies to deliver better business outcomes. We provide strategy and innovation, next-generation technology and IT services, and CX process and delivery solutions to fuel our clients’ growth. Our highly skilled and empathetic team members together with our deep expertise in customer experience processes, next-generation technologies and expertise within our industry verticals are core to our success. We combine these with our ability to discover, analyze and innovate with new digital technologies in our digital centers of excellence to continuously evolve and expand our solutions and services.
We have built an agile delivery model with global scale to support next-generation, digitally-led customer experiences. Substantially all of our delivery locations are connected through a carrier-grade infrastructure backed by cloud technologies, enabling globally distributed and virtualized teams. The interconnectedness of our teams and ability to seamlessly shift interactions between physical and digital channels enables us to tailor our delivery strategy to clients’ evolving needs. We have over 56,000 team members in 53 delivery locations and global operations over 25 countries. Our delivery locations are strategically selected based on a number of factors, including access to diverse, skilled talent, proximity to clients and ability to deliver our services over multiple time zones and in multiple languages. We have established a presence in key global markets, which supply us with qualified, cutting-edge technology talent and have been recognized as an employer of choice in many of these markets. In addition, TELUS International AI Data Solutions (which includes the data annotation business we acquired from Lionbridge Technologies Inc. at the end of 2020) utilizes the services of crowdsourced contractors that are geographically dispersed across the globe.
As of June 30, 2021, our clients include over 600 companies across high-growth verticals, including Tech and Games, Communications and Media, eCommerce and FinTech, Healthcare and Travel and Hospitality. Our relationship with TELUS, one of our largest clients and controlling shareholder, has been instrumental to our success. TELUS provides significant revenue visibility, stability and growth, as well as strategic partnership with respect to co-innovation within our Communications and Media industry vertical. Our TELUS MSA provides for a term of ten years which began in January 2021 and a minimum annual spend of $200 million, subject to adjustment in accordance with its terms. For more information, see “Certain Relationships and Related Party Transactions — Our Relationship with TELUS — Master Services Agreement”.
Recent Developments
On July 2, 2021, we completed the acquisition of Playment, a Bangalore, India-based leader in computer vision tools and services specialized in 2D and 3D image, video and LiDAR (light detection and ranging). The acquisition builds upon our existing deep domain expertise and experience in data annotation, uniquely positioning us to support technology and large enterprise clients developing AI-powered solutions across a variety of vertical markets. This acquisition was not material to our condensed interim consolidated financial statements.
On February 3, 2021, we completed our initial public offering (IPO) where we issued 20,997,375 subordinate voting shares at $25.00 per share. Net proceeds were used to repay a portion of outstanding borrowings under our credit agreement. As a result of the IPO, our subordinate voting shares are listed for trading on the NYSE and the TSX.
On December 31, 2020, we acquired Lionbridge AI, the data annotation business of Lionbridge Technologies, Inc., pursuant to the terms of a stock purchase agreement, dated November 6, 2020 for cash consideration of $940 million, subject to post-closing adjustments. In the second quarter of 2021, we rebranded the business to TIAI. TIAI is one of only two globally-scaled, managed AI training data and data annotation services and platform providers in the world.
In April 2020, we acquired MITS, a leading provider of managed IT services in Canada, offering a mix of cloud technologies, IT sourcing and managed hosting, from TELUS, our controlling shareholder, in exchange for share consideration with a value of $49 million.

On January 31, 2020, we completed the acquisition of CCC, a leading provider of higher-value-added business services with a focus on customer relationship management and content moderation, for cash consideration of $873 million.
We have consolidated TIAI, MITS and CCC in our financial results since the closing of each of the acquisitions.
Factors Affecting Our Performance and Related Trends
We believe that the key factors affecting our performance and financial performance include:
Our Ability to Expand and Retain Existing Client Relationships and Attract New Clients
We have a diverse base of clients, including leaders and disruptors across the industry verticals we serve. Through our commitment to customer experience and innovation, we have been able to sustain long-term partnerships with many clients, often expanding our relationship through multiple service offerings that we provide through a number of delivery locations.
To grow our revenue, we seek to continue to increase the number and scope of service offerings we provide to our existing clients. In addition, our continued revenue growth will depend on our ability to win new clients. We seek to partner with prospective clients that value premium digital IT and customer experience solutions and services.
Our ability to maintain and expand relationships with our clients, as well as to attract new clients, will depend on a number of factors, including our ability to maintain: a “customers-first” culture across our organization; our level of innovation, expertise and retention of team member talent; a consistently high level of service experience, as evidenced by, among others measures, the satisfaction ratings that our clients receive from their customers based on the services we provide; the technological advantages we offer; and our positive reputation, as a result of our corporate social responsibility initiatives and otherwise.
Our Ability to Attract and Retain Talent
As at June 30, 2021, we have over 56,000 team members, located over 25 countries in four geographic regions, servicing clients in almost 50 languages. In addition, our recently-acquired TIAI business utilizes the services of crowdsourced contractors that are geographically dispersed across the globe.
Ensuring that our team members feel valued and engaged is integral to our performance, as our team members enable us to maintain the organizational culture that is one of the key factors which differentiates us from competitors, and creates a better experience for our clients’ customers, enabling us to retain and enhance our existing client relationships and build new ones. As a result, we make significant investments to attract, select, retain and develop top talent across our product and service offerings. We have devoted, and will continue to devote, substantial resources to creating engaging, inspiring, world-class physical workplaces; recruiting; cultivating talent selection proficiencies and proprietary methods of performance measurement; growing employee engagement including rewards and development; supporting our corporate sustainability initiatives; and acquiring new talent and capabilities to meet our clients’ evolving needs. Our ability to attract and retain team member talent will depend on a number of factors, including our ability to: compete for talent with competitive service providers in the geographies we operate; provide innovative benefits to our team members; retain and integrate talent from our acquisitions; and meet or exceed evolving expectations related to corporate sustainability.
Impact of COVID-19
The COVID-19 pandemic, which emerged in the first quarter of 2020, continues to have a pervasive global impact. This continues to impact our estimates regarding the economic environment, including economic growth and industry growth rates, which also form an important part of the assumptions on which we set our expectations. Our persistent focus to date has been on keeping all of our team members safe and healthy, while continuing to serve our clients and support our communities in this critical period. As of the date of this prospectus, the majority of our team members continue to work remotely, as they have since the onset of the pandemic, and in some cases we have thoughtfully and strategically returned team members to site. We are closely tracking vaccine deployment in all of our regions and, in countries where permitted, we are working with local governments and healthcare officials to supplement vaccination acquisition and roll-out for our team members and their families.
Impact to our financial condition, financial performance and liquidity.   We believe the impact of the COVID-19 pandemic on our business, operating results, cash flows and financial condition will be primarily driven by the severity and duration of the pandemic in the geographic regions where we and our clients operate, including the development and spread of new and existing variants, the pandemic’s impact on the global economy and the markets where we operate, the vaccination progress in the countries where we operate, and the timing, scope and impact of stimulus legislation as well as other foreign, regional and local governmental responses to the pandemic. Those primary drivers are beyond our knowledge and control. As a result, the full impact the COVID-19 pandemic will have on our business, operating results, cash flows and/or financial condition is unknown. Through the date of this prospectus, the impact on our financial condition and financial performance was more significant in the second quarter of 2020 as a result of the temporary site closures enforced across our delivery sites. Although both revenue and net income were negatively affected by the pandemic, we were able to largely mitigate the negative impact on cash flow by taking steps to strategically contain costs. We are unable to quantify with precision the impact that the COVID-19 pandemic has had or will have on our revenue. The COVID-19 pandemic may also have an effect on assets and the ability to timely account for those assets, although we do not expect an impact on our ability to account for our assets on a timely basis.
Our access to capital has not been materially impacted by the COVID-19 pandemic. In February 2021, we completed our IPO and used the net proceeds to repay a portion of our long-term debt. We have not provided additional collateral, guarantees or equity to our lenders and we have not had material changes to our cost of capital due to the COVID-19 pandemic. There is no material uncertainty about our ongoing ability to meet the covenants in our credit agreement and we also do not expect to incur material COVID-19-related contingencies.
Material impairments.   There has not been a material unfavorable change to our cash flow projections or key assumptions as a result of the COVID-19 pandemic and there are no other indicators of impairment. We did not recognize any impairment charge for the three-months and six-months ended June 30, 2021 based on our recoverability analysis.
Impacts to demand of our products and services.   The COVID-19 pandemic has presented both challenges and opportunities in maintaining and expanding revenue. We also expect that the pandemic will create opportunities for a new delivery model such as our “Work from Anywhere” offering, as our clients look to refine their in-house business continuity practices and adopt a permanent new operating model. The challenges of the COVID-19 pandemic have also accelerated the digital transformation initiatives of many of our clients, giving us the opportunity to deepen client relationships by providing more of our services to address their evolving digital enablement and customer experience needs. We cannot precisely quantify the impact of such acceleration of digital transformation initiatives due to the COVID-19 pandemic.
Industry Trends
The industry trends affecting us and that may have an impact on our future performance and financial performance include the trends described in “Business — Industry Background”.
Seasonality
Our financial results may vary from period to period during any year. The seasonality in our business, and consequently, our financial performance, generally mirrors that of our clients. Our revenues are typically higher in the third and fourth quarters than in other quarters.
Foreign Currency Fluctuations
While our primary operating currency is the U.S. dollar, we are also party to revenue contracts denominated in the European euro and other currencies and a significant portion of our operating expenses are incurred in currencies other than the U.S. dollar. Movements in the exchange rates between the U.S.

dollar and these other currencies have an impact on our financial results. The tables below outline revenue and expenses by currency and the percentage of each of the total revenue and expenses for each period. In January 2021, we amended the TELUS MSA to stipulate that amounts to be paid by TELUS in U.S. dollars, as compared to the previous agreement which required amounts to be paid in Canadian dollars, thus reducing our overall exposure to Canadian dollars and the related foreign exchange effects going forward.
	Years Ended December 31						Three Months Ended June 30				Six Months Ended June 30
	2020		2019		2018		2021		2020		2021		2020
Revenue	Revenue	% of Total	Revenue	% of Total	Revenue	% of Total	Revenue	% of Total	Revenue	% of Total	Revenue	% of Total	Revenue	% of Total
	($ in millions)
U.S. dollar	$549	35%	$512	50%	$407	49%	$300	56%	$124	32%	$587	56%	$250	35%
European euro	635	40%	240	24%	225	27%	201	38%	162	41%	389	38%	281	39%
Canadian dollar	398	25%	268	26%	202	24%	32	6%	105	27%	62	6%	182	26%
Other currencies	—	—	—	—	1	—	—	—	—	—	—	—	—	—
Total Revenue	$1,582	100%	$1,020	100%	$835	100%	$533	100%	$391	100%	$1,038	100%	$713	100%
	Years Ended December 31						Three Months Ended June 30				Six Months Ended June 30
	2020		2019		2018		2021		2020		2021		2020
Operating Expenses	Expenses	% of Total	Expenses	% of Total	Expenses	% of Total	Expenses	% of Total	Expenses	% of Total	Expenses	% of Total	Expenses	% of Total
	($ in millions)
U.S. dollar	$573	39%	$476	53%	$403	54%	$245	50%	$147	39%	$471	49%	$290	42%
European euro	332	23%	37	4%	43	6%	97	20%	85	23%	184	19%	151	22%
Philippines peso	187	13%	183	20%	155	21%	54	11%	46	12%	103	11%	91	13%
Canadian dollar	130	9%	44	5%	15	2%	46	9%	36	10%	93	10%	52	8%
Other currencies(1)	239	16%	166	18%	131	17%	51	10%	60	16%	112	11%	99	15%
Total Operating Expenses	$1,461	100%	$906	100%	$747	100%	$493	100%	$374	100%	$963	100%	$683	100%

(1)
This includes other currencies such as the Guatemalan quetzal, Bulgarian lev, Romanian leu and Indian rupee.

The following table presents information on the average exchange rates between the U.S. dollars and the key currencies to which we have exposure over the last three years:
Foreign Exchange Rates	Years Ended December 31			Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2018	2021	2020	2021	2020
U.S. dollar to European euro	0.8768	0.8935	0.8474	0.8300	0.9084	0.8301	0.9079
U.S. dollar to Philippine peso	49.5783	51.7652	52.6780	48.1728	50.4118	48.2347	50.6335
U.S. dollar to Canadian dollar	1.3415	1.3266	1.2957	1.2282	1.3854	1.2468	1.3671

Results of Operations
	Years Ended December 31			Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2018	2021	2020	2021	2020
	($ in millions)
Revenue	$1,582	$1,020	$835	$533	$391	$1,038	$713
Operating Expenses
Salaries and benefits	947	617	514	299	233	581	439
Goods and services purchased	244	177	174	103	74	197	122
Share-based compensation	29	13	6	19	10	45	12
Acquisition, integration and other	59	7	4	7	7	12	26
Depreciation	99	73	31	29	26	56	47
Amortization of intangible assets	83	19	18	36	24	72	37
	$1,461	$906	$747	$493	$374	$963	$683
Operating Income	$121	$114	$88	$40	$17	$75	$30
Changes in business combination-related provisions	(74)	(14)	(13)	—	(51)	—	(74)
Interest expense	46	36	24	12	12	26	25
Foreign exchange (gain) loss	(2)	(3)	8	(1)	3	2	3
Income before Income Taxes	151	95	69	29	53	47	76
Income taxes	48	26	22	13	10	28	22
Net Income	$103	$69	$47	$16	$43	$19	$54
Revenue
We earn revenue pursuant to contracts with our clients that generally take the form of a master services agreement (“MSA”), or other service contracts. MSAs, which are framework agreements with terms generally ranging from three to five years, with the vast majority having a term of three years, are supplemented by statements of work (“SOWs”) that identify the specific services to be provided and the related pricing for each service. There are a number of factors that impact the pricing of the services identified in each SOW or service contract, including, but not limited to, the nature and scope of services being provided, service levels and, under certain of our MSAs, we are able to share the inflation and foreign exchange risk arising from currency fluctuations. The substantial majority of our revenue is earned pursuant to MSAs or service contracts that are engagements based on per-hour or per-transaction billing models. Most of our contracts, other than with TELUS, do not commit our clients to a minimum annual spend or to specific volumes of services. Although the contracts we enter into with our clients provide for terms that range from three to five years, the arrangements may be terminated by our clients for convenience with limited notice and without payment of a penalty or termination fee. Additionally, our clients may also delay, postpone, cancel or remove certain of the services we provide without canceling the whole contract. Many of our contracts contain provisions that would require us to pay penalties to our clients and/or provide our clients with the right to terminate the contract if we do not meet pre-agreed service level requirements.
From period to period, the fluctuation in our revenue is primarily a function of changes in service volumes from existing SOWs, new SOWs with existing clients, MSAs signed with new clients, and the impact of foreign exchange on non-U.S. dollar-denominated contracts.
During the six-month period ended June 30, 2021, we had three clients which exceeded 10% of our revenue. Our largest client, a leading social media company, generated approximately 16% of our revenue, compared with approximately 15% for the same period in 2020. TELUS, our second largest client and controlling shareholder, generated approximately 16% of our revenue, compared with approximately 21% for the same period in 2020. Google, our third largest client, generated approximately 11% of our revenue, compared with approximately 9% for the same period in 2020.

In each of 2020, 2019 and 2018, TELUS, our largest client in those periods, and Google, our second largest client in those periods, accounted for more than 10% of our revenues. TELUS represented approximately 20%, 26% and 24% of our revenue in 2020, 2019 and 2018, respectively. Our second largest client, which was a leading social media company in 2020 and Google in years prior, accounted for approximately 16%, 12%, and 14% of our revenue in 2020, 2019 and 2018, respectively.
We deliver tailored solutions to a diverse set of clients active in various verticals from our delivery locations around the world. However, these services are marketed, sold and delivered to clients in an integrated manner in order to provide a unified, seamless sales and delivery experience. Our chief operating decision maker reviews financial information presented on a consolidated basis for the purposes of evaluating financial performance and making resource allocation decisions. Accordingly, we report our results and manage our business as a single operating and reporting segment.
The table below sets forth the percentage of our revenues derived from our largest clients, which includes TELUS, Google and a leading social media company for the periods presented.
	Years Ended December 31			Six Months Ended June 30
	2020	2019	2018	2021	2020
Top 5 clients	52%	55%	55%	51%	53%
Top 10 clients	62%	67%	69%	61%	65%
Top 15 clients	68%	75%	78%	67%	71%
Top 20 clients	73%	80%	83%	72%	74%
The following table sets forth our revenue from our top five industry verticals and other industries based on a percentage of revenue for the periods presented:
	Years Ended December 31			Three Months Ended June 30		Six Months Ended June 30
Revenue by Industry Vertical	2020	2019	2018	2021	2020	2021	2020
	($ in millions)
Tech and Games	$617	$321	$270	$244	$153	$468	$272
Communications and Media	481	390	317	132	119	261	230
eCommerce and FinTech	171	108	92	61	41	116	77
Travel and Hospitality	54	40	22	13	11	27	25
Healthcare	36	43	39	11	7	23	16
Other(1)	223	118	95	72	60	143	93
Total	$1,582	$1,020	$835	$533	$391	$1,038	$713

(1)
Includes among others, retail and other financial services; none of the verticals included in this category are individually more than 3% of revenue.

In the three-month and six-month periods ended June 30, 2021, the revenue generated from our Tech and Games industry vertical increased 59% and 72%, respectively. This growth is largely attributable to the acquisition of TIAI, which has contributed almost 70% of the growth in Tech and Games, with the balance attributable to continued growth within our existing clients and the addition of new clients. The revenue generated from the eCommerce and FinTech industry vertical has grown 49% and 51%, respectively, which is primarily attributable to new clients as well as growth within our existing client base. The revenue generated from the Communications and Media industry vertical grew 11% and 13%, respectively over the same period, predominantly driven by the increase in revenue from TELUS.
From 2018 to 2020, as our revenue has grown, our revenue in each of the aforementioned industry verticals has increased commensurately. Tech and Games has increased at a cumulative annual growth rate of 51% over the last two years due to the acquisition of certain clients and additional programs for existing clients through CCC, including additional programs for our largest client, as well as the expansion of services offered to our existing client base, including Google. Our Communications and Media vertical has grown at a cumulative annual growth rate of 23% from 2018 to 2020 as a result of clients acquired through the Xavient acquisition and through continued enablement of our largest client and controlling shareholder, TELUS. Our eCommerce and FinTech vertical has grown at a cumulative annual growth rate of 37% from 2018 to 2020 as a result of an increase in volumes with acquired clients including mobile payments and website development clients. We experienced significant growth in all other verticals, except Healthcare, which declined slightly from 2018 to 2020.
We serve our clients, who are primarily domiciled in North America, from multiple delivery locations across four geographic regions. In addition, our TIAI clients are largely supported by crowdsourced contractors that are globally dispersed and not limited to the physical locations of our delivery centers. The table below presents the revenue generated in each geographic region, based on the location of our delivery center or where the services were provided from, for the periods presented.
	Years Ended December 31			Three Months Ended June 30		Six Months Ended June 30
Geographic Region	2020	2019	2018	2021	2020	2021	2020
	($ in millions)
Europe	$636	$221	$201	$227	$162	$437	$282
North America	346	261	193	123	91	238	156
Asia-Pacific	337	329	268	106	75	210	158
Central America	263	209	173	77	63	153	117
Total	$1,582	$1,020	$835	$533	$391	$1,038	$713
Comparison of Three Months Ended June 30, 2021 and 2020.   Our revenue increased $142 million, or 36%, to $533 million during the three months ended June 30, 2021. Of this increase, $61 million or 16% was attributable to inorganic growth generated from our acquisitions, particularly from our Tech and Games clients as noted earlier. The remainder of the growth was organic, coming from growth in services provided to existing clients as well as new clients added since the comparative period in the prior year. Our year over year growth was favorably impacted by a $20 million or 5% foreign currency impact, predominantly driven by the EUR:USD rate as compared to the second quarter of 2020. We are unable to quantify with precision the impact of COVID-19 on our revenue for the three months ended June 30, 2021.
Comparison of Six Months Ended June 30, 2021 and 2020.   Our revenue increased $325 million, or 46%, to $1,038 million during the six months ended June 30, 2021. Of this increase, $182 million was attributable to growth generated from our acquisitions, particularly from our Tech and Games clients as noted earlier. The balance of the increase is largely attributable to growth in revenue from services provided to existing clients and revenue from new clients. Revenue from our top 10 clients for the six-month period ended June 30, 2021 was 61%, compared to 65% in the comparative six-month period ended June 30, 2020. Similar to the quarter-over-quarter trending, our year-to-date results were also favorably impacted by a $38 million favorable foreign exchange impact, driven predominantly by the EUR:USD rate as compared to the first half of 2020. We are unable to quantify with precision the impact of COVID-19 on our revenue for the six months ended June 30, 2021.
Comparison of Years Ended December 31, 2020 and 2019.   Revenue increased $562 million, or 55%, to $1,582 million for the year ended December 31, 2020. This is largely due to the acquisitions of CCC and MITS, which contributed an incremental $472 million or 46% growth to our revenue when compared to the prior year. Excluding the incremental revenue generated from the acquisitions, revenue from our clients, other than TELUS, increased $52 million over the comparative year, due to a combination of new client acquisitions and growth in existing clients driven by our clients’ adoption and integration of digital technologies and growth in demand for our client’s services, particularly in the Tech and Games vertical. We also experienced growth in revenues from TELUS, excluding the impact of any acquisitions, of $38 million over the comparative year, driven by an increase in services under existing programs as well as new programs launched in 2020. The revenue growth from both TELUS and our external clients is inclusive of a positive foreign exchange impact of $4 million. We are unable to quantify with precision the impact COVID-19 has had on our revenue for the year ended December 31, 2020.

Comparison of Years Ended December 31, 2019 and 2018.   Revenue increased $185 million, or 22%, to $1,020 million during 2019. This was due to growth in revenue from our clients, other than TELUS, of $121 million, largely as a result of incremental volumes derived from our existing clients as well as the launch of new client programs, which generated $31 million of revenue. We also experienced growth in revenues from TELUS of $65 million over the comparative year, driven by an increase in services under existing programs as well as new programs launched in 2019. The revenue growth from both TELUS and our external clients is inclusive of a negative foreign exchange impact of $11 million.
Salaries and benefits
The principal components of salaries and benefits expense include all compensation and benefits (excluding share-based compensation) paid to our front-line and administrative employees, including salaries, benefits and other fringe benefits.
Comparison of Three Months Ended June 30, 2021 and 2020.   Salaries and benefits increased $66 million, or 28%, to $299 million for the three months ended June 30, 2021 as a result of business growth, which has resulted in a higher team member count coupled with higher salaries and wages.
Comparison of Six Months Ended June 30, 2021 and 2020.   Salaries and benefits increased $142 million, or 32%, to $581 million for the six months ended June 30, 2021 as a result of business growth, which has resulted in a higher team member count coupled with higher salaries and wages.
Comparison of Years Ended December 31, 2020 and 2019.   Salaries and benefits increased $330 million, or 53% to $947 million for the year ended December 31, 2020, consistent with the growth in revenue over the comparative period and was due to business growth.
Comparison of Years Ended December 31, 2019 and 2018.   Salaries and benefits increased $103 million, or 20%, to $ 617 million for 2019, consistent with the growth in revenue over the comparative period and was due to business growth. As a percentage of revenue, salaries and benefits declined slightly in 2019 compared to 2018. This was due to a concerted effort by management to effectively manage and scale the salaries and benefits associated with administrative and overhead positions to drive efficiency within the business.
Goods and services purchased
Goods and services purchased include items such as software licensing costs that are required to support our operations, contracted labor costs to supplement our team member base in the digital services portfolio, sales and marketing expenses associated with promoting and selling our services, compliance expenses such as legal and audit fees and business taxes, incremental IT expenditures, bad debt expenses and facility expenses.
On January 1, 2019, we adopted IFRS 16 Leases, using retrospective application with the cumulative effect of the initial application of the new standard recognized at the date of initial application, January 1, 2019. This method of application did not result in the retrospective adjustment of amounts reported for periods prior to January 1, 2019. The adoption of IFRS 16 had the impact of decreasing our goods and services purchased expense as the lease payments are now recognized through depreciation and interest expense, rather than as a component of facilities expense, which is classified as goods and services purchased. In 2018 and 2017, we recognized goods and services expense of $36 million and $30 million, respectively, pertaining to facilities expense. Excluding the impact of IFRS 16, our goods and services purchased expenses have increased as we continue to expand our operations organically and via acquisitions. We expect that these expenses will continue to increase in absolute terms as we continue to expand and grow our revenue base but should remain consistent or decline as a percentage of revenues as economies of scale materialize.
Our goods and services purchased expenses have increased as we continue to expand our operations via acquisitions and organically.
Comparison of Three Months Ended June 30, 2021 and 2020.   Goods and services purchased increased $29 million, or 39%, to $103 million during the three months ended June 30, 2021. This increase was largely due to our acquisitions, in particular TIAI’s crowdsourced contractors, for which the contracted labor costs are recognized in goods and services.
Comparison of Six Months Ended June 30, 2021 and 2020.   Goods and services purchased increased $75 million, or 61%, to $197 million during the six months ended June 30, 2021. This was largely due to our acquisitions, in particular TIAI’s crowdsourced contractors, where the contracted labor costs are recognized in goods and services. The balance is attributable to an increase in software license and other administrative costs to support our growing business.
Comparison of Years Ended December 31, 2020 and 2019.   Goods and services purchased increased $67 million, or 38%, to $244 million during the year ended December 31, 2020. The increase was primarily driven by the goods and services purchased expenses attributable to CCC and MITS, which were acquired during 2020.
Comparison of Years Ended December 31, 2019 and 2018.   Goods and services purchased increased $3 million, or 2%, to $177 million during 2019. As a percentage of revenue, goods and services purchased declined 4%, despite growth in the business. The decline as a percentage of revenue was largely due to the adoption of IFRS 16, which reduced goods and services purchased by approximately $45 million in 2019, as compared to 2018, which was not restated for the effects of IFRS 16.
Share-based compensation
Share-based compensation relates to restricted share unit awards and share option awards granted to employees. These awards include a combination of liability-accounted awards, which require a mark-to-market revaluation against our share price, and equity-accounted awards.
Comparison of Three Months Ended June 30, 2021 and 2020.   Share-based compensation increased $9 million to $19 million during the three months ended June 30, 2021. The increase was primarily due to mark-to-market adjustments on liability-accounted awards due to the increase in our share price. Additionally, new awards granted under our 2021 Long-Term Incentive Plan are equity-settled, generally vesting annually over a four-year period (the graded-vesting method), compared to our past awards which vest at the end of the vesting period (the cliff-vesting method), generally over a period of up to five years. The graded-vesting method will result in more expense being recognized in the earlier years of the vesting period in comparison to awards subject to the cliff-vesting method; however, these awards are not subject to mark-to-market adjustments.
Comparison of Six Months Ended June 30, 2021 and 2020.   Share-based compensation increased $33 million to $45 million during the six months ended June 30, 2021. The increase was primarily due to mark-to-market adjustments on liability-accounted awards due to the increase in our share price at the initial public offering and thereafter.
Comparison of Year Ended December 31, 2020 and 2019.   Share-based compensation increased $16 million to $29 million during the year ended December 31, 2020. The increase was primarily due to the issuance of liability-accounted awards, and the related mark-to-market adjustments to revalue these awards to fair value.
Comparison of Year Ended December 31, 2019 and 2018.   Share-based compensation increased $7 million to $13 million during the year ended December 31, 2019. The increase was primarily due to the issuance of liability-accounted awards, and the related mark-to-market adjustments to revalue these awards to fair value.
Acquisition, integration and other
Acquisition, integration and other is comprised primarily of costs related to our business acquisitions, including transaction costs and integration activities, which could vary from year to year depending on the volume, nature and complexity of the transactions completed in each fiscal year.
We also, from time to time, incur costs associated with streamlining our operations, including ongoing and incremental efficiency initiatives, which may include personnel-related costs and rationalization of real estate. Other costs may also include external costs that are unusual in nature or their significance, such as incremental costs incurred in connection with the COVID-19 pandemic, adverse litigation judgments or regulatory decisions, and other costs that do not contribute normally to the earning of revenues.
Comparison of Three Months Ended June 30, 2021 and 2020 .   Acquisition, integration and other was steady at $7 million during the three months ended June 30, 2021. Current period costs primarily related to the integration of TIAI, whereas costs incurred in the comparative period primarily related to incremental costs incurred in connection with the COVID-19 pandemic.
Comparison of Six Months Ended June 30, 2021 and 2020.   Acquisition, integration and other decreased $14 million, or 54%, to $12 million during the six months ended June 30, 2021. Current period costs primarily related to the acquisition and integration of TIAI and IPO related costs, as well as integration costs relating to CCC. The higher costs in the comparative period related primarily to the costs associated with the acquisition of CCC.
Comparison of Years Ended December 31, 2020 and 2019.   Acquisition, integration and other increased $52 million to $ 59 million during the year ended December 31, 2020. The higher costs were incurred in connection with acquisition transaction costs pertaining to the acquisition of CCC and TIAI as well as incremental costs arising as a result of the COVID-19 pandemic, including costs pertaining to the transportation and accommodation for team members working on site.
Comparison of Years Ended December 31, 2019 and 2018.   Acquisition, integration and other increased $3 million to $ 7 million during the year ended December 31, 2019. These costs related to the integration of Xavient which was acquired in the previous year as well as transaction costs incurred prior to the acquisition of CCC.
Depreciation and amortization
Depreciation and amortization includes depreciation of property, plant and equipment and right-of-use leased assets as well as amortization expense for software and intangible assets recognized in connection with acquisitions. Given our strategy to continuously enhance our service offerings through organic investment and strategic acquisitions, we expect depreciation and amortization will continue to grow.
Comparison of Three Months Ended June 30, 2021 and 2020.   Depreciation and amortization expense increased $15 million, or 30%, to $65 million for three months ended June 30, 2021. The increase was largely due to the incremental amortization recognized on the intangible assets acquired as part of the TIAI business and other prior acquisitions.
Comparison of Six Months Ended June 30, 2021 and 2020.   Depreciation and amortization expense increased $44 million, or 52%, to $128 million for six months ended June 30, 2021. The increase was largely due to the incremental amortization recognized on the intangible assets acquired as part of the TIAI business and other prior acquisitions.
Comparison of Years Ended December 31, 2020 and 2019.   Depreciation and amortization expense increased $90 million, or 98%, to $182 million for the year ended December 31, 2020, due to an incremental $59 million of amortization expense recorded in connection with intangible assets recognized as part of the purchase accounting for the acquisition of CCC. In addition, $23 million of depreciation and amortization expenses were recorded in respect of the acquired entities and the remaining $8 million increase is attributable to the increase in the depreciable asset base in connection with organic investments in facilities and capital expenditures.
Comparison of Years Ended December 31, 2019 and 2018.   Depreciation and amortization expense increased $43 million, or 88%, to $92 million for 2019. This is primarily due to the adoption of IFRS 16, which contributed an incremental $35 million of depreciation expense recognized in 2019 on right-of-use assets. In addition, depreciation and amortization expense has increased due to the growth in our depreciable base of assets as a result of capital investment made by we made over the last 12 months.
Changes in Business Combination-Related Provisions
Changes in business combination-related provisions reflects non-cash accounting gains recognized on the revaluation or settlement of assets and liabilities during the period.

Comparison of Three Months Ended June 30, 2021 and 2020.   Changes in business combination-related provisions was $nil for the three months ended June 30, 2021, compared to a gain of $51 million in the prior comparative period, which related to the revaluation of a put option to acquire the remaining non-controlling interest in our subsidiary Xavient. This put option was settled on April 30, 2020.
Comparison of Six Months Ended June 30, 2021 and 2020.   Changes in business combination-related provisions was $nil for the six months ended June 30, 2021, compared to a gain of $74 million in the prior comparative period, which related to the revaluation of a put option to acquire the remaining non-controlling interest in our subsidiary Xavient.
Comparison of Year Ended December 31, 2020 and 2019.   During the year ended December , 31, 2020, a $74 million gain was recorded on the settlement of the provision for written put options to acquire the remaining controlling interest in Xavient effective April 30, 2020, compared to $14 million of estimate adjustment recorded in the year ended December 31, 2019.
Comparison of Year Ended December 31, 2019 and 2018.   In 2019, a gain of $14 million was recognized, compared to $13 million in 2018, on the revaluation of the provision to acquire the remaining non-controlling interests in Xavient and a $2 million gain recognized, compared to no gain in 2018, on the exercise of the provision to acquire the remaining non-controlling interest in VoxPro Limited (“VoxPro”).
Interest Expense
Interest expense includes interest expense on long-term and short-term borrowings, accretion expense recognized on provisions on the balance sheet, and interest expense recognized for our lease liabilities.
Comparison of Three Months Ended June 30, 2021 and 2020.   Interest expense was steady at $12 million for the three months ended June 30, 2021 compared to the prior comparative period, as the increase in the weighted average debt balance outstanding was offset by a lower weighted average interest rate.
Comparison of Six Months Ended June 30, 2021 and 2020.   Interest expense increased $1 million, or 4%, to $26 million for the six months ended June 30, 2021. The increase was due to an increase in the weighted average debt balance outstanding, which was offset in part, by a lower weighted average interest rate.
Comparison of Years Ended December 31, 2020 and 2019.   Interest expense increased $10 million, or 28%, to $46 million during the year ended December 31, 2020. This was due to an increase in interest expense on long term debt of $12 million associated with an increase in the average debt balance outstanding offset by a lower interest rate and an increase of $3 million on short-term borrowings, offset in part, by a decrease in accretion expense of $7 million due to the settlement of the written put options to acquire the remaining non-controlling interest in VoxPro effective December 1, 2019 and Xavient effective April 30, 2020.
Comparison of Years Ended December 31, 2019 and 2018.   Interest expense increased $12 million, or 50%, to $36 million during 2019. This was largely attributable to the application of IFRS 16, which resulted in an incremental $13.2 million of interest expense being recognized on leases.
Foreign Exchange
Foreign exchange is comprised of gains and losses recognized on certain derivatives, as well as foreign exchange gains and losses recognized on the revaluation and settlement of foreign currency transactions. Please refer to “— Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Risk” for a discussion of our hedging programs.
Comparison of Three Months Ended June 30, 2021 and 2020.   Foreign exchange gain was $1 million for the three months ended June 30, 2021, compared to a foreign exchange loss of $3 million, an improvement of $4 million over the prior comparative period. These reflect changes in foreign exchange rates in the currencies we operate in.
Comparison of Six Months Ended June 30, 2021 and 2020.   Foreign exchange loss was $2 million for the six months ended June 30, 2021, compared to a foreign exchange loss of $3 million, a decrease of $1 million. These reflect changes in foreign exchange rates in the currencies we operate in.

Comparison of Years Ended December 31, 2020 and 2019.   Foreign exchange gain decreased $1 million to $2 million during the year ended December 31, 2020. This is due to a $7 million gain on derivative hedges, offset by a $3 million foreign exchange loss recognized on non-U.S. denominated assets and liabilities for our U.S. functional currency subsidiaries due to the appreciation of the Philippine peso year-over-year. Additionally, a $3 million loss was recognized in relation to Canadian dollar denominated payables. In comparison, a foreign exchange gain of $3 million was recognized in the prior year due to weakening of the Euro against the United States dollar.
Comparison of Years Ended December 31, 2019 and 2018.   A foreign exchange gain of $3 million was recognized for 2019. This was due primarily to a foreign exchange gain of $2 million, recognized as a result of the strengthening of the Philippine peso compared to the U.S. dollar.
Income tax expense
	Years Ended December 31			Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2018	2021	2020	2021	2020
	($ in millions)
Income tax expense	$48	$26	$22	$13	$10	$28	$22
Income taxes computed at applicable statutory rates	24.2%	28.2%	29.4%	24.9%	24.4%	23.6%	25.4%
Effective tax rate (%)	31.8%	27.4%	31.9%	44.8%	18.9%	59.6%	28.9%
Comparison of Three Months Ended June 30, 2021 and 2020.   Income tax expense increased by $3 million for the three months ended June 30, 2021 and the effective tax rate increased from 18.9% to 44.8% compared to the comparative period. The increase in the effective tax rate is primarily due to an increase in withholding and other taxes and a reduction to the prior year effective tax rate due to adjustments recognized in the current period for income tax rate of prior periods.
Comparison of Six Months Ended June 30, 2021 and 2020.   Income tax expense increased by $6 million for the six months ended June 30, 2021 and the effective tax rate increased from 28.9% to 59.6% compared to the comparative period. The increase in the effective tax rate is primarily due to an increase in non-deductible items, an increase in withholding and other taxes and a reduction in the prior year effective tax rate due to adjustments recognized in the current period for income tax of prior periods. A significant portion of the non-deductible items are a result of our IPO and are expected to be non-recurring.
Comparison of Years Ended December 31, 2020 and 2019.   Income tax expense increased by $22 million for the year ended December 31, 2020 and the effective tax rate increased from 27.4% in 2019 to 31.8%. The increase in the effective tax rate is primarily due to a decrease in the foreign tax differential due to the impact of the COVID-19 pandemic, an increase in non-tax deductible items, and is partially offset by a decrease in foreign accrual property income due to the impact of the COVID-19 pandemic. The change in income mix amongst the jurisdictions resulted in a lower weighted average statutory income tax rate.
Comparison of Years Ended December 31, 2019 and 2018.   Income taxes expense increased by $4 million for the year ended December 31, 2019, and the effective tax rate decreased from 31.9% to 27.4%. The decrease in the effective tax rate is primarily due to adjustments recognized in the current period for income tax of prior periods, a decrease in foreign accrual property income and a change in income mix, partially offset by a decrease in the foreign tax differential.
Non-GAAP Measures
We regularly review certain non-GAAP measures that are used to evaluate our performance and analyze underlying business performance and trends. We use these measures to establish budgets and operational goals, manage our business and evaluate our performance. We also use the measures to monitor compliance with debt covenants and manage our capital structure. We believe that these measures help investors compare our operating performance with our results in prior periods. These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this prospectus that are calculated and presented in accordance with GAAP. These non-GAAP measures may not be comparable to GAAP measures and may not be comparable to similarly described non-GAAP measures reported by other companies, including those within our industry. Consequently, our non-GAAP measures should not be evaluated in isolation, but rather, should be considered together with the most directly comparable GAAP measure and our condensed interim consolidated financial statements for the periods presented. The non-GAAP financial measures we present in this prospectus should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP.
TI Adjusted Net Income, TI Adjusted Basic Earnings per Share and TI Adjusted Diluted Earnings per Share.   We regularly monitor TI Adjusted Net Income, TI Adjusted Basic EPS and TI Adjusted Diluted EPS as they are useful for management and investors to evaluate our operating performance, to better understand our ability to manage operational costs, and to facilitate a period-over-period comparison of our results. We calculate TI Adjusted Net Income by adjusting net income for the period for changes in business combination-related provisions, acquisition, integration and other, share-based compensation, foreign exchange gains or losses and amortization of purchased intangible assets, and the related tax impacts of these adjustments. These items are excluded as we do not believe they are indicative of our ongoing operating performance. TI Adjusted Basic EPS is calculated by dividing TI Adjusted Net Income by the basic total weighted average number of equity shares outstanding during the period. TI Adjusted Diluted EPS is calculated by dividing TI Adjusted Net Income by the diluted total weighted average number of equity shares outstanding during the period.
	Years Ended December 31			Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2018	2021	2020	2021	2020
	($ in millions, except per share amounts)
Net income	$103	$69	$47	$16	$43	$19	$54
Add back (deduct):
Changes in business combination-related provisions(1)	(74)	(14)	(13)	—	(51)	—	(74)
Acquisition, integration and other(2)	59	7	4	7	7	12	26
Share-based compensation(3)	29	13	6	19	10	45	12
Foreign exchange (gain) loss(4)	(2)	(3)	8	(1)	3	2	3
Amortization of purchased intangible assets(5)	75	15	15	34	21	67	33
Tax effect of the adjustments above	(30)	(5)	(2)	(12)	(7)	(23)	(13)
TI Adjusted Net Income	$160	$82	$65	$63	$26	$122	$41
TI Adjusted Basic Earnings Per Share	$0.71	$0.43	$0.34	$0.24	$0.12	$0.47	$0.19
TI Adjusted Diluted Earnings Per Share	$0.71	$0.43	$0.34	$0.24	$0.12	$0.46	$0.19

(1)
Changes in business combination-related provisions relate to the revaluation of a written put option liability to acquire the remaining non-controlling interests in a subsidiary that was settled in the second quarter of 2020.

(2)
Acquisition, integration and other is comprised primarily of business acquisition transaction costs and integration expenses associated with these acquisitions and other restructuring, which are not reflective of our ongoing operations. These costs are dependent on a number of factors and are generally inconsistent in amount and frequency, as well as significantly impacted by the timing and size of related acquisitions. Additionally, the size, complexity and volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and volume of future transactions.

(3)
Share-based compensation includes the mark-to-market revaluation of liability-accounted share-based awards based on changes in our share price, which do not correspond to the cash outlay in any given reporting period. This revaluation may fluctuate significantly period over period, which can prevent a comparison of our operating results among the periods. In addition, new equity awards granted under our 2021 Long-Term Incentive Plan are equity-settled through shares from treasury.

(4)
Foreign exchange gains or losses are derived from fluctuations in the market foreign exchange rates relative to our operating currencies, which are generally not reflective of the underlying operations of our business.

(5)
Purchased intangible assets primarily relate to acquired customer relationships, brand and crowdsource assets. Amortization of these intangible assets are excluded as it is a non-cash expense, and it allows management and investors to evaluate our operating results as if these assets had been developed internally rather than acquired in a business combination. We do not exclude the revenue generated by such purchased intangible assets from our revenues and, as a result, TI Adjusted Net Income includes revenue generated, in part, by such purchased intangible assets.

TI Adjusted EBITDA.   We regularly monitor TI Adjusted EBITDA because this is a key measure regularly used by management to evaluate our business performance. As such, we believe it is useful to investors in understanding and evaluating the performance of our business. This measure excludes from net income items that do not reflect the underlying operations of our business and should not, in our opinion, be considered in a valuation metric, or should not be included in an assessment of our ability to service or incur debt. These items were added back for the same reasons described above in TI Adjusted Net Income. TI Adjusted EBITDA should not be considered an alternative to net income in measuring our performance, and it should not be used as an exclusive measure of cash flow. We believe a net income measure that excludes these items that do not reflect the underlying operations of our business is more reflective of underlying business trends and our operational performance and overall business strategy.
	Years Ended December 31			Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2018	2021	2020	2021	2020
	($ in millions)
Net income	$103	$69	$47	$16	$43	$19	$54
Add back (deduct):
Changes in business combination-related provisions(1)	(74)	(14)	(13)	—	(51)	—	(74)
Acquisition, integration and other(2)	59	7	4	7	7	12	26
Share-based compensation(3)	29	13	6	19	10	45	12
Foreign exchange (gain) loss(4)	(2)	(3)	8	(1)	3	2	3
Depreciation and amortization	182	92	49	65	50	128	84
Interest expense	46	36	24	12	12	26	25
Income taxes	48	26	22	13	10	28	22
TI Adjusted EBITDA	$391	$226	$147	$131	$84	$260	$152

(1)
Changes in business combination-related provisions relate to the revaluation of a written put option liability to acquire the remaining non-controlling interests in a subsidiary that was settled in the second quarter of 2020.

(2)
Acquisition, integration and other is comprised primarily of business acquisition transaction costs and integration expenses associated with these acquisitions and other restructuring, which are not reflective of our ongoing operations. These costs are dependent on a number of factors and are generally inconsistent in amount and frequency, as well as significantly impacted by the timing and size of related acquisitions. Additionally, the size, complexity and volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and volume of future transactions.

(3)
Share-based compensation includes the mark-to-market revaluation of liability-accounted share-based awards based on changes in our share price, which do not correspond to the cash outlay in any given reporting period. This revaluation may fluctuate significantly period over period, which can prevent a comparison of our operating results among the periods. In addition, new equity awards granted under our 2021 Long-Term Incentive Plan are equity-settled through shares from treasury.

(4)
Foreign exchange gains or losses are derived from fluctuations in the market foreign exchange rates relative to our operating currencies, which are generally not reflective of the underlying operations of our business.

TI Free Cash Flow.   We calculate TI Free Cash Flow by adjusting our cash provided by operating activities by deducting capital expenditures. We use TI Free Cash Flow to evaluate and conduct our business because, although it is similar to cash provided by operating activities, we believe it is a more conservative measure of cash flows that better reflects our ongoing operations since capital expenditures are a necessary component of our ongoing operations and our liquidity assessment.
	Years Ended December 31			Three Month EndedJune 30		Six Month EndedJune 30
	2020	2019	2018	2021	2020	2021	2020
	($ in millions)
Cash provided by operating activities	$263	$142	$94	$96	$50	$132	$84
Less: capital expenditures	(74)	(63)	(51)	(25)	(16)	(43)	(29)
TI Free Cash Flow	$189	$79	$43	$71	$34	$89	$55
TI Adjusted Gross Profit and TI Adjusted Gross Profit Margin.   TI Adjusted Gross Profit and TI Adjusted Gross Profit Margin are useful measures for management and investors alike to assess how efficiently we are servicing our clients and to be able to evaluate the growth in our cost base, excluding depreciation and amortization, as a percentage of revenue. We calculate TI Adjusted Gross Profit by excluding depreciation and amortization from gross profit. We exclude depreciation and amortization expense because the timing of the underlying capital expenditures and other investing activities do not correlate directly with the revenue from contracts with clients in a given reporting period. TI Adjusted Gross Profit subtracts delivery costs from revenue, including salaries, bonuses, fringe benefits, contractor fees and client-related travel costs for our team members who are assigned to client projects as well as licensing fees, network infrastructure costs and facilities costs required to service our clients. We calculate gross profit margin as gross profit divided by revenue arising from contracts with clients. We calculate TI Adjusted Gross Profit Margin as TI Adjusted Gross Profit divided by revenue arising from contracts with clients.
	Years Ended December 31			Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2018	2021	2020	2021	2020
	($ in millions, except percentages)
Revenue	$1,582	$1,020	$835	$533	$391	$1,038	$713
Less: Operating expenses	(1,461)	(906)	(747)	(493)	(374)	(963)	(683)
Add back: Indirect and administrative expenses	382	225	182	107	101	221	183
Gross profit ($)	503	339	270	147	118	296	213
Add back: Depreciation and amortization	182	92	49	65	50	128	84
TI Adjusted Gross Profit ($)	$685	$431	$319	$212	$168	$424	$297
Gross Profit Margin (%)	31.8%	33.2%	32.3%	27.6%	30.2%	28.5%	29.9%
TI Adjusted Gross Profit Margin (%)	43.3%	42.3%	38.3%	39.8%	43.0%	40.8%	41.7%
Summary of Consolidated Quarterly Results and Trends
The following table sets forth our unaudited quarterly statements of operations data for each of the last eight quarters ended June 30, 2021. The information for each of these quarters has been prepared on the same basis as the audited annual financial statements incorporated by reference this prospectus and, in the opinion of management, includes all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly results of operations are not necessarily indicative of our future results of operations that may be expected for any future period.
($ millions, except per share amounts)	2021 Q2	2021 Q1	2020 Q4	2020 Q3	2020 Q2	2020 Q1	2019 Q4	2019 Q3
Revenue	$533	$505	$442	$427	$391	$322	$273	$265
Operating Expenses
Salaries and benefits	299	282	259	249	233	206	161	159
Goods and services purchased	103	94	55	67	74	48	48	44
Share-based compensation	19	26	12	5	10	2	6	2
Acquisition, integration and other	7	5	25	8	7	19	3	3
Depreciation	29	27	27	25	26	21	20	19
Amortization of intangible assets	36	36	23	23	24	13	5	5
	493	470	401	377	374	309	243	232
Operating Income	40	35	41	50	17	13	30	33
Other (Income) Expenses
Changes in business combination-related provisions	—	—	—	—	(51)	(23)	(12)	—
Interest expense	12	14	11	10	12	13	8	9
Foreign exchange loss (gain)	(1)	3	(4)	(1)	3	—	(1)	2
Income Before Income Taxes	29	18	34	41	53	23	35	22
Income taxes	13	15	13	13	10	12	8	7
Net Income	$16	$3	$21	$28	$43	$11	$27	$15
Basic earnings per share	$0.06	$0.01	$0.09	$0.12	$0.19	$0.05	$0.14	$0.08
Diluted earnings per share	$0.06	$0.01	$0.09	$0.12	$0.19	$0.05	$0.14	$0.08
Other financial information(1)
TI Adjusted Net Income	$63	$59	$66	$53	$26	$15	$26	$24
TI Adjusted Basic Earnings per Share	$0.24	$0.23	$0.27	$0.23	$0.12	$0.07	$0.14	$0.13
TI Adjusted Diluted Earnings per Share	$0.24	$0.23	$0.27	$0.23	$0.12	$0.07	$0.14	$0.13
TI Adjusted EBITDA	$131	$129	$128	$111	$84	$68	$64	$62
Cash provided by operating activities	$96	$36	$95	$84	$50	$34	$49	$56
TI Free Cash Flow	$71	$18	$70	$64	$34	$21	$33	$44
Gross Profit Margin	27.6%	29.5%	33.0%	33.7%	30.2%	29.5%	34.1%	34.3%
TI Adjusted Gross Profit Margin	39.8%	42.0%	44.3%	45.0%	43.0%	40.1%	34.2%	43.4%
Team member count	56,171	51,387	50,618	48,324	47,660	46,209	38,102	37,184

(1)
See “— Non-GAAP Measures” above.

The trend of quarter-over-quarter increases in consolidated revenue reflects the growth in both our organic customer base, as well as successful scale-up of new service programs provided to existing clients. Increased revenue also includes revenues from business acquisitions, including our acquisition of CCC which closed on January 31, 2020 and MITS which closed on April 1, 2020. The acquisition of TIAI closed on December 31, 2020 and did not contribute to our revenue growth prior to 2021.
The trend of quarter-over-quarter increases in employee benefits expense reflects increases in our team member base as a result of acquisitions and as required to service growing volumes from both our existing and new customers and the expansion of our service offerings.
The trend of quarter-over-quarter increases in goods and services purchased reflects increases in external labor to support the growth in our digital business, increases in our software licensing costs associated with our growing team member base and increase in administrative expenses to support growth in the overall business and business acquisitions.
The trend of quarter-over-quarter increases in share-based compensation reflects increases in the value of our equity, and the mark-to-market revaluation of liability-accounted awards. As we shift our share-based compensation grants to equity-accounted awards, we expect less volatility in this expense as these awards are not subject to the mark-to-market revaluation impact of liability-accounted awards.
The quarter-over-quarter changes in acquisition, integration and other costs are dependent on a number of factors and are generally inconsistent in amount and frequency, as well as significantly impacted by the timing and size of business acquisitions.
The trend of quarter-over-quarter increases in depreciation and amortization reflects increases due to growth in capital assets, which is supporting the expansion of our sites required to service customer demand and growth in intangible assets recognized in connection with business acquisitions.
The trend in changes of business combination-related provisions primarily reflects non-cash accounting adjustments recognized on the revaluation or settlement of provisions in connection with an acquisition prior to the quarters presented.
The trend of quarter-over-quarter increases in interest expense reflects an increase in long-term debt outstanding, mainly associated with our acquisitions, and increase in lease liabilities for leased assets. Interest expense also includes accretion on provisions for written put options, which were settled in the second quarter of 2020, thereby partially offsetting any increases subsequent to the second quarter of 2020. Subsequent to the IPO, we have paid down a portion of the borrowing under our credit facility, as such we expect that interest expense will decrease.
The trend in net income reflects the items noted above, as well as the relative mix of income among the geographic areas and the associated tax rates for the countries within those areas and varying amounts of foreign exchange gains or losses. Historically, the trend in basic earnings per share has been impacted by the same trends as net income.
Related Party Transactions
During the three and six months ended June 30, 2021, and the years ended December 31, 2020, 2019 and 2018, we entered into related party transactions with our controlling shareholder, TELUS and its subsidiaries and our other significant shareholder, Baring.
Recurring Transactions with TELUS Corporation
In 2021, we entered into an amended and restated TELUS MSA, which provides for a ten-year master services agreement and we also entered into a ten-year transition and shared services agreement with TELUS. Revenues earned pursuant to the TELUS MSA are recorded as revenue and fees incurred in connection with the shared services agreement for certain shared services provided to us are recorded as goods and services purchased.
The following table summarizes the transactions with TELUS and its subsidiaries :
	Years Ended December 31			Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2018	2021	2020	2021	2020
	($ in millions)
Revenue	$310	$268	$203	$86	$75	$168	$147
Management Fees and Other Services	(29)	(5)	(5)	(6)	(9)	(16)	(10)
Total	$281	$263	$198	$80	$66	$152	$137
Amounts Received from TELUS Corporation	$284	$252	$199	$86	$73	$168	$131
Amounts Paid to TELUS Corporation	$38	$27	$19	$13	—	$17	—

Amounts receivable from TELUS were $48 million and $23 million as at June 30, 2021 and June 30, 2020, respectively, and amounts payable to TELUS were $52 million and $33 million as at June 30, 2021 and June 30, 2020, respectively.
Management fees to TELUS increased $24 million in the year ended December 31, 2020. This is due to the acquisition of the MITS business from TELUS in the year; this level of management fees is not expected to be maintained in future periods.
Amounts receivable from TELUS were $49 million and $30 million as at December 31, 2020 and 2019, respectively, and amounts payable to TELUS were $31 million and $26 million as at December 31, 2020 and 2019, respectively.
Other Transactions with TELUS Corporation
On February 6, 2018, 4,180,995 Class A common shares with a fair value of $26 million were issued to TELUS. The proceeds were used to finance the acquisition of Xavient.
On February 12, 2018, 812,272 Class D common shares were issued to a company controlled by a member of our senior leadership team for cash proceeds totaling $5 million. These shares were subsequently repurchased by TELUS on November 29, 2019.
On January 29, 2020, in connection with the acquisition of CCC, we issued 14,672,610 Class A common shares and 225,000 Class C common shares to TELUS for cash proceeds of $126 million. The proceeds from these share issuances were used to finance the acquisition of CCC, which closed on January 31, 2020.
Effective January 31, 2020 and until December 18, 2020, TELUS participated as a 12.5% lender in the credit facility syndicate disclosed in Note 16 of our annual consolidated financial statements. As of the date of this prospectus, TELUS participates as an 8.9% lender under our credit agreement at an aggregate level based on the total size of the credit facilities. See “Certain Relationships and Related Party Transactions — Our Relationship with TELUS — Credit Agreement” for a description of our credit agreement.
On April 1, 2020, we acquired MITS from TELUS for equity consideration of 3,535,470 Class C common shares, with a fair value of approximately $49 million.
On April 30, 2020, we issued 5,434,780 Class A common shares to TELUS for proceeds of $75 million to finance the buyout of the non-controlling interest in Xavient as at April 30, 2020.
On December 29, 2020, in connection with the acquisition of Lionbridge AI, we issued 7,552,089 shares of Class A common shares to TELUS for proceeds of approximately $150 million to fund a portion of the purchase price. For more information on Lionbridge AI, see “Business — Overview — Lionbridge AI”.
On February 3, 2021, in connection with our initial public offering, TELUS converted 6,484,296 of our multiple voting shares to subordinate voting shares that were sold to new investors in a concurrent secondary offering.
Transactions with Baring Private Equity Asia
On February 6, 2018, 2,251,305 Class B common shares with a fair value of approximately $14 million were issued to Baring. The proceeds were used to finance the acquisition of Xavient.
On January 29, 2020, in connection with the acquisition of CCC, we issued 8,021,790 Class B common shares to Baring for cash proceeds of approximately $68 million. The proceeds from these share issuances were used to finance the acquisition of CCC.
Concurrent with the shares issued to TELUS in connection with the exercise of the Xavient put liability and the acquisition of MITS, we provided Baring with an option to purchase up to 4,816,138 Class B common shares at an exercise price of $62.10 per share. Baring elected to exercise this option to purchase 4,816,138 Class B common shares for aggregate consideration of approximately $67 million; the option was settled on October 19, 2020.

On December 29, 2020, in connection with the acquisition of Lionbridge AI, we issued 4,054,954 shares of Class B common shares to Baring for proceeds of approximately $80 million to fund a portion of the purchase price. For more information on Lionbridge AI, see “Business — Overview — Lionbridge AI”.
As at December 31, 2020, there were no amounts receivable or payable to Baring Private Equity Asia.
On February 3, 2021, in connection with our initial public offering, Baring Private Equity Asia converted 15,068,329 of our multiple voting shares to subordinate voting shares that were sold in a concurrent secondary offering.
Liquidity and Capital Resources
Capital resources
As at June 30, 2021, we had approximately $815 million, compared with $285 million as at December 31, 2020, of available liquidity, comprised of:
•
cash and cash equivalents of $119 million, compared with $153 million as at December 31, 2020, and

•
available borrowings under a revolving credit facility of $696 million, compared with $132 million as at December 31, 2020.

Our objective when managing capital is to maintain a flexible capital structure that optimizes the cost and availability of capital at acceptable risk levels.
In the management of capital and in its definition, we include owners’ equity (excluding accumulated other comprehensive income), long-term debt (including long-term credit facilities and any hedging assets or liabilities associated with long-term debt items, net of amounts recognized in accumulated other comprehensive income) and cash and cash equivalents. We manage capital by monitoring the financial covenants prescribed in our credit facility. For additional information, see Note 16(b) in the notes to the audited consolidated financial statements included elsewhere in this prospectus.
We manage our capital structure and make adjustments to it in light of changes in economic conditions and the risk characteristics of our business. In order to maintain or adjust our capital structure, we may issue new shares, issue new debt with different terms or characteristics which may be used to replace existing debt, or pay down our debt balance with cash flows from operations. We believe that our financial objectives are supportive of our long-term strategy.
We monitor capital utilizing the financial covenants prescribed in our credit facility. As at June 30, 2021, we were in compliance with all of our covenants including net debt to EBITDA ratio of less than 5.25:1.00.
The following table presents a summary of our cash flows and ending cash balances for the years ended December 31, 2020, 2019 and 2018, and the three and six months ended June 30, 2021.
	Years Ended December 31			Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2018	2021	2020	2021	2020
	($ in millions)
Cash provided by operating activities	$263	$142	$94	$96	$50	$132	$84
Cash used in investing activities	(1,872)	(104)	(163)	(24)	(67)	(38)	(873)
Cash (used in) provided by financing activities	1,691	(24)	51	(72)	5	(126)	845
Effect of exchange rate changes on cash	(9)	—	(2)	2	(1)	(2)	(1)
Increase (decrease) in cash position during the period	$73	$14	$(20)	$2	$(13)	$(34)	$55
Cash and cash equivalents, beginning of period	$80	$66	$86	$117	$148	$153	$80
Cash and cash equivalents, end of period	$153	$80	$66	$119	$135	$119	$135

Operating activities
Comparison of Three Months Ended June 30, 2021 and 2020.   We generated cash from operating activities of $96 million in the three months ended June 30, 2021, an increase of $46 million from the comparative period. This increase was primarily attributable to an increase in net income adjusted for non-cash items due to growth in our organic business as well as the income generated from our recent acquisitions, which was offset in part by higher taxes paid.
Comparison of Six Months Ended June 30, 2021 and 2020.   We generated cash from operating activities of $132 million in the six months ended June 30, 2021, an increase of $48 million from the comparative period. This increase is primarily attributable to an increase in net income adjusted for non-cash items due to growth in our organic business as well as the income generated from our recent acquisitions, which was offset in part by higher taxes paid and lower net change in non-cash operating capital compared to the prior year due to the working capital of acquired entities. In addition, during the six-months ended June 30, 2021, we paid $17 million to settle certain liability-accounted share-based compensation awards that became exercisable as a result of our IPO.
Comparison of Years Ended December 31, 2020 and 2019.   We generated cash from operating activities of $263 million in the year ended December 31, 2020, up $121 million from the comparative period. This increase is primarily attributable to a $139 million increase in net income adjusted for depreciation, amortization and other non-cash items as well as an increase in the change in non-cash working capital of $29 million . This was offset by an increase in interest paid of $18 million compared to the prior year due to an increase in the average debt balance outstanding and an increase in income taxes paid of $29 million.
Comparison of Years Ended December 31, 2019 and 2018.   We generated cash from operating activities of $142 million in 2019, up $48 million from 2018. This increase is primarily attributable to a $62 million increase in net income adjusted for depreciation, amortization and other non-cash items. This was offset in part by an increase in our working capital of $14 million compared to the prior year as a result of an increase in customer receivables associated with higher revenue earned during the year as well as an increase in security deposits made with respect to our lease agreements.
Investing activities
Comparison of Three Months Ended June 30, 2021 and 2020.   For the three months ended June 30, 2021 we invested $24 million into the business, a decrease of $43 million compared to $67 million in the comparative period.The decrease was primarily due to the $50 million payment to acquire the remaining non-controlling interest in Xavient Digital LLC in the second quarter of 2020.
Comparison of Six Months Ended June 30, 2021 and 2020.   For the six months ended June 30, 2021 we invested $38 million into the business, a decrease of $835 million compared to $873 million in the comparative period. The decrease was primarily due to the acquisition of CCC in the first quarter of 2020.
Comparison of Years Ended December 31, 2020 and 2019.   For the year ended December 31, 2020, we invested $1,871 million into the business, which is significantly higher than the prior year. This is due to $1,742 million of cash used in connection with the acquisitions of CCC and Lionbridge AI, net of cash acquired and an incremental $70 million paid to acquire the remaining non-controlling interest in Xavient.
Comparison of Years Ended December 31, 2019 and 2018.   For the year ended December 31, 2019, we invested $104 million into the business, which is $59 million lower than the prior year. The decrease was primarily due to payments made in connection with business acquisitions, which were $51 million in 2019 compared to $115 million in 2018.
Financing activities
Comparison of Three Months Ended June 30, 2021 and 2020.   For the three months ended June 30, 2021, we used $72 million of cash associated with financing activities compared to a cash inflow of $5 million in the comparative period. The change was primarily due to $72 million of long-term debt repayments in the second quarter of 2021. During the three-months ended June 30, 2020, we repaid $70 million of long-term debt, which was offset by $75 million of cash received related to the purchase of incremental shares by TELUS.

Comparison of Six Months Ended June 30, 2021 and 2020.   For the six months ended June 30, 2021, we used $126 million of cash associated with financing activities compared to a cash inflow of $845 million in the comparative period. The change was primarily due to $1,145 million of long-term debt issued in the first quarter of 2020, partially offset by $631 million repayment of our credit facility.
In connection with our IPO on February 3, 2021, we received gross proceeds of $525 million, reduced by share issuance costs of $32 million. On February 5, 2021, we used the net proceeds from our IPO to repay a portion of the outstanding balance under the revolving component of our credit facility.
Comparison of Years Ended December 31, 2020 and 2019.   For the year ended December 31, 2020, we generated cash from financing activities of $1,691 million compared to using $24 million in the comparative period. The increase in cash generated from financing activities is largely due to the issuance of shares and incremental debt in order to finance the acquisition of CCC and Lionbridge AI and to complete the acquisition of the remaining non-controlling interest in Xavient.
Comparison of Years Ended December 31, 2019 and 2018.   For the year ended December 31, 2019, cash used by financing activities was $24 million. This represents a $75 million decrease in cash flow for 2019 compared to the prior year. This was largely attributable to the application of IFRS 16, which resulted in an incremental $47 million of payments on our lease liability. The decrease was also due to $49 million of repayments on our credit facility and debt issuance of $72 million in 2019, compared to $38 million and $75 million in 2018, respectively. Additionally, in 2018, $19 million was received from the sale of Class B and D shares and $5 million was paid to settle an existing line of credit Xavient had at the time of acquisition.
Future Capital Requirements
We believe that our existing cash and cash equivalents combined with our expected cash flow from operations and liquidity available under our credit facilities will be sufficient to meet our projected operating and capital expenditure requirements for at least the next 12 months and we possess the financial flexibility to execute our strategic objectives, including the ability to make acquisitions and strategic investments in the foreseeable future. Our ability to generate cash, however, is subject to our performance, general economic conditions, industry trends and other factors. To the extent that existing cash and cash equivalents and operating cash flow are insufficient to fund our future activities and requirements, we may need to raise additional funds through equity or debt financing. If we raise funds through the issuance of additional debt, we may be subject to additional contractual restrictions on our business. There is no assurance that we would be able to raise additional funds on favorable terms or at all. See “Risk Factors — Risks Related to Our Business — We may need to raise additional funds to pursue our growth strategy or continue our operations, and we may be unable to raise capital when needed or on acceptable terms, which could lead us to be unable to expand our business”.
Net debt and TI Adjusted EBITDA, both as per our credit agreement, are used to calculate our leverage ratio debt covenant (“TI Net Debt to Adjusted EBITDA Leverage Ratio”), as presented below. We seek to maintain a TI Net Debt to Adjusted EBITDA Leverage Ratio in the range of 2-3x. As of June 30, 2021, our TI Net Debt to Adjusted EBITDA Leverage Ratio was 2.3x. We may deviate from our target TI Net Debt to Adjusted EBITDA Leverage Ratio to pursue acquisitions and other strategic opportunities that may require us to borrow additional funds and, additionally, our ability to maintain this targeted ratio depends on our ability to continue to grow our business, general economic conditions, industry trends and other factors.
The following table presents a reconciliation of our TI Net Debt to Adjusted EBITDA Leverage Ratio as at June 30, 2021, compared to December 31, 2020 and December 31, 2019.
As at ($ millions except for ratio)	June 31, 2021	December 31, 2020	December 31, 2019
Outstanding credit facility	$983	$1,568	$335
Contingent facility utilization	7	7	3
Net derivative	39	56	—
Cash balance(1)	(100)	(100)	(40)

As at ($ millions except for ratio)	June 31, 2021	December 31, 2020	December 31, 2019
Net Debt as per credit agreement	$929	$1,531	$298
TI Adjusted EBITDA (trailing 12 months)	$499	$391	$226
Adjustments required as per credit agreement	$(97)	$(20)	$33
TI Net Debt to Adjusted EBITDA Leverage Ratio as per credit agreement	2.3	4.1	1.2

(1)
Maximum cash balance of $100 million is used in accordance with the credit agreement; cash balance as of June 30, 2021, December 31, 2020 and December 31, 2019 was $119 million, $153 million and $80 million, respectively.

Capital Expenditures
	Years Ended December 31			Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2018	2021	2020	2021	2020
	($ in millions)
Capital expenditures	$74	$63	$51	$25	$16	$43	$29
Comparison of Three and Six Months Ended June 30, 2021 and 2020.
For the three- and six-month periods ended June 30, 2021, capital expenditures increased to $25 million and $43 million, respectively, compared to $16 million and $29 million, respectively, for the comparative prior periods. The increase was primarily attributable to additional investment in our Asia Pacific, Central America and Europe regions to service growth in business volumes.
Comparison of Years Ended December 31, 2020 and 2019.
Capital expenditures increased by $11 million, or 17%, to $74 million for the year ended December 31, 2020. Approximately $11 million of the increase is due to the upgrade of existing infrastructure of the businesses we acquired from CCC and MITS. The remaining increase is attributable to additional growth capital expenditures required in Central America and the Philippines to service new client growth.
Comparison of Years Ended December 31, 2019 and 2018.
Capital expenditures increased by $12 million, or 24%, to $63 million for the year ended December 31, 2019. Approximately $16 million of the increase and 72% of the capital expenditures were attributable to growth projects, directly in connection with expanding facilities and equipment in the Asia-Pacific and Central America regions in 2019 to support new and existing client growth. The increase in growth capital expenditures was offset by a decline in maintenance capital expenditures of $4 million year-over-year due to the rotational timing of maintenance capital expenditures, which represented 28% of the total expenditure for 2019.
Contractual Obligations
Our principal sources of liquidity are cash generated from operations, our available credit facility, and to a lesser extent, our cash and cash equivalents. For the three and six months ended June 30, 2021, our cash provided by operations was $96 million and $132 million, respectively, and as at June 30, 2021, we had $696 million of available borrowing under our credit facility. Additionally, we had cash and cash equivalents of $119 million as at June 30, 2021.
Our primary uses of liquidity are cash used in our normal business operations such as employee compensation expense, goods and services purchases, and working capital requirements. In addition, we are required to meet the payment obligations under our credit facility and lease agreements. We expect that our cash flow from operations and our available cash and cash equivalents (including the revolving component of our credit facility) will be sufficient to meet our ongoing cash flow needs and operating requirements. The expected maturities of our undiscounted financial liabilities, excluding long-term-debt, do not differ significantly from the contractual maturities, other than as noted below. With respect to long-term-debt maturities, we repaid a portion of our credit facility on February 5, 2021, using the net proceeds from our IPO. The contractual maturities of our undiscounted financial liabilities, as at June 30, 2021 including interest thereon (where applicable), are as set out in the following table:
	Non-derivative				Derivative			Total
As at June 30, 2021 (millions)	Non- interest bearing financial liabilities	Due to affiliated companies	Composite long-term debt		Currency swap agreement amounts to be exchanged		Interest rate swap agreement
			Long-term debt, excluding leases(1)	Leases	(Receive)	Pay
2021 (balance of year)	$360	$52	$21	$33	$(78)	$78	$3	$469
2022	21	—	268	56	(57)	56	1	345
2023	—	—	30	48	(28)	25	—	75
2024	—	—	30	31	(29)	25	—	57
2025	—	—	634	21	(321)	347	—	681
Thereafter	—	—	—	56	—	—	—	56
Total	$381	$52	$983	$245	$(513)	$531	$4	$1,683
We do not have any material obligations under guarantee contracts or other contractual arrangements other than as disclosed in Note 18 “Contingent Liabilities” in the notes to our audited consolidated financial statements incorporated by reference in this prospectus. We have not entered into any transactions with unconsolidated entities where we have financial guarantees, subordinated retained interests, derivative instruments, or other contingent arrangements that expose us to material continuing risks, contingent liabilities, or any other obligation under a variable interest in an unconsolidated entity that provides financing, liquidity, market risk, or credit risk support to us, or engages in leasing, hedging, or research and development services with us.
Quantitative and Qualitative Disclosures about Market Risk
Interest Rate Risk
Amounts drawn on our long-term debt facilities expose us to changes in interest rates. Holding other variables constant, including the total amount of outstanding indebtedness, a 25-basis-point increase in interest rates on our variable-rate debt would cause an estimated increase in interest expense of approximately $2 million per year based on the amounts outstanding at June 30, 2021, excluding the impact of any hedging activities.
Foreign Currency Risk
Our consolidated financial statements are reported in U.S. dollars but our international operating model exposes us to foreign currency exchange rate changes that could impact the translation of foreign denominated assets and liabilities into U.S. dollars and future earnings and cash flows from transactions denominated in different currencies. The European euro is the foreign currency to which we currently have the largest exposure. The sensitivity analysis of our exposure to foreign currency risk at the reporting date has been determined based upon a hypothetical change taking place at the relevant statement of financial position date. The European euro, Canadian dollar and Philippine peso denominated balances as at the statement of financial position dates have been used in the calculations below.

Six months ended June 30 (millions)	Net income		Other comprehensive income		Comprehensive income
	2021	2020	2021	2020	2021	2020
Reasonably possible changes in market risks
10% change in US$: European euro exchange rate
U.S. dollar appreciates	$—	$—	$10	$10	$10	$10
U.S. dollar depreciates	$—	$—	$(10)	$(10)	$(10)	$(10)
10% change in US$: CDN$ exchange rate
U.S. dollar appreciates	$—	$1	$—	$—	$—	$1
U.S. dollar depreciates	$—	$(1)	$—	$—	$—	$(1)
10% change in US$: Philippine peso exchange rate
U.S. dollar appreciates	$(1)	$—	$—	$—	$(1)	$—
U.S. dollar depreciates	$1	$—	$—	$—	$1	$—
Years Ended December 31 (in millions)	Net income			Other comprehensive income			Comprehensive income
	2020	2019	2018	2020	2019	2018	2020	2019	2018
Reasonably possible changes in market risks
10% change in U.S. dollar: CDN$ exchange rate
U.S. dollar appreciates	$(2)	$—	$—	$—	$—	$—	$(2)	$—	$—
U.S. dollar depreciates	$2	$—	$—	$—	$—	$—	$2	$—	$—
10% change in U.S. dollar: euro exchange rate
U.S. dollar appreciates	$—	$(3)	$(2)	$10	$—	$7	$10	$(3)	$5
U.S. dollar depreciates	$—	$3	$2	$(10)	$—	$(7)	$(10)	$3	$(5)
10% change in U.S. dollar: Philippine peso exchange rate
U.S. dollar appreciates	$(1)	$—	$2	$—	$—	$—	$(1)	$—	$2
U.S. dollar depreciates	$1	$—	$(2)	$—	$—	$—	$1	$—	$(2)
We therefore face exchange rate risk through fluctuations in relative currency prices, which are unpredictable and costly to hedge. Appreciation of foreign currencies against the United States dollar will increase our cost of doing business and could adversely affect our business, financial condition or financial performance. Our foreign exchange risk management includes the use of swaps to manage the currency risk associated with the European euro denominated inflows being used to service the United States dollar denominated debt, as well as foreign currency forward contracts to fix the exchange rates on short-term Philippine peso denominated transactions and commitments.
Critical Accounting Policies and Estimates
We prepare our consolidated financial statements in accordance with IFRS as issued by the IASB, which require us to make judgments, estimates, and assumptions that affect: (i) the reported amounts of assets and liabilities; (ii) disclosure of contingent assets and liabilities at the end of each reporting period; and, (iii) the reported amounts of revenues and expenses during each reporting period. We evaluate these estimates and assumptions based on historical experience, knowledge and assessment of current business and other conditions, and expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policy choices require higher degrees of judgment than others in their application. When reviewing our consolidated financial statements, you should consider (i) our selection of critical accounting policies; (ii) the judgment and other uncertainties affecting the application of such policies; and (iii) the sensitivity of reported results to changes in conditions and assumptions. We consider the policies discussed below to be critical to an understanding of our consolidated financial statements as their application places significant demands on the judgment of our management.
An accounting policy is considered to be critical if it requires an accounting estimate to be made based on the assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe that the following critical accounting policies are the most sensitive and require more significant estimates and assumptions used in the preparation of our consolidated financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements.
Estimates
The significant estimates and assumptions that we make and their relative significance and degree of difficulty are as follows:

Degree of difficulty (Higher → Lower)

Significance (Higher → Lower)

Significance / Degree of difficulty	Higher		Lower
Higher	• Amounts for net identifiable assets acquired in business combinations and provisions related to business combinations	• The recoverability of goodwill (see *Note 13(b) to our audited consolidated financial statements incorporated by reference in this prospectus for discussion of key assumptions*) • The recoverability of tangible and intangible assets subject to amortization • Determination of fair value of common shares (see *Note 1(j) to our audited consolidated financial statements incorporated by reference in this prospectus*)	
	• Determination of the amount and composition of income and other tax assets and liabilities, including the amount of unrecognized tax benefits	• The estimated useful lives of assets (see *Note 1(g) to our audited consolidated financial statements incorporated by reference in this prospectus*)	
Lower			• Determination of the allowance for doubtful accounts

Judgments
Our significant judgments, apart from those involving estimation, include the following:
•
Assessments about whether line items are sufficiently material to warrant separate presentation in the primary financial statements and, if not, whether they are sufficiently material to warrant separate presentation in the financial statement notes. In the normal course, we make changes to our assessments regarding presentation materiality so that they reflect current economic conditions. Due consideration is given to the view that it is reasonable to expect differing opinions of what is, and is not, material.

•
In respect of revenue-generating transactions, generally we must make judgments that affect the timing of the recognition of revenue as it relates to assessing when we have satisfied our performance obligations to our clients, either at a point in time or over a period of time.

•
The preparation of our financial statements in accordance with generally accepted accounting principles requires management to make judgments that affect the financial statement disclosure of information regularly reviewed by our chief operating decision maker used to make resource allocation decisions and to assess performance. A significant judgment we make is that our cash flows are sufficiently indistinguishable given our global operating model, resulting in a single operating and reporting segment.

•
Determination of the functional currency of each subsidiary involves significant judgment. The determination of functional currency affects the carrying value of non-current assets included in the statement of financial position and, as a consequence, the amortization of those assets, as well as the exchange gains and losses recorded in the consolidated statement of income and other comprehensive income and the consolidated statement of equity.

•
The decision to depreciate and amortize any property, plant, equipment and intangible assets that are subject to amortization on a straight-line basis, as we believe that this method reflects the consumption of resources related to the economic lifespan of those assets better than an accelerated method and is more representative of the economic substance of the underlying use of those assets.

•
In connection with the annual impairment testing of goodwill, there are instances where we must exercise judgment in the determination of our cash generating unit. A significant judgment that we make is that each geographic area in which we operate is insufficiently distinct, making it impractical to objectively distinguish the cash flows of each region. As such, each region is not an individual cash generating unit.

•
In respect of claims and lawsuits, the determination of whether an item is a contingent liability or whether an outflow of resources is probable and thus needs to be accounted for as a provision.

Revenue recognition
Our solutions involve delivery of multiple services and products that occur at different points in time and/or over different periods of time; as referred to above, this is a significant judgment for us. As appropriate, these arrangements contain multiple performance obligations and the transaction price is measured and allocated among the performance obligations based upon their relative stand-alone selling price. Our relevant revenue recognition policies are then applied to the performance obligations.
Multiple contracts with a single client are normally accounted for as separate arrangements. In instances where multiple contracts are entered into with a client in a short period of time, the contracts are reviewed as a group to ensure that, as with multiple performance obligation arrangements, their relative stand-alone selling prices are appropriate.
Depreciation, amortization and impairment
Depreciation and amortization. Property, plant, and equipment including right of use assets are depreciated on a straight-line basis over their estimated useful lives as determined by a continuing program of asset life studies. Intangible assets with finite lives (intangible assets subject to amortization) are amortized on a straight-line basis over their estimated useful lives, which are reviewed at least annually and adjusted as appropriate. As referred to above, the use of a straight-line basis of depreciation and amortization is a significant judgment for us.
Estimated useful lives for the majority of our property, plant and equipment and right of use lease assets subject to depreciation are as follows:
Estimated useful lives
Computer hardware and network assets	2 to 10 years
Buildings and leasehold improvements	5 to 20 years
Furniture and equipment	3 to 7 years
Right-of-use lease assets	3 to 20 years

Estimated useful lives for the majority of our intangible assets subject to amortization are as follows:
Estimated useful lives
Customer contracts and related customer relationships	4 to 15 years
Software	3 to 7 years
Brand	3 years
Standard operating procedures	5 years
Crowdsource assets	8 years
Impairment — general.   Impairment testing compares the carrying values of the assets or cash generating unit being tested with their recoverable amounts (the recoverable amount being the greater of an asset’s value in use or its fair value less costs to sell); as referred to above, this is a significant estimate for us. Impairment losses are immediately recognized, to the extent that the carrying value of an asset exceeds its recoverable amount. Should the recoverable amounts for impaired assets subsequently increase, the impairment losses previously recognized (other than in respect of goodwill) may be reversed to the extent that the reversal is not a result of “unwinding the discount” and that the resulting carrying values do not exceed the carrying values that would have been the result if no impairment losses had been previously recognized.
Impairment — property, plant and equipment; intangible assets subject to amortization. The continuing program of asset life studies considers such items as the timing of technological obsolescence, competitive pressures and future infrastructure utilization plans; these considerations could indicate that the carrying value of an asset may not be recoverable. If the carrying value of an asset were not considered recoverable, an impairment loss would be recorded.
Impairment — goodwill.   The carrying value of goodwill is periodically tested for impairment. The frequency of the impairment testing is generally the reciprocal of the stability of the relevant events and circumstances, but goodwill must, at a minimum, be tested annually; we have selected October 1 as our annual test date.
We assess our goodwill by comparing the recoverable amounts of our business to its carrying value. To the extent that the carrying value exceeds its recoverable amount, the excess amount would be recorded as a reduction in the carrying value of goodwill and any remainder would be recorded as a reduction in the carrying value of the assets on a pro-rated basis.
Income and other taxes
We follow the liability method of accounting for income taxes; as referred to above, this is a significant estimate for us. Under this method, current income taxes are recognized for the estimated income taxes payable for the current year. Deferred income tax assets and liabilities are recognized for temporary differences between the tax and accounting bases of assets and liabilities, and also for the benefit of losses available to be carried forward to future years for tax purposes that are more likely than not to be realized. The amounts recognized in respect of deferred income tax assets and liabilities are based upon the expected timing of the reversal of temporary differences or usage of tax losses and application of the substantively enacted tax rates at the time of reversal or usage.
We account for any changes in substantively enacted income tax rates affecting deferred income tax assets and liabilities in full in the period in which the changes are substantively enacted. We account for changes in the estimates of tax balances for prior years as estimate revisions in the period in which the changes in estimates arise; we have selected this approach as its emphasis on the statement of financial position is more consistent with the liability method of accounting for income taxes.
Our operations are complex and the related domestic and foreign tax interpretations, regulations, legislation and jurisprudence are continually changing. As a result, there are usually some tax matters in question that result in uncertain tax positions. We recognize the income tax benefit of an uncertain tax position when it is more likely than not that the ultimate determination of the tax treatment of the position will result in that benefit being realized; however, this does not mean that tax authorities cannot challenge these positions. We accrue an amount for interest charges on current tax liabilities that have not been funded, which would include interest and penalties arising from uncertain tax positions. We include such charges in the consolidated statement of income and other comprehensive income as a component of income tax expense.
Recent Accounting Pronouncements
Initial application of standards, interpretations and amendments to standards and interpretations in the reporting period
In January 2016, the International Accounting Standards Board released IFRS 16 Leases, which is required to be applied for years beginning on or after January 1, 2019, and which supersedes IAS 17 Leases. The standard removes the lessees’ classification of leases as either operating leases or finance leases and, for IFRS-IASB, introduces a single lessee accounting model.
The most significant effect of the new standard is the lessee’s recognition of the initial present value of unavoidable future lease payments as right-of-use lease assets and lease liabilities on the statement of financial position, including those for most leases that would previously have been accounted for as operating leases. Both leases with durations of 12 months or less and leases for low-value assets may be exempted.
The presentation on the statement of income and other comprehensive income required by the new standard results in the presentation of most non-executory lease expenses as depreciation of right-of-use lease assets and financing costs arising from lease liabilities, rather than as a part of goods and services purchased (executory lease expenses will remain a part of goods and services purchased); reported operating income would thus be higher under the new standard.
Relative to the results of applying the previous standard, although actual cash flows are unaffected, the lessee’s statement of cash flows will reflect increases in cash provided by operating activities offset equally by decreases in cash flows from financing activities. This is the result of the presentation of the payments of the “principal” component of leases, which were previously accounted for as operating leases, as a cash flow use within financing activities under the new standard.
We applied the standard using the retrospective application, with the cumulative effect of the initial application of the new standard recognized at the date of initial application, January 1, 2019, subject to permitted and elected practical expedients; such method of application did not result in the retrospective adjustment of amounts reported for periods prior to 2019. The nature of the transition method selected is such that the lease population as at January 1, 2019, and the discount rates determined contemporaneously, is the basis for the cumulative effects recorded as at that date.
Implementation.   As a transitional practical expedient permitted by the new standard, we have not reassessed whether contracts are, or contained, leases as at January 1, 2019, applying the criteria of the new standard; as at January 1, 2019, only contracts that were previously identified as leases applying IAS 17 Leases, and IFRIC 4 Determining whether an Arrangement contains a Lease, are a part of the transition to the new standard. Only contracts entered into (or changed) after December 31, 2018, will be assessed for being, or containing, leases applying the criteria of the new standard.

IFRS 16 Leases, has the following impact on the 2019 opening amounts:
As at January 1, 2019	Excluding effects of IFRS 16	IFRS 16 effects	As reported under IFRS 16
	($ in millions)
Non-current assets
Property, plant and equipment, net	$115	$139	$254
Deferred income taxes	$3	$1	$4
Current liabilities
Current maturities of long-term debt	$6	$27	$33
Non-current liabilities
Long-term debt	$302	$128	$430
Owners’ equity
Retained earnings	$(108)	$(15)	$(123)
Accumulated other comprehensive income	$21	$—	$21
In October 2018, the IASB amended IFRS 3 Business Combinations, seeking to clarify whether an acquisition transaction results in the acquisition of an asset or the acquisition of a business. The amendments are effective for acquisition transactions on or after January 1, 2020, although earlier application is permitted. The amended standard has a narrower definition of a business, which could result in the recognition of fewer business combinations than under the current standard; the implication of this is that amounts which may have been recognized as goodwill in a business combination under the current standard may now be recognized as allocations to net identifiable assets acquired under the amended standard (with an associated effect in an entity’s results of operations that would differ from the effect of goodwill having been recognized). We have applied the standard prospectively from January 1, 2020. The effects, if any, of the amended standard on our financial performance and disclosure will be dependent on the facts and circumstances of any future acquisition transactions.
In August 2020, the International Accounting Standards Board issued Interest Rate Benchmark Reform — Phase 2, which amends IFRS 9 Financial Instruments, IAS 39 Financial Instruments: Recognition and Measurement, IFRS 7 Financial Instruments: Disclosures, IFRS 4 Insurance Contracts and IFRS 16 Leases. The amendments are effective for periods beginning on or after January 1, 2021. Interest rate benchmarks such as interbank offer rates (IBORs) play an important role in global financial markets as they index a wide variety of financial products, including derivative financial instruments. Market developments have impacted the reliability of some existing benchmarks and, in this context, the Financial Stability Board has published a report setting out recommendations to reform such benchmarks. The Interest Rate Benchmark Reform — Phase 2 amendments focus on the effects of the interest rate benchmark reform on a company’s financial statements that arise when an interest rate benchmark used to calculate interest is replaced with an alternative benchmark rate; most significantly, there will be no requirement to derecognize or adjust the amount of financial instruments for changes required by the reform, but will instead update the effective interest rate to reflect the change to the alternative benchmark rate. The effects of these amendments on our financial performance and disclosure will be dependent upon the facts and circumstances of future changes in the derivative financial instruments we use, if any, and any future changes in interest rate benchmarks, if any, referenced by such derivative financial instruments we use.
Standards, interpretations and amendments to standards not yet effective and not yet applied
In February 2021, the International Accounting Standards Board issued narrow-scope amendments to IAS 1, Presentation of Financial Statements, IFRS Practice Statement 2, Making Materiality Judgements and IAS 8, Accounting Polices, Changes in Accounting Estimates and Errors. The amendments are effective for annual periods beginning on or after January 1, 2023, although earlier application is permitted. The amendments will require the disclosure of material accounting policy information rather than disclosing significant accounting policies and clarifies how to distinguish changes in accounting policies from changes in accounting estimates. We are currently assessing the impacts of the amended standards, but do not expect that our financial disclosure will be materially affected by the application of the amendments.
In May 2021, the International Accounting Standards Board issued targeted amendments to IAS 12, Income Taxes. The amendments are effective for annual periods beginning on or after January 1, 2023, although earlier application is permitted. With a view to reducing diversity in reporting, the amendments will clarify that companies are required to recognize deferred taxes on transactions where both assets and liabilities are recognized, such as with leases and asset retirement (decommissioning) obligations. We are currently assessing the impacts of the amended standard.
Internal Control — Financial Reporting
Prior to our initial public offering, similar to other private companies, neither we nor our independent registered public accounting firm were required to deliver an opinion on the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm’s audits of our consolidated financial statements for the years ended December 31, 2019, 2018 and 2017, involved assessments of internal control over financial reporting as a basis for designing their audit procedures, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. In connection with our initial public offering, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting as at December 31, 2019. A “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement in our financial statements may not be prevented or detected on a timely basis. Specifically, the material weaknesses related to the ineffective design of controls relating to the review and approval of revenue recognition and journal entries at our less significant subsidiaries and the related ineffective design of risk assessment procedures, deployment of control activities, and monitoring of internal control over financial reporting at these subsidiaries. The material weaknesses have not resulted in a material misstatement of our consolidated financial statements.
While we have put in place a plan to remediate such material weaknesses and, as of December 31, 2020, we have implemented effectively designed controls to address the material weaknesses, we may identify additional material weaknesses or significant deficiencies in the future. As a public company, we are not required by Section 404 of the Sarbanes-Oxley Act of 2002 and applicable Canadian securities laws, including National Instrument 52-109 — Certification of Disclosure in Issuers’ Annual and Interim Filings, to include a report of management’s assessment of our internal control over financial reporting until our annual report for the year ending December 31, 2021, and, an independent auditor’s attestation report on our internal control over financial reporting until our annual report for the year ending December 31, 2021. Accordingly, we cannot assure you that we will not in the future have additional material weaknesses or significant deficiencies. See “Risk Factors — Risks Related to Our Business — As a result of becoming a public company in the United States, we are subject to additional regulatory compliance requirements, including Section 404 of the Sarbanes-Oxley Act. We have previously identified a material weakness in our internal control over financial reporting”.

BUSINESS
Overview
We are a leading digital customer experience innovator that designs, builds and delivers next-generation solutions for global and disruptive brands. Our services support the full lifecycle of our clients’ digital transformation journeys and enable them to more quickly embrace next-generation digital technologies to deliver better business outcomes. We work with our clients to shape their digital vision and strategies, design scalable processes and identify opportunities for innovation and growth. We bring to bear expertise in advanced technologies and processes, as well as a deep understanding of the challenges faced by all of our clients, including some of the largest global brands, when engaging with their customers. Our customer-centric approach underpins everything we do. We believe customer experience delivered by empathetic, highly skilled and engaged teams is key to providing a high-quality brand experience to customers. Over the last 16 years, we have built comprehensive, end-to-end capabilities with a mix of industry and digital technology expertise to support our clients in their customer experience and digital enablement transformations.
Technology is rapidly transforming the way businesses interact with their customers. The proliferation of mobile devices, social media platforms and other methods of digital interaction has enabled customers to access information 24/7 and engage with companies through multiple digital channels. These technologies have simultaneously empowered customers and raised their expectations. To meet modern customer expectations, companies must provide an experience that is not only personalized and empathetic, but also consistent and integrated across omnichannel touchpoints. To quickly capture, evaluate and adapt to customer feedback on a global scale, companies need people with expertise in advanced analytics, artificial intelligence, machine learning and data analysis, together with leading digital technologies to deliver optimal omnichannel customer experiences. We believe few service providers have the combination of people, capabilities and technology to help companies address the entire spectrum of designing, building and delivering integrated end-to-end customer experience systems that we do.
Our solutions and services are relevant across multiple markets, including IT services for DX, DCXM, and AI data solutions. We believe our comprehensive and integrated capabilities across DX, DCXM and AI data solutions position us to uniquely address our clients’ needs and objectives. We lead our clients through a consultative approach that accelerates their adoption of advanced technologies to deploy and deliver innovative solutions.
We have built an agile delivery model with global scale to support next-generation, digitally-led customer experiences. Substantially, all of our delivery locations are connected through a carrier-grade infrastructure backed by cloud technologies, enabling globally distributed and virtualized teams. The interconnectedness of our teams and ability to seamlessly shift interactions between physical and digital channels enables us to tailor our delivery strategy to clients’ evolving needs. As at June 30, 2021, we have over 56,000 team members in 50 delivery locations and global operations over 25 countries. Our delivery locations are strategically selected based on a number of factors, including access to diverse, skilled talent, proximity to clients and ability to deliver our services over multiple time zones and in multiple languages. Through the COVID-19 pandemic, we have enabled about 80% of our team members to work from home, while continuing to meet our clients’ quality and security expectations, and providing even more flexibility to enable our customer needs. We have established a presence in key global markets, which supply us with qualified, cutting-edge technology talent and have been recognized as an employer of choice in many of these markets.
Our clients include over 600 companies, many of which believe that customer experience is critical to their success. We seek to work with disruptive companies and leaders in their respective sectors. We have built long-tenured relationships with these companies within our core targeted industry verticals, including Tech and Games, Communications and Media, eCommerce and FinTech, Healthcare and Travel and Hospitality.
Our relationship with TELUS, one of our largest clients and controlling shareholder, has been instrumental to our success. TELUS provides significant revenue visibility, stability and growth, as well as strategic partnership with respect to co-innovation within the communications vertical, customer service excellence focus and an internationally recognized social purpose impact. Our TELUS MSA, provides for a term of ten years, which began in January 2021, and a minimum annual volume of service of $200 million, subject to adjustment in accordance with its terms. For more information, see “Certain Relationships and Related Party Transactions — Our Relationship with TELUS — Master Services Agreement”.
During the six-month period ended June 30, 2021, we had three clients each of whom exceeded 10% of our revenue. Our largest client, a leading social media company, generated approximately 16% of our revenue, compared with approximately 15% for the same period in 2020. TELUS, our second largest client and controlling shareholder, generated approximately 16% of our revenue, compared with approximately 21% for the same period in 2020. Google, our third largest client, generated approximately 11% of our revenue, compared with approximately 9% for the same period in 2020. In each of 2020, 2019 and 2018, TELUS, our largest client in those periods and Google, our second largest client in those periods, accounted for more than 10% of our revenues. TELUS represented approximately 20%, 26%, and 24% of our revenue in 2020, 2019 and 2018, respectively. Our second largest client, which was a leading social media company in 2020 and Google in years prior, accounted for approximately 16%, 12%, and 14% of our revenue in 2020, 2019 and 2018, respectively.
We have a unique and differentiated culture that places people and a shared set of values at the forefront of everything we do. We have carefully cultivated our caring culture over the last 16 years by ensuring full cultural alignment with the individuals we choose to join our team, the clients we choose to work with and the manner in which we have built and run our business. We have a unique approach to attracting, developing and retaining team members, which underpins a framework that we refer to as our Culture Value Chain (“CVC”). Our CVC establishes a direct link between a strong corporate culture and the ability to drive higher team member engagement and retention, ultimately leading to superior services and better outcomes for our clients and their customers. We are committed to diversity and inclusion across our entire organization, which supports our vision, values, culture and strategy.
For the years ended December 31, 2020, 2019 and 2018, our revenues were $1,582 million, $1,020 million and $835 million, respectively, reflecting a compound annual growth rate of 38% over this period. For the six months ended June 30, 2021 and 2020, our revenues were $1,038 million and $ 713 million, respectively. Our net income was $103 million, $69 million and $47 million for the years ended December 31, 2020, 2019 and 2018, respectively. Our net income for the six months ended June 30, 2021 and 2020 was $19 million and $54 million, respectively. TI Adjusted Net Income was $160 million, $82 million and $65 million for the years ended December 31, 2020, 2019 and 2018, respectively, and TI Adjusted EBITDA was $391 million, $226 million and $147 million, respectively. For the six months ended June 30, 2021 and 2020, TI Adjusted Net Income was $122 million and $41 million, respectively, and TI Adjusted EBITDA for these periods was $260 million and $152 million, respectively. We believe we have a strong financial profile and execution track record. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures” for a reconciliation of TI Adjusted Net Income and TI Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.
Our Company
Our Unique Heritage.   TELUS International was born out of an intense focus on customer service excellence, continuous improvement and a values-driven culture under the ownership of TELUS. TELUS is a leading communications and information technology company in Canada, with over 16 million customer connections spanning wireless, data, IP, voice, television, entertainment, video and security. TELUS’ long-standing commitment to putting customers first fuels every aspect of its business, including its focus on customer service excellence and customer loyalty as supported by TELUS International. This is evidenced by a postpaid wireless churn rate that was below 1% for the seventh consecutive year in 2020 and among the lowest compared to its global peers. Embedded in TELUS’ culture is a customer-first mindset, a world-class approach to corporate governance and operating discipline and a social purpose focused on leveraging technology to enable remarkable human outcomes. TELUS has been recognized for its excellence in customer satisfaction, workplace best practices and community volunteerism.
At the forefront of everything we do at TELUS International is, similarly, a customer-first commitment and a relentless pursuit of optimal business outcomes for our clients. We believe that better outcomes begin with the talented team members that are dedicated to supporting our clients. We make significant investments to attract, retain and develop talent across our service offerings. This is the cornerstone of what we refer to as our “caring culture”.
We care deeply about devoting the optimal mix of talent and capabilities to our clients and ensuring continuous performance improvement through data-driven decision-making. We have also cultivated process intelligence proficiencies across our organization, from human resources and talent management to our dedicated implementation and service delivery teams. We have developed our own methods of performance measurement for quality and efficiency that complement client-specific performance measures. Ultimately, we believe it is our differentiated caring culture, which drives an 86% (in 2020, excluding CCC) team member engagement score, that contributes to margin enhancement and fuels success in every aspect of our business.
Our History and Evolution.   Since our founding, we have evolved and grown our business from an in-house customer care provider for TELUS to a digital CX innovator that designs, builds and delivers next-generation solutions for global and disruptive brands. Today, we believe we have a category-defining value proposition with a unique approach to combining both digital transformation and CX capabilities. In 2005, seeking a strategic in-house partner for CX solutions, TELUS acquired a controlling interest in Ambergris Solutions, a boutique CX provider in the Philippines catering to traditional U.S.-based enterprise clients. Ambergris was subsequently re-branded as TELUS International, and, from 2008 to 2014, we made a number of additional significant organic investments, as well as acquisitions, with the goal of better serving our growing portfolio of global clients. We expanded our delivery platform to access highly qualified talent in multiple geographies, including in Asia, Central America, Europe and North America, and developed a broader set of complex, digital-centric capabilities. It was clear to us that digital enablement would become increasingly vital for our clients, and as a result we focused our expansion strategy on developing this expertise organically and, in some cases, accelerating our growth through strategic acquisitions.
During this time, we also made a series of investments in our people and our culture predicated upon the core philosophy that our caring culture drives sustainable team member engagement, team member retention and customer satisfaction. We invested in our ability to attract and retain exceptional people across several competitive, global talent pools and built what we believe are inspiring, state-of-the-art, service delivery locations designed to optimize team member engagement, productivity and well-being. We invested in our global training and talent management teams to enhance our custom curricula and career pathing opportunities. Additionally, over the last 1 1 years we built a robust corporate social responsibility program focused on community development, local philanthropic giving, education and social equality. For example, we have implemented community giving events in each of the countries in which we operate and, in the Philippines, Guatemala, El Salvador, Bulgaria and Romania, we have established “Community Boards”, which have distributed approximately $4 million to local charities since 2015. We have frequently been recognized by industry analysts, such as Frost & Sullivan, for our best practices with respect to corporate social responsibility.
Over time, we realized our service offerings and customer-first approach would appeal to clients beyond our early telecommunications-centric base. As a result, we expanded our focus across multiple industry verticals, targeting clients who, like TELUS, believe that exceptional customer experience is critical to their success. Higher growth technology companies, in particular, embraced our service offerings and approach and quickly became our largest industry vertical.
In 2016, Baring Private Equity Asia, a leading global private equity investor, acquired a significant minority stake in TELUS International, which enabled us to amplify investment in our digital IT portfolio and further expand into Asia. We have since accelerated strategic acquisitions that have extended our geographic footprint, deepened our digital IT capabilities and broadened our client base of technology brands.
In 2017, we acquired VoxPro, a customer experience technical support and sales operations solutions provider, which increased our agile delivery platform with additional facilities in the United States, Europe and Asia. We have continued VoxPro’s support of several innovative and disruptive technology companies that change the way consumers interact with the marketplace.

In 2018, we acquired Xavient Digital, a next-generation digital IT consulting company with expertise in AI-powered digital transformation services, UI and UX design, open source platform services, cloud, IoT, big data and other IT lifecycle services. This acquisition significantly enhanced our digital IT expertise and expanded the breadth of our digital IT solutions and services.
At the beginning of 2020, we acquired CCC, a leading provider of high-value-added business services with a focus on trust and safety, including content moderation. This transaction significantly increased the scale and diversity of our business, adding approximately 8,500 team members and delivery capabilities in 10 additional countries. It also expanded and diversified our client base in our Tech and Games industry vertical in Europe.
On December 31, 2020, we completed the acquisition of Lionbridge AI, the data annotation business of Lionbridge Technologies, Inc. Lionbridge AI is a market-leading global provider of crowd-based training data through various service offerings and the use of a proprietary annotation solution used in the development of artificial intelligence algorithms to power machine learning. For more information on Lionbridge AI, see “— Lionbridge AI”.
On July 2, 2021 we acquired Playment, a leader in data annotation and computer vision tools and services specialized in 2D and 3D image, video and LiDAR. LiDAR, light detection and ranging, is a remote sensing method that uses laser pulses to measure variable distances. This transaction increases our ability to support technology and large enterprise clients developing AI-powered solutions.
Through the addition of VoxPro, Xavient Digital, CCC, Lionbridge AI and Playment, we significantly bolstered the digital offering that we provide and grew our digital focused team.
Today, we are a CX innovator that designs, builds and delivers next-generation digital solutions for global and disruptive brands. We operate in over 25 countries in 53 delivery locations and global operations. As at June 30, 2021, we have over 56,000 team members, serving a diverse base of clients across multiple industry verticals. These team members are supplemented by our AI community, which is our global crowdsourced community of more than one million data annotators using our proprietary data annotation platform.
Our journey has been highly successful as evidenced by our 38% compound annual revenue growth rate from 2018 to 2020 and third-party recognition for business excellence and social purpose. We are proud to have been recognized by Everest Group for our leadership in customer experience management services and have been ranked among the best employers in many of the markets in which we operate.
Overview of TELUS International AI Data Solutions (TIAI)
Our TIAI solutions include annotation of data in text, images, videos and audio in more than 500 languages and dialects for technology companies in social media, search, retail and mobile. Through the TIAI solutions, we are a global provider of crowd-based development of AI algorithms to power machine learning. TIAI services employ a proprietary data annotation solution of tools and processes that is used in combination with a flexible, crowdsourced community of over one million annotators, linguists and specialists across different languages, demographics and other characteristics across six continents. TIAI’s solutions help improve data functionality and deliver secure, compliant, scalable and high-quality solutions for our clients. Our clients receiving our TIAI services include some of the leading providers of digital assistants, search engines and advertising networks. Data annotation is the process of labeling data needed to train AI systems. The acquisitions of Playment and Lionbridge AI serve as the foundation for the TIAI solutions.
To deliver our TIAI annotation solutions, we source a large and diverse workforce from our global crowd database, which is supplemented, as needed, through additional targeted recruiting focusing on attributes such as number of years in current geographic location, native language proficiency, age and other attributes as may be requested by the client or necessary for the purposes of a particular project. The projects regularly require up to several thousand annotators in multiple geographies and languages that have to be ramped up expeditiously to meet client needs. There are approximately 30,000 annotators deployed at one time across all active projects and this figure is expected to grow as the business expands. Our annotators are provided with proprietary educational materials and necessary tools, tracks each annotator’s efficiency and quality and processes payments to its annotators across over 85 countries. This workforce is organized through a process and solution for annotator sourcing, education and management that is supported by 792 employees around the world, including Canada, China, Costa Rica, Denmark, Finland, France, Germany, India, Ireland, Japan, South Korea, Poland, Spain, Turkey, the United Kingdom and the United States.
Our clients to whom we deliver our TIAI solutions include some of the largest North American technology companies that drive the majority of demand for AI enablement today, and we deliver secure and scalable solutions for high quality, complex content relevance, speech, text, video and image annotation.
The strength of our data collection and labeling solutions, which typically represents a significant proportion of many AI projects, positions us well on the AI and machine learning value chain. For example, Nuro, Inc., which is in the autonomous vehicle space, is a client that has begun to leverage our computer vision capabilities in the development of its autonomous delivery vehicles that are used for, among other things, local pizza and grocery delivery. Nuro's application requires an AI system that is able to recognize street signs, traffic patterns, driving rules and it must also learn to use judgment to avoid risks such as vehicles, people, dogs and other objects on the street. We use our community of AI specialists and our proprietary solutions to label vast amounts of image and video data captured from cameras and sensors, which are used to help train the systems used in Nuro's vehicles to achieve effective self-driving and delivery capabilities.
Our ability to deliver successful projects at scale with high-quality annotated data, is driven by our ability to hire, onboard and manage a large community of qualified annotators and its proprietary crowdsourcing solutions of tools and processes are the key strengths of its business and positions us to be able to maintain and expand existing relationships with our large technology company clients, invest in new AI programs and regularly refresh existing AI algorithms. We are also well positioned to capture new clients as the adoption of AI technologies across all industries is expected to increase.
Industry Background
Technology, Innovation and Digital Enablement.   Technology is transforming the way businesses interact with their customers at an accelerating pace and scale. Our clients and their customers have more information and more choices than ever before and their expectations surrounding brand experiences and the speed at which companies must process and respond to customer interactions are changing rapidly. The proliferation of mobile devices, social media platforms and other methods of digital interaction has enabled customers to access information 24/7 and engage with companies through multiple digital channels. The COVID-19 pandemic has further accelerated the use of digital channels as the first, and sometimes only, points of customer interaction. Customers value a consistent and personalized experience across channels when interacting with the companies that serve them. Businesses face pressure to engage with their customers across digital and human channels, and seek to do so by combining technology with authentic human experience that is capable of demonstrating a sincere commitment to customer satisfaction.
Across industries, customer experience has become a critically important competitive differentiator. Next-generation technologies such as advanced analytics, AI, robotic process automation (“RPA”), and augmented and virtual reality (“AR/VR”) allow digitally native companies to streamline customer interactions, without removing the human element, through the entire customer journey from creation of product awareness through facilitating product research, purchase, fulfillment and then customer retention and advocacy of products. Adoption of these next-generation technologies like AI, in turn increases the demand for the high-quality data required to power product and analytics platforms, to make them relevant and contextual for consumers around the world. Businesses need highly discerning human operators, empowered by cutting-edge technology and processes, to deliver next-generation customer experiences.
Empowered and Engaged Customers.   The pervasiveness of next-generation technologies, which enables always-on connections, access to information 24/7 and greater variety of choice, has encouraged customer empowerment and raised their expectations. Customers are choosing how and when to interact with businesses, very often dictating the terms and frequency of such interactions. Accordingly, customer-centric companies have shifted from products and solutions-first, to customer experience-first. Customer-centricity is no longer an option — it has become an absolute necessity.
Competition for differentiation is now focused on customer experience. Customers prefer simplicity, personalization and consistency across all channels and high levels of service. Customers are increasingly choosing experience over product and price, and are willing to pay more for positive customer service experiences. While positive experiences can help build customer loyalty, negative ones can severely undermine loyalty and retention. Customers today share their experiences through various digital channels with a rapid and global feedback loop. These immediate reactions are pressuring businesses to have in place the right customer experience systems and processes that get engagement right on the first try. Companies wishing to operate across digital channels need to be more cognizant of and responsive to how customers engage with them and make buying decisions. Customer experience has become a key competitive advantage, and it is critical for companies to manage it by partnering with customer service experts to represent their valued brands.
Evolution of Customer Experience.   Customer experiences have evolved from single-point, voice-based, interactions to omnichannel points of engagement. Companies increasingly view these omnichannel points of engagement as opportunities to build customer loyalty and increase wallet share. Today, companies across all industries are focused on customer experience, which is in contrast to past decades, when handling customer service, sales generation and collections was primarily the domain of the technology, telecom, hospitality and banking and financial services industries. People were the primary touchpoints between companies and customers. Customer care has greatly evolved from agent-driven interactions to a more holistic approach of managing customer experience across both digital and human channels, with human channels used primarily for complex interactions and exception handling. Such exceptions typically include more complex issues that require a human interaction and/or culturally nuanced expertise as well as empathy. As humans are being used primarily for complex interactions and exception handling, the quality of these interactions matters even more today as companies need engaged, experienced, empathetic and technology-savvy employees representing their brands in their customer interactions.
Importance of Building Trust and Security.    Companies and brands operating in the global digital marketplace need to engender trust in their online offerings in order to provide a feeling of safety that encourages customers to communicate and transact more. Accurate and rapid identification of content that violates the criteria of these offerings is of critical importance as user-generated content continues to grow. Social media platforms need to moderate content on their platforms not only to ensure the safety of users, but also to ensure the accuracy and reliability of information and, ultimately, to protect their brand and credibility in the marketplace. Increasingly, this need is driven by customers and regulators. Despite significant advances in technologies, such as AI and automation, expert human intervention is still needed to handle content and customer concerns with the highest complexity. Additional concerns regarding data privacy further drive the demand for a complete customer experience-oriented security solution at a time of significant scale and growth for these platforms. Companies across all industries are also faced with the challenge of knowing who they are interacting with in the global digital marketplace. Additionally, fraud, identity theft and asset appropriation have become more pervasive. Companies are also faced with increasingly onerous “know your customer” and anti-money laundering requirements that demand the collection of sensitive information. Companies are looking for solutions to assist in responding to these challenges with customer experience, confidentiality and compliance in mind.
Challenges for Companies.   To meet modern customer expectations, companies must provide an experience that is not only personalized and empathetic, but consistent and integrated across omnichannel touchpoints, whether human or digital. Companies not only need a customer-centric mindset, but they also need to re-design and re-engineer their customer engagement processes. They need to invest in software platforms that will help them gather all available customer information, integrate with middle- and back-office systems and harness the data to provide a personalized experience. To enable this, companies need people with expertise in advanced analytics, AI and ML techniques capable of analyzing data to anticipate customer needs and use the results to empower customer interactions. We believe that such complex re-design and re-engineering of processes are best executed by experts in customer experience strategy and design consulting, IT services and process expertise, as such abilities are often not readily available in-house. Disruptive technology companies may be experts in the use of next-generation technologies but they often do not have expertise in overall customer experience or use of human channels. Other companies often lack digital channels and do not have integrated design, technology and operational talent to develop a strategy, re-engineer processes, deploy next-generation technologies and provide a personalized customer experience integrated across digital and human channels. This re-design and re-engineering process requires talent with expertise in both customer experience processes and related next-generation digital technologies.
Limitations of Incumbent Services Providers.    Delivering best-in-class omnichannel customer experiences requires highly trained professionals working in concert with leading digital technologies. We believe few service providers have the people, capabilities and technology to help clients address the entire spectrum of designing, building and delivering integrated end-to-end customer experience systems. Digital IT services providers can build and integrate next-generation technology platforms but often lack the ability to provide highly trained specialists to deliver the necessary complex human interactions. Customer care and BPO service providers generally lack specialized skilled labor, the ability to design solutions and the expertise in next-generation technologies to build customer experience platforms. Consulting service providers often can neither design nor build the solutions that they propose for their clients, let alone run them with the necessary talent to reliably deliver high-complexity, high-value service.
Our Market Opportunity
Our solutions and services are relevant across multiple markets including IT services for DX and DCXM. The worldwide market for DX was estimated by IDC to have been $147 billion in 2019. We estimate the worldwide market for DCXM to have been $6 billion in 2018.
Digital Transformation (DX).   Companies are increasingly partnering with third-party providers to address and solve their digital transformation challenges, which include designing solutions that facilitate an omnichannel experience, building digitally scalable infrastructure and delivering new digital channels. To keep systems scalable, an increasing number of companies are opting for cloud-based solutions and seeking to automate processes where possible.
Digital Customer Experience Management (DCXM).   DCXM represents the next evolution of customer experience management. In recent years, digital customer experience has become increasingly important to companies, as highly engaged users dictate the nature and frequency of interactions. Customers ascribe value to seamless interactions and are willing to reward positive experiences with loyalty and repeat business. As customers have shifted toward digital channels, leveraging next-generation technologies to deliver a unified and satisfying customer experience has become paramount.
We believe we are uniquely well-positioned to serve these markets and, as a result, we have a significant market opportunity due to the overall industry growth rate, low penetration to date and strong exposure to the comparatively higher-growth DCXM sector of the market.
New Economy Services.   To complement our DCXM capabilities, we provide several adjacent new economy services such as content moderation and data annotation, which are two markets that have experienced high growth in recent years. Content moderation includes review and compliance services of customer created content on social media and other digital platforms. The necessity of moderating content on digital platforms has prompted enterprises to seek specialized services to accommodate changes in the uncertain, highly regulated environment. To support our clients’ development of AI-powered solutions, we offer fully-managed data annotation services that include AI strategy consulting, and the collection, annotation and validation of training data to support a broad range of use cases, ranging from computer vision and data categorization to search relevance for advanced AI applications such as facial recognition, autonomous vehicles, medical imaging and more. We believe the content moderation market to have been approximately $1.5 billion to $2.0 billion in 2018, and expect it to experience estimated growth of 40%-50% through 2021.
Our Approach
We are a leading digital customer experience innovator with a unique team culture and deep expertise in next-generation technologies and processes. We serve clients at both ends of and throughout the maturity spectrum, each with different customer experience requirements, approaches and near-term and longer-term transformation objectives. We believe that our comprehensive capabilities and go-to-market strategy enable us to address our clients’ varied needs in a flexible way that aligns with their objectives.
Our focus on customer experience informs our approach to designing, building and delivering customer engagement and digital enablement solutions for our clients. We believe that customer experience delivered by empathetic, highly skilled and engaged teams is key to providing a high-quality brand experience to customers. Our team members work with our clients to identify obstacles and opportunities and to craft their digital visions, design scalable processes and build and deploy solutions to enable growth. We lead our clients through a consultative approach that accelerates their adoption of advanced technologies to deploy and deliver innovative solutions. By leading with digital enablement, we create the opportunity to service the entire customer experience journey and leverage the robust skill sets of our teams to build a comprehensive set of solutions that powers exceptional outcomes. Our approach combines our highly skilled teams with next-generation digital technology capabilities to provide a comprehensive solution for our clients that is integrated, contextual and consistent across all channels.
Our Competitive Strengths
We have distinguished ourselves as a next-generation, leading customer experience innovator by leveraging the following competitive strengths:
Cultural Differentiation.   We have a unique and differentiated culture that places people and a shared set of values at the forefront of everything we do. We have carefully cultivated our caring culture over the last 16 years by ensuring alignment with the individuals who choose to join our team, the clients we choose to work with and the manner in which we have built and run our business. We have a unique approach to attracting, developing and retaining team members, which underpins our CVC framework. Our CVC establishes a direct link between a strong culture and the ability to drive higher team member engagement and retention, ultimately leading to superior services and better outcomes for our clients and their customers.
We continuously invest in maintaining and improving our culture in a number of ways, including through our approach to attracting and retaining talent. For example, we identify highly skilled, enthusiastic and driven candidates who want to make a positive impact for our clients and the communities in which we live and work. We support our team members’ development with customized coaching and training resources in specific technologies and tools vital in today’s digital economy and our business. We reward our people for being dedicated brand ambassadors and thought leaders with deep industry acumen. Recognizing the importance of the workplace environment, we believe we have built inspiring, world-class physical workspaces. We seek out clients that share our corporate values. We apply a strict code of ethics toward client selection and have declined noteworthy projects for clients whose values are not aligned with ours.
Diverse Client Base Across Sectors.   Our diverse client base differentiates us from peers and contributes to our growth. We partner with a diverse set of disruptive and established clients across our core industry verticals, including Tech and Games, Communications and Media, eCommerce and FinTech, Healthcare and Travel and Hospitality. Within some of these industry verticals, we serve clients across several sub-sectors. For example, within Tech and Games, we serve some of the leading social networks and search engines, as well as high-growth online games, ride sharing and real estate technology companies. Additionally, we partner with leading providers of digital assistants, search engines and advertising networks in the delivery of our TIAI solutions. Within eCommerce and FinTech we serve both traditional and next-generation payments and point of sale providers, business-to-business and business-to-consumer software-as-a-service companies, online marketplaces and large financial services institutions.
Our clients trust us to support their brands and reputations, which we believe to be among the most respected names in their industries. We are able to execute on emerging customer experience challenges leading to high client referenceability that strengthens our credibility with clients in existing and new verticals and helps drive growth.
Deep Domain Expertise.   We have developed expertise serving clients in fast-growing industry verticals and sub-sectors, many of which are leading broader technology disruption. By serving clients in these sectors over the course of many years, we have built an understanding of their unique, industry-specific challenges and digital transformation journeys, as well as the solutions and services to address them. We leverage this domain expertise to inform how we continue to build out our capabilities and serve additional clients.
Within our Tech and Games industry vertical, we believe we have been at the forefront of helping social networks manage the rapidly expanding volume of user-generated content on their platforms. We use AI/ML-assisted solutions to help clients monitor content for compliance with local policies and regulations. We also provide data annotation services to generate the critical high-quality data required to support our clients as they refine the AI models used in their search engines, social media networks and other cutting-edge products, among other applications. Additionally, we have leveraged our deep understanding of “gamer culture” to partner with several leading Games clients to support the high player growth they have seen over the past several years by deploying player support solutions.
In our Communications and Media industry vertical, we partner with leading telecom, cable and satellite operators, including wireless/wireline, over-the-top and streaming providers. Our client engagements support the digital transformation initiatives of our clients, innovation across their digital stack, operations support system and business support system modernization and testing and engineering of 5G networks for services such as IoT. Our solutions help our clients save operating costs and improve overall customer loyalty and churn. We have invested in creating custom testing systems and leveraged our expertise to develop custom set-top box user interfaces.
In our eCommerce and FinTech industry vertical, we have supported leading global eCommerce platforms since 2007, deploying specialized teams who can quickly scale on vertical-specific tasks such as premium marketplace support, content moderation, dispute mediation and identity and fraud protection. We also design, build and deliver chargeback transactions solutions for global online payments providers looking to maximize cross-border selling. The solution centralizes infrastructure and accelerates processing, rapidly enabling customer service teams to support multiple new countries.
Comprehensive, Integrated Capabilities to Enable Digital-First Experiences.   We have proactively built a set of integrated capabilities to deliver innovative customer experience solutions for our clients’ customers. Our services span design, build and deliver, so that we are able to offer clients a complete, transformative, digitally enabled solution, or a discrete solution to address or complement specific aspects of their existing customer experience strategy. Furthermore, our ability to design, build and deliver integrated solutions that combine both process and technology enables us to more comprehensively and holistically address our clients’ most complex and pressing challenges and needs. For example, we combine expertise in digital IT lifecycle services, including applications development, cloud implementation and advanced analytics and automation with customer experience delivery capabilities around omnichannel customer support, Contact Center-as-a-Service (“CCaaS”), and work-from-anywhere solutions.
We believe that our end-to-end solutions address client needs at all stages of their digital journeys and position us best to address their evolving priorities while expanding wallet share with them over time. Many of our key client relationships began as programs with a single solution and have evolved over time into multi-solution, multi-program strategies. As we expand the scope of work with clients, we become more embedded in their businesses, and are thus better positioned to identify new opportunities for continued improvement.
Best-in-Class Technology and Processes.   We rely on best-in-class technology to power everything we do. By virtue of our TELUS pedigree, we have built our business with a deep understanding of the importance of technological reliability and availability, fueling our “always-on” carrier-grade network infrastructure. This infrastructure is augmented by our next-generation private and public cloud-based architecture, which enables our complete suite of integrated digital services. We believe that, unlike most of our peers, we are not encumbered with legacy technology infrastructure. This enables us to be agile, efficient and scalable, which we believe is a competitive advantage. Additionally, the next-generation tools we deploy internally across our over 56,000 team members enable them to more efficiently and effectively carry out their roles on behalf of our clients. For example, our platform is capable of self-learning through advanced machine learning algorithms and employs natural language understanding (“NLU”) and natural language generation (“NLG”) to simulate complex human-like dialogue.
We leverage cloud-based data warehouse solutions that provide us with a flexible and scalable architecture. We use application programming interfaces (“APIs”) that connect into some of our clients’

enterprise resource planning, workforce management and other customer data sources that enable us to capture and analyze data and ultimately react more quickly to changing client needs. In addition, with data visualization tools we can look at data quickly from several perspectives. Finally, with our data in the cloud, we are able to run AI models across multiple data sources available to us to drive unique customer results.
Our deep technology expertise also enables us to leverage our proficiency in AI and automation for the benefit of our clients to help them manage their information, derive valuable insights and implement a comprehensive data strategy. At scale, we deliver end-to-end digital solutions and data engineering capabilities to drive vision and value for our clients. For example, our proprietary AI-powered chatbot platform that we call intelligent TELUS International Assistant (“iTIA”) not only supports all forms of customer interactions but also provides advanced features, such as sentiment analysis, to provide team members with critical contextual information. iTIA enables faster resolution of customer queries through automation, saving high-value human talent for high-complexity interactions. iTIA can be programmed to access data directly from our clients’ back-end systems and to execute authorized transactions on behalf of their customers, for example changing payment methods or account plans.
Globally Scaled and Agile Delivery Model.   Over several years we have built a differentiated global delivery model enabled by next-generation technology with the scale and agility needed to best serve our clients. Our over 56,000 team members are strategically located in 53 delivery locations and global operations across Asia-Pacific, Central America, Europe and North America. Substantially all of our delivery locations are connected through a carrier-grade infrastructure with correspondingly high resiliency and security. Our fully virtualized, cloud-based infrastructure enables seamless collaboration and enhances our ability to pivot client solutions across multiple regions, time zones and channels.
The sophistication, agility and scale of our delivery capabilities enable us to tailor our delivery strategy in order to respond quickly to shifting client demand as well as idiosyncratic events. For example, during the COVID-19 pandemic, we were able to continuously serve our clients’ needs despite the mandatory closure of many facilities. We shifted work toward digital channels, re-deployed teams across different client accounts and geographies and enabled about 80% of our worldwide team members to work from home. Our global AI community of more than one million crowdsourced data annotation professionals also maximizes business availability and business resiliency. During the COVID-19 pandemic, members of our AI community, who had already been working from home and on flexible schedules, were able to continue to seamlessly support our clients.
Proven Leadership Team.   We have a proven leadership team with a successful track record of executing our strategic vision, driving growth across our business, integrating acquisitions both operationally and culturally and maintaining our unique culture. Our leaders not only possess significant and diverse skills and experience, but are committed to leading by example and living our corporate values. Our senior leadership team has over 200 years of combined experience, including extensive industry experience within digital IT and customer experience management, as well as public company experience.
Our Growth Strategy
We are dedicated to building on our current capabilities in digital transformation and customer experience management by deploying the following growth strategies:
Expand Our Current and Potential Services with Existing Clients.   We seek to deepen existing client relationships by providing our clients with more of our existing services, as well as developing new adjacent services to address their evolving digital enablement and customer experience needs. We believe we have a significant opportunity to grow within our existing client base by deploying more of our existing solutions, such as cloud migration and content moderation. We have successfully expanded the number of services we offer our top ten clients and plan to similarly expand with the balance of our portfolio. For example, all of our top ten clients use multiple TELUS International services.
Furthermore, we believe that we have visibility into areas of fast-growing and high-value adjacent service offerings that are relevant to our clients by virtue of several factors, including our domain expertise, our strength in both customer experience, digital IT, AI data solutions, tools and services, and our ability to understand and anticipate our clients’ challenges. We seek to continue to leverage these strengths to identify new opportunities and capitalize on emerging trends to deliver greater value and to further grow within our client base. For example, our relationship with a global eCommerce client started with the provision of customer care services and later expanded to digital IT services due to the high quality of our work and strength of our technology. Additionally, our ability to hire, onboard and manage a large community of qualified annotators, and further develop our proprietary crowdsourcing platform and tools, positions us to expand our existing relationships with technology and large enterprise clients.
Establish Relationships with New Clients.   We believe there are significant untapped opportunities to win new clients across all of our targeted industry verticals. We target potential clients that value customer experience as a brand differentiator. Within this opportunity, we prioritize potential clients that are experiencing significant growth and require a partner capable of evolving with them. We have historically won new clients based upon the strength of our position in the marketplace as well as references from existing clients.
The capabilities and solutions we have developed can be adapted and easily used to meet the needs of clients in additional industry verticals and sub-sectors that are increasingly pressured to transform. We will continue to leverage current processes, services and solutions to design and build new offerings to address new clients’ needs for more comprehensive customer experience management.
Leverage Technology and Process to Drive Continuous Improvement.   We strive to continuously iterate and improve upon our operations to optimize the overall efficiency of our organization, enhance operating leverage and margins and better serve our clients. Our organization has over 3,389 “Six Sigma” certified team members that help us better leverage our technologies, processes, policies and practices to improve operational excellence and drive productivity at scale. These capabilities create the opportunity to reinvest in key initiatives and implement best-in-class technologies across functional areas, which we believe will further expand our competitive and operational advantages.
Our approach to innovation includes applying methodologies and technologies internally to evaluate viability and scalability before deploying our solutions to clients. We aim to continue growing both organically and inorganically, and we believe that the returns generated by our focus on technology-enabled efficiency across the organization will increase.
Enhance Core Capabilities with Strategic Acquisitions.   We intend to continue to enhance our core capabilities and solutions through acquisitions that support our strategy to design, build and deliver exceptional customer experiences for our clients. We seek out acquisition opportunities that expand the breadth of our service offerings, enhance the depth of our digital IT capabilities and accelerate our presence in attractive client industry verticals. We seek to acquire companies that have the potential to enhance our capabilities and which we believe will contribute positively to our financial profile and that are culturally aligned with our values. For example, our new AI data collection, annotation and validation capabilities expand our total addressable market and the set of solutions we are able to offer to our key clients, particularly in our Tech and Games industry vertical.
Solutions and Services
We have built comprehensive, end-to-end capabilities with a mix of industry and digital technology expertise to support our clients in their customer experience and digital enablement journey. Clients have different requirements, approaches and near- and long-term objectives that need to be balanced effectively to develop deep and enduring relationships. Our go-to-market strategy addresses our client’s needs, in the order of priority that best suits their objectives and with the flexibility to evolve with them as their needs develop.
Our highly skilled and empathetic team together with our deep expertise in customer experience processes, next-generation technologies and expertise within our industry verticals is core to our success. We combine these with our ability to discover, analyze and develop new digital technologies in our digital centers of excellence to continuously evolve and expand our solutions and services.
Our services support the full lifecycle of our clients’ digital transformation journeys and enable clients to more quickly embrace next-generation digital technologies to deliver better business outcomes. We fuel the various stages of our clients’ growth, from their strategic and innovative beginnings to their next-generation tech and IT service needs and to their realization of a vision for CX process and delivery.
Strategy and Innovation — Understand and Define Client Needs to Innovate and Develop Plans
Customer experience is at the heart of any digital transformation; however, implementing a successful CX-centric digital transformation can be a complex undertaking for any organization. With our intuitive digital design approach, we help our clients design next-generation business practices based not only on transforming technology, but also on transforming processes and culture. We partner with our clients to define their needs, identify their ideal future state and develop strategies that are focused on enabling customer-centric digital experiences. We advise clients on the best way to re-engineer and re-architect technology systems and our teams of experts develop custom technology solutions to meet those objectives.
Next-Generation Digital Strategy.   Our teams advise clients on crafting their long-term digital strategy roadmap and design scalable processes to help clients achieve their digital enablement goals. We strive for enhanced business outcomes for our clients by focusing on the needs of their end-customers while developing effective digital strategies together. We help our clients formulate actionable digital strategies to transform their business model by taking advantage of the new digital ecosystems, infusing product development with new digital technologies and building digital platforms that deliver high-quality customer experiences.
Ideation on Innovation.   We help our clients innovate their approach to interactions with customers by collaborating with them in the ideation process. Our approach to ideation leverages not only our strong process and digital technology expertise but also our experience of delivering empathetic and caring human experiences. Our experts use our digital centers of excellence and innovation labs to help our clients ideate and innovate. In addition, organic innovation by our team members is encouraged which has resulted in Global Innovation Centers (“GIC”). For example, our talent acquisition team established a GIC to focus on digital recruiting practices resulting in deployment of knowledge base bots for onboarding new team members.
UX/UI Design.   As online and mobile environments have become increasingly important, our team of experts build human-centered, data-driven experiences that enhance customer loyalty for our clients. Leveraging our design thinking process and skills in visual and experience design, we create intuitive digital products to deliver meaningful customer experiences. We help clients in various industry verticals to build innovative digital products customized specifically to their industry and customer needs. We offer comparative and explorative usability tests along with usability evaluation to ensure that the experiences we design and ultimately build and support are both client-centric and technically effective.
CX Process Consulting — including Customer, Employee and System Journey Mapping.   Our CX process experts help evaluate customer experience processes for our clients by leveraging their deep understanding of customer experience and related business processes as well as digital technologies within our clients’ particular industry verticals. We leverage our agile methodology to obtain relevant information, perform a value analysis to identify efficiencies and automation opportunities and facilitate process redesign. This creates a comprehensive picture of how our clients engage with their customers and how they can redesign the customer experience processes to deliver improvements in cost, revenue and customer satisfaction.
Next-Gen Tech and IT Services — Building Digital Customer Systems using Next-Gen Technologies
Our clients often need to re-engineer their customer experience systems to provide a seamless, contextual, consistent and personalized customer experience across all channels — digital or human. To do this, they need to modernize their core systems and applications, while at the same time build new digital solutions that leverage technologies like cloud, mobile, AI, automation, IoT, analytics and more. Combining our expertise in various industry verticals and our deep understanding of applications development, infrastructure and digital technologies like AI, automation, cloud, mobile and others, we strive to develop digital solutions that help our clients to deliver the best possible experience to their customers.
Our expertise in delivery of a range of next-generation technologies enables us to build, test, deploy and continually enhance custom applications and integrate and implement customer experience software-as-a-service solutions with other client applications. We help clients re-architect their systems to take advantage of cloud and mobile computing. We use our advanced analytics and AI/ML capabilities to analyze data from internal and external customer databases for our clients. We also work with our clients to improve the efficiency of their IT processes by automating testing and deployment of software. Our experts identify processes within the customer experience journey that could benefit from automation and, where appropriate, implement tools such as chatbots and RPA. We also deploy digital technologies and productivity tools, real-time natural language processing and data visualization to better equip our team members to run the customer experience processes that are outsourced and entrusted to us by our clients. The key services underlying our Next-Gen Tech and IT Services solution are:
Engineering, Application Development and Quality Assurance (“QA”).   Our end-to-end application development services are designed to transform our clients’ customer experience-related application portfolios by supporting the entire application lifecycle. This includes application strategy, application development and modernization, testing, QA, deployment and continual updates or enhancements. We help our clients develop applications with a cloud and mobile-first approach. This allows clients to leverage cloud delivery for enhanced scalability and flexibility, a critical component for digital enablement. Mobile-first strategies allow clients to take advantage of the customer shift to mobile devices. In addition to supporting web and mobile interfaces, we empower customer engagement across all digital touchpoints such as progressive web apps, chatbots, voice apps, AR/VR experiences, wearables and others.
We use agile methodology, microservices and APIs to build custom applications. We have capabilities using a range of software engineering technologies and tools to build high-quality software for our clients. We also implement software-as-a-service customer applications and integrate them with customized customer experience-related applications or other business applications of clients. We continually enhance custom applications we have developed using DevOps practices and tools.
Our QA and software testing teams work collaboratively with agile development teams to make improvements to the software on an ongoing basis. While our testing teams identify and fix defects and vulnerabilities in software, our QA teams identify and fix software usability issues, such as end-user experience with software, slow load times, and poor navigation. Our QA teams serve as an integral part of clients’ software development teams and are embedded within their scrum teams. Test automation is a core component of our QA services which enables our clients to automate manual tasks to minimize dependency on manual testing while at the same time achieving process efficiency, improving software quality and lowering time and costs.
Data Annotation, AI/ML and Intelligent Automation — including RPA and Chatbots.   We have expertise in AI technologies and ML to assist our clients to improve customer experience. We provide data annotation in domains such as search relevance, image/video labeling for smart cities, audio transcription and facial recognition to our clients who utilize AI technologies. We also use AI-based conversation bots in customer engagement situations to augment or simulate human interactions enabling 24/7 personalized responses to customers. We use a combination of internally developed and market-available tools to create advanced ML algorithms, as well as NLU and NLG to simulate complex human-like dialogues in our self-learning, enterprise-grade CX platform. We offer flexible deployment models for this technology through adaptive pricing models, and also provide managed services to maintain quality, moderate responses and deliver actionable insights through analytics. Our TIAI solutions include the collection, annotation and validation of various data types including text, images, videos sensor fusion, audio and geo data in more than 500 languages and dialects for technology companies in social media, search, retail, mobile and more. With these capabilities, we can assist our clients in the development of AI algorithms used to power machine learning. These services and solutions help improve functionality and deliver secure, compliant, scalable and high-quality solutions for our clients.
We also use advanced analytics and AI techniques to analyze structured and unstructured consumer datasets to provide a unified data view of end customers’ entire transaction history with the client, and derive real-time insights from it to provide a personalized customer experience.
iTIA is our proprietary bot platform, which helps with all forms of customer interactions, from simple to complex. For example, from automating frequently asked questions, routing conversations, collecting feedback, paying bills and booking appointments, our cognitive solution combines the best of innovative technology with enhanced digital customer experiences and business process intelligence to set the stage for meaningful conversations. Features include sentiment-based routing which recognizes customer sentiment and intuitively directs chats to human support if required, voice-enabled multilingual capabilities, and built-in language translation capabilities to enable users to converse with the bot in their own language.
Our intelligent platform works hand in hand with human agents to enhance the overall digital customer experience. Moreover, we understand the challenges businesses face in this regard, and as a developer and user of the platform, we can partner with clients to implement to improve business outcomes.
RPA Intelligent Insights is a diagnostic platform tool that aligns human and digital workforce to manage the end-to-end lifecycle of digital co-workers. It measures and tracks performance of each digital co-worker and enables businesses to make better strategic decisions. RPA Intelligent Insights is open source and can be integrated with market leading RPA platforms.
We work with our clients to identify processes that could benefit from automation. We create a roadmap and combine human and machine intelligence to automate these processes. Through RPA, we are able to leverage technology to efficiently handle the “low-hanging fruit” so that we can keep team members dedicated to the more complex “high-touch” areas of our clients’ businesses.
Managed Cloud Services.   We provide migration, implementation and managed services for public cloud, private cloud and multi-cloud hybrid environments to help clients modernize their applications and move their workloads to the appropriate cloud for their business. We assess the current state of our client’s cloud computing strategies and create and implement a customized plan based on their unique business objectives. We integrate these strategies with legacy systems where needed and provide managed services to provide 24/7 support, monitoring, operations management and ensure information safety. We have expertise in all major hyperscale public cloud platforms, such as Google Cloud, Amazon Web Services and Microsoft Azure, and can provide multi-cloud services. We are also able to provide TELUS-hosted services for clients that may prefer private cloud or a hybrid cloud strategy. Leveraging our expertise in cloud-enabled and cloud-native technologies, we can help our clients accelerate their digital innovation and application delivery by rapidly adopting technologies like Containers, Microservices, Serverless and DevOps.
Workforce Transformation.   Our clients need specialized, efficient, effective customer experience eco-systems that support their overall vision for their customer’s journey. The output of our CX process consulting creates an executable strategy for our clients to make a thorough and dramatic change to their customer experience teams and digital resource utilization. With our domain expertise, we build best practice workforce solutions using innovative people and digital solution combinations.
CX Process and Delivery — Delivering exceptional customer experience
We use our customer experience process expertise as well as our highly skilled, empathetic and engaged teams to provide exceptional, integrated customer experiences. As the environments in which our clients operate are dynamic and constantly changing, we analyze customer behavior using advanced analytics techniques to understand what our client’s customers prioritize, and recommend the most appropriate service models. Our global delivery platform enables us to service clients across geographies and customize the delivery strategy according to their evolving needs.
Managed Solutions — including Learning Services, Workforce Management, Contact Center.   We believe our managed solutions expertise is not easy to replicate and, as our clients experience the benefit of these solutions, they seek to leverage our solutions for their internal teams.
Learning Excellence Solutions.   Working in partnership with our clients, we combine strategy, curriculum and learning technology to deliver an optimized customer experience. For quick and proven team member on-boarding, our “new hire toolkit” can be fully customized to support our client’s brand, culture and learning objectives. Likewise, our customized knowledge bases provide their team members with the tools and knowledge they need to support customers.
Workforce Management Services.   A balance of people, processes and technology to continuously optimize supply and demand. When it comes to workforce management, also referred to as workforce optimization, constant optimization is a key priority. For our clients, our consultative approach and global standardization delivers workforce efficiencies across vendor and captive sites. From planning and forecasting, to scheduling and real-time analysis, to reporting and optimization, we focus on driving significant value in our clients’ operations.
Contact Center-as-a-Service.   Our cloud-based CCaaS application platform delivers a wide array of customer engagement tools designed to empower team members with omnichannel capabilities, enhanced processes and data-backed, real-time intelligence. Our CCaaS technology is the foundation to our “work-at-home” or “work anywhere” solution. It also integrates with remote virtual desktops, as well as a full suite of customer service solutions including remote and digital talent acquisition, remote training and remote workforce management.
Omnichannel Customer Experience — including Care, Sales and Tech Support.   We operate CX processes for our clients to provide a seamless, consistent, and personalized customer experience to customers across all channels and devices they use while engaging with our clients. We support customer experience processes, including customer care, sales growth and client retention, and technical support, using omnichannel capabilities across voice, email, chat, social media, and video.
We empower our clients to use every customer touchpoint as a brand-building opportunity and to create meaningful human connections with their customers. We support our clients in customer acquisition, customer onboarding, welcome and win-back programs, loyalty and retention programs, cross-sell and up-sell opportunities. We also provide tech support with a focus on not only automating it wherever relevant but also “humanizing” it. We provide services using self-serve options and employ team members for more complex issues or exception handling. For example, we are also increasingly using our expertise in CX processes to improve patient interactions and deliver better outcomes for healthcare providers, payers and pharmaceuticals service providers.
Content Moderation, Trust and Safety.   Our approach to content moderation enables clients to keep their users safe and manage their online reputation. Our clients understand that using trusted platforms promotes improved user experiences thereby driving user growth and revenue. We combine automated digital moderation tools with human support to provide a robust trust and safety framework to monitor our clients’ digital businesses. Our customizable and scalable digital content management solutions can also help clients boost their social media presence, increase their user base and attract more customers through social and e-commerce channels. We offer dynamic hyper-localized moderation, covering client policies that incorporate local regulatory standards where applicable. Spanning over 25 countries and covering almost 50 languages, our global team is sensitive to, and understands the importance of, considering the cultural, regional and socio-political nuances of local markets in their reviews. In addition, our moderation services also extend to verifying digital advertisements for compliance and protecting online marketplaces, as well as peer-to-peer group monitoring that is prevalent in today’s gaming platforms.
We provide highly trained and well-supported resilient team members who we refer to as “digital first responders” and who are supported by advanced, automated AI and digital moderation tools specifically designed to help brands safeguard their user communities by actively screening and removing discriminatory, threatening, offensive, illegal or otherwise inappropriate content or actions that contravene our clients’ policies and community guidelines.
Core to our solution is a specialized talent acquisition and hiring process. The short- and long-term well-being of our team members is considered from the beginning of the relationship. We remain keenly aware of the potential concerns that may arise as team members review raw user-generated content, which is why hiring team members with the right character, skills and experience contributes to creating a resilient team. In addition, we establish realistic expectations of our moderators. Beginning with the interview process and extending to the new hire training, we set very specific program expectations that outline the type of content to anticipate, including details of the types of extreme content they may be exposed to and how to handle the unexpected.
We believe our program is different because we focus on well-being management through a variety of programs, including clear and transparent opt-in and opt-out procedures, workflow rotation that is based on volume and severity of content screened and mental health counselor input. We also conduct relevant training for different work options, tools and knowledge built in other industries to help manage stress and build resilience. We have developed and continue to evolve our psychosocial risk policy, which is our framework for supporting our digital first responders, and which was developed by occupational health and safety experts and mental healthcare practitioners.
Our digital first responders are typically direct team members. We are prudent in our use of part-time employees as this approach generally does not fit the objectives of our content moderation programs.
Adjacent to content moderation and part of our broader Trust and Safety program, fraud prevention has become more critical across all industries with businesses struggling to keep up. Our service offering is focused on promoting ethical conduct, identification verification, and profile validations combating asset misappropriation, managing fraudulent statements and preventing corruption or any other unlawful activity such as account takeovers. We provide effective trust and safety solutions tailored to the needs of our industry verticals.
360-Degree Customer Analytics.   We offer customer journey analytics services that provide clients with a 360-degree view of the relationships and contacts their customers have across all points of interaction along their journey with the client. We integrate data from various points of interaction customers have with the client across multiple channels into an insightful timeline. We use advanced analytics techniques to analyze millions of events in order to produce predictive interactions for customers. This includes analysis such as journey mapping, speech analytics, automated quality management, predictive recommendations, user experience intelligence, and event-based notifications.
Our Delivery Model
We use an agile global delivery model to provide next-generation digital customer experiences to clients. Substantially all of our delivery locations are connected through a carrier-grade infrastructure backed by cloud technologies, enabling globally distributed and virtualized teams and high resiliency and security. We are unencumbered by legacy infrastructure, which we believe is a competitive advantage. Our agile delivery model enables us to augment or seamlessly redeploy teams across different geographic locations and client accounts. The interconnectedness of our teams and ability to seamlessly shift interactions between physical and digital channels enables us to tailor our delivery strategy to clients’ evolving needs. It also allows us to respond to changes in demand or adapt to idiosyncratic events with agility. For example, during the onset of the COVID-19 pandemic, we were able to quickly adapt to serve our clients from work-from-home or alternate work locations while continuing to meet their quality and security expectations. We also deployed digital solutions like bots, web-chats and emails as customers of our clients migrated to digital channels. The speed and quality with which we are able to respond is in large part due to the agile nature of our global delivery model and the investments we have made in the technology infrastructure to run the delivery network.
We have over 56,000 team members who are strategically located in 53 delivery locations and global operations in over 25 countries: Austria, Bosnia and Herzegovina, Bulgaria, Canada, China, Costa Rica, Czech Republic, Denmark, El Salvador, Finland, France, Germany, Guatemala, India, Ireland, Japan, Korea, Latvia, the Philippines, Poland, Romania, Slovakia, Spain, Switzerland, Turkey, the United Kingdom and the United States. Our delivery locations, from where our team members serve our clients, are strategically selected based on a number of factors, including access to diverse, skilled talent, proximity to clients and an ability to deliver our services over multiple time zones and in multiple languages. The global reach of our delivery locations enables us to deliver our full suite of solutions across geographies and customize the delivery strategy for our clients according to their evolving needs. We have established a presence in key global markets, which supply us with qualified, cutting-edge technology talent and have been recognized as an employer of choice in many of these markets. We believe that our global and diverse team members have the nuanced cultural knowledge and empathy to deliver all of our services.
Through our TIAI solutions, we use a crowdsourcing model, which allows us to access talent that is global, diverse, flexible and scalable to meet the geographic, demographic or cultural data needs of our clients across different parts of the world. There are approximately 30,000 annotators deployed at any one time across our active projects and this figure is expected to grow. Annotators are provided with proprietary educational materials and tools, and through our proprietary platform, we have the ability to track each annotators’ efficiency, virtually oversee quality management protocols, and process payments to our annotators across more than 85 countries. This AI community is organized through a framework that provides for annotator sourcing, education and management that is supported by 792 employees around the world, including Canada, China, Costa Rica, Denmark, Finland, France, Germany, India, Ireland, Japan, South Korea, Poland, Spain, Turkey, the United Kingdom and the United States.
In Asia-Pacific, we have 12 delivery locations. Our talent acquisition in Asia-Pacific benefits from a local emphasis on education creating a highly qualified workforce with extensive language capabilities. In India and the Philippines, for example, we are able to attract skilled team members with expertise in next-generation digital technology with substantial language capabilities. Through our caring culture, we are able to engage and develop these team members which leads to higher tenure and proficiency.
In Central America, we have seven delivery locations in close proximity to our large North America client base. Our team members in Central America are drawn from a large population of fluent English and Spanish speakers. In our delivery locations in Central America, we benefit from developed telecom and energy infrastructure. In Guatemala, we benefit from an engaged workforce and regionally competitive labor costs. In El Salvador, we gain access to a young and educated population.
In Europe, we have 29 delivery locations, with a number of these locations being in close proximity to client locations. Our multi-lingual team members are selected from a skilled talent pool in a centrally located geographic location. For example, in Bulgaria, we are able to employ an educated and skilled team; in Romania, there is a large talent pool with digital technology skills; and in Ireland, talent converges from many global origination points, creating a diversified talent pool.
In North America, we have five delivery locations and recruit from a skilled talent pool with geographic proximity to many of our largest clients. Additionally, North America is where the majority of our sales, marketing, operational support and digital services team members work from a virtual office environment, which facilitates collaboration, and in some cases collocation, with our clients. A flexible work environment enables us to attract and retain talent, improve agility, operational efficiency and productivity of our organization, as well as enable robust business continuity planning. Our virtual office environment in North America is now evolving to other geographies around the world, and has been accelerated by our response to the COVID-19 pandemic.
The workspaces in our delivery locations are designed to inspire and promote productivity. We leverage virtual and in-person site visits to both prospective team members and clients to showcase the strength of our engaged workforce and modern delivery locations. We have technology partnerships with Salesforce, Cisco, Upstreamworks, UiPath, Google Cloud and Blue Prism to support our delivery model.
Clients
We work with global and disruptive brands across industry verticals in which exceptional customer experience is critical. Global industry leaders expect long-term partnerships and are focused on digital transformation, while disruptive brands seek agile and culturally aligned partners that can reliably scale operations to support their business and geographical expansion aspirations. We respond to their needs by delivering on our promise of globally scalable customer experience and digital innovation while demonstrating cultural affinity. By engaging them across the design-build-deliver lifecycle, we forge long-term relationships where we are regarded as the partner of choice for their digital transformation journey. As a customer-first organization, we focus on driving global service excellence and sustaining long-term relationships with our clients, often expanding our relationship through multiple lines of business and driving year-over-year revenue growth.
As of June 30, 2021, our clients include over 600 companies across the following high-growth verticals: Tech and Games, Communications and Media, eCommerce and FinTech, Healthcare and Travel and Hospitality. Some of our clients in these industry verticals are: Epic Games, Google, Uber, TikTok Samsung, Solera, Jam City and Zynga in Tech and Games; TELUS, Koodo, Dish and Ooma in Communications and Media; and PayPal, Mastercard and Wix in eCommerce and FinTech. Other clients include Fitbit, TELUS Health, TransUnion Traveloka, Daimier, Airbnd and Zara. In 2020, Tech and Games, Communications and Media and eCommerce and FinTech represented approximately 39%, 30% and 11%, respectively, of our revenue. In the six months ended June 30, 2021, Tech and Games, Communications and

Media and eCommerce and FinTech represented approximately 45%, 25% and 11%, respectively, of our revenue. We have several key client relationships. Our relationship with TELUS, one of our largest clients and controlling shareholder, in particular has been instrumental to our success. TELUS provides significant revenue visibility, stability and growth. In the six-month period ended June 30, 2021 and fiscal 2020, revenues from TELUS represented 16% and 20%, respectively, of our revenues. In fiscal 2019 and fiscal 2018, TELUS represented approximately 26% and 24% of our revenue, respectively. In the six-month period ended June 30, 2021, revenue from our largest client (who was our second largest client in fiscal 2020), a leading social media company, accounted for approximately 16%. In fiscal 2019 and fiscal 2018, Google was our second largest client, accounting for approximately 12% and 14% of our revenue, respectively. In the six months ended June 30, 2021, our top ten clients represented approximately 61% of our revenue, as compared with approximately 65% in the same period in 2020. In fiscal 2020, our top ten clients represented approximately 62% of our revenue, as compared to 67% in 2019 and 69% in 2018. Our clients include some of the leading social networks and search engines, as well as high-growth online games, ride sharing and real estate technology companies. These companies place a premium on high-quality brand experience and entrust us to represent their brands because of our quality, differentiated approach to delivering innovative, end-to-end CX solutions and carrier-grade technology infrastructure.
As evidenced by the length, size and diversity of programs from our top ten clients, our focus on service excellence consistently places us in a position to win new business. Our clients assess us against a variety of quality metrics that they define to evaluate the operational performance of their service providers, such as net promoter score, customer satisfaction, likelihood to recommend, and customer effort. We have often exceeded the targets that our clients set for us, which is part of our commitment to delivering superior customer experiences.
Client Case Studies
TELUS
Client and Situation.   TELUS is a diversified Canadian communications and information technology company with over 16 million customer connections spanning wireless, data, IP, voice, television, entertainment, video and security. TELUS is our controlling shareholder.
When TELUS sought to improve the order-entry process for corporate wireless customers, we helped assess and engineer a customized solution to enable faster activations and renewals of their mobile services. The existing process involved multiple touchpoints with manual data entry before a request could be processed, which was prone to error and extended order processing times.
Our Partnership.   Our relationship with TELUS spans the last 16 years, since the founding of our business, and has expanded to incorporate multiple solutions across the design, build and delivery spectrum. We are viewed by TELUS as a co-innovation partner, enabling us to pilot innovative solutions leveraging next-generation technologies, many of which have been deployed across other clients within our telecommunications and media vertical. While we support many programs for TELUS, in this particular example we evaluated TELUS’s order-entry process and identified costly and manual processes that could be eliminated using robotics process automation (RPA) and chatbot technologies. We developed proprietary bots to eliminate manual data transfer and automate tasks such as fetching and connecting data across multiple systems. Our cloud-hosting capabilities enable efficient and fast data connections from applications hosted in the cloud. Additionally, we deployed a dashboard to efficiently track and manage the newly automated processes in real time providing enhanced visibility and insights into customer processes.
Our solutions enhanced productivity and efficiency, while enhancing the quality of order-entry customer service experience. In this case, our solutions enabled TELUS to redirect 13 full-time employees eliminate 20 minutes per order and generate $420,000 in annual operating efficiencies or savings, while contributing to a 15% year-over-year improvement to order-entry quality of service score.
Today, we have over 10,000 team members dedicated to TELUS across a range of increasingly complex services, including digital customer experience, IT lifecycle, process automation and advisory services.
Solutions/Services Provided.   Digital Strategy (RPA strategy and roadmap, Technology Consulting), CX Process Consulting, AI/ML Solutions (RPA Intelligent Insights), Managed Cloud Services.

Leading Social Media Company
Client and Situation.   Our client is a widely-used, leading U.S.-based social media company that enables billions of global monthly active users to create, share and consume content, and to interact with others. Users can post text, photos and multimedia, as well as use embedded apps, join common-interest groups, interact with businesses and buy or sell items or services through their online network.
In order to maintain and grow popularity in its products, it is mission-critical for our client to engender trust and ensure compliance and safety for its billions of users on a daily basis. With unmatched scale in users and daily uploaded content, our client requires a partner that can monitor and moderate vast amounts of online user-generated content (UGC) for compliance with both its stated community guidelines and corporate policies, as well as with local regulatory frameworks that are constantly evolving. In addition, several key trends are impacting the practice of content moderation, including the acceleration of UGC worldwide, the importance of training, coaching and wellness for moderators, the need for solutions that integrate artificial intelligence (AI) with human judgement, and the need to understand unique cultural nuances.
Due to the vast scale and breadth of the task, and the complex, dynamic nature of requirements, our client needed a partner with access to diverse and well-trained talent, and the ability to deliver high-quality solutions at scale. Given the mission-critical nature of services required, our client requires a sophisticated partner capable of delivering high quality, best-in-class solutions in accordance with specific guidelines and key performance indicators that they define and measure.
Our Partnership.   We began our partnership with this widely-used, leading social media company in 2018 by providing discrete content moderation services in Bulgaria. With the acquisition of CCC, whose relationship with this client started in 2017, we significantly increased the scope and volume of services we provided for this client.
We primarily provide content moderation services, which consists of analyzing flagged content routed to us by our client for compliance within stated community guidelines and policies. Flagged content is analyzed by our team members who determine if content should be cleared or escalated based on a combination of elements, including AI and human judgment. In addition to content moderation, we provide data-tagging services, which leverages human talent to identify and tag content which is then used and processed by our client to improve AI models for multiple use cases, including proactive identification of certain categories of content for enhanced safety. We also provide profile review and brand safety services to validate authenticity of profiles, identify fraudulent accounts and provide brand safety solutions that validate accounts or pages that are eligible for advertising solutions.
We dedicate thousands of team members, who are moderating UGC across four continents, in over 50 countries and in approximately 30 languages, to our client. We are routinely recognized by our client for our high quality of service, as measured by action consistency, reason consistency, false positives and false negatives. Our client also recognizes us for our practices with respect to training and support of our team members, including our approach to moderator wellness. We have developed a sophisticated approach to what we call our well-being support life-cycle that starts with recruiting and identifying talent through ongoing support of our team members. Our recruiting and assessment processes include psychological evaluations and a structured interview process to identify uniquely qualified, resilient talent. Our onboarding process includes resilience training to equip our team members with the tools to navigate challenges of the job. We offer ongoing stress management training, and communication and coaching for managers, and in certain markets, proactive and ad hoc psychological counselling, regular floor walks by psychologists, team building activities and group sessions.
Over the course of our client relationship, we have consistently expanded our services and grown revenues on the basis of demonstrated quality, the sophistication and scalability of our solutions, and the ability to keep pace with demand across multiple regions and countries. We are routinely measured against key performance dimensions including moderator wellbeing, effectiveness, efficiency, and innovation, and have consistently delivered higher scores in these areas than our competitors as measured by our client.
Solutions/Services Provided.   CX process consulting (employee journey mapping), AI/ML Solutions (Data annotation), Content Moderation, Trust and Safety.

Google
Client and Situation.   Google is a globally recognized technology company that specializes in internet-related services and products, which include online advertising, internet search, cloud computing, software and hardware. Google was our second largest client by revenue in fiscal 2019 and 2020 and our third largest client by revenue for the six-month period ended June 30, 2021.
Google was facing challenges recruiting and retaining top-tier talent to provide technical support to its customers.
Our Partnership.   Our relationship with Google began in 2009 and has grown significantly in scope to encompass multiple support services across multiple products. Google’s initial goal was to find a strategic long-term partner that would be able to provide its customers with high-quality support and function as a natural extension of Google’s workforce. Google was particularly focused on choosing a partner that shared its emphasis on culture and community and one that would mirror its values. Since 2011, TELUS International’s dedicated support team for Google has grown from 55 to over 2,400 team members for a growth of over 4,400%. With members located across eight countries, engaging with B2B and B2C customers to provide complex “engineer-to-engineer” support requiring deep technical expertise in product design, configuration and uses for many of Google’s most widely used products, including Google Cloud Platform, Workspace (formerly G Suite), Nest, G Pay, Google Play, Google Fi, Google Fiber and Google Maps. We became one of Google’s strategic partners for complex, omnichannel sales, customer care and technical support. Our evolving go-to-market relationship with Google represents over ten years of client engagement, during which we supported 11 business lines and 30 programs within those business lines.
Beyond providing high-quality technical support, we have worked with Google to develop and implement practices with respect to recruiting, training and workforce optimization. For example, prior to our partnership, Google did not have a formal training curriculum for new hires on its Google Cloud support team. We worked with Google to design a curriculum that is still in use today. We also worked with Google to develop a playbook to standardize the recruiting, hiring and onboarding processes associated with business expansions, which reduced the time it took for new hires to become proficient and minimized attrition.
Additionally, Google utilizes our trust and safety offerings to monitor online forums and online support communities. As testament to our cultural alignment, we also provide services to improve the user experience of the entire suite of applications for Google’s customers with disabilities. With our acquisition of Lionbridge AI, which has been partnering with Google since 2006, we will expand our range of value-added services to include critical data annotation services used by Google’s search, advertising and media products, including YouTube.
Solutions/Services Provided.   GTM Partnership with Google Cloud Platform, Google Contact Center AI (CCAI), GCP Premier Partner Status acquired, MSP partner status targeted March 2022, CX Process Consulting, Managed Solutions, Managed Cloud Services, AI/ML Solutions, Learning Excellence Solutions, Omnichannel Customer Experience, Content Moderation, Trust and Safety.
Zynga
Client and Situation.   Zynga is a leading gaming company that develops, markets and operates social games as live services played on mobile and social networking platforms. It also provides advertising services including mobile ads, engagement offers and sponsorships to advertising networks, agencies and brokers.
Our relationship with Zynga began in 2009 when they were initially looking for a customer experience partner to provide scalable player support for their signature game, Farmville, which was experiencing significant growth.
Our Partnership.   We have provided customer support to Zynga for over a decade. The initial scope of our work focused primarily on email support for Farmville gamers, and has since expanded to include more complex and value-added support as our relationship has evolved into a digital-focused and insights-driven business strategy partnership. Our multilingual team of over 230 dedicated members provides various services, including omnichannel player support, providing data analytics, and trust and safety solutions, including community moderation, content management and campaign management. We seek to continually improve the overall player experience by leveraging our data and insights to implement business process improvement initiatives and build upon program successes.
Our continued success with Zynga is driven by our team members’ deep understanding of “gamer culture” and our intense focus on “thinking like a player.” This insight and focus has enabled us to deliver high levels of service across multiple channels and drive higher levels of player satisfaction. This has been demonstrated in measurable metrics that are tracked by our client.
We continue to be a strategic partner to our client in improving the gamer experience by delighting Zynga’s customers and supporting the gamer journey. As a result of our long term partnership, we have built significant domain experience within the gaming vertical that we are able to leverage for the benefit of other leading games publishers.
Solutions/Services Provided.   Omnichannel Customer Experience, Content Moderation, Trust and Safety, Customer Analytics, CX process design.
Leading Communications and Media Company
Client and Situation.   Our client is a leading U.S. satellite service provider that offers satellite television, audio programming, broadband services and interactive television services. They serve more than 12 million subscribers and have more than 16,000 employees.
Our relationship began when the client needed a partner to help them process exponentially growing volumes of subscriber data. The client’s existing infrastructure and processes were unable to support the rapid growth in data, which was impeding the successful delivery of customer care due to delays in service resolutions. Our team architected a solution to efficiently and securely process subscriber data in real time by connecting parallel, disparate processing systems, configuring solutions that would dramatically reduce processing time, improve processing performance, and reduce enterprise database loads.
Our Partnership.   Over 16 years, our relationship has evolved and expanded to include increasingly complex solutions and services across the design, build and deliver spectrum. We have co-innovated to design architecture and execute on various transformational technology-driven projects, including a comprehensive billing transformation initiative, and migrated away from legacy applications to a more scalable, next generation platform. In addition, we deliver increasingly complex solutions like enterprise data lakes and interactive UI customer experiences. Currently, we are in a multi-year contract and believe we are one of the client’s preferred partners for technology transformation. As a strategic partner, we support all phases of our client’s software development life cycle for the entire Operation Support System (OSS)/Business Support System (BSS) and partner on several other next-gen initiatives, such as 5G.
We dedicate talented and diverse team members to support our client, including 260 IT professionals across two locations in the United States, and 150 IT professionals in India, which act as an extension of the client’s internal IT teams.
Solutions/Services Provided.   Digital strategy (Architecture Consulting, Technology Transformation), UX/UI Design, Engineering, App Dev and QA (OSS/BSS enterprise applications, platform development), Analytics (big data and data science), Managed solutions (IT support).
Leading Logistics Provider
Client and Situation.   Our client is a leading multi-national logistics and delivery services company. The company provides transportation, e-commerce, and business services in over 200 countries across the globe.
In 2019, our client needed a partner to transform critical components of their digital customer engagement. The client was looking for a partner to drive digital transformation across their business that could drive operational efficiency, reduce friction for their customers, and most importantly, co-innovate with them. The process started with a large number of competing companies and they ultimately chose TELUS International for our ability to design, build and deliver innovative solutions throughout the customer experience.

Our Partnership.   We worked with this client to drive digital transformation leading to operational efficiency across the business. Guiding our design process was a goal to reduce friction for customers. We leveraged our Lean Six Sigma team to map the customer, system and employee journey to identify pain points. Our “Lean Six Sigma” team identified multiple opportunities for innovation and we implemented solutions that utilize our build and deliver capabilities including robotic process automation, chatbots, automated messaging platforms, password verification and case creation and UX/UI design improvements.
For example, we delivered an automated “bot” solution focused on the client’s knowledge management systems that enhanced usability and addressed inefficiencies related to cross-platform searches. By automating the process, we successfully reduced the average handle time for certain requests by up to 22%.
Additionally, our journey mapping experts identified meaningful inefficiencies in the client’s website and our UX/UI experts designed a streamlined solution. This helped us achieve stated goals of reduced customer experience friction and reduction in costs.
These solutions significantly improved the new hire training experience, as new team members who trained with these newly developed tools demonstrated equal or better proficiency faster compared with their more tenured teammates.
Our partnership with the client has grown significantly to over 1,200 team members serving the client from three countries and supporting nine lines of business. We continue to find new ways to add value with the client by leveraging AI, big data and speech analytics capabilities to design, build and deliver additional automation and digital transformation.
Solutions/Services Provided.   UX/UI Design, CX Process Consulting, Engineering, App Dev and QA, AI/ML Intelligent Automation, Managed Solutions (Learning Services, Contact Center), Customer Experience.
Fast-Growing FinTech Company
Client and Situation.   Our client is a U.S.-based FinTech software company that provides a payments platform and infrastructure enabling companies to accept payments and manage their business online. As a growing technology company, the client is keenly focused on their payments platform and preventing fraudulent activity. This client is a digital native organization that regularly invests in building their ecosystem of AI-powered tools. When it came time to improve trust and safety, by way of minimizing fraud, they turned to TELUS International for help designing and delivering a complete solution to support their AI-based tools.
Our Partnership.   Our partnership began in 2015, with five team members supporting trust and safety services. Since the relationship began, our team has grown significantly driven by our high quality of service and collaborative partnership. As their strategic partner we currently operate across multiple geographies and now have over 335 FTEs across multiple program initiatives. The programs include:
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User Safety. User protection and fraud prevention

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Risk. Account provisioning and ID verification

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Underwriting. Protecting our client from those who do not meet our client’s terms of service

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Account Security. Support change in account ownership

To mitigate the risk tied to the various accounts and transactions, the client developed a platform that utilizes AI to identify suspicious activities. The AI platform and processes were untrained in the way it treated various account types. In particular, the client was concerned with customer profiles that leveraged their platform but also had their own sub accounts, making this a complex and high-profile segment. For this complex segment they reached out to TELUS International.
In January 2020, leveraging our process-mapping experts and Six Sigma data analysts, the team analyzed incident arrival patterns over the course of a multi-week engagement. Using the analysis, the team developed a process and workflow that worked in conjunction with the AI tools that mitigated the incidents and streamlined the protection of the key customer accounts. The TELUS International team leveraged our existing delivery team, but modified the existing workflow and processes to accommodate the enhanced fraud prevention techniques.
Between August and October 2020, over 100,000 reviews were completed. The solution was so successful the client rolled the procedures into an entire new workstream under their Trust and Safety Fraud Prevention program. As with many AI systems, the client recognized that continuous training leveraging human judgment as a key part of the current and future success of the system and continue to leverage TELUS International for this today.
Solutions/Services Provided.   Business Process Transformation, UI/UX Solutions, CX Data Analytics, CX, Trust and Safety, Digital Assessment, Customer Care, CX Co-innovation.
Sales
We have a robust sales strategy focused on profitably increasing revenues from existing clients and generating sales from new clients within our targeted verticals. Our holistic sales approach involves our “hunters”, “farmers”, client relationship managers, sales engineers, digital experts, digital services solutions teams and senior leaders. We run a highly coordinated sales and marketing organization that comprises strategy, solution design and bid management, marketing, lead generation, sales and account teams. We organize and track our sales and marketing activity by our industry verticals: Tech and Games, Communications and Media, eCommerce and FinTech, Healthcare and Travel and Hospitality. Our industry vertical-focused approach enables us to scale at speed and provide comprehensive solutions. We currently have approximately 200 team members in our sales, sales support, customer relationship management, and marketing teams located across our four geographic regions. As a client-centric organization, every one of our over 56,000 team members is part of our sales effort by either directly leading our sales pursuits or by supporting sales activities. This mindset demonstrates our intense focus on exceptional service for our clients.
We have well-defined criteria for targeting sales opportunities with new and existing clients. Our target clients are companies that are looking to strengthen and maintain their brands based on innovation, quality and a customer-centric approach, companies whose values are similar to ours and companies that prioritize digital disruption and automation. Prospects are typically disruptive players in technology-focused sectors where buyer preference aligns with our core strengths. For new clients, these criteria include: potential for significant scale; unique needs not easily solved by traditional outsourcing; accelerated decision making; the need for a provider to help lead it through its digital transformation; interesting and engaging opportunities for our team members; and targeted geographic clusters. For existing clients, we target additional growth opportunities by assigning dedicated senior relationship owners, investing in research and solutions and leveraging marketing support for our strategic and growth clients. We do this by developing deep relationships with several key decision makers at each of our clients, including customer experience officers and other senior members responsible for CX. These connections provide invaluable insight into our clients’ needs.
Our overall market and account-specific strategies help guide our lead generation efforts. We market our services to both existing and potential clients through our business development team and our customer relationship managers. Our sales governance process is established to provide thorough oversight over every deal by the core elements of our business, including operations, sales, finance, human relations and other relevant functions to achieve the right coordination across the business.
We actively and routinely evaluate the performance of our sales team against established quotas and by tracking total contract value and current in-year revenue of our “sales funnel”. These potential revenues are probability-weighted, organized by vertical and separated into four stages, each representing varying degrees of likelihood that potential service contracts will be converted to sales. We have rigorous management and reporting procedures focused on maintaining the accuracy, integrity and quality of our sales funnel. Our teams bring years of industry-specific expertise to sales engagements and they understand the unique requirements and challenges of our disruptive technology clients and how to build a relationship that can scale and adapt with their changing needs.
We have a disciplined proposal management process that has been designed to deliver an accurate assessment of the opportunities we identify. Throughout the process, we carefully evaluate opportunities not only for projected profitability, but also for cultural alignment. Once an opportunity has been identified, our proposal management process starts with opportunity evaluation by working closely with the sales and CRM teams. This is followed by solution design which includes design and pricing input from various teams, including senior leaders, strategists, human resources, workforce management and IT. After this stage, pricing is generated by thoroughly reviewing various pricing components, followed by a systematic and documented proposal governance process that includes credit approval and legal, regulatory and tax reviews. Finally, a proposal is drafted and the proposed solution and deal structure are reviewed by senior leaders. Once approved, the final step involves creation of sales contracts and other legal documents based on the approved proposal.
Existing Clients.   We strive to deeply entrench ourselves with our clients, adding value and delivering exceptional performance over time, which enables us to grow with them into the future. In our initial engagement with a client, which usually relates to a program in one or two lines of business, we seek to achieve operational excellence, after which we aim to expand the scope of our engagement into multiple lines of business, service offerings and geographies, and become more embedded in our clients’ businesses. We then benefit from being better positioned to help our clients identify new partnership opportunities.
We are increasingly using a co-innovation model through which we seek to continuously improve and innovate our solutions together with our clients in a manner tailored to their requirements. We use the experience and knowledge we gain from each service we provide to a client to learn about its business and processes to identify additional opportunities for value creation and service delivery. We build strong relationships with our clients’ key senior executives involved in designing and implementing the customer experience and digital journey. We use these connections to ensure client service levels are maintained, share technology and industry developments, and to seek out new, high complexity, profitable opportunities with high-quality delivery.
New Clients.   We seek to create relationships with new clients that see CX/DX as a brand differentiator and value our solutions and services. Our sales and engineering teams are trained to seek out deals and opportunities within their business divisions by continuously identifying trends. We use our delivery locations to refine our capabilities, discover and analyze the latest technology trends and leverage horizontal capabilities across industry verticals. Opportunities are identified in both traditional and digitally focused areas of the company. Once potential clients are identified, we seek to engage with the management and IT personnel of the prospective client, by assigning a team of specialists, solutions and sales and engineering teams who work in a structured and disciplined way to design and propose offerings. Our framework enables us to gain a thorough understanding of the prospective client’s business model along with their technology architecture and infrastructure to arrive at bespoke and holistic solutions that span design, build and deliver.
We also acquire new clients outside of our traditional framework. We have gained, and expect to continue to gain, new clients through referenceable relationships and through acquisitions. Client lists and prospects gained through acquisitions are reviewed to identify revenue expansion opportunities due to our geographic coverage, language capabilities and cross-selling potential. In our experience, our existing clients often provide references based upon our track record of excellent performance, which has led to new sales. Furthermore, we gain new clients as the decision makers from existing clients move to new companies. We believe the deep and strong relationships we build with these decision makers are enduring and often lead to opportunities at their new companies.
Our approach to client engagement has enabled us to steadily grow our client base and build long-term relationships, which we have leveraged to expand revenue from our clients over time. We have experienced steady growth in our client base, consistently gaining new clients annually.
Marketing
We believe we have a unique brand appeal that is recognized and appreciated globally. We seek to be the provider of choice for global brands who value premium CX/DX and we are widely recognized for our caring culture. We focus on driving demand and brand awareness through a combination of thought leadership content on the overall industry and vertical and horizontal solutions, digital/web marketing, industry recognition in the form of awards and rankings and customer events, which appeal to both clients and team members.

Thought Leadership.   We leverage our content to enhance awareness of our brand and expertise and have partnered with industry experts, such as SuperData, and analyst research firms, such as IDC, Frost & Sullivan, and Everest Group, to create white papers. We continue to research emerging CX and DX trends, challenges, and focus areas in the industries we serve and periodically publish our findings through blog articles and brochures. We also use these findings to serve our clients with thought leadership to identify opportunities for growth and innovation.
Digital Marketing.   Our strong digital media presence and engagement through our website and social media presence drive lead generation, brand awareness and sales each year. Through the launch of TELUS International Studios, a dedicated podcast channel, we share CX/DX success and insights by partnering with leading brands and industry experts. Our global marketing teams leverage state-of-the-art marketing automation tools to capture and nurture leads from across channels and integrate them with our global sales operations. Our ability to amplify our content through various search engine optimization and management initiatives, including digital ad campaigns, has helped drive an increase in web traffic, which enables prospective clients to more easily find us.
Recognition.   We have earned numerous industry recognition and awards by participating in industry evaluation reports conducted by research firms such as Gartner, Everest Group, Frost & Sullivan, NelsonHall, IDC and HfS Research. Recent awards include Everest Group’s CXM Services PEAK Matrix 2021 — Leader, which we earned for the third consecutive year, the IAOP Global Outsourcing 100, to which we were named for the fifth consecutive year. We are frequently recognized by various global and regional professional bodies as a desirable place to work among top employers globally for our engaging culture and our commitment to corporate social responsibility. We leverage this recognition to showcase the strength and success of our abilities to clients who seek industry-leading digital transformation partners.
Public Relations.   Our marketing strategy includes brand positioning through targeted news coverage in business publications such as Forbes, Fast Company, Fortune, Inc. and CEO Today. We also manage a structured pipeline of upcoming press releases covering analyst relations, business updates, product launches, and management and team member updates.
Competition
The sectors in which we compete are global, fragmented, and rapidly evolving. We face competition primarily from:
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in-house technology and customer experience management teams;

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digital transformation services providers such as Endava, EPAM and Globant;

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globally diversified IT and BPO service providers such as Accenture, Cognizant, Genpact and WNS;

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customer experience providers such as 24-7 Intouch, TaskUs, Teleperformance S.A. and Webhelp; and

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data annotation providers such as Appen.

We believe that the main competitive factors in our business include digital capabilities, comprehensiveness of offerings, vertical and process expertise, global delivery capabilities, team member engagement and retention, reputation, track record and financial stability. We believe that we compete favorably with respect to each of these factors.
Our Team Members
We have over 56,000 team members around the globe. The majority of our team members are directly or indirectly delivering services to our clients. At June 30, 2021, approximately 97.5% of our team members worked in this capacity while the remaining 2.5% worked in sales and marketing or other corporate support functions. Our team members possess a wide variety of skills and capabilities, in areas such as DevOps, solutions architecture, digital transformation, cloud transformation, UI/UX design, QA testing and customer experience management.

Our team members are located in over 25 countries across four geographic regions. The following tables show our team members by function and geographic region:
Function	As at June 30, 2021	As at December 31, 2020	As at December 31, 2019
Delivery of our services	54,770	48,570	37,041
Sales and Marketing, or other corporate support functions	1,401	1,256	1,061
TOTAL	56,171	49,826	38,102
Region	June 30, 2021	December 31, 2020	December 31, 2019
Asia-Pacific(1)	22,343	19,824	19,238
Europe(2)	18,201	14,761	6,449
Central America(3)	12,554	12,201	9,923
North America(4)	3,073	3,040	2,492
TOTAL	56,171	49,826	38,102

(1)
Comprises Philippines, India, China, Turkey, Korea and Japan.

(2)
Comprises Austria, Bulgaria, Bosnia and Herzegovina, Czech Republic, Denmark, Finland, Germany, Ireland, Latvia, France, Poland, Romania, Slovakia, Spain, Switzerland and United Kingdom.

(3)
Comprises Costa Rica, El Salvador and Guatemala.

(4)
Comprises Canada and the United States.

We believe our differentiated culture drives greater team member engagement and retention, which leads to superior outcomes for us and our clients. As a result, sourcing, recruiting, developing and retaining talented team members is critical to our ongoing success.
Talent Acquisition.   We seek to employ team members who share our unique values, possess the specialized skillsets needed to enable our clients’ digital journeys and who are inspired by giving back to their local communities. We believe that our caring culture, which includes a commitment to team member growth and development, makes us a preferred employer in the regions where we have delivery locations. Our workplace engagement has garnered us international recognition; we were named one of the 2021 Achievers 50 Most Engaged Workplaces for displaying leadership and innovation in engaging our employees and recognized on Fast Company’s international list of Best Workplaces for Innovators for fostering a culture of innovation and empowering employees at all levels. During 2020, approximately 44% of our almost 31,000 new full-time team members were hired based on current team member referrals, demonstrating that our team members consider us to be a preferred employer. We also recruited on campus and through multiple digital channels, screening over 174,000 candidates. We build our talent acquisition funnel through a combination of branded campaigns, social media, job portals, online job fairs and events, including hack-a-thons, and university and specialized academic partnerships for specialized roles. We have partnered with approximately 300 colleges and universities around the globe.
Training and Coaching.   We believe it is important for our team members to grow with us both personally and professionally. Our talent strategy includes developing expertise around the specific technologies, tools and frameworks required to successfully execute projects for our clients in an increasingly digital economy. We strive to create thought leaders with deep industry acumen. This entails providing access to opportunities to further develop our team members’ skills which enables them to handle a wider variety of responsibilities. In several delivery locations, we work in partnership with local, accredited universities to provide training programs. For example, through our TELUS International University program, team members have access to subsidized tuition and onsite classes to earn approximately 2,000 degrees. We also provide mentoring programs, leadership courses through our “Learning @ TI” roadmap and have our own “Learn and Grow” curriculum for team member development and personalized coaching.

As part of our broader efforts to support our team members’ overall well-being, we extend many training and development opportunities to their family members.
Retention.   Our culture, team member engagement efforts, recruiting and training programs are all designed to establish us as the employer of choice in our markets, and to maximize retention of our team members. We reward exceptional performance, celebrate diversity, host team building events, provide opportunities for team members to volunteer in their communities and celebrate accomplishments and mark special occasions together. To make team members feel more valued and connected to our organization, we recognize important professional and personal milestones such as promotions, anniversaries, birthdays and new family members. We also offer market-based compensation, a flexible work environment, and benefits tailored to meet the unique needs of our team members. For example, in certain delivery locations, we extend healthcare benefits to team members’ and their immediate families, including parents, as well as allowing extended families access to onsite healthcare professionals.
To strengthen our team members’ connections with each other and with us, we have built our own social network called Cosmos, and sponsor many special interest and affinity groups and athletic teams, which foster a sense of belonging and community. Giving back as a team, including through the “TELUS Days of Giving”, monthly community service days and our Helping Our People through Education (“HOPE”) program, is an essential part of our caring culture and we believe our giving back makes a meaningful difference where we live, work and raise our families.
Diversity and Inclusion.   Diversity, acceptance and inclusion are integral components of our caring culture. For our team members, whose backgrounds reflect the breadth of our global footprint, our commitment to diversity and inclusiveness promotes engagement and empowers them to serve as advocates for positive social change.
We see team member diversity as a significant competitive advantage, fostering creativity and innovation and leading to better customer experiences and financial outcomes. We aim to provide equal opportunities for all team members and proactively seek candidates from varied gender identities and cultural backgrounds. We are committed to diversity and inclusion across our entire organization, which is supported by our vision, values, culture and strategy. At June 30, 2021, women represented approximately 47% of our total workforce (excluding CCC, TIAI and Playment). In 2021, we were listed on Mogul’s list of Top 100 Workplaces for our diversity and inclusion initiatives.
Our approach to talent acquisition, training and coaching, retention, and diversity and inclusion are the cornerstones of our culture. Our CVC framework establishes how our caring culture leads to a better environment for our team members which contributes to high client satisfaction and better outcomes for our clients and our shareholders. We believe our caring culture drives higher team member engagement, which leads to lower team member attrition. Longer-tenured team members develop more advanced skills leading to better end-customer outcomes and higher revenues for clients and for us. We consistently see the benefits driven by this model, and will continue to use it as a guide in further elevating our digital transformation and customer experience services.
Our culture influences each and every team member interaction. We believe our ongoing investments in attracting and hiring team members who share our values, training and coaching, community giving, and diversity and inclusion are culture builders that help drive team member engagement and retention.
Our Facilities
At June 30, 2021, we had 50 delivery locations and global operations in over 25 countries. We also have two corporate offices located in Toronto and Vancouver. All of our facilities are leased, with a total leased area of approximately 330,000 square meters (approximately 3,560,000 square feet).
Corporate Social Responsibility
At TELUS International, corporate social responsibility (“CSR”) and giving back to the communities in which we operate is an integral part of our culture, and we believe a key factor in the success of our company. We believe that the focus of operating as a socially responsible company serves to motivate and deepen the engagement of our team members, builds stronger relationships with our clients and team members and positively impacts the communities in which we operate.
We understand the relationship between the success of our company and the well-being of the communities in which we live, work and raise our families. Many of our team members and clients take great pride in bringing meaningful change to their own communities. Our “TELUS Days of Giving” are annual volunteer events that unite thousands of our global team members around a common cause. Since 2007, TELUS International team members have volunteered their time to projects that have impacted the lives of nearly 150,000 people across the globe. These projects have helped support a wide range of causes such as education, healthcare, housing, the environment, children’s safety, community development, employment, entrepreneurship, diversity and inclusion in several countries, including Bulgaria, El Salvador, Guatemala, India, Ireland, the Philippines, Romania and the United States. We are dedicated to creating ongoing, lasting partnerships with both our CSR partners and clients, who share our sense of social purpose. Some examples of our initiatives include:
Community Boards.   We encourage our team members across the globe to stay active in their communities, including through our TELUS International Community Boards in the Philippines, Guatemala, El Salvador, Bulgaria and Romania. Since 2015, our Community Boards have distributed approximately $4 million to local charities. Community Boards bring together local community leaders, as well as our own local tenured team leaders, to support multiple grassroots charities in communities that may otherwise lack access to the resources they need to accomplish their social missions.
Gawad Kalinga Community Development Foundation.   During our long-term partnership with Gawad Kalinga Community Development Foundation in the Philippines, we have created two new villages and built hundreds of homes for some of the nation’s poorest families. Our team members routinely continue to volunteer at these villages teaching life skills, tutoring children and empowering previously unhoused people in their lives.
HOPE (Helping Our People through Education).   HOPE is an eight- to ten-month program that teaches English and various job skills to students in Central America; upon completion, they are provided with an opportunity to secure long-term employment at TELUS International, with the goal of enabling them to support themselves and their families.
The “Give” After-School Program.   For eleven years, TELUS International volunteers in El Salvador have been actively involved in improving the education of young children. In partnership with Glasswing International, TELUS International volunteers lead after-school programs, sharing their skills in arts, sports and academics.
Team Member Affinity Groups.   We support affinity groups for our team members. Spectrum, our resource group for lesbian, gay, bisexual, transgender, two-spirited, queer and allied team members, helps create a more diverse and inclusive work environment at TELUS International through social activism, education and community events. Connections is a women’s network at TELUS International that seeks to create an inclusive community and connect women in the company through mentorship, speaker events, panels, workshops and other career development opportunities.
Our prioritization of CSR is intended to provide all TELUS International stakeholders with a shared sense of social purpose. Many of our clients join us to take part in our TELUS Day of Giving events around the globe each year, enabling us to work hand-in-hand with them to make a difference in improving the lives of children, enhancing education and alleviating extreme poverty. It is this kind of partnership that we aspire to create and that we believe is important to our current and future success.
Legal Proceedings
From time to time, we may become involved in legal or regulatory proceedings arising in the ordinary course of our business, including those involving employee lawsuits and other matters. We accrue liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. We are not currently, nor since the beginning of our most recently completed financial year have we been, a party to any material litigation or regulatory proceeding and are not aware of any pending or threatened litigation or regulatory proceeding against us that could, if determined adversely to us, have a material adverse effect on our business, operating results, financial condition or cash flows.
Intellectual Property
We rely on a combination of copyright, trademark, service mark and trade secret laws in North America, Europe, and various countries in Asia-Pacific and Central America, along with contractual restrictions, monitoring programs and service providers, to establish and protect our intellectual property and proprietary rights. We also license third-party software, open source software and other technologies that are used in the provision of or incorporated into some elements of our services. Many parts of our business are reliant on proprietary technology and/or licensed technology, including open source software. See “Risk Factors — Risks Related to Our Business — We rely upon third-party providers of “cloud” computing services to operate certain aspects of our services and any disruption of or interference with our use of these cloud providers or increase in cost of their services could adversely impact our business, financial performance, financial condition and cash flows”. We have also entered into a trademark licensing agreement with TELUS that allows us to use the “TELUS” brand in our business. See “Certain Relationships and Related Party Transactions — Our Relationship with TELUS — Trademark License Agreement” for a description of this agreement. Pursuant to the terms of that agreement we support TELUS in registering, monitoring, opposing and taking appropriate steps to protect TELUS and TELUS International’s right to use the TELUS brand wherever we operate.
We control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, policies and contractual protections with team members, contractors and clients. We control and monitor access to our software, documentation, proprietary technology and other confidential information and confirm ownership of our intellectual property wherever appropriate. Our policy is to require all team members and independent contractors to assign to us any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on our behalf. In the case of senior team members, we place these obligations in employment agreements. We also require all team members to agree to protect our confidential information and provide annual training reminding them of the importance of these obligations. In addition, the service agreements we enter into with our clients include protections of our intellectual property rights and include appropriate confidentiality provisions.
See “Risk Factors — Risks Related to Our Business — Our business could be materially and adversely affected if we do not protect our intellectual property or if our services are found to infringe on the intellectual property of others” for a more comprehensive description of risks related to our intellectual property, proprietary rights and agreements with third parties.
Regulation
We are subject to a number of national, state, provincial and local laws and regulations in Canada, the United States and in each of the countries where we provide our services and where we operate our delivery locations. These laws and regulations cover a wide range of areas including anti-corruption, internal and disclosure control obligations, data privacy and protection, wage-and-hour standards, employment and labor relations, trade protections and restrictions, import and export control, tariffs, taxation, sanctions, data and transaction processing security, payment card industry data security standards, records management, user-generated content hosted on websites we operate, privacy practices, data residency, corporate governance, anti-trust and competition, team member and third-party complaints, telemarketing regulations, telephone consumer regulations, government affairs and other regulatory requirements affecting trade and investment. Some of the laws and regulations to which we are subject, and the interpretations of those laws and regulations, are still evolving and being tested in courts and could be applied or interpreted in unanticipated ways that could harm our business. See “Risk Factors — Risks Related to Our Business — We and our clients are subject to laws and regulations globally, which increases the difficulty of compliance and may involve significant costs and risks. Any failure to comply with applicable legal and regulatory requirements could have a material adverse effect on our business, financial performance, financial condition and cash flows”.

The terms of our service contracts typically require that we comply with applicable laws and regulations in the jurisdictions in which we provide the services or in the jurisdictions where our clients are located. In certain cases, we are contractually required to comply with laws and regulations that apply to our clients, but not to us, and sometimes our clients require us to take specific steps intended to make it easier for them to comply with their applicable laws. In certain of our service contracts, our clients undertake to inform us about laws and regulations that may apply to us in jurisdictions in which they are located.
Labor and Employment.   We are subject to laws and regulations governing our relationships with our team members in all countries where our team members reside. These laws and regulations include wage and hour requirements, work and safety conditions, benefits, citizenship requirements, work permits and travel restrictions.
Data Protection.   We are typically required to process, and sometimes collect and/or store sensitive data of our clients and their customers, including, but not limited to, personal data regulated by the GDPR in the European Union, The Personal Information Protection and Electronic Documents Act and equivalent provincial statutes in Canada, the California Consumer Privacy Act and the California Invasion of Privacy Act in California, the Personal Data Protection Bill of 2018 in India, the Data Privacy Act of 2012 in the Philippines, and similar laws and regulations in each of the countries in which we operate and where we provide services. This data may include personally identifiable information such as names, addresses, social security numbers, personal health information, credit card account numbers, checking and savings account numbers and payment history records, such as account closures and returned checks. In addition, we collect and store data regarding our team members. The laws and regulations we are subject to impose various data protection requirements and other industry-specific regulations. The GDPR, for example, imposes privacy and data security compliance obligations and penalties for noncompliance. In particular, the GDPR has introduced numerous privacy-related changes for companies operating within and outside the European Union, including greater control for, and rights granted to, data subjects, increased data portability for European Union consumers, data breach notification requirements, restrictions on automated decision-making and increased fines. Additionally, foreign governments outside of the European Union are also taking steps to fortify their data privacy laws and regulations. For example, Brazil, India, the Philippines, certain countries in Central America and Asia and certain U.S. states where we operate and in some of the other countries where our client’s customers reside have implemented or are considering GDPR-like data protection laws which could impact our engagements with clients (existing and potential), vendors and team members in those countries. We actively monitor data and privacy regulations in the countries in which we operate and in the countries where our clients’ customers reside to ensure we develop policies and processes responsive to new regulations. See “Risk Factors — Risks Related to Our Business — The unauthorized disclosure of sensitive or confidential client and customer data could expose us to protracted and costly litigation, damage our reputation and cause us to lose clients”.
Consumer Protection.   As many of the services we provide involve our team engaging directly with the customers of our clients in a wide variety of interactions, we are subject to consumer protection laws and regulations related to these interactions in Canada, the United States and in the other countries in which we operate, including those related to telemarketing services, debt collection, credit reporting, healthcare-related data and in some cases the removal of prescribed content from social media sites.
Taxation.   Several of our facilities, primarily located in the Philippines and India, benefit from tax incentives designed to encourage foreign investment. In the Philippines, these incentives are administered by the Philippine Economic Zone Authority (“PEZA”) and initially provide a four-year tax holiday for each PEZA registered location, followed by a preferential tax rate of 5% of gross profit. The proposed CREATE Act released in May 2020 contains modifications to existing tax incentive programs with a proposal to increase the 5% tax on gross profit to 10% by 2023. Certain of our delivery locations in India, which were established in Special Economic Zones, are eligible for tax incentives until 2024. These delivery locations were eligible for a 100% income tax exemption for the first five years of operation and a 50% exemption for a period of up to 10 years thereafter if certain conditions are met. Additionally, our operations in El Salvador benefit from a favorable tax exemption. See “Risk Factors — Risks Related to Our Business — Our financial condition could be negatively affected if countries reduce or withdraw tax benefits and other incentives currently provided to companies within our industry or if we are no longer eligible for these benefits”, “Risk Factors — Risks Related to Our Business — Our business may not develop in ways that we currently anticipate and demand for our services may be reduced due to negative reaction to offshore / nearshore outsourcing or automation”, “Risk Factors — Risks Related to Our Business — Tax legislation and the results of actions by taxing authorities may have an adverse effect on our operations and our overall tax rate”, “Risk Factors — Risks Related to Our Business — Certain income of our non-Canadian subsidiaries may be taxable in Canada, and if the Canadian tax authorities were to successfully dispute the quantum of such income, our tax expense and tax liability may increase”, “Risk Factors — Risks Related to Our Subordinate Voting Shares — There could be adverse tax consequences for our shareholders in the United States if we are a passive foreign investment company”.
Corporate Structure
TELUS is our controlling shareholder. See “Principal and Selling Shareholders”. As at December 31, 2020, we have the following “significant subsidiaries”, as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act, all of which are directly or indirectly wholly-owned:
•
TELUS International Philippines, Inc. (Philippines)

•
Transactel (2020) Limited (Malta)

•
Xavient Digital LLC (Delaware)

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TELUS International (U.S.) Corp. (Washington)

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CCC Erste Beteiligungs GmbH (Germany)

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TELUS International AI Inc. (Delaware)

MANAGEMENT
The following table sets forth certain information regarding our directors and members of our senior leadership team (comprised of executive officers and others) as at the date of this prospectus. The terms of office of each of our directors expires on the date of the next annual meeting of our shareholders. Non-management directors are subject to term limits of 15 years. The business address for our directors and executive officers is Floor 7, 510 West Georgia Street, Vancouver, British Columbia, V6B 0M3.
Name	Province/State and Country of Residence	Age	Position
Jeffrey Puritt*	Nevada, United States	58	President, Chief Executive Officer and Director
Marilyn Tyfting*	British Columbia, Canada	50	Chief Corporate Officer
Vanessa Kanu*	Ontario, Canada	44	Chief Financial Officer
Charles Koskovich*	Colorado, United States	53	Chief Operating Officer
Michael Ringman*	Colorado, United States	50	Chief Information Officer
Michel E. Belec	British Columbia, Canada	58	Chief Legal Officer and Corporate Secretary
James Radzicki	California, United States	51	Chief Technology Officer
Maria Pardee	Colorado, United States	59	Chief Commercial Officer
Ed Jay	New Jersey, United States	49	Senior Vice-President, AI Data Solutions
Christian Legat	Vienna, Austria	44	Chief Executive Officer, TELUS International Northern Europe
Josh Blair	British Columbia, Canada	48	Chair and Director
Olin Anton	British Columbia, Canada	68	Director
Kenneth Cheong	Singapore	53	Director
Doug French	Ontario, Canada	56	Director
Tony Geheran	British Columbia, Canada	58	Director
Stephen Lewis	British Columbia, Canada	57	Director
Sue Paish	British Columbia, Canada	63	Director
Carolyn Slaski	Florida, United States	59	Director

*
Indicates executive officer

The following presents biographical information for our senior leadership team and directors.
Our Senior Leadership Team
Jeffrey Puritt has served as our President and Chief Executive Officer since 2016, when he also became a member of our board of directors and was appointed to serve as an Executive Vice-President of TELUS Communications Inc. (our parent company). Mr. Puritt joined TELUS in 2001, in progressively senior leadership positions across Finance and Administration, IP Applications Business Development, New Product and Service Development, Ventures and Mergers and Acquisitions. Mr. Puritt has led TELUS International since 2008. Mr. Puritt was named “Executive of the Year” at International Business Awards (Stevie Awards) for 2016. Mr. Puritt was raised in Tanzania, where he spoke Swahili before learning English. His upbringing influenced his worldview and commitment to greater social justice, and he is proud to lead and participate in TELUS International’s global corporate social responsibility efforts. Mr. Puritt serves on the board of directors for AGS Health, a private, analytics driven, technology-enabled revenue cycle management company that provides medical billing, medical coding and business analytics services to healthcare providers in the United States. He also served as the honorary chair for a not-for-profit organization that has pioneered the integration of youth with disabilities into the mainstream of society, from 2011 to 2016. Mr. Puritt holds a Bachelor of Arts degree from York University and a Bachelor of Laws degree from Osgoode Hall Law School.

Marilyn Tyfting has served as our Chief Corporate Officer since 2015 and from 2009 to 2015 she was the Vice President of Human Resources for TELUS and TELUS International. She served as Vice President, Human Resources of Rogers Communications Inc. from 2005 to 2007, and held a variety of human resources leadership roles within Rogers from 1997 to 2005. Before 1997, Ms. Tyfting held human resources and labor relation roles with the University of British Columbia and BC Transit. She is currently the Vice-Chair of TELUS Vancouver Community Board and a member of the Presidents Group for accessible employment. Ms. Tyfting holds a Bachelor of Commerce and Masters of Science in Business Administration degrees from the University of British Columbia.
Vanessa Kanu has served as our Chief Financial Officer since September 2020. Prior to joining TELUS International, Ms. Kanu spent 16 years at Mitel Networks Corporation in increasingly senior leadership roles, including as Chief Financial Officer from 2019 to 2020. Prior to that she was at PricewaterhouseCoopers. Ms. Kanu currently serves on the Board of Directors of The Ottawa Hospital Foundation, where she is a member of the Finance and Audit Committee. She also serves on the Board of Directors of Thorn, a not for profit organization with a mission to eliminate child sexual abuse materials from the internet. She holds a Bachelor of Science degree from the University of Hull, England. Ms. Kanu is a Chartered Professional Accountant in Canada, a Certified Public Accountant in the United States (Illinois State) and is a member of the Institute of Chartered Accountants of England and Wales.
Charles Koskovich has served as our Chief Operating Officer since January 2017. Prior to joining us, he was the Divisional President and Senior Vice President, Global Customer Care at Xerox Holdings Corporation from 2015 to 2017. Mr. Koskovich also spent time as Senior Vice President, Operations at Concentrix from 2012 to 2015, Vice President, Customer Support Operations at Blackberry Limited from 2009 to 2012, Senior Vice President, Operations for TeleTech Holdings Inc. from 2005 to 2009 and Vice President, DISH Network Customer Care Operations for EchoStar Corporation from 2003 to 2005. He holds a Bachelor of Business Administration degree from the Metropolitan State University of Denver, a Master of Organizational Management, Organizational Leadership degree from the University of Phoenix in 1990 and completed Executive Education with Harvard School of Business in 2017. Mr. Koskovich currently serves as a director of the Caroll Education Foundation and as Chairperson of Friends of Wewak and the Denver Workforce Development Board.
Michael Ringman has served as our Chief Information Officer since 2013. Prior to joining us, he served as Vice President of Global Infrastructure of TeleTech Holdings Inc. from 2004 to 2012 and as its Director Converged Communications from 2002 to 2004. Prior to his time at TeleTech Holdings Inc., he was a Network Consultant at IBM Global Services from 1996 to 2000. Mr. Ringman holds a Bachelor’s degree in Science and a Masters of Sciences in Telecommunications degree from the University of Colorado Boulder.
Michel E. Belec has served as our Chief Legal Officer and Corporate Secretary since 2017. He also supports our Governance Office and is principally responsible for our privacy functions worldwide. Prior to joining us, he served as Senior Vice President, Legal Services of TELUS and prior to 1996 worked with Rogers Communications, Inc. Mr. Belec began his career as an associate at Fasken Martineau. He holds a Bachelor’s degree from Simon Fraser University and a Bachelor of Laws degree from Osgoode Hall Law School. Mr. Belec has completed various executive training programs and hosted numerous induction and learning programs both in and outside of TELUS International.
James Radzicki has served as our Chief Technology Officer since 2020. Prior to joining us, he served as Consulting Chief Information Officer for Spotlight Inc. from 2016 to 2017, Chief Information Officer for Alorica from 2014 to 2016, Executive Vice President and Chief Technology Officer for Stream Global Services from 2010 to 2013 and Vice President of Technology, Strategy and Governance for Network Solutions from 2008 to 2010. Prior to this, Mr. Radzicki held leadership positions at TeleTech Holdings Inc., including as Chief Information Officer from 2006 to 2008 and various IT positions including Vice President of Technology from 1996 to 2008. Mr. Radzicki holds a Bachelor of Science in Business Administration, Marketing and an Associate’s Degree in Computer Information Science and Network Administration from Denver Technical College. He is a Certified Information Systems Security Professional.
Maria Pardee has served as our Chief Commercial Officer since 2021. Prior to joining us, she served as Senior Vice President and General Manager at DXC Technology, leading the Digital Workplace and Mobility business with a focus on the transformation of employee and customer experience through innovation.

Ms. Pardee was also a partner at KPMG, a CIA at BT (British Telecom) and a Vice President at AMX/CGI. Ms. Pardee holds a Master of Science degree in Telecommunications and a Bachelor of Arts degree in International Affairs, both from the University of Colorado Boulder.
Ed Jay has served as our Senior Vice President, AI Data Solutions since 2021. Mr. Jay served as President of Lionbridge from June 2019 until we acquired Lionbridge AI in 2020, which formed the foundation of our AI Data Solutions. Mr. Jay joined Lionbridge AI in 2019. Prior to joining Lionbridge AI, Mr. Jay served in various leadership positions at American Express for ten years, including as Executive Vice-President, Merchant Services - Americas from 2014 to 2019, Senior Vice President, U.S. Small Merchants from 2012 to 2014 and Senior Vice President, Business Insights from 2009 to 2012. Prior to this, Mr. Jay served as Global Head of Product Management and Development , Investment Advisory at Thomson Reuters from 2008 to 2009 and in leadership roles at Thomson Financial from 2003 to 2008. Mr. Jay holds a Bachelor of Commerce degree from Queen's University.
Christian Legat has served as the Chief Executive Officer of TELUS International Northern Europe since 2021. Prior to joining us, Mr. Legat served as the Chief Executive Officer of CCC since 2013, which we acquired in 2020. He served as Co-Chief Executive Officer of CCC from 2011 to 2013 and as Chief Operating Officer from 2008 until 2011. Mr. Legat joined CCC in 1998.
Our Directors
Josh Blair was elected to the board of directors on June 1, 2016 and serves as Chair of the board. Mr. Blair is a Co-Founder and the CEO of Impro.AI, a high-tech company that is enabling the benefits of executive coaching to be brought to employees at all levels of organizations on an affordable, effective and global basis. He also serves as the Vice Chair and Audit Chair for Carebook Technologies Inc., a digital health company listed on the TSX Venture Exchange. Additionally, Mr. Blair is a Partner at Esplanade Ventures, a venture capital firm focused on the health technology market. From 1995 through 2019, Mr. Blair served in increasingly senior leadership roles at TELUS Corporation, including as Group President from 2014 to 2019 overseeing TELUS International, TELUS Health, TELUS Business, TELUS Agriculture and TELUS Ventures. Mr. Blair holds a Bachelor Degree in Electrical Engineering from the University of Victoria and also completed the Executive Program at the Smith School of Business at Queen’s University.
Olin Anton joined the board of directors on January 19, 2021. Mr. Anton was previously a partner at Deloitte LLP from 2002 to 2016, where he served as head of the British Columbia audit practice starting in 2013, managing partner of the Vancouver office from 2012 to 2013 and head of the Vancouver audit function from 2004 to 2012. Mr. Anton retired from Deloitte LLP in 2016. Mr. Anton began his career at Arthur Andersen LLP, where he joined in 1976, became a partner in 1988 and served as head of its audit practice until 2002 when he joined Deloitte LLP. Mr. Anton holds Bachelor of Science and Bachelor of Commerce degrees from the University of Saskatchewan. He is a Fellow Chartered Professional Accountant and a U.S. Certified Public Accountant.
Kenneth Cheong was elected to the board of directors on June 1, 2016. Mr. Cheong is currently a Managing Director of Baring Private Equity Asia, where he joined in 1998. Prior to his time at Baring Private Equity Asia, Mr. Cheong served as Manager at Barclays de Zoete Wedd, where he joined in 1995 and remained until 1998, and Assistant Treasurer at DBS Bank, where he joined in 1992 and remained until 1995. Mr. Cheong holds a Bachelor of Science degree from the London School of Economics and Political Science.
Doug French was elected to the board of directors on September 23, 2020. Mr. French has served as Executive Vice-President and Chief Financial Officer of TELUS since 2016. Since joining TELUS in 1996, Mr. French has held progressively senior roles, including Senior Vice-President and Corporate Controller. Mr. French began his career as a Chartered Professional Accountant at Ernst and Young, where he worked for eight years before joining Clearnet, a predecessor company to TELUS. He holds a Bachelor of Arts (Honours), Commerce and Economics from the University of Toronto. Mr. French was appointed Fellow of the Chartered Professional Accountants of Ontario in 2017, and is a member of the International Accounting Standards Board’s Global Preparers Advisory Forum and the Prince’s Accounting for Sustainability Project.

Tony Geheran was elected to the board of directors on May 13, 2020. He currently serves as Executive Vice President and Chief Customer Officer of TELUS, a position he has held since 2018. He formerly served as Executive Vice President and President of Broadband Networks at TELUS from 2015 to 2018. He previously served in increasingly senior leadership roles at TELUS beginning in 2001, including as Senior Vice President from 2013 to 2015. He was formerly employed at Cable and Wireless Ireland and Cable and Wireless Communications. Mr. Geheran holds a Diploma in Professional Marketing from the Cranfield School of Management, a Certificate in Business Administration from The Open University and received his Professional Qualifications in Mechanical and Electrical Engineering while serving in the Royal Navy.
Stephen Lewis was elected to the board of directors on June 1, 2016. He joined TELUS in 1997, serving in a variety of roles including VP of Corporate Strategy and Business Development. Since July 2016 he has served as Senior Vice President and Treasurer of TELUS, responsible also for Corporate Development, Pension Investments and Investor Relations. Mr. Lewis formerly served as a consultant at Deloitte Touche Tohmatsu Limited from 1994 to 1997 and an account manager at the Royal Bank of Canada from 1988 to 1992. He holds a Business Degree from Ivey Business School and a Master of Business Administration from INSEAD. He is a Chartered Financial Analyst charter holder.
Sue Paish was elected to the board of directors on May 27, 2021. Ms. Paish is a Corporate Director and is currently Chief Executive Officer of Digital Technology Supercluster, a position she has held since 2018. She is the past Chair of the Board of Directors of the Business Council of British Columbia and serves on the boards of CORIX Group of Companies, Canexia Heath and Own the Podium. Ms. Paish served as Corporate Director and then as President and CEO of LifeLabs Medical Laboratory Services from 2008 to 2017. Ms. Paish also served as Corporate Director and CEO of Pharmasave Drugs (National) Ltd. from 2004 until 2012. She has previously also served as a director of the Vancouver Board of Trade, the Michael Smith Foundation, the Insurance Corporation of BC and the Canada Customs and Revenue Agency Board. She holds a Bachelor of Commerce in Human Resources Management and a Bachelor of Laws from The University of British Columbia.
Carolyn Slaski was elected to the board of directors on July 5, 2021. Ms. Slaski has held various roles at Ernst & Young LLP beginning in 1984. She is currently the Americas Vice Chair, Talent and CHRO, a position she has held since 2015. Her previous roles at Ernst & Young LLP included Managing Partner, East Region -Assurance/Audit Practice, from 2013 to 2015, Office Managing Partner and Market Segment Leader, New Jersey,from 2010 to 2013, European Client Service Partner and Capital Markets Leader from 2002 to 2005, as well as Audit Partner. Ms. Slaski holds a Bachelor of Arts from Rutgers University with Honors, and has completed EY's Strategic Leadership Program at Harvard University. She is a CPA in the States of New York and New Jersey. Ms.Slaski serves on the US Board of Directors of Ernst & Young LLP, the boards of directors of the Liberty Science Center and College for Every Student, and is the Chair of the Ernst & Young Foundation.
On September 25, 2021, Sandra Stuart will join our board of directors. It is expected that Ms. Stuart will join the audit committee. The following is certain information regarding Ms. Stuart:
Sandra Stuart has held various roles at HSBC, a global banking firm, from 1980 to 2020. From 2015 to 2020, Ms. Stuart was Executive Director, Group General Manager, President and Chief Executive Officer of HSBC Bank Canada. Her previous roles at HSBC Bank Canada included Executive Director and Chief Operating Officer from 2010 to 2015 and Group Head of Change Delivery Management from 2009 to 2010. Ms. Stuart also held roles at HSBC Bank USA, including Chief Information Officer from 2008 to 2009, Head of IT, Group Personal Financial Services from 2006 to 2008 and Senior Director, Distributed Networks from 2005 to 2006. Ms. Stuart serves on the public company boards of Canfor Corporation, Canfor Pulp Products Ltd. and DRI Healthcare Trust. She also serves on the board of Belkorp Industries Inc. and on the supervisory board of HSBC Trinkaus & Burkhardt (Germany). Ms. Stuart holds a Bachelor of Arts (Business and Economics) from Simon Fraser University. She has also completed executive management programs at Harvard Business School and IMD International Business School.
Corporate Governance
The NYSE listing requirements include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of the NYSE. The application of such exemptions requires that we disclose any significant ways in which our corporate governance practices differ from the NYSE listing requirements that we do not follow. We intend to continue to follow certain Canadian corporate governance practices. We do not intend to follow Rule 312.03 of the NYSE listing requirements that requires that shareholder approval be required for certain events, such as the establishment of equity-based compensation plans and issuance of common shares or securities convertible into or exercisable for common shares to certain related parties. Neither Canadian securities laws nor British Columbia corporate law require shareholder approval for such transactions, except where such transactions constitute a “related party transaction” or “business combination” under Canadian securities laws or where such transaction is structured in a way that requires shareholder approval under the BCBCA and the TSX may require shareholder approval be obtained in certain cases, in which case, we intend to follow our home country requirements.
Except as stated above, we intend to comply with the rules generally applicable to U.S. domestic companies listed on the NYSE. We may in the future decide to use other foreign private issuer exemptions with respect to some of the other NYSE listing requirements. Following our home country governance practices, as opposed to the requirements that would otherwise apply to a company listed on the NYSE, may provide less protection than is accorded to investors under the NYSE listing requirements applicable to U.S. domestic issuers. See “Risk Factors — Risks Related to Our Subordinate Voting Shares — As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders”.
The Canadian Securities Administrators have issued corporate governance guidelines pursuant to National Policy 58-201 Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”). The Corporate Governance Guidelines are recommended as “best practices” for issuers to follow. We recognize that good corporate governance plays an important role in our overall success and in enhancing shareholder value and, accordingly, we have adopted certain corporate governance policies and practices which reflect our consideration of the recommended Corporate Governance Guidelines. The disclosure set out below includes disclosure required by NI 58-101 describing our approach to corporate governance in relation to the Corporate Governance Guidelines.
Board Composition
Under our articles our board of directors consists of a such number of directors as determined from time to time by the directors. We currently have nine directors and, following the appointment of Ms. Stuart on September 25, 2021, we will have ten directors. Under the terms of the shareholders’ agreement we entered into with TELUS and Baring, our board of directors will increase to 11 directors by the first anniversary of our initial public offering, unless otherwise agreed to by TELUS and Baring. Under the terms of reference for our board of directors, unless otherwise required by applicable laws, our articles or the shareholders’ agreement, the board of directors will not exceed 11 directors. The terms of office of each of our directors expires on the date of the next annual meeting of our shareholders. Non-management directors are subject to term limits of 15 years.
The composition of our board of directors is subject to the rights of TELUS and Baring under the shareholders’ agreement providing for certain director nomination rights. The shareholders’ agreement provides that we agree to nominate individuals designated by TELUS as directors representing a majority of the board for as long as TELUS continues to beneficially own at least 50% of the combined voting power of our outstanding multiple voting shares and subordinate voting shares. Should TELUS cease to own at least 50% of the combined voting power of our multiple voting shares and subordinate voting shares, we agree to nominate to our board such number of individuals designated by TELUS in proportion to its combined voting power for so long as TELUS continues to beneficially own at least 5% of the combined voting power of our outstanding multiple voting shares and subordinate voting shares, subject to a minimum of at least one director. TELUS currently has designated five directors serving on our board.
The shareholders’ agreement also provides that we agree to nominate one individual designated by Baring as director, for as long as Baring continues to beneficially own at least 5% of the combined voting power of our outstanding multiple voting shares and subordinate voting shares. Baring currently has designated one director serving on our board.
Our Chief Executive Officer is also required to be nominated to the board of directors by the Company.
In addition, the shareholders’ agreement provides that for so long as TELUS continues to beneficially own at least 50% of the combined voting power of our multiple voting shares and subordinate voting shares, TELUS will be entitled, but not obligated, to select the chair of the board and the chairs of the human resources and governance and nominating committees. The shareholders’ agreement also provides that, so long as TELUS or Baring, as applicable, is entitled to nominate at least one individual to our board, it will be entitled, but not obligated, to designate at least one nominee for appointment to each of our human resources committee and governance and nominating committee. The shareholders’ agreement also provides that (i) so long as TELUS is entitled to nominate at least one individual to our board, it will be entitled, but not obligated, to designate one nominee for appointment to our audit committee, provided that, following the earlier of the first anniversary of the consummation of our initial public offering or the appointment of a third independent director, such nominee to the audit committee must be independent. The above-described committee appointment rights are in each case subject to compliance with the independence requirements of applicable securities laws and listing requirements of the NYSE and TSX.
For a description of TELUS and Baring’s right to require us to nominate their designees to our board of directors, see “Certain Relationships and Related Party Transactions — Our Relationship with TELUS and Baring — Shareholders’ Agreement”. Subject to the arrangements described above, nominees for election as directors are recommended to our board of directors by our governance and nominating committee in accordance with the provisions of applicable corporate law and the terms of reference of our governance and nominating committee. See “— Committees of the Board of Directors — Governance and Nominating Committee”.
Our articles provide that a director may be removed with or without cause by a resolution passed by a special majority comprised of 66 2∕3% of the votes cast by shareholders present in person or by proxy at a meeting and who are entitled to vote. The directors are elected by the shareholders at each annual general meeting of shareholders, and all directors will hold office for a term expiring at the close of the next annual shareholders meeting or until their respective successors are elected or appointed. Under the BCBCA and our articles, between annual general meetings of our shareholders, the directors may appoint one or more additional directors, but the number of additional directors may not at any time exceed one-third of the number of current directors who were elected or appointed other than as additional directors pursuant to this provision.
Majority Voting Policy
In accordance with the requirements of the TSX, our board of directors has adopted a majority voting policy to the effect that a nominee for election as a director of our Company who does not receive a greater number of votes “for” than votes “withheld” with respect to the election of directors by shareholders shall promptly tender his or her resignation to the chair of our board of directors following the meeting of shareholders at which the director was elected. The governance and nominating committee will consider such offer and make a recommendation to our board of directors whether or not to accept it. In its deliberations, the governance and nominating committee will consider any stated reasons why shareholders “withheld” votes from the election of that director, the length of service and the qualifications of the director, the director’s contributions to our company, the effect such resignation may have on our ability to comply with any applicable governance rules and policies and the dynamics of the board, and any other factors that the governance and nominating committee considers relevant. Our board of directors will act on the governance and nominating committee’s recommendation within 90 days following the applicable meeting of shareholders and announce its decision in a press release, after considering the factors considered by the governance and nominating committee and any other factors that the board of directors considers relevant. Our board of directors will accept a resignation except in situations where extenuating circumstances would warrant the director to continue to serve on the board of directors. Our majority voting policy will apply for uncontested director elections, being elections in which the number of nominees for election as director is the same as the number of directors to be elected.

Controlled Company Exemption
We have elected to be treated as a “controlled company” under the listing requirements of the NYSE because more than 50% of the combined voting power of our multiple voting shares and subordinate voting shares is held by TELUS. See “Principal and Selling Shareholders”. We intend to rely upon the “controlled company” exemption relating to the board of directors and committee independence requirements under the NYSE listing requirements until we are no longer eligible or until we determine otherwise. Pursuant to this exemption, we are exempt from, among other things, the listing requirements that would otherwise require that our board of directors consist of a majority of independent directors and that our human resources and governance and nominating committee be composed entirely of independent directors. The “controlled company” exemption does not modify the independence requirements for the audit committee, and we comply with the requirements of the Exchange Act, the NYSE listing requirements and applicable Canadian securities laws, which require that our audit committee currently have at least a majority of independent directors, and exclusively independent directors within one year following the effective date of the registration statement relating to the initial public offering.
Director Independence
For purposes of the NYSE listing requirements, an independent director means a person who, in the opinion of our board of directors, has no material relationship with the Company. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of National Instrument 52-110 — Audit Committees (“NI 52-110”). Pursuant to NI 52-110, an independent director is a director who is free from any direct or indirect material relationship with us which could, in the view of our board of directors, be reasonably expected to interfere with the exercise of a director’s independent judgment.
Our board of directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our board of directors determined that Olin Anton, Sue Paish and Carolyn Slaski each are an “independent director” as defined in the NYSE listing requirements and NI 58-101 and Sandra Stuart will also be considered an independent director upon her appointment. In making these determinations, our board of directors considered the current and prior relationships that each director has with our Company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each director and the transactions involving them described in “Certain Relationships and Related Party Transactions”. The board will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the governance and nominating committee, will make a determination as to which members are independent.
Jeffrey Puritt is not considered an independent director as he is our Chief Executive Officer. Josh Blair, the chair of the board, as well as Doug French, Tony Geheran and Stephen Lewis are not considered independent directors as they are affiliated with TELUS, while Kenneth Cheong is not considered an independent director as he is affiliated with Baring.
Meetings of Independent Directors and Conflicts of Interest.   We take steps to ensure that adequate structures and processes are in place to permit our board of directors to function independently of management, including for purposes of encouraging an objective process for nominating directors and determining executive compensation. The board of directors considers, on the occasion of each board meeting, whether a board meeting without the members of management and non-independent directors would be appropriate and they will hold a meeting without the members of management and non-independent directors where appropriate.
In addition, our board of directors ensures open and candid discussion among its directors by continuously monitoring situations where a conflict of interest or perceived conflict of interest with respect to a director may exist. Our board of directors may determine that it is appropriate to hold meetings excluding a director with a conflict of interest or perceived conflict of interest or such director may consider that it is appropriate to recuse themselves from considering and voting with respect to the matter under consideration.
Mandate of the Board of Directors
Our board of directors is responsible for the stewardship of the Company and overseeing the management of our business and affairs in accordance with the BCBCA, our articles and the shareholders’ agreement. This includes appointing our Chief Executive Officer and other members of the senior leadership team, considering and approving our objectives and goals and material changes thereto, approving our strategic plans and monitoring our strategic planning process, strategic plan execution and corporate performance against our objectives and goals, subject to the terms of the shareholders’ agreement. In addition, our board also receives and considers recommendations from our various committees with respect to matters such as the following:
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the compensation of our directors;

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criteria for board and committee membership;

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persons to be nominated for election as directors and to each of the board’s committees; and

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matters relating to our code of ethics and conduct and corporate governance guidelines.

Certain of the actions of the board of directors are subject to the review and approval by TELUS, as our controlling shareholder. See “Certain Relationships and Related Party Transactions — Our Relationship with TELUS and Baring — Shareholders’ Agreement”.
Attendance Record
In 2020, there were seven meetings of our board of directors. There was 100% director attendance at each of these meetings.
Position Descriptions
Our board of directors adopted a written position description for the Chair of the board of directors, which sets out the Chair’s key responsibilities, including, among others, contributing to our strategy, providing management and leadership to the board of directors and facilitating its effective operation, duties relating to setting board meeting agendas, chairing board and shareholder meetings and director development and communicating with the Chief Executive Officer. The shareholders’ agreement provides that for so long as TELUS continues to beneficially own at least 50% of the combined voting power of our multiple voting shares and subordinate voting shares, we agree to nominate a director designated by TELUS as the chair of the board.
Our board of directors adopted a written position description for our Chief Executive Officer which sets out the key responsibilities of our Chief Executive Officer, including, among other duties in relation to recommending the strategic direction of our Company to the board of directors and pursuing its continued development and progression and monitoring annual business and operational plans and budgets that support our company’s long-term business plans and strategies and leading their execution, participating in the strategic planning meetings that TELUS convenes, communicating with the board of directors, and fostering a caring culture. These position descriptions are included as the terms of reference for each position, which are included in our board manual.
Orientation and Continuing Education
We have implemented an orientation program for new directors under which a new director receives a director’s orientation manual including our key corporate governance documents and other information, meets with the chair of the board and attends orientation sessions with the Chief Executive Officer and other members of the management team, at which he or she receives information and learns about our business purpose, strategic direction, operations and other matters.

Our governance and nominating committee is responsible for overseeing director continuing education designed to maintain or enhance the skills and abilities of the directors and to ensure that their knowledge and understanding of our business remains current.
Term Limits and Mechanisms of Board Renewal
Each non-management director appointed to the board of directors will tender his or her resignation after serving 15 years on the board of directors. The governance and nominating committee will consider such resignation and have discretion to recommend to the board of directors that the term of the resigning director be extended for such period as the governance and nominating committee deems appropriate, if in our best interest to do so. Our board of directors has no other automatic mechanisms of board renewal. Our governance and nominating committee is responsible for reviewing the composition of our board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us. Our governance and nominating committee is expected to conduct a process for the assessment of our board of directors, each committee and each director regarding his, her or its effectiveness and performance, and to report evaluation results to our board. See “— Committees of the Board of Directors — Governance and Nominating Committee”.
Committees of the Board of Directors
We have an audit committee, a human resources committee and a governance and nominating committee. Pursuant to the terms of our shareholders’ agreement, for so long as TELUS continues to beneficially own at least 50% of the combined voting power of our multiple voting shares and subordinate voting shares, TELUS will be entitled, but not obligated, to select the chairs of the human resources and governance and nominating committees. Additionally, for so long as TELUS or Baring, as applicable, is entitled, but not obligated, to nominate at least one individual to our board, it will be entitled, but not obligated, to designate at least one nominee for appointment to each of our human resources committee and governance and nominating committee.
The shareholders’ agreement also provides that so long as TELUS is entitled to nominate at least one individual to our board, it will be entitled, but not obligated, to designate one nominee for appointment to our audit committee as long as its nominee to the audit committee is independent. The above-described committee appointment rights are in each case subject to compliance with the independence requirements of applicable securities laws and listing requirements of the NYSE and TSX.
Audit Committee
Our audit committee is comprised of Doug French, Sue Paish and Carolyn Slaski, and chaired by Olin Anton. It is expected that Ms. Stuart will join the audit committee upon her appointment to our board of directors, effective September 25, 2021. Our board of directors has determined that Olin Anton, Sue Paish and Carolyn Slaski meet the independence requirements for directors, including the heightened independence standards for members of the audit committee under Rule 10A-3 under the Exchange Act and NI 52-110. Within one year following our initial public offering, our audit committee will consist exclusively of independent directors within the meaning of NI 52-110 and the NYSE listing requirements. Our board of directors has determined that Olin Anton, Sue Paish and Carolyn Slaski are “financially literate” within the meaning of NI 52-110 and the NYSE listing requirements and an “audit committee financial expert” as defined by Rule 10A-3 under the Exchange Act. For a description of the education and experience of each member of the audit committee, see “— Our Directors”.
Our board of directors has established written terms of reference setting forth the purpose, composition, authority and responsibility of the audit committee, consistent with the NYSE listing requirements, the rules of the SEC and NI 52-110 and our audit committee will review the terms of reference annually. The principal purpose of our audit committee is to assist our board of directors in discharging its oversight of, among other things:
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the integrity of our accounting and financial reporting;

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the independence, qualifications, appointment, compensation and performance of our internal andexternal auditors and the pre-approval of all audit, audit-related and non-audit services;

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our disclosure controls and procedures and internal control over financial reporting, as well as ourwhistleblower and ethics processes;

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review and approval or ratification of related-party transactions, including transactions with TELUS;

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our compliance with applicable legal and regulatory requirements and Company policies; and

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our enterprise risk management processes, credit worthiness, treasury plans and financial policy.

The audit committee also has the authority in its sole discretion and at our expense, to engage and set the compensation of outside legal, accounting or other advisors as necessary to assist in the performance of its duties and responsibilities.
For the years ended December 31, 2020 and 2019, we incurred the following fees by our external auditors, Deloitte LLP:
	Year Ended December 31, 2020	Year Ended December 31, 2019
Category of Fees
Audit fees(1)	$1,980,000	$1,394,900
Audit-related fees(2)	1,502,303	—
Tax fees(3)	281,155	58,703
All other fees(4)	—	—
	$3,763,458	$1,453,603

(1)
“Audit fees” include fees for audit services billed or to be billed in connection with our annual, interim and statutory financial statements and related regulatory filings.

(2)
“Audit-related fees” include fees for assurance services related to our initial public offering and attest services for information systems.

(3)
“Tax fees” include fees related to tax compliance, tax advice and tax planning.

(4)
“All other fees” include other fees not included above.

Human Resources Committee
Our human resources committee is comprised of Olin Anton and Carolyn Slaski, and chaired by Josh Blair. Our board of directors has determined that Olin Anton and Carolyn Slaski are independent for purposes of NI 58-101 and NYSE listing requirements. As a “controlled company,” our human resources committee is not required to be, and is not, comprised entirely of independent directors. For a description of the background and experience of each member of our human resources committee, see “— Our Directors”.
Our board of directors has established written terms of reference setting forth the purpose, composition, authority and responsibility of the human resources committee consistent with the NYSE listing requirements and the rules of the SEC and our human resources committee will review the terms of reference annually. The human resources committee’s purpose is to assist the board in its oversight of executive compensation philosophy and guidelines, succession-planning and certain compensation and performance rating decisions. The principal responsibilities and duties of the human resources committee include, among other things:
•
reviewing at least annually our executive compensation philosophy and guidelines;

•
in the absence of the Chief Executive Officer, evaluating at least once a year our Chief Executive Officer’s performance in light of the goals and objectives established by the human resources committee and, based on such evaluation, approving the Chief Executive Officer’s annual compensation;

•
reviewing and approving on an annual basis the evaluation process and compensation structure for members of our senior leadership team and, in consultation with our Chief Executive Officer, reviewing and approving the performance of the other members of our senior leadership team;

•
reviewing and approving the design of the annual performance bonus plan, and any establishment of or material changes to incentive compensation plans, employee benefit plans for the senior leadership team and all equity-based incentive plans of the Company or its subsidiaries;

•
preparing and recommending to our board of directors for approval our public disclosures related to executive compensation; and

•
reviewing at least once annually succession plans for the Chief Executive Officer and members of our senior leadership team.

Further particulars of the process by which compensation for our executive officers is and will be determined are provided under the heading “Executive Compensation”.
Governance and Nominating Committee
Our governance and nominating committee is comprised of Stephen Lewis and Sue Paish, and chaired by Tony Geheran. Our board of directors has determined that Sue Paish is independent for purposes of NI 58-101 and NYSE listing requirements. As a “controlled company” our governance and nominating committee is not required to be, and is not, comprised entirely of independent directors. For a description of the background and experience of each member of our governance and nominating committee, see “— Our Directors”.
Our board of directors has established written terms of reference setting forth the purpose, composition, authority and responsibility of our governance and nominating committee. The governance and nominating committee’s purpose is to assist our board of directors in, among other things:
•
identifying individuals qualified to become members of our board of directors;

•
recommending that our board of directors select director nominees for the next annual meeting of shareholders and determining the composition of our board of directors and its committees;

•
developing and overseeing a process to assess our board of directors, the chair of the board of directors, the committees of the board of directors, the chairs of the committees and, individual directors;

•
developing, recommending and overseeing the effectiveness of our corporate governance policies and procedures;

•
reviewing director compensation; and

•
overseeing our public disclosure related to the foregoing.

In identifying new candidates for our board of directors, the governance and nominating committee considers what competencies and skills our board of directors, as a whole, should possess and assess what competencies and skills each existing director possesses, considering our board of directors as a group, and the personality and other qualities of each director, as these may ultimately determine the boardroom dynamic.
It is the responsibility of the governance and nominating committee to regularly evaluate our board of directors, the chair of our board and all board committees and their chairs. As part of its mandate, the governance and nominating committee conducts the process for the assessment of our board of directors, each committee and each director regarding his, her or its effectiveness and contribution, and reports evaluation results to our board of directors on a regular basis.
Code of Ethics and Conduct
We have adopted a code of ethics and conduct applicable to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer, which is a “code of ethics” as defined in section 406(c) of the Sarbanes-Oxley Act. The code of ethics and conduct sets out our fundamental values and standards of behavior that are expected from our directors, officers and employees with respect to all aspects of our business.

If we make any amendment to the code of ethics and conduct or grant any waiver therefrom, whether explicit or implicit, to a director or executive officer, we will disclose the nature of such amendment or waiver on our website to the extent required by, and in accordance with, the rules and regulations of the SEC.
The full text of the code of ethics and conduct is posted on our website at www.telusinternational.com and the System for Electronic Document Analysis and Retrieval (“SEDAR”) profile at www.sedar.com. The information on or accessible through our website is not part of and is not incorporated by reference into this prospectus, and the inclusion of our website address in this prospectus is only for reference.
Our audit committee is responsible for reviewing and evaluating the code of ethics and conduct periodically and will recommend any necessary or appropriate changes thereto to our board of directors for consideration. The audit committee will also assist our board of directors with the monitoring of compliance with the code of ethics and conduct.
Diversity
We are committed to fostering an environment that is diverse and inclusive and facilitates a broad range of perspectives. We recognize the importance and benefit of having a board of directors and senior management comprised of highly qualified individuals who reflect the communities where we live and work and the clients that we serve in promoting better corporate governance.
We adopted a formal board diversity policy providing that the governance and nominating committee shall consider diversity criteria, such as gender, age, ethnicity/aboriginal status and geographic background in recommending director nominees to the board of directors, which we are applying in connection with the director search efforts that we are conducting as part of the contemplated increases to the size of our board. We have also authorized the governance and nominating committee to engage qualified independent external advisors to conduct a search for candidates that help achieve diversity objectives. At the time of this offering, three of our nine directors, representing 33% of our board, are considered diverse, two women serve on our board, representing 22% of our board, and with the addition of Ms. Stuart on September 25, 2021, 40% of our directors will be considered diverse and 30% of our board will be women. In addition, two women serve in executive officer positions, representing 40% of our executive officer team. We do not expect to adopt formal targets regarding the number of women on our board of directors or in executive officer positions. We believe the promotion of diversity is best served through careful consideration of all of the knowledge, experience, skills and backgrounds of each individual candidate for director in light of the needs of the board without focusing on a single diversity characteristic. When assessing the composition of the board, a principal focus is expected to be on ensuring the board has the diverse experiences, skills and backgrounds needed to oversee our company and the company will take a balanced approach when considering the extent to which personal characteristics are taken into account.
Penalties or Sanctions
None of our directors or executive officers, and to the best of our knowledge, no shareholder holding a sufficient number of securities to affect materially the control of us, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.
Individual Bankruptcies
None of our directors or executive officers, and to the best of our knowledge, no shareholder holding a sufficient number of securities to affect materially the control of us, has, within the ten years prior to the date of this prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets.
Corporate Cease Trade Orders and Bankruptcies
None of our directors or executive officers is, as at the date of this prospectus, or has been within the ten years prior to the date of this prospectus: (a) a director, chief executive officer or chief financial officer of any company (including the TELUS and its other subsidiaries) that was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (c) a director or executive officer of any company (including the TELUS companies) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

EXECUTIVE COMPENSATION
Overview
The following discussion of our executive compensation program includes information relating to our philosophy and approach to executive compensation, the methodologies and market research we use in determining compensation and the actual compensation earned by our named executive officers (“NEOs”) for their 2020 performance.
For 2020, our NEOs are:
•
Jeff Puritt, President and Chief Executive Officer (“CEO”);

•
Vanessa Kanu, Chief Financial Officer (“CFO”);

•
Charles (Chuck) Koskovich, Senior Vice President and Chief Operating Officer (“COO”);

•
Marilyn Tyfting, Senior Vice President and Chief Corporate Officer (“CCO”);

•
Michael Ringman, Chief Information Officer (“CIO”);

•
Richard (Rick) Rodick, Former Chief Financial Officer(1); and

•
George Puig, Former Senior Vice President and Chief Commercial Officer.(2)

(1)
Mr. Rodick’s employment as CFO terminated effective September 7, 2020, but he is treated as an NEO for purposes of this prospectus because he served as our principal financial officer for a portion of our last fiscal year. Effective on September 7, 2020, Vanessa Kanu became our CFO.

(2)
Mr. Puig’s employment as Senior Vice President and Chief Commercial Officer terminated effective May 21, 2020, but he is treated as an NEO for purposes of this prospectus because of the compensation he received in 2020.

Compensation Discussion and Analysis
Key Compensation Principles
We pay for performance. We establish a clear and direct link between compensation and the achievement of business objectives — in both the short-term and long-term — by providing an appropriate mix of fixed versus at-risk compensation and immediate versus future income linked to the share price performance of both the Company and TELUS. We also drive continued levels of high performance by setting ambitious targets.
The human resources committee of the Company’s board of directors takes an approach to compensation that is both market-based and performance-based. The primary focus of the human resources committee is to maintain an executive compensation program that supports the achievement of three objectives:
•
to advance our business strategy;

•
to enhance our growth and profitability; and

•
to attract and retain the key talent necessary to achieve our business objectives.

1.
We pay for performance

An NEO’s compensation is based on his or her personal performance, together with corporate performance and position within a range determined with reference to market compensation data. Linking executive pay to actual performance ensures that executive compensation is aligned with the creation of shareholder value.

2.
We promote sound risk-taking

Our executive compensation program incorporates many elements that are intended to ensure our compensation practices do not encourage excessive or inappropriate risk-taking. Below are some of the governance practices, policies and inherent design elements of our executive compensation program that help manage and mitigate risk in executive compensation.
WHAT WE DO

•
Compensation consultant — We use an external executive compensation consultant to assess our executive compensation program to ensure alignment with shareholder and corporate objectives, best practices and governance principles

•
Balance between short-term and long-term incentives — Reasonable balance between compensation elements that focus on short-term financial performance and longer-term Company and TELUS share price appreciation

•
Pay for performance — Our performance metrics are well communicated and regularly monitored through the corporate scorecards, see “— TELUS International Performance Bonus Program — Methodology — Step 2,” and include short- and long-term performance measures to avoid the pursuit of a performance metric at the expense of the business more generally. Additionally, 70% of the TELUS International Performance Bonus plan payments are based on corporate performance

•
Overlapping performance periods — Within our long-term incentive (“LTI”) program, the overlap in performance periods ensures that executives remain exposed to the risks of their decision-making and risk-taking through their unvested equity awards and the shares that they are required to own. See “— At-Risk Pay: Long-Term Incentives” for a summary of the treatment of the final grant of LTI awards under the MIP in light of our initial public offering

•
Stringent share ownership requirements — In place for our executives with respect to Company shares granted under the Omnibus Long-Term Incentive Plan, amended and restated on January 31, 2021 (“MIP”) (CEO — 7x base salary and NEOs — 3x base salary), our non-employee directors under our Board Policy Manual (5x the annual cash retainer portion of each director’s total annual compensation within five years of their initial election), and the additional holding periods applicable to certain awards granted to our CEO, as described in “— Summary of NEO Employment and Separation Agreements — Jeff Puritt”

• Caps on payouts — Incentive awards are generally capped to avoid excessive payouts and are in line with market practices
WHAT WE DO NOT DO
• Maintain or reduce performance target levels for incentive plans. Instead, steadily increasing performance levels must be achieved to realize payouts year after year	• Over-emphasize any single performance metric
• Allow any director, executive or employee to monetize or hedge our shares or equity-based compensation to undermine the risk alignment in our equity ownership requirements	• Guarantee annual base salary increases or bonus payments
• Guarantee a minimum level of vesting for our long-term incentives	• Offer excessive perquisites

3.
We balance the short-term and long-term

Our program features a well-balanced mix of fixed and variable pay elements, with the layering of payout timing, annual awards and overlapping vesting of equity incentives and various incentive vehicles.
LTIs (including TI share options (“TI Options”), TI phantom options (“TI Phantom Options”), TI phantom restricted share units (“TI Phantom RSUs”) and TELUS phantom restricted share units (“TELUS Phantom RSUs”)) were granted on an annual basis to NEOs under our MIP, resulting in a staggered vesting schedule, rather than one-time vesting of all MIP awards on a specified date, with the exception of certain accelerated vesting that occurred upon the effectiveness of our initial public offering. The awards of TI Phantom Options are 45% cash-settled and 55% equity-settled, and the TI Phantom RSUs and TELUS Phantom RSUs are 100% cash-settled. Additionally, TI Options were granted to the CEO on December 23, 2016, as described further in “— At-Risk Pay: Long-Term Incentives”.
In connection with our initial public offering, our board of directors adopted the 2021 LTIP, under which it granted equity awards to our NEOs at the initial public offering, and will make future annual grants. For information about the 2021 LTIP and equity compensation programs that we implemented in connection with our initial public offering, please see “— Executive Compensation Changes in View of Initial Public Offering” and “— 2021 Omnibus Long-Term Incentive Plan”.
4.
We reward contribution

Our approach to executive compensation is both market-based and performance-based. Our compensation structure and philosophy generally track the compensation structure of TELUS. LTI grant levels have historically been performance-differentiated and are based on an executive’s in-year performance and future potential.
We consider this performance-based approach to granting LTIs to be a best practice, instead of granting LTIs based on market benchmarks only.
5.
We align compensation with corporate strategy

To align executive compensation with our corporate strategy, we make a direct link between an executive’s pay and his or her performance against the achievement of our corporate objectives.
The CEO and the other NEO’s annual performance bonuses are evaluated through a combination of corporate scorecards, which evaluate the performance of both the Company and TELUS and individual performance (plus business unit scorecard for NEOs). Performance bonus metrics are part of a multi-year business plan and are aligned with our longer-term goals.
6.
We align our pay practices across the organization

Our pay practices are aligned across the organization. We also use the following methodologies in considering equitable compensation:
•
bonus calculations include a mix of Company and individual performance metrics for executives, as well as all team members;

•
we ensure overall annual increases to base salary for the executives are relatively aligned with increases to base salary for positions below the executive level;

•
materially or significantly increased responsibility in any team member’s role and/or a subsequent promotion is accompanied by a change in pay, as appropriate; and

•
we use compensation data, along with other relevant factors, such as internal equity and strategic significance of the role, to develop a base salary range and a total compensation target for all positions across the organization.

Executive Compensation Changes in View of Initial Public Offering
In preparing for our initial public offering, the human resources committee worked closely with its compensation consultant, Korn Ferry (the “Compensation Consultant”) to design a compensation construct for our CEO and senior leadership team that was consistent with the compensation construct in place prior to our initial public offering, but that more closely ties with market practice and reflects a commitment to the long-term interests of our shareholders, provides flexibility to the changing needs and priorities of our business and stakeholders, prioritizes high levels of performance and is equitable.
As noted below under “— At-Risk Pay: Long-Term Incentives,” in 2016, the human resources committee approved our MIP and reserved approximately 5% (the “MIP Pool”) of the total outstanding equity of the Company for issuance from time to time in the form of cash and equity-settled LTI awards. Approximately 2% of the MIP Pool was granted in 2016, and the remaining approximately 3% of the MIP Pool was reserved for grant over a five-year period (0.6% per year). As of the beginning of 2020, 2.4% of the MIP Pool had been granted to and allocated among the executive team. The final 0.6% of this five-year MIP was scheduled to be granted in the ordinary course in December 2020.
Due to the timing of our initial public offering and its proximity to the final MIP grant under our MIP, upon the recommendation of our Compensation Consultant, our human resources committee decided to grant the final tranche of the 2020 MIP in respect of 2020 performance on the effective date of our initial public offering. Our initial public offering grants were approved prior to the date of the initial public offering, and our human resources committee approved modifications to our equity compensation program, taking into account the following considerations:
•
accounting, tax and regulatory concerns that could result from granting equity-based awards in the month prior to our initial public offering, particularly with respect to the grant of options;

•
allowing for equity-settled awards, as opposed to cash-settled, to enhance alignment with shareholders and allow for more favorable accounting and tax treatment; and

•
aligning performance conditions to the current TI organization only (i.e., service, financial and operational performance).

The final MIP grant that was to be made in December 2020 (the “2020 LTI”) was made pursuant to the terms of the 2021 LTIP and was granted effective as of the initial public offering, and was intended to approximate the annual grant the executives otherwise would have received in December 2020 under the MIP. As such, the aggregate value of the 2020 LTI grants approximated the 0.6% of the remaining MIP Pool reserved for the final grant under the MIP. The 2020 LTI were allocated among the named executive officers in the same manner as annual grants were historically allocated under the MIP: 30% for Mr. Puritt, 12% for Ms. Kanu, 12% for Mr. Koskovich, 12% for Ms. Tyfting and 8% for Mr. Ringman, and the remaining 26% allocated to select other members of management. The awards were granted as 50% equity-settled TI Options and 50% equity-settled TI restricted share units (“TI RSUs”) (40% TI Options and 60% TI RSUs for Mr. Puritt), with the portion of the MIP that had been historically granted as TELUS Phantom RSUs instead being granted in the form of equity-settled TI RSUs. The TI Options and TI RSUs will generally vest in four equal annual installments, in each case, subject to continued employment through each applicable vesting date, consistent with standard time-based vesting under our MIP and under the 2021 LTIP.
In addition, pursuant to Ms. Kanu's employment agreement, she was entitled to receive an equity grant, with a grant date fair value of $750,000, for services in 2020. Due to the timing of our initial public offering, our human resources committee, with Ms. Kanu's consent, decided to delay the grant until the effective date of the initial public offering. Ms. Kanu received a grant of 30,000 TI RSUs under our 2021 LTIP on February 2, 2021 that will generally vest in four equal annual installments.
Board Oversight and Compensation Governance
Our executive compensation governance protects the peer relationships among the members of our board of directors and TELUS, our controlling shareholder. In 2020, the board manual, which described the terms of reference for various Company governance functions, set forth our governance policies around executive compensation as follows:
Our board of directors had the following responsibilities:
•
appoint and replace the CEO (subject to the shareholder agreement among TELUS International, TELUS and Baring), which responsibility the board of directors has delegated to the TELUS CEO;

•
satisfy itself about the integrity of our CEO and the executive team; and

•
oversee succession planning for the CEO and all other members of the executive team, which responsibility the board of directors has delegated to the human resources committee.

The TELUS CEO had the following responsibilities:
•
approve our equity compensation plan design in consultation with our CCO and the human resources committee, and subject to the shareholder agreement between us, TELUS and Baring.

The human resources committee had the following responsibilities:
•
review and approve the key terms and conditions of all agreements, including those dealing with retirement, termination of employment or other special circumstances, between the Company and any member of the executive team;

•
develop and approve the Company’s compensation philosophy and guidelines for the executive team, including the CEO;

•
review the Company’s compensation philosophy and guidelines;

•
upon the recommendation of the CEO, review and approve the design of the annual performance bonus plan;

•
consult with the chair of the human resources committee and recommend to the TELUS CEO the proposed establishment of, and any material changes to, the Company’s equity compensation plan;

•
consider and recommend to the TELUS CEO the share ownership guidelines for the CEO and the executive team and review compliance with those guidelines;

•
review and recommend to the TELUS CEO the corporate scorecard, individual goals and objectives relevant to CEO compensation and the performance evaluation of the CEO;

•
review and recommend to the TELUS CEO the CEO’s compensation (provided that any grant of securities under the MIP will be approved by the TELUS CEO acting alone, but in consultation with, the human resources committee); and

•
upon the recommendation of the CEO, review and approve the performance evaluations and the compensation of the executive team (provided that any grant of securities under the MIP will be approved by the chair of the human resources committee acting alone but in consultation with the human resources committee).

In 2020, Josh Blair, the chair of our board of directors and the chair of the human resources committee, was delegated the authority by our board of directors to approve the appointments, compensation and succession plans for members of the executive team, and the TELUS CEO was delegated the authority to approve the compensation of our CEO. The CCO and the human resources team implemented the processes required to administer the executive compensation program approved by the TELUS CEO, the human resources committee and the chair of the human resources committee.
Immediately prior to the initial public offering, we implemented a revised Board Policy Manual, under which the human resources committee has the authority to develop the Company’s philosophy and guidelines on executive compensation, oversee succession-planning and review and approve certain compensation and performance-rating decisions. The human resources committee has substantially similar duties and responsibilities to those described above but will no longer make recommendations to the TELUS CEO.
Human Resources Committee Experience
Members of the human resources committee have a range of complementary skills in areas such as human resources, corporate governance, risk assessment, public company leadership and board experience, which enable them to make effective decisions on our compensation practices. All of the human resources committee members have served in executive capacities or on compensation committees with other public issuers and, through those roles, have acquired direct experience relevant to their responsibilities for reviewing and considering executive compensation.

In 2020, the members of the human resources committee were Josh Blair, Kenneth Cheong and Jimmy Mahtani. Olin Anton and Carolyn Slaski became members of the human resources committee upon joining the board of directors on January 19, 2021 and July 5, 2021, respectively. Mr. Mahtani stepped down from the board of directors in accordance with the terms of the shareholders’ agreement between us, TELUS and Baring. Further information about the human resources committee members can be found in “Management—Directors and Senior Management — Our Directors,” information about the current composition and responsibilities of the human resources committee can be found in “Management — Committees of the Board of Directors — Human Resources Committee” and information about the terms of the shareholders’ agreement can be found in “Certain Relationships and Related Party Transactions — Our Relationship with TELUS and Baring — Shareholders’ Agreement.”
Compensation Consultant
In preparation for our initial public offering, the human resources committee engaged the Compensation Consultant as a compensation consultant and advisor to the board of directors and management. During 2020, the Compensation Consultant performed a variety of tasks for the human resources committee, including but not limited to: reviewing the competitiveness of our executive and director compensation program and annual incentive and LTI program design in connection with the initial public offering.
Compensation Elements for the CEO and the Other NEOs in 2020
The key components of total direct compensation for the CEO and the other NEOs are fixed-base salary, short-term performance bonuses (paid in cash to reward annual performance, and in addition for Mr. Puig, to reward sales) and LTIs (historically paid as a management incentive bonus consisting of TI Phantom Options that settle in cash and equity, and TI Phantom RSUs and TELUS Phantom RSUs (both of which settle in cash) to promote retention and reward performance over the long term). Due to the timing of our initial public offering falling shortly after our ordinary annual grant cycle, our human resources committee decided to delay the grant of annual LTI awards for 2020 until the completion of our initial public offering, which occurred in February 2021, and change the composition of the LTI awards. The 2020 LTI award approximated the annual grant each executive would have otherwise received in December as the final grant under the MIP, after taking into account the timing of the initial public offering. For information about the 2020 LTI awards and the equity compensation programs that we implemented in connection with our initial public offering, please see “— Executive Compensation Changes in View of Initial Public Offering” and “— At-Risk Pay: Long-Term Incentives”.
Benefits and perquisites, including retirement benefits, are also considered as part of the Company’s total compensation for the CEO and the other NEOs. See “— Benefits and Perquisites” for more details.
Total Compensation at a Glance
This table describes the components of total compensation that our NEOs have received for fiscal year 2020. Our human resources committee has decided to delay the grant of annual LTI awards for 2020 until the completion of our initial public offering, which occurred in 2021. For information about the 2020 LTI awards and new equity compensation programs that we implemented in connection with our initial public offering, please see “— Executive Compensation Changes in View of Initial Public Offering” and “— At-Risk Pay: Long-Term Incentives”.

Component	Description	Objective
Fixed-base salary	• Ranges are established for each position based on market practice, with the mid-point of the range being set at the median of the comparator group	Recognizes varying levels of responsibility, prior experience, breadth of knowledge, overall individual performance and internal equity, as well as the pay practices of companies in the comparator group
Annual performance bonus
•
Target ranging from 50% –  60% of base salary for NEOs and target of 100% base salary for the CEO

•
TELUS International Performance Bonus Program (“PBP”) tied to the performance of the NEO and the Company’s and TELUS’ overall corporate performance, with corporate performance given 70% weighting

Provides an annual performance bonus paid in cash based on corporate and individual performance for the applicable year (and sales for the former Chief Commercial Officer)

•
PBP metrics can lead to payouts ranging from zero (for substandard performance) to a maximum of 150% of target (for exceptional performance)

•
TELUS International Sales Incentive Plan (for the former Chief Commercial Officer) tied to the annual revenue billed on net new sales by the Company’s sales team

Equity compensation	• Links a significant portion of the at-risk compensation to Company shareholder return and helps to promote retention of executives	Helps to promote retention of executives
Benefits and perquisites	• A competitive executive benefits program • Vehicle allowance for the CEO and CCO and annual allowance for the CEO and other perquisites
Retirement benefits
•
Benefits under TELUS’ Amended and Restated Pension Plan for Management and Professional Employees of TELUS Corporation (the “DB Plan”), a contributory, Canadian-registered defined benefit plan for our CEO and CCO, benefits under the Supplemental Retirement Arrangement for Designated Executives of TELUS Corporation (“SRA”) consistent with market practice for Canadian executives for our CEO, benefits under TELUS’ Supplementary Employee Retirement Plan for Vice Presidents and Certain Other Designated Employees (“SERP 2020”) for our CCO and benefits under TELUS’ Defined Contribution Pension Plan for Provincially Regulated Employees (the “Defined Contribution Plan”) (a registered defined contribution plan) for our CFO. Our

Component	Description	Objective

CEO and CCO also have retirement benefits in the TELUS Supplementary Savings Plan (the “Savings Plan”) (a nonqualified after-tax account), but no longer contribute to the Savings Plan. These retirement programs are further described in “— TELUS Retirement Plan Benefits”.

• Competitive 401(k) plan with Company match for US executives
2020 Approach to Compensation
Base Salary Methodology
During 2020, the human resources committee considered and recommended the CEO’s annual base salary to the TELUS CEO, and the TELUS CEO approved it. The CEO considered and recommended the annual base salary for the executive team to the human resources committee. Josh Blair, the chair of our board of directors and the chair of the human resources committee, has been delegated the authority by our board of directors to approve any changes for members of the executive team (other than the CEO).
We set our salary range midpoints at the 50th percentile of a comparator group. As part of its annual pay assessment for 2020, the human resources committee reviewed competitive pay data prepared by the Compensation Consultant. We then made adjustments to individual base salaries that we consider appropriate to recognize the executives’ varying levels of responsibility, prior experience, breadth of knowledge, overall individual performance and internal equity, as well as the pay practices of companies in a comparator group.
Pursuant to the revised Board Policy Manual that we implemented prior to the completion of our initial public offering, the human resources committee will review and approve the CEO’s compensation, at least once annually, based on the human resources committee’s assessment of the CEO’s performance.
At-Risk Incentive Pay Components
At-risk incentive pay consists of:
•
annual performance bonus (paid in cash); and

•
long-term incentives (historically in the form of TI Options, TI Phantom Options, TI Phantom RSUs and TELUS Phantom RSUs).

The following outlines our approach in determining and delivering these at-risk incentive pay components.
At-Risk Pay: Annual Performance Bonus
The annual performance bonus for NEOs in 2020 was determined pursuant to the PBP. Mr. Puig was also entitled to receive sales incentive payments pursuant to the TELUS International Sales Incentive Plan (the “SIP”). A summary of the terms of each program follows.
TELUS International Performance Bonus Program
Methodology
The PBP is designed to reward the achievement of business objectives in the short-term by providing immediate income in cash. For 2020, this component of at-risk pay was calculated based on individual (30%) and corporate (70%) performance to better reflect affordability and our continued focus on funding strategic investments. The corporate performance consists of a Company component (50%) and a TELUS component (20%), as detailed in the formula below. In 2021, we will review the corporate performance factors, and we anticipate the TELUS component will be removed.

For 2020, each executive’s annual target performance bonus under the PBP was set using the following formula. Each element in the formula is explained in the steps outlined below:
To determine the annual performance bonus for each executive, we follow a four-step process:
Step 1: Assess TELUS corporate performance as measured by the corporate scorecard results;
Step 2: Assess Company corporate performance as measured by the corporate scorecard results;
Step 3: Assess an executive’s individual performance; and
Step 4: Calculate the annual performance bonus based on the above payout formula.
Step 1: Assess TELUS corporate performance as measured by the corporate scorecard results
TELUS corporate performance is measured through the results of the TELUS scorecard, which is determined after the end of a performance year. These results are then shared with the Company for purposes of calculating the annual performance bonus.
Step 2: Assess Company corporate performance as measured by the corporate scorecard results
The Company’s corporate performance is measured through the results of our corporate scorecard, which is determined after the end of a performance year by rating the extent to which we have met or exceeded our targets for each metric set at the start of the year.
Our 2020 metrics measured achievements in the following areas: TELUS Team, Customers First, and Profitable Growth & Efficiency. See below table on the 2020 corporate scorecard and our results.
The objectives in the Company’s corporate scorecard are set each year and collectively approved by the CEO, CFO, CCO and COO at the beginning of the year. Financial metrics in the objectives are largely based on targets that meet or exceed the annual budget approved by the board of directors.
The key aspects of the target-setting process include:
•
selecting measurable and auditable performance metrics;

•
ensuring that, as a general principle, the threshold target for any metric (yielding a 0.5x multiplier) exceeds the actual result on that metric in the previous year. The target (yielding a 1.0x multiplier) for any budget-related metric is generally set at or above the corresponding number in the corporate budget approved by the board of directors;
•
stress-testing the current year’s targets against the prior year’s scorecard to determine year-over-year continuous improvement;

•
ensuring that the targets and stretch targets that are used to determine whether these objectives have been met or exceeded are clearly set out in the Company’s corporate scorecard; and

•
ensuring that all performance metrics are tied to the Company’s achievement of our corporate objectives.

During the applicable performance year, results and/or targets may be adjusted to normalize for one-time events or other unique circumstances. In accordance with the adjustment process, the CEO, CFO, CCO and COO collectively review and approve all adjustments proposed by management.
Step 3: Assess an executive’s individual performance
The individual performance of each NEO is initially assessed by the CEO. The individual performance of the CEO is assessed by the human resources committee, with input from the full board of directors. The chair of the human resources committee invites board of directors’ members to provide their feedback regarding the CEO’s performance.
Step 4: Calculate the annual performance bonus based on the above payout formula
Based on an assessment and recommendation from the CEO, the human resources committee reviews each NEO’s performance and determines an individual multiplier, and along with the related multiplier in the Company and TELUS corporate balanced scorecards, recommends the annual performance bonus under the PBP for each NEO using the formula in the section “— TELUS International Performance Bonus Program”. The human resources committee, with input from the chair of the board of directors due to the peer relationships between our Company and TELUS, our controlling shareholder, assesses the personal performance of the CEO and his leadership. Based on this assessment, the human resources committee determines an individual multiplier and, along with the related multiplier in the Company and TELUS corporate-balanced scorecards, recommends to the TELUS CEO for approval of the annual performance bonus under the PBP for the CEO, based on the formula in the section “— TELUS International Performance Bonus Program”.
The relative weight that corporate (both the Company and TELUS), business unit and individual performance has in determining a team member’s annual performance bonus under the PBP depends on the individual’s organizational level and ability to influence the Company’s overall performance. For each of our NEOs, TELUS corporate performance is weighted at 20%, Company corporate performance is weighted at 50% and individual performance is weighted at 30%. In addition to TELUS corporate, Company corporate and individual performance, the board of directors has the discretion to adjust bonus payouts for any extraordinary circumstances or other factors, as it deems appropriate.
TELUS International Sales Incentive Program
The SIP is designed to reward the sales team for driving profitable growth by finding creative and flexible answers and addressing the needs of our customers. SIP participants may be eligible for a monthly cash payment based on net billed revenue and profit margin, and the former Chief Commercial Officer was eligible for an annual overlay cash payment under the SIP, based on revenue from net new sales.
SIP payments for sales account executives are calculated on a monthly basis and are based on net billed revenue for that month that meets the minimum criteria for total contract value and profit margin (which criteria vary by jurisdiction), multiplied by the applicable commission rate. The annual overlay payment for the former Chief Commercial Officer was determined by multiplying annual revenue billed on net new sales attributed to the sales account executives reporting to the former Chief Commercial Officer by a 1% overlay rate. The overlay payment is calculated by the Compensation Review Committee (“CRC”) and approved by the human resources committee. During the year, results and revenue eligibility criteria may be adjusted to account for unique circumstances with any adjustments reviewed by the CRC, in accordance with SIP policy.

At-Risk Pay: Long-Term Incentives
Methodology
In 2016, the human resources committee approved the MIP and reserved approximately 5% of the total outstanding equity of the Company for issuance, referred to as the MIP Pool, from time to time in the form of cash and equity-settled LTI awards under the MIP:
•
approximately 1% of the MIP Pool was granted in 2016 to all NEOs (other than Mr. Koskovich and Ms. Kanu) and other non-NEOs;

•
approximately 1% of the MIP Pool was granted to the CEO as a one-time special TI Option award on December 23, 2016, of which one-third of these share options (or 539,892 share options) were granted with an exercise price equal to the fair market value of the Company’s share price at the time of grant, or $4.87, and the remaining two-thirds of these share options (or 1,259,748) were granted with an elevated exercise price (approximately 2x the Company’s share price on the date of grant, or $8.94); and

•
the remaining approximately 3% of the MIP Pool was reserved for the grant over a five-year period (0.6% per year), of which 2.4% has been granted to and allocated among the executive team. For each annual allocation of the MIP Pool for the NEO LTI awards (the “Annual Allocation”), each NEO’s share of the Annual Allocation is determined based on a review of competitive market data, executive performance and future potential: 30% for Mr. Puritt, 12% for Mr. Koskovich, 12% for Ms. Tyfting and 8% for Mr. Ringman (each, a “NEO Annual Allocation”). As Ms. Kanu commenced employment in 2020, she did not have an NEO Annual Allocation and her eligibility for a long-term incentive award is specified in her employment agreement and described below.

From 2016 through 2019, the 0.6% of the MIP Pool that was granted each year was granted in the form of TI Options (for 2016) and otherwise was granted in TI Phantom Options, TI Phantom RSUs and TELUS Phantom RSUs. Each NEO Annual Allocation was comprised of the components below:
•
50% TI Phantom Options;

•
30% TI Phantom RSUs; and

•
20% TELUS Phantom RSUs.

Each grant of TI Phantom Options, TI Phantom RSUs and TELUS Phantom RSUs vested subject to continued service through the vesting date (generally 2.5 years following the grant for TI Phantom RSUs and TELUS Phantom RSUs and the third anniversary of the grant date for cash-settled TI Phantom Options), and a performance multiplier that was based 60% on the Company’s EBITDA and 40% on the quality of service for the Company’s customers.
Pursuant to the MIP, the board of directors has delegated its authority to the chair of the human resources committee to determine, in consultation with Baring pursuant to the shareholders’ agreement, the eligible participants under the MIP, and to approve all individual grants and applicable terms, including the value of the grants, performance criteria, the applicable performance period and any vesting conditions.
Due to the timing of our initial public offering and the original timing of the final MIP grant occurring shortly following the Lionbridge AI acquisition and prior to the approval of the 2021 LTIP, our human resources committee decided, upon the recommendation of our Compensation Consultant, to grant the final tranche of the 2020 MIP in respect of 2020 performance on the effective date of the initial public offering. Despite the delay, the 2020 LTI award approximated the annual grant each executive otherwise would have received in December 2020 under the MIP, after taking into account the timing of the initial public offering. As such, the aggregate value of the 2020 LTI grants approximated the 0.6% of the remaining MIP Pool reserved for final grant under the MIP. The 2020 LTI was allocated among the named executive officers in the same manner as annual grants were historically allocated under the MIP: 30% for Mr. Puritt, 12% for Ms. Kanu, 12% for Mr. Koskovich, 12% for Ms. Tyfting and 8% for Mr. Ringman, and the remaining 26% allocated to select other members of management. The 2020 LTI was granted using the initial public offering price.

The awards were generally granted as 50% equity-settled TI Options and 50% equity-settled TI RSUs (40% TI Options and 60% TI RSUs for Mr. Puritt), with the portion of the MIP that had been historically granted as TELUS Phantom RSUs instead being granted in the form of equity-settled TI RSUs. The TI Options have an exercise price equal to the Company share price upon the effectiveness of our initial public offering. The TI Options and TI RSUs generally vest in four equal annual installments, in each case, subject to continued employment through each applicable vesting date, consistent with standard time-based vesting under our MIP and under the 2021 LTIP. The individual grant values for each of our NEOs is set forth below:
Named Executive Officer	Number of TI RSUs	Number of TI Options(1)	Total Grant Date Fair Value
Jeff Puritt	205,308	167,693	$6,026,166
Vanessa Kanu	65,358	83,849	$2,080,695
Chuck Koskovich	65,358	83,849	$2,080,695
Marilyn Tyfting	65,358	83,849	$2,080,695
Michael Ringman	43,569	55,899	$1,387,055

(1)
The Company estimates the fair value of option-based awards using the Black-Scholes valuation model.

In addition, pursuant to Ms. Kanu's employment agreement, she is entitled to receive an equity grant with a grant date fair value of $750,000 for services in 2020. Due to the timing of our initial public offering, our human resources committee, with Ms. Kanu's consent, decided to delay the grant until the effective date of the initial public offering. Ms. Kanu received a grant of 30,000 TI RSUs under our 2021 LTIP on February 2, 2021 that will generally vest in four equal annual installments.
We are working with the human resources committee and Compensation Consultant to design and implement an ongoing compensation program for our CEO and the other NEOs as a public company. We will disclose information about the post-offering compensation program once approved by the board of directors or its delegate.
Benchmarking
When making compensation decisions, the human resources committee takes into consideration the value of total direct compensation (“TDC”), which consists of base salary, annual performance bonus and long-term equity incentive compensation provided to executives. The human resources committee generally looks to position the value of target TDC to be competitive with the 50th percentile of comparable companies, with exceptions made based on the human resources committee’s analysis of key factors.
In assessing the appropriateness of a company, the human resources committee considered the following criteria: annual revenues, profitability, market capitalization, and the comparator groups used by proxy advisory firms.
2020 Actual Compensation
Base Salary Compensation
The annual base salaries that our NEOs were entitled to receive in respect of calendar year 2020, were as follows:

Name	2020 Annual Base Salary(1) ($)
Jeff Puritt	700,000
Vanessa Kanu	395,000(2)
Chuck Koskovich	380,000
Marilyn Tyfting	275,245(3)
Michael Ringman	300,000
Rick Rodick	301,959(4)
George Puig	260,000(5)

(1)
Base salary amounts reflected in the Summary Compensation Table differ because due to the COVID-19 pandemic, annual merit increases for 2020 took effect on September 1, 2020. Annual merit increases typically take effect in April.

(2)
Base salary value converted from CAD $500,000 to USD using an exchange rate on December 31, 2020, of $0.79.

(3)
Base salary value converted from CAD $348,412 to USD using an exchange rate on December 31, 2020, of $0.79.

(4)
Mr. Rodick’s employment as CFO terminated effective September 7, 2020.

(5)
Mr. Puig’s employment as Senior Vice President and Chief Commercial Officer terminated effective May 21, 2020.

For more details about the actual amount of base salary paid to our NEOs in 2020, see “— Summary Compensation Table”.
2020 PBP Payouts
Each NEO’s annual performance bonus was determined by applying the formulas outlined under the headings “— TELUS International Performance Bonus Program”. Specifically, the human resources committee assessed the Company’s and TELUS’ corporate performance against the corresponding targets, as measured by the corporate scorecards for each of the Company and TELUS, and effective personal performance and leadership.
Based on the above, each our the NEOs received the following amounts under the PBP for fiscal 2020.
Named Executive Officer	2020 PBP Payout
Jeff Puritt	$686,449
Vanessa Kanu	$255,960(1)
Chuck Koskovich	$204,742
Marilyn Tyfting	$153,284(1)
Michael Ringman	$146,965

(1)
This value is converted from CAD $210,000 to USD for Ms. Kanu and from CAD $194,031 for Ms. Tyfting using an exchange rate on December 31, 2020, of $0.79. The previously reported amount of Ms. Kanu’s bonus has been revised to reflect the actual amount paid to Ms. Kanu in respect of 2020.

Benefits and Perquisites
We provide our NEOs with a competitive benefits program that includes health and dental coverage, life, accident and critical illness insurance coverage, short-term and long-term disability coverage and health spending accounts for all our employees. We also offer Canadian executives the opportunity to purchase TELUS shares through regular payroll deductions, with a match of 35% for Canadian executives to a maximum of 6% of base salary under the TELUS employee share purchase plan.

The use of perquisites is limited for our NEOs. Some of the perquisites we provide to our NEOs include an (1) executive health plan for Canadian executives; (2) a flexible perquisite annual allowance intended to cover financial and retirement counseling and other items, for our CEO; (3) a vehicle allowance for our CEO and CCO; (4) a parking allowance for our CCO and (5) telecom benefits for the home (for work and personal use) of our Canadian executives, including our CFO and CCO. For information regarding the value of perquisites paid to our NEOs in 2020, see “— Summary Compensation Table”.
Our CEO is entitled to benefits under the DB Plan and SRA pension plans consistent with market practice for TELUS Canadian executives, our CFO is entitled to participate in the Defined Contribution Plan (a registered defined contribution plan) and our CCO is entitled to participate in the DB Plan and SERP 2020. Our NEOs in the United States are eligible to participate in the Company’s 401(k) plan and are entitled to receive an employer matching contribution. For information regarding the value of retirement benefits paid to our NEOs in 2020, see “— Summary Compensation Table,” “— Pension Benefits” and “— TELUS Nonqualified After-Tax Account”.
Employment Agreements
We have entered into employment agreements with our CEO and CFO, respectively, and offer letters with our other NEOs. Details on NEO severance arrangements can be found below under “— Summary of NEO Employment and Separation Agreements”.
Clawback Policy for Mr. Puritt
Mr. Puritt’s employment agreement provides that the TELUS clawback policy will apply to his compensation. The TELUS clawback policy allows TELUS to recover or cancel certain incentives to executive officers in circumstances where (1) there has been a material misrepresentation or material error resulting in the restatement of TELUS’ financial statements; (2) an executive would have received less incentive compensation based on the restated financials; and (3) the executive’s misconduct (such as an act of fraud, dishonesty or willful negligence or material non-compliance with legal requirements) contributed to the obligation to restate the TELUS financial statements.
In the circumstances described above, the board of directors of TELUS may cancel, or require the executive to repay to TELUS, all or part of the following compensation paid or awarded to the executive in respect of the financial year for which restated financial statements are required:
•
the annual performance bonus;

•
unvested TI Phantom Options, TI Phantom RSUs and TELUS Phantom RSUs;

•
vested but unexercised options; and

•
any monetary payments and shares received from the exercise or settlement of LTI awards.

The board of directors of TELUS may seek recoupment if the restatement of the financial statement(s) occurs within 36 months of the original date the audited financial statements were filed with the requisite securities commissions or similar regulatory authorities in each of the provinces and territories of Canada.
Conclusion
The human resources committee believes that the overall executive compensation program is effective in attracting and retaining executives, as well as in providing direction and motivation for the executives to make a significant contribution to the Company’s success, thereby enhancing the value of the Company for its shareholders. We also believe that the design of our executive compensation program does not encourage inappropriate risk-taking.

Summary Compensation Table
The following table summarizes the compensation earned by our NEOs for the years ending December 31, 2020 and December 31, 2019.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Jeff Puritt	2020	611,809	—	—	—	686,449	2,004,072(3)	103,909(4)	3,406,239
President and Chief Executive Officer	2019	565,965	—	1,443,461	157,434	636,145	2,942,170	97,835	5,843,010
Vanessa Kanu	2020	121,135(5)	395,000(6)	—	—	255,960(7)(9)	—	8,951(8)	781,046
Chief Financial Officer	2019	—	—	—	—	—	—	—	—
Charles (Chuck) Koskovich	2020	361,613(9)	—	—	—	204,742	—	48,189(10)	614,544
Senior Vice President and Chief Operating Officer	2019	349,835	—	577,385	62,972	189,785	—	37,472	1,217,449
Marilyn Tyfting	2020	268,920(11)	—	—	—	153,284(7)	134,458(12)	46,746(13)	603,408
Senior Vice President and Chief Corporate Officer	2019	266,014	—	577,385	62,972	148,303	—	70,325	1,124,999
Michael Ringman	2020	272,158	50,000(14)	—	—	146,965	—	28,826(10)	497,949
Chief Information Officer	2019	261,753	—	384,923	41,981	142,001	—	33,374	864,032
Richard (Rick) Rodick	2020	216,481	—	—	—	—	—	811,447(15)	1,027,928
Former Chief Financial Officer(16)	2019	299,591	—	577,385	62,972	160,281	—	33,492	1,133,721
George Puig(17)	2020	110,000	—	—	—	—	—	373,228(15)	483,228
Former Senior Vice President and Chief Commercial Officer	2019	260,000	—	336,808	36,736	252,244	—	26,100	911,888

(1)
Actual base salary paid in 2020 differs from our NEO’s base salary because annual merit increases for 2020 took effect in September 2020.

(2)
The values set forth in the Stock Awards column for 2019 represent the aggregate grant date fair value of TI Phantom RSUs and TELUS Phantom RSUs granted to the NEOs on December 27, 2019, computed in accordance with IFRS 2. The values set forth in the Option Awards column for 2019 represent the aggregate grant date fair value of TI Phantom Options granted to the NEOs on December 27, 2019, with an adjusted exercise price of $8.46 to reflect the 4.5-for-1 share split, computed in accordance with IFRS 2.

(3)
For 2020, this value is converted from CAD $2,536,800 to USD using an exchange rate on December 31, 2020, of $0.79 and reflects the actuarial increase in the present value of Mr. Puritt’s benefits under the DB Plan (CAD $96,800) and the SRA (CAD $2,440,000). See “—TELUS Retirement Plan Benefits” for more information on the pension plan benefits and how such amounts are calculated.

(4)
All Other Compensation for fiscal 2020 consisted of $17,400 car allowance, $25,000 other annual allowance, $857 gift card and CAD $76,775 in dividends on TELUS Phantom RSUs, calculated by multiplying the value of TELUS dividends issued in 2020 by the number of TELUS Phantom RSUs held by Mr. Puritt each time dividends were issued and converted from CAD to USD using an exchange rate on December 31, 2020, of $0.79.

(5)
This value is converted from CAD $153,336 to USD using an exchange rate on December 31, 2020, of $0.79.

(6)
In connection with her employment agreement, Ms. Kanu received a signing bonus of CAD $500,000 converted to USD using an exchange rate on December 31, 2020, of $0.79.

(7)
This value is converted from CAD $324,000 to USD for Ms. Kanu, which she is entitled to receive pursuant to her employment agreement for 2020, and from CAD $194,031 for Ms. Tyfting using an exchange rate on December 31, 2020, of $0.79.
(8)
All Other Compensation for fiscal 2020 consisted of CAD $329 for telecom benefits for the home, TELUS contributions of CAD $7,782 to the Defined Contribution Plan, and CAD $3,220 to TELUS’ employee share purchase plan, each converted from CAD to USD using an exchange rate on December 31, 2020, of $0.79.

(9)
The previously reported amount has been revised to reflect the actual amounts paid to Ms. Kanu in respect of 2020, with associated changes to amounts noted in the Total Compensation column.

(10)
All Other Compensation for fiscal 2020 consisted of $13,375 for the employer matching contributions to the Company’s 401(k) plan for Mr. Koskovich and $12,674 for Mr. Ringman, and TELUS Phantom RSU dividends of CAD $44,068 for Mr. Koskovich and CAD $20,445 for Mr. Ringman, in each case, calculated by multiplying the value of TELUS dividends issued in 2020 by the number of TELUS Phantom RSUs held by Mr. Ringman and Mr. Koskovich, respectively, each time dividends were issued and converted from CAD to USD using an exchange rate on December 31, 2020, of $0.79.

(11)
For 2020, this value is converted from CAD $340,405 to USD using an exchange rate on December 31, 2020, of $0.79.

(12)
This value is converted from CAD $170,200 to USD using an exchange rate on December 31, 2020, of $0.79 and reflects the actuarial increase in the present value of Ms. Tyfting’s benefits under the DB Plan (CAD $64,800) and the SERP 2020 (CAD $105,400). See “—TELUS Retirement Plan Benefits” for more information on the pension plan benefits and how such amounts are calculated.

(13)
All Other Compensation for fiscal 2020 consisted of CAD $14,400 car allowance, CAD $2,696 parking benefit, CAD $2,561 for telecom benefits for the home, and CAD $8,953 to TELUS’ employee share purchase plan, and TELUS Phantom RSU dividends of CAD $30,562, calculated by multiplying the value of TELUS dividends issued in 2020 by the number of TELUS Phantom RSUs held by Ms. Tyfting each time dividends were issued and converted from CAD to USD using an exchange rate on December 31, 2020, of $0.79.

(14)
Mr. Ringman received a $50,000 temporary assignment bonus in 2020 for serving as CIO of the Company and interim CIO of TELUS until a successful candidate was hired at TELUS.

(15)
All Other Compensation for fiscal 2020 consisted of severance payments of $756,177 for Mr. Rodick and $343,359 for Mr. Puig, paid time off accruals of $22,770 for Mr. Rodick and $10,688 for Mr. Puig, employer matching contributions to the Company’s 401(k) plan of $13,523 for Mr. Rodick and $8,331 for Mr. Puig, and TELUS Phantom RSU dividends of CAD $24,022 for Mr. Rodick and CAD $13,734 for Mr. Puig, in each case, calculated by multiplying the value of TELUS dividends issued in 2020 by the number of TELUS Phantom RSUs held by Mr. Rodick and Mr. Puig, respectively, each time dividends were issued, and converted from CAD to USD using an exchange rate on December 31, 2020, of $0.79.

(16)
Mr. Rodick’s employment as CFO terminated effective September 7, 2020.

(17)
Mr. Puig’s employment as Senior Vice President and Chief Commercial Officer terminated effective May 21, 2020.

Grants of Plan-Based Awards
The table below presents information regarding awards granted by the Company during the year ending December 31, 2020. The Company did not make any equity grants under the MIP, including TI Phantom Options, TI Phantom RSUs, TELUS Phantom RSUs and TI Options, to our NEOs in the year ending December 31, 2020.
Name	Grant Date	Estimated future payouts under non-equity incentive plan awards
		Threshold ($)	Target ($)	Maximum ($)
Jeff Puritt	Annual Incentive(1)	—	700,000	1,050,000
Vanessa Kanu	Annual Incentive(1)	—	237,000(2)	355,500(2)
Chuck Koskovich	Annual Incentive(1)	—	228,000	342,000
Marilyn Tyfting	Annual Incentive(1)	—	137,623(2)	206,434(2)
Michael Ringman	Annual Incentive(1)	—	150,000	225,000
Rick Rodick	Annual Incentive(3)	—	150,980	226,469
George Puig	SIP(4)	—	65,000	—

(1)
The amounts shown indicate the dollar value of the potential payment upon attainment of the annual performance bonus performance criteria at threshold (0%), target (100% of base salary for CEO; 60% of base salary for Ms. Kanu and Mr. Koskovich; and 50% of base salary for Ms. Tyfting and Mr. Ringman) and maximum (150% of target) under the PBP. Actual payments based on the Company’s performance are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
Annual incentive amounts converted from CAD to USD using an exchange rate on December 31, 2020, of $0.79 as follows: target of CAD $300,000 and a maximum of CAD $450,000 for Ms. Kanu, and target of CAD $174,206 and a maximum of CAD $261,309 for Ms. Tyfting.

(3)
This row reports the amounts that Mr. Rodick would have been eligible to receive upon attainment of the annual performance bonus criteria at threshold (0%), target (50% of base salary) and maximum (150% of target) had he been employed through December 31, 2020. Mr. Rodick’s employment as CFO terminated effective September 7, 2020. Upon execution of his separation agreement, Mr. Rodick was no longer eligible to receive the annual performance bonus. See “— Summary of NEO Employment and Separation Agreements” for more information about Mr. Rodick’s separation agreement.

(4)
This row reports the target commission that Mr. Puig would have been eligible to receive under the SIP pursuant to his offer letter had he been employed through December 31, 2020, based on the metrics and performance criteria described in “— TELUS International Sales Incentive Program”. Mr. Puig’s employment as Senior Vice President and Chief Commercial Officer terminated effective May 21, 2020. Upon execution of his separation agreement, Mr. Puig was no longer eligible to receive payments under the SIP. See “— Summary of NEO Employment and Separation Agreements” for more information about Mr. Puig’s separation agreement.

Outstanding Equity Awards at Fiscal Year-End
The table below summarizes all option-based and share-based awards granted by the Company that were outstanding as of December 31, 2020, which includes TI Options, TI Phantom Options, TI Phantom RSUs and TELUS Phantom RSUs.

Name	Number of securities underlying unexercised options (#) exercisable	Option Awards(1)			Stock Awards(2)
		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Jeff Puritt		134,973(4)	3.54	06/30/2026
		296,942(5)	4.87	12/23/2026
		539,892(6)	4.87	12/23/2026
		1,259,748(6)	8.94	12/23/2026
		162,000(7)	6.16	12/29/2027
		170,712(8)	6.18	12/27/2028
		170,712(9)	8.46	12/27/2029
					246,236(10)	5,505,826
					58,129(11)	1,157,930
Chuck Koskovich		172,800(7)	6.16	12/29/2027
		68,288(8)	6.18	12/27/2028
		68,283(9)	8.46	12/27/2029
					81,946(12)	1,832,313
					23,163(13)	461,407
Marilyn Tyfting		53,991(4)	3.54	06/30/2026
		118,778(14)	4.87	12/23/2026
		64,800(7)	6.16	12/29/2027
		68,288(8)	6.18	12/27/2028
		68,283(9)	8.46	12/27/2029
					81,946(12)	1,832,313
					23,078(15)	459,714
Michael Ringman		35,991(4)	3.54	06/30/2026
		79,182(14)	4.87	12/23/2026
		43,200(7)	6.16	12/29/2027
		45,522(8)	6.18	12/27/2028
		45,522(9)	8.46	12/27/2029
					54,630(16)	1,221,527
					15,468(17)	308,123

(1)
All TI Phantom Options have a term of ten years. Cash-settled TI Phantom Options generally vest in approximately three years and equity-settled TI Phantom Options vested upon the effective date of our initial public offering.

(2)
Does not include unvested dividends or dividend equivalents for the TELUS Phantom RSUs.

(3)
The value is based on an assumed Company share price of $22.36, adjusted to reflect the 4.5-for-1 share split, and on a closing TELUS share price of CAD $25.21 on December 31, 2020 converted to USD using an exchange rate on December 31, 2020, of $0.79.

(4)
Represents cash-settled TI Phantom Options.

(5)
Represents a TI Option award granted on December 23, 2016 to Mr. Puritt. These TI Options vested on December 23, 2020 and became exercisable upon the effective date of the initial public offering.

(6)
Represents a special TI Option award granted on December 23, 2016 to Mr. Puritt. These TI Options vested on December 23, 2020 and became exercisable upon the effective date of the initial public offering.

(7)
Represents a grant of TI Phantom Options that vested on December 23, 2020, 50% of which is cash-settled, and 50% of which is equity-settled. These TI Phantom Options became exercisable upon the effective date of the initial public offering.

(8)
Represents a grant of TI Phantom Options that will vest on December 27, 2021, 50% of which is cash-settled, and 50% of which is equity-settled. These TI Phantom Options will be exercisable upon vesting.

(9)
Represents a grant of TI Phantom Options that will vest on June 27, 2022, 50% of which is cash-settled, and 50% of which is equity-settled. These TI Phantom Options will be exercisable upon vesting.

(10)
Includes 143,807 TI Phantom RSUs that vested on June 27, 2021 and 102,429 TI Phantom RSUs that will vest on June 27, 2022.

(11)
Includes 25,629 TELUS Phantom RSUs that vested on June 27, 2021, 31,536 TELUS Phantom RSUs that will vest on June 27, 2022 and 964 TELUS Phantom RSUs that will vest on June 27, 2022. The 964 TELUS Phantom RSUs were granted as a portion of Mr. Puritt’s 2018 annual performance bonus.

(12)
Includes 40,973 TI Phantom RSUs that vested on June 27, 2021 and 40,973 TI Phantom RSUs that will vest on June 27, 2022.

(13)
Includes 10,251 TELUS Phantom RSUs that vested on June 27, 2021, 12,615 TELUS Phantom RSUs that will vest on June 27, 2022 and 297 TELUS Phantom RSUs that will vest on June 27, 2022. The 297 TELUS Phantom RSUs were granted as a portion of Mr. Koskovich’s 2018 annual performance bonus.

(14)
Represents equity-settled TI Phantom Options that vested on December 23, 2020 and became exercisable upon the effective date of our initial public offering.

(15)
Includes 10,251 TELUS Phantom RSUs that vested on June 27, 2021, 12,615 TELUS Phantom RSUs that will vest on June 27, 2022 and 212 TELUS Phantom RSUs that will vest on June 27, 2022. The 212 TELUS Phantom RSUs were granted as a portion of Ms. Tyfting’s 2018 annual performance bonus.

(16)
Includes 27,315 TI Phantom RSUs that vested on June 27, 2021 and 27,315 TI Phantom RSUs that will vest on June 27, 2022.

(17)
Includes 6,835 TELUS Phantom RSUs that vested on June 27, 2021, 8,409 TELUS Phantom RSUs that will vest on June 27, 2022 and 224 TELUS Phantom RSUs that will vest on June 27, 2022. The 224 TELUS Phantom RSUs were granted as a portion of Mr. Ringman’s 2018 annual performance bonus.

Option Exercises and Stock Vested
The following table summarizes the value of all share-based awards exercised, vested or earned for each NEO during the 2020 fiscal year.
Name	Option Awards		Stock Awards
	Number of shares acquired or exercised ($)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Jeff Puritt	—	—	122,664	1,584,901
Vanessa Kanu	—	—	—	—
Chuck Koskovich	—	—	130,840	1,690,545
Marilyn Tyfting	—	—	49,065	645,939(3)
Michael Ringman	—	—	32,709	422,613
Rick Rodick	374,135	2,154,343	115,123	1,501,302
George Puig	180,468	915,670	94,302	1,203,039

(1)
The values in this column represent vested TI Phantom RSUs, adjusted to reflect the 4.5-for-1 share split, and TELUS Phantom RSUs, including reinvested dividends or dividend equivalents for the TELUS Phantom RSUs.

(2)
The value realized on vesting for the TELUS RSU component is converted from CAD to USD upon payment.

(3)
Represents the TI share value realized on vesting of USD $456,624, plus the TELUS share value realized on vesting, converted from CAD $239,639 to USD using an exchange rate on December 31, 2020, of $0.79.

TELUS Retirement Plan Benefits
Defined Benefit Pension and Supplemental Retirement Arrangement — Jeff Puritt
Mr. Puritt participates in the TELUS executive retirement program. The retirement program consists of the DB Plan, which is a contributory Canadian-registered defined benefit pension plan, and the SRA, which is a supplemental pension benefit plan that provides benefits to retired executives in addition to the pension income provided under the DB Plan. The SRA supplements the pension benefits of the DB Plan by providing a total benefit at retirement determined as 2% of a participant’s highest consecutive three-year average pensionable remuneration multiplied by the total number of years of credited service, up to a maximum of 35 years. This results in a maximum cap on the total benefits of 70% of the average pensionable remuneration.
Pensionable remuneration for Mr. Puritt under the SRA is equal to his base salary plus the actual annual performance bonus paid to him in cash, up to 100% of his base salary. As is common with non-registered plans of this nature, the SRA is unfunded. The pension benefits under the registered DB Plan and the SRA are payable for a participant’s lifetime, with a 60% benefit payable to the surviving spouse.
The normal retirement age is 65. Early retirement is permitted as early as age 55 if the participant has at least ten years of credited service. Retirement benefits are not reduced if the participant retires on or after age 60 with at least 15 years of service, or on or after age 55 with a combination of age and years of service equal to at least 80 (in each case, excluding any extra years of credited service granted). Otherwise, the annual benefit is reduced by 0.5% per month from the earlier of age 60 and the age at which the participant would have qualified for the full benefit amount, and further reduced by the lesser of 0.25% for each month that the participant’s service (excluding any extra years of credited service granted) is less than 15 years and 0.25% for each month that the participant’s age is less than 65. The SRA permits TELUS to grant additional years of credited service.
Effective January 1, 2016, Mr. Puritt ceased participation in the Defined Contribution Plan and Savings Plan and commenced participation in the DB Plan and the SRA. Pursuant to his employment agreement with the Company, Mr. Puritt’s prior years of service with TELUS, from July 26, 2001 to December 31, 2015, will be recognized under the SRA in three equal installments on each of January 1, 2018, January 1, 2020 and January 1, 2022.
Defined Benefit Pension and Supplemental Employee Retirement Plan — Marilyn Tyfting
As of January 1, 2020, Ms. Tyfting participates in the TELUS retirement program for the vice presidents (“VPs”) and senior vice presidents (“SVPs”). The retirement program consists of the DB Plan, which is a contributory Canadian-registered defined benefit pension plan, and the SERP 2020, which is a supplemental pension benefit plan that provides benefits to retired VPs and SVPs in addition to the pension income provided under the DB Plan. The SERP 2020 supplements the pension benefits of the DB Plan by providing a total benefit at retirement determined as 2% of a participant’s highest consecutive three-year average pensionable remuneration multiplied by the total number of years of credited service, up to a maximum of 35 years. This results in a maximum cap on the total benefits of 70% of the average pensionable remuneration.
Pensionable remuneration for Ms. Tyfting under the SERP 2020 is equal to her base salary plus the actual annual performance bonus paid to her in cash. As is common with non-registered plans of this nature, the SERP 2020 is unfunded. The pension benefits under the registered DB Plan and the SERP 2020 are payable for a participant’s lifetime, with a 60% benefit payable to the surviving spouse.
The normal retirement age is 65. Early retirement is permitted as early as age 45 if the participant has at least 25 years of continuous service. Retirement benefits are not reduced if the participant retires on or after age 55 with at least 25 years of credited service, or on or after age 60 with at least 20 years of credited service. Otherwise, the annual benefit is reduced so that the early retirement benefits are actuarially equivalent to the unreduced pension at the earliest unreduced retirement age.
Effective January 1, 2020, Ms. Tyfting ceased participation in the Defined Contribution Plan and Savings Plan and commenced participation in the DB Plan and the SERP 2020.
Pension Benefits
The following table sets out information regarding Mr. Puritt’s DB Plan and SRA retirement benefits and Ms. Tyfting’s DB Plan and SERP 2020 retirement benefits as of December 31, 2020.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Jeff Puritt	DB Plan	5	247,823(2)	—
	SRA	14.667	6,417,249(3)	—
Marilyn Tyfting	DB Plan	1	51,192(4)	—
	SERP 2020	1	83,266(5)	—

(1)
The present value of the accumulated benefit is calculated using a valuation method and assumptions consistent with the most recent financial statements and is based on a projection of both pensionable earnings and credited service. Key economic assumptions include a discount rate of 2.5% per annum. Mortality rates are assumed to follow the Canadian Pensioners’ Monthly CPM-2014 Private Sector Mortality Table with generational projection using the CPM-B improvement scale. Certain other assumptions have been made with respect to retirements and withdrawals.

(2)
This value is converted from CAD $313,700 to USD using an exchange rate on December 31, 2020, of $0.79.

(3)
This value is converted from CAD $8,123,100 to USD using an exchange rate on December 31, 2020, of $0.79.

(4)
This value is converted from CAD $64,800 to USD using an exchange rate on December 31, 2020, of $0.79.

(5)
This value is converted from CAD $105,400 to USD using an exchange rate on December 31, 2020, of $0.79.

TELUS Nonqualified After-Tax Account
Mr. Puritt and Ms. Tyfting have retirement benefits in the Savings Plan. The Savings Plan is a “top-up” program that works in conjunction with the Defined Contribution Plan. The Savings Plan allows participants to contribute toward their retirement in excess of what the Canada Revenue Agency (“CRA”) permits participants to contribute annually under the Defined Contribution Plan.
Participants can elect to contribute between 3% and 10% of their income, and based on their election, TELUS made a matching contribution that ranged between 3% and 5.8% in 2020. Contributions up to the CRA maximum annual contribution limit are deposited in the participant’s Defined Contribution Plan. Once the CRA maximum annual contribution limit is reached, participants may continue to make contributions and receive the employer contributions in the Savings Plan. Unlike participant contributions in the Defined Contribution Plan, which are made on a pre-tax basis, participant and employer contributions in the Savings Plan are made on an after-tax basis. A participant is always fully vested in the participant’s own contributions; a participant vests in the Company contributions after the participant’s termination of employment. A participant pays taxes on any investment gains and losses in the Savings Plan annually.

Prior to 2016, Mr. Puritt participated in the Savings Plan, but effective January 1, 2016, Mr. Puritt ceased participation in the Savings Plan and commenced participation in the registered defined benefit plan and the SRA. Ms. Tyfting ceased participation in the Savings Plan effective January 1, 2020.
The following table(1) provides information regarding Mr. Puritt’s and Ms. Tyfting’s benefits under the Savings Plan as of December 31, 2020, disclosed pursuant to Item 402(i) of Regulation S-K of the Securities Act.
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Jeff Puritt	—	—	35,068	—	344,865
Marilyn Tyfting	—	—	15,881	—	152,775

(1)
The values in the table are converted from CAD to USD using an exchange rate on December 31, 2020, of $0.79.

(2)
Represents TELUS contributions under the Savings Plan.

(3)
Represents aggregate earnings based on investment performance.

Summary of NEO Employment and Separation Agreements
We have entered into employment agreements with Mr. Puritt and Ms. Kanu, respectively, and offers of employment with each of our other NEOs. Each employment agreement has an indefinite term. The material terms of each of our NEO employment agreements follow:
Jeff Puritt
On May 1, 2018, we entered into an employment agreement with Mr. Puritt setting forth the terms and conditions of his employment as our President and Chief Executive Officer, which was amended on June 18, 2019. Mr. Puritt’s employment agreement provides for (1) a base salary (currently $700,000); (2) an annual incentive bonus target of 100% of his annual base salary in 2018, and thereafter, an annual incentive bonus target as determined by the chair of the board of directors, in consultation with shareholders; (3) participation in our MIP; (4) opportunity to earn an additional annual allowance of $25,000; (5) certain perquisites, including reimbursement of moving and legal expenses up to $250,000, and annual membership fees for professional associations, other business-related expenses and a vehicle allowance; (6) participation in other benefit plans of the Company; and (7) continued participation in the DB Plan and SRA.
In the event that Mr. Puritt’s employment is terminated by the Company without just cause, he will be entitled to a lump-sum severance payment equal to 18 months of his then-current base salary, as well as continued benefits, COBRA premium coverage and continued participation in the TELUS pension plans for such period of time. If at any time during the 18 months following the termination date, Mr. Puritt’s age plus years of service equals at least 80, then all of Mr. Puritt’s equity in the MIP will continue to vest and be paid out according to the original schedule set forth in the employment agreement and subject to the criteria established in the MIP. Applying this formula, if Mr. Puritt’s employment is terminated without just cause, then his age plus years of service will be equal to 80 and his pension will be deemed fully vested. Mr. Puritt is also entitled to certain severance benefits upon termination due to disability. Mr. Puritt’s employment agreement includes certain non-competition and non-solicitation restrictive covenants during employment and one-year post-termination of employment, as well as perpetual confidentiality covenants. All severance benefits are subject to the execution and non-revocation of a general release.
Following the initial public offering, Mr. Puritt and TELUS agreed that Mr. Puritt would hold for specified periods up to a maximum of 2,721,295 of our subordinate voting shares issuable to Mr. Puritt in connection with equity awards granted to him between 2016 through our initial public offering, less the number of subordinate voting shares withheld to cover the exercise price, taxes or fees due upon the exercise or vesting of such awards. The holding periods will expire with respect to 20% of the subordinate voting shares received upon exercise of TI Options, TI Phantom Options or otherwise held as of the second anniversary of our initial public offering, 60% on the third anniversary of our initial public offering, and 100% on the fourth anniversary of our initial public offering, provided that, in each case, the sale of subordinate voting shares following the expiration of the applicable holding periods is subject to our share ownership guidelines and our Insider Trading Policy. The arrangement provides Mr. Puritt with certain rights to participate in registered offerings we undertake and a put right to cause TELUS to acquire at fair market value subordinate voting shares following the expiration of the applicable holding period, to the extent not previously sold. These participation and put rights may not be exercised in connection with this offering. In the event that Mr. Puritt’s employment is terminated by the Company without cause or due to death or disability, all holding requirements will lapse, and Mr. Puritt may exercise a put right for TELUS within 12 months of such termination. In the event of Mr. Puritt’s resignation, retirement or termination of employment by the Company with cause, all holding requirements, offering rights and put rights will lapse.
Vanessa Kanu
We entered into an employment agreement with Ms. Kanu setting forth the terms and conditions of her employment as our Chief Financial Officer, effective September 7, 2020. Ms. Kanu’s employment agreement provides for (1) a base salary (currently CAD $500,000); (2) an annual incentive bonus target of 60% of her annual base salary, and for 2020 only, the annual incentive compensation award will be no less than CAD $210,000 (70% of the target award); (3) participation in our MIP and Long-Term Incentive Plan; (4) a signing bonus of CAD $500,000 (subject to repayment by Ms. Kanu if she breaches her employment agreement or the restrictive covenants to which she is bound or engages in conduct constituting just cause); (5) certain perquisites, including reimbursement of annual membership fees for professional associations and other business-related expenses; and (6) participation in other benefit plans of the Company, including the Defined Contribution Plan. Under her employment agreement, Ms. Kanu is also entitled to receive a grant of long-term incentive compensation with a grant value of $1,200,000 and a grant of phantom restricted share units with a grant value of $750,000.
In the event that Ms. Kanu’s employment is terminated by the Company without just cause, she will be entitled to a lump-sum severance payment equal to 12 months of her then-current base salary, as well as continued health benefits and continued employer contributions to the Defined Contribution Plan for 12 months. Ms. Kanu is also entitled to exercise any rights with respect to equity awards arising as a result of her termination of employment pursuant to the express terms of the applicable equity plan. Ms. Kanu’s employment agreement includes certain non-competition and non-solicitation restrictive covenants during employment and one-year post-termination of employment, as well as perpetual confidentiality covenants. All severance benefits are subject to the execution and non-revocation of a general release.
Chuck Koskovich
On November 14, 2016, we entered into an offer of employment with Mr. Koskovich setting forth the terms and conditions of his employment as our Senior Vice President and Chief Operating Officer. Mr. Koskovich’s offer letter provides for (1) a base salary (currently $380,000); (2) an annual incentive bonus target (currently 60%) of his annual base salary; (3) participation in our MIP; (4) participation in other benefit plans of the Company; and (5) a signing bonus of $100,000.
In the event that Mr. Koskovich’s employment is terminated by the Company without just cause (and not in response to a notice of resignation), he will be entitled to a gross lump-sum severance payment equal to six months of his then-current base salary, plus one additional month of base salary for each complete calendar year of service performed by Mr. Koskovich, up to a maximum termination payment equal to a period of 18 months, as well as a lump-sum payment equal to the Company’s contributions to his health benefits for such period of time. The base salary calculation includes Mr. Koskovich’s base salary at the time of termination and his monthly average performance bonus earnings based upon the previous four performance bonus cash payments as of the date of termination. All severance benefits are subject to the execution and non-revocation of a general release.
Marilyn Tyfting
On August 18, 2015, we entered into an offer of employment with Ms. Tyfting setting forth the terms and conditions of her employment as our Senior Vice President and Chief Corporate Officer. Ms. Tyfting’s

offer letter provides for (1) a base salary (currently CAD $348,412); (2) an annual incentive bonus target of 50% of her annual base salary; (3) participation in our MIP; (4) participation in other benefit plans of the Company; (5) an initial grant of CAD $250,000 under the MIP; (6) eligibility to participate in a TELUS management performance share unit plan; and (7) certain perquisites, including a Company-leased vehicle with a capital cost allowance of CAD $40,000 or a vehicle allowance (currently CAD $1,250) per month, paid parking, executive home office equipment, a telecommunications products and services discount and participation in the health assessment program.
In the event that Ms. Tyfting’s employment is terminated by the Company without just cause, she will be entitled to a lump-sum severance payment equal to 18 months of her then-current base salary, as well as continued health benefits for such period of time. Ms. Tyfting is also entitled to exercise any rights arising as a result of her termination of employment pursuant to the express terms of the MIP and the TELUS management performance share unit plan and any applicable award agreement thereunder. Ms. Tyfting’s employment agreement includes certain non-competition and non-solicitation restrictive covenants during employment and one-year post-termination of employment, as well as confidentiality covenants. All severance benefits are subject to the execution and non-revocation of a general release.
Michael Ringman
On May 17, 2012, we entered into an offer of employment with Mr. Ringman setting forth the terms and conditions of his employment as our Vice President Information Technology. Mr. Ringman’s offer letter provides for (1) an initial base salary (currently $271,388); (2) an annual incentive bonus target (currently 50%) of his annual base salary; (3) participation in our MIP; (4) participation in other benefit plans of the Company; and (5) an initial grant of $40,000 under the MIP upon the completion of six months of employment.
In the event that Mr. Ringman’s employment is terminated by the Company without just cause (and not in response to a notice of resignation), he will be entitled to a gross lump-sum payment equal to six months of base salary, plus one additional month of base salary for each complete calendar year of service performed by Mr. Ringman, up to a maximum termination payment equal to a period of 18 months, as well as a lump-sum payment equal to the Company’s contributions to his health benefits for such period of time. The base salary calculation includes Mr. Ringman’s base salary at the time of termination and his monthly average performance bonus earnings based upon the previous four performance bonus cash payments as of the date of termination. All severance benefits are subject to the execution of a general release.
Rick Rodick
On August 24, 2016, we entered into an offer of employment with Mr. Rodick setting forth the terms and conditions of his employment as our Chief Financial Officer. Mr. Rodick’s offer letter provided for (1) a base salary; (2) an annual incentive bonus target of 50% of his annual base salary; (3) participation in our MIP; and (4) participation in other benefit plans of the Company. This agreement did not provide for any contractual severance entitlements. Mr. Rodick’s employment terminated as CFO effective September 7, 2020, and he received severance payments in exchange for a separation agreement and general release.
On September 7, 2020, Mr. Rodick entered into a separation agreement documenting his receipt of severance. Pursuant to his separation agreement, Mr. Rodick received a lump-sum cash payment equal to $756,177 and payment of all outstanding unvested or unpaid equity grants and benefits under the Company’s MIP, which consisted of (1) $1,188,232 for vested, unpaid TI Phantom Options; (2) $966,110 for unvested TI Phantom Options that accelerated on termination; (3) $190,404 for prorated and $63,016 for non-prorated TELUS Phantom RSUs; and (4) $481,199 for prorated and $132,436 for non-prorated TI Phantom RSUs. In exchange for these benefits, Mr. Rodick agreed to a release of claims, as well as various restrictive covenants, including non-solicitation of employees and non-solicitation and noninterference with business partners for one-year post-termination and perpetual confidentiality covenants. Please refer to “— Potential Payments Upon Termination or Change-in-Control” for more details.

George Puig
On May 23, 2017, we entered into an offer of employment for Mr. Puig setting forth the terms and conditions of his employment as our Senior Vice President, Global Sales and Customer Management (thereafter changed to Senior Vice President and Chief Commercial Officer), which was amended on August 2, 2017. Mr. Puig’s offer letter provided for (1) a base salary; (2) an annual incentive bonus target of 50% of his base salary, 25% of which was with respect to the PBP and the remainder concerning the SIP; (3) participation in our MIP; and (4) participation in other benefit plans of the Company. Mr. Puig’s employment terminated as Senior Vice President and Chief Commercial Officer effective May 21, 2020.
On May 14, 2020, Mr. Puig entered into a separation agreement documenting his receipt of severance in accordance with his offer letter, effective June 11, 2020. On October 16, 2020, we amended the terms of his separation in a restated agreement. Pursuant to his separation agreement, as amended, Mr. Puig received a lump-sum cash payment equal to (1) $303,333, calculated based on the gross amount of 12 months of base salary and an additional one month of base salary for every completed year of service; (2) $19,355 for benefits; (3) $324,146 for prorated TELUS Phantom RSUs and $878,893 for prorated TI Phantom RSUs that vested on the termination date; (4) $915,670 for all outstanding TI Phantom Options as of the termination date; and (5) $20,670 for commission payments. In exchange for these benefits, Mr. Puig agreed to a release of claims, as well as various restrictive covenants, including non-competition, non-solicitation of employees and non-solicitation and noninterference with business partners for one-year post-termination and perpetual confidentiality covenants. Please refer to “— Potential Payments Upon Termination or Change-in-Control” for more details.
Severance on Termination of Employment
Employment of an NEO may be terminated by any of the following means: resignation by the executive, termination by the Company for just cause, termination by the Company without just cause, the retirement of the executive or disability or death of the executive. Severance entitlements are set out in individual NEO employment agreements and the MIP. See “— Summary of NEO Employment and Separation Agreements,” “— Potential Payments Upon Termination or Change-in-Control” and “— Omnibus Long-Term Incentive Plan (MIP)” for more information regarding NEO severance entitlements.
Change of Control
The MIP contains change of control provisions (as defined in the MIP and below in “— Omnibus Long-Term Incentive Plan (MIP) — Change of Control”). Upon a change of control of the Company, the board of directors may take one or more of the following actions: (1) arrange for the TI Phantom Options to be assumed by, or similar options to be substituted by, the bidder or a continuing entity, subject to satisfying certain stated criteria; (2) accelerate the vesting of the TI Phantom Options; (3) make a determination as to the market price for the purpose of further actions with respect to the TI Phantom Options; (4) arrange for cash or other compensation in exchange for a surrender of any TI Phantom Options; or (5) make any other determinations as appropriate. If the board of directors does not accelerate unvested awards upon a change of control of the Company, then for any participant whose employment is terminated without just cause within 12 months of the change of control, all unvested TI Phantom Options, TI Phantom RSUs and TELUS Phantom RSUs will vest on the termination date and be exercisable for 90 days following termination, and the TI Phantom RSUs and TELUS Phantom RSUs will be settled in accordance with the MIP. For more information on the change of control provisions see “— Potential Payments Upon Termination or Change-in-Control” and “— Omnibus Long-Term Incentive Plan (MIP) — Change of Control”.
Confidentiality, Non-Compete and Non-Solicit
Each NEO is subject to a prohibition on the improper disclosure and use of confidential information and a one-year non-solicitation restriction following termination. Certain NEOs are also subject to a one-year non-compete restriction following termination.
The payments and benefits described in the table in “— Potential Payments Upon Termination or Change-in-Control” are subject to each NEO’s compliance with the post-employment obligations in each of their executive employment agreements, including compliance with the confidentiality provisions, which are not limited in time. A breach of these contractual provisions will result in the immediate termination of any and all entitlement of the NEO to continue to be compensated, except and only to the extent that compensation is owed under applicable law.
Potential Payments Upon Termination or Change-in-Control
In accordance with the compensation treatment under the various termination events outlined under “— Severance on Termination of Employment” and “— Change of Control” the following table sets out the potential incremental amounts that may be payable to each NEO, assuming a termination date of December 31, 2020 (based on a closing TELUS share price of CAD $25.21 converted to USD using an exchange rate on December 31, 2020, of $0.79 and an assumed Company share price of $22.36). The actual amounts paid to Mr. Rodick and Mr. Puig upon separation from service are listed in the following table. The actual amounts that would be paid to any other NEO can only be determined at the time of an actual termination of employment and would vary from those set forth in the following table.
	Annual Cash		Long-Term Incentives		Benefits ($)	Continued Pension Accrual ($)	Total ($)
	Base Salary ($)	Bonus ($)	Options ($)	RSUs ($)
Jeff Puritt
Resignation(1)	175,000(2)	—	—	—	—	—	175,000
Termination without just cause	1,050,000(3)	—	5,134,258(4)	6,663,755(4)	38,135(5)	681,612(6)	13,567,760
Retirement(7)	—	—	5,134,258	6,663,755	—	—	11,798,013
Disability(7)	1,050,000(8)	—	5,134,258	6,663,755	38,135(5)	3,355,130(9)	16,241,278
Death(10)	—	—	5,134,258	6,663,755	—	—	11,798,013
Termination with just cause	—	—	—	—	—	—	—
Change of control(11)	—	—	5,134,258	6,663,755	—	—	11,798,013
Vanessa Kanu
Resignation	—	—	—	—	—	—	—
Termination without just cause	395,000(12)	—	—	—	1,743(5)	—	396,743
Retirement	—	—	—	—	—	—	—
Disability	—	—	—	—	—	—	—
Death	—	—	—	—	—	—	—
Termination with just cause	—	—	—	—	—	—	—
Change of control	—	—	—	—	—	—	—
Chuck Koskovich
Resignation(1)	—	—	—	—	—	—	—
Termination without just cause	316,667(13)	134,987(14)	2,800,128(15)	1,377,426(16)	14,680(17)	—	4,643,888
Retirement(7)	—	—	—	—	—	—	—
Disability(7)	—	—	2,053,722	2,293,697	—	—	4,347,419
Death(10)	—	—	2,053,722	2,293,697	—	—	4,347,419
Termination with just cause	—	—	—	—	—	—	—
Change of control(11)	—	—	2,053,722	2,293,697	—	—	4,347,419
Marilyn Tyfting
Resignation(1)	—	—	—	—	—	—	—
Termination without just cause	412,868(3)	204,420(18)	4,143,853(15)	1,376,741(16)	2,615(5)	197,263(19)	6,337,760
Retirement(7)	—	—	—	—	—	—	—
Disability(7)	—	—	2,053,722	2,292,004	—	1,332,651(20)	5,678,377
Death(10)	—	—	2,053,722	2,292,004	—	—	4,345,726
Termination with just cause	—	—	—	—	—	—	—
Change of control(11)	—	—	2,053,722	2,292,004	—	—	4,345,726

	Annual Cash		Long-Term Incentives		Benefits ($)	Continued Pension Accrual ($)	Total ($)
	Base Salary ($)	Bonus ($)	Options ($)	RSUs ($)
Michael Ringman
Resignation(1)	—	—	—	—	—	—	—
Termination without just cause	350,000	145,056(14)	2,762,460(15)	918,502(16)	20,553(17)	—	4,196,571
Retirement(7)	—	—	—	—	—	—	—
Disability(7)	—	—	1,369,099	1,529,649	—	—	2,898,748
Death(10)	—	—	1,369,099	1,529,649	—	—	2,898,748
Termination with just cause	—	—	—	—	—	—	—
Change of control(11)	—	—	1,369,099	1,529,649	—	—	2,898,748
Rick Rodick
Separation Pay	756,177	—	2,154,343	867,345	—	—	3,777,865
George Puig
Separation Pay	303,333	20,670	915,670	1,203,040	19,356	—	2,462,069

(1)
Upon a voluntary resignation by an NEO, any unvested and vested award or any portion thereof will expire on the termination date.

(2)
Payment of a maximum of three months’ base salary will be provided if Mr. Puritt resigns but the Company elects to terminate his employment before the expiration of the notice.

(3)
Payment of a maximum of 18 months’ base salary at the time of termination.

(4)
Pursuant to Mr. Puritt’s employment agreement, if Mr. Puritt is terminated after June 1, 2020, his age plus years of service will equal to 80, and all his equity in the MIP will continue to vest and be paid out according to the original schedule. Any performance criteria will be measured against the actual results as determined in accordance with the MIP and the applicable award agreement.

(5)
Mr. Puritt and Ms. Tyfting are entitled to a maximum of 18 months of continued health benefits, and Ms. Kanu is entitled to a maximum of 12 months of continued health benefits.

(6)
Pursuant to his employment agreement, if Mr. Puritt’s employment is terminated without just cause on or after June 1, 2020, his age plus years of service will be equal to 80, and his pension will be deemed fully vested, and he is entitled to 18 months of continued vesting service under the DB Plan and SRA. This value is converted from CAD $862,800 to USD using an exchange rate on December 31, 2020, of $0.79.

(7)
Upon termination of employment due to disability of an NEO or an NEO’s retirement, all awards held by the NEO will continue to vest and be settled or exercised as if the NEO remained an active employee of the Company. Mr. Puritt became eligible for retirement under the MIP as of June 1, 2020.

(8)
Payment of a maximum of 18 months’ base salary at the time of termination. However, if Mr. Puritt receives alternate income during any portion of the 18-month period, the Company’s payment obligations will cease.

(9)
Upon disability, Mr. Puritt is entitled to continue accruing service until his retirement date under the DB Plan and the SRA. For purposes of this table, we have calculated the incremental benefit to Mr. Puritt assuming retirement at age 60. This value is converted from CAD $4,247,000 to USD using an exchange rate on December 31, 2020, of $0.79.

(10)
Upon the death of an NEO, all unvested TI Phantom Options, TI Phantom RSUs and TELUS Phantom RSUs will immediately vest.

(11)
No incremental amount is payable solely on a change of control and executives cannot resign voluntarily after a change of control and still receive payments. Upon termination of employment without just cause within 12 months following a change of control (as defined in the MIP), all unvested TI Phantom Options, TI Phantom RSUs and TELUS Phantom RSUs will vest on the termination date, and the TI Phantom RSUs and TELUS Phantom RSUs will be settled in accordance with the MIP. Mr. Puritt’s special TI Option grant award agreement provides that the board in its sole discretion may accelerate the vesting of such TI Options upon an initial public offering or liquidity event, as defined in the MIP. For purposes of the disclosure in this table, we have assumed that Mr. Puritt’s special TI Option award vested in full on December 31, 2020.
(12)
Payment of a maximum of 12 months’ base salary at the time of termination. This value is converted from CAD $500,000 to USD using an exchange rate on December 31, 2020, of $0.79.

(13)
Payment equal to six months’ base salary for Mr. Koskovich plus one month of base salary for each completed year of service, up to a maximum total of 18 months.

(14)
Payment equal to six months’ severance bonus (the monthly bonus in an amount that is the average performance bonus earned by the NEO in the past four years, or less as applicable) plus one month of such severance bonus for each completed year of service, up to a maximum of 18 months.

(15)
Upon termination of employment without just cause, unvested TI Phantom Options will be forfeited, and any vested TI Phantom Options will remain exercisable for 90 days following the termination.

(16)
Upon termination of employment without just cause, all unvested TI Phantom RSUs and TELUS Phantom RSUs will vest pro-rata. Such pro-rata number is determined by multiplying the total number of TI Phantom RSUs and TELUS Phantom RSUs by a fraction where the numerator is the total number of days between the applicable grant date of the award and the termination date and the denominator is the number of total days in the original performance period.

(17)
Payment equal to six months of Company contributions to health benefits (excluding short-term and long-term disability), plus one month for each completed year of service, up to a maximum total of 18 months.

(18)
Payment equal to 18 months’ severance bonus (the monthly bonus in an amount that is the average performance bonus earned by Ms. Tyfting in the past two years).

(19)
Ms. Tyfting is entitled to 18 months of continued vesting service under the DB Plan and the SERP 2020. This value is converted from CAD $249,700 to USD using an exchange rate on December 31, 2020, of $0.79.

(20)
Upon disability, Ms. Tyfting is entitled to continue accruing service until her retirement date under the DB Plan and the SERP 2020. For purposes of this table, we have calculated the incremental benefit to Ms. Tyfting assuming retirement at age 60. This value is converted from CAD $1,686,900 to USD using an exchange rate on December 31, 2020, of $0.79.

Company Equity-Based Compensation Plans at a Glance
Omnibus Long-Term Incentive Plan (MIP)
The purpose of the MIP is to promote the retention of key management employees, to align their interests with those of the shareholders and to provide incentive compensation based on the value of Company and TELUS shares.
Eligible employees (any employee, director or officer) are determined by the chair of the human resources committee. The MIP authorizes the issuance of TI Options, TI Phantom Options, TI Phantom RSUs and TELUS Phantom RSUs. The exercise price for TI Options and TI Phantom Options is determined by the chair of the human resources committee on the date that such options are granted and will be the fair market value of the underlying shares as of the date of grant. The TI Phantom Options will be settled 50% in cash and 50% in equity. Unless otherwise determined by the human resources committee, TI Options and TI Phantom Options will expire upon the earliest of:
•
resignation of employment by a participant (other than retirement or by reason of disability), for both vested and unvested;

•
90 days after the termination of employment without just cause for vested awards;

•
termination of employment without just cause for unvested awards;

•
termination of employment of the participant for just cause, for both vested and unvested; or

•
the tenth anniversary of the date of grant.

The total number of shares issuable pursuant to the exercise of TI Options or TI Phantom Options cannot exceed 5.5% of all issued and outstanding shares at the grant date of the TI Option or TI Phantom Option. No further grants will be made under the MIP and long-term equity incentive compensation awards will instead be granted under the 2021 LTIP.
For preliminary information about the equity compensation programs implemented in connection with our initial public offering, please see “— 2021 Omnibus Long-Term Incentive Plan” and “— 2021 Employee Share Purchase Plan”.
Other Features
The MIP contains two different methods under which exercised TI Options may be settled, in shares or cash in lieu of delivery of shares, thereby reducing the number of shares to be issued and the effects of dilution for shareholders.
Change of Control
Unless the board of directors determines otherwise, a change of control is defined as (1) any transaction or any transaction or series of transactions whereby any person or group of persons, as defined in the MIP, acting jointly or in concert, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares; (2) any transaction or series of transactions whereby any person or group of persons, as defined in the plan, acting jointly or in concert, acquires all or substantially all of the assets of the Company and its subsidiaries; (3) the approval by the shareholders of the Company of a complete liquidation or dissolution of Company, other than pursuant to an internal reorganization; and (4) any transaction or series of transactions involving the Company, its subsidiaries or its shareholders, which the Company, in its sole discretion, deems to be a change of control.
However, subject to any other board of directors determination, a change of control specifically excludes any transactions where the record holders of the voting securities of the Company immediately before the transactions continue to have substantially the same beneficial ownership in an entity that owns, directly or indirectly, all or substantially all of the assets of the Company and its subsidiaries immediately after the transactions.
If the board of directors does not accelerate unvested TI Phantom Options upon a change of control, then for any participant whose employment is terminated without just cause within 12 months of the change of control prior to the fifth anniversary of the shareholders’ agreement between us, TELUS and TI, the unvested TI Options and TI Phantom Options will immediately vest and be exercisable for 90 days following termination, and TI Phantom RSUs and TELUS Phantom RSUs will immediately vest. Alternatively, upon a change of control, the board of directors may take one or more of the following actions: (1) arrange for the TI Phantom Options to be assumed by, or similar options to be substituted by, the bidder or a continuing entity, subject to satisfying certain stated criteria; (2) accelerate the vesting of the TI Phantom Options; (3) make a determination as to the market price for the purpose of further actions with respect to the TI Phantom Options; (4) arrange for cash or other compensation in exchange for a surrender of any TI Phantom Options; or (5) make any other determinations as appropriate.
Amendment Procedure
In connection with our initial public offering, the board of directors approved amendments to the MIP to provide the board of directors with the power to amend or discontinue the MIP at any time without shareholder approval, provided that such amendment is not prejudicial to any award previously granted under the MIP. However, shareholder approval shall be obtained for any amendment that (1) increases the number of shares reserved for issuance, except in connection with a corporate transaction, (2) involves a reduction in the exercise price of an option or the phantom option price of a phantom option, except in connection with a corporate transaction, (3) extends the term of an award beyond its original expiry date, (4) permits transfers to persons except for estate settlement or (5) deletes or reduces the range of amendments requiring shareholder approval.

2021 Omnibus Long-Term Incentive Plan
The 2021 LTIP was adopted by our board of directors on January 18, 2021, and was approved by our shareholders, and became effective the day that the registration statement in connection with our initial public offering was declared effective by the SEC. The 2021 LTIP is intended to promote the long-term financial success of the Company and to align shareholder and employee interests by means of providing employees with performance-related incentives, encouraging and providing the means for employees and non-employee directors to obtain an ownership interest in the Company, and attracting and retaining qualified talent. The following summary is qualified in its entirety by the full text of the 2021 LTIP.
All employees, non-employee directors and selected third-party service providers of the Company and its subsidiaries and affiliates are eligible to participate in the 2021 LTIP. The 2021 LTIP authorizes the following awards (“Awards”): restricted shares, restricted share units, performance shares, performance share units, deferred share units, share options, share appreciation rights, cash-based awards and other forms of equity-based or equity-related Awards, as determined by the human resources committee consistent with the purposes of the 2021 LTIP. Unless sooner terminated, the 2021 LTIP will terminate ten years from the effective date.
Administration of the 2021 LTIP
The human resources committee administers the LTIP and has the discretion to select the individuals who receive Awards and determine the form and terms of the Awards, including any vesting, exercisability, payment or other restrictions. Subject to certain limitations, the human resources committee may delegate some or all of its authority to one or more 2021 LTIP administrators, including members of the human resources committee, officers of the Company or selected advisors. Any decision made or action taken by the board of directors, human resources committee or any officers or employees to whom authority has been delegated under the 2021 LTIP arising out of or in connection with the administration or interpretation of the 2021 LTIP is final, conclusive and binding. The exercise price for share options and the grant price for share appreciation rights may not be less than the closing trading price of a share on the trading day prior to the grant date. The term of share options and share appreciation rights may not exceed ten years, except for an extension of up to ten business days if the expiry is occurring at the time of a trading blackout period.
Shares Available Under the 2021 LTIP
The total number of shares that may be delivered under the 2021 LTIP is 18,651,120 of our authorized but unissued shares. The number of shares available under the 2021 LTIP may be equitably adjusted to reflect certain transactions, including, but not limited to, merger, consolidation, reorganization, recapitalization, separation, reclassification, share dividend, share split, reverse share split, split up or spin-off.
Limits on Awards
The 2021 LTIP limits the grants of Awards to a single participant in any calendar year as follows:
•
the maximum aggregate number of shares that may be granted in the form of share options or share appreciation rights is 4,500,000 shares;

•
the maximum aggregate number of shares that may be granted in the form of restricted shares, restricted share units, performance share units and deferred share units is 4,500,000 shares;

•
the maximum aggregate payout at the end of an applicable performance period or vesting period with respect to Awards of performance shares, performance share units (settled in shares), deferred share units, restricted shares or restricted share units (settled in shares) is 4,500,000 shares, determined as of the date of grant; and

•
the maximum aggregate amount that may be paid under an Award of performance share units (settled in cash), cash-based Awards or any other Award that is payable in cash is $10,000,000, determined as of the date of grant.

The 2021 LTIP limits the grants of Awards to a single non-employee director in any calendar year as follows:

•
the aggregate maximum grant date fair market value of shares that may be granted under the plan in any calendar year to any non-employee director, when added to any cash compensation paid to such non-employee director in respect of such year, will not exceed $1,000,000.

The 2021 LTIP also limits the number of shares issuable to insiders (as defined in the TSX Company Manual) or issued within any one-year period under the 2021 LTIP and any other equity-based compensation arrangement to up to 10% of the issued and outstanding shares.
Share Usage
The number of shares remaining available for issuance will be reduced by the number of shares subject to outstanding Awards and, for Awards that are not denominated by shares, by the number of newly-issued shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of shares that remain available for issuance under the 2021 LTIP, the number of shares related to an Award to be settled in newly-issued shares granted under the 2021 LTIP that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the shares, are settled through the delivery of market- purchased shares or the delivery of consideration other than shares (including cash), will be available again for grant under the 2021 LTIP. However, where Awards providing for settlement solely in newly-issued shares have been surrendered for cancellation, for consideration or the satisfaction of the payment of the purchase price or tax withholding obligations related to the Award, the shares underlying such Award will not be available again for grant under the 2021 LTIP.
Minimum Vesting
Except for deferred share units granted to non-employee directors, all Awards are subject to a minimum time-based vesting restriction or performance period, as applicable, of not less than one year. The minimum vesting requirements do not apply to (1) acceleration in the event of a termination of employment or termination of directorship on or following a change in control, or due to retirement, death or disability; (2) a substitute Award subject to time-based vesting restrictions no less than the restrictions of the Awards being replaced; and (3) Awards involving an aggregate number of shares not in excess of 5% of the total shares authorized for issuance under the 2021 LTIP.
Amendment of the 2021 LTIP
Our board of directors has the right to amend the 2021 LTIP and any Award made under the 2021 LTIP at any time for any reason or no reason, subject to applicable laws and the requirements of any stock exchange or governmental or regulatory body (including any requirement for shareholder approval); provided that no amendment may adversely affect in any material way any Award previously granted under the 2021 LTIP without the written consent of the participant, subject to certain conditions described in the 2021 LTIP. However, shareholder approval will be obtained for any amendment that (1) increases the number of shares reserved for issuance, except in connection with a corporate transaction, (2) increases or removes the limits on shares issuable or issued to insiders, (3) involves a reduction in the exercise price of an option or grant price of a share appreciation right, except in connection with a corporate transaction, (4) extends the term of an award beyond its original expiry date, except for an extension of up to ten business days if the expiry is occurring at the time of a trading blackout period, (5) permits transfers to persons other than permitted transferees or for estate settlement purposes or (6) deletes or reduces the range of amendments requiring shareholder approval.
Unless provided otherwise in an agreement or by the human resources committee prior to the date of the change in control, the 2021 LTIP provides that in the event of a change in control:
•
outstanding Awards may be assumed by, or similar Awards be substituted by, the successor in a transaction;

•
if the participant’s employment with a successor terminates in connection with or within one year following the change in control for any reason other than an involuntary termination by a successor for “cause” (as such term is defined in the applicable award agreement), all of the participant’s Awards will become vested in full or deemed earned in full (assuming the target performance goals provided under the award were met, if applicable) effective on the date of the participant’s termination of employment. The minimum vesting period will not apply to a substitute Award subject to time-based vesting restrictions no less than the restrictions of the Awards being replaced; and
•
if the successor does not assume the awards or issue replacement awards, the human resources committee will cancel all awards then held by participants in exchange for cash payment or other compensation as described in the 2021 LTIP.

Treatment of Awards Upon a Participant’s Termination of Employment
The human resources committee may determine, at or after the time of grant, the terms and conditions that apply to any Award upon a participant’s termination of employment with the Company and its affiliates. Subject to applicable laws, rules and regulations, as well as the minimum vesting period of one year, in connection with a participant’s termination, the human resources committee has the discretion to accelerate the vesting, exercisability or settlement of, to eliminate the restrictions and conditions applicable to, or to extend the post-termination exercise period of an outstanding Award.
Clawback
All awards are subject to clawback or recoupment pursuant to applicable laws, rules, regulations or Company policy as in effect from time to time.
2021 Employee Share Purchase Plan (“2021 ESPP”)
We adopted an employee share purchase plan, or the 2021 ESPP, pursuant to which eligible employees will be able to elect to acquire subordinate voting shares through payroll deductions. The following summary is qualified in its entirety by the full text of the 2021 ESPP.
The 2021 ESPP allows our employees and the employees of our participating subsidiaries and affiliates the opportunity to buy shares of our subordinate voting shares at an up to 15% discount from the prevailing fair market value. Each individual who is an eligible employee on the start date of an offering period may enter that offering period on such start date. An eligible employee will be able to participate in only one offering period at a time.
The 2021 ESPP is designed with two components so that the Company may grant purchase rights to U.S. and non-U.S. employees. Specifically, the 2021 ESPP authorizes the grant of options that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Internal Revenue Code (the “Section 423 Component”). To facilitate participation for employees located outside the U.S. in light of non-U.S. law and other considerations, the 2021 ESPP also provides for the grant of options that are not intended to be tax-qualified under Section 423 of the Internal Revenue Code (the “Non-Section 423 Component”).
Shares Authorized for Issuance
The total number of shares that may be purchased under the 2021 ESPP is 5,328,891 of our shares. The shares to be issued under the 2021 ESPP may be authorized but unissued shares or may be reacquired shares, including shares purchased on the open market.
Administration
The 2021 ESPP is administered by the human resources committee or such other committee appointed by the board of directors to administer the 2021 ESPP. The plan administrator may delegate its administrative responsibilities and powers under the 2021 ESPP to any employees or a group of employees. The plan administrator may designate separate offerings under the 2021 ESPP, the terms of which need not be identical, in which eligible employees of one or more participating subsidiaries and affiliates will participate, even if the dates of the applicable offering periods in each such offering are identical; provided that the terms of participation are the same within each separate offering as determined under Section 423 of the Code. The plan administrator may also adopt sub-plans, appendices, rules and procedures relating to the operation and administration of the 2021 ESPP to facilitate participation in the 2021 ESPP by employees who are foreign nationals or employed outside the U.S. To the extent any sub-plan is inconsistent with the requirements of Section 423 of the Code, it will be considered part of the Non-Section 423 Component.
Purchase Price and Contributions
Under the 2021 ESPP, participating employees are granted rights to purchase subordinate voting shares at a price equal to at least 85% of the share’s fair market value on the purchase date (unless and until such percentage is changed by the plan administrator prior to the commencement of the enrollment process for the applicable purchase interval).
An eligible employee will be able to elect to participate in an offering period under the 2021 ESPP by authorizing after-tax payroll deductions from gross wages on or before the start date of such offering period or such other payments as may be permitted. Offering periods will commence at semi-annual intervals and have a maximum duration of six months and a minimum duration of up to three months unless otherwise determined by the plan administrator prior to the start of such offer period (but in no event may an offering period exceed 24 months). Employees may generally authorize contributions in multiples of 1%, up to a maximum of 15%, of gross wages to purchase shares under the 2021 ESPP.
Purchase of Shares
On the start date of each offering period in which a participant is enrolled, the participant will be granted a separate purchase right for such an offering period. No participant may purchase more than $25,000 of subordinate voting shares (using the fair market value of the shares on the date the purchase rights are granted) under the 2021 ESPP (and any other employee share purchase plan of the Company or an affiliate) per calendar year.
Termination of Employment
Generally, if a participant’s employment terminates for any reason (including death, disability or change in status), his or her right to purchase shares during the current offering period will terminate with effect after the final payroll following termination is processed. However, if a participant ceases to remain in active service by reason of an approved leave of absence, then the participant will have the right, exercisable up until 90 days before the next purchase date, to withdraw all the contributions collected to date on his or her behalf for that purchase interval. Contributions will continue with respect to any gross wages received by a participant while he or she is on an approved leave of absence unless the participant elects to withdraw from the offering period.
If a participant transfers employment from the Company or any participating subsidiary for the Section 423 Component to a participating subsidiary for the Non-Section 423 Component, such participant will immediately cease to participate in the Section 423 Component. However, any contributions made for the offering period in which such transfer occurs will be transferred to the Non-Section 423 Component, and such participant will immediately join the then-current offering under the Non-Section 423 Component upon the same terms and conditions in effect for his or her participation in the 2021 ESPP. The plan administrator may establish different rules to govern transfers of employment between subsidiaries participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.
Change in Control
If a change in control of the Company occurs, each outstanding purchase right will automatically be exercised immediately prior to the effective date of such change in control. The purchase price applicable for the purchase interval in which the change in control occurs will be equal to 85% of the fair market value per share of our subordinate voting shares immediately prior to the effective date of such change in control. However, participants will, following the receipt of notice from us of a change in control, have the right to terminate their outstanding purchase rights prior to the effective date of such change in control. Furthermore, the plan administrator may terminate any outstanding purchase rights prior to the effective date of a change in control, in which case all payroll deductions for the purchase interval in which such contributions are terminated will be promptly refunded.

Amendment and Termination of the 2021 ESPP
The board of directors has the right to terminate, suspend or amend the 2021 ESPP at any time, generally to become effective immediately following the close of any purchase interval, subject to applicable laws and the requirements of any stock exchange or governmental or regulatory body (including any requirement for shareholder approval). However, shareholder approval will be obtained for any amendment that (1) increases the number of shares reserved for issuance, except in connection with a corporate transaction, (2) reduces the purchase price payable for the shares under the 2021 ESPP, (3) modifies the eligibility requirements for participation or (4) deletes or reduces the range of amendments requiring shareholder approval. Unless sooner terminated by the board of directors, the 2021 ESPP will terminate upon the earliest of: (1) ten years from the effective date; (2) the date on which all shares available for issuance under the 2021 ESPP have been sold pursuant to purchase rights exercised under the 2021 ESPP; or (3) the date on which all purchase rights are exercised in connection with a change in control of the Company.
Director Compensation
Due to the timing of our initial public offering and the original timing of the annual director grants occurring shortly following the Lionbridge AI acquisition and prior to the approval of the 2021 LTIP, our human resources committee decided, upon the recommendation of our Compensation Consultant, to postpone the total compensation paid to directors for the year ended December 31, 2020 to the effective date of the initial public offering. The total compensation paid to directors in respect of fiscal 2020 service was in the form of TI RSUs granted on February 2, 2021 as follows: 4,368 TI RSUs for Mr. Anton and 20,080 TI RSUs for Mr. Blair. Of the 20,080 TI RSUs granted to Mr. Blair, 6,240 TI RSUs were for service as chair of the board of directors and 14,040 TI RSUs were in additional recognition of his time commitment and contributions with respect to his board service in connection with our initial public offering.
In May 2021, our human resources committee, in consultation with our Compensation Consultant, also approved certain adjustments to compensation payable to our chair of the board of directors in order to further reward him for his leadership of our board of directors from 2016 through our initial public offering and to adjust his total compensation to align with peer practices. Specifically, our human resources committee approved (1) an increase in Mr. Blair’s combined cash and equity compensation from CAD $350,000 to CAD $500,000, to be effective in 2023, granted as 40% cash and 60% TI RSUs and (2) an award of TI RSUs with a grant date fair market value equal to CAD $1,050,000 pursuant to two installments as follows: 8,536 TI RSUs were granted in May 2021 with a grant date fair market value of CAD $300,000, and a number of additional TI RSUs will be granted to Mr. Blair in May 2022 with a grant date fair market value equal to CAD $750,000, each with a one-year vesting schedule and subject to his continued service. Mr. Blair was not present for the portion of the human resources committee meeting during which these decisions were made.
Changes to Director Compensation on and Following our Initial Public Offering
In connection with our initial public offering, we implemented a policy pursuant to which non-employee directors (i.e., directors who are not employees of the Company, TELUS or Baring) are eligible to receive the following cash retainers and equity awards, effective as of the 2021 fiscal year:
Role	Cash Retainer ($)	Equity Awards ($)
Annual Retainer for Board Membership
Annual service on the board of directors	63,200(1)	94,800(2)
Additional Annual Retainer for Committee Membership
Annual service as chair of the board of directors(3)	118,500(4)	158,000(5)
Annual service as chair of the audit committee	—	15,800(6)
Annual service as chair of the human resources committee(7)(8)	—	13,825(9)
Annual service as chair of the governance and nominating committee(7)	—	11,850(10)

(1)
Value converted from CAD $80,000 to USD using an exchange rate on December 31, 2020, of $0.79.

(2)
Value converted from CAD $120,000 to USD using an exchange rate on December 31, 2020, of $0.79.

(3)
The chair of the board of directors does not receive any incremental compensation for serving as a committee chair.

(4)
Value converted from CAD $150,000 to USD using an exchange rate on December 31, 2020, of $0.79.

(5)
Value converted from CAD $200,000 to USD using an exchange rate on December 31, 2020, of $0.79.

(6)
Value converted from CAD $20,000 to USD using an exchange rate on December 31, 2020, of $0.79.

(7)
The chair of the human resources committee will not receive the equity component of the chair’s retainer if the chair is an employee of TELUS.

(8)
The amounts listed are incremental to cash retainer and equity for board service.

(9)
Value converted from CAD $17,500 to USD using an exchange rate on December 31, 2020, of $0.79.

(10)
Value converted from CAD $15,000 to USD using an exchange rate on December 31, 2020, of $0.79.

Effective as of July 26, 2021, we implemented a policy pursuant to which our directors who are employees of TELUS became eligible to receive an annual grant of TI RSUs with a grant date fair market value equal to CAD $200,000, except that an aggregate of CAD $215,000 will be granted to the chair of the Governance and Nominating Committee. These awards will cliff vest on the second anniversary of the date of grant, subject to the TELUS employee director’s continued employment with TELUS in good standing. Upon termination of employment by TELUS without cause or due to death or disability, any unvested TI RSUs granted to TELUS employee directors will vest pro rata based on service between the date of grant and the applicable termination date. Upon retirement, unvested TI RSUs will continue to vest and be settled in accordance with their original vesting schedule. Upon resignation or termination of employment by TELUS for cause, all unvested TI RSUs will be forfeited. Baring nominees will receive no additional compensation for their service as a director.
We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings with the board of directors or any committee thereof. Total director compensation will be targeted at the 50th percentile of comparator group that we will select. Each non-employee director will also be entitled to reimbursement for certain services and products offered by the Company, subject to a specified cap.
Director Share Ownership Guidelines
Pursuant to our revised Board Policy Manual each non-employee director is required to attain a level of share ownership of at least five times their annual cash retainer for board membership within five years of their initial election to the board of directors. Shares and deferred share units count toward the ownership guidelines. To ensure compliance with the guidelines, non-employee directors are required to continue to hold 50% of the net after-tax value of the Company shares received from any equity award until the ownership criteria are met.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our Relationship with TELUS
As of June 30, 2021, TELUS, our controlling shareholder, held 146,504,019 multiple voting shares, or 67% of the combined voting power of our outstanding shares. See “Risk Factors — Risks Related to Becoming a Public Company and Our Relationship with TELUS”.
In connection with our initial public offering, we and TELUS entered into certain agreements that provide a framework for our relationship as a with TELUS after our initial public offering. The following is a summary of the terms of each intercompany agreement that we entered into with TELUS, each of which is included as an exhibit to the registration statement of which this prospectus is a part. Each summary sets forth the terms of an agreement that we believe is material to us and each summary is qualified in its entirety by reference to the full text of such agreement.
For further information regarding historical related party transactions, see Note 19: Related Party Transactions to our audited consolidated financial statements and Note 17: Related Party Transactions to our unaudited condensed interim consolidated financial statements incorporated by reference in this prospectus.
Master Services Agreement
We currently provide strategy and innovation, next-generation technology and IT services as well as customer experience process and delivery services to TELUS pursuant to the terms of a master services agreement, which we amended and restated in January 2021. The MSA includes a minimum spend commitment of $200 million per year, subject to adjustment in accordance with its terms. The initial term of the MSA is ten years beginning in January 2021, unless terminated earlier or extended according to its terms. Services provided for under the MSA are priced on an arm’s-length basis in line with pricing for comparable services we provide to other clients. The MSA includes typical industry terms for a long-term services arrangement, including terms related to periodic price and service level reviews and benchmarking, service-level credits, termination rights, indemnification and limitation of liability.
Transition and Shared Services Agreement
We entered into a new transition and services agreement (the “TSSA”) with TELUS in January 2021. Pursuant to this agreement, TELUS provides us with certain administrative and support services and certain other corporate assistance, which enhances our ability to operate efficiently and to reliably serve our clients, while leveraging TELUS’ expertise. The services provided to us by TELUS under the TSSA include services to support the coordination of corporate functions, such as finance and accounting support, human resources support, investor relations, communications and media relations support.
In connection with our acquisition of MITS from TELUS, in 2020 we entered into a separate shared services agreement with TELUS, which provided for certain support services similar to those services covered by the TSSA, for MITS and related client relationships (the “MITS shared services agreement”). In connection with our entry into the TSSA, the MITS shared services agreement was terminated. The portions of the MITS shared services agreement that included network and infrastructure services provided by TELUS to MITS are included as part of a new network and infrastructure services agreement we entered into with TELUS, as described below. Also, the other services previously provided under the MITS shared services agreement are included as part of the TSSA.
The term of the TSSA is ten years, beginning in January 2021. We pay TELUS mutually agreed-upon fees for the services provided under the TSSA on a cost-plus recovery basis and have the right to terminate some or all of the services upon notice. Expiration or termination of all services will result in the termination of the TSSA, concurrently with the termination or expiration of the last remaining service.
Master Reseller Agreement
We provide advisory, technical and cloud-based customer experience transformation services to TELUS that TELUS resells to its customers pursuant to the terms of a master reseller agreement, which we amended and restated in January 2021. The amended and restated master reseller agreement has a term of five years beginning in January 2021, which automatically renews for successive one-year terms unless terminated according to its terms. Services provided under the amended and restated master reseller agreement are priced on an arm’s-length basis. The amended and restated master reseller agreement contains typical industry terms for a reseller agreement, including scope of rights to resell, termination rights, indemnification and limitation of liability.
Network Infrastructure Services Agreement
We and one of our U.S. subsidiaries entered into a network infrastructure services agreement with TELUS and one of its U.S. subsidiaries in January 2021. Under the network infrastructure services agreement, TELUS provides us with various managed telecommunications and information technology services, including services that we previously received from TELUS under a previous shared service agreement and the MITS shared services agreement. The initial term of the agreement is ten years beginning in January 2021, unless terminated earlier, and will be automatically extended for successive one-year terms unless notice is given by either party thereto. The agreement includes a minimum spend commitment by us of approximately C$48 million over the first five years of the term. We are permitted to terminate any service under the agreement for convenience prior to its scheduled expiration date, subject to a minimum notice period, which is generally one month, and payment of unpaid charges and termination charges (if any) specified in the related service schedules. Fees for services provided under the agreement are consistent with fees for the same or similar services under the same or similar conditions between unrelated parties. The agreement includes typical industry terms for a long-term services arrangement, including performance service credits, termination rights, indemnification and limitation of liability.
Trademark License Agreement
We entered into a trademark license agreement with TELUS in January 2021. Under the trademark license agreement, TELUS granted us a limited, non-exclusive, non-transferable (except by sub-license) and royalty-free license to use certain TELUS trademarks (including domain names) in connection with the goods and services associated with each trademark application and/or registration. The trademark license agreement has an initial term of ten years beginning in January 2021, unless terminated earlier or extended by mutual agreement. TELUS is permitted to terminate the trademark license agreement without cause at any time, subject to a minimum notice period, which is generally thirty days. Following termination of the trademark license agreement, we will have one year to phase out any use of the trademarks. The trademark license agreement also includes standard rights to terminate with cause.
Collaboration and Financial Reporting Agreement
We entered into a collaboration and financial reporting agreement with TELUS relating to our financial reporting which is intended to provide for the collaboration and coordination of TELUS International and TELUS in a range of areas. This agreement will continue in effect until the earlier of (i) a change of control transaction, (ii) when TELUS determines it is no longer required to consolidate our results of operations and financial position or to account for its investment in us under the equity method of accounting, and (iii) such date as we and TELUS may agree. The parties will negotiate the basis for phasing out their respective obligations and requirements under the agreement prior to its termination or expiry. Under this agreement, we are subject to covenants, including those regarding the delivery or supply of monthly, quarterly and annual reporting information and annual budgets and financial forecasts to TELUS as well as other information that TELUS requires in support of its continuous reporting obligations and operational/management needs; conformity with TELUS’ financial presentation and accounting policies and management reporting framework for intercompany transactions; disclosure of information about our financial controls to TELUS; the provision to TELUS of access to our auditors, certain books and records related to internal accounting controls or operations and the working papers for our annual audits and quarterly reviews; and collaboration and consultation with TELUS in connection with our strategic and business planning, the preparation of our public filings and press releases and on other specified topics. Pursuant to the collaboration and financial reporting agreement, we are required to maintain business policies, practices and standards that are consistent with and at least as stringent as the corresponding TELUS policies, standards, and procedures, with such practices and standards to be adapted to conform to our business and the laws and regulations applicable to our business. The agreement specifies certain matters or actions we take that require advance review and consultation with TELUS and also stipulates certain actions that require our board’s approval. As our financial statements are currently consolidated with those of TELUS, we maintain policies and processes that comply with the financial reporting requirements that are contained in this agreement.
Credit Agreement
TELUS is a lender under our credit agreement. See “Description of Certain Indebtedness” for a description of our credit agreement.
Our Relationship with TELUS and Baring
Shareholders’ Agreement
We entered into a shareholders’ agreement with TELUS and Baring upon consummation of our initial public offering that governs the relationship between us, TELUS and Baring.
Board Composition.   Under our articles, our board of directors consists of such number of directors as determined from time to time by the directors. We currently have nine directors. Pursuant to the terms of the shareholders’ agreement we entered into with TELUS and Baring upon consummation of our initial public offering, prior to the expiry of the Initial Year (as defined below), except as may otherwise be agreed to by TELUS and Baring, the size of the board will be increased to 11 directors.
Board Appointment Rights.   The shareholders’ agreement provides that during the Transition Period, so long as TELUS continues to beneficially own at least 50% of the combined voting power of our multiple voting shares and subordinate voting shares, we will agree to nominate five individuals designated by TELUS (and during the Ongoing Period (as defined below), six individuals designated by TELUS), representing a majority of the board. During the Transition Period and the Ongoing Period, if TELUS owns at least 5% of the combined voting power of our multiple voting shares and subordinate voting shares but less than 50%, the number of directors TELUS may nominate as a percentage of the board will be the greater of (i) the number of directors proportionate to the percentage of combined voting power of shares that it holds and (ii) one individual. The shareholders’ agreement also provides that, for so long as TELUS continues to beneficially own at least 50% of the combined voting power of our multiple voting shares and subordinate voting shares, the Chair of the board will be a designee of TELUS that TELUS identifies to us and Baring.
The shareholders’ agreement also provides that so long as Baring continues to beneficially own at least 5% of the combined voting power of our multiple voting shares and subordinate voting shares, we agreed to nominate one individual designated by Baring and, so long as Baring has the right to designate a nominee to the board, Baring shall also be entitled, but not obligated, to designate two observers to our board.
The shareholders’ agreement also provides that we agreed to nominate our Chief Executive Officer to the board of directors. The seat on our board to be held by our Chief Executive Officer does not represent one of the director nominees provided to TELUS and Baring under the shareholders’ agreement.
For the purposes of the foregoing:
“Initial Period” means the period beginning on the date of closing of our initial public offering and ending on the date that is 90 days after such date.
“Initial Year” means the period beginning on the date of closing of our initial public offering and ending on the date that is twelve months from such date.
“Ongoing Period” means the period following the Transition Period.
“Transition Period” means the period following the Initial Period beginning upon the appointment of a ninth director and ending at the earlier of the end of the Initial Year and the appointment of a third independent director.

Board Committee Appointment Rights.   The shareholders’ agreement provides that for so long as TELUS continues to beneficially own at least 50% of the combined voting power of our multiple voting shares and subordinate voting shares, TELUS will be entitled, but not obligated, to select the chair of the board and the chairs of the human resources and governance and nominating committees. The shareholders’ agreement also provides that so long as TELUS or Baring, as applicable, is entitled to nominate at least one individual to our board, it will be entitled, but not obligated, to designate at least one nominee for appointment to each of our human resources committee and governance and nominating committee. The shareholders’ agreement also provides that so long as TELUS is entitled to designate one or more nominees to our board, during the Transition Period and, as long as the nominee is independent, the Ongoing Period, it will be entitled, but not obligated, to designate one nominee for appointment to our audit committee. The above-described committee appointment rights are in each case subject to compliance with the independence requirements of applicable securities laws and listing requirements of the NYSE and TSX.
For so long as TELUS has the right to nominate a majority of our board of directors, TELUS appointees will control our board decisions and approval of all material actions not specifically requiring shareholder approval which are subject to majority board approval. See “Management” for the composition of our board and the committees of the board and more information on our board of directors.
Special TELUS Shareholder Rights.   The shareholders’ agreement provides that TELUS has special shareholder rights related to certain matters including, among others, approving the selection, and the ability to direct the removal, of our Chief Executive Officer, approving the increase or decrease of the size of our board, approving the issuance of multiple voting shares and subordinate voting shares, approving amendments to our articles, consolidations or mergers with non-affiliated entities and authorizing entering into a change of control transaction, disposing of all or substantially all of our assets, and commencing liquidation, dissolution or voluntary bankruptcy or insolvency proceedings. TELUS will retain these special shareholder rights for so long as TELUS retains at least 50% of the combined voting power of our multiple voting shares and subordinate voting shares.
TELUS Right of First Offer.   In addition, pursuant to the shareholders’ agreement, Baring agreed not to, directly or indirectly, sell, transfer or otherwise dispose of any multiple voting shares or subordinate voting shares, whether by registered offering, private sale, disposition over the facilities of a stock exchange or otherwise, in a single transaction or series of transactions, without first discussing in good faith any such sale transaction with TELUS and providing TELUS with a right of first offer to purchase such multiple voting shares or subordinate voting shares in connection with a sale transaction for gross proceeds in excess of $10.0 million.
Registration Rights Agreement
We entered into a registration rights agreement with TELUS and Baring immediately prior to the completion of our initial public offering, pursuant to which we agreed to provide TELUS or Baring with certain demand and piggyback registration rights that require us to use commercially reasonable efforts to effect the registration under applicable federal, state and provincial securities laws, in either Canada or the United States of any of our subordinate voting shares held by TELUS or Baring following the completion of our initial public offering. We amended the registration rights agreement in June 2021 to provide certain piggyback registration rights to Jeffrey Puritt, our chief executive officer, and two other employees. For additional information, please see “Executive Compensation — Summary of NEO Employment and Separation Agreements — Jeff Puritt.”
Under the registration rights agreement, we will be generally responsible for all registration expenses in connection with the performance of our obligations under the registration rights provisions in the registration rights agreement. TELUS, Baring and other selling shareholders will generally be responsible for all underwriting discounts, selling commissions and securities transfer taxes applicable to any sale.
The agreement contains customary representations, covenants, and indemnification and contribution provisions by us for the benefit of TELUS, Baring and the other selling shareholders and, in limited situations, by TELUS, Baring and the other selling shareholders for the benefit of us.
TELUS is not participating as a selling shareholder in this offering.

Share Issuances
In connection with the acquisition of Lionbridge AI, we issued 1,678,242 shares of Class A common shares to TELUS for proceeds of approximately $150 million and 901,101 shares of Class B common shares to Baring for proceeds of approximately $80 million to fund a portion of the purchase price. For more information on Lionbridge AI, see “Lionbridge AI”. For details on other historical share issuances to TELUS and Baring, see Note 19: Related Party Transactions to our audited consolidated financial statements and Note 18: Related Party Transactions to our unaudited condensed interim consolidated financial statements incorporated by reference in this prospectus.
Related Party Transactions Policy
Prior to the completion of our initial public offering, we implemented formal policies and procedures for the review, approval or ratification of related-party transactions that may be required to be reported under the disclosure rules applicable to us. As at the date of this prospectus, such transactions, if and when they are proposed or have occurred, are reviewed by one or more of the board of directors, audit committee or the human resources committee (other than the directors or committee members involved, if any) on a case-by-case basis, depending on whether the nature of the transaction would otherwise be under the purview of the audit committee, the human resources committee or the board of directors.
Interests of Management and Others in Material Transactions
Other than as described in this prospectus, there are no material interests, direct or indirect, of any of our directors or executive officers, any shareholder that beneficially owns, or controls or directs (directly or indirectly), a greater than 10% interest in the voting power of the Company, or any associate or affiliate of any of the foregoing persons, in any transaction since the beginning of the preceding three financial years before the date of this prospectus that has materially affected or is reasonably expected to materially affect us or any of our subsidiaries.
Indebtedness
None of our directors, executive officers, employees, former directors, former executive officers or former employees or any of our subsidiaries, and none of their respective associates or affiliates, is or has at any time since the beginning of the preceding three financial years has been indebted to us, TELUS or any of our subsidiaries or another entity whose indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar agreement or understanding provided to us, TELUS or any of our subsidiaries.

PRINCIPAL AND SELLING SHAREHOLDERS
The following table sets forth information relating to the beneficial ownership of our shares as at September 17, 2021, by:
•
each of our directors;

•
each of our executive officers;

•
all directors and executive officers as a group;

•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares, which includes each of the selling shareholders; and

•
other selling shareholders.

Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. In addition, the rules include shares issuable pursuant to the exercise of share options, warrants or other convertible securities that are either immediately exercisable or exercisable on or before November 16, 2021, which is 60 days after September 17, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or other convertible securities for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
The percentage of beneficially owned subordinate voting shares and multiple voting shares prior to the offering is based on 52,254,464 subordinate voting shares and 213,579,876 multiple voting shares outstanding as at September 17, 2021. The percentage of subordinate voting shares and multiple voting shares beneficially owned after the offering is based on 52,254,464 subordinate voting shares and 213,579,876 multiple voting shares outstanding as at September 17, 2021 and the conversion of multiple voting shares held by Baring into an equal number of subordinate voting shares immediately prior to Baring’s sale of such number of subordinate voting shares in this offering (assuming no exercise of the underwriters’ over-allotment option).
The address for each of our directors and executive officers listed below is c/o TELUS International (Cda) Inc., Floor 7, 510 West Georgia Street, Vancouver, BC V6B 0M3, Canada.

Name of Beneficial Owner	Beneficial Ownership Before the Offering					Beneficial Ownership After the Offering
	Subordinate Voting Shares		Multiple Voting Shares		% of Total Voting Power before the Offering	Shares Sold Pursuant to the Offering	Subordinate Voting Shares		Multiple Voting Shares(6)		% of Total Voting Power after the Offering(7)
	Shares	%	Shares	%			Shares	%	Shares	%
Jeffrey Puritt	238,693	*	—	—	*	—	238,693	*	—	—	*
Marilyn Tyfting	170,746	*	—	—	*	—	170,746	*	—	—	*
Vanessa Kanu	8,333	*	—	—	*	—	8,333	*	—	—	*
Charles Koskovich	57,874	*	—	—	*	—	57,874	*	—	—	*
Michael Ringman	106,329	*	—	—	*	—	106,329	*	—	—	*
Michel E. Belec	116,916	*	—	—	*	—	116,916	*	—	—	*
James Radzicki	4,041	*	—	—	*	—	4,041	*	—	—	*
Maria Pardee	—	—	—	—	—	—	—	—	—	—	—
Josh Blair	78,816	*	—	—	*	—	78,816	*	—	—	*
Olin Anton	8,535	*	—	—	*	—	8,535	*	—	—	*
Kenneth Cheong(1)	—	—	—	—	—	—	—	—	—	—	—
Doug French(2)	12,691	*	—	—	*	—	12,691	*	—	—	*
Tony Geheran(2)	26,118	*	—	—	*	—	26,118	*	—	—	*
Stephen Lewis(2)	9,691	*	—	—	*	—	9,691	*	—	—	*
Sue Paish	—	—	—	—	—	—	—	—	—	—	—
Carolyn Slaski	—	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (16 persons)	838,783	1.6%	—	—	*	—	838,783	1.3%	—	—	*
5% Shareholders:
TELUS(3)	—	—	146,504,019	68.6%	67.0%	—	—	—	146,504,019	72.6%	70.4%
Baring(4)	—	—	67,075,857	31.4%	30.7%	11,920,000	—	—	55,155,857	27.4%	26.5%
Capital International Investors	6,190,119	11.8%	—	—	*	—	6,190,119	9.6%	—	—	*
Mackenzie Financial Corporation	7,862,911	15.0%	—	—	*	—	7,862,911	12.3%	—	—	*
Other Selling Shareholders:
TI Investment GmbH(5)	4,289,911	8.2%	—	—	*	2,480,000	1,809,911	2.8%	—	—	*

*
Holding represents less than one percent.

(1)
Mr. Cheong is an employee of Baring, but disclaims beneficial ownership of the shares beneficially owned by Baring.

(2)
Messrs. French, Geheran and Lewis are each employees of TELUS, but each disclaims beneficial ownership of the shares beneficially owned by TELUS.

(3)
Consists of shares held by TELUS Communications, Inc., 1276431 B.C. Ltd., 1276433 B.C. Ltd., 1276435 B.C. Ltd., 1276436 B.C. Ltd. and TELUS International Holding Inc., each a wholly-owned subsidiary of TELUS. For details on significant acquisitions of our common shares by TELUS, see “Certain Relationships and Related Party Transactions — Share Issuances”.

(4)
Consists of shares held by Riel B.V., which is indirectly and wholly-owned by The Baring Asia Private Equity Fund VI, L.P.1 (“Fund VI1”), The Baring Asia Private Equity Fund VI, L.P.2 (“Fund VI2”) and certain of its affiliates. The general partner of Fund VI and Fund VI2 is Baring Private Equity Asia GP VI, L.P. (“Fund VI GP”). The general partner of Fund VI GP is Baring Private Equity Asia GP VI Limited (“Fund VI Limited”). As the sole shareholder of Fund VI Limited, Jean Eric Salata may be deemed to have voting and dispositive power with respect to the shares beneficially owned by Fund VI1 and Fund VI2 and their affiliates, but disclaims beneficial ownership of such shares. The address of Fund VI GP, Fund VI Limited, and Jean Eric Salata is c/o Maples Corporate Services Limited, 390 GT Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands. For details on significant acquisitions of our common shares by Baring, see “Certain Relationships and Related Party Transactions — Share Issuances”.
(5)
Controlled by Christian Legat, the chief executive officer of TELUS International Northern Europe. See “Management”. The address of TI Investment GmbH is Stralauer Allee 2B,10245 Berlin, Germany. These shares were acquired on January 31, 2020 at a price of $13.80 per share. If the underwriters exercise their over-alloment option in full, TI Investment GmbH will benefically own subordinate voting shares representing less than one percent of the combined voting power of our common shares. TI Investment GmbH is not controlled by or affiliated with TELUS International.

(6)
Figure represents ownership on a non-diluted basis. Assuming the conversion of all multiple voting shares to subordinate voting shares, TELUS’ and Baring’s respective ownership would represent 55.1% and 20.7% of the issued and outstanding subordinate voting shares immediately following the closing of this offering (55.1% and 20.1%, respectively, if the underwriters’ over-allotment option is exercised in full).

(7)
Percentage of total voting power represents combined voting power with respect to all of our subordinate voting shares and multiple voting shares, as a single class. If the underwriters exercise their over-alloment option in full, TELUS and Baring would benefically own multiple voting shares representing 70.9% and 25.9% respectively, of the combined voting power of our common shares. The holders of our multiple voting shares are entitled to 10 votes per share, and holders of our subordinate voting shares are entitled to one vote per share. For more information on the voting rights attaching to our subordinate voting shares and multiple voting shares, see “Description of Share Capital — Authorized Share Capital — Subordinate Voting Shares and Multiple Voting Shares”.

As at September 17, 2021, we had nine registered holders of our subordinate voting shares and seven registered holders of our multiple voting shares, with five registered holders of our subordinate voting shares and no registered holders of our multiple voting shares in the United States, representing 31% of our outstanding total subordinate voting shares and multiple voting shares.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Credit Agreement
General
We entered into a senior secured credit agreement, which includes two revolving credit facilities and loan facility agreement, originally dated as of May 31, 2016 and amended and restated on January 28, 2020 and as further amended and restated on December 18, 2020, with The Bank of Nova Scotia, as administrative agent and certain other financial institutions and TELUS, serving as a lender. The credit agreement provides for (i) a $230 million revolving facility, (ii) a $620 million revolving facility ($250 million of which could only be used to finance the acquisition of Lionbridge AI), (iii) a $600 million term loan facility and (iv) a $250 million term loan facility to finance the acquisition of Lionbridge AI. In addition, the revolving credit facilities each include a sub-facility for standby letters of credit with an aggregate cap of C$50 million or the equivalent in U.S. dollars or euros. The facilities generally bear interest at various floating rates, with a credit spread that varies by reference to the ratio of total net debt to EBITDA for the applicable fiscal quarter. The $620 million revolving credit facility and the term loan facilities are subject to an accordion feature allowing us to increase either or both of these facilities by up to an aggregate amount of $250 million, subject to certain customary conditions and increases in interest rates and standby fees. The revolving credit facilities and the $600 million term loan facility mature on January 28, 2025. The $250 million term loan facility will mature on December 22, 2022. The obligations thereunder are guaranteed by all of our wholly-owned subsidiaries and secured by a first priority interest in all of our assets and equity interests in our subsidiaries. As at June 30, 2021, there was $154 million outstanding under the revolving credit facilities and $829 million outstanding under the initial term loan facility.
TELUS, our parent company and controlling shareholder, is a lender under the credit agreement, with a lending responsibility up to 8.9% of the amounts available to us under our facilities (at an aggregate level based on the total size of the credit facilities) as of the date of this prospectus.
Covenants and Events of Default
The credit agreement imposes certain customary restrictions on our activities, including, but not limited to, and subject to certain customary exceptions, our ability to incur indebtedness (including guarantee obligations), incur liens, engage in certain fundamental changes, amend, modify or terminate the master services agreement and shared services agreements we have entered into with TELUS and the shareholders’ agreements we have entered into with TELUS and Baring, make acquisitions or investments, and sell assets. For more information on the agreements we have entered to with TELUS and Baring, please see “Certain Relationships and Related Party Transactions — Our Relationship with TELUS” and “Certain Relationships and Related Party Transactions — Our Relationships with TELUS and Baring”.
The credit agreement also requires us to maintain a total net debt to EBITDA ratio of 5.25 to 1 for each fiscal quarter from and including the fiscal quarter ending December 31, 2020, to and including the fiscal quarter ending December 31, 2021, with a step down to 4.50 to 1 for each fiscal quarter thereafter until and including the fiscal quarter ending December 31, 2022, and a further step down to 3.75 to 1 for each fiscal quarter thereafter. If we make permitted acquisitions with an aggregate cash consideration above $60 million in any twelve-month period, we may request that the maximum permitted total net debt to EBITDA ratio steps up to 4.50 to 1 for the fiscal quarter in which such threshold was exceeded and for each of the seven following fiscal quarters, returning, thereafter, to 3.75 to 1. We are also required to maintain a consolidated debt service coverage ratio financial covenant of at least 1.5 to 1.00 in every fiscal quarter.
The credit agreement provides for customary events of default, including, without limitation: (a) cross-default and cross-acceleration to indebtedness and judgments of over $25.0 million, (b) TELUS ceasing to have the power to, directly or indirectly, (i) vote shares that represent more than 50% our voting shares, (ii) direct our management, business or policies and (iii) elect or appoint a majority of our directors, and (b) termination of the master services agreement and the shared services agreements we have entered into with TELUS.

DESCRIPTION OF SHARE CAPITAL
General
The following is a summary of the terms of our subordinate voting shares, multiple voting shares and preferred shares, as set forth in our notice of articles and articles, and certain related sections of the BCBCA. The following summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles. You may obtain copies of our articles as described under “Where You Can Find More Information” in this prospectus.
Authorized Share Capital
Our share capital consists of an unlimited number of subordinate voting shares, an unlimited number of multiple voting shares and an unlimited number of preferred shares, issuable in series. Immediately following the closing of this offering, we expect to have 64,174,464 subordinate voting shares issued and outstanding and 201,659,876 multiple voting shares issued and outstanding (assuming, in each case, no exercise of the over-allotment option), and no preferred shares issued and outstanding. All of the issued and outstanding multiple voting shares will, directly or indirectly, be held by TELUS, Baring and their respective Permitted Holders (as defined below).
Subordinate Voting Shares and Multiple Voting Shares
Holders of our multiple voting shares are entitled to 10 votes per multiple voting share and holders of subordinate voting shares are entitled to one vote per subordinate voting share on all matters upon which holders of shares are entitled to vote. After giving effect to the offering, the subordinate voting shares will collectively represent 24.1% of our total issued and outstanding shares and 3.1% of the combined voting power attached to all of our issued and outstanding shares (24.8% and 3.2%, respectively, if the over-allotment option is exercised in full). Subject to the prior rights of the holders of our preferred shares, the holders of our multiple voting shares and subordinate voting shares are entitled to receive dividends as and when declared by our board of directors, without preference or distinction among or between the subordinate voting shares and the multiple voting shares. See the section entitled “Dividend Policy”. Subject to the prior payment to the holders of our preferred shares, if any, in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our multiple voting shares and subordinate voting shares are entitled to share pro rata in the distribution of the balance of our assets, without preference or distinction among or between the subordinate voting shares and the multiple voting shares. Holders of multiple voting shares and subordinate voting shares have no pre-emptive or conversion or exchange rights or other subscription rights, except that each outstanding multiple voting share may at any time, at the option of the holder, be converted into one subordinate voting share and our multiple voting shares will automatically convert into subordinate voting shares upon certain transfers and other events, as described below under “— Conversion”. There are no redemption, retraction, purchase for cancellation or surrender provisions or sinking or purchase fund provisions applicable to our subordinate voting shares or multiple voting shares. There is no provision in our articles requiring holders of subordinate voting shares or multiple voting shares to contribute additional capital, or permitting or restricting the issuance of additional securities or any other material restrictions. The special rights or restrictions attached to the subordinate voting shares and multiple voting shares are subject to and may be adversely affected by, the rights attached to any series of preferred shares that we may designate in the future.
Conversion
The subordinate voting shares are not convertible into any other class of shares. Each outstanding multiple voting share may at any time, at the option of the holder, be converted into one subordinate voting share. Upon the first date that any multiple voting share is held by a person other than by a Permitted Holder (as defined below), the Permitted Holder which held such multiple voting share until such date, without any further action, shall automatically be deemed to have exercised his, her or its rights to convert such multiple voting share into a fully paid and non-assessable subordinate voting share.

In addition:
•
all multiple voting shares held by the TELUS Permitted Holders will convert automatically into subordinate voting shares at such time as the TELUS Permitted Holders that hold multiple voting shares no longer as a group beneficially own, directly or indirectly and in the aggregate, at least 10% of the issued and outstanding subordinate voting shares and multiple voting shares; and

•
all multiple voting shares held by the Baring Permitted Holders will convert automatically into subordinate voting shares at such time as the Baring Permitted Holders that hold multiple voting shares no longer as a group beneficially own, directly or indirectly and in the aggregate, at least 10% of the issued and outstanding subordinate voting shares and multiple voting shares.

For the purposes of the foregoing:
“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified Person;
“Baring Permitted Holders” means any funds managed or advised by Baring Private Equity Asia Group Limited or any of its Affiliates, in each case provided that it is controlled, directly or indirectly, or managed or advised by Baring Private Equity Asia Group Limited or an Affiliate of Baring Private Equity Asia Group Limited;
“Permitted Holders” means any of (i) the Baring Permitted Holders, and (ii) the TELUS Permitted Holders;
“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company or other entity;
“TELUS Permitted Holders” means TELUS and any of its Affiliates, in each case provided that it is controlled, directly or indirectly, or managed by TELUS or an Affiliate of TELUS;
A Person is “controlled” by another Person or other Persons if: (i) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly, by or solely for the benefit of the other Person or Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (ii) in the case of a Person that is not a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.
Under Canadian securities laws, the subordinate voting shares are considered “restricted securities” and we are exempt from the requirements of Section 12.3 of National Instrument 41-101 — General Prospectus Requirements on the basis that we were a private issuer within the meaning of such term immediately prior to our initial public offering.
Preferred Shares
Under our articles, preferred shares may be issued in one or more series. Accordingly, our board of directors is authorized, without shareholder approval but subject to the provisions of the BCBCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as our board of directors may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to those of each of the subordinate voting shares and the multiple voting shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of our Company and might adversely affect the market price of our subordinate voting shares and multiple voting shares and the voting and other rights of the holders of subordinate voting shares and multiple voting shares. We have no current plan to issue any preferred shares.
Certain Important Provisions of our Articles and the BCBCA
The following is a summary of certain important provisions of our articles and certain related sections of the BCBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles and the BCBCA.
In addition, the shareholders’ agreement we executed with TELUS and Baring in connection with our initial public offering contains certain restrictions on your rights as a shareholder. See “Certain Relationships and Related Party Transactions — Our Relationship with TELUS and Baring — Shareholders’ Agreement”.
Stated Objects or Purposes
Our articles do not contain stated objects or purposes and do not place any limitations on the business that we may carry on.
Directors
Power to vote on matters in which a director is materially interested.   Under the BCBCA a director who has a material interest in a contract or transaction, whether made or proposed, that is material to us, must disclose such interest to us, subject to certain exceptions such as if the contract or transaction: (i) is an arrangement by way of security granted by us for money loaned to, or obligations undertaken by, the director for our benefit or for one of our affiliates’ benefit; (ii) relates to an indemnity or insurance permitted under the BCBCA; (iii) relates to the remuneration of the director in his or her capacity as director, officer, employee or agent of our Company or of one of our affiliates; (iv) relates to a loan to our Company while the director is the guarantor of some or all of the loan; or (v) is with a corporation that is affiliated with us while the director is also a director or senior officer of that corporation or an affiliate of that corporation.
A director who holds such disclosable interest in respect of any material contract or transaction into which we have entered or propose to enter may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. A director who holds a disclosable interest may also be liable to account to us for any profit that accrues to the director under or as a result of a contract or transaction in which the director holds a disclosable interest, unless the contract or transaction is: (a) approved by the other directors or by a special resolution of the shareholders, or (b) the contract or transaction was entered into before the individual became a director, the disclosable interest was disclosed to the other directors and shareholders and the director who holds the disclosable interest does not vote on any decision or resolution touching on the contract or transaction. Directors will also be required to comply with certain other relevant provisions of the BCBCA regarding conflicts of interest.
Number of shares required to be owned by a director.   Neither our articles nor the BCBCA provide that a director is required to hold any of our shares as a qualification for holding his or her office. Our board of directors has discretion to prescribe minimum share ownership requirements for directors.
Issuance of Additional Multiple Voting Shares
We may not issue multiple voting shares without applicable regulatory, stock exchange and shareholder approval. However, approval is not required in connection with a subdivision or consolidation on a pro rata basis as between the subordinate voting shares and the multiple voting shares.
Subdivision or Consolidation
No subdivision or consolidation of the subordinate voting shares or the multiple voting shares may be carried out unless, at the same time, the multiple voting shares or the subordinate voting shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis.

Certain Amendments and Change of Control
In addition to any other voting right or power to which the holders of subordinate voting shares shall be entitled by law or regulation or other provisions of our articles from time to time in effect, but subject to the provisions of our articles, holders of subordinate voting shares shall be entitled to vote separately as a class, in addition to any other vote of our shareholders that may be required, in respect of any alteration, repeal or amendment of our articles which would adversely affect the rights or special rights of the holders of subordinate voting shares or affect the holders of subordinate voting shares and multiple voting shares differently, on a per share basis, including an amendment to our articles that provides that any multiple voting shares sold or transferred to a Person that is not a Permitted Holder shall be automatically converted into subordinate voting shares.
Pursuant to our articles, holders of subordinate voting shares and multiple voting shares are treated equally and identically, on a per share basis, in certain change of control transactions that require approval of our shareholders under the BCBCA, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of our subordinate voting shares and multiple voting shares, each voting separately as a class.
Our articles do not otherwise contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.
Shareholder Meetings
Subject to applicable stock exchange requirements, we must hold a general meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting. A meeting of our shareholders may be held anywhere in or outside British Columbia.
A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business must be sent to each shareholder entitled to attend the meeting and to each director not less than 21 days and no more than 60 days prior to the meeting, although, as a result of applicable securities laws, the minimum time for notice is effectively longer in most circumstances. Under the BCBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.
Our articles also provide that no business may be transacted at an annual general meeting other than business that is either (i) specified in our notice of meeting (or any supplement) given by or at the direction of our board; (ii) otherwise properly brought before the annual general meeting by or at the direction of our board; or (iii) otherwise properly brought before the annual general meeting by any of our shareholders who complies with the proposal procedures in our articles. For business to be properly brought before an annual general meeting by one of our shareholders, the shareholder must submit a proposal to us for inclusion in our management proxy circular in accordance with the requirements of the BCBCA, and we must set out in, or attach, the proposal to our management proxy circular, subject to certain exceptions permitted by the BCBCA. Similarly, at a special meeting of shareholders, only business that has been brought before the meeting pursuant to our notice of meeting will be carried out.
A quorum for meetings of shareholders is present if shareholders who, in the aggregate, hold at least 25% of the issued shares plus at least a majority of multiple voting shares entitled to be voted at the meeting are present in person or represented by proxy. If a quorum is not present at the opening of any meeting of shareholders, the meeting stands adjourned to a fixed time and place determined by the chair or by the directors, unless the meeting was requisitioned by shareholders, in which case the meeting is dissolved.
Holders of our subordinate voting shares and multiple voting shares are entitled to attend and vote at meetings of our shareholders except meetings at which only holders of a particular class or series are entitled to vote. Except as otherwise provided with respect to any particular series of preferred shares, and except as otherwise required by law, the holders of our preferred shares are not entitled as a class to receive notice of, or to attend or vote at any meetings of our shareholders. Our directors, our secretary (if any), our auditor and any other persons invited by our chair or directors or with the consent of those at the meeting are entitled to attend any meeting of our shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.
Shareholder Proposals and Advance Notice Procedures
Under the BCBCA, qualified shareholders holding at least one percent (1%) of our issued voting shares may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the Company for at least two years before the date of signing the proposal.
We have included certain advance notice provisions with respect to the election of our directors in our articles (the “Advance Notice Provisions”). The Advance Notice Provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of board nominations and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.
Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide us notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date of the annual meeting of shareholders (the “Notice Date”) is less than 50 days before the meeting date, not later than the close of business on the 10th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made, provided that, in either instance, if notice-and-access (as defined in National Instrument 54-101 —  Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described above, and the applicable notice date in respect of the meeting is not less than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting.
These provisions could have the effect of delaying until the next shareholder meeting the nomination of certain persons for director that are favored by the holders of our outstanding voting securities.
Take-Over Bid Protection
Under applicable securities laws in Canada, an offer to purchase multiple voting shares would not necessarily require that an offer be made to purchase subordinate voting shares. In accordance with the rules of the TSX designed to ensure that, in the event of a take-over bid, the holders of subordinate voting shares will be entitled to participate on an equal footing with holders of multiple voting shares, the holders of multiple voting shares upon completion of our initial public offering entered into a customary coattail agreement with us and a trustee (the “Coattail Agreement”). The Coattail Agreement contains provisions customary for dual-class, TSX-listed corporations designed to prevent transactions that otherwise would deprive the holders of subordinate voting shares of rights under applicable securities laws in Canada to which they would have been entitled if the multiple voting shares had been subordinate voting shares.
The undertakings in the Coattail Agreement will not apply to prevent a sale by the holders of multiple voting shares or their Permitted Holders of multiple voting shares if concurrently an offer is made to purchase subordinate voting shares that:
•
offers a price per subordinate voting share at least as high as the highest price per share to be paid pursuant to the take-over bid for the multiple voting shares;

•
provides that the percentage of outstanding subordinate voting shares to be taken up and paid for (exclusive of subordinate voting shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of multiple voting shares to be taken up and paid for (exclusive of multiple voting shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

•
has no condition attached other than the right not to take up and pay for subordinate voting shares tendered if no shares are purchased pursuant to the offer for multiple voting shares; and

•
is in all other material respects identical to the offer for multiple voting shares.

In addition, the Coattail Agreement does not prevent the sale of multiple voting shares to Permitted Holders, provided such sale is not or would not have been subject to the requirements to make a take-over bid (if the vendor or transferee were in Canada) or is exempt or would be exempt from certain requirements applicable to take-over bids under applicable securities laws in Canada. The conversion of multiple voting shares into subordinate voting shares, whether or not such subordinate voting shares are subsequently sold, would not constitute a disposition of multiple voting shares for the purposes of the Coattail Agreement.
Under the Coattail Agreement, any sale of multiple voting shares by a holder of multiple voting shares party to the Coattail Agreement is conditional upon the transferee becoming a party to the Coattail Agreement, to the extent such transferred multiple voting shares are not automatically converted into subordinate voting shares in accordance with our articles.
The Coattail Agreement contains provisions for authorizing action by the trustee to enforce the rights under the Coattail Agreement on behalf of the holders of the subordinate voting shares. The obligation of the trustee to take such action is conditional on us or holders of the subordinate voting shares providing such funds and indemnity as the trustee may reasonably require. No holder of subordinate voting shares has the right, other than through the trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Coattail Agreement unless the trustee fails to act on a request authorized by holders of not less than 10% of the outstanding subordinate voting shares and reasonable funds and indemnity have been provided to the trustee.
Other than in respect of non-material amendments and waivers that do not adversely affect the interests of holders of subordinate voting shares, the Coattail Agreement provides that, among other things, it may not be amended, and no provision thereof may be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained: (a) the consent of the TSX and any other applicable securities regulatory authority in Canada; and (b) the approval of at least two-thirds of the votes cast by holders of subordinate voting shares represented at a meeting duly called for the purpose of considering such amendment or waiver, excluding votes attached to subordinate voting shares held by the holders of multiple voting shares or their respective permitted transferees and any persons who have an agreement to purchase multiple voting shares on terms which would constitute a sale or disposition for purposes of the Coattail Agreement, other than as permitted thereby.
No provision of the Coattail Agreement limits the rights of any holders of subordinate voting shares under applicable law.
Forum Selection
We have included a forum selection provision in our articles that provides that, unless we consent in writing to the selection of an alternative forum, the Supreme Court of British Columbia, Canada and the appellate courts therefrom, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA or our articles; or (iv) any action or proceeding asserting a claim otherwise related to the relationships among us, our affiliates and their respective shareholders, directors and/or officers, but excluding claims related to our business or such affiliates. The forum selection provision also provides that our securityholders are deemed to have consented to the personal jurisdiction of the courts in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions. This forum selection provision does not apply to any causes of action arising under the Securities Act, or the Exchange Act. The Securities Act provides that both federal and state courts have concurrent jurisdiction over suits brought to enforce any duty or liability under the Securities Act or the rules and regulations thereunder, and the Exchange Act provides that federal courts have exclusive jurisdiction over suits brought to enforce any duty or liability under the Exchange Act or the rules and regulations thereunder. Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act and the Exchange Act. Investors cannot waive, and accepting or consenting to this forum selection provision does not represent a waiver of compliance with U.S. federal securities laws and the rules and regulations thereunder.
Limitation of Liability and Indemnification
Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct in respect of which proceeding was brought was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding, but only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application of an indemnifiable person or us, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement. As permitted by the BCBCA, our articles require us to indemnify our directors, officers, former directors or officers (and such individual’s respective heirs and legal representatives) and permit us to indemnify any person to the extent permitted by the BCBCA.
Transfer Agent and Registrar
The transfer agent and registrar for our subordinate voting shares and multiple voting shares in the United States is Computershare Trust Company, N.A. at its principal office in Canton, Ohio, and in Canada is Computershare Investor Services Inc. at its principal office in Calgary, Alberta.
Ownership and Exchange Controls
There is no limitation imposed by Canadian law or by our articles on the right of a non-resident to hold or vote our subordinate voting shares or multiple voting shares, other than discussed below.
Competition Act
Limitations on the ability to acquire and hold our subordinate voting shares and multiple voting shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition

(the “Commissioner”), to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to challenge this type of acquisition by seeking a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which may be granted where the Competition Tribunal finds that the acquisition substantially prevents or lessens, or is likely to substantially prevent or lessen, competition.
This legislation also requires any person or persons who intend to acquire more than 20% of our voting shares or, if such person or persons already own more than 20% of our voting shares prior to the acquisition, more than 50% of our voting shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period or issues an advance ruling certificate. The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period.
Investment Canada Act
The Investment Canada Act requires each “non Canadian” (as defined in the Investment Canada Act) who acquires “control” of an existing “Canadian business”, to file a notification in prescribed form with the responsible federal government department or departments not later than 30 days after closing, provided the acquisition of control is not a reviewable transaction under the Investment Canada Act. Subject to certain exemptions, a transaction that is reviewable under the Investment Canada Act may not be implemented until an application for review has been filed and the responsible Minister of the federal cabinet has determined that the investment is likely to be of “net benefit to Canada” taking into account certain factors set out in the Investment Canada Act. Under the Investment Canada Act, an investment in our subordinate voting shares or multiple voting shares by a non-Canadian that is ultimately controlled in a country that has a free trade agreement with Canada (or the United Kingdom), including a United States investor, would be reviewable only if it were an investment to acquire control of us pursuant to the Investment Canada Act and our enterprise value (as determined pursuant to the Investment Canada Act and its regulations) was equal to or greater than the amount specified, which is currently C$1.535 billion. For other investors who are not state-owned enterprises and who are ultimately controlled by World Trade Organization members, the threshold is currently C$1.043 billion for 2021.
The Investment Canada Act contains various rules to determine if there has been an acquisition of control. Generally, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one-third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one-third of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.
Under the national security review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect to a much broader range of investments by a non-Canadian to “acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada”. No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security”. The responsible ministers have broad discretion to determine whether an investor is a non-Canadian and therefore subject to national security review. Review on national security grounds is at the discretion of the responsible ministers, and may occur on a pre- or post-closing basis.
Certain transactions relating to our subordinate voting shares and multiple voting shares will generally be exempt from the Investment Canada Act, subject to the federal government’s prerogative to conduct a national security review, including:

•
the acquisition of our subordinate voting shares and multiple voting shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

•
the acquisition of control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act; and

•
the acquisition of control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through ownership of our subordinate voting shares and multiple voting shares, remains unchanged.

Other
There is no law, governmental decree or regulation in Canada that restricts the export or import of capital, or that would affect the remittance of dividends (if any) or other payments by us to non-resident holders of our subordinate voting shares and multiple voting shares, other than withholding tax requirements.
Listing
Our subordinate voting shares are listed on the NYSE and on the TSX under the symbol “TIXT”. Our subordinate voting shares trade in U.S. dollars on the NYSE and in Canadian dollars on the TSX.
Prior Sales
The following table summarizes issuances of the securities of the class distributed under this prospectus and securities convertible into securities of the class distributed under this prospectus during the 12-month period preceding the date of this prospectus.
Date of Issue	Security	Number of Securities Issued or Sold	Issue Price/Exercise Price per Security
October 19, 2020	Class B common shares(2)	1,070,253(1)	$62.10(1)
December 29, 2020	Class A common shares	1,678,242(1)	$89.17(1)
December 29, 2020	Class B common shares	901,101(1)	$89.17(1)
February 2, 2021	Share-settled restricted share units	670,292(3)	$25.00
February 2, 2021	Options to purchase Subordinate Voting Shares	579,949(4)	$25.00
February 5, 2021	Subordinate Voting Shares	15,068,329(5)	$25.00
February 5, 2021	Subordinate Voting Shares	6,484,296(6)	$25.00
February 5, 2021	Subordinate Voting Shares	20,997,375	$25.00
May 10, 2021	Subordinate Voting Shares	285,950(7)	$31.07
May 20, 2021	Performance share units	192,064(8)	$29.17
May 20, 2021	Share-settled restricted share units	465,461(8)	$29.17
May 28, 2021	Subordinate Voting Shares	39,100(7)	$31.04
June 1, 2021	Subordinate Voting Shares	28,986(7)	$31.02
June 8, 2021	Subordinate Voting Shares	13,092(7)	$31.01
June 9, 2021	Subordinate Voting Shares	45,574(7)	$31.03
June 11, 2021	Subordinate Voting Shares	4,492(7)	$31.00
June 14, 2021	Subordinate Voting Shares	48,312(7)	$31.01
June 15, 2021	Subordinate Voting Shares	148,061(7)	$31.84
June 22, 2021	Subordinate Voting Shares	59,188(7)	$31.19
June 23, 2021	Subordinate Voting Shares	60,742(7)	$31.36

Date of Issue	Security	Number of Securities Issued or Sold	Issue Price/Exercise Price per Security
June 24, 2021	Subordinate Voting Shares	122,634(7)	$31.56
June 25, 2021	Subordinate Voting Shares	153,849(7)	$31.57
June 28, 2021	Subordinate Voting Shares	92,822(7)	$31.23
June 29, 2021	Subordinate Voting Shares	92,718(7)	$31.32
June 30, 2021	Subordinate Voting Shares	114,301(7)	$31.24
June 30, 2021	Subordinate Voting Shares	7,910(9)	$31.13
July 12, 2021	Subordinate Voting Shares	32,244(10)	$31.01
August 3, 2021	Subordinate Voting Shares	282,069(11)	$30.94
August 18, 2021	Subordinate Voting Shares	2,600(7)	$31.05
August 20, 2021	Subordinate Voting Shares	21,727(7)	$31.00

(1)
These amounts do not reflect the 4.5-for-1 split of our outstanding equity securities in connection with the reorganization effected at the time of our initial public offering, which is described in Note 17: Share capital to the audited financial statements included elsewhere in this prospectus, as the number of securities issued or sold and their issue price were not changed by the share split. Prior to the closing of our initial public offering, our share capital was amended to create our multiple voting shares and subordinate voting shares. See “Description of Share Capital — General”.

(2)
An option to purchase Class B common shares was granted to Baring, exercised in full on September 29, 2020 and settled on October 19, 2020. The Company allocated all net proceeds received from Baring to repay outstanding indebtedness.

(3)
Grants of share-settled (Subordinate Voting Share) restricted share units granted under the 2021 MIP.

(4)
Grants of options to purchase Subordinate Voting Shares under the 2021 MIP.

(5)
Represents shares converted from multiple voting shares and sold by Baring pursuant to our initial public offering.

(6)
Represents shares converted from multiple voting shares and sold by TELUS International Holding Inc. pursuant to our initial public offering.

(7)
Represents shares sold by TI Investment GmbH pursuant to market dispositions.

(8)
Grants of share-settled (Subordinate Voting Share) restricted share units/performance share units granted under the 2021 Omnibus Plan.

(9)
Subordinate Voting Shares issued pursuant to our employee share purchase plan.

(10)
Issuances under our 2021 Omnibus Plan in connection with the Playment acquisition.

(11)
Subordinate Voting Shares issued on vesting of previously granted share-settled phantom options.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. PERSONS
The following discussion is a summary of certain U.S. federal income tax consequences relating to the acquisition, ownership and disposition to U.S. Holders, as defined below, of the subordinate voting shares (the “Shares”). This summary does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a particular person’s decision to acquire the Shares. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and U.S. Treasury regulations promulgated thereunder, as well as judicial and administrative interpretations thereof and the income tax treaty between the United States and Canada (the “Treaty”), in each case as in effect as of the date of this prospectus. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below, and there can be no assurance that the IRS or U.S. courts will agree with the tax consequences described in this summary. The Company undertakes no obligation to publicly update or otherwise revise this summary whether as a result of new U.S. Treasury regulations, Code sections, judicial and administrative interpretations or otherwise.
This summary applies only to U.S. Holders (as defined below) that purchase Shares in this offering and hold the Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address any U.S. federal estate and gift tax, alternative minimum tax or Medicare tax on net investment income consequences, or any U.S. state or local or non-U.S. tax consequences. This summary also does not address the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as:
•
banks and other financial institutions;

•
insurance companies;

•
regulated investment companies or real estate investment trusts;

•
dealers or traders in securities or currencies that use a mark-to-market method of accounting;

•
tax exempt organizations, retirement plans, individual retirement accounts and other tax deferred accounts;

•
persons holding the Shares as part of a straddle, hedging, conversion or integrated transaction for U.S. federal income tax purposes;

•
U.S. expatriates;

•
persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•
any entity or arrangement classified as a partnership for U.S. federal income tax purposes or investors therein;

•
persons who own or are deemed to own, directly or constructively, 10% or more of Company’s stock (by vote or value);

•
persons holding the Shares in connection with a trade or business conducted outside the United States; or

•
persons who do not qualify for the benefits of the Treaty.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SHARES.
As used herein, “U.S. Holder” means a beneficial owner of Shares that is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes (which includes a “green card holder”), (ii) a corporation (or other entity taxable as a corporation for U.S. federal tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (a) is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds the Shares generally will depend on the status of the partner and the activities of the partnership. Partnerships considering an investment in the Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the acquisition, ownership and disposition of the Shares.
Distributions on the Shares
Subject to the PFIC rules discussed below, the gross amount of any distribution made by the Company to a U.S. Holder with respect to the Shares (including the amount of any Canadian taxes withheld therefrom) generally will be included in such holder’s gross income as non-U.S. source dividend income in the year actually or constructively received, but only to the extent that the distribution is paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). As a non-U.S. company, the Company does not maintain calculations of its earnings and profits under U.S. federal income tax principles. Therefore, it is expected that any distributions generally will be reported to U.S. Holders as dividends. Any dividends that the Company pays will not be eligible for the dividends-received deduction allowed to certain corporate U.S. Holders.
With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends may be eligible to be taxed at favorable rates applicable to “qualified dividend income”, provided that (1) the Shares are readily tradable on an established securities market in the United States or the Company is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program (such as the Treaty), (2) the Company is not a PFIC (as discussed below) with respect to the relevant U.S. Holder for either its taxable year in which the dividend is paid or the preceding taxable year and (3) certain minimum holding period and other requirements are met. Pursuant to IRS authority, the Shares should be considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NYSE. U.S. Holders are urged to consult their tax advisors regarding the availability of the favorable rate applicable to qualified dividend income for any dividends the Company pays with respect to the Shares.
Any dividends the Company pays to U.S. Holders generally will constitute non-U.S. source “passive category” income for U.S. foreign tax credit limitation purposes. Subject to certain limitations, Canadian tax withheld with respect to distributions made on the Shares may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Alternatively, a U.S. Holder may, subject to applicable limitations, elect to deduct the otherwise creditable Canadian withholding taxes for U.S. federal income tax purposes. The rules governing the foreign tax credit are complex and involve the application of rules that depend upon a U.S. Holder’s particular circumstances. Accordingly, a U.S. Holder is urged to consult its tax advisor regarding the availability of the foreign tax credit under its particular circumstances.
Sale, Exchange or Other Taxable Disposition of the Shares
Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize gain or loss upon the taxable sale, exchange or other disposition of the Shares in an amount equal to the difference between (i) the U.S. dollar value of the amount realized upon the sale, exchange or other taxable disposition and (ii) such U.S. Holder’s adjusted tax basis in the Shares. Generally, such gain or loss will be capital gain or loss and will be long- term capital gain or loss if, on the date of the sale, exchange or other taxable disposition, such U.S. Holder has held the Shares for more than one year. If such U.S. Holder is an individual or other non-corporate U.S. Holder, long-term capital gains will be subject to a reduced maximum U.S. federal income tax rate. The deductibility of capital losses is subject to limitations under the Code. Gain or loss, if any, that a U.S. Holder realizes upon a sale, exchange or other taxable disposition of the Shares generally will be treated as having a U.S. source for U.S. foreign tax credit limitation purposes.

PFIC Rules
The taxation of U.S. Holders will depend on whether the Company is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. corporation will be a PFIC in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets which produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. The Company will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% by value of the stock.
Based on the Company’s income, assets and business activities, the Company does not believe that it was a PFIC for its 2020 taxable year and the Company expects that it will not be classified as a PFIC for U.S. federal income tax purposes for its current taxable year or in the near future. The determination of PFIC status is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond the Company’s control, including the relative values of the Company’s assets and its subsidiaries, and the amount and type of their income. As a result, there can be no assurance that the Company will not be a PFIC in 2021 or any subsequent year or that the IRS will agree with the Company’s conclusion regarding its PFIC status and would not successfully challenge our position.
If the Company were to be treated as a PFIC in any taxable year, in addition to certain form filing requirements, U.S. Holders of the Shares generally would be subject to additional taxes (including taxation at ordinary income rates and an interest charge) under the PFIC excess distribution rule on any “excess distributions” received from the Company and on any gain realized from a sale or other disposition of such Shares, regardless of whether the Company continues to be a PFIC in the year such distribution is received or gain is realized. A U.S. Holder would be treated as receiving an excess distribution in a taxable year to the extent that distributions on the Shares during that year exceed 125% of the average amount of distributions received during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period in the Shares). Gain on the disposition of the Shares will be subject to taxation in the same manner as an excess distribution (including taxation at ordinary income rates), described immediately above.
If, contrary to current expectations, the Company was a PFIC for U.S. federal income tax purposes, certain elections (such as a mark-to-market election or qualified electing fund election) may be available to U.S. Holders with respect to the Shares that may mitigate some of the adverse tax consequences resulting from PFIC treatment.
U.S. Holders are urged to consult their own tax advisors concerning the Company’s PFIC status and the consequences to them of the treatment of the Company as a PFIC for any taxable year.
Information with Respect to Foreign Financial Assets
Individuals and certain entities that own “specified foreign financial assets”, generally with an aggregate value in excess of $50,000 are generally required to file an information report on IRS Form 8938, Statement of Specified Foreign Financial Assets, with respect to such assets with their tax returns for each year in which they hold Shares. “Specified foreign financial assets” include any financial accounts maintained by certain foreign financial institutions, as well as securities issued by non-U.S. persons if they are not held in accounts maintained by financial institutions. U.S. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Shares.

Information Reporting and Backup Withholding
In general, information reporting will apply to dividends paid to a U.S. Holder in respect of the Shares and the proceeds received by such U.S. Holder from the sale, exchange or other disposition of the Shares within the United States unless such U.S. Holder is a corporation or other exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report dividend and interest income in full. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. U.S. Holders are urged to consult their tax advisors regarding the backup withholding tax and information reporting rules.

CERTAIN CANADIAN INCOME TAX CONSIDERATIONS
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations promulgated thereunder, collectively the Tax Act, to a purchaser who acquires as beneficial owner subordinate voting shares under this offering, and who, for purposes of the Tax Act and at all relevant times, (i) is not, and is not deemed to be, resident in Canada, (ii) holds the subordinate voting shares as capital property, (iii) deals at arm’s length with, and is not affiliated with, the Company or the underwriters, and (iv) does not use or hold, and will not be deemed to use or hold, the subordinate voting shares in the course of carrying on or otherwise in connection with a business in Canada, hereinafter, a “Non-Resident Holder”. Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an “authorized foreign bank” within the meaning of the Tax Act or an insurer carrying on an insurance business in Canada and elsewhere. Any such Non-Resident Holder should consult its own tax advisor.
This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced in writing by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), the Treaty, and an understanding of the current administrative policies and assessing practices of the CRA, published in writing by it prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed. However, no assurance can be given that the Proposed Amendments will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law or any changes in the CRA’s administrative policies or assessing practices, whether by legislative, governmental or judicial action or decision, nor does it take into account or anticipate any other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.
This summary is not applicable to a Non-Resident Holder who reports its “Canadian tax results” in a currency other than Canadian currency; or that has entered or enters into a “derivative forward agreement” with respect to the subordinate voting shares (each as defined in the Tax Act). Any such Non-Resident Holder should consult its own tax advisor with respect to an investment in the subordinate voting shares.
This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any prospective purchaser or holder of the subordinate voting shares, and no representations with respect to the income tax consequences to any prospective purchaser or holder are made. Consequently, prospective purchasers or holders of the subordinate voting shares should consult their own tax advisors with respect to their particular circumstances.
Currency Conversion
Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the subordinate voting shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Tax Act. The amounts subject to withholding tax and any capital gains or capital losses realized by a Non-Resident Holder may be affected by fluctuations in the Canadian-U.S. dollar exchange rate.
Dividends
Dividends paid or credited or deemed to be paid or credited on the subordinate voting shares to a Non-Resident Holder by the Company will be subject to Canadian withholding tax under the Tax Act at the rate of 25%, subject to any reduction under the provisions of an applicable income tax convention. For example, under the Treaty, the rate of withholding tax on dividends paid or credited or deemed to be paid or credited to a beneficially entitled Non-Resident Holder who is resident in the U.S. for purposes of the Treaty and who is fully entitled to the benefits of the Treaty is generally limited to 15% of the gross amount of the dividend. Non-Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty.

Dispositions
A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a subordinate voting share, unless the subordinate voting share constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable income tax convention.
Generally, the subordinate voting shares will not constitute taxable Canadian property of a Non-Resident Holder at a particular time, unless at any time during the 60-month period that ends at that time more than 50% of the fair market value of the subordinate voting shares was derived directly or indirectly from one or any combination of: real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in (or for civil law rights in), such properties, whether or not such properties exist (the “FMV Condition”). In addition, even if the FMV Condition is satisfied at a particular time, the subordinate voting shares will not constitute taxable Canadian property of a Non-Resident Holder at that time if the subordinate voting shares are listed at that time on a “designated stock exchange”, as defined in the Tax Act (which currently includes the NYSE and the TSX), unless at any time during the 60-month period that ends at that time (a) the Non-Resident Holder; (b) persons with whom the Non-Resident Holder did not deal at arm’s length for purposes of the Tax Act; (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of the shares of the Company. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the subordinate voting shares could be deemed to be taxable Canadian property. A Non-Resident Holder contemplating a disposition of subordinate voting shares that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom J.P. Morgan Securities LLC, Barclays Capital Inc. and CIBC World Markets Inc. are acting as representatives, have severally agreed to purchase, and the selling shareholders have agreed to sell to them, severally, the number of subordinate voting shares indicated below:
Name	Number of Subordinate Voting Shares
J.P. Morgan Securities LLC	3,445,264
Barclays Capital Inc.	3,445,264
CIBC World Markets Inc.	3,445,264
Credit Suisse Securities (USA) LLC	1,450,610
Citigroup Global Markets Inc.	406,421
RBC Dominion Securities Inc.	406,421
Robert W. Baird & Co. Incorporated	300,126
BMO Nesbitt Burns Inc.	300,126
Scotia Capital Inc.	300,126
TD Securities Inc.	300,126
Wells Fargo Securities Canada, Ltd.	300,126
William Blair & Company, L.L.C.	300,126
Total	14,400,000

*
Robert W. Baird & Co. Incorporated and William Blair & Company, L.L.C. and their respective affiliates are not registered to sell securities in any Canadian jurisdiction and, accordingly, will only sell subordinate voting shares outside of Canada.

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives”, respectively. The offering is being made concurrently in the United States and in each of the provinces and territories of Canada. The subordinate voting shares will be offered in the United States through certain of the underwriters listed above, either directly or indirectly, through their respective U.S. broker-dealer affiliates or agents. The subordinate voting shares will be offered in each of the provinces and territories of Canada through certain of the underwriters or their Canadian affiliates who are registered to offer the subordinate voting shares for sale in such provinces and territories, or through such other registered dealers as may be designated by the underwriters. Subject to applicable law, the underwriters may offer the subordinate voting shares outside of the United States and Canada.
The underwriters are offering the subordinate voting shares subject to their acceptance of the subordinate voting shares from the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the subordinate voting shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The obligations of the underwriters under the underwriting agreement may be terminated at any time before closing of this offering at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated upon the occurrence of certain stated events, including: (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the NYSE, the Nasdaq Global Market, or the TSX, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States or Canada shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by U.S. Federal, New York State or Canadian authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets, currency exchange rates or controls or any calamity or crisis that, in the underwriters’ judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the representatives' judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the subordinate voting shares on the terms and in the manner contemplated in the prospectus. The underwriters are, however, obligated to take up and pay for all of the subordinate voting shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take up or pay for the subordinate voting shares covered by the underwriters’ over-allotment option described below unless and until the over-allotment option is exercised.
The underwriters initially propose to offer part of the subordinate voting shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the underwriters have made a reasonable effort to sell all of the subordinate voting shares at the offering price specified on the cover page, the offering price may be decreased and may be further changed from time to time to an amount not greater than that set out on the cover page, and the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the subordinate voting shares is less than the gross price paid by the underwriters to the selling shareholders. The subordinate voting shares are being offered in the United States and Canada in U.S. dollars.
The selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,160,000 additional subordinate voting shares, at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the initial offering of the subordinate voting shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same proportion of the additional subordinate voting shares as the number listed next to the underwriter’s name in the preceding table that bears to the total number of subordinate voting shares listed next to the names of all underwriters.
The following table shows the per subordinate voting share and total public offering price, underwriting discounts to be paid to the underwriters by the selling shareholders and proceeds before expenses to the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to an additional 2,160,000 subordinate voting shares.
	Per Subordinate Voting Share	No Exercise	Full Exercise
Public offering price	$34.00	$489,600,000	$563,040,000
Underwriting discounts and commissions to be paid by the selling shareholders	$1.28	$18,360,000	$21,114,000
Proceeds, before expenses, to the selling shareholders	$32.72	$471,240,000	$541,926,000
The total underwriting discounts and commissions to be paid by the selling shareholders to the underwriters represent 3.75% of the total amount of the offering. The estimated offering expenses payable by us are approximately $3 million. In accordance with the terms of the Registration Rights Agreement, we will pay the expenses associated with the offering, other than underwriting discounts and commissions. We have agreed to reimburse the underwriters up to $30,000 for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc. (“FINRA”). The total underwriters’ discounts and commissions for the offering will be paid proportionately by each of the selling shareholders based on the respective number of subordinate voting shares sold by each pursuant to the offering.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of subordinate voting shares offered by them.
We, all directors, all executive officers, the holders of all of our multiple voting shares, and the selling shareholders, collectively representing 82.3% of our outstanding shares and options on a fully-diluted basis (each, a “locked-up party”), have agreed that, without the prior written consent of J.P. Morgan Securities LLC, Barclays Capital Inc. and CIBC World Markets Inc. on behalf of the underwriters, we and they will not, during the period ending 75 days after the date of this prospectus (the “restricted period”):
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any subordinate voting shares or any securities convertible into or exercisable or exchangeable for subordinate voting shares or any securities convertible into or exercisable or exchangeable for subordinate voting shares (collectively, the “subject shares”) or publicly disclose the intention to do so; or
•
enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the subject shares or such other securities;

whether any such transaction described above is to be settled by delivery of subject shares or such other securities, in cash or otherwise. In addition, we and each such locked-up party have agreed that, without the prior written consent of J.P. Morgan Securities LLC, Barclays Capital Inc. and CIBC World Markets Inc., on behalf of the underwriters, we or such locked-up party will not, during the restricted period, make any demand for or exercise any right with respect to, the registration of any subject shares or publicly disclose the intention to do any of the foregoing.
In respect of our directors, executive officers and other shareholders who have signed lock-ups, the restrictions described in the immediately preceding paragraph do not apply to transfers of subject shares by the locked-up party:
•
as a bona fide gift or gifts, including to a charitable organization or educational institution, or for bona fide estate planning purposes;

•
by will, any other testamentary document or intestate succession to the legal representative, heir, beneficiary or member of the immediate family of the locked-up party;

•
to any immediate family member (which for the purposes of the lock-up agreement shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin);

•
to any trust for the direct or indirect benefit of the locked-up party or the immediate family of the locked-up party, or if the locked-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

•
to a partnership, limited liability company or other entity of which the locked-up party and the immediate family of the locked-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

•
if the locked-up party is an entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is a subsidiary or an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the locked-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the locked-up party or affiliates of the locked-up party (including, for the avoidance of doubt, where the locked-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership) or to direct or indirect shareholders, current or former partners (general or limited), beneficiaries, or other equity holders or to the estates of any such shareholders, partners, beneficiaries or other equity holders of the locked-up party and their respective affiliates, or (B) as part of a distribution to members, limited partners or shareholders of the locked-up party;

•
by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement or pursuant to any court order or the order of any other governmental authority having jurisdiction over the locked-up party;

•
to the Company from an employee of the Company upon death, disability or termination of employment (with or without cause) or resignation, in each case, of such employee;

•
as part of a sale of the locked-up party’s subject securities acquired in open market transactions after the completion of this offering;

•
to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under the first through ninth bullet points above;

•
to the Company in connection with the vesting, settlement, or exercise of restricted share units, options, warrants or other rights to purchase subordinate voting shares (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted share units, options, warrants or rights, provided that any such subordinate voting shares received upon such exercise, vesting or settlement shall be subject to the terms of the lock-up agreement, and provided further that any such restricted share units, options, warrants or rights are held by the locked-up party pursuant to an agreement or equity awards granted under a share incentive plan or other equity award plan, each such agreement or plan which is described in this prospectus; or

•
pursuant to a bona fide third-party tender offer, take-over bid, merger, amalgamation, plan of arrangement, consolidation or other similar transaction that is approved by the board and made to all holders of the Company’s shares involving a Change of Control (as defined below) of the Company (for purposes of the lock-up agreement, “Change of Control” shall mean the transfer (whether by tender offer, take-over bid, merger, amalgamation, plan of arrangement, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided that in the event that such tender offer, take-over bid, merger, amalgamation, plan of arrangement, consolidation or other similar transaction is not completed, the locked-up party’s subject securities shall remain subject to the provisions of the lock-up agreement; and

•
with respect to Baring, pledging, charging, hypothecating or granting a security interest in the locked-up party’s subject securities or securities convertible into or exchangeable for subject securities to one or more banks, financial or other lending institutions (“Lenders”) as collateral or security for or in connection with any margin loan or other loans, advances or extensions of credit entered into by the locked-up party or any of its direct or indirect subsidiaries or affiliates and any transfers of such locked-up party’s subject securities or such other securities to the applicable Lender(s) or other third parties upon or following foreclosure upon or enforcement of such subject securities in accordance with the terms of the documentation governing any margin loan or other loan, advance, or extension of credit (including, without limitation, pursuant to any agreement or arrangement existing as of the date of the lock-up agreement); provided that any such pledge, charge, hypothecation or granting of security interest may only be provided in respect of the locked-up party’s subject securities subject to an existing pledge, charge, hypothecation or granting of such a security interest as of the date of the lock-up agreement, and provided that with respect to any pledge, charge, hypothecation or other granting of a security interest set forth above after the execution of the lock-up agreement, the applicable Lender(s) shall be informed of the existence and contents of the lock-up agreement before entering into any margin loan or other loans, advances or extensions of credit.

In addition, the restrictions described above do not apply to us with respect to:
•
the subordinate voting shares to be sold pursuant to the underwriting agreement;

•
the issuance by us of multiple voting shares or subordinate voting shares or securities convertible into or exercisable for multiple voting share or subordinate voting shares pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants, options or the settlement of equity-based awards (in each case, including net exercise, conversion or settlement and in respect of tax withholding payments due upon the exercise of options or the vesting of equity-based awards), in each case outstanding on the date of closing of this offering and disclosed in this prospectus;

•
grants of share options, stock awards or any other equity awards and the issuance of multiple voting shares or subordinate voting shares or securities convertible into or exercisable or exchangeable for multiple voting shares or subordinate voting shares (whether upon the exercise of share options or otherwise) to the Company’'s employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the date of closing of this offering and disclosed in this prospectus, provided that such recipients enter into a lock-up agreement with J.P. Morgan Securities LLC, Barclays Capital Inc. and CIBC World Markets Inc. substantially in the form entered into by our other securityholders in connection with this offering;
•
the issuance of up to 10% of the outstanding multiple voting shares or subordinate voting shares, or securities convertible into, exercisable for, or which are otherwise exchangeable for, multiple voting shares or subordinate voting shares, immediately following the date of closing of this offering, (x) in connection with acquisitions by the Company or any of it subsidiaries of the securities, business, property or other assets of another person or business entity (whether by means of merger, stock purchase, asset purchase or otherwise) or pursuant to any employee benefit plan assumed by the Company in connection with any such acquisitions or (y) in connection with joint ventures, commercial relationships, marketing or distribution arrangements, collaboration agreements, intellectual property license agreements or other similar strategic transactions, provided that such recipients enter into a lock-up agreement with J.P. Morgan Securities LLC, Barclays Capital Inc. and CIBC World Markets Inc. substantially in the form entered into by our other securityholders in connection with this offering;

•
the filing of any registration statement on Form S-8 or any successor form thereto relating to securities granted or to be granted pursuant to any plan in effect on the date of this prospectus and disclosed in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction; or

•
the facilitation of the establishment or amendment of a trading plan on behalf of a stockholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act or similar plan under Canadian securities laws for the transfer of the multiple voting shares or subordinate voting shares.

J.P. Morgan Securities LLC, Barclays Capital Inc. and CIBC World Markets Inc., in their sole discretion, may release the subject shares subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of the subordinate voting shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the subordinate voting shares at levels other than those which otherwise might prevail on the open market, including: stabilizing transactions; short sales; purchases to cover positions created by short sales; imposition of penalty bids; and syndicate covering transactions. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the subordinate voting shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, subordinate voting shares in the open market to stabilize the price of such shares. These activities may raise or maintain the market price of the subordinate voting shares above independent market levels or prevent or retard a decline in the market price of the subordinate voting shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.
In addition, in accordance with rules and policy statements of certain Canadian securities regulatory authorities and the Universal Market Integrity Rules for Canadian Marketplaces (“UMIR”), the underwriters may not, throughout the period of distribution, bid for or purchase the subordinate voting shares. The foregoing restriction is, however, subject to certain exceptions. These exceptions include a bid or purchase permitted under the rules and policy statements of applicable Canadian securities regulatory authorities and UMIR relating to market stabilization and market balancing activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution.
Any of the foregoing activities may have the effect of preventing or slowing a decline in the market price of the subordinate voting shares. They may also cause the price of the subordinate voting shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, the TSX, in the OTC market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
Any distributor subject to Directive 2014/65/EU (as amended, “MiFID II”) subsequently offering, selling or recommending the subordinate voting shares is responsible for undertaking its own target market assessment in respect of the subordinate voting shares and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (“Delegated Directive”). Neither the Company, the selling shareholders nor any of the Underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.
Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the subordinate voting shares and determining appropriate distribution channels. Neither the Company, the selling shareholders nor any of the Underwriters make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.
We, the selling shareholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act and applicable Canadian securities laws.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of subordinate voting shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.
Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. This offering is expected to close on or about September 28, 2021 or such later date as we, the selling shareholders and the underwriters may agree but, in any event, not later than October 5, 2021.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed and may in the future perform, various financial advisory and investment banking services for us and the selling shareholders, for which they received or will receive customary fees and expenses. Affiliates of CIBC World Markets Inc., RBC Dominion Securities Inc., BMO Nesbitt Burns Inc., Scotia Capital Inc., TD Securities Inc. and Wells Fargo Securities Canada, Ltd. are lenders under our credit agreement.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions
Other than in the United States and each of the provinces and territories of Canada, no action has been taken by us that would permit a public offering of the subordinate voting shares offered by this prospectus in any jurisdiction where action for that purpose is required. The subordinate voting shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such subordinate voting shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any subordinate voting shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
European Economic Area
In relation to each Member State of the European Economic Area (each a “Member State”), no subordinate voting shares have been offered or will be offered in that Member State, except that offers of the subordinate voting shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Underwriters; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of subordinate voting shares shall require any Underwriter or the Company to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the subordinate voting shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any subordinate voting shares to be offered so as to enable an investor to decide to purchase or subscribe for any subordinate voting shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
In relation to the United Kingdom, no subordinate voting shares have been offered or will be offered except that offers of the subordinate voting shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation:
(a)   to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined in the UK Prospectus Regulation) in the United Kingdom subject to obtaining the prior consent of the Underwriters; or
(c)   at any time in any other circumstances falling within section 86 of the FSMA,
Provided that no such offer of units shall require the Company or any of the underwriters to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to the UK Prospectus Regulation.
For the purposes of this provision, the expression an offer of subordinate voting shares to the public in relation to any subordinate voting shares means the communication in any form and by any means of sufficient information on the terms of the offer and the subordinate voting shares to be offered so as to enable an investor to decide to purchase or subscribe for the subordinate voting shares, and the expression UK Prospectus Regulation means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 in the United Kingdom.
In addition, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons: (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Order; (iii) are outside the United Kingdom; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”).
This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons. Each of the underwriters has represented, warranted and agreed as follows:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) in circumstances in which section 21(1) of FSMA does not apply to the company; and

(b)
it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the subordinate voting shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland
The subordinate voting shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the subordinate voting shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the subordinate voting shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of subordinate voting shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of subordinate voting shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of subordinate voting shares.
Notice to Prospective Investors in Monaco
The subordinate voting shares may not be offered or sold, directly or indirectly, to the public in Monaco other than by a Monaco Bank or a duly authorized Monegasque intermediary acting as a professional institutional investor which has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Fund. Consequently, this prospectus may only be communicated to (i) banks, and (ii) portfolio management companies duly licensed by the “Commission de Contrôle des Activités Financières” by virtue of Law n° 1.338, of September 7, 2007, and authorized under Law n° 1.144 of July 26, 1991. Such regulated intermediaries may in turn communicate this prospectus to potential investors.

Notice to Prospective Investors in Australia
This prospectus:
•
does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The subordinate voting shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the subordinate voting shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any subordinate voting shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the subordinate voting shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of subordinate voting shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the subordinate voting shares you undertake to us that you will not, for a period of 12 months from the date of issue or sale of the subordinate voting shares, offer, transfer, assign or otherwise alienate those subordinate voting shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to Prospective Investors in New Zealand
This document has not been registered, filed with or approved by any New Zealand regulatory authority under the Financial Markets Conduct Act 2013 (the “FMC Act”). The subordinate voting shares may only be offered or sold in New Zealand (or allotted with a view to being offered for sale in New Zealand) to a person who:
•
is an investment business within the meaning of clause 37 of Schedule 1 of the FMC Act;

•
meets the investment activity criteria specified in clause 38 of Schedule 1 of the FMC Act;

•
is large within the meaning of clause 39 of Schedule 1 of the FMC Act;

•
is a government agency within the meaning of clause 40 of Schedule 1 of the FMC Act; or

•
is an eligible investor within the meaning of clause 41 of Schedule 1 of the FMC Act.

Notice to Prospective Investors in Japan
The subordinate voting shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the subordinate voting shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Hong Kong
The subordinate voting shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the subordinate voting shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to subordinate voting shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Singapore
Each representative has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each representative has represented and agreed that it has not offered or sold any subordinate voting shares or caused the subordinate voting shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any subordinate voting shares or cause the subordinate voting shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the subordinate voting shares, whether directly or indirectly, to any person in Singapore other than:
(a)
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the subordinate voting shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the subordinate voting shares pursuant to an offer made under Section 275 of the SFA except:
(i)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to Prospective Investors in China
This prospectus will not be circulated or distributed in the PRC and the subordinate voting shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.
Notice to Prospective Investors in Korea
The subordinate voting shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the subordinate voting shares have been and will be offered in Korea as a private placement under the FSCMA. None of the subordinate voting shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the subordinate voting shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the subordinate voting shares. By the purchase of the subordinate voting shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the subordinate voting shares pursuant to the applicable laws and regulations of Korea.
Notice to Prospective Investors in Malaysia
No prospectus or other offering material or document in connection with the offer and sale of the subordinate voting shares has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the subordinate voting shares may not be circulated or distributed, nor may the subordinate voting shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the subordinate voting shares, as principal, if the offer is on terms that the subordinate voting shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the subordinate voting shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.
Notice to Prospective Investors in Taiwan
The subordinate voting shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the subordinate voting shares in Taiwan.
Notice to Prospective Investors in Saudi Arabia
This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.
Notice to Prospective Investors in Qatar
The subordinate voting shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.
Notice to Prospective Investors in the United Arab Emirates
The subordinate voting shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Notice to Prospective Investors in Bermuda
Subordinate voting shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.
Notice to Prospective Investors in the British Virgin Islands
The subordinate voting shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The subordinate voting shares may be offered to companies incorporated under the BVI Business Companies Act, 2004

(British Virgin Islands), (“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.
Notice to Prospective Investors in Bahamas
Subordinate voting shares may not be offered or sold in The Bahamas via a public offer. subordinate voting shares may not be offered or sold or otherwise disposed of in any way to any person(s) deemed “resident” for exchange control purposes by the Central Bank of The Bahamas.
Notice to Prospective Investors in South Africa
Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) is being made in connection with the issue of the subordinate voting shares in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The subordinate voting shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:
Section 96(1)(a)
the offer, transfer, sale, renunciation or delivery is to:

(i)
persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(ii)
the South African Public Investment Corporation;

(iii)
persons or entities regulated by the Reserve Bank of South Africa;

(iv)
authorised financial service providers under South African law;

(v)
financial institutions recognised as such under South African law;

(vi)
a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

(vii)
any combination of the person in (i) to (vi); or

Section 96.1(b)
the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal 96(1) to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.
Notice to Prospective Investors in Chile
THE SUBORDINATE VOTING SHARES ARE PRIVATELY OFFERED IN CHILE PURSUANT TO THE PROVISIONS OF LAW 18,045, THE SECURITIES MARKET LAW OF CHILE, AND NORMA DE CARÁCTER GENERAL NO. 336 (“RULE 336”), DATED JUNE 27, 2012, ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (“SVS”), THE SECURITIES REGULATOR OF CHILE, TO RESIDENT QUALIFIED INVESTORS THAT ARE LISTED IN RULE 336 AND FURTHER DEFINED IN RULE 216 OF JUNE 12, 2008 ISSUED BY THE SVS.
PURSUANT TO RULE 336 THE FOLLOWING INFORMATION IS PROVIDED IN CHILE TO PROSPECTIVE RESIDENT INVESTORS IN THE OFFERED SECURITIES:

1.
THE INITIATION OF THE OFFER IN CHILE IS SEPTEMBER 21, 2021.

2.
THE OFFER IS SUBJECT TO NCG 336 OF JUNE 27, 2012 ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (SUPERINTENDENCY OF SECURITIES AND INSURANCE OF CHILE).

3.
THE OFFER REFERS TO SECURITIES THAT ARE NOT REGISTERED IN THE REGISTRO DE VALORES (SECURITIES REGISTRY) OR THE REGISTRO DE VALORES EXTRANJEROS (FOREIGN SECURITIES REGISTRY) OF THE SVS AND THEREFORE:

(a)
THE SECURITIES ARE NOT SUBJECT TO THE OVERSIGHT OF THE SVS; AND

(b)
THERE ISSUER THEREOF IS NOT SUBJECT TO REPORTING OBLIGATION WITH RESPECT TO ITSELF OR THE OFFERED SECURITIES.

4.
THE SECURITIES MAY NOT BE PUBLICLY OFFERED IN CHILE UNLESS AND UNTIL THEY ARE REGISTERED IN THE SECURITIES REGISTRY OF THE SVS.

INFORMACIÓN A LOS INVERSIONISTAS RESIDENTES EN CHILE
LOS VALORES OBJETO DE ESTA OFERTA SE OFRECEN PRIVADAMENTE EN CHILE DE CONFORMIDAD CON LAS DISPOSICIONES DE LA LEY N° 18.045 DE MERCADO DE VALORES, Y LA NORMA DE CARÁCTER GENERAL N° 336 DE 27 DE JUNIO DE 2012 (“NCG 336”) EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE, A LOS “INVERSIONISTAS CALIFICADOS” QUE ENUMERA LA NCG 336 Y QUE SE DEFINEN EN LA NORMA DE CARÁCTER GENERAL N° 216 DE 12 DE JUNIO DE 2008 EMITIDA POR LA MISMA SUPERINTENDENCIA.
EN CUMPLIMIENTO DE LA NCG 336, LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A LOS POTENCIALES INVERSIONISTAS RESIDENTES EN CHILE:
1.
LA OFERTA DE ESTOS VALORES EN CHILE COMIENZA EL 21 DE SEPTIEMBRE DE 2021.

2.
LA OFERTA SE ENCUENTRA ACOGIDA A LA NCG 336 DE FECHA ECHA 27 DE JUNIO DE 2012 EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS.

3.
LA OFERTA VERSA SOBRE VALORES QUE NO SE ENCUENTRAN INSCRITOS EN EL REGISTRO DE VALORES NI EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA SUPERINTENDENCIA DE VALORES Y SEGUROS, POR LO QUE:

(a)
LOS VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ESA SUPERINTENDENCIA; Y

(b)
EL EMISOR DE LOS VALORES NO ESTÁ SUJETO A LA OBLIGACIÓN DE ENTREGAR INFORMACIÓN PÚBLICIA SOBRE LOS VALORES OFRECIDOS NI SU EMISOR.

4.
LOS VALORES PRIVADAMENTE OFRECIDOS NO PODRÁN SER OBJETO DE OFERTA PÚBLICIA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE.

EXPENSES OF THIS OFFERING
The following table sets forth the costs and expenses, other than the underwriting commission, payable in connection with the sale of the shares being registered. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the NYSE listing fee. We will pay the expenses associated with this offering other than the underwriting discounts and commissions in respect of the subordinate voting shares sold by the selling shareholders, which will be borne by the selling shareholders.
Item	Amount to be Paid
SEC registration fee	$64,228
FINRA filing fee	88,164
NYSE listing fee	79,488
Canadian securities regulatory filing fees(1)	71,879
Printing and engraving expenses	100,000
Legal fees and expenses	1,525,000
Accounting fees and expenses	610,000
Miscellaneous expenses	461,241
Total	$3,000,000

(1) Converted to U.S. dollars using the daily average exchange rate for Canadian dollars per United States dollar, as reported by the Bank of Canada on September 17, 2021 of $1.2721 per U.S.$1.00.

LEGAL MATTERS
The validity of the issuance of the shares offered in this prospectus and certain other matters of Canadian law will be passed upon for us by Osler, Hoskin & Harcourt LLP, Toronto, Canada. We are being represented by Shearman & Sterling LLP, New York, New York with respect to certain matters of U.S. law. Certain legal matters as to Canadian law will be passed upon for the underwriters by Stikeman Elliott LLP, Montréal, Canada. The underwriters are being represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York with respect to certain matters of U.S. law.
EXPERTS
The Company’s consolidated financial statements as of December 31, 2020, and December 31, 2019, and for each of the three years in the period ended December 31, 2020, incorporated by reference in this prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing therein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte LLP are located at Bay Adelaide East, 8 Adelaide Street West, Suite 200, Toronto, Ontario, M5H 0A9, Canada.
The consolidated financial statements of Triple C Holding GmbH and its subsidiaries, consisting of the consolidated statements of financial position as of December 31, 2019 and 2018, and January 1, 2018, and the related consolidated statements of income and other comprehensive income, changes in owner’s equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes to the consolidated financial statements have been included herein in reliance upon the report of KPMG AG Wirtschaftspruefungsgesellschaft (“KPMG”) appearing elsewhere herein, and upon the authority of KPMG as experts in auditing and accounting. The offices of KPMG are located at Klingelhoeferstrasse 18, 10785 Berlin, Germany.
The combined financial statements of the Artificial Intelligence Business of LBT Acquisition, Inc. as at December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019 included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent certified public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting. The offices of BDO USA, LLP are located at One International Place, Boston, Massachusetts 02110 United States.
ENFORCEMENT OF CIVIL LIABILITIES
We are incorporated under the laws of the Province of British Columbia, Canada, with our principal place of business in Vancouver, Canada. Some of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to the shares offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to TELUS International (Cda) Inc. and the subordinate voting shares offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The website address is www.sec.gov.
We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers. Because we are a foreign private issuer, the SEC’s rules do not require us to deliver proxy statements or to file quarterly reports on Form 10-Q, or to use Form 10-K to file our annual reports, among other things. However, we do produce quarterly financial reports and furnish them to the SEC after the end of each of the first three quarters of our fiscal year and file our annual report on Form 20-F or Form 40-F after the end of our fiscal year. Our annual consolidated financial statements are prepared in accordance with IFRS as issued by the IASB and audited by an independent registered public accounting firm.
As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 of the Exchange Act. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, other U.S. domestic reporting companies.
We are also subject to the full informational requirements of the securities commissions in all provinces and territories of Canada. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we intend to file with the Canadian provincial and territorial securities commissions. These filings are also electronically available from SEDAR, the Canadian equivalent of the SEC’s Electronic Document Gathering and Retrieval System. Documents filed on SEDAR are not, and should not be considered, part of this prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file or furnish with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The documents we are incorporating by reference as of their respective dates of filing are:
•
our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, which was filed with the SEC on February 23, 2021, including the related consolidated statements of income and other comprehensive income, changes in owners’ equity, and cash flows, for each of the three years in the period ended December 31, 2020 and the related notes;

•
our information circular dated April 9, 2021, included as Exhibit 99.1; our notice of meeting dated April 9, 20201, included as Exhibit 99.2; our form of proxy for subordinate voting shares, included as Exhibit 99.4; our form of proxy for multiple voting shares, included as Exhibit 99.5; each to the report on Form 6-K furnished to the SEC on April 21, 2021;

•
our unaudited condensed interim consolidated financial statements for the three and six months ended June 30, 2021 and 2020, which were included as Exhibit 99.1 to the report on Form 6-K furnished to the SEC on July 30, 2021, together with the management’s discussion and analysis for the three and six months ended June 30, 2021 and 2020, which was included as Exhibit 99.2 to the report on Form 6-K furnished to the SEC on July 30, 2021; and

•
our unaudited condensed interim consolidated financial statements for the three months ended March 31, 2021 and 2020, which were included as Exhibit 99.1 to the report on Form 6-K furnished to the SEC on May 7, 2021, together with the management’s discussion and analysis for the three months ended March 31, 2021 and 2020, which was included as Exhibit 99.2 to the report on Form 6-K furnished to the SEC on May 7, 2021.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any others subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. These documents can be accessed at https://www.telusinternational.com/investors you may request them by contacting us at:
TELUS International (Cda) Inc.
Floor 7, 510 West Georgia Street
Vancouver, BC V6B 0M3
(604) 695-3455
IR@telusinternational.com
The information on or accessible through our website is not part of and is not incorporated by reference into this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS
Financial Statements of Triple C Holding GmbH
Unaudited condensed interim consolidated financial statements as at September 30, 2019 and December 31, 2018 and for the nine months ended September 30, 2019 and 2018
Consolidated financial statements as at December 31, 2019 and 2018 and January 1, 2018, and for each of the years in the two-year period ended December 31, 2019
Financial Statements of the Artificial Intelligence Business
Unaudited condensed combined interim financial statements as at September 30, 2020 and December 31, 2019, and for the nine-month periods ended September 30, 2020 and 2019
Combined financial statements as at December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018

Triple C Holding GmbH
Condensed Interim Consolidated Statements of Income and Other Comprehensive Income
(unaudited)
(in € thousands)	Note	Nine months ended September 30,
		2019	2018
Operating Revenues
Revenues arising from contracts with customers	5.1	234,561	160,061
Other operating income		654	3,236
		235,215	163,297
Operating Expenses
Goods and services purchased		(15,978)	(14,984)
Employee benefit expense		(148,086)	(105,923)
Depreciation		(8,080)	(6,276)
Amortization of intangible assets		(12,086)	(12,173)
Other operating expenses		(1,363)	(4,946)
		(185,593)	(144,302)
Operating Income		49,622	18,995
Financial income		4,310	148
Financial expenses		(9,149)	(10,581)
Income Before Income Taxes		44,783	8,562
Income tax (expense)/recovery		(15,024)	(1,054)
Net Income(*)		29,759	7,508
Other Comprehensive Income
Items that may subsequently be reclassified to income
Foreign currency translation adjustment arising from translating financial statements of foreign operations		68	(1,372)
		68	(1,372)
Total Comprehensive Income(*)		29,827	6,136

(*)
Attributable in full to owner of the parent

Triple C Holding GmbH
Condensed Interim Consolidated Statements of Financial Position
(unaudited)
(in € thousands)	Note	As at		As at
		September 30, 2019	December 31, 2018	January 1, 2018
Assets
Current assets
Cash and cash equivalents		34,232	15,323	25
Accounts receivables and other receivables		42,133	53,431	—
Income taxes receivable		175	216	—
Current financial assets		1,531	1,560	—
Prepaid expenses		798	456	—
		78,869	70,986	25
Non-current assets
Property, plant and equipment, net		40,867	42,538	—
Intangible assets, net		129,758	141,690	—
Goodwill		86,947	86,947	—
Other long-term assets		2,238	1,345	—
Non-current financial assets		865	865	—
		260,675	273,385	—
		339,544	344,371	25
Liabilities and owner’s equity
Current liabilities
Accounts payable and accrued liabilities		26,374	26,491	—
Income and other taxes payable		29,764	12,194	—
Current portion of long-term debt		7,286	5,921	—
Current derivative financial liabilities		78	—	—
		63,502	44,606	—
Non-current liabilities
Provisions		4,420	4,418	—
Long-term debt		141,749	190,828	—
Deferred income tax liabilities		33,802	38,275	—
		179,971	233,521	—
		243,473	278,127	—
Owner’s equity
Total equity		96,071	66,244	25
		96,071	66,244	25
		339,544	344,371	25

Triple C Holding GmbH
Condensed Interim Consolidated Statements of Changes in Owner’s Equity
(unaudited)
(in € thousands)	Note	Common equity
		Equity contributed		Accumulated other comprehensive income
		Share Capital	capital reserve	Retained earnings	Foreign currency translation	Total
Balance as at January 1, 2018 (Previous GAAP)		25	—	—	—	25
Adjustment on initial application of IFRS		—	—	—	—	—
Balance as at January 1, 2018 (IFRS)		25	—	—	—	25
Net income		—	—	7,508	—	7,508
Other comprehensive income		—	—	—	(1,372)	(1,372)
Capital contributions		75	52,844	—	—	52,919
Balance as at September 30, 2018		100	52,844	7,508	(1,372)	59,080
Balance as at January 1, 2019		100	52,844	14,102	(802)	66,244
Net income		—	—	29,759	—	29,759
Other comprehensive income		—	—	—	68	68
Balance as at September 30, 2019		100	52,844	43,861	(734)	96,071

Triple C Holding GmbH
Condensed Interim Consolidated Statements of Cash Flows
(unaudited)
(in € thousands)	Note	Nine months ended September 30,
		2019	2018
Operating Activities
Net income		29,759	7,508
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization		20,166	18,449
Deferred income taxes		(4,473)	(933)
Interest income/expense		4,839	10,433
Other		70	(1,322)
Net change in non-cash operating working capital		27,635	4,973
Interest received		3	3
Cash provided by operating activities		77,999	39,111
Investing Activities
Cash payments for acquisitions, net		—	(114,307)
Payments for acquisitions of property, plant and equipment and intangible assets		(4,103)	(5,793)
Cash used by investing activities		(4,103)	(120,100)
Financing Activities
Repayment of long-term debt		(43,713)	—
Proceeds from long-term debt		—	78,970
Capital contributions		—	52,919
Payment of lease liabilities		(4,064)	(2,382)
Interest paid		(7,239)	(13,477)
Other financing activities		29	(2,505)
Cash (used) provided by financing activities		(54,987)	113,525
Cash Position
Increase in cash and cash equivalents		18,909	32,536
Cash and cash equivalents, beginning of period		15,323	25
Cash and cash equivalents, end of period		34,232	32,561
Supplemental Disclosure of Operating Cash Flows
Income taxes paid, net		(18,466)	(979)

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements
(unaudited)
1.   Basis of preparation
1.1. General information
Triple C Holding GmbH (hereafter “Triple C” or the “Company”) was founded in Berlin in October 2017 and entered in the commercial register under the number HRB 194184 B at Charlottenburg Local Court. The Company maintains its registered office at Stralauer Allee 2B, 10245 Berlin.
On January 8, 2018, Triple C acquired the Competence Call Center Group hereafter “CCC-Group”. Prior to that acquisition Triple C had no operations.
Triple C and its controlled subsidiaries (hereafter the “Group”) is a large provider of call center services as well as business process optimization (BPO) for the European Market where complete business processes from the customers are taken over by the company. Triple C offers internationally distinguished call center solutions, supporting clients in customer acquisition in the business-to-customer and business-to-business area for pre and after sales, as well as developing digitalization solutions.
As at reporting date September 30, 2019, Triple C’s immediate parent and ultimate parent were Triple C Holding SARL, located in Luxemburg, and Ardian Holding, located in France, respectively. On December 16, 2020, Triple C Holding GmbH was merged into TELUS International Germany GmbH with TELUS International Germany GmbH as the surviving entity. Following the merger and as at date of issue of these condensed interim consolidated financial statements, the immediate parent and ultimate parent of TELUS International Germany GmbH are TELUS International Ireland Outsourcing Services Limited, located in Ireland, and TELUS Corporation, located in Canada, respectively.
1.2. Basis of preparation
The accompanying condensed unaudited interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), taking into account the interpretations of the International Financial Reporting Standards Interpretations Committee and comply with International Accounting Standard 34, Interim Financial Reporting. As these interim financial statements are part of Triple C’s first set of IFRS financial statements, IFRS 1 First Time Adoption of IFRS is applicable. Refer to Note 2 for details regarding the Company’s application of IFRS 1, including the use of allowed exemptions and exceptions. The condensed interim consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the Group’s annual consolidated financial statements as of and for fiscal year ended December 31, 2018 under previous GAAP.
All intercompany transactions are eliminated during the preparation of the condensed interim consolidated financial statements.
The condensed interim consolidated financial statements have been prepared on a historical cost basis, unless otherwise stated. The condensed interim consolidated financial statements are presented in Euro (“€”), which is the Group’s functional currency. All values are rounded to the nearest thousands, except when otherwise indicated. Due to rounding, differences may arise when individual amounts or percentages are added together.
The condensed interim consolidated financial statements are prepared under the assumption that the business will continue as a going concern.
The date of authorization for issue of these unaudited condensed interim consolidated financial statements for the nine months ended September 30, 2019, the comparative period for the interim consolidated statements of financial position ended December 31, 2018 and the comparative period for the interim consolidated statements of income and other comprehensive income, the interim consolidated

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
1.   Basis of preparation (Continued)
statements of changes in owner’s equity and the interim consolidated statements of cash flows ended September 30, 2019 is December 17, 2020.
2.   First time adoption to IFRS
2.1. First time adoption
The Group adopted IFRS effective January 1, 2018 and prepared its consolidated financial statements in accordance with IFRS for the first time applicable as at December 31, 2019 together with comparative period data for year ended December 31, 2018. For periods up to and including the year ended as at December 31, 2019, the Group prepared financial statements in accordance with local German GAAP (“HGB”).
The application of IFRS 1 requires that the Group adopts accounting policies based on the standards and related interpretations effective at the reporting date of its first annual IFRS financial statements. IFRS 1 allows first-time adopters certain exemptions from the full retrospective application of the requirements under IFRS. All relevant mandatory exemptions have been applied in full.
The Group has applied the following exemptions:
Leases:   The assessment whether a contract existing at the date of transition to IFRS contains a lease will be made on the basis of facts and circumstances existing at that date (according to IFRS 1.D9). The lease liabilities will be measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate at the date of transition to IFRSs and the right-of-use asset for all leases will be measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments relating to that lease recognized in the consolidated statements of financial position immediately before the date of transition to IFRSs according to IFRS 1.D9B(b)(ii).
Triple C, a company owned by third parties outside of CCC-Group, acquired 100% of the shares of CCC-Group on January 8, 2018. Therefore, an acquirer shall measure the lease liability at the present value of the remaining lease payments (as defined in IFRS 16) as if the acquired lease were a new lease at the acquisition date (IFRS 3.28B). For simplification reasons, the transition date i.e. the first-time application date of IFRS 16 determined to be January 1, 2018 considering that the acquisition accounting is also carried out based on CCC-Group’s January 1, 2018 financial statements. Therefore, the accounting of all the contracts started before January 1, 2018 commence on January 1, 2018 and for the contracts started after January 1, 2018, their original starting dates are determined to be the first adoption date of IFRS 16.
No right-of-use asset and lease liabilities were recognized for leases with a remaining lease term of less than 12 months as at the date of transition to IFRSs and instead they are accounted for as if they were short-term leases (IFRS 1.D9D(b)). Moreover, hindsight will be used to determine the lease term (IFRS 1.D9D(e)).
The transition from HGB to IFRS resulted in changes in accounting policies that affected the financial position and financial performance as follows:
As at January 1, 2018, there were no GAAP differences between HGB and IFRS as issued by the IASB.
CCC Group’s financial statements were converted to IFRS for the first time in the scope of IFRS 3 as at January 8, 2018, as the statement of financial position of the acquired company. Therefore; IFRS 1 impacts regarding the following differences between HGB and IFRS have been identified:

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
2.   First time adoption to IFRS (Continued)
a.   Reclassification of restricted cash to financial assets
According to International Accounting Standards (“IAS”) 7, cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes. Therefore, an investment normally qualifies as a cash equivalent only when it has a short maturity of, say, three months or less from the date of acquisition (IAS 7.7). As at September 30, 2018 the restricted cash has longer maturity term than three months as it is restricted with respect to lease agreements entered into by the Group. Therefore, €1,640 thousand and €865 thousand were reclassified to current financial assets and non-current financial assets, respectively. As at December 31, 2018, the maturity of the restricted cash has longer maturity term than three months. Therefore, €1,560 thousand and €865 thousand were reclassified to current financial assets and non-current financial assets, respectively.
b.   Financial instruments — trade receivables
Under HGB, trade receivables were impaired only in case of objective evidences of impairment, while under IFRS 9, an expected credit loss model is applied to all trade receivables. Under IFRS 9 the expected losses are recognized as loss provision with effect to profit or loss. This adjustment resulted in a net decrease of equity of €25 thousand as at September 30, 2018 and December 31, 2018.
c.   Financial instruments — long-term debt
Under HGB, financial liabilities are recognized at their repayment amount with transaction costs directly expensed off. Under IFRS, financial liabilities are recognized at their fair value minus transaction costs that have to be amortized by applying the effective interest rate method. Furthermore, any changes in the estimated cash flows underlying the effective interest rate method have to be accounted for as adjustment in carrying amount with effect to profit or loss. This affected the long-term debt as well as the shareholder loans.
As at September 30, 2018, the Group’s long-term debt amount was adjusted by €1,350 thousand and increased to €186,525 thousand. As the transition to IFRS had an increasing impact on long-term debt, finance expense increased which resulted in a net decrease in equity by an amount of €480 thousand.
As at December 31, 2018, the Group’s long-term debt amount was adjusted by €4,051 thousand and decreased to €164,662 thousand. As the transition to IFRS had a decreasing impact on long-term debt, finance expense decreased which resulted in a net increase in equity by an amount of €2,757 thousand.
d.   Goodwill, Customer Relations and Brands
As a result of the acquisition of CCC-Group, goodwill in the amount of €86,947 thousand, customer relations in the amount of €141,295 thousand and brands in the amount of €15,037 thousand representing the fair value as at the transition date were assumed. In addition, the corresponding deferred tax liability was adjusted to €43,614 thousand. Overall, the transition to IFRS resulted in a net increase in intangible assets and goodwill of €44,311 thousand, a net increase in deferred tax liabilities of €35,699 thousand, and a net increase in equity of €5,495 thousand as at September 30, 2018. As at December 31, 2018 the transition to IFRS resulted in a net increase in intangible assets and goodwill of €45,432 thousand, a net increase in deferred tax liabilities of €34,763 thousand, and a net increase in equity of €7,552 thousand.
e.   Leases
The application of IFRS 16, resulted in a separate recognition and presentation of the right-of-use assets for identified leases and corresponding lease liability for the expected future lease payments. Expenses for rent of office spaces as well as expenses related to other lease contracts were presented in the statement

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
2.   First time adoption to IFRS (Continued)
of profit or loss under goods and services purchased under HGB. Under IFRS 16, the depreciation on right-of-use asset is presented within the profit or loss statement in depreciation and amortization, while the interest expense of lease liability is presented within finance expense. The transition resulted in €31,411 thousand right-of-use assets and €33,147 thousand lease liabilities on statement of financial position and a net decrease of €714 thousand in equity as at September 30, 2018. As at December 31, 2018 the transition resulted in €29,830 thousand right-of-use assets and €32,087 thousand lease liabilities on statement of financial position and a net decrease in equity of €1,711 thousand.
f.   Income taxes and other taxes
The impact of this adjustment resulted in a decrease in equity in the amount of €1,372 thousand as at September 30, 2018 and of €214 thousand as at December 31, 2018. This adjustment is related to the difference between HGB and IFRS as a result of the application of IAS 12.
g.   Deferred taxes
Deferred tax assets and liabilities include adjustments related to temporary differences and are mainly resulted from customer relations and brands.
h.   Reclassification of transaction costs
The amount includes reclassification of €4,027 thousand from Goods and services purchased account to Other operating expense account.
2.2. HGB — IFRS reconciliation as at January 1, 2018, September 30, 2018 and December 31, 2018
Statement of financial position reconciliation from HGB to IFRS as at January 1, 2018, September 30, 2018 and December 31, 2018 are as follows:
		As at December 31, 2018
(in € thousands)	Note	Previous GAAP	Effect of transition to IFRS	IFRS
Assets
Current assets
Cash and cash equivalents	a	17,748	(2,425)	15,323
Accounts receivables and other receivable	b	53,715	(284)	53,431
Income taxes receivable		216	—	216
Current financial assets	a	—	1,560	1,560
Prepaid expenses		456	—	456
Derivative assets		—	—	—
		72,135	(1,149)	70,986
Non-current assets
Property, plant and equipment, net	e	12,708	29,830	42,538
Intangible assets, net	d	149,105	(7,415)	141,690
Goodwill	d	34,100	52,847	86,947
Other long-term assets		1,345	—	1,345

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
2.   First time adoption to IFRS (Continued)
		As at December 31, 2018
(in € thousands)	Note	Previous GAAP	Effect of transition to IFRS	IFRS
Non-current financial assets	a	—	865	865
Deferred income tax assets	g	472	(472)	—
		197,730	75,655	273,385
		269,865	74,506	344,371
Liabilities and owner’s equity
Current liabilities
Accounts payable and accrued liabilities		26,491	—	26,491
Income and other taxes payable	f	11,803	391	12,194
Advance billings and customer deposits		—	—	—
Provisions		—	—	—
Current portion of long-term debt	c,e	13,713	(7,792)	5,921
Current derivative liabilities		—	—	—
		52,007	(7,401)	44,606
Non-current liabilities
Provisions		—	4,418	4,418
Long-term debt	c,e	155,000	35,828	190,828
Other long-term liabilities		—	—	—
Deferred income taxes	g	4,973	33,302	38,275
		159,973	73,548	233,521
		211,980	66,147	278,127
Owner’s equity		57,885	8,359	66,244
Total equity		57,885	8,359	66,244
		269,865	74,506	344,371

		As at September 30, 2018
(in € thousands)	Note	Previous GAAP	Effect of transition to IFRS	IFRS
Assets
Current assets
Cash and cash equivalents	a	35,066	(2,505)	32,561
Accounts receivables and other receivable	b	38,024	(284)	37,740
Income taxes receivable		364	—	364
Current financial assets	a	—	1,640	1,640
Prepaid expenses		486	—	486
Derivative assets		—	—	—
		73,940	(1,149)	72,791

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
2.   First time adoption to IFRS (Continued)
		As at September 30, 2018
(in € thousands)	Note	Previous GAAP	Effect of transition to IFRS	IFRS
Non-current assets
Property, plant and equipment, net	e	10,860	31,411	42,271
Intangible assets, net	d	153,130	(7,732)	145,398
Goodwill	d	34,905	52,042	86,947
Other long-term assets		1,236	—	1,236
Non-current financial assets	a	—	865	865
Deferred income tax assets	g	65	(65)	—
		200,196	76,521	276,717
		274,136	75,372	349,508
Liabilities and owner’s equity
Current liabilities
Accounts payable and accrued liabilities	f	22,254	—	22,254
Income and other taxes payable		5,485	299	5,784
Advance billings and customer deposits		—	—	—
Provisions		—	—	—
Current portion of long-term debt	c,e	75,175	(69,715)	5,460
Current derivative liabilities		—	—	—
		102,914	(69,416)	33,498
Non-current liabilities
Provisions		—	4,418	4,418
Long-term debt	c,e	110,000	104,212	214,212
Other long-term liabilities		—	—	—
Deferred income taxes	g	5,057	33,243	38,300
		115,057	141,873	256,930
		217,971	72,457	290,428
Owner’s equity
Total equity		56,165	2,915	59,080
		56,165	2,915	59,080
		274,136	75,372	349,508

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
2.   First time adoption to IFRS (Continued)
As at January 1, 2018
(in € thousands)	Note	Previous GAAP	Effect of transition to IFRS	IFRS
Assets
Current assets
Cash and cash equivalents	a	25	—	25
Accounts receivables and other receivable	b	—	—	—
Income taxes receivable		—	—	—
Current financial assets	a	—	—	—
Prepaid expenses		—	—	—
Derivative assets		—	—	—
		25	—	25
Non-current assets
Property, plant and equipment, net	e	—	—	—
Intangible assets, net	d	—	—	—
Goodwill	d	—	—	—
Other long-term assets		—	—	—
Non-current financial assets	a	—	—	—
Deferred income tax assets	g	—	—	—
		—	—	—
		25	—	25
Liabilities and owner’s equity
Current liabilities
Accounts payable and accrued liabilities		—	—	—
Income and other taxes payable	f	—	—	—
Advance billings and customer deposits		—	—	—
Provisions		—	—	—
Current portion of long-term debt	c,e	—	—	—
Current derivative liabilities		—	—	—
		—	—	—
Non-current liabilities
Provisions		—	—	—
Long-term debt	c,e	—	—	—
Other long-term liabilities		—	—	—
Deferred income taxes	g	—	—	—
		—	—	—
		—	—	—
		—	—	—
		—	—	—

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
2.   First time adoption to IFRS (Continued)
		As at January 1, 2018
(in € thousands)	Note	Previous GAAP	Effect of transition to IFRS	IFRS
Owner’s equity
Total equity		25	—	25
		25	—	25
		25	—	25

Statement of income and other comprehensive income reconciliation from HGB to IFRS for the nine-month interim period ended September 30, 2018 and the year ended December 31, 2018 is as follows:
		Year ended December 31, 2018
(in € thousands)	Note	Previous GAAP	Effect of transition to IFRS	IFRS
Operating Revenues
Revenues arising from contracts with customers		238,821	—	238,821
Other operating income		3,724	—	3,724
		242,545	—	242,545
Operating Expenses
Goods and services purchased	a,h	(30,550)	8,276	(22,274)
Employee benefit expense		(153,434)	—	(153,434)
Depreciation	e	(3,036)	(5,821)	(8,857)
Amortization of intangible assets	d	(20,039)	3,811	(16,228)
Other operating expenses	b,h	(1,515)	(4,064)	(5,579)
		(208,574)	2,202	(206,372)
Operating Income		33,971	2,202	36,173
Financial income	c,e	3	253	256
Financial expenses	c,e	(17,254)	3,052	(14,202)
Income Before Income Taxes		16,720	5,507	22,227
Taxes on income	f,g	(10,977)	2,852	(8,125)
Net Income(*)		5,743	8,359	14,102
Other Comprehensive Income
Items that may subsequently be reclassified to income
Foreign currency translation adjustment arising from translating financial statements of foreign operations		—	(802)	(802)
		—	(802)	(802)
Total Comprehensive Income(*)		5,743	7,557	13,300

(*)
Attributable in full to owner of the parent

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
2.   First time adoption to IFRS (Continued)
		Nine months ended September 30, 2018
(in € thousands)	Note	Previous GAAP	Effect of transition to IFRS	IFRS
Operating Revenues
Revenues arising from contracts with customers		160,061	—	160,061
Other operating income		3,236	—	3,236
		163,297	—	163,297
Operating Expenses
Goods and services purchased	a,h	(21,695)	2,684	(19,011)
Employee benefit expense		(105,923)	—	(105,923)
Depreciation	e	(2,139)	(4,137)	(6,276)
Amortization of intangible assets	d	(14,862)	2,689	(12,173)
Other operating expenses	b,h	(882)	(37)	(919)
		(145,501)	1,199	(144,302)
Operating Income		17,796	1,199	18,995
Financial income	c,e	3	145	148
Financial expenses	c,e	(8,530)	(2,051)	(10,581)
Income Before Income Taxes		9,269	(707)	8,562
Taxes on income	f,g	(4,676)	3,622	(1,054)
Net Income(*)		4,593	2,915	7,508
Other Comprehensive Income
Items that may subsequently be reclassified to income
Foreign currency translation adjustment arising from translating financial statements of foreign operations		—	(1,372)	(1,372)
		—	(1,372)	(1,372)
Total Comprehensive Income(*)		4,593	1,543	6,136

(*)
Attributable in full to owner of the parent

3.   Summary of significant accounting policies
3.1. Basis of consolidation
The Group’s condensed interim consolidated financial statements include accounts of Triple C, the ultimate parent company within the Group and the accounts of all subsidiaries. In total, 21 subsidiaries are included in the scope of consolidation as at September 30, 2019 (December 31, 2018: 21 subsidiaries).
3.2. Use of estimates and judgements
The preparation of financial statements in conformity with IFRS requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements; the disclosure of contingent assets and liabilities at the date of the financial

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
3.   Summary of significant accounting policies (Continued)
statements; and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Information about estimates assumptions and estimation uncertainties at September 30, 2019 that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities in the next financial year is included in the following notes:
Note 3.6 and 3.11 — leases relating to lease term determinations considering renewal
3.3. Financial instruments — initial recognition and subsequent measurement
A financial instrument is any contract that gives rise to a financial asset of one party and a financial liability or equity instrument of another party.
The group initially recognizes financial instruments when it becomes party to the instrument. In case of regular way purchases or sales of financial assets the group applies settlement date accounting.
All financial instruments are initially measured at fair value plus or minus, in the case of financial instruments not at fair value through profit or loss, transaction costs that are directly attributable to their acquisition or issue.
Hedge Accounting according to IFRS 9 is not applied by the Group.
Financial assets
Classification
For purposes of subsequent measurement, financial assets are classified, at initial recognition, into four categories:
•
Financial assets at fair value through other comprehensive income (OCI) with item that may subsequently be reclassified to income (debt instruments)

•
Financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition (equity instruments)

•
Financial assets at fair value through profit or loss

•
Financial assets at amortized cost (debt instruments)

Depending on the substance of the contractual arrangement financial assets represent debt instruments or equity instruments according to IAS 32.
The classification of financial assets at initial recognition, representing debt instruments, depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of account receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs that are directly attributable to their acquisition. Account receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price as disclosed in Note 3.4. Revenue from contracts with customers.
In order for a financial asset, representing a debt instrument, to be classified and measured at amortised cost or fair value through OCI (with recycling), it needs to give rise to cash flows that are ‘solely payments of principal and interest (SPPI)’ on the principal amount outstanding. This assessment is referred to as the

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
3.   Summary of significant accounting policies (Continued)
SPPI test and is performed at an instrument level. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model.
The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortised cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows while financial assets classified and measured at fair value through OCI (with recycling) are held within a business model with the objective of both holding to collect contractual cash flows and selling.
Financial assets, representing debt instruments, not meeting the conditions mentioned above are classified and measured at fair value through profit or loss.
Financial assets at amortised cost
Financial assets at amortised cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired.
The Group’s financial assets at amortised cost includes cash and cash equivalents and account receivables.
Financial assets at fair value through profit or loss (debt and equity instruments)
Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with net changes in fair value recognised in the statement of profit or loss. This category includes derivative instruments and listed equity investments which the Group had not irrevocably elected to classify at fair value through OCI.
The Group’s financial assets at fair value through profit or loss are derivative financial assets.
Financial assets at fair value through OCI with recycling (debt instruments)
For debt instruments at fair value through OCI, interest income, foreign exchange revaluation and impairment losses or reversals are recognised in the statement of profit or loss and computed in the same manner as for financial assets measured at amortised cost. The remaining fair value changes are recognised in OCI. Upon derecognition, the cumulative fair value change recognised in OCI is recycled to profit or loss.
The Group does not hold any financial assets at fair value through OCI (debt instruments).
Financial assets designated at fair value through OCI with no recycling (equity instruments)
Upon initial recognition, the Group can elect to classify irrevocably its equity investments as equity instruments designated at fair value through OCI when they meet the definition of equity under IAS 32 Financial Instruments: Presentation and are not held for trading. The classification is determined on an instrument-by-instrument basis.
Gains and losses on these financial assets are never recycled to profit or loss. Dividends are recognised as other income in the statement of profit or loss when the right of payment has been established, except when the Group benefits from such proceeds as a recovery of part of the cost of the financial asset, in which case, such gains are recorded in OCI. Equity instruments designated at fair value through OCI are not subject to impairment assessment.

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
3.   Summary of significant accounting policies (Continued)
The Group does not hold any financial assets at fair value through OCI (equity instruments).
A derivative embedded in a hybrid contract, with a financial liability or non-financial host, is separated from the host and accounted for as a separate derivative if: the economic characteristics and risks are not closely related to the host; a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and the hybrid contract is not measured at fair value through profit or loss. Embedded derivatives are measured at fair value with changes in fair value recognised in profit or loss. Reassessment only occurs if there is either a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required or a reclassification of a financial asset out of the fair value through profit or loss category.
Derecognition
A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognised (i.e., removed from the Group’s consolidated statement of financial position) when:
•
The rights to receive cash flows from the asset have expired.

or
•
The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Impairment
The Group recognises an allowance for expected credit losses (ECLs) for all debt instruments not held at fair value through profit or loss as well as for accrued receivables. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.
The general impairment methodology follows a three-stage approach based on the change in credit quality of financial assets since initial recognition (general approach). At initial recognition, debt instruments are assumed to have a low credit risk, for which a loss allowance is recognized that results from default events that are possible within the next 12-months (Stage 1; 12-months ECL). The Group considers a debt security to have low credit risk when its credit risk rating is equivalent to the globally understood definition of ‘investment grade. When there has been a significant increase in credit risk, the loss allowance is measured using lifetime ECL (Stage 2). If there is objective evidence of impairment (Stage 3), Group also accounts for lifetime ECL and recognizes an impairment.
For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL). The assessment of whether lifetime ECL should be recognized is based on significant increases in the likelihood or risk of a default occurring since initial recognition. If the internal risk management and control systems do not indicate a significant increase in credit risk any earlier, the rebuttable presumption is that a significant increase in credit risk has occurred when payments are more than 30 days overdue. The Group considers the probability of default and continually monitors the development of the credit risk in each reporting period, considering all reasonable and supportable information and forecasts.

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
3.   Summary of significant accounting policies (Continued)
The Group considers that there is an objective evidence of impairment if any of the following indicators are present: significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization or default or delinquency in payments.
For trade receivables and accrued receivables, the Group applies a simplified approach in calculating ECLs. The trade receivables and accrued receivables are aggregated to determine expected credit losses based on similar risk characteristics. When applying the simplified approach, the Group does not track changes in credit risk, but instead recognises a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.
The Group considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows. When derecognizing financial assets, the Company continues to undertake enforcement measures to attempt to collect the receivables due.
Financial Liabilities
Classification
The Group’s financial liabilities include trade and other payables, loans and borrowings including bank overdrafts, and derivative financial liabilities.
For purposes of subsequent measurement, financial liabilities are classified in two measurement categories at initial recognition:
•
Financial liabilities at fair value through profit or loss

•
Financial liabilities at amortized cost

Financial liabilities at fair value through profit or loss
Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.
Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivative financial instruments entered into by the Group that are not designated as hedging instruments in hedge relationships as defined by IFRS 9. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments.
Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria according to IFRS 9 are satisfied.
Gains or losses on financial liabilities at fair value through profit and loss are recognised in the statement of profit or loss.
The Group has classified derivative instruments as financial liability as at fair value through profit or loss and does not have designated financial liabilities at fair value through profit or loss.
Financial liabilities at amortized cost
This is the category most relevant to the Group. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the Effective Interest Rate (“EIR”) method.

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
3.   Summary of significant accounting policies (Continued)
Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process.
Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included as finance costs in the statement of profit or loss.
This category generally applies to trade and other payables, loans and borrowings including bank overdrafts.
Derecognition
A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognised in the statement of profit or loss.
Non-substantial modifications impact profit and loss only to the extent that an interest rate differential is recognized.
Offsetting of financial instruments
Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, to realise the assets and settle the liabilities simultaneously.
3.4.
Revenue from contracts with customers

General
Triple C generates its sales revenues exclusively with the provisions of services such as call center and BPO services. These services are divided into four groups — inbound, outbound, training and support. Whereas just inbound and outbound are material.
If the end customer calls the Triple C call center, inbound revenues are generated. If Triple C calls its customer’s customer outbound revenues are generated.
The rendered services for both revenue streams are similar, and comprise activities as follows:
•
General customer support for a variety of companies

•
Technical support

•
Sales services, e.g. booking of flights or telecommunication contracts

•
After-sales services such as customer support for product returns

All revenues of the Group qualify as contracts with customers and fall in the scope of IFRS 15. All revenues are accounted for over time for all revenue streams. For measuring the amount that can be invoiced, Triple C uses the output method. The output in this case are the service hours rendered towards the client. The Group has a right to consideration from the customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date, therefore; the entity recognizes revenues in the amount to which it has a right to invoice. (IFRS 15.B16). The Group considers whether there are other commitments in the contract that are separate performance obligations to which a portion

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
3.   Summary of significant accounting policies (Continued)
of the transaction price needs to be allocated. The Group assesses all promised goods and services and identifies performance obligations at contract inception. Contracts with customers include a single performance obligation, i.e. the sale of call center services. In determining the transaction price for the sale of call center services, the Group considers the effects of variable consideration and the existence of consideration payable to the customer (if any).
Triple C’s contracts with customers do not have a significant financing component. Payments are typically due within 30 to 45 days from the billing date. Billings are typically rendered on a monthly basis.
The Group’s revenues are recorded net of any value-added and/or sales taxes billed to the customer concurrent with a revenue-generating transaction.
The Group uses the following revenue accounting practical expedients provided for in IFRS 15, Revenue from Contracts with Customers:
•
No adjustment of the contracted amount of consideration for the effects of financing components when, at the inception of a contract, it is expected that the effect of the financing component is not significant at the individual contract level.

•
No deferral of contract acquisition costs when the amortization period for such costs would be one year or less.

•
When estimating minimum transaction prices allocated to any remaining unfulfilled, or partially unfulfilled, performance obligations, exclusion of amounts arising from contracts originally expected to have a duration of one year or less, as well as amounts arising from contracts under which Triple C may recognize and bill revenue in an amount that corresponds directly with their completed performance obligations. As Triple C recognizes its revenues applying IFRS 15.B16, the disclosure requirement according to IFRS 15.120 does not apply (ref. IFRS 15.121(b).

Variable consideration
If the consideration in a contract includes a variable amount, the Group estimates the amount of consideration to which it will be entitled in exchange for providing the service to the customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty with the variable consideration is subsequently resolved.
3.5.
Business combinations

The Group accounts for business combinations using the acquisition method when control is transferred to the Group. The consideration transferred in the acquisition generally is measured at fair value, as are the identifiable net assets acquired. A positive difference between the difference of acquisition costs, including the fair value of the non-controlling interests and the asset and liabilities acquired, is accounted for as Goodwill. A negative difference is recognized directly in the statement of income after it has been reviewed again. Any Goodwill that arises is tested annually for impairment. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
3.   Summary of significant accounting policies (Continued)
3.6.
Depreciation, amortization and impairment

Depreciation and amortization
Property, plant and equipment (including right-of-use lease assets) are depreciated on a straight-line basis over their estimated useful lives (shorter of estimated useful life and lease terms for right-of-use lease assets). Depreciation includes amortization of leasehold improvements. Leasehold improvements are normally amortized over the lesser of their expected average useful life or the term of the lease.
Estimated useful lives for property, plant and equipment and right-of-use lease assets subject to depreciation are as follows:
Estimated useful lives
Buildings and leasehold improvements	5 to 10 years
Operating equipment	3 to 8 years
Right of Use asset	1 to 11 years
Intangible assets with finite lives (intangible assets subject to amortization) are amortized on a straight-line basis over their estimated useful lives, which are reviewed at least annually and adjusted as appropriate.
Estimated useful lives for intangible assets subject to amortization are as follows:
Estimated useful lives
Software	3 years
Brands	10 years
Customer relationships	10 years
The useful life used to amortize intangible assets relates to the future performance of the assets acquired and management’s judgement of the period over which economic benefit will be derived from the asset. The estimated useful life of customer relationships, the most significant class of intangible assets, principally reflects management’s view of the average economic life of the customer base. Management assumes the Group’s customer relations with its customers to last about 10 years on average based on their historical experience. Changes to the estimated useful life of customer relationships might have a significant effect on the carrying amount of the asset.
Impairment of non-financial assets
The carrying amounts of the Group’s non-financial assets are reviewed for impairment as at each consolidated statement of financial position date or whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds its recoverable amount. The recoverable amount of an asset or a cash generating unit (“CGU”) is the higher of its value in use and its fair value less cost to sell. Management uses internal and external data to forecast the key assumptions, that includes forecasted cash flows of the business, estimated discount rate and future growth rates which are based to the management’s impairment assessment.
Value in use is the present value of the future cash flows expected from the continued use of the CGU or asset in its present condition, including the cash flows expected upon retiring the asset from service and its eventual sale.

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
3.   Summary of significant accounting policies (Continued)
The value in use calculation is based on a discounted cash flow (“DCF”) model. The future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the CGU. The estimates regarding future cash flows are based on past experience with respect to this CGU, and on the Group’s best possible assessments regarding the economic conditions that will exist in the future. The recoverable amount is sensitive to the discount rate used for the DCF model as well as the expected future cash inflows and outflows, the growth rate used for extrapolation purposes and profitability.
If the carrying amount of an asset exceeds its recoverable amount, an impairment loss is recognized immediately in profit or loss by the amount by which the carrying amount of the asset exceeds the recoverable amount. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the lesser of the revised estimate of recoverable amount and the carrying amount that would have been recorded had no impairment loss been recognized previously.
Impairment losses relating to goodwill cannot be reversed in future periods.
3.7.
Translation of foreign currencies

Trade transactions completed in foreign currencies are translated into Euros at the rates of exchange prevailing at the time of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into Euros at the rate of exchange in effect at the statement of financial position date, with any resulting gain or loss recorded in the consolidated statements of income and other comprehensive income as a component of other operating income and other operating expense.
The Group has foreign subsidiaries whose functional currencies are other than Euro. Foreign exchange gains and losses arising from the translation of these foreign subsidiaries’ accounts into Euros are reported as a component of other comprehensive income.
The Group used the following exchange rates to convert the financial statements of its subsidiaries:
	Nine months ended September 30, 2019		Nine months ended September 30, 2018		Year ended December 31, 2018
	Nine months end rate	Average rate	Nine months end rate	Average rate	Year-end rate	Average rate	As at January 1, 2018
Euros per Turkish Lira (“TRY”)	6.1836	6.3288	6.9505	5.5098	6.0588	5.7077	n/a
Euros per Swiss Francs (“CHR”)	1.1461	1.1226	1.2015	1.1611	1.1269	1.1550	n/a
Euros per Polish Zloty (“PLN”)	4.3866	4.3007	4.2714	4.2488	4.3014	4.2615	n/a
Romanian Leu (“RON”)	4.7511	4.7187	4.6637	4.6518	4.6635	4.6540	n/a
Convertible Mark (“BAM”)	1.9558	1.9558	1.9558	1.9558	1.9558	1.9558	n/a

3.8.
Income taxes

The effective tax rate has been calculated considering the management’s estimate of the weighted average effective annual income tax rate at the date of these condensed interim consolidated financial statements. The estimated average annual tax rate used for the year to September 30, 2019 is 42,94%, compared to 64,44% for the nine months ended September 30, 2018.
Income taxes include current income taxes as well as deferred taxes. In accordance with IAS 12, the Group uses the liability method for the accounting of income taxes.

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
3.   Summary of significant accounting policies (Continued)
Current income taxes are recognized for the estimated amount the Group expects to settle with or recover from the tax authorities. This includes liabilities and/or receivables for the current period as well as for prior periods.
Deferred taxes are recognized for temporary differences between the carrying amounts in the consolidated statement of financial position and the respective tax bases as well as for tax loss carryforwards, interest carryforwards and tax credits. Deferred tax assets are recognized to the extent that they are likely to be used in the future; either sufficient taxable temporary differences or future taxable income are probable.
Deferred taxes are not recognized for temporary differences if the deferred taxes arise from the initial recognition of an asset or a liability in a transaction which is not a business combination and, at the time of the transaction, affects neither accounting profit nor taxable profit/tax loss. No deferred tax liabilities are recognized for temporary differences arising from the initial recognition of goodwill.
A deferred tax liability is generally recognized for temporary differences associated with investments in subsidiaries, joint arrangements and associates, if the Group is able to control the timing of the reversal of the temporary difference and it is probable that the temporary differences will reverse in the foreseeable future.
Following the liability method, deferred taxes are calculated based on the income tax rates that are enacted or substantively enacted at the time when the temporary differences will reverse. The Group recognizes all relevant changes of income tax rates that affect deferred taxes in the period in which the changes are substantially enacted.
Deferred tax assets and deferred tax liabilities are offset if the Group has a legally enforceable right to set off current tax positions and the deferred tax positions relate to income taxes levied by the same taxation authority.
Current and deferred taxes are recognized within profit and loss unless that they arise from a transaction which is recognized outside profit and loss.
The Group’s business activities are complex, and the related domestic and foreign tax interpretations, regulations, laws and case law are constantly changing. These issues can lead to uncertain tax positions. In accordance with IFRIC 23, uncertain tax positions are accounted for if it is probable that the tax authorities will not accept the income tax treatment applied. The better forecast of the “most likely amount” and the “expected value” has to be recognized.
3.9.
Cash and cash equivalents

Cash and cash equivalents represent cash balances at different banks and cash at hand.
The consolidated statements of cash flow show how cash and cash equivalents held by the Group changed in the respective years. Cash flows are classified for this purpose in accordance with IAS 7 as cash flow from operating activities, investing activities and financing activities. Cash and cash equivalents for the purpose of the cash flow statement equals the amount in the consolidated statements of financial position line item.
3.10. Property, plant and equipment; intangible assets
Property, plant and equipment and intangible assets are recorded at historical cost. When the Group sells property, plant and/or equipment, the net book value is netted against the sale proceeds and the difference is included in the consolidated statements of income and other comprehensive income.

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
3.   Summary of significant accounting policies (Continued)
3.11. Leases
At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group uses the definition of a lease in IFRS 16. This is applied to all contracts that are active longer than twelve months after January 1, 2018.
At commencement or on modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices i.e. lease components will be separated from non-lease components.
Right-of-use lease assets
The Group recognizes a right-of-use asset at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received (IFRS 16.29-33). If the lease transfers ownership of the underlying asset to the Group by the end of the lease term or if the cost of the right-of-use asset reflects that the Group will exercise a purchase option, the Group depreciates the right-of-use asset from the commencement date to the end of the useful life of the underlying asset. Otherwise, the Group depreciates the right-of-use asset from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.
Lease liabilities
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Since the interest rate implicit in each lease cannot be readily determined, the Group uses its incremental borrowing rate as the discount rate. The incremental borrowing rate is the interest rate that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset as the underlying lease agreement in a similar economic environment. The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased. The calculation model is based on a build-up approach which includes company-specific risk premium, assuming that the worst available rating curve shape is suitable for Triple C risk profile based on the Group’s credit margin.
Lease payments included in the measurement of the lease liability comprise the following: — fixed payments, including in-substance fixed payments; — variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date; — amounts expected to be payable under a residual value guarantee; and — the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.
The Group has elected not to recognize right-of-use assets and lease liabilities for short-term leases. The Group recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term. As at the respective reporting dates, Triple C did not have any leases of low-value assets.

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
3.   Summary of significant accounting policies (Continued)
Judgements about lease terms are determinative of the measurement of right-of-use lease assets and their associated lease liabilities. Management’s judgment in respect of lease terms for leased real estate for call center in different locations routinely includes periods covered by options to extend the lease terms, as Management is reasonably certain that such lease terms will be extended. Accordingly, for each lease contract, it was assessed whether there was a stated renewal term included in the contract. If the renewal option is not enforceable, the Group followed an approach that will only include renewal terms if they occur in the current year based on the existing uncertainty on long-term future renewals. In general, the Group usually signs a lease contract for approximately 3-5 year term and then only decide on renewals and renegotiation close to the end of the term, due to the competitive nature of the rental market. The assessment of whether the Group is reasonably certain to exercise such options impacts the lease term.
In the normal course of operations, there are future non-executory cash outflows in respect of leases to which the Group is potentially exposed, and which are not included in the lease liabilities as at the reporting date.
Lease payments are allocated between principal and finance expenses. The finance expense is recognized within the Consolidated statements of income and other comprehensive income.
3.12. Provisions
The Group recognizes provisions when it has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period and the increase in provision due to the passage of time is recognized as finance expenses.
3.13. Fair value measurement
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which the Group has access at that date. The fair value of a liability reflects its non-performance risk.
Please refer to note 6.1. Additional disclosure on financial instruments.
4.   Changes in accounting policies and disclosures
New standards and amendments whose application was not yet mandatory in the reporting period
The Group did not early adopt standards and interpretations as well as amendments to existing standards and interpretations issued by the IASB which are effective for financial years beginning on or after January 1, 2020 and whose application was not yet mandatory.
The Group does not expect any material effect from the application of any standards, amendments to standards and interpretations issued but not yet mandatory in the reporting period.

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
4.   Changes in accounting policies and disclosures (Continued)
List of new or revised standards is as follows:
New or revised standards	Effective date
IFRS 4 (A) Insurance Contracts – deferral of IFRS 9	January 1, 2021
IFRS 17 (A) Insurance Contracts	January 1, 2023
IAS 1 (A) Presentation of Financial Statements: Classification of Liabilities as Current or Non-current	January 1, 2023
IAS 1 (A) and IAS 8 (A) Definition of Material	January 1, 2020
IFRS 3 (A) Business Combinations	January 1, 2022
IFRS 9 (A), IAS 39 (A) and IFRS 7 (A) Interest Rate Benchmark Reform	January 1, 2020
IAS 16 (A) Property, Plant and Equipment	January 1, 2022
IAS 37 (A) Provisions, Contingent Liabilities and Contingent Assets	January 1, 2022
Annual Improvements 2018 – 2020	January 1, 2022

(A)
Amendment

5.   Notes to the condensed interim consolidated statements of income and other comprehensive income
5.1.
Revenue from contracts with customers

Revenues
Geographical information
Germany is the home market and accounts for the largest share of sales 60% in the interim period 2019 (2018: 68%). Spain accounts for 20% in the interim period 2019 and only 6% in 2018. The remaining 20% in the interim period 2019 (2018: 25%) of total sales is divided across Switzerland, Turkey, Austria and other European countries.
(in € thousands)	Nine months ended September 30,
	2019	2018
Germany	141,053	109,353
Spain	46,309	10,058
Switzerland	13,197	10,774
Turkey	9,256	9,930
Austria	6,943	7,993
Other European countries(1)	17,802	11,953
Total	234,561	160,061

(1)
Comprises: Romania, Poland, Slovakia, France, Latvia and Bosnia and Herzegovina

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
6.   Financial instruments and financial risk management
6.1.
Additional disclosure on financial instruments

Financial instruments are classified into the following measurement categories at the Group:
•
Financial assets measured at amortized cost

•
Financial liabilities measured at amortized cost

•
Derivative financial instruments measured at fair value through profit or loss

The following table shows the carrying amounts as well as the fair value of financial assets and financial liabilities as at the reporting dates:
(in € thousands)	Carrying amount	No category in accordance to IFRS 9	Category in accordance with IFRS 9	Fair Value	Fair Value hierarchy level
As at September 30, 2019
Non-current financial assets
Other long-term assets	2,238		AC		2
Non-current financial assets	865		AC		—
Current financial assets
Accounts receivables and other receivables	42,133
Trade receivables	39,129		AC		—
Miscellaneous receivables	3,004	IAS 2/IAS 12	n/a		—
Current financial assets	1,531		AC		—
Cash and cash equivalents	34,232		AC		—
Non-current financial liabilities
Long term debt	141,749
Lease liabilities	23,197	IFRS 16	n/a		—
Liabilities to banks	118,552		FLAC	123,482,122	2
Current financial liabilities
Current portion of long-term debt	7,286
Lease liabilities	7,286	IFRS 16	n/a		—
Derivatives	78		FVPL		2
Accounts payable and accrued liabilities	26,374
Trade payables	1,348		FLAC		—
Miscellaneous other payables	25,026	Misc.	n/a		—

n/a = Disclosure of Fair value not necessary in according to IFRS 7.29(a) and IFRS 7.29(d).

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
6.   Financial instruments and financial risk management (Continued)
(in € thousands)	Carrying amount	No category in accordance to IFRS 9	Category in accordance with IFRS 9	Fair Value	Fair Value hierarchy level
As at December 31, 2018
Non-current financial assets
Other long-term assets	1,345		AC	1,345	2
Non-current financial assets	865		AC	—	—
Current financial assets				—
Accounts receivables and other receivables	53,431			—
Trade receivables	52,062		AC	—	—
Miscellaneous receivables	1,369	IAS 2/IAS 12	n/a	—	—
Current financial assets	1,560		AC	—	—
Cash and cash equivalents	15,323		AC	—	—
Non-current financial liabilities				—
Long term debt	190,828			—
Lease liabilities	26,166	IFRS 16	n/a	—	—
Liabilities to banks	150,965		FLAC	152,255	2
Shareholder loan	13,698		FLAC	13,385	2
Current financial liabilities				—
Current portion of long-term debt	5,921			—
Lease liabilities	5,921	IFRS 16	n/a	—	—
Accounts payable and accrued liabilities	26,491			—
Trade payables	2,444		FLAC	—	—
Miscellaneous other payables	24,047	Misc.	n/a	—	—

n/a = Disclosure of Fair value not necessary in according to IFRS 7.29(a) and IFRS 7.29(d).
(in € thousands)	Carrying amount	No category in accordance to IFRS 9	Category in accordance with IFRS 9	Fair Value	Fair Value hierarchy level
As at January 1, 2018
Current financial assets
Cash and cash equivalents	25		AC	n/a	n/a
The main portion of cash in bank is pledged under the Group’s SFA loan.
The Group measures the fair value of the financial instruments based on the fair value hierarchy according to IFRS 13 reflecting the significance of the inputs used in making the measurement:
Level 1:
Level 1 inputs are quoted market prices (unadjusted) in active markets for identical assets or liabilities that the Group can access at the measurement date.

Level 2:
Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The fair value of financial instruments in Level 2 are based on valuation techniques using observable inputs, either directly (i.e., as prices) or indirectly (i.e., derived from prices) at the measurement date.

Triple C Holding GmbH
Notes to Condensed Interim Consolidated Financial Statements (Continued)
(unaudited)
6.   Financial instruments and financial risk management (Continued)
Level 3:
Level 3 inputs are unobservable inputs for the asset or liability. The fair value of financial instruments in Level 3 are based on valuation techniques using significant unobservable inputs.

The Group generally uses the discounted cash flow model as the valuation technique to determine the fair value of financial instruments at the measurement date. The objective of the valuation technique is to arrive at a fair value measurement that reflects the price that would be received when selling the asset or paying to transfer the liability in an orderly transaction between market participants at the measurement date. Essential observable inputs used in this valuation technique include risk free interest rates (i.e. EURIBOR Rates) and foreign currency exchange rates.
Financial assets and liabilities measured at fair value through profit and loss (including derivative financial instruments) are classified in Level 2 of the fair value hierarchy applying the discounted cash flow model as well as the Black-Scholes model to determine the fair value by using interest rate curves of the cash flow currency and foreign exchange rates.
For non-current non-derivative financial liabilities (including Liabilities to banks and Shareholder Loans) the fair value, which is determined for disclosure purposes are classified in Level 2. During the nine months ended September 30, 2019, the shareholder loan amounting to €13.7 million was repaid.
For reasons of materiality, the fair value of current non-derivative financial assets and liabilities is generally deemed to be approximated by the carrying amount.
The transfers between the level of the fair value hierarchy are reported at the respective reporting dates. There have been no transfers between the levels during the reporting periods.
The book value of accounts receivable and other receivable and accounts payable and accrued liabilities equals to their fair value because of their short-term nature.
7.   Events after the reporting period
The Group evaluated events after the reporting period for recognition or disclosure subsequent to September 30, 2019.
On January 31, 2020, the Group was wholly acquired by TELUS Corporation, located in Canada. As a result, long term debt of €125,580 thousand was repaid on January 31, 2020.
Since January 2020 a novel strain of coronavirus (COVID-19) is spreading worldwide. According to the German Council of Economic Experts, the German economy is expected to decline by 5.1% in 2020 when compared to 2019. For the Euro Zone, the German Council of Economic Experts forecasts the real gross domestic product (GDP) to decline by 7.0% in 2020. Due to the rapid pace of development and the associated high degree of uncertainty, the financial impacts can only be estimated approximately at the time of preparation of the condensed interim consolidated financial statements for the nine months period ended September 30, 2019. To date, COVID-19 has not materially impacted the Group’s financial condition and results of operations and the Group does not expect such an impact in the near future, subject to further developments of COVID-19. To date, the Group was able to maintain operations, including financial reporting systems.
With respect to the merger of Triple C Holding GmbH into TELUS International Germany GmbH with TELUS International Germany GmbH as the surviving entity we refer to note 1.1 of these condensed interim consolidated financial statements. No other significant events have occurred since the statement of financial position date.

Triple C Holding GmbH
Independent Auditor’s Report
The Managing Directors
Triple C Holding GmbH:
We have audited the accompanying consolidated financial statements of Triple C Holding GmbH and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2019 and 2018 and January 1, 2018, and the related consolidated statements of income and other comprehensive income, changes in owner’s equity, and cash flows for the years ended December 31, 2019 and 2018, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Triple C Holding GmbH and its subsidiaries as of December 31, 2019 and 2018 and January 1, 2018, and the results of their operations and their cash flows for the years ended December 31, 2019 and 2018 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
/s/ KPMG AG Wirtschaftspruefungsgesellschaft
Berlin, Germany
November 30, 2020

Triple C Holding GmbH
Consolidated Statements of Income and Other Comprehensive Income
(in € thousands)	Note	Year ended December 31,
		2019	2018
Operating Revenues
Revenues arising from contracts with customers	6.1	316,852	238,821
Other operating income	6.2	1,009	3,724
		317,861	242,545
Operating Expenses
Goods and services purchased		(21,928)	(22,274)
Employee benefit expense	6.3	(199,646)	(153,434)
Depreciation	7.1	(10,987)	(8,857)
Amortization of intangible assets	7.2	(16,393)	(16,228)
Other operating expenses	6.2	(1,633)	(5,579)
		(250,587)	(206,372)
Operating Income		67,274	36,173
Financial income	6.4	4,322	256
Financial expenses	6.4	(11,410)	(14,202)
Income Before Income Taxes		60,186	22,227
Taxes on income	6.5/ 7.6	(20,225)	(8,125)
Net Income(*)		39,961	14,102
Other Comprehensive Income
Items that may subsequently be reclassified to income
Foreign currency translation adjustment arising from translating financial statements of foreign operations		(264)	(802)
		(264)	(802)
Total Comprehensive Income(*)		39,697	13,300

(*)
Attributable in full to owner of the Company.

Triple C Holding GmbH
Consolidated Statements of Financial Position
(in € thousands)	Note	As at December 31,		As at January 1, 2018
		2019	2018
Assets
Current assets
Cash and cash equivalents	8	38,942	15,323	25
Accounts receivables and other receivables	8	56,540	53,431	—
Income taxes receivable		196	216	—
Other current financial assets	7.8	1,531	1,560	—
Prepaid expenses		704	456	—
		97,913	70,986	25
Non-current assets
Property, plant and equipment, net	7.1	39,453	42,538	—
Intangible assets, net	7.2	125,870	141,690	—
Goodwill	7.2	86,947	86,947	—
Other long-term assets		2,056	1,345	—
Other non-current financial assets	7.8	865	865	—
		255,191	273,385	—
		353,104	344,371	25
Liabilities and owner’s equity
Current liabilities
Accounts payable and accrued liabilities	7.3	29,441	26,491	—
Income and other taxes payable		31,870	12,194	—
Current portion of long-term debt	7.5, 8	7,547	5,921	—
Current derivative financial liabilities	8	78	—	—
		68,936	44,606	—
Non-current liabilities
Provisions	7.4	4,421	4,418	—
Long-term debt	7.5, 8	140,116	190,828	—
Deferred income tax liabilities	7.6	33,690	38,275	—
		178,227	233,521	—
		247,163	278,127	—
Owner’s equity
Total equity	7.7	105,941	66,244	25
		105,941	66,244	25
		353,104	344,371	25

Triple C Holding GmbH
Consolidated Statements of Changes in Owner’s Equity
(in € thousands)	Note	Common equity
		Equity contributed		Retained earnings	Accumulated other comprehensive income	Total
		Share capital	Capital reserve		Foreign currency translation
Balance as at January 1, 2018 (Previous GAAP)		25	—	—	—	25
Adjustment on initial application of IFRS		—	—	—	—	—
Balance as at January 1, 2018 (IFRS)		25	—	—	—	25
Net income	7.7	—	—	14,102	—	14,102
Other comprehensive income		—	—	—	(802)	(802)
Capital contributions	7.7	75	52,844	—	—	52,919
Balance as at December 31, 2018		100	52,844	14,102	(802)	66,244
Balance as at January 1, 2019		100	52,844	14,102	(802)	66,244
Net income	7.7	—	—	39,961	—	39,961
Other comprehensive income		—	—	—	(264)	(264)
Balance as at December 31, 2019		100	52,844	54,063	(1,066)	105,941

Triple C Holding GmbH
Consolidated Statements of Cash Flows
(in € thousands)	Note	2019	2018
Operating Activities
Net income		39,961	14,102
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7.1, 7.2	27,380	25,085
Deferred income taxes	6.5	(4,583)	(4,035)
Interest income/expense	6.4	7,088	13,946
Other		(339)	(201)
Net change in non-cash operating working capital		18,385	(1,908)
Interest received	6.4	4	3
Cash provided by operating activities		87,896	46,992
Investing Activities
Cash payments for acquisitions, net	5	—	(113,394)
Payments for acquisitions of property, plant and equipment and intangible assets	7.1, 7.2	(6,177)	(10,037)
Proceedings from disposals of property, plant and equipment and intangible assets	7.1, 7.2	12	26
Other investing activities	7.8	29	(2,425)
Cash used by investing activities		(6,136)	(125,830)
Financing Activities
Repayment of long-term debt	7.5	(43,713)	(106,205)
Proceeds from long-term debt		—	168,713
Capital contributions		—	52,919
Payment of lease liabilities	7.1, 7.6	(5,643)	(3,291)
Interest paid		(8,785)	(18,000)
Cash (used) provided by financing activities		(58,141)	94,136
Cash Position
Increase in cash and cash equivalents		23,619	15,298
Cash and cash equivalents, beginning of period	8.1	15,323	25
Cash and cash equivalents, end of period	8.1	38,942	15,323
Supplemental Disclosure of Operating Cash Flows
Income taxes paid, net		(24,808)	(12,159)

Triple C Holding GmbH
Notes to Consolidated Financial Statements
1. Basis of preparation
1.1.
General information

Triple C Holding GmbH (hereafter “Triple C” or the “Company”) was founded in Berlin in October 2017 and entered in the commercial register under the number HRB 194184 B at Charlottenburg Local Court. The Company maintains its registered office at Stralauer Allee 2B, 10245 Berlin.
On January 8, 2018, Triple C acquired the Competence Call Center Group hereafter “CCC-Group”. Prior to that acquisition Triple C had no operations.
Triple C and its controlled subsidiaries (hereafter the “Group”) is a large provider of call center services as well as business process optimization (BPO) for the European Market where complete business processes from the customers are taken over by the company. Triple C offers internationally distinguished call center solutions, supporting clients in customer acquisition in the business-to-customer and business-to-business area for pre and after sales, as well as developing digitalization solutions.
As at reporting date December 31, 2019, Triple C’s immediate parent and ultimate parent were Triple C Holding SARL, located in Luxemburg, and Ardian Holding, located in France, respectively. As at date of issue of these financial statements, the immediate parent and ultimate parent of Triple C are TELUS International Germany GmbH, located in Germany, and TELUS Corporation, located in Canada, respectively.
1.2.
Basis of preparation

The accompanying consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), taking into account the interpretations of the International Financial Reporting Standards Interpretations Committee. As this is Triple C’s first set of IFRS financial statements, IFRS 1 First Time Adoption of IFRS is applicable. Refer to Note 2 for details regarding the Company’s application of IFRS 1, including the use of allowed exemptions and exceptions.
All intercompany transactions are eliminated during the preparation of the consolidated financial statements.
The consolidated financial statements have been prepared on a historical cost basis, unless otherwise stated. The consolidated financial statements are presented in Euro (“€”), which is the Group’s functional currency. All values are rounded to the nearest thousands, except when otherwise indicated. Due to rounding, differences may arise when individual amounts or percentages are added together.
The consolidated financial statements are prepared under the assumption that the business will continue as a going concern.
The date of authorization for issue of these consolidated financial statements for each of the years ended December 31, 2019 and 2018 is November 30, 2020.
2. First time adoption to IFRS
2.1.
First time adoption

The Group adopted IFRS effective January 1, 2018 and prepared its consolidated financial statements in accordance with IFRS for the first time applicable as at December 31, 2019 together with comparative period data for year ended December 31, 2018. Prior to adopting IFRS, the Group prepared financial statements in accordance with local German GAAP (“HGB”).
The application of IFRS 1 requires that the Group adopts accounting policies based on the standards and related interpretations effective at the reporting date of its first annual IFRS financial statements. IFRS 1

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
2. First time adoption to IFRS (Continued)
allows first-time adopters certain exemptions from the full retrospective application of the requirements under IFRS. All relevant mandatory exemptions have been applied in full.
The Group has applied the following exemptions:
Leases:   The assessment whether a contract existing at the date of transition to IFRS contains a lease will be made on the basis of facts and circumstances existing at that date (according to IFRS 1.D9). The lease liabilities will be measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate at the date of transition to IFRSs and the right-of-use asset for all leases will be measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments relating to that lease recognized in the consolidated statements of financial position immediately before the date of transition to IFRSs according to IFRS 1.D9B(b)(ii).
Triple C, a company owned by third parties outside of CCC-Group, acquired 100% of the shares of CCC-Group on January 8, 2018. Therefore, an acquirer shall measure the lease liability at the present value of the remaining lease payments (as defined in IFRS 16) as if the acquired lease were a new lease at the acquisition date (IFRS 3.28B). For simplification reasons, the transition date, i.e., the first-time application date of IFRS 16 determined to be January 1, 2018 considering that the acquisition accounting is also carried out based on CCC-Group’s January 1, 2018 financial statements. Therefore, the accounting of all the contracts started before January 1, 2018 commence on January 1, 2018 and for the contracts started after January 1, 2018, their original starting dates are determined to be the first adoption date of IFRS 16.
No right-of-use asset and lease liabilities were recognized for leases with a remaining lease term of less than 12 months as at the date of transition to IFRSs and instead they are accounted for as if they were short-term leases (IFRS 1.D9D(b)). Moreover, hindsight will be used to determine the lease term (IFRS 1.D9D(e)).
The transition from HGB to IFRS resulted in changes in accounting policies that affected the financial position and financial performance as follows:
As at January 1, 2018, there were no GAAP differences between HGB and IFRS as issued by the IASB.
CCC Group’s financial statements were converted to IFRS for the first time in the scope of IFRS 3 as at January 8, 2018, as the balance sheet of the acquired company. Therefore; IFRS 1 impacts regarding the following differences between HGB and IFRS have been identified:
a.   Reclassification of restricted cash to financial assets
According to International Accounting Standards (“IAS”) 7, cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes. Therefore, an investment normally qualifies as a cash equivalent only when it has a short maturity of, say, three months or less from the date of acquisition (IAS 7.7). As at December 31, 2018, the maturity of the restricted cash, as detailed in Note 7.8, has longer maturity term than three months. Therefore, €1,560 thousand and €865 thousand were reclassified to current financial assets and non-current financial assets, respectively.
b.   Financial instruments — trade receivables
Under HGB, trade receivables were impaired only in case of objective evidences of impairment, while under IFRS 9, an expected credit loss model is applied to all trade receivables. Under IFRS 9 the expected losses are recognized as loss provision with effect to profit or loss. This adjustment resulted in a net decrease of equity of €25 thousand as at December 31, 2018.

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Notes to Consolidated Financial Statements (Continued)
2. First time adoption to IFRS (Continued)
c.   Financial instruments — long-term debt
Under HGB, financial liabilities are recognized at their repayment amount with transaction costs directly expensed off. Under IFRS, financial liabilities are recognized at their fair value minus transaction costs that have to be amortized by applying the effective interest rate method. Furthermore, any changes in the estimated cash flows underlying the effective interest rate method have to be accounted for as adjustment in carrying amount with effect to profit or loss. This affected the long-term debt as well as the shareholder loans.
As at December 31, 2018, the Group’s long-term debt amount was adjusted by €4,051 thousand and decreased to €164,662 thousand. As the transition to IFRS had a decreasing impact on long-term debt, finance expense decreased which resulted in a net increase in equity by an amount of €2,757 thousand.
d.   Goodwill, Customer Relations and Brands
As a result of the acquisition of CCC-Group, as detailed in Note 5, goodwill in the amount of €86,947 thousand, customer relations in the amount of €141,295 thousand and brands in the amount of €15,037 thousand representing the fair value as at the transition date were assumed. In addition, the corresponding deferred tax liability was adjusted to €43,614 thousand. Overall, the transition to IFRS resulted in a net increase in intangible assets and goodwill of €45,432 thousand, a net increase in deferred tax liabilities of €34,763 thousand, and a net increase in equity of €7,552 thousand as at December 31, 2018.
e.   Leases
The application of IFRS 16, resulted in a separate recognition and presentation of the right-of-use assets for identified leases and corresponding lease liability for the expected future lease payments. Expenses for rent of office spaces as well as expenses related to other lease contracts were presented in the statement of profit or loss under goods and services purchased under HGB. Under IFRS 16, the depreciation on right-of-use asset is presented within the profit or loss statement in depreciation and amortization, while the interest expense of lease liability is presented within finance expense. The transition resulted in €29,830 thousand right-of-use assets and €32,087 thousand lease liabilities on balance sheet and a net decrease of €1,711 thousand in equity as at December 31, 2018.
f.   Income taxes and other taxes
The impact of this adjustment resulted in a decrease in equity in the amount of €214 thousand as at December 31, 2018. This adjustment is related to the difference between HGB and IFRS as a result of the application of IAS 12.
g.   Deferred taxes
Deferred tax assets and liabilities include adjustments related to temporary differences and are mainly resulted from customer relations and brands as detailed in section “c” of this note.
h.   Reclassification of transaction costs
The amount includes reclassification of €4,027 thousand from Goods and services purchased account to Other operating expense account.
2.2.
HGB — IFRS reconciliation as at January 1, 2018 and December 31, 2018

Statement of financial position reconciliation from HGB to IFRS as at January 1, 2018 and December 31, 2018 are as follows:

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
2. First time adoption to IFRS (Continued)
		As at December 31, 2018			As at January 1, 2018
(in € thousands)	Note	Previous GAAP	Effect of transition to IFRS	IFRS	Previous GAAP	Effect of transition to IFRS	IFRS
Assets
Current assets
Cash and cash equivalents	a	17,748	(2,425)	15,323	25	—	25
Accounts receivables and other receivables	b	53,715	(284)	53,431	—	—	—
Income taxes receivable		216	—	216	—	—	—
Current financial assets	a	—	1,560	1,560	—	—	—
Prepaid expenses		456	—	456	—	—	—
Derivative assets			—	—	—	—	—
		72,135	(1,149)	70,986	25	—	25
Non-current assets
Property, plant and equipment, net	e	12,708	29,830	42,538	—	—	—
Intangible assets, net	d	149,105	(7,415)	141,690	—	—	—
Goodwill	d	34,100	52,847	86,947	—	—	—
Other long-term assets		1,345	—	1,345	—	—	—
Non-current financial assets	a	—	865	865	—		—
Deferred income tax assets	g	472	(472)	—	—	—	—
		197,730	75,655	273,385	—	—	—
		269,865	74,506	344,371	25	—	25
Liabilities and owner’s equity
Current liabilities
Accounts payable and accrued liabilities		26,491	—	26,491	—	—	—
Income and other taxes payable	f	11,803	391	12,194	—	—	—
Advance billings and customer deposits		—	—	—	—	—	—
Provisions		—	—	—	—	—	—
Current portion of long-term debt	c,e	13,713	(7,792)	5,921	—	—	—
Current derivative liabilities		—	—	—	—	—	—
		52,007	(7,401)	44,606	—	—	—
Non-current liabilities
Provisions		—	4,418	4,418	—	—	—
Long-term debt	c,e	155,000	35,828	190,828	—	—	—
Other long-term liabilities		—	—	—	—	—	—
Deferred income taxes	g	4,973	33,302	38,275	—	—	—
		159,973	73,548	233,521	—	—	—
		211,980	66,147	278,127	—	—	—
Owner’s equity
Total equity		57,885	8,359	66,244	25	—	25
		57,885	8,359	66,244	25	—	25
		269,865	74,506	344,371	25	—	25

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
2. First time adoption to IFRS (Continued)
Statement of income and other comprehensive income reconciliation from HGB to IFRS for the year ended December 31, 2018 is as follows:
(in € thousands)	Note	Year ended December 31, 2018
		Previous GAAP	Effect of transition to IFRS	IFRS
Operating Revenues
Revenues arising from contracts with customers		238,821	—	238,821
Other operating income		3,724	—	3,724
		242,545	—	242,545
Operating Expenses
Goods and services purchased	e,h	(30,550)	8,276	(22,274)
Employee benefit expense		(153,434)	—	(153,434)
Depreciation	e	(3,036)	(5,821)	(8,857)
Amortization of intangible assets	d	(20,039)	3,811	(16,228)
Other operating expenses	b,h	(1,515)	(4,064)	(5,579)
		(208,574)	2,202	(206,372)
Operating Income		33,971	2,202	36,173
Financial income	c	3	253	256
Financial expenses	c,e	(17,254)	3,052	(14,202)
Income Before Income Taxes		16,720	5,507	22,227
Taxes on income	f,g	(10,977)	2,852	(8,125)
Net Income(*)		5,743	8,359	14,102
Other Comprehensive Income
Items that may subsequently be reclassified to income
Foreign currency translation adjustment arising from translating financial statements of foreign operations		—	(802)	(802)
		—	(802)	(802)
Total Comprehensive Income(*)		5,743	7,557	13,300

(*)
Attributable in full to owner of the Company.

3. Summary of significant accounting policies
3.1.
Basis of consolidation

The Group’s consolidated financial statements include accounts of Triple C, the ultimate parent company within the Group and the accounts of all subsidiaries. In total, 21 subsidiaries are included in the scope of consolidation in as at December 31, 2019 (December 31, 2018: 21 subsidiaries).
3.2.
Use of estimates and judgements

The preparation of financial statements in conformity with IFRS requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities at the date

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Notes to Consolidated Financial Statements (Continued)
3. Summary of significant accounting policies (Continued)
of the financial statements; the disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Information about estimates assumptions and estimation uncertainties at December 31, 2019 that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities in the next financial year is included in the following notes:
Note 3.5 and 7.2 — goodwill and customer relations relating to key assumptions terminal growth rate and discount rate
Note 3.10 and 7.5 — leases relating to lease term determinations considering renewal options
3.3.
Financial instruments — initial recognition and subsequent measurement

A financial instrument is any contract that gives rise to a financial asset of one party and a financial liability or equity instrument of another party.
The group initially recognizes financial instruments when it becomes party to the instrument. In case of regular way purchases or sales of financial assets the group applies settlement date accounting.
All financial instruments are initially measured at fair value plus or minus, in the case of financial instruments not at fair value through profit or loss, transaction costs that are directly attributable to their acquisition or issue.
Hedge Accounting according to IFRS 9 is not applied by the Group.
Financial assets
Classification
For purposes of subsequent measurement, financial assets are classified, at initial recognition, into four categories:
•
Financial assets at fair value through OCI with item that may subsequently be reclassified to income (debt instruments)

•
Financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition (equity instruments)

•
Financial assets at fair value through profit or loss

•
Financial assets at amortized cost (debt instruments)

Depending on the substance of the contractual arrangement financial assets represent debt instruments or equity instruments according to IAS 32.
The classification of financial assets at initial recognition, representing debt instruments, depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of account receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs that are directly attributable to their acquisition. Account receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price as disclosed in Note 3.4. Revenue from contracts with customers.

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Notes to Consolidated Financial Statements (Continued)
3. Summary of significant accounting policies (Continued)
In order for a financial asset, representing a debt instrument, to be classified and measured at amortised cost or fair value through OCI (with recycling), it needs to give rise to cash flows that are “solely payments of principal and interest (SPPI)” on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model.
The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortised cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows while financial assets classified and measured at fair value through OCI (with recycling) are held within a business model with the objective of both holding to collect contractual cash flows and selling.
Financial assets, representing debt instruments, not meeting the conditions mentioned above are classified and measured at fair value through profit or loss.
Financial assets at amortised cost
Financial assets at amortised cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired.
The Group’s financial assets at amortised cost includes cash and cash equivalents and account receivables.
Financial assets at fair value through profit or loss (debt and equity instruments)
Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with net changes in fair value recognised in the statement of profit or loss. This category includes derivative instruments and listed equity investments which the Group had not irrevocably elected to classify at fair value through OCI.
The Group’s financial assets at fair value through profit or loss are derivative financial assets.
Financial assets at fair value through OCI with recycling (debt instruments)
For debt instruments at fair value through OCI, interest income, foreign exchange revaluation and impairment losses or reversals are recognised in the statement of profit or loss and computed in the same manner as for financial assets measured at amortised cost. The remaining fair value changes are recognised in OCI. Upon derecognition, the cumulative fair value change recognised in OCI is recycled to profit or loss.
The Group does not hold any financial assets at fair value through OCI (debt instruments).
Financial assets designated at fair value through OCI with no recycling (equity instruments)
Upon initial recognition, the Group can elect to classify irrevocably its equity investments as equity instruments designated at fair value through OCI when they meet the definition of equity under IAS 32 Financial Instruments: Presentation and are not held for trading. The classification is determined on an instrument-by-instrument basis.
Gains and losses on these financial assets are never recycled to profit or loss. Dividends are recognised as other income in the statement of profit or loss when the right of payment has been established, except when the Group benefits from such proceeds as a recovery of part of the cost of the financial asset, in which

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
3. Summary of significant accounting policies (Continued)
case, such gains are recorded in OCI. Equity instruments designated at fair value through OCI are not subject to impairment assessment.
The Group does not hold any financial assets at fair value through OCI (equity instruments).
A derivative embedded in a hybrid contract, with a financial liability or non-financial host, is separated from the host and accounted for as a separate derivative if: the economic characteristics and risks are not closely related to the host; a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and the hybrid contract is not measured at fair value through profit or loss. Embedded derivatives are measured at fair value with changes in fair value recognised in profit or loss. Reassessment only occurs if there is either a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required or a reclassification of a financial asset out of the fair value through profit or loss category.
Derecognition
A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognised (i.e., removed from the Group’s consolidated statement of financial position) when:
•
The rights to receive cash flows from the asset have expired.

or
•
The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Impairment
The Group recognises an allowance for expected credit losses (ECLs) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.
The general impairment methodology follows a three-stage approach based on the change in credit quality of financial assets since initial recognition (general approach). At initial recognition, debt instruments are assumed to have a low credit risk, for which a loss allowance is recognized that results from default events that are possible within the next 12-months (Stage 1; 12-months ECL). The Group considers a debt security to have low credit risk when its credit risk rating is equivalent to the globally understood definition of ‘investment grade. When there has been a significant increase in credit risk, the loss allowance is measured using lifetime ECL (Stage 2). If there is objective evidence of impairment (Stage 3), Group also accounts for lifetime ECL and recognizes an impairment.
For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL). The assessment of whether lifetime ECL should be recognized is based on significant increases in the likelihood or risk of a default occurring since initial recognition. If the internal risk management and control systems do not indicate a significant increase in credit risk any earlier, the rebuttable presumption is that a significant increase in credit risk has occurred when payments are more than 30 days overdue. The Group considers the probability of default and continually

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Notes to Consolidated Financial Statements (Continued)
3. Summary of significant accounting policies (Continued)
monitors the development of the credit risk in each reporting period, considering all reasonable and supportable information and forecasts.
The Group considers that there is an objective evidence of impairment if any of the following indicators are present: significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization or default or delinquency in payments.
For trade receivables, the Group applies a simplified approach in calculating ECLs. The trade receivables are aggregated to determine expected credit losses based on similar risk characteristics. When applying the simplified approach, the Group does not track changes in credit risk, but instead recognises a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.
The Group considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows. When derecognizing financial assets, the Company continues to undertake enforcement measures to attempt to collect the receivables due.
Financial Liabilities
Classification
The Group’s financial liabilities include trade and other payables, loans and borrowings including bank overdrafts, and derivative financial liabilities.
For purposes of subsequent measurement, financial liabilities are classified in two measurement categories at initial recognition:
•
Financial liabilities at fair value through profit or loss

•
Financial liabilities at amortized cost

Financial liabilities at fair value through profit or loss
Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.
Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivative financial instruments entered into by the Group that are not designated as hedging instruments in hedge relationships as defined by IFRS 9. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments.
Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria according to IFRS 9 are satisfied.
Gains or losses on financial liabilities at fair value through profit and loss are recognised in the statement of profit or loss.
The Group has classified derivative instruments as financial liability as at fair value through profit or loss and does not have designated financial liabilities at fair value through profit or loss.

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Notes to Consolidated Financial Statements (Continued)
3. Summary of significant accounting policies (Continued)
Financial liabilities at amortized cost
This is the category most relevant to the Group. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the Effective Interest Rate (“EIR”) method. Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process.
Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included as finance costs in the statement of profit or loss.
This category generally applies to trade and other payables, loans and borrowings including bank overdrafts.
Derecognition
A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognised in the statement of profit or loss.
Non-substantial modifications impact profit and loss only to the extent that an interest rate differential is recognized.
Offsetting of financial instruments
Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, to realise the assets and settle the liabilities simultaneously.
3.4.
Revenue from contracts with customers

General
Triple C generates its sales revenues exclusively with the provisions of services such as call center and BPO services. These services are divided into four groups — inbound, outbound, training and support. Whereas just inbound and outbound are material.
If the end customer calls the Triple C call center, inbound revenues are generated. If Triple C calls its customer’s customer outbound revenues are generated.
The rendered services for both revenue streams are similar, and comprise activities as follows:
•
General customer support for a variety of companies

•
Technical support

•
Sales services, e.g. booking of flights or telecommunication contracts

•
After-sales services such as customer support for product returns

All revenues of the Group qualify as contracts with customers and fall in the scope of IFRS 15. All revenues are accounted for over time for all revenue streams. For measuring the amount that can be invoiced, Triple C uses the output method. The output in this case are the service hours rendered towards the client. The Group has a right to consideration from the customer in an amount that corresponds directly with the

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
3. Summary of significant accounting policies (Continued)
value to the customer of the entity’s performance completed to date, therefore; the entity recognizes revenues in the amount to which it has a right to invoice. (IFRS 15.B16). The Group considers whether there are other commitments in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated. The Group assesses all promised goods and services and identifies performance obligations at contract inception. Contracts with customers include a single performance obligation, i.e. the sale of call center services. In determining the transaction price for the sale of call center services, the Group considers the effects of variable consideration and the existence of consideration payable to the customer (if any).
Triple C’s contracts with customers do not have a significant financing component. Payments are typically due within 30 to 45 days from the billing date. Billings are typically rendered on a monthly basis.
The Group’s revenues are recorded net of any value-added and/or sales taxes billed to the customer concurrent with a revenue-generating transaction.
The Group uses the following revenue accounting practical expedients provided for in IFRS 15, Revenue from Contracts with Customers:
•
No adjustment of the contracted amount of consideration for the effects of financing components when, at the inception of a contract, it is expected that that the effect of the financing component is not significant at the individual contract level.

•
No deferral of contract acquisition costs when the amortization period for such costs would be one year or less.

•
When estimating minimum transaction prices allocated to any remaining unfulfilled, or partially unfulfilled, performance obligations, exclusion of amounts arising from contracts originally expected to have a duration of one year or less, as well as amounts arising from contracts under which Triple C may recognize and bill revenue in an amount that corresponds directly with their completed performance obligations. As Triple C recognizes its revenues applying IFRS 15.B16, the disclosure requirement according to IFRS 15.120 does not apply (ref. IFRS 15.121(b).

Variable consideration
If the consideration in a contract includes a variable amount, the Group estimates the amount of consideration to which it will be entitled in exchange for providing the service to the customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty with the variable consideration is subsequently resolved.
3.5.
Business combinations

The Group accounts for business combinations using the acquisition method when control is transferred to the Group. The consideration transferred in the acquisition generally is measured at fair value, as are the identifiable net assets acquired. A positive difference between the difference of acquisition costs, including the fair value of the non-controlling interests and the asset and liabilities acquired, is accounted for as Goodwill. A negative difference is recognized directly in the statement of income after it has been reviewed again. Any Goodwill that arises is tested annually for impairment. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.
3.6.
Depreciation, amortization and impairment

Depreciation and amortization
Property, plant and equipment (including right-of-use lease assets) are depreciated on a straight-line basis over their estimated useful lives (shorter of estimated useful life and lease terms for right-of-use lease

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
3. Summary of significant accounting policies (Continued)
assets). Depreciation includes amortization of leasehold improvements. Leasehold improvements are normally amortized over the lesser of their expected average useful life or the term of the lease.
Estimated useful lives for property, plant and equipment and right-of-use lease assets subject to depreciation are as follows:
Estimated useful lifes
Buildings and leasehold improvements	5 to 10 years
Operating equipment	3 to 8 years
Right of Use asset	1 to 11 years
Intangible assets with finite lives (intangible assets subject to amortization) are amortized on a straight-line basis over their estimated useful lives, which are reviewed at least annually and adjusted as appropriate.
Estimated useful lives for intangible assets subject to amortization are as follows:
Estimated useful lifes
Software	3 years
Brands	10 years
Customer relationships	10 years
The useful life used to amortize intangible assets relates to the future performance of the assets acquired and management’s judgement of the period over which economic benefit will be derived from the asset. The estimated useful life of customer relationships, the most significant class of intangible assets, principally reflects management’s view of the average economic life of the customer base. Management assumes the Group’s customer relations with its customers to last about 10 years on average based on their historical experience. Changes to the estimated useful life of customer relationships might have a significant effect on the carrying amount of the asset.
Impairment of non-financial assets
The carrying amounts of the Group’s non-financial assets are reviewed for impairment as at each consolidated statement of financial position date or whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds its recoverable amount. The recoverable amount of an asset or a cash generating unit (“CGU”) is the higher of its value in use and its fair value less cost to sell. Management uses internal and external data to forecast the key assumptions, that includes forecasted cash flows of the business, estimated discount rate and future growth rates which are based to the management’s impairment assessment.
Value in use is the present value of the future cash flows expected from the continued use of the CGU or asset in its present condition, including the cash flows expected upon retiring the asset from service and its eventual sale.
The value in use calculation is based on a discounted cash flow (“DCF”) model. The future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the CGU. The estimates regarding future cash flows are based on past experience with respect to this CGU, and on the Group’s best possible assessments regarding the economic conditions that will exist in the future. The recoverable amount is sensitive to the discount rate used for the DCF model as well as the expected future cash inflows and outflows, the growth rate used for extrapolation purposes and profitability.

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Notes to Consolidated Financial Statements (Continued)
3. Summary of significant accounting policies (Continued)
If the carrying amount of an asset exceeds its recoverable amount, an impairment loss is recognized immediately in profit or loss by the amount by which the carrying amount of the asset exceeds the recoverable amount. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the lesser of the revised estimate of recoverable amount and the carrying amount that would have been recorded had no impairment loss been recognized previously.
Impairment losses relating to goodwill cannot be reversed in future periods.
3.7.
Translation of foreign currencies

Trade transactions completed in foreign currencies are translated into Euros at the rates of exchange prevailing at the time of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into Euros at the rate of exchange in effect at the statement of financial position date, with any resulting gain or loss recorded in the consolidated statements of income and other comprehensive income as a component of other operating income and other operating expense, as set out in Note 6.2.
The Group has foreign subsidiaries whose functional currencies are other than Euro. Foreign exchange gains and losses arising from the translation of these foreign subsidiaries’ accounts into Euros are reported as a component of other comprehensive income.
The Group used the following exchange rates to convert the financial statements of its subsidiaries:
	Year ended December 31, 2019		Year ended December 31, 2018
	Year-end rate	Average rate	Year-end rate	Average rate	As at January 1, 2018
Euros per Turkish Lira (“TRY”)	6.6506	6.6843	6.0588	5.7077	n/a
Euros per Swiss Francs (“CHR”)	1.0870	1.0854	1.1269	1.1550	n/a
Euros per Polish Zloty (“PLN”)	4.2585	4.2568	4.3014	4.2615	n/a
Romanian Leu (“RON”)	4.7793	4.7830	4.6635	4.6540	n/a
Convertible Mark (“BAM”)	1.9558	1.9558	1.9558	1.9558	n/a

3.8.
Income taxes

Income taxes include current income taxes as well as deferred taxes. In accordance with IAS 12, the Group uses the liability method for the accounting of income taxes.
Following this method, current income taxes are recognized for the estimated amount the Group expects to settle with or recover from the tax authorities. This includes liabilities and/or receivables for the current period as well as for prior periods.
Deferred taxes are recognized for temporary differences between the carrying amounts in the consolidated statement of financial position and the respective tax bases as well as for tax loss carryforwards, interest carryforwards and tax credits. Deferred tax assets are recognized to the extent that they are likely to be used in the future; either sufficient taxable temporary differences or future taxable income are probable.
Deferred taxes are not recognized for temporary differences if the deferred taxes arise from the initial recognition of an asset or a liability in a transaction which is not a business combination and, at the time of the transaction, affects neither accounting profit nor taxable profit/tax loss. No deferred tax liabilities are recognized for temporary differences arising from the initial recognition of goodwill.
A deferred tax liability is generally recognized for temporary differences associated with investments in subsidiaries, joint arrangements and associates, if the Group is able to control the timing of the reversal of the temporary difference and it is probable that the temporary differences will reverse in the foreseeable future.

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
3. Summary of significant accounting policies (Continued)
Following the liability method, deferred taxes are calculated based on the income tax rates that are enacted or substantively enacted at the time when the temporary differences will reverse. The Group recognizes all relevant changes of income tax rates that affect deferred taxes in the period in which the changes are substantially enacted.
Deferred tax assets and deferred tax liabilities are offset if the Group has a legally enforceable right to set off current tax positions and the deferred tax positions relate to income taxes levied by the same taxation authority.
Current and deferred taxes are recognized within profit and loss unless that they arise from a transaction which is recognized outside profit and loss.
The Group’s business activities are complex, and the related domestic and foreign tax interpretations, regulations, laws and case law are constantly changing. These issues can lead to uncertain tax positions. In accordance with IFRIC 23, uncertain tax positions are accounted for if it is probable that the tax authorities will not accept the income tax treatment applied. The better forecast of the “most likely amount” and the “expected value” has to be recognized.
3.9.
Cash and cash equivalents

Cash and cash equivalents represent cash balances at different banks and cash at hand.
The consolidated statements of cash flow show how cash and cash equivalents held by the Group changed in the respective years. Cash flows are classified for this purpose in accordance with IAS 7 as cash flow from operating activities, investing activities and financing activities. Cash and cash equivalents for the purpose of the cash flow statement equals the amount in the consolidated statements of financial position line item.
3.10.   Property, plant and equipment; intangible assets
Property, plant and equipment and intangible assets are recorded at historical cost. When the Group sells property, plant and/or equipment, the net book value is netted against the sale proceeds and the difference is included in the consolidated statements of income and other comprehensive income.
3.11.   Leases
At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group uses the definition of a lease in IFRS 16. This is applied to all contracts that are active longer than twelve months after January 1, 2018.
At commencement or on modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices i.e. lease components will be separated from non-lease components.
Right-of-use lease assets
The Group recognizes a right-of-use asset at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received (IFRS 16.29-33). If the lease transfers ownership of the underlying asset to the Group by the end of the lease term or if the cost of the right-of-use asset reflects

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
3. Summary of significant accounting policies (Continued)
that the Group will exercise a purchase option, the Group depreciates the right-of-use asset from the commencement date to the end of the useful life of the underlying asset. Otherwise, the Group depreciates the right-of-use asset from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.
Lease liabilities
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Since the interest rate implicit in each lease cannot be readily determined, the Group uses its incremental borrowing rate as the discount rate. The incremental borrowing rate is the interest rate that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset as the underlying lease agreement in a similar economic environment. The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased. The calculation model is based on a build-up approach which includes company-specific risk premium. Accordingly, it is assumed that the worst available rating curve shape is suitable for Triple C risk profile based on the Group’s credit margin.
Lease payments included in the measurement of the lease liability comprise the following: — fixed payments, including in-substance fixed payments; — variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date; — amounts expected to be payable under a residual value guarantee; and — the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.
The Group has elected not to recognize right-of-use assets and lease liabilities for short-term leases. The Group recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term. As at the respective reporting dates, Triple C did not have any leases of low-value assets.
Judgements about lease terms are determinative of the measurement of right-of-use lease assets and their associated lease liabilities. Management’s judgment in respect of lease terms for leased real estate for call center in different locations routinely includes periods covered by options to extend the lease terms, as Management is reasonably certain that such lease terms will be extended. Accordingly, for each lease contract, it was assessed whether there was a stated renewal term included in the contract. If the renewal option is not enforceable, the Group followed an approach that will only include renewal terms if they occur in the current year based on the existing uncertainty on long-term future renewals. In general, the Group usually signs a lease contract for approximately 3-5 year term and then only decide on renewals and renegotiation close to the end of the term, due to the competitive nature of the rental market. The assessment of whether the Group is reasonably certain to exercise such options impacts the lease term.
In the normal course of operations, there are future non-executory cash outflows in respect of leases to which the Group is potentially exposed, and which are not included in the lease liabilities as at the reporting date.
Lease payments are allocated between principal and finance expenses. The finance expense is recognized within the Consolidated statements of income and other comprehensive income.

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
3. Summary of significant accounting policies (Continued)
3.12.   Provisions
The Group recognizes provisions when it has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period and the increase in provision due to the passage of time is recognized as finance expenses.
3.13.   Fair value measurement
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which the Group has access at that date. The fair value of a liability reflects its nonperformance risk.
Please refer to note 8.1. Additional disclosure on financial instruments.
4. Changes in accounting policies and disclosures
New standards and amendments whose application was not yet mandatory in the reporting period
The Group did not early adopt standards and interpretations as well as amendments to existing standards and interpretations issued by the IASB which are effective for financial years beginning on or after January 1, 2020 and whose application was not yet mandatory.
The Group does not expect any material effect from the application of any standards, amendments to standards and interpretations issued but not yet mandatory in the reporting period.
List of new or revised standards is as follows:
New or revised standards	Effective date
IFRS 4(A) Insurance Contracts – deferral of IFRS 9	January 1, 2021
IFRS 17(A) Insurance Contracts	January 1, 2023
IAS 1(A) Presentation of Financial Statements: Classification of Liabilities as Current or Non-current	January 1, 2023
IAS 1(A) and IAS 8(A) Definition of Material	January 1, 2020
IFRS 3(A) Business Combinations	January 1, 2022
IFRS 9(A), IAS 39(A) and IFRS 7(A) Interest Rate Benchmark Reform	January 1, 2020
IAS 16(A) Property, Plant and Equipment	January 1, 2022
IAS 37(A) Provisions, Contingent Liabilities and Contingent Assets	January 1, 2022
Annual Improvements 2018-2020	January 1, 2022

(A)
Amendment

5. Business combinations
Summary of acquisition
On January 8, 2018, Triple C acquired 100% of the shares of CCC Erste Beteiligungs GmbH, the parent of CCC-Group, which primarily offers internationally distinguished call center solutions such as

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
5. Business combinations (Continued)
incoming calls, outgoing calls, e-mail communication or in written customer correspondence since 1998. The background of the acquisition was a first-time development in the market.
The Group accounts for business combinations using the acquisition method when control is transferred to the Group.
For the eight days ended January 8, 2018, CCC Group realized revenue of €5,234 thousand and profit of €305 thousand to the Group’s results. If the acquisition had occurred on January 1, 2018, management estimates that consolidated revenue would have been €244,055 thousand, and consolidated profit for the year would have been €14,203 thousand. In determining these amounts, management has assumed that the fair value adjustments, determined provisionally, that arose on the date of acquisition would have been the same if the acquisition had occurred on January 1, 2018.
Consideration transferred
The following table summarizes the acquisition date fair value of each major class of consideration transferred.
(in € thousands)	As at January 8, 2018
Cash paid	121,574
Total purchase consideration	121,574
The consideration transferred in the acquisition is measured at fair value, as are the identifiable net assets acquired.
There is no contingent consideration transferred in the acquisition.
Acquisition-related costs
Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities. The Group incurred acquisition-related costs of €4,027 thousand on legal fees and due diligence costs. These costs have been included under other operating expense under consolidated statements of income and other comprehensive income.
Identifiable assets acquired and liabilities assumed
The following table summarizes the recognized amounts of assets acquired and liabilities assumed at the date of acquisition.
(in € thousands)	As at January 8, 2018
Cash and cash equivalents	8,180
Accounts receivables and other receivables	29,889
Income taxes receivable	424
Prepaid expenses	360
Property, plant and equipment	29,613
Intangible assets	94
Brand	15,037

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
5. Business combinations (Continued)
(in € thousands)	As at January 8, 2018
Customer relationships	141,295
Other long-term assets	274
Accounts payable and accrued liabilities	(14,631)
Income and other taxes payable	(1,321)
Current portion of long-term debt	(69,581)
Provisions	(4,163)
Long-term debt	(58,780)
Deferred income taxes	(42,063)
Net identifiable assets acquired	34,627
Goodwill	86,947
Net assets acquired	121,574

Goodwill is tested annually for impairment. Goodwill is mainly attributable to the workforce of the acquired business. It will not be deductible for tax purposes.
Acquired receivables
The fair value of acquired trade receivables amounted to €29,523 thousand. The gross contractual amount for trade receivables due amounted to €29,770 thousand with a credit risk related portion of €247 thousand.
Measurement of fair values
The valuation techniques used for measuring the fair value of assets acquired are as follows
Acquired assets	Valuation technique
Intangible assets	Relief from Royalty Method and Multi-period excess method (MEEM): The brand-related intangible assets were valued using the relief from royalty method. The principle behind this method is that the value of the intangible asset is equal to the present value of the after-tax royalty savings attributable to owning the intangible asset. The customer-related intangible assets were valued using the multi-period excess method (MEEM), a method of the income approach. The principle behind this method is that the value of the intangible asset is equal to the present value of the after-tax cash flows attributable to the intangible asset only.
6. Notes to the consolidated statements of income and other comprehensive income
6.1.
Revenue from contracts with customers

Revenues
Geographical information
Germany is the home market and accounts for the largest share of sales 59% in 2019 (2018: 66%). Spain accounts for 20% in 2019 and only the half in 2018 (10%). The remaining 21% in 2019 (2018: 24%) of total sales is divided across Switzerland, Turkey, Austria and other European countries.

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
6. Notes to the consolidated statements of income and other comprehensive income (Continued)
(in € thousands)	Year ended December 31,
	2019	2018
Germany	188,492	157,736
Spain	63,715	24,340
Switzerland	18,139	14,923
Turkey	12,365	12,900
Austria	9,143	11,128
Other European countries(1)	24,998	17,794
Total	316,852	238,821

(1)
Comprises: Romania, Poland, Slovakia, France, Latvia and Bosnia and Herzegovina

Accounts receivables and other receivables
(in € thousands)	As at December 31,		As at January 1, 2018
	2019	2018
Trade receivables	54,794	52,458	—
Allowance for impairment losses	(667)	(395)	—
Other receivables	2,413	1,368	—
Total	56,540	53,431	—
Accounts receivables bear no interest and there are no limitations of any kind on rights of disposal. All accounts receivables are expected to be fully recovered. As at December 31, 2019 and 2018, and January 1, 2018 other receivables mainly include receivables from personnel and social security administration and value added tax receivables.
Disclosures on credit risk of accounts and other receivable account can be found in Note 8.
6.2.
Other operating income and expense

Details of other operating income consist of the following as at reporting periods:
(in € thousands)	Year ended December 31,
	2019	2018
Foreign exchange income	786	2,433
Other	223	1,291
Other operating income	1,009	3,724

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
6. Notes to the consolidated statements of income and other comprehensive income (Continued)
Details of other operating expense consist of the following as at reporting periods:
(in € thousands)	Year ended December 31,
	2019	2018
Foreign exchange losses	(886)	(1,350)
Expense from valuation of bad debt	(270)	(149)
Expense from write-off of receivables	(472)	(33)
Other operating expense	(5)	(20)
Transaction costs	—	(4,027)
Other operating expense	(1,633)	(5,579)

6.3.
Employee benefit expense

Details of employee benefit expense consists of the following as at reporting periods:
(in € thousands)	Year ended December 31,
	2019	2018
Wages and salaries	(154,205)	(117,593)
Social security contributions	(35,028)	(23,543)
Other	(10,413)	(12,298)
Employee benefit expense	(199,646)	(153,434)
Other employee benefit expenses consist of meal voucher expenses, vacation and severance pay accruals, employee insurance expenses and other employee benefit related expenses.
6.4.
Finance income and expense

Details of financing costs consist of the following as at reporting periods:
(in € thousands)	Year ended December 31,
	2019	2018
Finance income
Interest income from current bank accounts	2	1
Other interest income	4,320	255
	4,322	256
Finance expense
Interest expense from lease liabilities	(893)	(746)
Interest expense from borrowings	(10,517)	(13,456)
	(11,410)	(14,202)
Finance expense, net	(7,088)	(13,946)
The increase in interest income is related to the changes in cash flows due to decrease of credit margin of long-term debt that resulted in an adjustment of their carrying value.

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
6. Notes to the consolidated statements of income and other comprehensive income (Continued)
6.5.
Income taxes

The Group’s income tax expense is as detailed below:
(in € thousands)	Year ended December 31,
	2019	2018
Current income taxes	24,808	12,159
Deferred income taxes	(4,583)	(4,034)
Income tax expense	20,225	8,125
Reconciliation of tax expense and the accounting profit multiplied by the Group’s domestic tax rate for the fiscal years ended December 31, 2019 and 2018:
(in € thousands)	Year ended December 31,
	2019	2018
Income before income taxes	60,186	22,227
Expected taxes	19,220	7,098
Tax rate differences	(245)	(98)
Change in permanent differences	(58)	70
Non-deductible expenses	48	368
Tax-free income	(149)	(225)
Trade tax adjustments	357	523
Addition to non-recognized tax loss carryforward	47	49
Use of non-recognized tax loss carryforward	(13)	(835)
Prior year taxes (current tax)	1,172	1,322
Prior year taxes (deferred tax)	33	(114)
Other	(187)	(33)
Taxes on income	20,225	8,125
For the expected tax rate, the tax rate of the parent entity of 31.94% is used and has not changed from prior year. The expected tax rate consists of 15.83% corporate income tax inclusive solidarity surcharge and 16.11% trade tax.

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
7. Notes to the consolidated statements of financial position
7.1.
Property, plant and equipment

(in € thousands)	Owned assets			Right-of-use lease assets
	Operating equipment	Buildings and leasehold improvements	Total	Real estate	Total
Cost
As at January 1, 2018	—	—	—	—	—
Additions	4,267	4,272	8,539	13,478	22,017
Additions arising from business acquisitions	2,640	4,800	7,440	22,173	29,613
Dispositions, retirements and other	(330)	—	(330)	—	(330)
Net foreign exchange differences	(273)	(202)	(475)	—	(475)
As at December 31, 2018	6,304	8,870	15,174	35,651	50,825
As at January 1, 2019	6,304	8,870	15,174	35,651	50,825
Additions	2,846	2,746	5,592	2,404	7,996
Dispositions, retirements and other	(182)	(471)	(653)	—	(653)
Net foreign exchange differences	(111)	(76)	(187)	—	(187)
As at December 31, 2019	8,857	11,069	19,926	38,055	57,981
Accumulated depreciation
As at January 1, 2018	—	—	—	—	—
Depreciation	1,782	1,254	3,036	5,821	8,857
Dispositions, retirements and other	(304)	—	(304)	—	(304)
Net foreign exchange differences	(185)	(81)	(266)	—	(266)
As at December 31, 2018	1,293	1,173	2,466	5,821	8,287
As at January 1, 2019	1,293	1,173	2,466	5,821	8,287
Depreciation	2,148	1,847	3,995	6,992	10,987
Dispositions, retirements and other	(179)	(468)	(647)	—	(647)
Net foreign exchange differences	(105)	6	(99)	—	(99)
As at December 31, 2019	3,157	2,558	5,715	12,813	18,528
Net book value
As at January 1, 2018	—	—	—	—	—
As at December 31, 2018	5,011	7,697	12,708	29,830	42,538
As at December 31, 2019	5,700	8,511	14,211	25,242	39,453
As at December 31, 2019 and December 31, 2018 there were no contractual commitments for the acquisition of property, plant and equipment.
As at December 31, 2019 bank guarantees and performance bonds given for right-of-use assets totaled €6,543 thousand (December 31, 2018: €3,718 thousand; January 1, 2018: none).

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
7. Notes to the consolidated statements of financial position (Continued)
Amounts recognized in profit or loss related to right-of-use lease assets are as follow:
(in € thousands)	Year ended December 31,
	2019	2018
Interest on lease liabilities	893	746
Expenses relating to short-term leases	1,152	1,005
Depreciation of right-of-use lease assets	6,992	5,821
Total	9,037	7,572
Further details on lease liabilities are disclosed in Note 7.5.
7.2.
Intangible assets and Goodwill

(in € thousands)	Intangible assets subject to amortization				Goodwill	Total intangible assets and goodwill
	Customer relationships	Brand	Software, licences and patent rights	Total
Cost
As at January 1, 2018	—	—	—	—	—	—
Additions	—	—	1,498	1,498	—	1,498
Additions arising from business acquisitions	141,295	15,037	94	156,426	86,947	243,373
Dispositions, retirements and other	—	—	(670)	(670)	—	(670)
Net foreign exchange differences	—	—	(6)	(6)	—	(6)
As at December 31, 2018	141,295	15,037	916	157,248	86,947	244,195
As at January 1, 2019	141,295	15,037	916	157,248	86,947	244,195
Additions	—	—	585	585	—	585
Dispositions, retirements and other	—	—	(63)	(63)	—	(63)
Net foreign exchange differences	—	—	(6)	(6)	—	(6)
As at December 31, 2019	141,295	15,037	1,432	157,764	86,947	244,711
Accumulated amortization
As at January 1, 2018	—	—	—	—	—	—
Amortization	13,820	1,422	986	16,228	—	16,228
Dispositions, retirements and other	—		(670)	(670)	—	(670)
As at December 31, 2018	13,820	1,422	316	15,558	—	15,558
As at January 1, 2019	13,820	1,422	316	15,558	—	15,558
Amortization	14,130	1,454	809	16,393	—	16,393
Dispositions, retirements and other	—	—	(57)	(57)	—	(57)
As at December 31, 2019	27,950	2,876	1,068	31,894	—	31,894
Net book value
As at January 1, 2018	—	—	—	—	—	—
As at December 31, 2018	127,475	13,615	600	141,690	86,947	228,637
As at December 31, 2019	113,345	12,161	364	125,870	86,947	212,817

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
7. Notes to the consolidated statements of financial position (Continued)
The remaining useful life of customer relationships and brand is 8 years for each class of intangible asset.
Impairment testing of goodwill
Triple C acquired 100% of CCC-Group on January 8, 2018 as detailed in Note 5. The goodwill resulting from this acquisition is attributable to CCC-Group’s call center business and is not deductible for tax purposes.
Triple C consists of one operating segment representing one CGU, therefore; the total carrying amount of the goodwill represents the whole Group. The recoverable amount of the CGU is determined based on the respective CGU’s value in use. The key assumptions for determining the value in use are those regarding the forecasted cashflows, discount rates and growth rates. Forecasted cashflows are derived from cash inflow from projected revenues less cash costs. Management estimates revenue based on a growth of expected hours rendered to customers and market projections by 3rd party market study providers and plans cash costs accordingly. Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the CGU. The growth rates are based on industry growth forecasts. The basis on which the CGU’s recoverable amount has been determined on its value in use, estimated by using the discounted cash flow method.
Cash flow forecasts are derived from the most recent financial budgets approved by the management for the next five years.
The further key assumptions on which management has based its cash flow projection are shown in the table below:
	Year ended December 31,
	2019	2018
Terminal growth rate	1.0%	1.0%
Discount rate	7.4%	7.3%
This long-term growth rates applied in the impairment assessments do not exceed the average long-term growth rate for the CGU. The discount rate applied is derived from the Group’s weighted average cost of capital, which is benchmarked to externally available data. The Group did not incur any impairment losses related to goodwill during the years 2019 or 2018. In addition, the Group does not have any historical accumulated impairments related to these assets.
Sensitivity testing was conducted as a part of the December 2018 and 2019 annual impairment test, a component of which was hypothetical changes in the future weighted average cost of capital. The test included a scenario of moderate declines in annual cash flows with all other assumptions being held constant; under this scenario, we would be able to recover the carrying values of our goodwill for the foreseeable future.

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
7. Notes to the consolidated statements of financial position (Continued)
7.3.
Accounts payable and accrued liabilities

The Group’s accounts payable and accrued liabilities for each of the fiscal years presented consisted of the following:
(in € thousands)	As at December 31,		As at January 1, 2018
	2019	2018
Accruals for personnel expenses	12,386	12,247	—
Other accruals	1,328	848	—
	13,714	13,095	—
Trade payables	1,444	2,444	—
Payroll liabilities	6,661	6,316	—
Liabilities from taxes	4,519	4,590	—
Other liabilities	3,103	46	—
	29,441	26,491	—

7.4.
Provisions

The Group’s provisions for each of the fiscal years presented consisted of the following:
(in € thousands)	Provisions for dismantling & removing	Tax related provisions	Total
As at January 1, 2018	—	—	—
Additions arising from business acquisitions	18	4,145	4,163
Additions	253	—	253
Interest effect	2	—	2
As at December 31, 2018	273	4,145	4,418
Interest effect	3	—	3
As at December 31, 2019	276	4,145	4,421
Tax related provisions mainly relate to VAT and interest.
7.5.
Long-term debt

The Group’s long-term debt for each of the fiscal years presented consisted of the following:
(in € thousands)	As at December 31,		As at January 1, 2018
	2019	2018
Current
Lease liabilities	7,547	5,921	—
	7,547	5,921	—
Non-current
Liabilities to a shareholder	—	13,713	—
Liabilities to banks	118,817	150,949	—
Lease liabilities	21,299	26,166	—
	140,116	190,828	—
Long-term debt	147,663	196,749	—

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
7. Notes to the consolidated statements of financial position (Continued)
Liabilities to a shareholder
Liabilities to a shareholder is related to a shareholder loan granted in the course of the purchase transaction of CCC-Group. The total amount was repaid in full in the financial year 2019 from current cash flow (Note 7.9).
Liabilities to banks
Liabilities to banks relate to the Senior Facility Agreement (“SFA”) Triple C signed with The Governor and Company of the Bank of Ireland on November 21, 2017.
The Agreement was signed for €110,000 thousand, including an additional working capital loan in the amount of €10,000 thousand and the total amount was received in 2018 to be fully paid back on January 8, 2025. In December 2018, the loan amount was increased to €155,000 thousand. In 2019, a total amount of €30,000 thousand was repaid. The remaining balance was paid on January 31, 2020 (Note 10).
For the claims of the Triple C under the Senior Facility Agreement concluded on November 21, 2017, the borrowers and guarantors provide the lenders with all current and future assets of the Group as collateral, subject to the usual market limitation.
These were essentially: Pledge of the company shares to the borrowers and guarantors, pledging of cash in bank, pledging or respectively assignment of security of receivables from deliveries and services as well as pledging or respectively assignment of security of claims from insurance contracts, and intercompany loan agreements.
If an obligor grants security over one of these pledges, it shall be free to deal with those accounts in the course of its business until a declared default has occurred.
Additionally, in 2018, the Company paid the two loans acquired as a part of CCC-Group acquisition. The total repaid loan amount was €106,205 thousand.
Lease liabilities
Movement of lease liabilities as at reporting dates are detailed below:
(in € thousands)	Year ended December 31,
	2019	2018
Balance, beginning of period	32,087	—
Additions arising from business acquisitions	—	22,156
Additions	3,295	13,968
Interest expenses	(893)	(746)
Payments reducing lease liability	(5,643)	(3,291)
Balance, end of period	28,846	32,087
Current	7,547	5,921
Non-current	21,299	26,166
Further details on lease liabilities are disclosed in Note 7.1.

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
7. Notes to the consolidated statements of financial position (Continued)
7.6.
Deferred taxes

The Group’s deferred income tax balance for each of the fiscal years presented consisted of the following:
(in € thousands)	As at December 31,		As at January 1, 2018
	2019	2018
Deferred income tax assets
Property, plant and equipment	388	251	—
Accrued liabilities	922	500	—
Current portion of long-term debt	2,034	1,535	—
Long-term debt	5,987	7,236	—
Tax loss carryforward	898	899	—
Other	168	162	—
Total deferred income tax assets	10,397	10,583	—
Deferred income tax liabilities
Property, plant and equipment	(7,026)	(8,160)	—
Intangible assets	(35,014)	(39,374)	—
Long-term debt	(1,973)	(1,288)	—
Other	(74)	(36)	—
Total deferred income tax liabilities	(44,087)	(48,858)	—
Offsetting	(10,397)	(10,583)	—
Total deferred income tax assets, net	—	—	—
Total deferred income tax liabilities, net	(33,690)	(38,275)	—
As at December 31, 2019, the Group had foreign tax loss carryforwards of €3,593 thousand (December 31, 2018: € 3,596 thousand, January 1, 2018: €0). Deferred income tax assets on tax loss carryforwards of €898 thousand (December 31, 2018: €899 thousand, January 1, 2018: €0) were recognized.
Deferred income tax assets exceeding deferred income tax liabilities in the amount of €51 thousand (December 31, 2018: €44 thousand, January 1, 2018: €0) for companies that generated a loss in the current or previous period were recognized as these are considered to be recoverable.
Taxable temporary differences associated with investments in subsidiaries, branches and associates and interests in joint arrangements in the amount of €6,606 thousand (December 31, 2018: €5,592 thousand, January 1, 2018: €0) have not been recognized.
7.7.
Total equity

Total equity consists of paid in share capital, capital reserves, other accumulated comprehensive income and net income.
Share capital consists of 100 thousand shares with a par value of €1 each and is fully paid. (December 31, 2018: 100 thousand shares, €1 par value and; January 1, 2018: 25 thousand shares and €1 par value). The main portion of the shares is pledged under the Group’s SFA loan. The capital reserve relates to shareholder contributions in connection with the acquisition of the investments in CCC Erste Beteiligungs GmbH, Berlin.For further information on the change in equity, please refer to the consolidated statements of changes in equity.

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
7. Notes to the consolidated statements of financial position (Continued)
Capital management for the Group was performed by Triple C and includes the consideration of legal requirements relating to the equity and liquidity requirements during the periods presented. Thereby the target is to continuously increase its enterprise value and safeguard a strong capital base to maintain market confidence and provide returns for shareholders and benefits for other stakeholders. The Group is not subject to any externally imposed capital requirements. The Group’s total capital defined for capital management purposes is the sum of equity and cash and cash equivalents. The Group manages its operating capital structure and makes adjustments to it based on economic conditions and risks associated with its business.
7.8.
Other financial assets

As at December 31, 2019, 2018 and January 1, 2018, there were no term deposits or bank overdrafts. On the above-mentioned reporting dates, there were bank balances at DZ Bank as at December 31, 2019: €865 thousand (as at December 31, 2018: €865 thousand; as at January 1, 2018: €0) and Erste Bank as at December 31, 2019: €1,531 thousand (as at December 31, 2018: €1,560 thousand; as at January 1, 2018: €0) which were paid in as security for bank guarantees issued. These amounts are subject to regulatory restrictions and are therefore not available for general use by the Group and were presented as current (non-current) financial assets in the statement of financial position.
7.9.
Related party transactions

Transactions and balances with related parties
Related parties in accordance with IAS 24, Related Party Disclosures, are those legal entities, other than entities that are already included in the consolidated financial statements, and natural persons which can be significantly influenced by or are able to influence the Group.
As at December 31, 2019, Triple C Holding SARL controls 100% of Triple C Holding GmbH and as such, it is the immediate parent company for the companies of the Group. The ultimate controlling party is Ardian Holding. As at date of issue of the financial statements, TELUS Corporation controls 100% of Triple C Holding GmbH and as such, it is the ultimate controlling party for the companies of the Group, whereas TELUS International Germany GmbH is the parent company of the entity.
As at December 31, 2018, liabilities to a shareholder in the amount of €13,697 thousand was outstanding as a shareholder loan that was granted in the course of the purchase transaction of CCC-Group. This was repaid in full in the financial year 2019 from current cash flow.
The main portion of the intercompany loan was pledged under the Group’s SFA loan.
Please refer to Note 10 — Events after the reporting period for further related party transactions.
Transactions with key management personnel
Executive managers working within the Group were allowed to buy in directly as Limited Partners of a so-called Partnership shareholders of legal entities holding indirect investments in Triple C and bound by a contractual agreement and therefore hold an indirect investment in Triple C.
If and to the extent that a manager ceases his employment before the occurrence of an exit event, the executive manager grants the General Partner of the Partnership the right to purchase and acquire all of his shares. The purchase price for the leaver shares will be determined, depending on the reasons for and time of leaving, as the fair market value of the leaver shares or the cost of investment plus interest on these equity instruments.

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
7. Notes to the consolidated statements of financial position (Continued)
The transaction is classified as equity-settled according to IFRS 2. Since the executive managers had to pay the fair market value of the shares in course of the acquisition, the fair value of any quantifiable benefits is zero. Therefore, no expenses have to be recognized at any time.
The Group’s key management personnel have authority and responsibility for overseeing, planning, directing and controlling the activities of the Group and consist of Managing Directors and Advisory Board.
Total compensation expense for key management personnel, and the composition thereof, is as follows:
(in € thousands)	As at December 31,
	2019	2018
Short-terms benefits	5,941	862
Total	5,941	862
8. Financial instruments and financial risk management
8.1.
Additional disclosure on financial instruments

Financial instruments are classified into the following measurement categories at the Group:
•
Financial assets measured at amortized cost

•
Financial liabilities measured at amortized cost

•
Derivative financial instruments measured at fair value through profit or loss

The following table shows the carrying amounts as well as the fair value of financial assets and financial liabilities as at the reporting dates:
(in € thousands)	Carrying amount	No category in accordance to IFRS 9	Category in accordance with IFRS 9	Fair Value	Fair Value hierarchy level
As at December 31, 2019
Non-current financial assets
Other long-term assets	2,056		AC	2,056	2
Non-current financial assets	865		AC	—	—
Current financial assets
Accounts receivables and other receivables	56,540
Trade receivables	54,127		AC	—	—
Miscellaneous receivables	2,413	IAS 2/IAS 12	n/a	—	—
Current financial assets	1,531		AC	—	—
Cash and cash equivalents	38,942		AC	—	—
Non-current financial liabilities
Long term debt	140,116
Lease liabilities	21,299	IFRS 16	n/a	—	—
Liabilities to banks	118,817		FLAC	119,389	2

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
8. Financial instruments and financial risk management (Continued)
(in € thousands)	Carrying amount	No category in accordance to IFRS 9	Category in accordance with IFRS 9	Fair Value	Fair Value hierarchy level
Current financial liabilities
Current portion of long-term debt	7,547
Lease liabilities	7,547	IFRS 16	n/a	—	—
Derivatives	78		FVPL	78	2
Accounts payable and accrued liabilities	29,441
Trade payables	1,444		FLAC	—	—
Miscellaneous other payables	27,997	Misc.	n/a	—	—

n/a = Disclosure of Fair value not necessary in according to IFRS 7.29(a) and IFRS 7.29(d).
(in € thousands)	Carrying amount	No category in accordance to IFRS 9	Category in accordance with IFRS 9	Fair Value	Fair Value hierarchy level
As at December 31, 2018
Non-current financial assets
Other long-term assets	1,345		AC	1,345	2
Non-current financial assets	865		AC	—	—
Current financial assets
Accounts receivables and other receivables	53,431
Trade receivables	52,076		AC	—	—
Miscellaneous receivables	1,355	IAS 2/IAS 12	n/a	—	—
Current financial assets	1,560		AC	—	—
Cash and cash equivalents	15,323		AC	—	—
Non-current financial liabilities
Long term debt	190,828
Lease liabilities	26,166	IFRS 16	n/a	—	—
Liabilities to banks	150,965		FLAC	152,255	2
Shareholder loan	13,698		FLAC	13,385	2
Current financial liabilities
Current portion of long-term debt	5,921
Lease liabilities	5,921	IFRS 16	n/a	—	—
Accounts payable and accrued liabilities	26,491
Trade payables	2,444		FLAC	—	—
Miscellaneous other payables	24,047	Misc.	n/a	—	—

n/a = Disclosure of Fair value not necessary in according to IFRS 7.29(a) and IFRS 7.29(d).

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
8. Financial instruments and financial risk management (Continued)
(in € thousands)	Carrying amount	No category in accordance to IFRS 9	Category in accordance with IFRS 9	Fair Value	Fair Value hierarchy level
As at January 1, 2018
Current financial assets
Cash and cash equivalents	25		AC	n/a	n/a
The main portion of cash in bank is pledged under the Group’s SFA loan.
The carrying amounts of each of the measurement categories listed above and defined by IFRS 9 as at reporting dates were as follows:
(in € thousands)	As at December 31,		As at January 1, 2018
	2019	2018
Financial assets measured at amortized cost (AC)	83,608	71,169	25
Financial liabilities measured at amortized cost (FLAC)	120,261	167,106	—
Financial assets and liabilities measured at fair value through profit or loss (FVPL)	78	—	—
The Group measures the fair value of the financial instruments based on the fair value hierarchy according to IFRS 13 reflecting the significance of the inputs used in making the measurement:
Level 1:
Level 1 inputs are quoted market prices (unadjusted) in active markets for identical assets or liabilities that the Group can access at the measurement date.

Level 2:
Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The fair value of financial instruments in Level 2 are based on valuation techniques using observable inputs, either directly (i.e., as prices) or indirectly (i.e., derived from prices) at the measurement date.

Level 3:
Level 3 inputs are unobservable inputs for the asset or liability. The fair value of financial instruments in Level 3 are based on valuation techniques using significant unobservable inputs.

The Group generally uses the discounted cash flow model as the valuation technique to determine the fair value of financial instruments at the measurement date. The objective of the valuation technique is to arrive at a fair value measurement that reflects the price that would be received when selling the asset or paying to transfer the liability in an orderly transaction between market participants at the measurement date. Essential observable inputs used in this valuation technique include risk free interest rates (i.e. EURIBOR Rates) and foreign currency exchange rates.
Financial assets and liabilities measured at fair value through profit and loss (including derivative financial instruments) are classified in Level 2 of the fair value hierarchy applying the discounted cash flow model as well as the Black-Scholes model to determine the fair value by using interest rate curves of the cash flow currency and foreign exchange rates.
For non-current non-derivative financial liabilities (including Liabilities to banks and Shareholder Loans) the fair value, which is determined for disclosure purposes is classified in Level 2.
For reasons of materiality, the fair value of current non-derivative financial assets and liabilities is generally deemed to be approximated by the carrying amount.

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
8. Financial instruments and financial risk management (Continued)
The transfers between the level of the fair value hierarchy are reported at the respective reporting dates. There have been no transfers between the levels during the reporting periods.
The book value of accounts receivable and other receivable and accounts payable and accrued liabilities equals to their fair value because of their short-term nature.
Offsetting of financial assets and liabilities
The effects of offsetting in the balance sheet and the potential financial effects of offsetting in the case of instruments are subject to legally enforceable master netting arrangements or similar agreements at reporting date were as follows:
(in € thousands)	Gross amount at recognized financial assets	Gross amount of recognized financial liabilities set off in the balance sheet	Net amount of financial assets presented in the balance sheet	Net amount
As at January 1, 2018
As at December 31, 2018
Trade receivables	52,682	(224)	52,458	52,458
Cash and cash equivalents	17,748	—	17,748	17,748
As at December 31, 2019
Trade receivables	54,859	(65)	54,794	54,794
Cash and cash equivalents	41,338	—	41,338	41,338
(in € thousands)	Gross amount at recognized financial liabilities	Gross amount of recognized financial assets set off in the balance sheet	Net amount of financial liabilities presented in the balance sheet	Net amount
As at January 1, 2018
As at December 31, 2018
Trade payables	2,444	—	2,444	2,444
Financial liabilities	164,661	—	164,661	164,661
As at December 31, 2019
Trade payables	1,444	—	1,444	1,444
Financial liabilities	118,817	—	118,817	118,817
Derivative	78	—	78	78
Net gains or losses
The table below shows the net gains or losses of financial instruments per measurement categories as defined by IFRS 9:
(in € thousands)	Year ended December 31,
	2019	2018
Financial assets measured at amortized cost (AC)	(270)	1,389
Financial liabilities measured at amortized cost (FLAC)	(5,427)	(12,817)
Financial liabilities measured at fair value through profit or loss (FVPL)	(79)	—

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
8. Financial instruments and financial risk management (Continued)
Net gains and losses arising from the category financial instruments at fair value through profit or loss are composed of the fair value measurement gains and losses on derivatives, including interest and gains and losses on currency translation.
Net gains and losses from financial assets measured at amortized cost mainly comprise interest income and the recognition of loss allowances.
Net gains and losses from financial liabilities at amortized cost include interest income and expense calculated according to the EIR method pursuant to IFRS 9.
Total interest income and expenses
Total interest income and expenses from financial assets and liabilities measured at amortized cost at the reporting dates were as follows:
(in € thousands)	Year ended December 31,
	2019	2018
Financial assets measured at amortized cost (AC)
Interest income	1	1
Interest expense	—	(2)
Financial liabilities measured at amortized cost (FLAC)
Gain on interest rate adjustments	4,319	255
Interest expense	(9,746)	(13,074)

8.2.
Financial risk management

Establishment and oversight over the Group’s financial risk management is the responsibility of the management. Appropriate policies to identify and analyse the risks the Group faces and controls to monitor those risks are established. The risk management policies are reviewed regularly to incorporate changes on the Group’s activities and in market conditions aiming at maintaining a working control environment where everyone understands their role and responsibilities.
The Group might be exposed to the following risks relating to financial instruments:
Market risk
Market risk is the risk that changes in market prices — e.g. foreign exchange rates, interest rates and equity prices — will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return.
Currency risk
Currency risk is one major market risk factor and describes the risk of unfavorable effects on earnings and balance sheet items not denominated in the functional currency due to exchange rate movements. European subsidiaries with the functional currency EUR mainly operating in the European Union are not significantly exposed to exchange rates risks. The Group is mainly exposed to foreign exchange rate risks arising from CHF/EUR, BAM/EUR, PLN/EUR, RON/EUR and TRY/EUR.
As at the reporting date December 31, 2019 the Group uses derivatives (such as forwards and options) to hedge the CHF/EUR exchange rate risks. All such transactions are carried out within the risk management

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
8. Financial instruments and financial risk management (Continued)
guidelines set by the management. Hedge Accounting according to IFRS 9 is not applied by the Group. In addition, the group decided not to hedge any foreign exchange rate risk arising from BAM/EUR, PLN/EUR, RON/EUR or TRY/EUR.
Using a sensitivity analysis the effects of a 10% appreciation/ depreciation of EUR on non-derivative and derivative instruments at the reporting dates were as follows:
(in € thousands)	Profit or loss
	€ appreciation +10%	€ depreciation −10%
Year ended December 31, 2018
CHF	203	(248)
RON	99	(121)
TRY	(33)	41
Year ended December 31, 2019
CHF	233	(285)
RON	138	(169)
TRY	(39)	48
Interest risk
Interest rate risk is a risk factor associated with interest bearing financial instruments and includes the effect of positive or negative interest rate changes on profit, cash flows or equity. Typically, those risks arise from financial liabilities and increase interest expense resulting from fluctuations in interest rates. As the financial liabilities drawn down under the Senior Facility Agreement carry variable interest rates, the group is exposed to interest rate risks. The group entered into an interest cap to hedge this exposure. The Group does not apply hedge accounting according to IFRS 9.
Below table shows the impact of 0.5% change in the EURIBOR rate on the financial statements as at reporting dates:
(in € thousands)	Profit or loss	Decrease 50 bps
	Increase 50 bps
January 1, 2018	—	—
December 31, 2018	91	—
December 31, 2019	166	—
Due to the embedded interest rate floor fixed at a 0.25% a change of 0.5% of a prevailing negative EURIBOR rate would lead to a decrease of the interest expenses.
Liquidity risk
Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
8. Financial instruments and financial risk management (Continued)
(in € thousands)	Remaining term 1 year or less	Remaining term 1 to 5 years	Remaining term more than 5 years	Total	Carrying amount
January 1, 2018
Lease liabilities	—	—	—	—	—
Financial liabilities	—	—	—	—	—
Accounts payables	—	—	—	—	—
December 31, 2018
Lease liabilities	6,735	28,289	3,871	38,895	32,087
Financial liabilities	10,558	42,740	181,852	235,150	164,661
Accounts payables	2,444	—	—	2,444	—
December 31, 2019
Lease liabilities	8,290	21,986	1,845	32,121	28,848
Financial liabilities	6,608	60,509	90,125	157,242	118,817
Derivative financial liabilities	—	—	—	—	78
Cash inflow	8,172	184	—	8,356	—
Cash outflow	8,234	184	—	8,418	—
Accounts payables	1,444	—	—	1,444	—
Credit risk
Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Group’s receivables from customers.
Trade receivables, comparing to all other financial assets, mainly carries the risk of default. The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. However, management also considers the factors that may influence the credit risk of its customer base, including the default risk associated with the industry and country in which customers operates.
The following table shows the gross carrying amounts of trade receivables based on the number of days a receivable is past due as at reporting dates
(in € thousands)	Not credit impaired				More than 90 days overdue	Credit	Total
	Not overdue	Less than 31 days overdue	31 – 60 days overdue	61 – 90 days overdue
As at January 1, 2018
Trade receivables	—	—	—	—	—	—	—
As at December 31, 2018
Trade receivables	50,429	1,573	242	11	71	132	52,458
As at December 31, 2019
Trade receivables	52,684	1,428	87	31	69	495	54,794
The maximum credit risk is reflected by the carrying amount of the financial assets recognized in the balance sheet. Trade accounts receivables are pledged under the Group’s SFA loan. The Group does not hold any material collaterals.

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
8. Financial instruments and financial risk management (Continued)
The following tables present the reconciliation of the expected credit loss allowances for trade receivables.
Loss allowance for trade receivables not credit impaired:
(in € thousands)	Year ended December 31,
	2019	2018
Balance, beginning of period	(285)	—
Change due to business acquisition	—	(245)
Change during period	34	(40)
Balance, end of period	(251)	(285)
Loss allowances for trade receivables credit impaired:
(in € thousands)	Year ended December 31,
	2019	2018
Balance, beginning of period	(111)	—
Change during period	(304)	(111)
Balance, end of period	(415)	(111)
9. Other disclosures
Contingent liabilities
The following table presents the contingent liabilities of the Group as at each period presented:
(in € thousands)	As at December 31,		As at January 1, 2018
	2019	2018
Contingent liabilities	2,448,863	1,794,450	—
The contingent liabilities are tax related and include income taxes for which the risks are not probable and therefore are not accounted for in accordance with IFRIC 23. The timing of any outflow is not certain for the total amount.
10. Events after the reporting period
The Group evaluated events after the reporting period for recognition or disclosure subsequent to December 31, 2019.
On January 31, 2020, the Group was wholly acquired by TELUS Corporation, located in Canada. As a result, the new direct shareholder and acquiring company TELUS International Germany GmbH repaid the long-term debt of €125,580 thousand on behalf of Triple C on January 31, 2020. TELUS International Germany GmbH then contributed the resulting loan receivable of €125,580 thousand into equity of Triple C.
Subsequently, Triple C granted several loans to TELUS International Germany GmbH with a total amount of €60,000 thousand.
Since January 2020 a novel strain of coronavirus (COVID-19) is spreading worldwide. According to the German Council of Economic Experts, the German economy is expected to decline by 6.5% in 2020 when

Triple C Holding GmbH
Notes to Consolidated Financial Statements (Continued)
10. Events after the reporting period (Continued)
compared to 2019. For the Euro Zone, the German Council of Economic Experts forecasts the real gross domestic product (GDP) to decline by 8.5% in 2020. Due to the rapid pace of development and the associated high degree of uncertainty, the financial impacts can only be estimated approximately at the time of preparation of the consolidated financial statements for the year ended December 31, 2019. To date, COVID-19 has not materially impacted the Group’s financial condition and results of operations and the Group does not expect such an impact in the near future, subject to further developments of COVID-19. To date, the Group was able to maintain operations, including financial reporting systems.
No other significant events have occurred since the balance sheet date.

Artificial Intelligence Business
Condensed Combined Balance Sheets
(in thousands)
	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current Assets:
Accounts receivable, net	$20,497	$18,136
Due from parent	773	2,116
Unbilled receivables	19,215	17,208
Prepaid expenses and other current assets	1,295	236
Total Current Assets	41,780	37,696
Property and Equipment, net	297	88
Goodwill	54,004	54,004
Other Intangible Assets	33,583	36,576
Total Assets	$129,664	$128,364
Liabilities and Parent Company Equity
Current Liabilities:
Accounts payable	$7,816	$6,493
Accrued expenses and other current liabilities	15,085	12,246
Deferred revenue	589	735
Total Current Liabilities	23,490	19,474
Deferred Tax Liability	10,166	10,809
Other Liabilities	403	361
Total Liabilities	34,059	30,644
Commitments and Contingencies (Note 10)
Parent Company Equity	95,605	97,720
Total Liabilities and Parent Company Equity	$129,664	$128,364
The accompanying notes are an integral part of the combined financial statements.

Artificial Intelligence Business
Condensed Combined Statements of Operations and Comprehensive Income
(unaudited)
(in thousands)
Nine months ended September 30,	2020	2019
Revenue	$178,128	$143,298
Cost of Revenue	129,134	103,908
Gross Margin	48,994	39,390
Operating Expenses:
Research and development	2,234	1
General and administrative	23,615	20,451
Sales and marketing	3,087	2,484
Total Operating Expenses	28,936	22,936
Income before Income Taxes	20,058	16,454
Provision for Income Taxes	5,907	4,759
Net Income and Comprehensive Income	$14,151	$11,695
The accompanying notes are an integral part of the combined financial statements.

Artificial Intelligence Business
Condensed Combined Statements of Changes in Parent Company Equity
(unaudited)
(in thousands)
Parent Company Equity
Balance as of December 31, 2018	$98,936
Stock-based compensation	245
Net income and comprehensive income	11,695
Change in net parent investment	(14,564)
Balance as of September 30, 2019	$96,312
Balance as of December 31, 2019	$97,720
Stock-based compensation	414
Net income and comprehensive income	14,151
Change in net parent investment	(16,680)
Balance as of September 30, 2020	$95,605
The accompanying notes are an integral part of the combined financial statements.

Artificial Intelligence Business
Condensed Combined Statements of Cash Flows
(unaudited)
(in thousands)
Nine months ended September 30,	2020	2019
Cash Flows from Operating Activities:
Net income and comprehensive income	$14,151	$11,695
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	414	245
Depreciation and amortization	3,175	2,993
Changes in operating assets and liabilities:
Accounts receivable, net	(2,361)	(1,225)
Due from parent	1,343	(314)
Unbilled receivables	(2,007)	(1,880)
Prepaid expenses and other current assets	(1,059)	184
Accounts payable	1,323	912
Accrued expenses and other current liabilities	2,838	1,940
Deferred revenue	(146)	856
Deferred tax liability	(643)	(798)
Other liabilities	44	9
Net Cash Provided by Operating Activities	17,072	14,617
Cash Flows from Investing Activities:
Purchases of property and equipment	(392)	(53)
Net Cash Used in Investing Activities	(392)	(53)
Cash Flows from Financing Activities:
Change in net parent investment	(16,680)	(14,564)
Net Cash Used in Financing Activities	(16,680)	(14,564)
Net Change in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents at Beginning of Period	—	—
Cash and Cash Equivalents at End of Period	$—	$—
The accompanying notes are an integral part of the combined financial statements.

Artificial Intelligence Business
Notes to Condensed Combined Financial Statements
(unaudited)
1. Nature of the Business and Basis of Presentation
LBT Acquisition, Inc. and its wholly owned subsidiaries (collectively, “Lionbridge” or the “Parent”) provides a comprehensive suite of globalization services to the world’s largest brands. The Parent owns and operates an artificial intelligence services business unit (“AI Business”, or the “Company”). The accompanying condensed combined financial statements represent, on a historical cost basis, the condensed combined assets, liabilities, revenues and expenses related to the Artificial Intelligence business unit.
The Company’s industry-leading AI services support training and optimization of machine learning, AI engines and natural language processing components including intelligent application training through scalable data creation and collection, annotation and insights, linguistic and natural language processing and specialized staffing. The Company operates in 17 countries and primarily provides services to technology companies.
Throughout the periods covered by the condensed combined financial statements, the Company did not operate as a separate entity and stand-alone condensed combined financial statements historically have not been prepared. The Company is comprised of certain stand-alone legal entities and parts of other stand-alone legal entities for which discrete financial information is available. The accompanying condensed combined financial statements have been prepared on a “carve out” basis and are derived from the Parent’s consolidated financial statements and accounting records, using the Parent’s historical basis in assets and liabilities before the distribution. As a direct ownership relationship did not exist amongst all of the various business entities comprising the AI Business, the Parent’s investment in the AI Business is shown in lieu of stockholder’s equity in the condensed combined financial statements. The condensed combined financial statements reflect the Company’s balance sheets, statements of operations and comprehensive income, changes in parent company equity and statements of cash flows in conformity with the accounting principles generally accepted in the United States of America (“GAAP”).
The Company’s condensed combined balance sheets, statements of operations and comprehensive income, statements of cash flows and statement of changes in parent company equity may not be indicative of the financial condition had the Company been a separate stand-alone entity during the periods presented, nor are the results indicative of the Company’s condensed combined balance sheets, statements of operations and comprehensive income, statements of cash flows and statement of equity had the Company operated as a separate, independent company during the periods presented. The condensed combined financial statements included herein do not reflect any changes that may occur in the Company’s financing and operations in the future.
The condensed combined financial statements include all revenues, costs, assets and liabilities directly attributable to the Company. The condensed combined balance sheets include the specific identification of assets and liabilities from the Parent incurred on the Company’s behalf. Such assets and liabilities were identified and allocated using specific identification of AI-dedicated balances per review of the Company’s balance sheet supporting documents and workpapers. The condensed combined statements of operations and comprehensive income include allocations of certain costs from the Parent incurred on the Company’s behalf. Such corporate-level costs are being allocated to the Company using methods based on proportionate formulas such as revenue, headcount, and others. Such corporate costs include costs pertaining to accounting and finance, legal, human resources, information technology, insurance, marketing, tax services, professional fees, procurement services, facility and other costs. The Company considers the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual level of expense the Company would have incurred if the AI Business had operated as a separate independent, company during the periods presented nor are these costs indicative of what the AI Business may incur in the future.
Current and deferred income taxes and related tax expense have been determined based on the Company’s stand-alone results by applying Accounting Standards Codification 740, Income Taxes

Artificial Intelligence Business
Notes to Condensed Combined Financial Statements (Continued)
(unaudited)
1. Nature of the Business and Basis of Presentation (Continued)
(“ASC 740”), issued by the Financial Accounting Standards Board (“FASB”), as if the AI Business were a separate taxpayer, following the separate return methodology (see Note 7). The Company’s portion of current income taxes payable is deemed to have been remitted to the Parent in the year the related tax expense was recorded. The AI Business’s portion of current income taxes receivable is deemed to have been remitted to the Company by the Parent in the year to which the receivable applies only to the extent the Company could have recognized a refund of such taxes on a stand-alone basis under the law of the relevant taxing jurisdiction.
The AI Business is dependent upon technologies owned by various entities within the Parent structure. Certain technologies that are legally owned by the Parent benefit the AI Business. While these condensed combined financial statements use various methods to allocate the cost of these technologies or intangible assets to the AI Business, the condensed combined financial statements of the AI Business do not purport to reflect the cost of an arm’s length licensing arrangement.
The Parent’s cash and cash equivalents and debt, including debt collateralized by accounts receivable of the AI Business have not been allocated to the Company for any of the periods presented since the Company is not the legal owner of the cash nor the legal obligor of the debt.
The Parent maintains various stock-based compensation and employee benefit plans at a corporate level. AI employees participate in those plans and a portion of the cost of those plans is included in the condensed combined financial statements. See Note 6 for a further description of the accounting for stock-based compensation.
Risks and Uncertainties
COVID-19
On January 30, 2020, the World Health Organization declared the COVID-19 coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. The Company cannot predict the duration or magnitude of the pandemic or the full impact that it may have on the Company’s financial condition and results of operations, business operations, and workforce.
Management is taking prudent actions to reduce or defer non-essential expenses, primarily travel. In May 2020 due to economic uncertainty posed by the COVID-19 pandemic, the Company implemented a modest salary reduction for any employee making over $100,000. Employees have the ability to earn the foregone salaries back based on the performance of the Company.
CARES Act
On March 27, 2020, the President of the United States signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. The Company continues to examine the impact that the CARES Act may have on its business. Currently, the Company is unable to determine the impact that the CARES Act will have on its financial condition, results of operation, or liquidity.

Artificial Intelligence Business
Notes to Condensed Combined Financial Statements (Continued)
(unaudited)
2. Summary of Significant Accounting Policies
Principles of Combination
These condensed combined financial statements present the financial position, statement of operations, Parent company equity and cash flows of the AI business. All significant balances and transactions between entities in the AI business have been eliminated for these condensed combined financial statements. All significant balances between Parent and the AI business are either included in Parent company equity in the Condensed Combined Balance Sheets or included in Due from Parent in the Condensed Combined Balance Sheet.
Use of Estimates
The preparation of the condensed combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed combined financial statements and accompanying notes. Actual results could differ from those estimates. All revisions to accounting estimates are recognized in the year in which the estimates are revised. Significant estimates reflected in the Company’s condensed combined financial statements include, but are not limited, to allocating certain operating expenses based on the Company’s percentage of the Parent’s annual revenue as overhead charges, valuing intangible assets and goodwill, accrued liabilities associated with compensation, goodwill and intangible asset impairment, share-based compensation and income taxes. However, if different assumptions or conditions were to prevail, the results could be materially different from the amounts recorded.
Unaudited Interim Financial Information
The accompanying condensed combined balance sheet as of September 30, 2020, the condensed combined statements of operations and comprehensive loss and of changes in parent company equity for the nine months ended September 30, 2020 and 2019 and the condensed combined statements of cash flows for the nine months ended September 30, 2020 and 2019 are unaudited. The unaudited interim condensed combined financial statements have been prepared on the same basis as the audited annual combined financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of September 30, 2020 and the results of its operations for the nine months ended September 30, 2020 and 2019 and its cash flows for the nine months ended September 30, 2020 and 2019. The financial data and other information disclosed in these condensed combined notes related to the nine months ended September 30, 2020 and 2019 are unaudited. The results for the nine months ended September 30, 2020 are not necessarily indicative of results to be expected for the year ending December 31, 2020, any other interim periods or any future year or period.
Fair Value Measurements
The carrying amounts reported in the condensed combined balance sheets for accounts receivable, unbilled receivables, prepaid expenses other assets, accounts payable and accrued expenses and other current liabilities approximate their fair value because of the short-term nature of these instruments.
Net Parent Investment
In the condensed combined balance sheets the Parent’s historical net investment in the Company is presented as net parent investment in lieu of stockholders’ equity. Net parent investment includes accumulated earnings after tax, net cash transfers, cumulative translation adjustment, and other property transfers to and from Parent and the AI Business. All transactions reflected in net parent investment in the accompanying condensed combined balance sheets have been considered cash receipts and payments for

Artificial Intelligence Business
Notes to Condensed Combined Financial Statements (Continued)
(unaudited)
2. Summary of Significant Accounting Policies (Continued)
purposes of the condensed combined statements of cash flows and are reflected in financing activities in the accompanying condensed combined statements of cash flows.
Accounts Receivable
Accounts receivable are stated at invoice value less estimated allowances for doubtful accounts. The Company establishes an allowance for doubtful accounts as losses are estimated to have occurred through a provision for bad debts charged to earnings. Losses are charged against the allowance when management believes the receivable is no longer collectible. These losses have been immaterial to date. Subsequent recoveries, if any, are credited to the allowance. The allowance for doubtful accounts is evaluated on a regular basis by management and is based on the credit risk of specific customers, past collection history, and management’s evaluation of accounts receivable. The evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. As of September 30, 2020 and December 31, 2019, the Company determined that no allowance for doubtful accounts was required.
Concentration of Risk and Significant Customers
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the dispersion of customers across different industries and geographic regions.
As of September 30, 2020 and December 31, 2019, the Company had two customers that individually represented 10% or more of the Company’s accounts receivable, net. As of September 30, 2020 and December 31, 2019, these customers represented 82.4% and 83.9% of the accounts receivable, net, respectively. For the nine months ended September 30, 2020 and 2019, the Company had three customers and two customers, respectively, that individually exceeded 10% or more of the Company’s revenue. For the nine months ended September 30, 2020 and 2019, these customers represented 89.1% and 82.1% of the Company’s revenue, respectively.
Intercompany Receivables and Payables
As part of the Parent’s normal course of business, the Parent utilizes intercompany payables and receivables with the Company. These intercompany transactions are not supported by formal agreements. Historically, the intercompany payables and receivables have been settled one month in arrears with both cash and equity transactions and are anticipated to be similarly settled at any point in the future. Cash settlements of intercompany relationships are recorded within Due to (from) parent in the condensed combined balance sheets and net settlements of intercompany relationships are recorded within Net parent investment in the condensed combined balance sheets. As of September 30, 2020 and December 31, 2019, the Company’s Due from parent were $0.8 million and $2.1 million, respectively.
Foreign Currency Translation
The functional currency of a foreign subsidiary is generally the local currency. We translate the financial statements of foreign subsidiaries to U.S. dollars using month-end exchange rates for assets and liabilities, and average rates for the reporting period for revenues, costs, and expenses. We record translation gains and losses in accumulated other comprehensive loss as a component of parent company equity. We record net foreign exchange transaction gains and losses resulting from the conversion of the transaction currency to the functional currency within other income (expense), net. Foreign currency transaction losses for the nine months ended September 30, 2020 and year ended December 31, 2019 were included as a component of net parent investment.

Artificial Intelligence Business
Notes to Condensed Combined Financial Statements (Continued)
(unaudited)
2. Summary of Significant Accounting Policies (Continued)
Unbilled Receivable
Unbilled receivables are recognized when the Company has transferred services to the customer but where the Company is yet to establish an unconditional right to consideration. Unbilled receivables are calculated for each individual project based on the proportional delivery of services at the balance sheet date. Billing of amounts in unbilled receivables occurs according to customer-agreed payment schedules or upon completion of specified project milestones. All the Company’s projects in unbilled receivables are expected to be billed and collected within one year.
Deferred Revenue
Deferred revenue represents the Company’s obligation to transfer goods or services to a customer and are recognized when a customer pays consideration or when the Company recognizes a receivable to reflect its unconditional right to consideration (whichever is earlier) before the Company has transferred the goods or services to the customer. Deferred revenue is calculated for each individual project and constitutes a performance obligation for which revenue will be recognized as services are delivered.
Property and Equipment, Net
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight line method over the estimated useful life of the assets at the following rates:
Assets	Estimated Useful Life
Computers and electronic equipment	2 to 7 years
Furniture and equipment	3 to 10 years
Leasehold improvements	Lesser of lease term or useful life
Intangible Assets
Definite-lived intangible assets consist of customer relationships. Customer relationships are amortized over a straight-line basis which reflects the estimated pattern of economic benefits expected to be generated for the user of the asset.
Goodwill
Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill and intangible assets with indefinite lives are not amortized, but rather the carrying amounts of these assets are assessed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Goodwill is tested for impairment annually on October 1, the first day of the fourth quarter of the fiscal year. Goodwill impairment, if any, is determined by comparing the reporting unit’s fair value to its carrying value. An impairment loss is recognized in an amount equal to the excess of the reporting unit’s carrying value over its fair value, up to the amount of goodwill allocated to the reporting unit. There is no goodwill impairment for the nine months ended September 30, 2020 or the year ended December 31, 2019.
For the purpose of testing goodwill for impairment, all goodwill acquired in a business combination is assigned to one or more reporting units. A reporting unit represents an operating segment or a component within an operating segment for which discrete financial information is available and is regularly reviewed by segment management for performance assessment and resource allocation. Components of similar economic characteristics are aggregated into one reporting unit for the purpose of goodwill impairment

Artificial Intelligence Business
Notes to Condensed Combined Financial Statements (Continued)
(unaudited)
2. Summary of Significant Accounting Policies (Continued)
assessment. Reporting units are identified annually and re-assessed periodically for recent acquisitions or any changes in segment reporting structure. The AI business has a single reporting unit.
Corporate assets and liabilities are allocated to the reporting unit based on the reporting unit’s revenue, total operating expenses or operating income as a percentage of the consolidated amounts. Corporate debt and other financial liabilities that are not directly attributable to the reporting unit’s operations and would not be transferred to hypothetical purchasers of the reporting units are excluded from a reporting unit’s carrying amount.
Goodwill has been allocated to the AI Business based upon its relative fair value as of January 1, 2018 when the AI Business became a reporting unit of the Parent. The fair value of a reporting unit is generally determined using a combination of the income approach and the market approach. For the income approach, fair value is determined based on the present value of estimated future after-tax cash flows, discounted at an appropriate risk-adjusted rate. The Parent uses its internal forecasts to estimate future after-tax cash flows and estimate the long-term growth rates based on its most recent views of the long-term outlook for each reporting unit. Actual results may differ from those assumed in our forecasts. The Parent derives its discount rates using a capital asset pricing model and analyzing published rates for industries relevant to its reporting units to estimate the weighted average cost of capital. The Parent adjusts the discount rates for the risks and uncertainty inherent in the respective businesses and in its internally developed forecasts. For the market approach, the Parent uses a valuation technique in which values are derived based on valuation multiples of comparable publicly traded companies. The Parent assesses each valuation methodology based upon the relevance and availability of the data at the time it performs the valuation and weighs the methodologies appropriately.
Impairment of Long-Lived Assets
The Company reviews the carrying value of property and equipment and definite-lived intangible assets for impairment whenever events and circumstances indicate the carrying value of a specific asset or asset group may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases, where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects and the effects of obsolescence, demand, competition and other economic factors. The Company did not recognize an impairment loss during the nine months ended September 30, 2020 or the year ended December 31, 2019.
Revenue Recognition
The Company recognizes revenue in accordance with ASC 606, “Revenue Recognition”. Revenue is recognized at an amount that reflects the consideration to which the Company is expected to be entitled in exchange for transferring data as per customer requirement. The Company has a single professional services obligation.
AI engines and natural language processing projects are normally time and expense priced contracts, and revenue is recognized using a time and expense basis over the period of performance, primarily based on labor costs incurred to date.
Revenue includes reimbursement of travel, out-of-pocket expenses, certain facilities and hardware costs with equivalent amounts of expense recorded in cost of revenue.
Variable consideration within the transaction price, if any, reflects concessions provided to the customer such as discounts, rebates and refunds. When variable consideration is identified, the Company

Artificial Intelligence Business
Notes to Condensed Combined Financial Statements (Continued)
(unaudited)
2. Summary of Significant Accounting Policies (Continued)
estimates the likelihood of the discount and reduces the transaction price by this amount. When a service level agreement is identified the Company estimates the likelihood and amount the Company will have to pay for not meeting certain acceptance criteria and reduces the transaction price by this amount and adjusts the accrual once the service level agreement is executed. Revenue will only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized under the contract will not occur when the uncertainty associated with the variable consideration is subsequently resolved.
The Company has determined that the customer obtains control of the data as the services are being performed. This is because under those contracts, the customer simultaneously receives and consumes the benefits provided by the Company as the Company performs its professional services. If a contract is terminated by a customer, the Company is entitled to the payment for services performed to date. Therefore, revenue from these contracts and the associated costs are recognized over time i.e. before the date of delivery to the customer. The Company does not have any point in time revenue recognition.
Cost of Revenue
Cost of revenue include employee compensation and benefits, as well as outsourcing, reimbursement of travel, out-of-pocket expenses, and certain facilities and hardware costs.
Sales and Marketing
Sales and marketing includes third-party marketing, advertising, branding, public relations and sales expenses. Sales and marketing also includes associated employee compensation and benefits, for sales and marketing personnel as well as allocated occupancy costs and related overhead based on the Company’s percentage of the Parent’s annual revenue for the nine months ended September 30, 2020 and 2019.
General and Administrative
General and administrative include employee compensation, including stock-based compensation and benefits for executive, finance, accounting, legal, business operations and other administrative personnel. In addition, general and administrative includes outside legal, tax and accounting services and allocated occupancy costs and related overhead based on the Company’s percentage of the Parent’s annual revenue for the nine months ended September 30, 2020 and 2019.
Research and Development Expenses
Research and development costs include employee compensation and benefits for research and development personnel, as well as third-party contractor expenses unless capitalized as costs incurred during the application development stage of software developed for internal use. The Company expenses as incurred the costs related to research and development.
Accounting for Stock-Based Compensation
The Parent maintains certain stock compensation plans for the benefit of certain of its officers and employees. These condensed combined financial statements include certain expenses of the Parent that were allocated to the AI Business for stock-based compensation. The stock-based compensation expense is recognized over the requisite service period, based on the grant date fair value of the awards and the number of the awards expected to be vested based on service and performance conditions, net of forfeitures. The AI Business’ condensed combined balance sheets do not include any Parent outstanding equity related to these stock-based compensation programs.

Artificial Intelligence Business
Notes to Condensed Combined Financial Statements (Continued)
(unaudited)
2. Summary of Significant Accounting Policies (Continued)
Income Taxes
The Company has historically been included in the U.S. federal consolidated income tax return, multiple state income tax filings, and in other foreign income tax filings of its Parent. Accordingly, the Company was not a separate taxable entity for U.S. federal, state, and foreign income tax purposes. In addition, the Company did not have a written tax-sharing agreement with its parent. The provision for income taxes and related balance sheet accounts reflected in the accompanying carve-out financial statements are based on the separate return method that is systematic, rational, and consistent with the asset and liability approach under ASC 740 “Accounting for Income Taxes.” The separate return method represents a hypothetical income tax computation assuming the Company historically operated as a stand-alone taxable entity filing separate income tax returns. Accordingly, the reported provision for income taxes and the related balance sheet account balances may not equal the amounts that would have been allocable to the Company under applicable consolidated federal, state, and foreign tax laws.
The asset and liability approach under ASC 740 requires the recognition of deferred tax assets and liabilities for differences between the condensed combined financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to impact taxable income. In estimating future tax consequences, the Company considers all expected future events other than enactment of changes in tax laws or rates. A valuation allowance is recorded, if necessary, based on available positive and negative evidence, to reduce net deferred tax assets to their realizable values if management does not believe it is more likely than not that the net deferred tax assets will be realized.
The Company does not provide for income taxes or tax benefits on differences between financial reporting basis and tax basis of its foreign subsidiaries where such differences are reinvested and expected to continue to be indefinitely reinvested based on the ability and intent of the Company to do so. If earnings of foreign subsidiaries are not considered indefinitely reinvested, deferred U.S. income taxes, foreign income taxes, and foreign withholding taxes may have to be provided. The Company does not record deferred income taxes on the temporary difference between the book and tax basis in domestic subsidiaries where permissible. At this time, determination of the unrecognized deferred tax liabilities for temporary differences related to the Company’s investment in foreign subsidiaries is not practicable.
The Company follows the provisions of the authoritative guidance from the FASB on accounting for uncertainty in income taxes. These provisions provide a comprehensive model for the recognition, measurement and disclosure in financial statements of uncertain income tax positions that management has taken or expect to take on an income tax return. Under these provisions, the Company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit can be recognized. Assessing an uncertain tax position begins with the initial determination of the sustainability of the position and is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed. Additionally, the Company accrues interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. The Company’s policy is to recognize interest and penalties related to uncertain tax positions in the provision for income taxes.
Recent Accounting Pronouncements
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in ASU 2016-02 supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to

Artificial Intelligence Business
Notes to Condensed Combined Financial Statements (Continued)
(unaudited)
2. Summary of Significant Accounting Policies (Continued)
recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the condensed combined statement of operations and comprehensive income. An entity may adopt the guidance either (1) retrospectively to each prior reporting period presented in the financial statements with a cumulative-effect adjustment recognized at the beginning of the earliest comparative period presented or (2) retrospectively at the beginning of the period of adoption through a cumulative-effect adjustment. The Company expects to adopt the guidance retrospectively at the beginning of the period of adoption, fiscal year 2021, through a cumulative-effect adjustment, and will not apply the new standard to comparative periods presented. The new standard provides a number of practical expedients. Upon adoption, the Company expects to elect all of the practical expedients available. The Company is currently evaluating the impact of its pending adoption of ASU 2016-02 on its condensed combined financial statements. It is anticipated that the primary impact of the adoption will be the recording of a right-of-use asset and lease liability of similar amount on the Company’s condensed combined balance sheets.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other, that simplifies the accounting for goodwill impairment for all entities by requiring impairment charges to be based on the first step in the current two-step impairment test under ASC 350. Under current guidance, if the fair value of a reporting unit is lower than its carrying amount (Step 1), an entity calculates any impairment charge by comparing the implied fair value of goodwill with its carrying amount (Step 2). The implied fair value of goodwill is calculated by deducting the current fair value of all assets and liabilities of the reporting unit from the reporting unit’s fair value as determined in Step 1. Under ASU 2017-04, if a reporting unit’s carrying amount exceeds its fair value, an entity will record an impairment charge based on that difference. The impairment charge will be limited to the amount of goodwill allocated to that reporting unit. The guidance is effective for fiscal years beginning after December 15, 2020, and early adoption is permitted for annual and interim goodwill impairment testing dates after January 1, 2017. The guidance must be applied prospectively. The Company is currently evaluating the impact of its pending adoption of ASU 2017-04 on the condensed combined financial statements and do not expect a material impact on the Company’s condensed combined financial statements.
In June 2018, the FASB issued ASU 2018-07 “Compensation — Stock Compensation (Topic 718); Improvements to Nonemployee Share-Based Payment Accounting”. ASU 2018-07 simplifies the accounting for share-based payments made to nonemployees so the accounting for such payments is substantially the same as those made to employees. Under this ASU, share-based awards to nonemployees will be measured at fair value on the grant date of the awards, entities will need to assess the probability of satisfying performance conditions if any are present, and awards will continue to be classified according to ASC 718 upon vesting, which eliminates the need to reassess classification upon vesting, consistent with awards granted to employees. The Company is currently evaluating the impact of its pending adoption of Topic 718 on the condensed combined financial statements and do not expect a material impact on the Company’s condensed combined financial statements. The guidance is effective for fiscal years beginning after December 15, 2018, and early adoption is permitted if financial statements have not yet been issued or have not yet been made available for issuance, but no earlier than an entity’s adoption date of ASC 606. The Company is currently evaluating the impact of its pending adoption of ASU 2018-07 on the condensed combined financial statements and do not expect a material impact on the Company’s condensed combined financial statements.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 simplifies the accounting for income taxes, including the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company does not anticipate that the adoption of ASU 2019-12 will have a material impact on its condensed combined financial statements and related disclosures.

Artificial Intelligence Business
Notes to Condensed Combined Financial Statements (Continued)
(unaudited)
3. Property and Equipment, Net
(In thousands)	September 30, 2020	December 31, 2019
	(unaudited)
Computer software and equipment	$2,507	$2,276
Furniture and office equipment	16	23
Leasehold improvements	175	7
	2,698	2,306
Less: Accumulated depreciation	(2,401)	(2,218)
Total	$297	$88
Depreciation expense for the nine months ended September 30, 2020 and 2019 was $0.2 million and $0.1 million, respectively.
4. Accrued Liabilities and Other Current Liabilities
Accrued liabilities and other current liabilities consisted of the following (in thousands):
	September 30, 2020	December 31, 2019
	(unaudited)
Accrued outsourcing	$7,186	$6,646
Accrued payroll and related costs	5,812	4.780
Accrued professional fees	1,043	513
Income taxes payable	—	15
Other accrued expenses	1,044	292
Total	$15,085	$12,246
5. Goodwill and Other Intangible Assets
There were no changes to the goodwill carrying value during the nine months ended September 30, 2020 and year ended December 31, 2019.
The table below summarizes the other intangible assets balances as of September 30, 2020 and December 31, 2019 (in thousands):
	September 30, 2020 (unaudited)			December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$47,881	$(14,298)	$33,583	$47,881	$(11,305)	$36,576
Amortization of the customer relationships asset was $3.0 million for both the nine months ended September 30, 2020 and 2019. The estimated future amortization expense is as follows (in thousands):

Artificial Intelligence Business
Notes to Condensed Combined Financial Statements (Continued)
(unaudited)
5. Goodwill and Other Intangible Assets (Continued)
Fiscal years ending December 31,	Future Amortization
(unaudited)
2020 (remaining three months)	$997
2021	3,990
2022	3,990
2023	3,990
2024	3,990
Thereafter	16,626
$33,583
6. Stock-Based Compensation
The Parent maintains a stock-based compensation program at the corporate level in which the Company’s employees participate. All awards granted under the program relate to the common stock of the ultimate parent of Lionbridge. All awards granted under the plan are reflected in the financial statements of the ultimate parent of Lionbridge and not in the condensed combined statements of changes in Parent Company Equity of the Company. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that the Company would have experienced as an independent, publicly traded company for the periods presented.
The stock-based compensation expense recorded by the Company, in the periods presented, includes the expense associated with the employees historically attributable to the Company’s operations and the expense associated with the allocation of stock compensation expense for corporate employees.
The following table presents stock-based compensation expense included in the condensed combined statements of operations and comprehensive loss related to the Parent’s stock-based compensation programs which are described in more detail further below (in thousands):
Nine months ended September 30,	2020	2019
	(Unaudited)
General and administrative	$331	$191
Sales and marketing	75	51
Research and development	8	3
Total Stock-Based Compensation Expense	$414	$245
7. Income Taxes
During the nine months ended September 30, 2020, the Company recognized income tax expense of $5.9 million on income of $20.1 million, an effective tax rate of 29.4%, as compared to income tax expense of $4.8 million on income of $16.5 million, an effective tax rate of 29.1%, for the nine months ended September 30, 2019. The higher effective tax rate for the nine months ended September 30, 2020 is primarily due to geographical mix of earnings. The effective tax rate is higher than the US statutory rate of 21% for both periods primarily due to state income taxes.
8. Employee Benefit Plans
The Company maintains an employee benefit plan qualified under Section 401(k) of the Internal Revenue Code. All U.S. employees may participate in the 401(k) plan subject to certain eligibility requirements. In addition, at the discretion of the Board of Directors, the Company may make discretionary profit-sharing contributions into the 401(k) plan for all eligible employees. During both the nine months

Artificial Intelligence Business
Notes to Condensed Combined Financial Statements (Continued)
(unaudited)
8. Employee Benefit Plans (Continued)
ended September 30, 2019 and 2020, the Company made contributions totaling less than $0.1 million.
9. Related Party Transactions
As of December 31, 2019 and September 30, 2020, the Company had $2.1 million and $0.8 million of amounts due from parent, respectively, with a related party.
10. Commitments and Contingencies
Litigation
From time to time the Company is subject to litigation and claims in the ordinary course of business. In the opinion of management, after consultation with counsel, there are no matters currently considered to be reasonably possible of resulting in a material adverse effect on the condensed combined financial position or results of operations. Nevertheless, the Company cannot predict the impact of future developments affecting pending or future claims and lawsuits and any resolution of a claim or lawsuit.
At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.
Lease Commitments
The Company leases their facilities under various operating lease agreements.
Aggregate minimum rental commitments under non-cancelable operating leases as of September 30, 2020 are as follows (in thousands):
Fiscal years ending December 31,	Minimum Lease Payments
(unaudited)
2020 (remaining three months)	$259
2021	641
2022	337
2023	337
2024	337
Thereafter	946
$2,857
Rent expense under leases of facilities entered into by the Company for the nine months ended September 30, 2019 and 2020 was approximately $1.0 million and $0.7 million, respectively, and is included in general and administrative expenses in the statements of operations. Rent expense allocated from lease arrangements not directly entered into by the Company was $0.7 million and $0.8 million for the nine months ended September 30, 2019 and 2020, respectively, and is included in general and administrative expenses in the statement of operations. Payments from lease arrangements not directly entered into by the Company is not included in the table of future minimum lease payments above.
11. Subsequent Events
The Company has evaluated subsequent events that occurred after the balance sheet date, through November 5, 2020, the date the financial statements were available to be issued.

Artificial Intelligence Business
Independent Auditor’s Report
Board of Directors
LBT Acquisition, Inc.
Waltham, Massachusetts
We have audited the accompanying combined financial statements of the Artificial Intelligence Business (“AI Business”) of LBT Acquisition, Inc. (“the Company”) which comprise the combined balance sheets as of December 31, 2019 and 2018, and the related combined statements of income and comprehensive income, changes in parent company equity, and cash flows for the years then ended, and the related notes to the combined financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the AI Business as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Note 1, the AI Business is not a standalone entity. The combined financial statements of the AI Business reflect the assets, liabilities, revenues and expenses directly attributable to the AI Business, as well as allocations deemed reasonable by management, to present the financial position, results of operations, changes in parent company equity, and cash flows of the AI Business on a standalone basis and do not necessarily reflect the financial position, results of operations, changes in parent company equity, and cash flows of the AI Business in the future or what they would have been had the AI Business been a separate, standalone entity during the years presented. Our opinion is not modified with respect to this matter.
/s/ BDO USA, LLP
Boston, Massachusetts
November 4, 2020

Artificial Intelligence Business
Combined Balance Sheets
(in thousands)
December 31,	2019	2018
Assets
Current Assets:
Accounts receivable, net	$18,136	$17,194
Due from parent	2,116	1,607
Unbilled receivables	17,208	12,718
Prepaid expenses and other current assets	236	296
Total Current Assets	37,696	31,815
Property and Equipment, net	88	—
Goodwill	54,004	54,004
Other Intangible Assets	36,576	40,566
Total Assets	$128,364	$126,385
Liabilities and Parent Company Equity
Current Liabilities:
Accounts payable	$6,493	$4,810
Accrued expenses and other current liabilities	12,246	9,043
Deferred revenue	735	1,376
Total Current Liabilities	19,474	15,229
Deferred Tax Liability	10,809	11,911
Other Liabilities	361	309
Total Liabilities	30,644	27,449
Commitments and Contingencies (Note 11)
Parent Company Equity	97,720	98,936
Total Liabilities and Parent Company Equity	$128,364	$126,385
The accompanying notes are an integral part of the combined financial statements.

Artificial Intelligence Business
Combined Statements of Operations and Comprehensive Income
(in thousands)
Years ended December 31,	2019	2018
Revenue	$197,096	$152,244
Cost of Revenue	143,797	109,019
Gross Margin	53,299	43,225
Operating Expenses:
Research and development	23	—
General and administrative	27,025	22,160
Sales and marketing	3,122	2,749
Total Operating Expenses	30,170	24,909
Income before Income Taxes	23,129	18,316
Provision for Income Taxes	7,114	5,344
Net Income and Comprehensive Income	$16,015	$12,972
The accompanying notes are an integral part of the combined financial statements.

Artificial Intelligence Business
Combined Statements of Changes in Parent Company Equity
(in thousands)
Parent Company Equity
Balance as of December 31, 2017	$96,406
Stock – based compensation	236
Net income and comprehensive income	12,972
Change in net parent investment	(10,678)
Balance as of December 31, 2018	98,936
Stock – based compensation	566
Net income and comprehensive income	16,015
Change in net parent investment	(17,797)
Balance as of December 31, 2019	$97,720
The accompanying notes are an integral part of the combined financial statements.

Artificial Intelligence Business
Combined Statements of Cash Flows
(in thousands)
Years ended December 31,	2019	2018
Cash Flows from Operating Activities:
Net income and comprehensive income	$16,015	$12,972
Adjustments to reconcile net income to net cash provided by operating activities:
Stock – based compensation	566	236
Depreciation and amortization	3,995	3,990
Changes in operating assets and liabilities:
Accounts receivable, net	(942)	(5,141)
Due from parent	(509)	864
Unbilled receivables	(4,490)	(3,262)
Prepaid expenses and other current assets	60	19
Accounts payable	1,683	302
Accrued expenses and other current liabilities	3,203	2,193
Deferred revenue	(641)	672
Deferred tax liability	(1,102)	(2,219)
Other liabilities	52	52
Net Cash Provided by Operating Activities	17,890	10,678
Cash Flows from Investing Activities:
Purchases of property and equipment	(93)	—
Net Cash Used in Investing Activities	(93)	—
Cash Flows from Financing Activities:
Change in net parent investment	(17,797)	(10,678)
Net Cash Used in Financing Activities	(17,797)	(10,678)
Net Change in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents at Beginning of Year	—	—
Cash and Cash Equivalents at End of Year	$—	$—
The accompanying notes are an integral part of the combined financial statements.

Artificial Intelligence Business
Notes to Combined Financial Statements
1.   Nature of the Business and Basis of Presentation
LBT Acquisition, Inc. and its wholly owned subsidiaries (collectively, “Lionbridge” or the “Parent”) provides a comprehensive suite of globalization services to the world’s largest brands. The Parent owns and operates an artificial intelligence services business unit (“AI Business”, or the “Company”). The accompanying combined financial statements represent, on a historical cost basis, the combined assets, liabilities, revenues and expenses related to the Artificial Intelligence business unit.
The Company’s industry-leading AI services support training and optimization of machine learning, AI engines and natural language processing components including intelligent application training through scalable data creation and collection, annotation and insights, linguistic and natural language processing and specialized staffing. The Company operates in 17 countries and primarily provides services to technology companies.
Throughout the years covered by the combined financial statements, the Company did not operate as a separate entity and stand-alone combined financial statements historically have not been prepared. The Company is comprised of certain stand-alone legal entities and parts of other stand-alone legal entities for which discrete financial information is available. The accompanying combined financial statements have been prepared on a “carve out” basis and are derived from the Parent’s consolidated financial statements and accounting records, using the Parent’s historical basis in assets and liabilities before the distribution. As a direct ownership relationship did not exist amongst all of the various business entities comprising the AI Business, the Parent’s investment in the AI Business is shown in lieu of stockholder’s equity in the combined financial statements. The combined financial statements reflect the Company’s balance sheets, statements of operations and comprehensive income, changes in parent company equity and statements of cash flows in conformity with the accounting principles generally accepted in the United States of America (“GAAP”).
The Company’s combined balance sheets, statements of operations and comprehensive income, statements of cash flows and statement of changes in parent company equity may not be indicative of the financial condition had the Company been a separate stand-alone entity during the years presented, nor are the results indicative of the Company’s combined balance sheets, statements of operations and comprehensive income, statements of cash flows and statement of equity had the Company operated as a separate, independent company during the years presented. The combined financial statements included herein do not reflect any changes that may occur in the Company’s financing and operations in the future.
The combined financial statements include all revenues, costs, assets and liabilities directly attributable to the Company. The combined balance sheets include the specific identification of assets and liabilities from the Parent incurred on the Company’s behalf. Such assets and liabilities were identified and allocated using specific identification of AI-dedicated balances per review of the Company’s balance sheet supporting documents and workpapers. The combined statements of operations and comprehensive income include allocations of certain costs from the Parent incurred on the Company’s behalf. Such corporate-level costs are being allocated to the Company using methods based on proportionate formulas such as revenue, headcount, and others. Such corporate costs include costs pertaining to accounting and finance, legal, human resources, information technology, insurance, marketing, tax services, professional fees, procurement services, facility and other costs. The Company considers the expense allocation methodology and results to be reasonable for all years presented. However, these allocations may not be indicative of the actual level of expense the Company would have incurred if the AI Business had operated as a separate independent, company during the years presented nor are these costs indicative of what the AI Business may incur in the future.
Current and deferred income taxes and related tax expense have been determined based on the Company’s stand-alone results by applying Accounting Standards Codification 740, Income Taxes (“ASC 740”), issued by the Financial Accounting Standards Board (“FASB”), as if the AI Business were a separate taxpayer, following the separate return methodology (see Note 8). The Company’s portion of current income taxes payable is deemed to have been remitted to the Parent in the year the related tax expense was

Artificial Intelligence Business
Notes to Combined Financial Statements (Continued)
1.   Nature of the Business and Basis of Presentation (Continued)
recorded. The AI Business’s portion of current income taxes receivable is deemed to have been remitted to the Company by the Parent in the year to which the receivable applies only to the extent the Company could have recognized a refund of such taxes on a stand-alone basis under the law of the relevant taxing jurisdiction.
The AI Business is dependent upon technologies owned by various entities within the Parent structure. Certain technologies that are legally owned by the Parent benefit the AI Business. While these combined financial statements use various methods to allocate the cost of these technologies or intangible assets to the AI Business, the combined financial statements of the AI Business do not purport to reflect the cost of an arm’s length licensing arrangement.
The Parent’s cash and cash equivalents and debt, including debt collateralized by accounts receivable of the AI Business have not been allocated to the Company for any of the years presented since the Company is not the legal owner of the cash nor the legal obligor of the debt.
The Parent maintains various stock-based compensation and employee benefit plans at a corporate level. AI employees participate in those plans and a portion of the cost of those plans is included in the combined financial statements. See Note 7 for a further description of the accounting for stock-based compensation.
Risks and Uncertainties
The global pandemic resulting from the disease known as COVID-19, caused by a novel strain of coronavirus, SARS-CoV-2, has caused national and global economic and financial market disruptions and may adversely impact our business. Although the Company did not see a material impact on its operations for the year ended December 31, 2019 due to the COVID-19 pandemic, the Company cannot predict the duration or magnitude of the pandemic or the full impact that it may have on the Company’s financial condition and results of operations, business operations, and workforce.
2.   Summary of Significant Accounting Policies
Principles of Combination
These combined financial statements present the financial position, statement of operations, Parent company equity and cash flows of the AI business. All significant balances and transactions between entities in the AI business have been eliminated for these combined financial statements. All significant balances between Parent and the AI business are either included in Parent company equity in the Combined Balance Sheets or included in Due from Parent in the Combined Balance Sheet.
Use of Estimates
The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates. All revisions to accounting estimates are recognized in the year in which the estimates are revised. Significant estimates reflected in the Company’s combined financial statements include, but are not limited, to allocating certain operating expenses based on the Company’s percentage of the Parent’s annual revenue as overhead charges, valuing intangible assets and goodwill, accrued liabilities associated with compensation, goodwill and intangible asset impairment, share-based compensation and income taxes. However, if different assumptions or conditions were to prevail, the results could be materially different from the amounts recorded.

Artificial Intelligence Business
Notes to Combined Financial Statements (Continued)
2.   Summary of Significant Accounting Policies (Continued)
Fair Value Measurements
The carrying amounts reported in the combined balance sheets for accounts receivable, unbilled receivables, prepaid expenses other assets, accounts payable and accrued expenses and other current liabilities approximate their fair value because of the short-term nature of these instruments.
Net Parent Investment
In the combined balance sheets the Parent’s historical net investment in the Company is presented as net parent investment in lieu of stockholders’ equity. Net parent investment includes accumulated earnings after tax, net cash transfers, cumulative translation adjustment, and other property transfers to and from Parent and the AI Business. All transactions reflected in net parent investment in the accompanying combined balance sheets have been considered cash receipts and payments for purposes of the combined statements of cash flows and are reflected in financing activities in the accompanying combined statements of cash flows.
Accounts Receivable
Accounts receivable are stated at invoice value less estimated allowances for doubtful accounts. The Company establishes an allowance for doubtful accounts as losses are estimated to have occurred through a provision for bad debts charged to earnings. Losses are charged against the allowance when management believes the receivable is no longer collectible. These losses have been immaterial to date. Subsequent recoveries, if any, are credited to the allowance. The allowance for doubtful accounts is evaluated on a regular basis by management and is based on the credit risk of specific customers, past collection history, and management’s evaluation of accounts receivable. The evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. As of December 31, 2019 and 2018, the Company determined that no allowance for doubtful accounts was required.
Concentration of Risk and Significant Customers
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the dispersion of customers across different industries and geographic regions.
As of December 31, 2018 and 2019, the Company had two customers that individually represented 10% or more of the Company’s accounts receivable, net. As of December 31, 2018 and 2019, these customers represented 80.1% and 84.1% of the accounts receivable, net, respectively. For the years ended December 31, 2018 and 2019, the Company had three customers and two customers, respectively, that individually exceeded 10% or more of the Company’s revenue. For the years ended December 31, 2018 and 2019, these customers represented 87.7% and 80.6% of the Company’s revenue, respectively.
Intercompany Receivables and Payables
As part of the Parent’s normal course of business, the Parent utilizes intercompany payables and receivables with the Company. These intercompany transactions are not supported by formal agreements. Historically, the intercompany payables and receivables have been settled one month in arrears with both cash and equity transactions and are anticipated to be similarly settled at any point in the future. Cash settlements of intercompany relationships are recorded within Due to (from) parent in the combined balance sheets and net settlements of intercompany relationships are recorded within Net parent investment in the combined balance sheets. As of December 31, 2018, and 2019, the Company’s Due from parent were $1.6 million and $2.1 million, respectively.

Artificial Intelligence Business
Notes to Combined Financial Statements (Continued)
2.   Summary of Significant Accounting Policies (Continued)
Foreign Currency Translation
The functional currency of a foreign subsidiary is generally the local currency. We translate the financial statements of foreign subsidiaries to U.S. dollars using month-end exchange rates for assets and liabilities, and average rates for the reporting period for revenues, costs, and expenses. We record translation gains and losses in accumulated other comprehensive loss as a component of parent company equity. We record net foreign exchange transaction gains and losses resulting from the conversion of the transaction currency to the functional currency within other income (expense), net. Foreign currency transaction losses for the years ended December 31, 2019 and 2018 were included as a component of net parent investment.
Unbilled Receivable
Unbilled receivables are recognized when the Company has transferred services to the customer but where the Company is yet to establish an unconditional right to consideration. Unbilled receivables are calculated for each individual project based on the proportional delivery of services at the balance sheet date. Billing of amounts in unbilled receivables occurs according to customer-agreed payment schedules or upon completion of specified project milestones. All the Company’s projects in unbilled receivables are expected to be billed and collected within one year.
Deferred Revenue
Deferred revenue represents the Company’s obligation to transfer goods or services to a customer and are recognized when a customer pays consideration or when the Company recognizes a receivable to reflect its unconditional right to consideration (whichever is earlier) before the Company has transferred the goods or services to the customer. Deferred revenue is calculated for each individual project and constitutes a performance obligation for which revenue will be recognized as services are delivered.
Property and Equipment, Net
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight line method over the estimated useful life of the assets at the following rates:
Assets	Estimated Useful Life
Computers and electronic equipment	2 to 7 years
Furniture and equipment	3 to 10 years
Leasehold improvements	Lesser of lease term or useful life
Intangible Assets
Definite-lived intangible assets consist of customer relationships. Customer relationships are amortized over a straight-line basis which reflects the estimated pattern of economic benefits expected to be generated for the user of the asset.
Goodwill
Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill and intangible assets with indefinite lives are not amortized, but rather the carrying amounts of these assets are assessed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Goodwill is tested for impairment annually on October 1, the first day of the fourth quarter of the fiscal year. Goodwill impairment, if any, is determined by comparing the reporting unit’s fair value to its carrying value. An impairment loss is recognized in an amount equal to the excess of the reporting unit’s carrying value over its

Artificial Intelligence Business
Notes to Combined Financial Statements (Continued)
2.   Summary of Significant Accounting Policies (Continued)
fair value, up to the amount of goodwill allocated to the reporting unit. There is no goodwill impairment for the years ended December 31, 2019 or 2018.
For the purpose of testing goodwill for impairment, all goodwill acquired in a business combination is assigned to one or more reporting units. A reporting unit represents an operating segment or a component within an operating segment for which discrete financial information is available and is regularly reviewed by segment management for performance assessment and resource allocation. Components of similar economic characteristics are aggregated into one reporting unit for the purpose of goodwill impairment assessment. Reporting units are identified annually and re-assessed periodically for recent acquisitions or any changes in segment reporting structure. The AI business has a single reporting unit.
Corporate assets and liabilities are allocated to the reporting unit based on the reporting unit’s revenue, total operating expenses or operating income as a percentage of the consolidated amounts. Corporate debt and other financial liabilities that are not directly attributable to the reporting unit’s operations and would not be transferred to hypothetical purchasers of the reporting units are excluded from a reporting unit’s carrying amount.
Goodwill has been allocated to the AI Business based upon its relative fair value as of January 1, 2018 when the AI Business became a reporting unit of the Parent. The fair value of a reporting unit is generally determined using a combination of the income approach and the market approach. For the income approach, fair value is determined based on the present value of estimated future after-tax cash flows, discounted at an appropriate risk-adjusted rate. The Parent uses its internal forecasts to estimate future after-tax cash flows and estimate the long-term growth rates based on its most recent views of the long-term outlook for each reporting unit. Actual results may differ from those assumed in our forecasts. The Parent derives its discount rates using a capital asset pricing model and analyzing published rates for industries relevant to its reporting units to estimate the weighted average cost of capital. The Parent adjusts the discount rates for the risks and uncertainty inherent in the respective businesses and in its internally developed forecasts. For the market approach, the Parent uses a valuation technique in which values are derived based on valuation multiples of comparable publicly traded companies. The Parent assesses each valuation methodology based upon the relevance and availability of the data at the time it performs the valuation and weighs the methodologies appropriately.
Impairment of Long-Lived Assets
The Company reviews the carrying value of property and equipment and definite-lived intangible assets for impairment whenever events and circumstances indicate the carrying value of a specific asset or asset group may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases, where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects and the effects of obsolescence, demand, competition and other economic factors. The Company did not recognize an impairment loss during the years ended December 31, 2018 and 2019.
Revenue Recognition
The Company recognizes revenue in accordance with ASC 606, “Revenue Recognition”. Revenue is recognized at an amount that reflects the consideration to which the Company is expected to be entitled in exchange for transferring data as per customer requirement. The Company has a single professional services obligation.
AI engines and natural language processing projects are normally time and expense priced contracts, and revenue is recognized using a time and expense basis over the period of performance, primarily based on labor costs incurred to date.

Artificial Intelligence Business
Notes to Combined Financial Statements (Continued)
2.   Summary of Significant Accounting Policies (Continued)
Revenue includes reimbursement of travel, out-of-pocket expenses, certain facilities and hardware costs with equivalent amounts of expense recorded in cost of revenue.
Variable consideration within the transaction price, if any, reflects concessions provided to the customer such as discounts, rebates and refunds. When variable consideration is identified, the Company estimates the likelihood of the discount and reduces the transaction price by this amount. When a service level agreement is identified the Company estimates the likelihood and amount the Company will have to pay for not meeting certain acceptance criteria and reduces the transaction price by this amount and adjusts the accrual once the service level agreement is executed. Revenue will only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized under the contract will not occur when the uncertainty associated with the variable consideration is subsequently resolved.
The Company has determined that the customer obtains control of the data as the services are being performed. This is because under those contracts, the customer simultaneously receives and consumes the benefits provided by the Company as the Company performs its professional services. If a contract is terminated by a customer, the Company is entitled to the payment for services performed to date. Therefore, revenue from these contracts and the associated costs are recognized over time i.e. before the date of delivery to the customer. The Company does not have any point in time revenue recognition.
Cost of Revenue
Cost of revenue include employee compensation and benefits, as well as outsourcing, reimbursement of travel, out-of-pocket expenses, and certain facilities and hardware costs.
Sales and Marketing
Sales and marketing includes third-party marketing, advertising, branding, public relations and sales expenses. Sales and marketing also includes associated employee compensation and benefits, for sales and marketing personnel as well as allocated occupancy costs and related overhead based on the Company’s percentage of the Parent’s annual revenue for the years ended December 31, 2018 and 2019.
General and Administrative
General and administrative include employee compensation, including stock-based compensation and benefits for executive, finance, accounting, legal, business operations and other administrative personnel. In addition, general and administrative includes outside legal, tax and accounting services and allocated occupancy costs and related overhead based on the Company’s percentage of the Parent’s annual revenue for the years ended December 31, 2018 and 2019.
Research and Development Expenses
Research and development costs include employee compensation and benefits for research and development personnel, as well as third-party contractor expenses unless capitalized as costs incurred during the application development stage of software developed for internal use. The Company expenses as incurred the costs related to research and development.
Accounting for Stock-Based Compensation
The Parent maintains certain stock compensation plans for the benefit of certain of its officers and employees. These combined financial statements include certain expenses of the Parent that were allocated to the AI Business for stock-based compensation. The stock-based compensation expense is recognized over the requisite service period, based on the grant date fair value of the awards and the number of the awards

Artificial Intelligence Business
Notes to Combined Financial Statements (Continued)
2.   Summary of Significant Accounting Policies (Continued)
expected to be vested based on service and performance conditions, net of forfeitures. The AI Business’ combined balance sheets do not include any Parent outstanding equity related to these stock-based compensation programs.
Income Taxes
The Company has historically been included in the U.S. federal consolidated income tax return, multiple state income tax filings, and in other foreign income tax filings of its Parent. Accordingly, the Company was not a separate taxable entity for U.S. federal, state, and foreign income tax purposes. In addition, the Company did not have a written tax-sharing agreement with its parent. The provision for income taxes and related balance sheet accounts reflected in the accompanying carve-out financial statements are based on the separate return method that is systematic, rational, and consistent with the asset and liability approach under ASC 740 “Accounting for Income Taxes.” The separate return method represents a hypothetical income tax computation assuming the Company historically operated as a stand-alone taxable entity filing separate income tax returns. Accordingly, the reported provision for income taxes and the related balance sheet account balances may not equal the amounts that would have been allocable to the Company under applicable consolidated federal, state, and foreign tax laws.
The asset and liability approach under ASC 740 requires the recognition of deferred tax assets and liabilities for differences between the combined financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to impact taxable income. In estimating future tax consequences, the Company considers all expected future events other than enactment of changes in tax laws or rates. A valuation allowance is recorded, if necessary, based on available positive and negative evidence, to reduce net deferred tax assets to their realizable values if management does not believe it is more likely than not that the net deferred tax assets will be realized.
The Company does not provide for income taxes or tax benefits on differences between financial reporting basis and tax basis of its foreign subsidiaries where such differences are reinvested and expected to continue to be indefinitely reinvested based on the ability and intent of the Company to do so. If earnings of foreign subsidiaries are not considered indefinitely reinvested, deferred U.S. income taxes, foreign income taxes, and foreign withholding taxes may have to be provided. The Company does not record deferred income taxes on the temporary difference between the book and tax basis in domestic subsidiaries where permissible. At this time, determination of the unrecognized deferred tax liabilities for temporary differences related to the Company’s investment in foreign subsidiaries is not practicable.
The Company follows the provisions of the authoritative guidance from the FASB on accounting for uncertainty in income taxes. These provisions provide a comprehensive model for the recognition, measurement and disclosure in financial statements of uncertain income tax positions that management has taken or expect to take on an income tax return. Under these provisions, the Company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit can be recognized. Assessing an uncertain tax position begins with the initial determination of the sustainability of the position and is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed. Additionally, the Company accrues interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. The Company’s policy is to recognize interest and penalties related to uncertain tax positions in the provision for income taxes.

Artificial Intelligence Business
Notes to Combined Financial Statements (Continued)
2.   Summary of Significant Accounting Policies (Continued)
Recent Accounting Pronouncements
Recently Adopted Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) which amended the existing FASB ASC. ASU 2014-09 supersedes the revenue recognition requirements in Revenue Recognition` (“Topic 605”) and establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. The standard also provides guidance on the recognition of costs related to obtaining and fulfilling customer contracts. Additionally, the standard requires disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The new standard also requires the capitalization of costs to acquire a contract. The Company utilized a modified retrospective method of adoption, by applying the practical expedient on the completed contracts and will record any transition adjustments only for contracts not considered complete at the beginning of the earliest period presented. The adoption of ASU 2014-09 did not have a material impact on the Company’s results of operations or financial position.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in ASU 2016-02 supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the combined statement of operations and comprehensive income. An entity may adopt the guidance either (1) retrospectively to each prior reporting period presented in the financial statements with a cumulative-effect adjustment recognized at the beginning of the earliest comparative period presented or (2) retrospectively at the beginning of the period of adoption through a cumulative-effect adjustment. The Company expects to adopt the guidance retrospectively at the beginning of the period of adoption, fiscal year 2021, through a cumulative-effect adjustment, and will not apply the new standard to comparative periods presented. The new standard provides a number of practical expedients. Upon adoption, the Company expects to elect all of the practical expedients available. The Company is currently evaluating the impact of its pending adoption of ASU 2016-02 on its combined financial statements. It is anticipated that the primary impact of the adoption will be the recording of a right-of-use asset and lease liability of similar amount on the Company’s combined balance sheets.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other, that simplifies the accounting for goodwill impairment for all entities by requiring impairment charges to be based on the first step in the current two-step impairment test under ASC 350. Under current guidance, if the fair value of a reporting unit is lower than its carrying amount (Step 1), an entity calculates any impairment charge by comparing the implied fair value of goodwill with its carrying amount (Step 2). The implied fair value of goodwill is calculated by deducting the current fair value of all assets and liabilities of the reporting unit from the reporting unit’s fair value as determined in Step 1. Under ASU 2017-04, if a reporting unit’s carrying amount exceeds its fair value, an entity will record an impairment charge based on that difference. The impairment charge will be limited to the amount of goodwill allocated to that reporting unit. The guidance is effective for fiscal years beginning after December 15, 2020, and early adoption is permitted for annual and interim goodwill impairment testing dates after January 1, 2017. The guidance must be applied prospectively. The Company is currently evaluating the impact of its pending adoption of ASU 2017-04 on the combined financial statements and do not expect a material impact on the Company’s combined financial statements.
In June 2018, the FASB issued ASU 2018-07 “Compensation — Stock Compensation (Topic 718); Improvements to Nonemployee Share-Based Payment Accounting”. ASU 2018-07 simplifies the accounting for share-based payments made to nonemployees so the accounting for such payments is substantially the

Artificial Intelligence Business
Notes to Combined Financial Statements (Continued)
2.   Summary of Significant Accounting Policies (Continued)
same as those made to employees. Under this ASU, share-based awards to nonemployees will be measured at fair value on the grant date of the awards, entities will need to assess the probability of satisfying performance conditions if any are present, and awards will continue to be classified according to ASC 718 upon vesting, which eliminates the need to reassess classification upon vesting, consistent with awards granted to employees. The Company is currently evaluating the impact of its pending adoption of Topic 718 on the combined financial statements and do not expect a material impact on the Company’s combined financial statements. The guidance is effective for fiscal years beginning after December 15, 2018, and early adoption is permitted if financial statements have not yet been issued or have not yet been made available for issuance, but no earlier than an entity’s adoption date of ASC 606. The Company is currently evaluating the impact of its pending adoption of ASU 2018-07 on the combined financial statements and do not expect a material impact on the Company’s combined financial statements.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 simplifies the accounting for income taxes, including the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company does not anticipate that the adoption of ASU 2019-12 will have a material impact on its combined financial statements and related disclosures.
3.   Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):
December 31,	2019	2018
Deposits	$160	$88
Deferred project costs assets	69	196
Other prepaid assets	7	12
Total	$236	$296
4.   Property and Equipment, Net
(in thousands) December 31,	2019	2018
Computer software and equipment	$2,276	$2,213
Furniture and office equipment	23	—
Leasehold improvements	7	—
	2,306	2,213
Less: Accumulated depreciation	(2,218)	(2,213)
Total	$88	$—
The Company did not recognize any depreciation expense for the year ended December 31, 2018. Depreciation expense was $0.1 million for the year ended December 31, 2019.

Artificial Intelligence Business
Notes to Combined Financial Statements (Continued)
5.   Accrued Liabilities and Other Current Liabilities
Accrued liabilities and other current liabilities consisted of the following (in thousands):
December 31,	2019	2018
Accrued outsourcing	$6,646	$4,528
Accrued payroll and related costs	4,780	3,498
Accrued professional fees	513	921
Income taxes payable	15	14
Other accrued expenses	292	82
Total	$12,246	$9,043
6.   Goodwill and Other Intangible Assets
There were no changes to the goodwill carrying value during the years ended December 31, 2018 and 2019.
The table below summarizes the other intangible assets balances as of December 31, 2018 and 2019 (in thousands):
	December 31, 2019			December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$47,881	$(11,305)	$36,576	$47,881	$(7,315)	$40,566
Amortization of the customer relationships asset was $4.0 million for both the years ended December 31, 2018 and 2019. The estimated future amortization expense is as follows (in thousands):
Fiscal years ending December 31,	Future Amortization
2020	$3,990
2021	3,990
2022	3,990
2023	3,990
2024	3,990
Thereafter	16,626
$36,576
7.   Stock-Based Compensation
The Parent maintains a stock-based compensation program at the corporate level in which the Company’s employees participate. All awards granted under the program relate to the common stock of the ultimate parent of Lionbridge. All awards granted under the plan are reflected in the financial statements of the ultimate parent of Lionbridge and not in the combined statements of changes in Parent Company Equity of the Company. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that the Company would have experienced as an independent, publicly traded company for the periods presented.
The stock-based compensation expense recorded by the Company, in the years presented, includes the expense associated with the employees historically attributable to the Company’s operations and the expense associated with the allocation of stock compensation expense for corporate employees.
The following table presents stock-based compensation expense included in the combined statements of operations and comprehensive loss related to the Parent’s stock-based compensation programs which are described in more detail further below (dollars in thousands):

Artificial Intelligence Business
Notes to Combined Financial Statements (Continued)
7.   Stock-Based Compensation (Continued)
Years ended December 31,	2019	2018
General and administrative	$444	$208
Sales and marketing	122	28
Total Stock-Based Compensation Expense	$566	$236
8.   Income Taxes
The Company’s current and deferred income tax consequences that result from operations during the current and preceding years were allocated based on the separate return method, as if the Company were a stand-alone taxpaying entity historically filing separate income tax returns. In addition, the Company does not have a tax-sharing agreement with its parent or any member of the combined financial reporting group.
The provision (benefit) for income taxes in the combined statements of operations and comprehensive income consists of the following (in thousands):
Years ended December 31,	2019	2018
Current Income Tax Provision:
Federal	$4,847	$4,552
State	2,904	2,766
Foreign	484	245
Total Current Income Tax Provision	8,235	7,563
Deferred Income Tax Benefit:
Federal	(513)	(1,362)
State	(530)	(831)
Foreign	(78)	(26)
Total Deferred Income Tax (Benefit)	(1,121)	(2,219)
Total Provision For Income Taxes	$7,114	$5,344
No additional U.S. income taxes or foreign withholding taxes have been provided for any additional outside basis differences inherent in the Company’s foreign entities as these amounts continue to be indefinitely reinvested in foreign operations based on management’s current intentions. Determining the amount of unrecognized deferred tax liability related to any remaining undistributed foreign earnings is not practicable.
The significant components driving the difference between the statutory rate of 21% and the actual tax rate is primarily due to state taxes. In addition, the Company’s provision for income taxes and the effective income tax rate are impacted by the mix of domestic and foreign income (loss) before income taxes.
The combined deferred tax (liabilities) assets of the Company were as follows (in thousands):
December 31,	2019	2018
Deferred Tax Assets:
Foreign net operating loss carryforwards	84	6
Reserves and accruals	80	168
Unrealized foreign exchange (gain) loss	14	41
Other	2	2
Total Deferred Tax Assets	180	217
Valuation allowance	(1)	(2)
Total Deferred Tax Assets, Net of Valuation Allowance	179	215

Artificial Intelligence Business
Notes to Combined Financial Statements (Continued)
8.   Income Taxes (Continued)
December 31,	2019	2018
Deferred Tax Liabilities:
Amortization and depreciation of long-lived assets	(10,978)	(12,157)
Deferred revenue	(10)	31
Total Deferred Tax Liabilities	(10,988)	(12,126)
Net Deferred Tax Liabilities	$(10,809)	$(11,911)

Deferred tax assets (liabilities) as of December 31, 2019 and 2018 relate primarily to temporary differences arising from fair value adjustments recorded in connection with the 2017 Merger with an affiliate of H.I.G. Capital, determined on an allocation method based on the carved-out balance sheet. The fair value adjustments related to the 2017 merger are not deductible for income tax purposes and will result in an increase in the Company’s current tax liability in the periods the assets are recovered for financial statements purposes through amortization. The Company will also recognize a deferred tax benefit for the tax effect of the financial statement amortization, which will subsequently reduce the carrying value of the deferred tax liability. Taxable or deductible temporary differences arising from the differences between assigned book values and the tax bases of the assets acquired and liabilities assumed in a business combination are recorded as part of goodwill in the period the transaction occurred.
The Company has evaluated both positive and negative evidence in assessing the realizability of its deferred tax assets. This assessment included the evaluation of scheduled reversals of deferred tax liabilities, estimates of projected future taxable income and tax-planning strategies. Under the applicable accounting standards, management has determined that for U.S. federal purposes, and foreign tax jurisdictions, it is more likely than not that the Company will have sufficient reversals of deferred tax liabilities and generate sufficient future taxable income to benefit from the deferred tax assets prior to their expiration. Management reevaluates the need for a valuation allowance periodically based on the weight of both positive and negative evidence.
As of December 31, 2019, the Company had net operating loss carryforwards for U.S. state income tax purposes of $0.6 million that will expire at various dates through 2039. Additionally, the Company has non-U.S. net operating loss carryforwards of $0.4 million which begin to expire in 2024.
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows (in thousands):
Years ended December 31,	2019	2018
Unrecognized Tax Benefits at Beginning of Year	$231	$216
Additions based on tax positions related to the current year	65	65
Reductions due to lapse of applicable statute of limitations	(37)	(50)
Unrecognized Tax Benefits at End of Year	$259	$231
The Company applies FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109” (codified within ASC 740, Income Taxes), for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. Unrecognized tax benefits represent tax positions for which reserves have been established. As of December 31, 2019, and 2018, the total amount of unrecognized tax benefits was $0.3 million and $0.2 million, respectively, which, if recognized, would favorably affect the effective income tax rate in future periods.
The Company accrues interest and penalties related to unrecognized tax benefits as a component of its provision for income taxes. The total amount of accrued interest and penalties related to the Company’s unrecognized tax benefits was $0.1 million and less than $0.1 million as of December 31, 2019, and 2018,

Artificial Intelligence Business
Notes to Combined Financial Statements (Continued)
8.   Income Taxes (Continued)
respectively. During both the years ended December 31, 2019 and 2018, the Company recognized tax expense of less than $0.1 million for interest and penalties.
The Company and its subsidiaries conduct business globally and file income tax returns in the U.S. federal, state, and foreign jurisdictions, as required. For U.S federal and state tax purposes, the tax years 2010 through 2019 are open for examination, and for other major foreign tax jurisdictions, the tax years 2008 through 2019 are open for examination. As of December 31, 2019, examinations are currently underway in certain jurisdictions including Germany and India. Carryforward attributes that were generated in earlier periods remain subject to examination to the extent the year in which they were used or will be used remains open for examination.
The Company evaluates each reporting period whether it is reasonably possible material changes to its uncertain tax position liability could occur in the next 12 months. Changes may occur as a result of uncertain tax positions being considered effectively settled, re-measured, paid, acquired or divested, as a result of a change in accounting rules, tax law or judicial decision, or due to expiration of the relevant statute of limitations. It is not possible to predict which uncertain tax positions, if any, may be challenged by tax authorities. Timing and impact of income tax audits and their resolution is uncertain. New facts, laws, pronouncements and judicial decisions can change assessments concerning technical merit and measurement. The amounts of or periods in which changes to reserves for uncertain tax positions will occur is difficult to predict. The Company believes it is reasonably possible the amount of unrecognized tax benefits disclosed as of December 31, 2019 may decrease approximately $0.1 million in the year ending December 31, 2020 due to expiration of statute of limitations.
9.   Employee Benefit Plans
The Company maintains an employee benefit plan qualified under Section 401(k) of the Internal Revenue Code. All U.S. employees may participate in the 401(k) plan subject to certain eligibility requirements. In addition, at the discretion of the Board of Directors, the Company may make discretionary profit-sharing contributions into the 401(k) plan for all eligible employees. During both the years ended December 31, 2018 and 2019, the Company made contributions totaling less than $0.1 million.
10.   Related Party Transactions
For the years ended December 31, 2018 and 2019, the Company had $1.6 million and $2.1 million of amounts due from parent, respectively, with a related party.
11.   Commitments and Contingencies
Litigation
From time to time the Company is subject to litigation and claims in the ordinary course of business. In the opinion of management, after consultation with counsel, there are no matters currently considered to be reasonably possible of resulting in a material adverse effect on the combined financial position or results of operations. Nevertheless, the Company cannot predict the impact of future developments affecting pending or future claims and lawsuits and any resolution of a claim or lawsuit.
At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.
Lease Commitments
The Company leases their facilities under various operating lease agreements.

Artificial Intelligence Business
Notes to Combined Financial Statements (Continued)
11.   Commitments and Contingencies (Continued)
Aggregate minimum rental commitments under non-cancelable operating leases as of December 31, 2019 are as follows (in thousands):
Fiscal years ending December 31,	Minimum Lease Payments
2020	$662
2021	483
2022	312
2023	312
2024	294
Thereafter	502
$2,565
Rent expense under leases of facilities entered into by the Company for the years ended December 31, 2018 and 2019 was approximately $0.4 million and $1.2 million, respectively, and is included in general and administrative expenses in the statements of operations. Rent expense allocated from lease arrangements not directly entered into by the Company was $0.6 million and $0.9 million for the years ended December 31, 2018 and 2019, respectively, and is included in general and administrative expenses in the statement of operations. Payments from lease arrangements not directly entered into by the Company is not included in the table of future minimum lease payments above.
12.    Subsequent Events
The Company has evaluated subsequent events that occurred after the balance sheet date, through November 4, 2020, the date the financial statements were available to be issued.
COVID-19
On January 30, 2020, the World Health Organization declared the COVID-19 coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While it is unknown how long these conditions will last and what the complete financial effect will be to the Company. Management continues to monitor this closely. Management is taking prudent actions to reduce or defer non-essential expenses, primarily travel. In May 2020 due to economic uncertainty posed by the COVID-19 pandemic, the Company implemented a modest salary reduction for any employee making over $100,000. Employees have the ability to earn the foregone salaries back based on the performance of the Company.
CARES Act
On March 27, 2020, the President of the United States signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer-side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. The Company continues to examine the impact that the CARES Act may have on its business. Currently, the Company is unable to determine the impact that the CARES Act will have on its financial condition, results of operation, or liquidity.

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